As confidentially submitted with the Securities and Exchange Commission on September 4, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Kofax Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Bermuda	7372	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Kofax Limited

15211 Laguna Canyon Road

Irvine, CA 92618-3146

(949) 783-1000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Reynolds C. Bish

Kofax Limited

15211 Laguna Canyon Road

Irvine, CA 92618-3146

(949) 783-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David S. Rosenthal, Esq. Dechert LLP 1095 Avenue of the Americas New York, NY 10036 (212) 698-3500	Thomas S. Levato, Esq. Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 (212) 813-8800

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, please check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee
Common shares, $0.001 par value per share	$5,750,000	$656.00

(1)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
(2)	Including common shares that may be purchased by the underwriter to cover over-allotments, if any.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION	DATED SEPTEMBER 4, 2012

             Common Shares

Kofax Limited

We are offering              of our common shares. We expect the initial public offering price will be between $         and $         per common share. We intend to apply for listing of our common shares on The NASDAQ Global Select Market under the symbol “KFX.” Prior to this offering the ordinary shares of Kofax plc have traded, and subsequent to this offering the common shares of Kofax Limited will trade, on the London Stock Exchange under the symbol “KFX.L.”

Before buying any common shares, you should carefully consider the risk factors described in “Risk Factors” beginning on page 12. These “Risk Factors” include discussion of our status as an “emerging growth company” under the federal securities laws, and the reduced public company reporting requirements that we are required to comply with based on that status.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discounts and Commissions (1)	$	$
Proceeds, Before Expenses, to the Company	$	$

(1)	See “Underwriting” beginning on page 119 for disclosure regarding compensation payable to the underwriter.

The underwriter may also purchase up to an additional              common shares from us at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus to cover over-allotments, if any.

The underwriter expects to deliver common shares against payment in New York, New York on or about                     , 2012.

Sole Book-Running Manager

Craig-Hallum Capital Group

The date of this prospectus is                     , 2012

Consent under the Exchange Control Act 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of the common shares to and between non-residents of Bermuda for exchange control purposes provided our shares remain listed on an appointed stock exchange, which includes The NASDAQ Global Select Market. This prospectus will be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law. In granting such consent and in accepting this prospectus for filing, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

You should rely only on the information contained in this prospectus. Neither we nor the underwriter have authorized any other person to provide you with information that is different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriter are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.

We have not taken any action to permit a public offering of the securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the securities and the distribution of the prospectus outside the United States.

INDUSTRY AND MARKET DATA

This prospectus includes information with respect to market share and industry conditions from third-party sources, public filings and our good faith estimates, which are derived from management’s review of internal data and information, as well as the following third-party sources: Harvey Spencer Associates, an industry analyst firm focused on capture software and services; Association for Image and Information Management (AIIM), a global trade association; AberdeenGroup, an independent information technology research firm; and Forrester Research, Inc., or Forrester, a global research and advisory firm. While we believe that such information and estimates are reasonable and reliable, we have not independently verified the data from these third-party sources, including Harvey Spencer Associates, dated July 2012, CNN, March 2010, AIIM, April 2012, AIIM, November 2010, AberdeenGroup, June 2010, Gartner—The 2010 Gartner Scenario: The Current State and Future Directions of the IT Industry, May 2011, Gartner—“Magic Quadrant” for BPM, April 2011, Forrester Research, Inc.—“Wave” for Dynamic Case Management, January 2011 and Forrester Research, Inc.—The Forrester WaveTM: Multichannel Capture, Q3 2012, August 2012.

Similarly, our internal research is based upon our understanding of industry conditions, and such information has not been verified by independent sources. Specifically, when we refer to the relative size, regions served, number of users, experience and financial performance of our business as compared to other companies in our sector, our assertions are based upon comparisons provided by third-party sources and on management estimates, as outlined above. Our estimates involve risks and uncertainties, and are subject to change based on various factors, including those discussed in this prospectus under the heading “Risk Factors.”

ii

PROSPECTUS SUMMARY

This summary highlights information contained in this prospectus. It does not contain all of the information that you should consider in making your investment decision. Before investing in our common shares, you should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Kofax plc and Kofax Limited financial statements and related notes for a more complete understanding of our business and this offering. Except as otherwise required by the context, references to “Kofax,” “the Company,” “we,” “us” and “our” are to (1) Kofax plc, a public limited company organized under the laws of the United Kingdom, and its subsidiaries, or Kofax (U.K.), for all periods prior to the completion of the scheme of arrangement described below, and (2) Kofax Limited, a Bermuda company, and its subsidiaries, or Kofax (Bermuda), for all periods after the completion of the scheme of arrangement.

All references to “U.S. dollars” or “$” are to the legal currency of the United States; all references to “£,” “pound,” “British pound,” “pound sterling,” “p” or “pence” are to the legal currency of the United Kingdom (and “p” or “pence” shall mean one-hundredth of £1); all references to “€” or “euro” are to the currency introduced at the start of the third stage of European economic and monetary union pursuant to the treaty establishing the European Community, as amended; and all references to “Swiss franc” are to the legal currency of Switzerland.

WHO WE ARE

We are a leading provider of capture and business process management (BPM) software and related maintenance and professional services. Our software allows businesses, government agencies, and other organizations to design, deploy, and operate comprehensive systems of engagement to optimize interactions with their customers, citizens, vendors, employees and other parties (collectively, constituents). These solutions automate the labor-intensive processes needed to capture and extract information, as well as understand, act upon and deliver the extracted information to enterprise software applications and content repositories. Our software streamlines critical information processing, which allows our users to be more responsive to their constituents, provide better service, gain competitive advantage and grow their organizations while reducing our users’ costs and improving their regulatory compliance. As a result of these benefits, many of our users realize a return on investment (ROI) within only 12 to 18 months.

We operate on a global basis, and as of June 30, 2012, we had 1,199 employees located in 31 countries. We utilize a hybrid go-to-market model that delivers our software and services through both our direct sales and service employees and an indirect channel of more than 800 authorized resellers, original equipment manufacturers (OEMs) and distributors located in more than 75 countries as of June 30, 2012. We have approximately 20,000 active installations of our software with users in banking, insurance, government, healthcare, supply chain (manufacturing, distribution, retail and logistics), business process outsourcing (BPO) and other vertical markets, including 66 of the Fortune Global 100 companies.

Our total revenue grew from $170.0 million for the fiscal year ended June 30, 2009, to $262.5 million for the fiscal year ended June 30, 2012, representing a compound annual growth rate (CAGR) of 15.6%. During this same period, our adjusted income from operations grew from $18.0 million to $48.5 million, representing a CAGR of 39.2%, and our adjusted income from operations as a percentage of total revenue grew from 10.6% to 18.5%. For a reconciliation of IFRS income from operations to adjusted income from operations, see “Summary Historical Consolidated Financial Data—Non-IFRS Measures.”

THE CHALLENGE

An enormous amount and variety of communications flow into businesses, government agencies and other organizations on a daily basis via paper, faxes, emails, internet portals, mobile devices, Electronic Data Interchange (EDI) and eXtensible Markup Language (XML) data streams, short message services (SMS), multimedia messaging services (MMS) and other sources. These communications arrive as both structured and unstructured data in the form of letters, resumes, new account enrollments, loan applications, insurance claims, purchase orders, invoices, regulatory filings and many other information-intensive documents.

The information in these communications must be captured, extracted, validated and then delivered into an organization’s enterprise software applications for additional processing and use. In addition, the captured information must be stored in content repositories for archive and retrieval purposes. Delays and errors caused by invalid information and inconsistent processing can adversely impact an organization’s competitive positioning, finances, financial reporting and relations with its constituents and regulatory agencies.

Traditional methods for accomplishing the tasks referenced above typically begin with the aggregation of paper-based documents in a central location or mailroom. The documents are then distributed to relatively highly paid workers who manually enter information into enterprise software applications, before storing the documents in cabinet based filing systems. The continued use of these paper-based processes is substantiated by data from numerous independent sources. For example, in March 2010, CNN reported that organizations archive 62% of their important documents in paper form. More recently in July 2012, Harvey Spencer Associates estimated that organizations globally spend approximately $25-30 billion a year manually keying information from paper documents.

As a result of these challenges, we believe there is a significant opportunity to automate these processes and thereby address these challenges and limitations.

OUR SOLUTION

Our Capture Enabled BPM™ software automates the labor-intensive processes needed to capture and extract information, and then understand, act upon and deliver that information to other enterprise software applications and content repositories.

Our Capture Enabled BPM software allows users to scan paper-based communications using desktop scanners, high volume, production level scanners and multi function peripherals (MFPs). Further, communications received in an electronic format can be imported and pictures of documents can be captured using cameras in mobile devices to produce digital images. Regardless of how the information is captured, any related images are then automatically enhanced for better viewing and information extraction purposes.

Regardless of origin, the captured information is separated into logical parts such as pages, documents and attachments. A variety of optical character recognition (OCR), intelligent character recognition (ICR), barcode recognition, mark sense, parsing algorithms, and other extraction technologies are then automatically applied. Our users only have to manually correct or enter any erroneous or suspicious information or any additional content that cannot be effectively captured using automated information extraction technologies. “Check box” and complex custom business rules can also be automatically applied to all extracted information to ensure its accuracy and validity.

In its July 2012 report, Harvey Spencer Associates reported that we had a market leading 18% share of the enterprise segments of the capture market (which excludes the desktop segment), with the enterprise segment accounting for 78% of the total worldwide market for capture software and services during calendar year 2011. In addition, in August 2012 Forrester published its “Wave” for Multichannel Capture, or the ability to capture information from a wide variety of different sources, and ranked Kofax as the “Leader” in providing those capabilities.

We are not aware of a similar report for the BPM software market, but Kofax TotalAgility, our principal BPM and dynamic case management software, was shown to be “Visionary” in Gartner’s April 2011 “Magic Quadrant” for BPM and a “Leader” in Forrester’s January 2011 “Wave” for Dynamic Case Management. As a result of this independent recognition and our business strengths, we believe we can secure a meaningful share of the BPM software market.

OUR OPPORTUNITY

In June 2010, Gartner reported that chief information officers ranked improving business processes and reducing costs as two of their top three priorities. In November 2010, the Association for Image and Information Management (AIIM), reported that image and content capture yield two of the three fastest ROIs of any enterprise application software expenditures. Further, 42% of capture users surveyed by AIIM in 2012 report ROIs of 12 months or less and 57% report ROIs of 18 months or less.

In April 2012, AIIM published a separate report that estimated the following survey responses:

•	One out of three small and medium sized businesses and 22% of the largest businesses have yet to adopt any paper free processes;

•	10% or less of the processes that could be paper free have in fact been addressed;

•

70% of survey respondents believed the use of scanning and automated capture improves the speed of responses to constituents by three times or more, and nearly 30% believe the factor is ten times or more;

•	52% believe administrative staff would be 33% or more productive if processes were automated using capture-based technology; and

•	Two out of three consider mobile technologies to be important or extremely important to improving business processes.

We believe that the size of the market for our Capture Enabled BPM software can be best estimated by combining the market for capture software and services and the market for BPM software. A July 2012 Harvey Spencer Associates report estimated that the market for capture software and services will grow from approximately $2.5 billion in 2011 to approximately $4.0 billion in 2016, a CAGR of almost 10%. In April 2011, Gartner stated that it expects the market for BPM software to grow from $2.1 billion in 2010 to $3.7 billion in 2015, a CAGR of approximately 12%. As a result, we believe that the market for our Capture Enabled BPM software and related services will exceed $5 billion in calendar 2012.

OUR BUSINESS STRENGTHS

We believe the following business strengths position us to capitalize on the opportunity for our Capture Enabled BPM software and compete effectively in the market:

•

Comprehensive Solutions—Our Capture Enabled BPM software provides a solution that allows our users to design, deploy and operate comprehensive systems of engagement that can optimize interactions with their constituents. It is a highly flexible and scalable platform that includes capture, BPM, dynamic case management and mobile capabilities. It can effectively process both paper and electronic sources of information, and allows users to digitize paper-based information using desktop scanners, high volume, production level scanners and MFPs. Pictures of paper-based information can also be captured using cameras in mobile devices to produce digital images.

In addition to our software, we offer a wide range of related professional and maintenance services to better address the deployment and support needs of our users and channel partners, which helps us achieve a greater level of customer satisfaction.

•

Large and Diversified User Base—We had approximately 20,000 active installations across more than 100 countries as of June 30, 2012. We serve users in the banking, insurance, government, healthcare, supply chain, BPO and other vertical markets. Most users initially license our Capture Enabled BPM software to automate one or several processes in a single geographic region, business unit, line of business, function, or department. Over time, many customers license additional software to automate other processes and some eventually enter into enterprise-wide license arrangements. As a result, we believe we are well positioned to take advantage of additional opportunities within the same organizations. In addition, we believe our large number of users effectively gives us preferential access to a greater share of the market. We have minimal user concentration, with no user having accounted for more than 5% of our total revenue for the fiscal year ended June 30, 2012.

•

Global Reach and Hybrid Go-to-Market Model—We operate on a global basis, with 1,199 employees located in 31 countries as of June 30, 2012. We utilize a hybrid go-to-market model that delivers our software and services through our own direct sales and service employees, as well as through an indirect channel of more than 800 authorized resellers, OEMs and distributors located in more than 75 countries as of June 30, 2012. Our direct sales and service employees focus their attention on large corporations and government entities, while our indirect channel allows us to better reach small and medium sized organizations and departments of larger organizations. This hybrid go-to-market strategy allows us to penetrate a much broader portion of the market.

•

Recurring Revenue Streams—We have significant recurring revenue streams attributable to our maintenance services and to our software license and royalty revenue generated from sales by our channel partners. We have historically had a significant portion of our users renew their maintenance service agreements with us, typically on an annual basis. Our maintenance services revenue was $113.8 million and $101.2 million, representing 43.3% and 41.5% of our total revenue, for the fiscal years ended June 30, 2012 and 2011, respectively.

•

Experienced Management Team—Our executive management team and other senior management employees have an established track record of operational success in the software industry. Our executive management team has an average of 25 years of software industry experience. We believe that our management team has been, and will continue to be, instrumental in growing our business, both organically and through acquisitions.

OUR GROWTH STRATEGY

Our objective is to extend our position as a leading provider of capture and BPM software and related services. We intend to pursue this objective by executing these key strategies:

•

Broaden Our Software Offerings and Markets—We believe mobile devices will rapidly transform the way in which interactions occur between users and their constituents. Our recently-introduced Capture Enabled BPM mobile software offers patented functionality that pushes capture and BPM capabilities to the “Point of Origination™” where constituent interactions occur. We intend to continue to extend and improve the functionality of these capabilities to take advantage of this opportunity for mobile capabilities.

We recently began offering portions of our Capture Enabled BPM software through a Software-as-a-Service (SaaS) subscription offering. We intend to accelerate this initiative and eventually offer substantially all of our software as a SaaS offering. We believe this product will allow users to avoid significant capital expenditures and other on-premise deployment costs, while providing immediate access to all of the benefits of our software while concurrently expanding our delivery methods to help us broaden our market reach.

We also intend to continue to enhance and further develop our proven technologies and introduce new software for sale to our existing users, new users in existing vertical markets and new users in new vertical markets. We believe these new product initiatives offer significant opportunities to grow both our addressable market and revenue.

•

Further Penetrate Our Installed User Base—Most users initially license our Capture Enabled BPM software to automate one or several processes in a single geographic region, business unit, line of business, function or department rather than doing so on an enterprise-wide basis. Over time many customers license additional software to automate other processes and some eventually enter into enterprise-wide license arrangements. As a result, we believe that there are significant opportunities to expand our revenue by selling additional software and services into our large and growing installed user base. As evidence of this, in the fiscal year ended June 30, 2012, our existing user base generated more than half of our software license revenue.

•

Expand and Optimize Our Hybrid Go-To-Market Model—In the fiscal year ended June 30, 2012, we derived approximately 41% of our total revenue from direct sales and approximately 59% from sales made through our indirect channel. We intend to grow our revenue by improving the execution and productivity of both of these “routes to market” and by adding new direct sales and service employees and channel partners.

•

Pursue Strategic Acquisitions—We believe that strategic acquisitions will allow us to better serve the needs of our users, expand our software offerings, augment our routes to market, expand our market opportunities, and broaden our user base. Our executive management team has substantial experience in successfully effecting acquisitions of software businesses and integrating these entities into our business operations. Recent examples of executing on this strategy include our acquisitions of OptiInvoice Digital Technology AB in October 2008 (electronic invoice capabilities), 170 Systems, Inc. in September 2009 (accounts payable automation solutions), Atalasoft, Inc. in May 2011 (web capture capabilities) and Singularity Limited in December 2011 (BPM and dynamic case management capabilities). In the future we intend to evaluate and pursue similar opportunities.

CORPORATE STRUCTURE

We are currently organized as a public limited company under the laws of England and Wales. Prior to the closing of this offering, Kofax (U.K.) will become a wholly-owned subsidiary of Kofax (Bermuda). Under English law, it is not possible to change the place of incorporation of Kofax (U.K.) from one jurisdiction to another, requiring us to establish Kofax (Bermuda) as the new parent company of Kofax (U.K.). Kofax (Bermuda) was incorporated solely for this purpose and, prior to the Migration, has or will have nominal assets and has had no historic operations.

The establishment of Kofax (Bermuda) as the new parent company of Kofax (U.K.) will be achieved through a scheme of arrangement under Part 26 of the U.K. Companies Act of 2006. Pursuant to the scheme of arrangement, the shareholders of Kofax (U.K.) will need to agree to have their ordinary shares in Kofax (U.K.) cancelled in consideration for (i) the issuance to those shareholders of common shares in Kofax (Bermuda) and (ii) the issuance by Kofax (U.K.) of new shares to Kofax (Bermuda). The scheme of arrangement provides for one common share of Kofax (Bermuda) to be issued in exchange for each ordinary share of Kofax (U.K.).

The scheme of arrangement will have no effect on the manner in which our business is conducted. We refer to the transactions contemplated by the scheme of arrangement throughout this prospectus as the “Migration.”

Although the Company is incorporated in and organized under the laws of Bermuda, the directors intend that the affairs of the Company should be managed and conducted so that it will be resident in the United Kingdom for tax purposes. No guarantee can be given that the Company will be respected as a United Kingdom resident for tax purposes.

RISK FACTORS

Before investing in our common shares you should carefully consider all of the information in this prospectus, including matters set forth under the heading “Risk Factors.” Risks relating to our business include, among other things:

•	our ability to successfully meet anticipated revenue levels from sales of our software licenses and services;

•	our ability to successfully develop, market or sell new products or adopt new technology platforms;

•	our ability to continue to grow through acquisitions or investments in other companies or technologies;

•	our ability to realize the anticipated benefits of our consummated acquisitions or investments in other companies or technologies;

•	risks related to the continued uncertainty in the global financial markets and unfavorable global economic conditions; and

•	certain other risks set forth under the heading “Risk Factors” as well as factors that we may not have identified at this time.

CORPORATE INFORMATION

Our principal executive offices are located at 15211 Laguna Canyon Road, Irvine, California 92618, our telephone number is (949) 783-1000 and our Internet website address is www.kofax.com. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus.

THE OFFERING

Common shares offered by us	shares

Common shares to be outstanding immediately after this offering	shares

Over-allotment Option	We have granted to the underwriter an option, which is exercisable within 30 days from the date of this prospectus, to purchase up to additional common shares to cover over-allotments, if any.

Use of Proceeds	We estimate the net proceeds to us from this offering will be approximately $ million, after deducting the underwriting discounts and commissions and the estimated offering expenses payable by us, assuming an initial offering price of $ per common share. We intend to use the net proceeds from this offering for general corporate purposes. Pending our use of the net proceeds as described above, we intend to invest the net proceeds in short-term bank deposits or interest-bearing, investment-grade securities. See “Use of Proceeds.”

Dividend Policy	We do not currently pay dividends. See “Dividend Policy.”

Risk Factors	Investing in our common shares involves a high degree of risk. You should read and consider the information set forth under the heading “Risk Factors” beginning on page 12 and all other information included in this prospectus before deciding to invest in our common shares.

Trading Market	We intend to apply to list our common shares on The NASDAQ Global Select Market under the symbol “KFX.” Prior to this offering, the ordinary shares of Kofax (U.K.) have traded, and subsequent to this offering the common shares of Kofax (Bermuda) will trade, on the London Stock Exchange under the symbol “KFX.L.”

Share Registrar and Transfer Agent	A register of holders of our common shares will be maintained by Codan Services Limited in Bermuda, and a branch register will be maintained in the United States by , who will serve as branch registrar and transfer agent. Capita Registrars Limited will maintain a register of holders of our common shares in the United Kingdom.

The number of our common shares that will be issued and outstanding immediately after this offering is based on 88,930,104 common shares outstanding as of June 30, 2012, and excludes:

•

6,433,601 common shares issuable upon the exercise of outstanding options granted under the Kofax plc 2000 Share Option Plan at a weighted average exercise price of 205 pence ($3.20, based on the exchange rate on June 30, 2012) per share; and

•	2,538,044 common shares issuable pursuant to outstanding awards granted under the Kofax plc 2007 Long Term Incentive Plan.

Except as otherwise indicated, all information in this prospectus assumes no exercise of the underwriter’s over-allotment option.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. We have not made a decision whether to take advantage of any or all of these exemptions. If we do take advantage of any of these exemptions, we do not know if some investors will find our common shares less attractive as a result. The result may be a less active trading market for our common shares and our share price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We currently prepare our financial statements in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB), which do not have separate provisions for publicly traded and private companies. However, in the event we convert to U.S. GAAP while we are still an “emerging growth company”, we may be able to take advantage of the benefits of this extended transition period.

We will remain an “emerging growth company” until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1.0 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, (c) the date on which we have issued more than $1.0 billion in nonconvertible debt during the preceding three-year period or (d) the last day of our fiscal year containing the fifth anniversary of the date on which our shares become publicly traded in the United States.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The tables below present the summary historical consolidated financial data of Kofax (U.K.) and its consolidated subsidiaries, which upon effectiveness of the Migration and prior to the consummation of this offering, directly or indirectly, will be wholly-owned subsidiaries of Kofax (Bermuda). The summary historical consolidated financial data of Kofax (U.K.) and its consolidated subsidiaries as of June 30, 2012 and 2011, and for the years ended June 30, 2012 and 2011 has been derived from Kofax (U.K.)’s consolidated income statements, statements of financial position and statements of cash flows for those periods, which are included elsewhere in this prospectus. The consolidated financial statements have been prepared and presented in accordance with IFRS as issued by the IASB.

On May 31, 2011, Kofax (U.K.) completed the disposition of its hardware business to an investor group composed of an unrelated third party and members of that business’ management team. The operating results of this business have been reclassified and reported as discontinued operations in the consolidated income statements for all periods presented and are not included in the data provided below.

The following summary historical consolidated financial data should be read in conjunction with our audited historical consolidated financial statements and the related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each of which is included elsewhere in this prospectus. The historical results for any prior period are not necessarily indicative of results to be expected for any future period.

	Fiscal Year Ended
	June 30, 2011	June 30, 2012
	(in thousands, except per share data)
Software licenses	$117,233	$117,255
Maintenance services	101,191	113,784
Professional services	25,518	31,442

Total revenue	243,942	262,481

Cost of software licenses	10,869	11,301
Cost of maintenance services	15,891	16,420
Cost of professional services	23,279	26,784
Research and development	31,950	33,804
Sales and marketing	91,666	96,292
General and administrative	33,320	39,096
Amortization of acquired intangible assets	3,213	5,190
Acquisition-related costs	863	5,870
Restructuring costs	3,182	4,917
Other operating expenses, net	1,959	669

Operating costs and expenses	216,192	240,343

Income from operations	27,750	22,138

Finance income (expense), net	(1,737)	5,294

Income from continuing operations, before income taxes	26,013	27,432
Income tax expense	(8,741)	(9,995)

Income from continuing operations, after income taxes	$17,272	$17,437

Earnings per Share From Continuing Operations:
Basic	$0.21	$0.21
Diluted	$0.20	$0.20

	As of
	June 30, 2011	June 30, 2012
	(in thousands)
Cash and cash equivalents	$98,274	$81,122
Working capital (1)	52,414	43,008
Total assets	359,322	357,777
Total shareholders’ equity	213,680	217,940

	Fiscal Year Ended
	June 30, 2011	June 30, 2012
	(in thousands)
Cash flows from operations	$35,580	$18,776

(1)	Working capital is defined as current assets less current liabilities.

Non-IFRS Measures

Management uses several financial measures, both IFRS and non-IFRS, in analyzing and assessing the overall performance of the business and for making operational decisions. Our annual financial plan and our multiple-year strategic plan are prepared on both an IFRS and non-IFRS basis, both of which are approved by our Board of Directors. Historically, we have provided non-IFRS measures to our shareholders. The Board of Directors and management utilize both our IFRS and non-IFRS measures in a number of ways, including: to facilitate our determination of our allocation of resources, to measure our actual performance against budgeted and forecasted financial plans and to establish and measure management’s compensation. We believe that these non-IFRS measures are also useful to investors and other users of our financial statements in evaluating our performance because these non-IFRS financial measures may be used as additional tools to compare business performance across peer companies and across periods.

While we use non-IFRS measures as a tool to enhance our understanding of certain aspects of our financial performance, we do not believe that these non-IFRS measures are a substitute for, or are superior to, the information provided by IFRS results. As such, the presentation of non-IFRS measures is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with IFRS. The primary limitations associated with the use of non-IFRS measures as compared to IFRS results are that non-IFRS measures may not be comparable to similarly titled measures used by other companies in our industry and that non-IFRS measures may exclude financial information that some investors may consider important in evaluating our performance. We compensate for these limitations by providing disclosure of the differences between non-IFRS measures and IFRS results, including providing a reconciliation of each non-IFRS measure to IFRS results, in order to enable investors to perform their own analysis of our operating results.

Management’s assessment of certain non-IFRS measures are included elsewhere in this prospectus, in the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial and Operational Metrics.”

Adjusted Income from Operations

We define adjusted income from operations as income from operations, as reported under IFRS, excluding the effect of share-based payment expense, depreciation expense, amortization of acquired intangible assets, acquisition-related costs, restructuring costs and other operating expense, net. Share-based payment expense, depreciation expense and amortization of acquired intangible assets in our adjusted income from operations reconciliation represent non-cash charges which are not considered by management in evaluating our operating performance. Acquisition-related costs consist of: (i) costs directly attributable to our acquisition strategy and the evaluation, consummation and integration of our acquisitions (composed substantially of professional services fees including legal, accounting and other consultants and to a lesser degree to our personnel whose responsibilities are devoted to acquisition activities), and (ii) transition compensation costs (composed substantially of contingent payments for shares that are treated as compensation expense and retention payments that are anticipated to become payable to employees, as well as severance payments to employees whose positions were made redundant). These acquisition-related costs are not considered to be related to the organic continuing operations of the acquired businesses and are generally not relevant to assessing or estimating the long-term performance of the acquired assets. Restructuring costs are not considered in assessing our performance as we have not historically incurred such costs for our continuing operations. Other operating expenses, net represent items that are not necessarily related to our recurring operations and which therefore are not, under IFRS, included in other expense lines. Accordingly, we exclude those amounts when assessing adjusted income from operations. At times when we are communicating with our shareholders, analysts and other parties we refer to adjusted income from operations as adjusted EBITDA.

We assess adjusted income from operations as a percentage of total revenue and by doing so, we are able to evaluate our relative performance of our revenue growth compared to the expense growth for those items included in adjusted income from operations. This measure allows management and our Board of Directors to compare our performance against that of other companies in our industry that may be of different sizes. The table below provides a reconciliation of IFRS income from operations to adjusted income from operations and presents adjusted income from operations as a percentage of total revenue:

	Fiscal Year Ended
	June 30, 2011	June 30, 2012
	(in thousands, except percentages)
Income from operations	$27,750	$22,138
Share-based payment expense	3,733	3,905
Depreciation expense	5,705	5,913
Amortization of acquired intangible assets	3,213	5,190
Acquisition-related costs, excluding share-based payment expense	728	5,758
Restructuring costs	3,182	4,917
Other operating expense, net	1,959	669

Adjusted income from operations	$46,270	$48,490

Adjusted income from operations as a percentage of total revenue	19.0%	18.5%

Adjusted Cash Flows from Operations

We define adjusted cash flows from operations as cash flows from operations, as reported under IFRS, adjusted for income taxes paid or received and payments under restructurings. Income tax payments (refunded) / paid is included in this reconciliation as the timing of cash payments and receipts can vary significantly from year-to-year based on a number of factors, including the influence of acquisitions on our consolidated tax attributes. Payments for restructurings relate to a specific activity that is not part of ongoing operations. The table below provides a reconciliation of IFRS cash flows from operations to adjusted cash flows from operations:

	Fiscal Year Ended
	June 30, 2011	June 30, 2012
	(in thousands)
Cash flows from operations	$35,580	$18,776
Income tax payments (refunded) / paid	(2,616)	12,172
Payments under restructurings	1,792	3,331

Adjusted cash flows from operations	$34,756	$34,279

RISK FACTORS

Investing in our common shares involves a high degree of risk. You should carefully consider the risks described below, which we believe are the material risks of our business, our industry and this offering, before making an investment decision. If any of the following risks actually occurs, our business, financial condition and operating results could be harmed. In that case, the trading price of our common shares could decline and you might lose all or part of your investment in our common shares. In assessing these risks, you should also refer to the other information contained in this prospectus, including our consolidated financial statements and the related notes thereto.

Risks Related to Our Business

Sales of our software licenses and the related revenue from those sales, particularly those sales made through our direct sales force, require significant time and effort and are therefore difficult to predict accurately. In addition, since the majority of our expenses are based on anticipated revenue levels, if those revenue levels are not met, we may not be able to reduce our expenses in a timely manner to offset a shortfall in revenue. This unpredictability in the timing or amount of our receipt of revenue may cause our quarterly results of operations to vary considerably and the market price of our common shares to be materially adversely affected.

Many of our contracts, particularly those sold through our direct sales force, are finalized in the latter portions of any given quarter. Additionally, our revenue may vary from quarter to quarter, depending on the timing and size of our license revenue, which may contain individually large contracts in any given period. Our first and third fiscal quarters have historically been seasonally weaker than our second and fourth quarters.

Our direct sales force’s efforts to attract new customers require substantial time and effort, and we cannot assure you that we will be successful in establishing new relationships or maintaining or advancing our current relationships. Further, many of our customers typically require one or more internal levels of approval before they can purchase our products and services. As a result, during our sales efforts, we must identify multiple people involved in the purchasing decision and devote a sufficient amount of time to presenting our products and services to those individuals. The breadth of our offerings often requires us to spend substantial time and effort assisting potential customers in evaluating our products and services, including providing demonstrations and benchmarking against other available offerings. This process can be costly and time consuming, and we often do not know if any given sales efforts will be successful until the latter stages of those efforts. Additionally, if we are unable to forecast market demand and conditions, we may not be able to expand our sales efforts at appropriate times and our revenue and related results of operations could be materially adversely affected.

We plan our expenditures based on anticipated future revenue. If the timing or amount of revenue fails to meet our expectations in any given quarter, our financial performance could be materially adversely affected because only small portions of expenses vary with revenue. Quarterly or annual operating results that are not in line with the expectations of public market analysts and other investors could materially adversely affect the market price of our common shares. As a result, period-to-period comparisons of operating results are not necessarily meaningful and should not be relied upon to predict future performance.

Our failure to successfully develop, market or sell new products or adopt new technology platforms could materially adversely affect our results of operations and financial condition.

Our software competes in a market characterized by rapid technological advances, evolving standards in software technology and frequent new product introductions and enhancements that may render existing products and services obsolete. We cannot assure you that we will be able to compete effectively or respond to rapid technological changes in our industry. In addition, the introduction of new products or updated versions of existing products has inherent risks, including, but not limited to, risks concerning:

•	product quality, including the possibility of software defects, which could result in claims against us or the inability to sell our software products;

•	the fit of the new products and features with a customer’s needs;

•	the need to educate our sales, marketing and services personnel to work with the new products and features, which may strain our resources and lengthen sales cycles;

•	market acceptance of initial product releases;

•	marketing effectiveness; and

•	the accuracy of research or assumptions about the nature and extent of customer demand.

We may need to adopt newer technology platforms for our enterprise software products as older technologies become obsolete. We cannot assure you that we will be successful in making the transition to new technology platforms for our products in the future. We may be unable to adapt to the new technology, may encounter errors resulting from a significant rewrite of the software code for our products or may be unable to complete the transition in a timely manner. In addition, as we transition to newer technology platforms for our products, our customers may encounter difficulties in the upgrade process, delay decisions about upgrading our products or review their alternatives with a competing supplier.

Because we commit substantial resources to developing new software products and services, if the markets for these new products or services do not develop as anticipated, or demand for our products and services in these markets does not materialize or materializes later than we expect, we will have expended substantial resources and capital without realizing sufficient offsetting or resulting revenue, and our business and operating results could be materially and adversely affected. Developing, enhancing and localizing software is expensive, and the investment in product development may involve a long payback cycle. Our future plans include significant additional investments in research and development of our software and other intellectual property. We believe that we must continue to dedicate a significant amount of resources to our research and development efforts to maintain our competitive position. However, we may not receive significant revenue from these investments for several years, if at all. In addition, as we or our competitors introduce new or enhanced products, the demand for our products, particularly older versions of our products may decline. If we are unable to provide continued improvements in the functionality of our older products or move users that are using our older products to our newer products, our revenue may decline.

We may not be able to continue to grow through acquisitions or investments in other companies or technologies which could lead to our revenue not growing at an acceptable rate and may in turn harm our business.

Our business has expanded, in part, as a result of acquisitions of, or investments in, other companies. We intend to consider additional acquisitions of companies, products and technologies, as well as investments in other businesses. We cannot assure you that we will be able to identify other suitable acquisitions or investment candidates. Even if we do identify suitable candidates, we cannot assure you that we will be able to make other acquisitions or investments on commercially acceptable terms, if at all. Even if we agree to purchase a company, technology or other assets, we cannot assure you that we will be successful in consummating the purchase. If we are unable to continue to expand through acquisitions, our revenue may fail to grow or may decline, and our business may be harmed.

Our ability to realize the anticipated benefits of our consummated acquisitions will depend on successfully integrating the acquired businesses, which if not done successfully could adversely affect our operating results and financial condition. If we are unable to successfully integrate acquired businesses, or if an acquired business’ results of operations do not meet our expectations, we may record charges to earnings.

Acquisitions involve numerous risks, any of which could harm our business, including:

•	difficulties in integrating the operations, technologies, services and personnel of acquired businesses;

•	cultural challenges associated with integrating employees from an acquired company into our organization;

•	ineffectiveness or incompatibility of acquired technologies or services;

•	additional financing required to make contingent payments;

•	potential loss of key employees of acquired businesses;

•	inability to maintain the key business relationships and the reputations of acquired businesses;

•	diversion of management’s attention from other business concerns;

•	inability to maintain our standards, controls, procedures and policies;

•	litigation for activities of the acquired company, including claims from terminated employees, customers, former shareholders or other third parties;

•

in the case of acquisitions made across multiple geographic areas, the need to integrate operations across different cultures and languages and to address the particular economic, currency, political and regulatory risks associated with specific countries;

•	failure to successfully further develop the acquired technology; and

•	increased fixed costs.

As a result of these and other risks, if we are unable to successfully integrate acquired businesses, we may not realize the anticipated benefits from our acquisitions. Any failure to achieve these benefits or failure to successfully integrate acquired businesses and technologies could seriously harm our business.

We will incur costs in connection with executing our acquisition strategy. Fees related to our acquisition strategy include amounts incurred during the evaluation of possible acquisition targets that may, or may not, ultimately be acquired by us. These costs, in addition to the time of our management and employees, include amounts payable to attorneys and other professional services firms. All fees relating to our acquisition strategy are expensed as incurred. In addition to costs to consummate an acquisition, we may record a significant amount of other charges to our operating results that are directly related to our acquisitions, including those acquisitions that are deemed to be operationally or strategically successful, including: the amortization of intangible assets acquired; charges to our operating results due to the accounting for contingent payments made in connection with acquisitions; costs incurred to combine the operations of companies we acquire, such as employee retention, redeployment or relocation expenses; charges to our operating results to eliminate certain duplicative pre-acquisition activities, to restructure our combined operations or to reduce our cost structure; charges to our operating results due to changes in deferred tax asset valuation allowances and liabilities related to uncertain tax positions after the measurement period of any given acquisition has ended; and charges to our operating results due to the expensing of certain equity awards assumed in an acquisition.

The accounting for acquisitions requires assets and liabilities to be stated at their acquisition date fair value, which generally results in an increase being recorded to the historic value of net assets, including recording the fair value of assets such as acquired intangible assets and goodwill, and also including a reduction in the value of acquired deferred revenue. The increased value of net assets generally results in lower post-acquisition earnings when compared to the pre-acquisition earnings of the acquired businesses. These costs, when and if recorded, could be material and could differ substantially from similar costs recorded in prior years.

Continued uncertainty in the global financial markets and unfavorable global economic conditions may adversely affect our business, results of operations and financial condition.

Current uncertainty in the global financial markets and unfavorable global economic conditions may adversely affect us. These macroeconomic developments could negatively affect our business, operating results or financial condition in a number of ways, which, in turn, could adversely affect our share price. A prolonged period of economic decline could have a material adverse effect on our results of operations and financial condition and exacerbate some of the other risk factors described herein. Our customers may defer or reduce purchases of our software licenses and services. Our customers may also not be able to obtain adequate access to credit, which could affect their ability to make timely payments to us or ultimately cause the customer to file for protection from creditors under applicable insolvency or bankruptcy laws. In addition, a significant portion of our revenues are generated from users in the banking, insurance and government vertical markets. A decline in revenues generated from these users could have a material adverse effect on our results of operations and financial condition.

Our future revenue depends in part on our installed user base continuing to purchase software licenses, renew customer maintenance agreements and purchase additional professional services. If existing customers do not continue, or expand, the use of our products or services our results of operations could be materially adversely affected.

The success of a portion of our strategic plan depends on our ability to expand our installed base of customers’ usage of our products. Our ability to sell additional products to existing customers may depend, in part, on the degree to which new products have been integrated with our existing applications, which may vary with the timing of new product releases or the acquisition of new businesses or products. In future periods, customers may not necessarily license additional products or contract for additional support or other services. Customer maintenance agreements are generally renewable annually at a customer’s option, and there are generally no mandatory payment obligations or obligations to license additional software. Customer support revenue is primarily influenced by the renewal rate of existing support contracts, the pricing of those renewals and the number and size of new support contracts sold in connection with software licenses. If our customers decide to cancel their support agreements, fail to license additional products or contract for additional services, or if they reduce the scope of their support agreements, our revenue and related results of operations could be materially adversely affected.

We depend on the services of key personnel to execute our business strategy. If we lose the services of our key personnel or are unable to attract and retain other qualified personnel, we may be unable to operate our business effectively.

We believe that the future success of our business depends on the services of a number of key management and operating personnel, including, in particular, our direct sales personnel and our executive management team. Some of these key employees have strong relationships with our customers and our business may be harmed if these employees leave us. In addition, our ability to manage our growth depends, in part, on our ability to identify, hire and retain additional qualified employees. We face intense competition for qualified individuals from numerous technology, software and service companies. Competition for qualified personnel is particularly intense in many of the large, international metropolitan markets in which we have offices, including for example, Irvine, California and Boston, Massachusetts. Several positions require significant training and new hires may, in some cases, take more than a year before they achieve full productivity. Further, given the rapid pace of our expansion to date, we may be unable to attract and retain suitably qualified individuals who are capable of meeting our growing operational and managerial requirements, or may be required to pay increased compensation in order to do so. If we are unsuccessful in attracting and retaining these key management and operating personnel, including as a result of limitations on the size of stock awards that can be granted to such persons under our existing equity compensation plans (unless the availability of stock awards thereunder is approved for increase by our shareholders or our shareholders approve a new equity compensation plan), our ability to operate our business effectively could be negatively impacted and our business, operating results and financial condition would be materially adversely affected.

Our failure to adequately manage our growth may adversely affect our business.

Our growth has placed, and is expected to continue to place, a significant strain on our managerial, administrative, operational and financial resources and our infrastructure. Our future success will depend, in part, upon the ability of our senior management to manage growth effectively. This will require us to, among other things:

•	implement additional management information systems;

•	further develop our operating, administrative, legal, financial and accounting systems and controls;

•	hire additional personnel;

•	develop additional levels of management within our company;

•	locate additional office space in various countries; and

•	maintain close coordination among our engineering, operations, legal, finance, sales and marketing and customer service and support organizations.

Failure to accomplish any of these requirements could adversely affect our ability to deliver our product and service offerings in a timely fashion, fulfill existing customer commitments or attract and retain new customers.

We compete in a highly competitive software product and services market, and any failure by us to compete effectively in such a market could result in price reductions, reduced margins or loss of market share, any of which could materially adversely affect our operating results and financial condition.

The enterprise software industry in general, and our segments of the market in particular, are highly competitive. Certain of our current and potential competitors have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition, broader or more integrated product offerings, larger technical staffs and a larger installed customer base than we do. A number of companies offer products that are similar to our products and target the same markets as we do. In addition, many of these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, and devote greater resources to the development, promotion and sale of their products than we can. Furthermore, because there are relatively low barriers to entry in the software industry, we expect additional competition from other established and emerging companies. Accordingly, our current or potential competitors may develop or acquire products or services comparable or superior to those that we develop. Additionally, our competitors could combine or merge to become more formidable competitors or may adapt more quickly than we can to new technologies, evolving industry trends and changing customer requirements. Failure by us to compete effectively could result in price reductions, reduced margins or loss of market share, any of which could materially adversely affect our strategy, our business, results of operations and financial condition.

We rely on our channel partners for a significant portion of our revenue growth. If we are not successful in maintaining good relations with our channel partners, our ability to grow our business may be harmed, which could materially adversely affect our operating results and financial condition.

We sell a significant portion of our licenses and related services through our extensive network of channel partners. These channel partners include authorized resellers, original equipment manufacturers and distributors. We may experience difficulty in maintaining or establishing third-party relationships with our channel partners. Once established, we need to maintain good relationships and communications with our channel partners, including ensuring that we are not competing with these channel partners through our direct sales force. Additionally, we are exposed to the risk that the parties through which we indirectly sell our products and services will not devote sufficient time, attention and resources to learning our products, markets and potential customers and may promote and sell competing products and services. If we are unable to successfully grow and maintain good relations with our channel partners, our ability to organically grow our business could be harmed, which may materially adversely affect our reputation, the reputation of our products in the market and our operating results and financial condition.

We have business operations located in many countries and a significant level of operations outside of the U.S., which subjects us to additional costs and risks that could adversely affect our operating results.

A significant portion of our operations are located outside of the U.S. Compliance with international and U.S. laws and regulations that apply to our international operations increases our cost of doing business. We are subject to a variety of risks and challenges in managing an organization operating in various countries, including those related to:

•	challenges caused by distance as well as language and cultural differences;

•	general economic conditions in each country or region;

•	regulatory changes;

•	political unrest, terrorism and the potential for other hostilities;

•	public health risks, particularly in areas in which we have significant operations;

•	longer payment cycles and difficulties in collecting accounts receivable;

•	overlapping or changes in tax regimes;

•	difficulties in transferring funds from certain countries;

•	laws such as the UK Bribery Act 2010 and the U.S. Foreign Corrupt Practices Act, and local laws which also prohibit corrupt payments to governmental officials; and

•	reduced protection for intellectual property rights in some countries.

If we are unable to manage the foregoing international aspects of our business, our operating results and overall business could be adversely affected.

We have organized certain of our software development capabilities in locations outside of the U.S., which subjects us to risks that may result in certain staffing and management difficulties. If these risks are not effectively addressed, it could delay development of upgrades and new products, which could materially adversely affect our results of operations.

In addition to our software development centers in Irvine, California and Bedford, Massachusetts, we have software development centers in Hanoi, Vietnam; St. Petersburg, Russia; Freiburg, Germany; Vienna, Austria; Derry, Northern Ireland; and Hyderabad, India. These foreign locations account for approximately two-thirds of our software development personnel. With certain of our software development activities being conducted at geographically dispersed locations, we are subject to various risks, including: language and other communications barriers; cultural differences; time zone differences, which make communications more difficult; and challenges related to the need to remotely manage developers and programmers, particularly when the persons most familiar with the needs of our customer base and the desired new functionality and features are not located there. If we are unable to expand or adequately staff and manage our existing research and development operations located outside of the U.S., we may not realize, in whole or in part, the anticipated benefits from these initiatives (including lower research and development expenses), which in turn could materially adversely affect our business, financial condition, and results of operations.

Our results of operations may be adversely affected by fluctuations in currency values.

The majority of our revenue is transacted in the U.S. dollar and the euro, and we incur the majority of our costs in the U.S. dollar, the euro and the British pound, and to a lesser extent in Swiss francs and other currencies. Changes in the relative value of major currencies, particularly the U.S. dollar as compared to each of the euro and the British pound, may significantly affect our operating results. In fiscal 2012, approximately 53%, 21%, 10% and 6% of our revenue were transacted in U.S. dollars, euros, British pounds and Swiss francs, respectively; and in fiscal 2012, approximately 48%, 19%, 16% and 6% of our expenses were transacted in U.S.

dollars, euros, British pounds and Swiss francs, respectively. As we have a larger amount of our euro-denominated transactions associated with revenue, a devaluation of the euro relative to the U.S. dollar would adversely affect our results of operations reported in U.S. dollars. As the transactions in British pounds are primarily expenses, a decline of the U.S. dollar relative to the British pound would negatively impact our results of operations reported in U.S. dollars. We also maintain intercompany trade balances and cash balances that are subject to currency remeasurement, and for which a change in currency exchanges rates between U.S. dollars, euros, British pounds and Swiss francs could result in an adverse charge being recorded to our income statement. Our currency remeasurement gains and losses are charged against earnings in the period incurred.

At times we may enter into forward contracts for the purpose of hedging all, or a portion of, either our anticipated future currency transactions, or our net investments in, or assets and liabilities of, our subsidiaries located outside of the United States. We may not be able to enter into contracts to hedge our currency exposure in the future, or may not be able to do so on a cost effective basis, which may adversely affect our results of operations.

If we are unable to protect our intellectual property and proprietary rights, our competitive position and our business could be materially adversely affected.

We regard the protection of our developed technologies and intellectual property rights as an important element of our business operations and as crucial to our success. Unauthorized use of our intellectual property and proprietary rights may reduce our revenue, devalue our brands and property and harm our reputation. We rely primarily on a combination of patent laws, trademark laws, copyright laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary technology.

We generally require our employees, consultants and advisors to enter into confidentiality agreements. These agreements provide that all confidential information developed or made known to the individual during the course of the individual’s relationship with us is to be kept confidential and not disclosed to third parties except under specific circumstances. In the case of our employees, the agreements provide that all of the technology which is conceived by the individual during the course of employment is our exclusive property. The development of our technology and many of our processes are dependent upon the knowledge, experience and skills of key technical personnel.

The laws of many countries, including countries where we conduct business, do not protect our proprietary rights to as great an extent as do the laws of the United States and European countries. Further, the laws in the United States and elsewhere change rapidly, and any future changes could materially adversely affect us and our intellectual property. As of June 30, 2012, we held 13 issued U.S. patents and had 18 pending U.S. patent applications, as well as 13 foreign patents and eight patent applications pending in jurisdictions outside of the United States. We are also in the process of filing additional corresponding foreign applications pursuant to the Patent Cooperation Treaty for our issued U.S. patents and our pending U.S. patent applications. Any “in process” or pending patent applications may or may not be issued and any existing or future patents that may issue may not survive a legal challenge to their scope, validity or enforceability, or provide significant protection for us. The failure of our patents, or our reliance upon copyright and trade secret laws to adequately protect our technology might make it easier for our competitors to offer similar products or technologies. In addition, patents may not be issued for any of our current or any future applications.

Monitoring unauthorized use of our intellectual property is difficult and costly. Our efforts to protect our proprietary rights may not be adequate to prevent misappropriation of our intellectual property. Further, we may not be able to detect unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. We may in the future need to initiate infringement claims or litigation. Litigation, whether we are a plaintiff or a defendant, can be expensive, time-consuming and may divert the efforts of our technical staff and managerial personnel, which could harm our business, whether or not such litigation results in a determination favorable to us. In addition, litigation is inherently uncertain, and thus we may not be able to stop our competitors from infringing upon our intellectual property rights.

We operate in an industry with extensive intellectual property litigation. Claims of infringement against us could materially adversely affect our business, operating results and financial condition.

Our success depends, in part, upon us and our customers not infringing upon intellectual property rights owned by others and being able to resolve claims of intellectual property infringement without major financial expenditures or adverse consequences. The technology industry generally is characterized by extensive intellectual property litigation. Many participants that own, or claim to own, intellectual property historically have aggressively asserted their rights. Many of our contracts provide our customers or partners with indemnification with respect to their use of our intellectual property. We cannot predict whether any existing or future third party intellectual property rights would require us to alter our technologies, obtain licenses or cease certain activities.

Future litigation may be necessary to defend ourselves, our customers or our partners by determining the scope, enforceability and validity of third party proprietary rights or to establish our proprietary rights. Some of our competitors have substantially greater resources than we do and are able to sustain the costs of complex intellectual property litigation to a greater degree and for longer periods of time than we could. In addition, patent holding companies that focus solely on extracting royalties and settlements by enforcing patent rights may target us. Regardless of whether claims that we are infringing patents or other intellectual property rights have any merit, these claims are time-consuming and costly to evaluate and defend and could:

•	adversely affect our relationships with our current or future customers or partners;

•	cause delays or stoppages in providing new sales of our products;

•	divert management’s attention and resources;

•	require technology changes that would cause us to incur substantial cost;

•	subject us to significant liabilities;

•	require us to enter into royalty or licensing agreements on unfavorable terms; and

•	require us to cease certain activities.

In addition to liability for monetary damages, which may be trebled and may include attorneys’ fees, or, in certain circumstances, our customers’ fees, we may be prohibited from developing, commercializing or continuing to provide new sales of our products unless we obtain licenses from the holders of the patents or other intellectual property rights. We cannot assure you that we will be able to obtain any such licenses on commercially favorable terms, or at all. If we do not obtain such licenses, we could, for example, be required to cease or materially alter our product offerings and our business, operating results and financial condition could be materially adversely affected.

Restrictions in our revolving credit facility may limit our activities.

On August 11, 2011, we entered into a $40.0 million revolving credit facility with Bank of America Merrill Lynch that expires on June 30, 2014. As of June 30, 2012, we had $39.9 million available under our revolving credit facility. The revolving credit facility contains restrictions, including covenants limiting our ability to incur additional debt, grant liens, make certain investments, make restricted payments, consolidate, merge or acquire other businesses, sell assets, pay dividends and other distributions, repurchase stock and enter into transactions with affiliates. There can be no assurance that we will be able to remain in compliance with the covenants to which we are subject in the future and, if we fail to do so, that we will be able to obtain waivers from our lenders or amend the covenants.

In the event of a default under our revolving credit facility, we could be required to immediately repay all then-outstanding borrowings, which we might not be able to do. In addition, certain of our subsidiaries are required to guarantee amounts borrowed under the revolving credit facility, and we have pledged the shares of certain of our subsidiaries as collateral for our obligations under the revolving credit facility. Any such default could have a material adverse effect on our ability to operate, including allowing lenders under the revolving credit facility to enforce guarantees of our subsidiaries, if any, or exercise their rights with respect to the shares of our subsidiaries pledged as collateral.

We may need to raise additional funds to support our business operations or to finance future acquisitions, including through the issuance of equity or debt securities, which could have a material adverse affect on our ability to grow our business.

If we do not generate sufficient cash from operations or do not otherwise have sufficient cash and cash equivalents to support our business operations or to finance future acquisitions, we may need to issue debt or equity, if prevailing market conditions are favorable and we are permitted to do so under the terms of our current revolving credit facility. We may not be able to raise cash on terms acceptable to us or at all. Financings, if available, may be on terms that are dilutive to our shareholders, and the prices at which new investors would be willing to purchase our securities may be lower than the current price of our common shares. The holders of new securities may also receive rights, preferences or privileges that are senior to those of existing holders of our common shares. If new sources of financing are required but are insufficient or unavailable, we would be required to modify our plans to the extent of available funding, which could harm our ability to grow our business.

Our business and products are dependent on the availability, integrity and security of our and other third party information technology systems.

Our information technology (IT) systems (including our telecommunications) and related software applications are integral to our business. We rely on controls and systems to ensure data integrity of critical business information. Lack of data integrity could create inaccuracies and hinder our ability to perform meaningful business analysis and make informed business decisions. Computer programmers and hackers may be able to penetrate our network security and misappropriate, copy or pirate our confidential information or that of third parties, create system disruptions or cause interruptions or shutdowns of our internal systems and services. A number of websites have been subject to denial of service attacks, where a website is bombarded with information requests eventually causing the website to overload, resulting in a delay or disruption of service. Also, there is a growing trend of advanced persistent threats being launched by organized and coordinated groups against corporate networks to breach security for malicious purposes. If successful, any of these events could damage our computer or telecommunications systems or those of our customers and could disrupt or prevent us from providing timely maintenance services for our products. Computer programmers and hackers also may be able to develop and deploy viruses, worms and other malicious software programs that attack our products or otherwise exploit any security vulnerabilities of our products. The costs to us to eliminate or alleviate security problems, bugs, viruses, worms, malicious software programs and security vulnerabilities could be significant, and the efforts to address these problems could result in interruptions, delays, cessation of service and loss of existing or potential customers and may impede our sales, distribution and other critical functions.

In the course of our regular business operations and providing maintenance services to our customers, we process and transmit proprietary information and sensitive or confidential data, including personal information of employees, customers and others. Breaches in security could expose us, our customers or the individuals affected to a risk of loss or misuse of this information, resulting in potential regulatory actions, litigation and potential liability for us, as well as the loss of existing or potential customers and damage to our brand and reputation.

Despite network security, disaster recovery and systems management measures in place, we may encounter unexpected general systems outages or failures that may affect our ability to conduct research and development, provide maintenance services for our products, manage our contractual arrangements, accurately and efficiently maintain our books and records, record our transactions, provide critical information to our management and prepare our financial statements. Additionally, these unexpected systems outages or failures may require additional personnel and financial resources, disrupt our business or cause delays in the reporting of our financial results. We may also be required to modify, enhance, upgrade or implement new systems, procedures and controls to reflect changes in our business or technological advancements, which could cause us to incur additional costs and require additional management attention, placing burdens on our internal resources. We also outsource certain IT-related functions and support for our SaaS subscription offering to third parties that are responsible for maintaining their own network security, disaster recovery and systems management procedures. If we, or our third party IT vendors, fail to manage our IT systems and related software applications effectively, it could adversely affect our business operations, operating results and cash flows.

We could be subject to potential product liability claims and third-party litigation related to our products and services, which could materially adversely affect our operating results and financial condition.

Our products are used in connection with critical business functions and may result in significant liability claims if they do not work properly. Limitation of liability provisions included in our license agreements may not sufficiently protect us from product liability claims because of limitations in existing or future laws or unfavorable judicial decisions. The sale and support of our products may give rise to claims in the future that may be substantial in light of the use of those products in business-critical applications. Liability claims could require expenditure of significant time and money in litigation or payment of significant damages which could materially adversely affect our operating results and financial condition.

Our future results of operations could be materially adversely affected by unanticipated performance problems or bugs in our software product offerings.

If the software products that we offer and continue to introduce are not accepted in the marketplace, our future financial results could be materially adversely affected. Most of our products are continually being enhanced or further developed in response to general marketplace demands. Accordingly any unanticipated performance problems or bugs that we have not been able to detect could result in additional development costs, diversion of technical and other resources from our other development efforts, negative publicity regarding us and our products, harm to our customer relationships and exposure to potential liability claims. In addition, if our products do not enjoy wide commercial success, our long-term business strategy could be affected, which could materially adversely affect our business, operating results and financial condition.

We may be restricted as to how we use or distribute our technologies or may be required to release the source code of certain technologies that may be subject to open source licenses.

We have incorporated open source software into our products. Certain open source licenses require that source code subject to the license be released or made available to the public. Such open source licenses typically mandate that proprietary technologies, when combined in specific ways with open source software, become subject to the open source license. We take steps to ensure that our proprietary technologies are not combined with, or do not incorporate, open source software in ways that would require our proprietary technologies to be subject to an open source license. However, few courts have interpreted the open source licenses, and the manner in which these licenses may be interpreted and enforced is therefore subject to uncertainty. While our end-user license agreement prohibits the use of our technologies in any way that would cause them to become subject to an open source license, our customers could, in violation of our end user license agreement, combine our technologies with technologies covered by an open source license.

In addition, we rely on multiple software engineers to design our intellectual property. Although we take steps to ensure that our engineers do not include open source software in the technologies they design without our permission, we may not exercise complete control over the product development efforts of our engineers and we cannot be certain that they have not incorporated open source software into our proprietary technologies. In the event that portions of our proprietary technologies are determined to be subject to an open source license, we might be required to publicly release the affected portions of our source code, which could reduce or eliminate our ability to commercialize our products. Also, our ability to market our products depends in part on the existence of proprietary operating systems. If freely distributed operating systems like Linux become more prevalent, the need for our products may diminish and our revenue could be adversely affected.

Our business could be adversely affected by the loss of licenses to use third-party intellectual property or the lack of support or enhancement of such software.

We currently utilize a limited number of third-party software providers for inclusion of their intellectual property in our product offerings. If such third-party intellectual property were not available from these or alternative providers, we might experience delays or increased costs in the development of our products. These third-party intellectual property licenses may not continue to be available to us on commercially reasonable terms, and the intellectual property may not continue to be appropriately supported, maintained, or enhanced by the licensors. The loss by us of the license to use, or the inability by licensors to support, maintain, and enhance any of such intellectual property, could result in increased costs or in delays or reductions in product shipments until equivalent intellectual property is developed or licensed and integrated with internally developed intellectual property. Such increased costs or delays or reductions in product shipments could adversely affect our business.

We may have exposure to greater than anticipated tax liabilities which could adversely affect our operating results.

Our future income taxes could be adversely affected by earnings being lower than anticipated in jurisdictions where we are subject to lower statutory tax rates and higher than anticipated in jurisdictions where we are subject to higher statutory tax rates, by changes in the valuation of our deferred tax assets and liabilities or changes in tax laws, regulations, accounting principles or interpretations thereof. In addition, there is a risk that amounts paid or received in transactions between us and our various international subsidiaries in the past and/or the future could be deemed for transfer pricing purposes to be lower or higher than we previously recognized or expected to recognize. Our determination of our tax liability is always subject to review by applicable tax authorities. Any negative outcome of such a review could have an adverse effect on our operating results and financial condition. In addition, the determination of our worldwide provision for income taxes and other tax liabilities requires significant judgment, and there are many transactions and calculations where the ultimate tax determination is uncertain. Although we believe our estimates are reasonable, the ultimate tax outcome may differ from the amounts recorded in our financial statements and could adversely affect our operating results.

Unfavorable weather conditions and natural disasters could have a material adverse effect on our business.

We operate on a global basis, including areas prone to unfavorable weather conditions or natural disasters, such as hurricanes, earthquakes, tsunamis, floods or fires. For example, our operating headquarters are located in a known seismic area. Any unfavorable weather conditions or natural disasters in the geographic regions in which we operate could negatively impact our business by interrupting production or communications, increasing our cost of sales, disrupting product or service deliveries or preventing us from sourcing necessary materials.

Risks Related to this Offering and Our Common Shares

We have had no prior public market in the U.S. for our common shares, the trading price of our common shares is likely to be volatile, and you might not be able to sell your shares at or above the initial public offering price.

There has been no public market in the U.S. for our common shares prior to this offering. Since 1997, the ordinary shares of Kofax (U.K.) have been listed for trading on the London Stock Exchange. The per share price of the ordinary shares on the London Stock Exchange has been highly volatile. For example, the highest price at which the ordinary shares traded in the fiscal year ended June 30, 2012 was 503 pence ($7.85, based on the exchange rate on June 30, 2012) and the lowest price was 215.5 pence ($3.36, based on the exchange rate on

June 30, 2012). Investors who purchase our common shares in this offering may not be able to sell their common shares at or above the initial public offering price. Market prices for companies similar to us experience significant price and volume fluctuations.

An active or liquid market for our common shares in the U.S. may not develop upon completion of this offering or, if it does develop, it may not be sustainable given the limited number of common shares being issued in this offering. The initial public offering price for our common shares will be determined through negotiations with the underwriter, and the negotiated price may not be indicative of the market price of the common shares after this offering. This initial public offering price will vary from the market price of our common shares after the offering. As a result of these and other factors, you may be unable to resell your common shares at or above the initial public offering price.

The following factors, in addition to other risks described in this prospectus, may have a significant effect on the market price of our common shares:

•	variations in our operating results;

•	actual or anticipated changes in the estimates of our operating results;

•	changes in stock market analyst recommendations regarding our common shares, other comparable companies or our industry generally;

•	macro-economic conditions in the numerous countries in which we do business;

•	currency exchange fluctuations and the denominations in which we conduct business and hold our cash reserves;

•	market conditions in our industry, the industries of our customers and the economy as a whole;

•	actual or expected changes in our growth rates or our competitors’ growth rates;

•	changes in the market valuation of similar companies;

•	the trading volume of our shares both on the London Stock Exchange and The NASDAQ Global Select Market;

•	sales of our common shares by us or our shareholders; and

•	the adoption or modification of regulations, policies, procedures or programs applicable to our business.

In addition, if the market for technology stocks or the stock market in general experiences a loss of investor confidence, the trading price of our common shares could decline for reasons unrelated to our business, financial condition or operating results. The trading price of our common shares might also decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us. Each of these factors, among others, could harm the value of your investment in our common shares. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially adversely affect our business, operating results and financial condition.

As a new investor, you will experience dilution as a result of this offering.

The public offering price per common share will be higher than the net tangible book value per common share prior to the offering. Consequently, if you purchase common shares in this offering at an assumed public offering price of $         per common share, you will incur immediate dilution of $         per common share, based on our capitalization as of June 30, 2012. For further information regarding the dilution of our common shares, please see the section entitled “Dilution.” In addition, you may experience further dilution to the extent that additional shares are issued upon exercise of outstanding stock options, the vesting of shares under our long term incentive plan, or if the underwriter exercises its over-allotment option.

We may lose our foreign private issuer status in the future, which would result in significant additional costs and expenses.

We are a “foreign private issuer,” as such term is defined in Rule 405 under the Securities Act and therefore, we are not required to comply with all the periodic disclosure and current reporting requirements of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, and related rules and regulations. In addition, as a foreign private issuer, we are exempt from many of the corporate governance requirements that apply to domestic U.S. issuers under applicable rules of The NASDAQ Global Select Market, Inc., or NASDAQ. Under Rule 405, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to us on December 31, 2012.

In the future, we would lose our foreign private issuer status if a majority of our shareholders and a majority of our directors or management are U.S. citizens or residents. If we were to lose our foreign private issuer status, we would have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders would become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. We would be required to file periodic reports and registration statements on U.S. domestic issuer forms containing financial statements prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, with the U.S. Securities and Exchange Commission, or SEC, which are more detailed and extensive than the forms available to a foreign private issuer. In addition, if we lose our status as a foreign private issuer we will become subject to the NASDAQ corporate governance requirements, which are more strenuous than the corporate governance requirements under Bermuda law and those applicable to companies listed on the London Stock Exchange. As a result, the regulatory and compliance costs to us may be significantly higher if we cease to qualify as a foreign private issuer.

As a foreign private issuer, we are subject to different U.S. securities laws and rules than a domestic U.S. issuer, which may limit the information publicly available to our U.S. shareholders.

We are a foreign private issuer under applicable U.S. federal securities laws, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act applicable to a domestic U.S. issuer. As a result, we will not file the same reports that a U.S. domestic issuer would file with the SEC, although we will be required to file with or furnish to the SEC the continuous disclosure documents that we are required to file in the United Kingdom under applicable securities laws. In addition, our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act. In addition, as a foreign private issuer, we are exempt from the proxy rules under the Exchange Act.

We are an “emerging growth company” under the JOBS Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common shares less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common shares less attractive because we may rely on these exemptions. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We currently prepare our financial statements in accordance with IFRS as issued by the IASB, which do not have separate provisions for publicly traded and private companies. However, in the event we convert to U.S. GAAP while we are still an “emerging growth company”, we may be able to take advantage of the benefits of this extended transition period.

We will remain an “emerging growth company” until the earliest to occur of any of the following: our revenue exceeds $1.0 billion; the date we issue more than $1.0 billion in non-convertible debt in a three year period; the market value of our common stock that is held by non-affiliates exceeds $700 million as of an annual measurement date; or the last day of our fiscal year containing the fifth anniversary of the date on which our shares become publicly traded in the United States. The determination of “emerging growth company” status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to us on December 31, 2012.

Our status as an “emerging growth company” under the JOBS Act of 2012 may make it more difficult to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

Future equity issuances or sales of our common shares in the public market could cause our share price to decline.

If we issue equity securities in the future, including as consideration for future acquisitions or investments, the ownership interests of our existing shareholders will be diluted, and the market price of our common shares could decline. Additionally, if our shareholders sell a substantial number of our common shares in the public market after this offering, or if there is a perception that these sales or issuances might occur, the market price of our common shares could decline. Based on the number of common shares outstanding as of June 30, 2012, upon the closing of this offering, and assuming no outstanding options are exercised prior to the closing of this offering, we will have              common shares outstanding. All of the common shares sold in this offering will be freely tradable without restrictions or further registration under the Securities Act, except for any shares purchased by our affiliates, as such term is defined in Rule 144 under the Securities Act, which will be eligible for resale subject to the volume and manner of sale limitations of Rule 144. See “Shares Eligible for Future Sale” for a discussion of the common shares that may be sold into the public market in the future.

Immediately following the consummation of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register our common shares available for issuance under our share incentive plans. Once we register these shares, they can be freely sold in the public market upon issuance.

Upon the completion of this offering, our common shares will be listed on two separate stock markets for the foreseeable future and investors seeking to take advantage of price differences between such markets may create unexpected volatility in our share price; in addition, investors may not be able to easily move shares for trading between such markets.

The ordinary shares of Kofax (U.K.) are already listed and traded on the London Stock Exchange and upon completion of this offering our common shares will be listed and traded on the London Stock Exchange and The NASDAQ Global Select Market. While our shares are traded on both markets, price and volume levels for our common shares could fluctuate significantly on either market, independent of our share price or trading volume on the other market. Investors could seek to sell or buy our shares to take advantage of any price differences between the two markets through a practice referred to as arbitrage. Any arbitrage activity could create unexpected volatility in both our share prices on either exchange and in the volumes of shares available for trading on either market. In addition, holders of shares in either jurisdiction will not be immediately able to transfer such shares for trading on the other market without effecting necessary procedures with our transfer agent. This could result in time delays and additional cost for our shareholders. In addition, we may decide to delist our shares on the London Stock Exchange in the future, in which case shareholders on the London Stock Exchange may seek to sell their shares on The NASDAQ Global Select Market as the date for our delisting on the London Stock Exchange draws near, which could cause the trading price of our common shares on The NASDAQ Global Select Market to decline. Furthermore, following such de-listing, trading in our shares will be available only on The NASDAQ Global Select Market. If we are unable to continue to meet the regulatory requirements for listing on The NASDAQ Global Select Market, we may lose our listing on The NASDAQ Global Select Market, which could further impair the liquidity of our shares.

Certain of our executive officers, directors and principal shareholders will continue to have control over us after this offering and may be able to exercise significant influence over matters subject to shareholder approval.

One of our directors, William T. Comfort III, together with his affiliates, beneficially owned approximately 18.1% of our outstanding common shares as of June 30, 2012 (including 16.9% of our shares with respect to which Mr. Comfort disclaims beneficial ownership), and we expect that, upon completion of this offering, that same group will beneficially own at least     % of the combined total of our outstanding common shares (including     % of our shares with respect to which Mr. Comfort disclaims beneficial ownership), on a fully-diluted basis, assuming no exercise of the underwriter’s over-allotment option. Sales by Mr. Comfort of a substantial number of shares, or the expectation that such sales may occur, could significantly reduce the market price of our common shares. In aggregating this director’s beneficial ownership with all of our executive officers and directors, together with their respective affiliates, they collectively beneficially owned approximately 23.6% of our outstanding shares as of June 30, 2012, and we expect that upon completion of this offering, that same group will beneficially own at least     % of the combined total of our outstanding common shares, on a fully-diluted basis, assuming no exercise of the underwriter’s over-allotment option (in each case, excluding     % of our shares with respect to which Mr. Comfort disclaims beneficial ownership).

Accordingly, Mr. Comfort, either alone or in combination with other executive officers and directors, together with their respective affiliates, if they act together, may be able to exercise influence over all matters requiring shareholder approval, including the election of directors and approval of corporate transactions, such as a merger or other sale of our company or its assets, for the foreseeable future. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material adverse effect on the market value of our common shares. For information regarding the ownership of our outstanding common shares by our executive officers and directors and their affiliates, please see the section entitled “Principal Shareholders.”

A change in our tax residence could have a negative effect on our future profitability.

Although we are organized under the laws of Bermuda, a British overseas territory that is an island located off the coast of the United States, we are resident in the United Kingdom for tax purposes. It is possible that in the future, whether as a result of a change in law or the practice of any relevant tax authority or as a result of any change in the conduct of our affairs following a review by our directors or for any other reason, we could become, or be regarded as having become, a resident in a jurisdiction other than the United Kingdom. Should we cease to be tax resident in the United Kingdom, we may have exposure related to unexpected tax liabilities, such as a charge of United Kingdom capital gains tax on a deemed disposal at market value of our assets and of unexpected tax charges in other jurisdictions on our income. Similarly, if the tax residency of any of our subsidiaries were to change from their current jurisdiction for any of the reasons listed above, we may be subject to a charge of local capital gains tax on the assets.

We are a Bermuda company and it may be difficult for you to enforce judgments against us or certain of our directors or officers.

We are a Bermuda exempted company. As a result, the rights of holders of our common shares will be governed by Bermuda law and our memorandum of association and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions. Bermuda legislation regarding companies is largely based on English corporate law principles. However, there can be no assurance that Bermuda law will not change in the future or that it will serve to protect investors in a similar fashion afforded under corporate law principles in the U.S., which could adversely affect the rights of investors. Most of our directors and some of the named experts referred to in this prospectus are not residents of the U.S., and a substantial portion of our assets are located outside the U.S. As a result, it may be difficult for investors to effect service of process on those persons in the U.S. or to enforce in the U.S. judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws. We have been advised by our special Bermuda counsel that uncertainty exists as to whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the U.S., against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.

Furthermore, we have been advised by our special Bermuda counsel that Bermuda courts will not recognize or give effect to U.S. federal securities laws that such Bermuda courts consider to be procedural in nature, are revenue or penal laws or the application of which would be inconsistent with public policy in Bermuda. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, will not be recognized or given effect to in any action brought before a court of competent jurisdiction in Bermuda where the application of such remedies would be inconsistent with public policy in Bermuda. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violations of U.S. federal securities laws because those laws do not have the force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law. Shareholders of a Bermuda company may have a cause of action against us or our directors for breach of any duty in the bye-laws or any shareholders’ agreement owed personally by us to the shareholder. Directors of a Bermuda company may be liable, to the company for breach of their duties as directors to that company under the Companies Act 1981 of Bermuda, or the Bermuda Companies Act, and at common law. Such actions must, as a general rule, be brought by the company. Where the directors have carried on an act which is ultra vires or illegal, then the shareholder has the right, with leave of the court, to bring a derivative action to sue the directors on behalf of the company with any damages awarded going to the company itself. Shareholders are also able to take action against a company if the affairs of the company are being conducted in a manner which is oppressive or unfairly prejudicial to the shareholders or some number of them, and to seek either a winding-up order or an alternative remedy if a winding-up order would be unfairly prejudicial to them.

Our bye-laws restrict shareholders from bringing legal action against our officers and directors.

Our bye-laws that are to be effective upon completion of the Migration contain a broad waiver by our shareholders of any claim or right of action, both individually and on our behalf, against any of our officers or directors. The waiver applies to any action taken by an officer or director, or the failure of an officer or director to take any action, in the performance of his or her duties, except with respect to any matter involving any fraud or dishonesty on the part of the officer or director. This waiver limits the right of shareholders to assert claims against our officers and directors unless the act or failure to act involves fraud or dishonesty.

We have provisions in our bye-laws that may discourage a change of control.

Our bye-laws that are to be effective upon completion of the Migration contain provisions that could make it more difficult for a third party to acquire us without the consent of our Board of Directors. These provisions include, among others:

•	restrictions on the time period in which directors may be nominated;

•

the inclusion in the bye-laws of provisions substantially equivalent to those contained in the UK Takeover Code, including limitations on the acquisition of additional shares above a 30% threshold, as further set out in the bye-laws;

•	our bye-laws do not permit cumulative voting in the election of directors; and

•

our bye-laws require shareholders wishing to propose a person for election as a director (other than persons proposed by our Board of Directors) to give advance written notice of nominations for the election of directors.

These provisions could make it more difficult for a third party to acquire us, even if the third party’s offer may be considered beneficial by many shareholders. As a result, shareholders may be limited in their ability to obtain a premium for their shares. See “Description of Share Capital.”

U.S. Holders of our common shares could be subject to material adverse tax consequences if we are considered a Passive Foreign Investment Company for U.S. federal income tax purposes.

There is a risk that we will be classified as a Passive Foreign Investment Company, or PFIC, for U.S. federal income tax purposes. Our status as a PFIC could result in a reduction in the after-tax return to U.S. Holders of our common shares and may cause a reduction in the value of such shares. For U.S. federal income tax purposes, “U.S. Holders” include individuals and various entities that are subject to U.S. federal income tax. A corporation is classified as a PFIC for any taxable year in which (i) at least 75% of its gross income is passive income or (ii) at least 50% of the average value of all its assets produces or are held for the production of passive income. For this purpose, passive income includes among other things, dividends, interest, certain rents and royalties, annuities, certain gains from the sale of stock and securities, and certain gains from commodities transactions. Based on the projected composition of our income and valuation of our assets, we do not believe we were a PFIC in any previous taxable year, and we do not expect to become a PFIC in the foreseeable future, although there can be no assurance in this regard. The U.S. Internal Revenue Service or a U.S. court could determine that we are a PFIC in any of these years. If we were classified as a PFIC, U.S. Holders of our common shares could be subject to greater U.S. income tax liability than might otherwise apply, imposition of U.S. income tax in advance of when tax would otherwise apply and detailed tax filing requirements that would not otherwise apply. The PFIC rules are complex and a U.S. holder of our common shares is urged to consult its own tax advisors regarding the possible application of the PFIC rules to it in its particular circumstances. See “Taxation—United States Taxation Consequences—Taxation of U.S. Holders—Passive Foreign Investment Company”.

Our management will have broad discretion over the use and investment of the net proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.

Our management will have broad discretion over the use and investment of the net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these net proceeds. Our management intends to use the net proceeds from this offering for general corporate purposes. Pending this use, we intend to invest the net proceeds in short-term bank deposits or interest-bearing, investment-grade securities. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds. You will not have the opportunity to influence our decisions on how the net proceeds from this offering are used. If the banking system or the fixed income, credit or equity markets deteriorate or remain volatile, our investment portfolio may be impacted and the values and liquidity of our investments could be adversely affected.

Our share price and trading volume could decline if securities or industry analysts that follow the U.S. equity markets do not publish research or publish unfavorable or inaccurate research about our business.

The trading market for our common shares will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. Certain analysts in the U.S. markets have historically published research about our business, and we anticipate that coverage expanding in connection with our initial public offering of common shares in the U.S. We may be unable to sustain coverage by well-regarded securities and industry analysts. If either none or only a limited number of securities or industry analysts maintain coverage of our company, or if these securities or industry analysts are not widely respected within the general investment community, the trading price for our common shares could be negatively impacted. In the event one or more of the securities or industry analysts who may cover us downgrade our common shares or publish inaccurate or unfavorable research about our business, our share price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our common shares could decrease, which could cause our share price and trading volume to decline.

We will incur significant increased costs as a result of operating as a company whose shares are publicly traded in the U.S., and our management will be required to devote substantial time to new compliance initiatives.

As a company whose shares will be publicly traded in the U.S., we will incur significant legal, accounting and other expenses that we did not previously incur. In addition, the Sarbanes-Oxley Act, the rules of the SEC and NASDAQ, have imposed various requirements on public companies including requiring establishment and maintenance of effective disclosure and financial controls. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives as well as investor relations activities. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage.

If we fail to maintain an effective system of internal control over financial reporting in the future, we may not be able to accurately report our financial condition, results of operations or cash flows, which may adversely affect investor confidence in us and, as a result, the value of our common shares.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, in the future, we will be required to perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. This assessment will need to include disclosure of any material weaknesses identified by management or our independent registered public accounting firm in our internal control over financial reporting. A material weakness is a control deficiency, or combination of control deficiencies, in internal control over financial reporting that results in more than a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis. Section 404 of the Sarbanes-Oxley Act also generally requires an independent audit of the effectiveness of our internal control over financial reporting by our independent registered public accounting firm. Because we are an “emerging growth company” under the JOBS Act, however, so long as we retain our status as an “emerging growth company,” we are not required to comply with the audit requirements of Section 404 of the Sarbanes-Oxley Act.

Our compliance with Section 404 of the Sarbanes-Oxley Act will require that we incur substantial accounting expense and expend significant management efforts. We may determine that our current internal audit function may be insufficient, and we may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. In prior periods there was a material weakness identified by management that led to a restatement of maintenance service revenue, and the issues identified have since been remediated. We also expect that we will need to continue to improve existing, and implement new operational and financial systems, procedures and controls to manage our business effectively. Any delay in the implementation of, or disruption in the transition to, new or enhanced systems, procedures or controls, may cause our operations to suffer and we may be unable to conclude that our internal control over financial reporting is effective. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition, results of operations or cash flows. If we are unable to conclude that our internal control over financial reporting is effective or we are unable to obtain an unqualified audit report on our internal control over financial reporting from our independent registered public accounting firm as required under Section 404 of the Sarbanes-Oxley Act, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our common shares could decline and we could be subject to sanctions or investigations by NASDAQ, the SEC or other regulatory authorities. Moreover, even if we were to conclude, and our independent registered public accounting firm were to concur, that our internal control over financial reporting provided reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with applicable generally accepted accounting principles, because of its inherent limitations, internal control over financial reporting may not prevent or detect fraud or misstatements. Failure to remediate any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of U.S. public companies, could also restrict our future access to the capital markets.

We may but do not anticipate paying dividends in the foreseeable future.

We do not currently pay dividends. We last declared and paid cash dividends during our fiscal year ended June 30, 2009, when we paid approximately $2.0 million in dividends. We stopped paying dividends after fiscal 2009 and have since retained all available funds and earnings to support the operation of and to finance the growth and development of our business. Any future determination to declare dividends will be made at the discretion of our Board of Directors, subject to compliance with applicable laws and covenants under our revolving credit facility, which may restrict or limit our ability to pay dividends, and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our Board of Directors may deem relevant. We may but do not anticipate paying any dividends for the foreseeable future. As a result, a return on your investment will only occur if our share price appreciates.

FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements that reflect our current expectations and views of future events. These forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “should,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to” or other similar expressions. These forward-looking statements include, among other things, statements relating to our goals and strategies, our competitive strengths, our expectations and targets for our results of operations, our business prospects and our expansion strategy. We have based these forward-looking statements largely on current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on our projections of the future that are subject to known and unknown risks and uncertainties and other factors that may cause our actual results, level of activity or performance expressed or implied by these forward-looking statements, to differ.

The forward-looking statements included in the prospectus are subject to risks, uncertainties and assumptions about our company. Our actual results of operations may differ materially from the forward-looking statements as a result of risk factors described under “Risk Factors” and elsewhere in this prospectus, including, among other things:

•	our ability to successfully meet anticipated revenue levels from sales of our software licenses;

•	our ability to successfully develop, market or sell new products or adopt new technology platforms;

•	our ability to continue to grow through acquisitions or investments in other companies or technologies;

•	our ability to realize the anticipated benefits of our consummated acquisitions or investments in other companies;

•	risks related to the continued uncertainty in the global financial markets and unfavorable global economic conditions;

•	our installed customer base continuing to license additional products, renew maintenance agreements and purchase additional professional services;

•	our ability to attract and retain qualified personnel;

•	our ability to adequately manage our growth;

•	risks related to competition;

•	our ability to maintain good relations with our channel partners;

•	risks associated with our international operations and fluctuations in currency values;

•	risks related to unanticipated performance problems or bugs in our software product offerings; and

•	our ability to protect our intellectual property and proprietary rights.

These risks are not exhaustive. Other sections of this prospectus include additional factors that could adversely impact our business and financial performance. Moreover, we operate in an evolving environment and new risk factors emerge from time to time. It is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statement.

You should not rely upon forward-looking statements as predictions of future events. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this prospectus. These forward-looking statements speak only as of the date of this prospectus. We do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, unless the securities laws require us to do so.

CORPORATE STRUCTURE

Prior to the closing of this offering, Kofax (U.K.) will become a wholly-owned subsidiary of Kofax (Bermuda). Under English law, it is not possible to change the place of incorporation of Kofax (U.K.) from one jurisdiction to another, requiring us to establish Kofax (Bermuda) as the new parent company of Kofax (U.K.). Kofax (Bermuda) was incorporated solely for this purpose and, prior to the Migration, has or will have nominal assets and has had no historic operations.

The establishment of Kofax (Bermuda) as the new parent company of Kofax (U.K.) will be achieved through a scheme of arrangement under Part 26 of the U.K. Companies Act of 2006. Pursuant to the scheme of arrangement, the shareholders of Kofax (U.K.) will need to agree to have their ordinary shares in Kofax (U.K.) cancelled in consideration for (i) the issuance of common shares of Kofax (Bermuda) to the former shareholders of Kofax (U.K.) and (ii) the issuance of new shares in Kofax (U.K.) to Kofax (Bermuda). The scheme of arrangement provides for one common share of Kofax (Bermuda) to be issued in exchange for each ordinary share of Kofax (U.K.).

The scheme of arrangement will have no effect on the manner in which our business is conducted. We refer to the transactions contemplated by the scheme of arrangement throughout this prospectus as the “Migration.”

The Migration requires the approval of the shareholders of Kofax (U.K.) and the sanction of the English courts, although it only becomes effective when a copy of the order of the court approving the scheme of arrangement is delivered to the registrar of companies in England for registration. Kofax (U.K.) and Kofax (Bermuda) have agreed to be bound by the scheme of arrangement and to do what is necessary to facilitate its implementation. The approval of the shareholders of Kofax (U.K.) and the sanction of the court will have been obtained and the directors of Kofax (U.K.) will proceed to deliver the court order sanctioning the scheme of arrangement to the registrar of companies in England immediately prior to the closing of this offering.

Following the Migration and this offering, holders of outstanding options to purchase ordinary shares of Kofax (U.K.) will be given the opportunity to exchange their options relating to ordinary shares of Kofax (U.K.) for equivalent rights relating to common shares of Kofax (Bermuda). The replacement options will be treated as having been granted at the same time as the old rights which they replace and they will become exercisable or vest on similar terms subject to the rules of the 2012 Equity Incentive Plan. If a holder of outstanding options does not elect to receive equivalent new awards, such awards will lapse.

Although Kofax (Bermuda) is incorporated in and organized under the laws of Bermuda, the directors intend that the affairs of Kofax (Bermuda) should be managed and conducted so that it will be resident in the United Kingdom for tax purposes. No guarantee can be given that Kofax (Bermuda) will be respected as a United Kingdom resident for tax purposes. See “Taxation.”

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions, and the estimated offering expenses payable by us, will be approximately $         million (or approximately $             million if the underwriter’s over-allotment option is exercised in full), assuming an initial offering price of $         per common share.

A $1.00 increase (decrease) in the assumed initial public offering price of $         per common share would increase (decrease) the net proceeds from this offering by $         million, assuming no exercise of the underwriter’s over-allotment option and no other change to the number of common shares offered as set forth on the cover page of this prospectus. An increase (decrease) of 100,000 in the number of common shares offered by us would increase (decrease) the net proceeds to us by $         million.

We intend to use the net proceeds from this offering for general corporate purposes.

The foregoing represents our current intentions with respect to the use and allocation of the net proceeds of this offering based upon our present plans and business conditions, but our management will have significant flexibility and discretion in applying the net proceeds. The occurrence of unforeseen events or changed business conditions could result in the application of the net proceeds of this offering in a manner other than as described above. Pending our use of the net proceeds as described above, we intend to invest the net proceeds in short-term bank deposits or interest-bearing, investment-grade securities.

DIVIDEND POLICY

Our Board of Directors has discretion as to whether we will pay dividends in the future, subject to restrictions under the Bermuda Companies Act. Under the Bermuda Companies Act, we may not declare or pay dividends if there are reasonable grounds for believing that either we are, or would after the payment be, unable to pay our liabilities as they become due, or that the realizable value of our assets would thereby be less than our liabilities. See “Description of Share Capital.” In addition, our ability to declare and pay dividends is restricted by covenants in our revolving credit facility.

We do not currently pay dividends. We last declared and paid cash dividends during our fiscal year ended June 30, 2009, when we paid approximately $2.0 million in dividends. We stopped paying dividends after fiscal 2009 in order to invest in the growth of our software business, which, after the sale of our hardware business on May 31, 2011, is our sole business. Accordingly, we may but do not anticipate declaring or paying any dividends for the foreseeable future.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2012:

•	on an actual historical basis for Kofax (U.K.);

•	on a pro forma basis to give effect to the Migration; and

•

on a pro forma as adjusted basis to give effect to the sale of the common shares we are offering at an assumed initial public offering price of $         per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses that are payable by us.

You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus as well as the information under “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of June 30, 2012 (1)
	Kofax (U.K.) Actual	Kofax (Bermuda) Pro Forma (2)	Kofax (Bermuda) Pro Forma As Adjusted (3)
		(in thousands)
Shareholders’ equity:
Share capital	$4,264	$94	$
Share premium account	12,921	17,091
ESOP/EBT shares	(17,386)	(17,386)
Treasury shares	(15,980)	(15,980)
Merger reserve	2,835	2,835
Retained earnings	216,585	216,585
Currency translation adjustment	14,701	14,701

Total shareholders’ equity	217,940	217,940

Total capitalization	$217,940	$217,940	$

(1)	A $1.00 increase or decrease in the assumed initial public offering price would increase or decrease as adjusted total shareholders’ equity and total capitalization by approximately $ million, assuming the number of shares offered by us set forth on the cover page of this prospectus remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
(2)	Kofax (Bermuda) Pro Forma reflects the consummation of the Migration as of June 30, 2012. Pursuant to the Migration, one ordinary share of Kofax (U.K.) will be exchanged for one common share of Kofax (Bermuda). The adjusted par value of Kofax (U.K.)’s ordinary shares compared to the common shares of Kofax (Bermuda) results in the reduction of the Kofax (Bermuda) Pro Forma share capital amount to $94, with the balance allocated to the share premium account. The total value of the shareholders’ equity after giving effect to the Migration will not change. The Migration will take effect prior to the closing of this offering.
(3)	Kofax (Bermuda) Pro Forma As Adjusted reflects the Kofax (Bermuda) Pro Forma adjustment and the sale of Kofax (Bermuda) common shares in this offering at an assumed initial public offering price of $ per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The number of our common shares that will be issued and outstanding immediately after this offering is based on 88,930,104 common shares outstanding as of June 30, 2012, and excludes:

•

6,433,601 common shares issuable upon the exercise of outstanding options granted under the Kofax plc 2000 Share Option Plan at a weighted average exercise price of 205 pence ($3.20, based on the exchange rate on June 30, 2012) per share; and

•	2,538,044 common shares issuable pursuant to outstanding awards granted under the Kofax plc 2007 Long Term Incentive Plan.

DILUTION

If you invest in our common shares, your ownership interest will be diluted for each common share you purchase to the extent of the difference between the initial public offering price per common share and our net tangible book value per common share after this offering.

Our adjusted net tangible book value as of June 30, 2012, on a pro forma as adjusted basis, after giving effect to the Migration, was $         million, or $         pro forma as adjusted per common share of Kofax (Bermuda). Pro forma as adjusted net tangible book value per share represents the amount of our total tangible assets less our total liabilities after giving effect to the Migration, divided by the pro forma as adjusted number of common shares outstanding as of June 30, 2012.

After giving effect to the sale of              common shares in this offering at the initial public offering price of $         per common share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2012 would have been $         million, or $         per share.

This amount represents an immediate increase in pro forma as adjusted net tangible book value of $         per share to our existing shareholders and an immediate dilution in pro forma as adjusted net tangible book value of $         per share to new investors purchasing common shares in this offering at the initial public offering price. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share		$
Pro forma as adjusted net tangible book value as of June 30, 2012	$
Pro forma as adjusted increase per share attributable to new investors

Pro forma as adjusted net tangible book value per share after this offering

Dilution per share to new investors		$

A $1.00 increase (decrease) in the assumed initial public offering price of $         per share would increase (decrease) our pro forma as adjusted net tangible book value after giving effect to the Migration and this offering by $         million, or approximately $         per share, and the dilution per share to investors in this offering by approximately $         per share, assuming no change to the number of shares offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. An increase (decrease) of 100,000 in the number of shares offered by us would increase (decrease) our pro forma as adjusted net tangible book value after giving effect to this offering by $         million, or approximately $         per share, and the dilution per share to investors in this offering by approximately $         per share. The adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the Migration and the actual initial public offering price of our shares and other terms of this offering determined at pricing.

If the underwriter exercises its over-allotment option in full in this offering, our pro forma as adjusted net tangible book value per share will be $        , representing an immediate increase in pro forma as adjusted net tangible book value per share attributable to this offering of $         per share to our existing shareholders and an immediate pro forma as adjusted dilution per share to new investors in this offering of $         per share.

The following table summarizes, on a pro forma as adjusted basis, after giving effect to the Migration, and the sale of              shares in this offering, the differences as of June 30, 2012, between our existing shareholders and the new investors with respect to the number of shares purchased from us, the total consideration paid and the average price per share paid. The total number of our shares does not include any shares issuable pursuant to the exercise of the over-allotment option granted to the underwriter.

	Shares Purchased			Total Consideration			Average Price Per Share
	Number	Percent		Amount	Percent
Existing shareholders			%	$		%	$
New Investors

Total			%	$		%	$

A $1.00 increase (decrease) in the assumed initial public offering price of $         per share would increase (decrease) total consideration paid by new investors, total consideration paid by all shareholders and the average price per share paid by all shareholders by $         million, $         million and $        , respectively, assuming no change in the number of shares sold by us as set forth on the cover page of this prospectus and without deducting the estimated underwriting discounts and commissions and the offering expenses payable by us. An increase (decrease) of 100,000 shares offered by us would increase (decrease) the total consideration paid to us by new investors and total consideration paid to us by all shareholders by $         million. If the underwriter exercises its over-allotment option in full, our existing shareholders would own approximately     % and our new investors would own approximately     % of the total number of our shares outstanding after this offering, on a pro forma as adjusted basis.

The above tables and discussion exclude, as of June 30, 2012:

•

6,433,601 common shares issuable upon the exercise of outstanding options granted under the Kofax plc 2000 Share Option Plan at a weighted average exercise price of 205 pence ($3.20, based on the exchange rate on June 30, 2012) per share; and

•	2,538,044 common shares issuable pursuant to outstanding awards granted under the Kofax plc 2007 Long Term Incentive Plan.

If all of these options had been exercised, and other equity incentive shares had vested on June 30, 2012, our net tangible book value would have been approximately $         million, or $         per share, and the dilution in net tangible book value to new investors would have been $         per share.

MARKET FOR OUR SHARES

The ordinary shares of Kofax (U.K) began trading in the United Kingdom on AIM (the London Stock Exchange’s international market for small growing companies) in 1996 and subsequently transferred to the main market of the London Stock Exchange on December 8, 1997. The current stock symbol on the London Stock Exchange is “KFX.L.” Historical reports of transactions of Kofax (U.K.) shares are available on the London Stock Exchange under the symbol “KFX.L.”

The common shares of Kofax (Bermuda) will trade on the London Stock Exchange under the symbol “KFX.L” and on The NASDAQ Global Select Market under the symbol “KFX” after the effective date of the registration statement to which this prospectus relates.

The following table lists the high and low sales prices and the average daily trading volume on the London Stock Exchange for the ordinary shares of Kofax (U.K.) for the last six months; the last eight fiscal quarters; and the last five fiscal years. Prices indicated below with respect to Kofax (U.K.)’s ordinary share price include inter-dealer prices, without retail mark up, mark down or commission and may not necessarily represent actual transactions. All prices are quoted in pence and U.S. dollars using the exchange rate on the applicable trading date.

Period	Pence		U.S. Dollars		Average Daily Trading Volume
	High	Low	High	Low
Monthly
July 31, 2012	283.00	248.25	4.45	3.90	147,553
June 30, 2012	270.00	239.50	4.24	3.76	80,426
May 31, 2012	292.75	236.50	4.75	3.84	440,145
April 30, 2012	315.50	280.00	5.02	4.45	157,130
March 31, 2012	315.00	291.00	4.94	4.56	107,105
February 29, 2012	336.25	259.00	5.30	4.08	256,314

Quarterly
June 30, 2012	315.50	236.50	5.02	3.76	236,613
March 31, 2012	336.25	233.50	5.30	3.68	204,409
December 31, 2011	299.75	215.50	4.74	3.41	263,521
September 30, 2011	503.00	250.00	8.12	4.04	330,374
June 30, 2011	536.00	435.80	8.64	7.02	143,876
March 31, 2011	532.00	290.00	8.55	4.66	427,824
December 31, 2010	298.00	250.00	4.65	3.90	141,306
September 30, 2010	274.50	230.00	4.27	3.57	178,305

Yearly
June 30, 2012	503.00	215.50	8.12	3.48	259,564
June 30, 2011	536.00	230.00	8.64	3.71	223,269
June 30, 2010	270.00	129.00	4.00	1.91	148,648
June 30, 2009	214.00	101.00	3.76	1.77	124,400
June 30, 2008	229.00	138.50	4.52	2.73	182,759

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The tables below present the selected historical consolidated financial data of Kofax (U.K.) and its consolidated subsidiaries, which upon effectiveness of the Migration and prior to consummation of this offering, directly or indirectly, will be wholly-owned subsidiaries of Kofax (Bermuda). The selected historical consolidated financial data of Kofax (U.K.) and its consolidated subsidiaries as of June 30, 2012 and 2011, and for the years ended June 30, 2012 and 2011 has been derived from Kofax (U.K.)’s consolidated income statements, statements of financial position and statements of cash flows for those periods, which are included elsewhere in this prospectus. The consolidated financial statements have been prepared and presented in accordance with IFRS as issued by the IASB. As an emerging growth company, we are not required to present, and have not presented, selected financial data for any period prior to our most recently completed two fiscal years.

On May 31, 2011, Kofax (U.K.) completed the disposition of its hardware business to an investor group composed of an unrelated third party and members of that business’ management team. The operating results of this business have been reclassified and reported as discontinued operations in the consolidated income statements for all periods presented and are not included in the data provided below.

The following selected historical consolidated financial data should be read in conjunction with our audited consolidated historical financial statements and the related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each of which is included elsewhere in this prospectus. The historical results for any prior period are not necessarily indicative of results to be expected for any future period.

	Fiscal Year Ended
	June 30, 2011	June 30, 2012
	(in thousands, except per share data)
Software licenses	$117,233	$117,255
Maintenance services	101,191	113,784
Professional services	25,518	31,442

Total revenue	243,942	262,481

Cost of software licenses	10,869	11,301
Cost of maintenance services	15,891	16,420
Cost of professional services	23,279	26,784
Research and development	31,950	33,804
Sales and marketing	91,666	96,292
General and administrative	33,320	39,096
Amortization of acquired intangible assets	3,213	5,190
Acquisition-related costs	863	5,870
Restructuring costs	3,182	4,917
Other operating expenses, net	1,959	669

Operating costs and expenses	216,192	240,343

Income from operations	27,750	22,138

Finance income (expense), net	(1,737)	5,294

Income from continuing operations, before income tax expense	26,013	27,432
Income tax expense	(8,741)	(9,995)

Income from continuing operations , after income taxes	17,272	17,437
Loss from discontinued operations, net of tax	(10,188)	(1,413)

Income attributable to equity holders	$7,084	$16,024

Earnings per Share Attributable to Equity Holders:
Basic	$0.09	$0.19
Diluted	$0.08	$0.18

Earnings per Share From Continuing Operations:
Basic	$0.21	$0.21
Diluted	$0.20	$0.20

	As of
	June 30, 2011	June 30, 2012
	(in thousands)
Cash and cash equivalents	$98,274	$81,122
Working capital (1)	52,414	43,008
Total assets	359,322	357,777
Total shareholders’ equity	213,680	217,940

	Fiscal Year Ended
	June 30, 2011	June 30, 2012
	(in thousands)
Cash flows from operations	$35,580	$18,776

(1)	Working capital is defined as current assets less current liabilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “Selected Historical Consolidated Financial Data” and the Kofax (U.K.) and Kofax (Bermuda) consolidated financial statements and the related notes thereto included elsewhere in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and opinions. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences or cause our actual results or the timing of selected events to differ materially from those anticipated in these forward-looking statements include those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are a leading provider of capture and business process management (BPM) software and related maintenance and professional services. Our software allows businesses, government agencies, and other organizations to design, deploy, and operate comprehensive systems of engagement to optimize interactions with their customers, citizens, vendors, employees and other parties (collectively, constituents). These solutions automate the labor-intensive processes needed to capture and extract information, as well as understand, act upon and deliver the extracted information to enterprise software applications and content repositories. Our software streamlines critical information processing, which allows our users to be more responsive to their constituents, provide better service, gain competitive advantage and grow their organizations while reducing a user’s costs and improving its regulatory compliance. As a result of these benefits, many of our users realize a return on investment within only 12 to 18 months.

We operate on a global basis, and as of June 30, 2012, we had 1,199 employees located in 30 countries. We utilize a hybrid go-to-market model that delivers our software and services through both our direct sales and service employees and an indirect channel of more than 800 authorized resellers, original equipment manufacturers (OEMs) and distributors located in more than 75 countries as of June 30, 2012. We have approximately 20,000 active installations of our software with users in banking, insurance, government, healthcare, supply chain (manufacturing, distribution, retail and logistics), business process outsourcing (BPO) and other vertical markets, including 66 of the Fortune Global 100 companies.

We began operations in Switzerland in 1985 as a distributor of document imaging hardware and maintenance services under the name Dicom AG. We listed our ordinary (i.e., common) shares on AIM (the London Stock Exchange’s international market for smaller growing companies) in 1996 and subsequently transferred to the main market of the London Stock Exchange in 1997. Since then we have maintained a Premium Listing, which requires meeting the UK’s highest standards of regulation and corporate governance. We subsequently expanded into the distribution of related software products and services and eventually became an independent software vendor through the acquisition of a number of software businesses beginning in 1999.

Our business has expanded, in part, as a result of acquisitions of, or investments in, other companies. In recent years, we have acquired the following software companies: OptiInvoice Digital Technology AB (October 2008), 170 Systems, Inc. (September 2009), Atalasoft, Inc. (May 2011) and Singularity Limited (December 2011). We expect to continue to make additional acquisitions of companies, products and technologies, as well as investments in other businesses.

On May 31, 2011, Kofax (U.K.) completed the disposition of its hardware business to an investor group composed of an unrelated third party and members of that business’ management team. The operating results of this business have been reclassified and reported as discontinued operations in the consolidated income statements for all periods presented, and are not included in the information provided below.

Key Financial and Operational Metrics

We manage our business by focusing on several key financial measures. These financial measures include both IFRS based financial measures and non-IFRS measures. The non-IFRS measures, including the basis for why we review them, and how they reconcile to IFRS measures, are discussed in more detail in this prospectus, in “Summary Historical Consolidated Financial Data—Non-IFRS Measures”. The following are key financial measures that we review when assessing our financial performance.

Revenue

We generate revenue from licensing the right to use our software products as well as from maintenance and professional services. Our revenue is generated through a hybrid go-to-market model that results in approximately equal distribution of our software and services sold and implemented through our direct sales and service organization and through our indirect channel. We have employees located in 31 countries, including sales and service personnel in most of those countries. Our indirect channel is composed of more than 800 authorized resellers, OEM partners and distributors located in more than 75 countries.

Software licenses revenue has historically fluctuated on a quarterly basis, and we expect that it will continue to fluctuate on a quarterly basis, due to seasonality, which historically has resulted in higher software license revenue in our second and fourth fiscal quarters as well as uncertain and inconsistent timing of large transactions. In order to recognize software licenses revenue, the following conditions must be met: evidence of the arrangement must exist; the fees must be fixed and determinable; collectability is probable; the fair value attributable to the undelivered products or services can be measured reliably; and delivery of the software licenses must have occurred.

Maintenance services include software license updates and upgrades, including bug fixes, on a “when and if available” basis, as well as our providing support of customer inquiries. Our maintenance service agreements typically cover a one-year period, and we have experienced a high level of renewal of our customer maintenance agreements. We generally price our maintenance services, and the associated renewals, on a consistent percentage of the associated software license fee. Payments for maintenance services are generally made at the outset of the maintenance service period and are non-refundable. Maintenance services revenue is earned ratably over the period of maintenance agreement.

Professional services revenue is derived from the provision of software implementation services, including data migration and business process assessments, from follow on services that our customers purchase from us from time to time, as well as from customer training. Our professional service engagements are predominantly sold on a time and materials basis with some sold on a fixed price basis. Fees for professional services are charged separately from fees for software licenses and maintenance services. Professional services contracted under time and material projects are recognized as the services are performed. With respect to professional services contracted on a fixed price basis, we have significant experience in providing these services and are able to estimate the stage of completion. Accordingly, we realize the revenue and profit on fixed price professional service engagements on a milestone basis.

Our operations and our customers are located around the world. Our global presence allows our local operating subsidiaries to contract with and service customers in their local market. We monitor our sales based on the following regions: the Americas, which is composed predominantly of the United States; Europe, including the Middle East and Africa (collectively, EMEA); and Asia Pacific (APAC). The geographic mix of our revenue in fiscal 2012, based on the locations of our customers, was as follows: Americas 53.4%, EMEA 39.5% and APAC 7.1%.

Constant Currency Revenue

A significant portion of our revenue is contracted and denominated in currencies other than the U.S. dollar, which are converted into U.S. dollars based on the average foreign currency exchange rates during the period the revenue is recognized. We also evaluate our revenue performance based on a constant currency presentation, under which the total revenue for each period being compared is converted into U.S. dollars at the same foreign currency exchange rate. While the average annual exchange rates for those currencies in which we transact our business outside of the United States did not change significantly in fiscal 2012 as compared to fiscal 2011, in some instances there was a greater change when comparing a quarter to the same quarter in the prior year. Had exchange rates in fiscal 2012 remained unchanged from fiscal 2011, we would have recorded additional fiscal 2012 software license revenue, maintenance services revenue, professional services revenue and total revenue of 0.6%, 0.5%, 0.7% and 0.6%, respectively. See “—Quantitative and Qualitative Disclosures about Market Risk—Foreign Currency”, elsewhere in this prospectus for additional information regarding currency fluctuation exposure.

Income from Continuing Operations and Earnings per Share Data

In addition to the assessment of revenue as discussed above, management and the Board of Directors also review certain results from operations, including our income from continuing operations and earnings per share data.

Our income from continuing operations was relatively consistent in fiscal 2012 and fiscal 2011, with increases in our total revenue and increases in our finance income (expense), net, offset by operating expense increases. Each of those items is discussed below in “—Results of Operations”. The earnings per share from continuing operations was also consistent during fiscal 2012 and fiscal 2011, as our share count did not change significantly in fiscal 2012.

Organic Results of Operations

When we acquire a company, we include in our consolidated income statement their operating results beginning on the date of acquisition. Accordingly, when reviewing our period to period results, our prior results are not necessarily comparable to the current period results. Management reviews the comparable results of operations on a basis including the results of the acquired companies, and also on a basis that excludes the results of the acquired companies. The results excluding the acquired companies are referred to as organic results. For purposes of measuring our organic performance for fiscal 2012 against fiscal 2011, we have excluded all results for Singularity (acquired in December 2011) and Atalasoft (acquired in May 2011).

Adjusted Income from Operations and Adjusted Cash Flows from Operations

Adjusted income from operations is our income from operations, excluding the effect of share-based payment expense, depreciation expense, amortization of acquired intangible assets, acquisition-related costs, restructuring costs and other operating expense, net. This financial measure is used by us to evaluate our financial operating performance, both in terms of absolute dollars and as a percentage of revenue. The Board of Directors and management utilize IFRS and non-IFRS measures to facilitate our determination of our allocation of resources, to measure our actual performance against budgeted and forecasted financial plans and to establish and measure management’s compensation. The following table presents our total revenue, adjusted income from operations and adjusted income from operations as a percentage of total revenue:

	Fiscal Year Ended
	June 30, 2011	June 30, 2012
	(in thousands, except percentages)
Total revenue	$243,942	$262,481
Adjusted income from operations	$46,270	$48,490
Adjusted income from operations as a percentage of total revenue	19.0%	18.5%

Adjusted income from operations as a percentage of total revenue is a comparable metric when assessing period to period performance or to allow comparison with companies of varying size as it compares our performance as a percentage of the associated revenue during any given period. Adjusted income from operations, as expressed in dollars, increased $2.2 million in fiscal 2012 compared to fiscal 2011, and when expressed as a percentage of revenue our adjusted income from operations as a percentage of total revenue decreased to 18.5% in fiscal 2012 compared to 19.0% in fiscal 2011. The decrease in adjusted income from operations as a percentage of total revenue was due to our relative growth in expenses exceeding that of our revenue.

We closely monitor our cash balances and the sources and uses of our cash flows, including our adjusted cash flows from operations, which generated $34.3 million and $34.8 million in fiscal 2012 and fiscal 2011, respectively. Our adjusted income from operations comprises the majority of our adjusted cash flows from operations, with the primary difference arising from changes in working capital.

RESULTS OF OPERATIONS

Revenue

The following table presents the revenue for each fiscal year noted, along with the dollar and percentage change compared to the prior fiscal year. Revenue is presented for each financial statement line item, as well as in total for each of our geographic regions.

	Fiscal Year Ended
	June 30, 2011	June 30, 2012	$ Change	% Change
	(in thousands, except percentages)
Software licenses	$117,233	$117,255	$22	—%
Maintenance services	101,191	113,784	12,593	12.4%
Professional services	25,518	31,442	5,924	23.2%

Total revenue	$243,942	$262,481	$18,539	7.6%

Percentage of Total Revenue
Software licenses	48.1%	44.7%		(3.4%)
Maintenance services	41.5%	43.3%		1.8%
Professional services	10.5%	12.0%		1.5%

Total revenue	100.0%	100.0%

Revenue by Geography
Americas	$128,321	$140,125	$11,804	9.2%
EMEA	97,400	103,789	6,389	6.6%
APAC	18,221	18,567	346	1.9%

Total revenue	$243,942	$262,481	$18,539	7.6%

Geography as a Percentage of Total Revenue
Americas	52.6%	53.4%		0.8%
EMEA	39.9%	39.5%		(0.4%)
APAC	7.5%	7.1%		(0.4%)

Total revenue	100.0%	100.0%

Total revenue increased $18.5 million in fiscal 2012 compared to fiscal 2011. Of this increase, $3.8 million was attributable to organic growth and the remaining increase of $14.7 million was attributable to our acquisitions of Singularity and Atalasoft. Our organic growth was driven by an increase in our maintenance services revenue of $9.3 million and an increase in our professional services revenue of $1.0 million, partially offset by a decrease of $6.3 million in our software licenses revenue.

Software licenses revenue was essentially unchanged in fiscal 2012 compared to fiscal 2011. Our software licenses revenue benefited from $6.4 million of revenue attributable to our acquisitions of Singularity and Atalasoft. Our organic software licenses revenue declined by approximately the same amount, representing a 5.5% decrease. Organic software licenses revenue declined in the Americas, EMEA and APAC regions by $2.1 million, $2.5 million and $1.8 million, respectively due to a combination of a weak global economic environment and to sales execution issues. Our software licenses revenue, as a percentage of total revenue, decreased 3.4% in fiscal 2012, due to the expansion of our maintenance services and professional services.

Maintenance services revenue increased $12.6 million in fiscal 2012 compared to fiscal 2011. Of this increase, $9.3 million was attributable to organic growth, a 9.2% increase from fiscal 2011, and $3.3 million was attributable to our acquisitions of Singularity and Atalasoft. The strength in our organic maintenance services revenue was due to high maintenance contract renewal rates, as well as to the expansion of our user base, including the effect of new sales in fiscal 2012 and fiscal 2011. Organic maintenance services revenue increased in all geographic regions in fiscal 2012, with revenue for the Americas, EMEA and APAC regions increasing $6.7 million, $0.9 million and $1.7 million, respectively.

Professional services revenue increased $5.9 million in fiscal 2012 compared to fiscal 2011. Of this increase, $4.9 million was attributable to our acquisition of Singularity, supplemented by organic growth of professional services revenue of $1.0 million, or 3.8%. Many, but not all, of our professional services are associated with new software license sales, with the timing of revenue recognition of our professional services often lagging that of our software license revenue. Our fiscal 2012 organic growth was primarily due to strong demand for our professional services in the Americas, resulting in an increase of $3.0 million, offset, in part, by a reduction of organic professional services revenue of $1.8 million in EMEA, and $0.2 million in APAC, due to a weak global economic environment and to sales execution issues.

Costs and Expenses

Cost of Software Licenses

Cost of software licenses primarily consists of royalties to third-party software developers as well as personnel costs related to the distribution of our software licenses. The following table reflects cost of software licenses revenue, in dollars and as a percentage of licenses revenue:

	Fiscal Year Ended
	June 30, 2011	June 30, 2012	$ Change	% Change
	(in thousands, except percentages)
Cost of software licenses	$10,869	$11,301	$432	4.0%

As a percentage of software licenses revenue	9.3%	9.6%

Cost of software licenses revenue increased by 4.0% in fiscal 2012 due to increase of sales of royalty bearing products. Royalty rates for products vary, and accordingly, based on the mix of software licenses sold, the cost of software licenses revenue as a percentage of the software licenses revenue will vary.

Cost of Maintenance Services

Cost of maintenance services primarily consists of personnel costs for our staff of professionals who manage our customer inquiries as well associated costs such as facilities and related overhead charges. The following table shows cost of maintenance services, in dollars and as a percentage of maintenance services revenue:

	Fiscal Year Ended
	June 30, 2011	June 30, 2012	$ Change	% Change
	(in thousands, except percentages)
Cost of maintenance services	$15,891	$16,420	$529	3.3%

As a percentage of maintenance services revenue	15.7%	14.4%

Cost of maintenance services increased modestly, due to $0.8 million of costs associated with our acquisition of Singularity and Atalasoft offset in part by a $0.3 million decrease in our organic expenses as we better leveraged our existing resources to manage customer support inquiries from our expanding organic customer base.

Cost of Professional Services

Cost of professional services primarily consists of personnel costs for our staff of consultants and trainers, other associated costs such as facilities and related overhead charges, travel related expenses and the cost of contractors, whom we engage from time to time to assist us in delivering professional services. The following table shows cost of professional services, in dollars and as a percentage of professional services revenue:

	Fiscal Year Ended
	June 30, 2011	June 30, 2012	$ Change	% Change
	(in thousands, except percentages)
Cost of professional services	$23,279	$26,784	$3,505	15.1%

As a percentage of professional services revenue	91.2%	85.2%

Cost of professional services increased in fiscal 2012 due to $3.6 million of costs associated with our acquisition of Singularity, offset by a $0.1 million decrease in costs for our organic professional services. Singularity’s professional services are delivered by personnel who reside in a lower labor cost market, and those professional services provided a gross margin of 26.3%. Our gross margin on organic professional services increased from 8.8% in fiscal 2011 to 12.7% in fiscal 2012 as we were able to leverage our existing staff more efficiently, allowing us to keep our organic costs relatively flat, while growing our organic professional services revenue by $1.0 million.

Research and Development

Research and development expenses consist primarily of personnel costs incurred in connection with the design, development, testing and documentation of our software products as well associated costs such as facilities and related overhead charges. Our research and development expenses have been expensed as incurred. The following table shows research and development expense, in dollars and as a percentage of total revenue:

	Fiscal Year Ended
	June 30, 2011	June 30, 2012	$ Change	% Change
	(in thousands, except percentages)
Research and development expense	$31,950	$33,804	$1,854	5.8%

As a percentage of total revenue	13.1%	12.9%

Research and development expenses for fiscal 2012 increased primarily due to our acquisitions of Singularity and Atalasoft, which contributed $2.7 million of expenses. Our organic research and development expenses decreased $0.8 million, or 2.5%, despite our having increased the number of our research and development personnel as we continue our historic strategy of moving the development of certain of our more mature products to offshore sites with lower labor costs. That transition to offshore resources included the opening of a software development center in St. Petersburg, Russia, which had 33 personnel as of June 30, 2012. Our acquisition of Singularity included a 48 member research and development team in Hyderabad, India as of June 30, 2012, again furthering our strategy of locating certain development to offshore sites with lower labor costs.

Sales and Marketing

Sales and marketing expenses consist primarily of personnel costs related to our sales and marketing staff, costs for trade shows, advertising and other lead generating activities, as well as associated costs such as facilities and related overhead charges. The following table shows sales and marketing expense, in dollars and as a percentage of total revenue:

	Fiscal Year Ended
	June 30, 2011	June 30, 2012	$ Change	% Change
	(in thousands, except percentages)
Sales and marketing expense	$91,666	$96,292	$4,626	5.0%

As a percentage of total revenue	37.6%	36.7%

Sales and marketing expenses for fiscal 2012 increased primarily due to our acquisitions of Singularity and Atalasoft, which contributed $4.2 million of expenses, as well as an increase in organic expenses of $0.4 million, or 0.5% generally in line with revenue growth.

General and Administrative

General and administrative expenses consist primarily of personnel costs for our executive, finance, human resource and legal functions, as well as associated costs such as facilities and related overhead charges. Also included in general and administrative expenses are costs associated with legal, accounting and tax preparation and advisory fees. The following table shows general and administrative expense, in dollars and as a percentage of total revenue:

	Fiscal Year Ended
	June 30, 2011	June 30, 2012	$ Change	% Change
	(in thousands, except percentages)
General and administrative expense	$33,320	$39,096	$5,776	17.3%

As a percentage of total revenue	13.7%	14.9%

General and administrative expenses for fiscal 2012 increased $5.8 million, of which $1.4 million was attributable to our acquisitions of Singularity and Atalasoft. Organic general and administrative expenses increased $4.4 million. We historically allocated general and administrative expenses between our hardware and software business segments. Following the May 2011 sale of our hardware business, our software business had to absorb all general and administrative expenses which resulted in a $6.1 million increase. This increase was partially offset by a $1.7 million reduction in our organic general and administrative expenses, primarily due to a savings in compensation costs.

Amortization of Acquired Intangible Assets

We recognize amortization expense relating to our acquired intangible assets using the straight-line method over the estimated useful life of the respective asset. Our intangible assets include acquired contractual and customer relationships, technology and trade names, each based on their fair values ascribed in accounting for the initial business combination. The following table shows expense related to the amortization of acquired intangible assets, in dollars and as a percentage of total revenue:

	Fiscal Year Ended
	June 30, 2011	June 30, 2012	$ Change	% Change
	(in thousands, except percentages)
Amortization of acquired intangible assets	$3,213	$5,190	$1,977	61.5%

As a percentage of total revenue	1.3%	2.0%

Amortization of acquired intangible assets increased in fiscal 2012 primarily due to $1.6 million of amortization of acquired intangible assets arising from our acquisition of Singularity.

Acquisition-related costs

Acquisition-related costs include those costs related to business and other acquisitions and consist of (i) costs directly attributable to our acquisition strategy and the evaluation, consummation and integration of our acquisitions and (ii) transition compensation costs. The following table shows acquisition-related costs, in dollars and as a percentage of total revenue:

	Fiscal Year Ended
	June 30, 2011	June 30, 2012	$ Change	% Change
	(in thousands, except percentages)
Acquisition direct costs	$863	$2,489	$1,626	188.4%
Transition compensation costs	—	3,381	3,381	—

Acquisition-related costs	$863	$5,870	$5,007	580.2%

As a percentage of total revenue	0.4%	2.2%

Acquisition-related costs increased in fiscal 2012 due primarily to $3.4 million of transition compensation costs in connection with our acquisition of Singularity, as well as a $1.6 million increase in acquisition direct costs due to the costs of our evaluation and due diligence associated with the business process management software market, which ultimately led to our acquisition of Singularity in December 2011. In fiscal 2011 we incurred $0.9 million in acquisition direct costs in connection with our acquisition of Atalasoft in May 2011.

Restructuring Costs

Restructuring costs consist of expenses related to plans of restructuring that we have undertaken to reorganize and streamline certain of our operations in EMEA following our sale of our former hardware business, and in response to a weak global economic environment. The following table shows restructuring costs, in dollars and as a percentage of total revenue:

	Fiscal Year Ended
	June 30, 2011	June 30, 2012	$ Change	% Change
	(in thousands, except percentages)
Restructuring costs	$3,182	$4,917	$1,735	54.5%

As a percentage of total revenue	1.3%	1.9%

In fiscal 2011, we recorded a charge in connection with the reorganization of our operations in EMEA due to our having sold our hardware business and initiating efforts to create a single shared services center in EMEA to improve the timeliness and quality of our internal and external reporting and thereby allow us to better manage our business. Consequently, we recorded a charge of $3.2 million for staff redundancy payments associated with headcount reductions of approximately 20 personnel, and future payments for excess unused facility leases.

In fiscal 2012, due to a weak global economic environment, we recorded a charge of $4.9 million for staff redundancy payments associated with headcount reductions of approximately 60 personnel, and future payments for excess unused facility leases.

The staff redundancy payments related to our fiscal 2011 restructuring were made in fiscal 2011 and fiscal 2012, while the payments related to our fiscal 2012 staff redundancy are being paid in fiscal 2012 and fiscal 2013, with $1.4 million remaining as of June 30, 2012. Payments related to onerous lease charges are being paid through fiscal 2015, with $0.7 million, $0.4 million and $0.2 million being paid in fiscal 2013, fiscal 2014 and fiscal 2015, respectively.

Other Operating Expenses, net

Other operating expenses, net consists of all income or expense that is not directly attributable to one of our other operating revenue or expense lines. The following table shows other operating expense, net, in dollars and as a percentage of total revenue:

	Fiscal Year Ended
	June 30, 2011	June 30, 2012	$ Change	% Change
	(in thousands, except percentages)
Other operating expenses, net	$1,959	$669	$(1,290)	(65.8)%

As a percentage of total revenue	0.8%	0.3%

Other operating expenses, net decreased in fiscal 2012 due to lower professional fees incurred for attorneys, accountants and other advisors associated with the preliminary work needed for us to affect an initial public offering (IPO) in the United States. These IPO related costs were $2.2 million in fiscal 2011 and $1.0 million in fiscal 2012.

Finance Income (Expense), net

Finance income (expense), net consists primarily of foreign exchange gains or losses related to our intercompany receivables and payables, to fair value adjustments relating to forward contracts or other financial instruments and to a lesser extent to interest income (expense). The following table shows finance income (expense), net, in dollars and as a percentage of total revenue:

	Fiscal Year Ended
	June 30, 2011	June 30, 2012	$ Change	% Change
	(in thousands, except percentages)
Finance income (expense), net	$(1,737)	$5,294	$7,031	404.8%

As a percentage of total revenue	(0.7)%	2.0%

Finance income (expense), net in fiscal 2012 and 2011 were primarily due to foreign exchange gains and losses related to our intercompany receivables and payables. During fiscal 2012, the U.S. dollar strengthened against each of the euro, British pound and Swiss franc, while in fiscal 2011, the U.S. dollar weakened against each of those three currencies.

Income Tax Expense

The following table shows income tax expense, in dollars and as a percentage of profit from continuing operations:

	Fiscal Year Ended
	June 30, 2011	June 30, 2012	$ Change	% Change
	(in thousands, except percentages)
Income from continuing operations	$26,013	$27,432	$1,419	5.5%

Income tax expense	$(8,741)	$(9,995)	$(1,254)	14.3%

Effective income tax rate	33.6%	36.4%

We are a tax resident of the United Kingdom, and anticipate retaining that status after the Migration. The standard income tax rate in the United Kingdom has been decreasing according to a scheduled reduction, and for our fiscal 2011 and fiscal 2012 years was approximately 27.5% and 25.5%, respectively, and is further scheduled to decrease to 22%. We are subject to tax based on the income earned from sales of our products and services in the country from which we sell our products or in which we provide our services. Many of the jurisdictions other than the United Kingdom have tax rates that exceed the U.K. rate. Deferred tax assets and liabilities, including net loss carryforwards, are determined based on differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Income tax expense as a percentage of income from continuing operations in fiscal 2012 and fiscal 2011 was 36.4% and 33.6%, respectively, due primarily to an increase in expenses that are not deductible for income tax purposes, such as acquisition-related compensation costs.

Loss from Discontinued Operations, net of tax

On May 31, 2011, we completed the sale of our hardware business. A net loss of $10.2 million, representing the loss on the sale of the hardware business assets, as well as the loss from operating that business from July 1, 2010 through May 31, 2011 was included in loss from discontinued operations, net of tax, for fiscal 2011. In fiscal 2012, we recorded additional expense of $1.4 million, which included transaction fees, legal fees, asset values, and other administrative and transition costs.

Liquidity and Capital Resources

Historically, we have financed our business primarily through our cash flows from operations. In the two year period ended June 30, 2012, we generated aggregate cash flows from operations of $54.4 million. In addition, we have received proceeds from the issuance of capital stock under our stock option schemes of $7.5 million during the two year period ended June 30, 2012. We had no outstanding debt as of June 30, 2012. We have a revolving credit facility that provides for borrowings of up to $40.0 million and matures on June 30, 2014. As of June 30, 2012, we had $39.9 million available under this revolving credit facility.

The following table sets forth the summary of our cash flows for the years ended June 30, 2011 and 2012:

	Fiscal Year Ended
	June 30, 2011	June 30, 2012	$ Change	% Change
	(in thousands, except percentages)
Cash generated from (used in):
Operating activities	$35,580	$18,776	$(16,804)	(47.2)%
Investing activities	1,258	(27,642)	(28,900)	(2,297.3)%
Financing activities	(2,906)	(1,992)	914	(31.5)%
Effect of exchange rate fluctuations	9,321	(6,294)	(15,615)	(167.5)%

Net increase (decrease)	$43,253	$(17,152)	$(60,405)	(139.7)%

We had $81.1 million of cash and cash equivalents at June 30, 2012, compared to $98.3 million at June 30, 2011.

Operating Activities

Net cash generated by operating activities was $18.8 million in fiscal 2012, compared to $35.6 million in fiscal 2011, a decrease of $16.8 million. That decrease was attributable primarily to a change in income taxes paid or received of $14.8 million, as we paid $12.2 million in fiscal 2012 and received a refund of $2.6 million in fiscal 2011. We also had incremental cash outflows of $1.5 million in fiscal 2012 relating to an increase in payments to employees whose positions were eliminated in a restructuring. After accounting for cash paid or received for income taxes and payments related to employee restructuring costs, our adjusted cash flows from operations were $34.3 million in fiscal 2012 and $34.8 million in fiscal 2011. Our cash used relative to the changes in our net working capital accounts was substantially consistent in each fiscal year as we required incremental cash in order to support the growth of our business.

Investing Activities

Net cash used in investing activities was $27.6 million in fiscal 2012, primarily related to $28.5 million of net cash related to our acquisition of Singularity. Additionally, in fiscal 2012, we made $1.9 million in contingent payments in connection with our May 2011 acquisition of Atalasoft and $2.4 million of payments related to property and equipment purchases, net of disposals. These fiscal 2012 uses of cash were partially offset by our having received $5.1 million related to a deferred payment on the May 2011 sale of our hardware business. In fiscal 2011, we received $8.9 million relating to the sale of our hardware business, which was partially offset by $4.6 million of initial consideration paid to the shareholders of Atalasoft and $3.1 million related to property and equipment purchases, net of disposals.

Financing Activities

Net cash used in financing activities was $2.0 million in fiscal 2012, primarily related to a $2.9 million purchase of our ordinary shares from the open market, which are for our employee share trust, partially offset by $1.4 million that we received related to share capital issuances as a result of employee exercises of incentive stock options. In fiscal 2011 we used $8.7 million to reduce our long-term borrowings, primarily related to a deferred payment that arose from our fiscal 2010 acquisition of 170 Systems, partially offset by $6.1 million that we received as a result of employee exercises of incentive stock options.

Exchange Rate Effects

We operate in many countries around the world, and maintain cash balances in locations outside of the United States, in currencies other than the U.S. dollar. In fiscal 2012 our cash and cash equivalents decreased by $6.3 million due to changes in foreign exchange rates, while in fiscal 2011, our cash and cash equivalents increased by $9.3 million due to changes in foreign exchange rates. Our cash and cash equivalents will continue to fluctuate in the future, as foreign currency exchange rates vary. See “—Quantitative and Qualitative Disclosures about Market Risk—Foreign Currency” below for further discussion.

Future Cash Requirements and Sources of Liquidity

As discussed above, we have funded our business primarily with cash flows from our operating activities, and to a lesser extent from proceeds received from our stock option schemes. We expect that our future operating requirements will continue to be funded from cash flows from these sources. Following this offering, we expect that our liquidity needs relating to our operations will arise primarily from costs associated with expanding our direct and indirect sales channels; research and development expenses; capital expenditures; working capital; incremental costs associated with being a public company listed on both a U.S. exchange and the London Stock Exchange; cash taxes; and acquisitions.

We believe that our cash and cash equivalents, and our working capital, each as of June 30, 2012, and our future net cash flows from operating activities, together with the net proceeds to us from this offering and our borrowing capacity under our revolving credit facility, will be sufficient to fund our currently anticipated uses of cash relating to our organic operations for the next twelve months. Other than the commitment of a $0.1 million standby letter of credit, we had no borrowings outstanding under our $40.0 million revolving credit facility as of June 30, 2012 and therefore we had $39.9 million of borrowing capacity under this revolving line of credit as of June 30, 2012. Our revolving credit facility matures on June 30, 2014, and is secured by certain of our assets, including those of certain of our subsidiaries. The revolving credit facility is subject to certain affirmative and negative covenants, including meeting defined EBITDA milestones, leverage and liquidity ratios, and also contains a non-committed $10.0 million expansion feature. Thereafter, our ability to fund these expected uses of cash will depend on our future results of operations, performance, and cash flows, which will be affected by prevailing economic conditions, and on financial, business, regulatory, legislative and other factors, many of which are beyond our control.

If we do not generate sufficient cash from operations or do not otherwise have sufficient cash and cash equivalents, including the net proceeds from this offering, we may need to issue debt or equity, if the market and if the terms of our current revolving credit facility permit. In addition to cash requirements relating to our current organic operations, our strategy includes future acquisitions and/or investments. We may not be able to raise cash on terms acceptable to us or at all. Financings, if available, may be on terms that are dilutive to our shareholders, and the prices at which new investors would be willing to purchase our securities may be lower than the current price of our common shares. The holders of new securities may also receive rights, preferences or privileges that are senior to those of existing holders of our common shares. If new sources of financing are required but are insufficient or unavailable, we would be required to modify our plans to the extent of available funding, which could harm our ability to grow our business.

Off-balance Sheet Arrangements

We do not have any outstanding off-balance sheet arrangements or commitments. In our on-going business, we have not entered into transactions involving, or otherwise formed relationships with unconsolidated entities or financial partnerships established for the purpose of facilitating off-balance sheet arrangements, commitments or other contractually limited purposes.

Contractual Obligations

The following table summarizes our contractual obligations as of June 30, 2012:

	Payments Due by Fiscal Year Ended June 30,
	Total	2013	2014 and 2015	2016 and 2017	Thereafter
	(in thousands)
Operating leases	$21,561	$6,661	$9,776	$4,379	$745

Total contractual cash obligations	$21,561	$6,661	$9,776	$4,379	$745

Contingent Liabilities and Commitments

In connection with our acquisitions of Singularity and Atalasoft, we agreed to make certain contingent cash payments, based on the achievement of certain financial and operational metrics, and in some cases based on the continuing employment of the recipients of those payments. A summary of the contingent payments for each of these acquisitions follows, and additional information related to each of these can be found in Note 5, “Acquisitions” in the notes to the accompanying audited consolidated financial statements of Kofax (U.K.).

In connection with our acquisition of Singularity, we agreed to make certain contingent cash payments, denominated in British pounds, based on the achievement of certain financial and operational metrics, and further dependent on the continuing employment of the recipients of those payments. As of June 30, 2012, the range of those contingent payments was $0 to $22.8 million (based on the exchange rate between the British pound and U.S. dollar as of June 30, 2012). We estimate that we will be required to pay cash obligations of $14.7 million, with $8.4 million of that amount payable in fiscal 2013 and $6.3 million payable in fiscal 2014. We have recorded the fair value related to $6.5 million of these payments as provisions on our June 30, 2012 consolidated statement of financial position, including $3.4 million that was included as part of the purchase consideration at the time of acquisition, and $3.1 million that has been expensed to acquisition-related costs from the date of acquisition to June 30, 2012. Based on our current estimate of total cash obligations of $14.7 million, we will record an additional $8.1 million to acquisition-related costs, on a straight-line basis from July 1, 2012 to December 31, 2013. To the extent that the estimates relating to our cash obligations change, we will be required to adjust the amount of each of our acquisition-related expenses, and the associated cash payments.

In connection with our acquisition of Atalasoft, we agreed to make certain contingent cash payments based on the achievement of certain financial and operational metrics. As of June 30, 2012, the range of those contingent payments was $0 to $3.2 million. We estimate that we will be required to pay cash obligations of $3.1 million, with $2.0 million of that amount payable in fiscal 2013 and $1.2 million payable in fiscal 2014. The discounted fair value of those amounts is included in provisions on our June 30, 2012 consolidated statement of financial position, which was included as part of the purchase consideration at the time of acquisition.

Financial Instruments

The carrying amount of cash and cash equivalents, restricted cash, accounts receivable, deposits, prepayments and other receivables, accounts payable, other payables, purchase consideration payable, accrued liabilities, short-term debts and long-term debt approximate their fair values because of their short maturity.

We operate our business in countries throughout the world and transact business in various foreign currencies. Periodically, we enter into forward exchange contracts to hedge against foreign currency fluctuations. We established this program so that gains and losses from remeasurement or settlement of these assets and liabilities are offset by gains or losses on the forward exchange contracts thus mitigating the risks and volatility associated with our foreign currency transactions. Generally, we enter into contracts with terms of 90 days or less, and at June 30, 2012 we had outstanding contracts with a total notional value of $14.0 million.

We have a $0.5 million convertible note receivable from a development stage company, and have classified that note in other non-current assets. We have determined that the fair value of this note approximates the carrying value as of June 30, 2012.

Critical Accounting Policies, Judgments and Estimates

Our financial statements are prepared in accordance with IFRS as issued by the IASB. IFRS comprise international accounting standards, or IASs, that are issued to address specific accounting matters. The preparation of our financial statements in accordance with IFRS requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, cost of sales, operating expenses and related disclosures. We consider an accounting policy to be critical if it is important to our financial condition and/or results of operations, and if it requires significant judgment and estimates on the part of management in its application. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances and we evaluate our estimates on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions. If actual results or events differ materially from the judgments and estimates that we have made in reporting our financial position and results of operations, our financial position and results of operations could be materially affected.

While our significant accounting policies are more fully described in Note 1 in the notes to the audited consolidated financial statements of Kofax (U.K.) appearing elsewhere in this prospectus, the following accounting policies involve a greater degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical in fully understanding and evaluating our financial condition and results of operations.

Revenue Recognition

We generate revenue from the sale of licenses to use our software license products, maintenance and professional services. Our typical initial sale to a customer consists of: (i) a perpetual software license, (ii) a maintenance service arrangement that includes technical support and access to product updates, generally for an initial period of one year, and (iii) in some cases, a separate professional services engagement for software implementation, education, training and other services.

Our transactions with customers are documented by written agreements, with our direct sales generally taking the form of a sales contract and a purchase order. Sales through our indirect channel are made via a master agreement with the applicable channel partner, under which the key legal terms and conditions are noted, and each order is then evidenced by a purchase order or other written evidence of the order provided to us from our channel partner. We recognize revenue in accordance with IAS 18, “Revenue”, which includes our interpretations of other literature that constitutes IFRS. In addition to a transaction being evidenced in customary form, each of the following must be met in order for the recognition of revenue: the fees are determinable, collectability is probable, the amount of revenue attributable to undelivered products or services can be measured reliably based on their fair value, and delivery has occurred.

We evaluate the elements of a transaction to identify the appropriate accounting elements so that revenue recognition criteria may be applied to separately identifiable elements of a single transaction, and when appropriate, the recognition criteria may be applied to two or more transactions when their economic substance cannot be understood individually.

For those transactions with multiple elements, if we have determined that the undelivered elements of that contract have fair value, we record the revenue associated with the delivered elements (generally the software license) at an amount that represents the fee for the transaction, less the fair value of any undelivered element and defers the undelivered elements of the transaction (generally the maintenance and professional services) based on their fair values. We have determined the fair values of our maintenance service and professional services based on an evaluation of the pricing, delivery costs and margins for each of those elements. Fair values are set such that the revenue deferred will cover cost plus a reasonable margin. We have assessed the level of margin by reference to our own performance and that of other companies in the software industry.

Our maintenance services revenue is recorded on a straight-line over the life of the maintenance contract. Professional services contracted under time and material projects are recognized as the services are performed. With respect to professional services contracted on a fixed price basis, we have significant experience in providing these services and we are able to estimate the stage of completion. Accordingly, we realize the revenue and profit on fixed price professional service engagements on a milestone basis.

Income Tax Expense

Income tax expense represents the sum of current and deferred tax. Income tax is recognized in the income statement except to the extent that it relates to items recognized directly in equity. Current income tax expense is based on the best estimate of taxable income for the year, using tax rates that have been enacted or substantively enacted at the balance sheet date, and adjustments for current taxes payable (receivable) for prior years. Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities and the corresponding tax basis used in the computation of taxable income. Deferred tax assets and liabilities are generally recognized for all temporary differences, except to the extent that a deferred tax liability arises from the initial recognition of goodwill. Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset is realized.

Deferred tax assets, including deferred tax assets for tax loss carryforward positions and tax credit carryforward positions, are recognized to the extent that it is probable that future taxable income will be available against which temporary differences, unused tax losses or unused tax credits can be utilized. The carrying amount of deferred tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable income will be available to allow all or part of the assets to be recovered.

Deferred tax assets and liabilities are not discounted. Deferred income tax assets and liabilities are offset on the balance sheet when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income taxes relate to income taxes levied by the same fiscal authority. Current income tax assets and liabilities are offset on the balance sheet when there is a legally enforceable right to offset and we intend either to settle on a net basis, or to realize the asset and settle the liability simultaneously.

The ultimate tax effects of some transactions can be uncertain for a considerable period of time, requiring management to estimate the related current and deferred tax positions. We recognize liabilities for uncertain tax positions when it is ‘more likely than not’ that additional taxes will be due. We classify liabilities for uncertain tax positions as noncurrent liabilities unless the uncertainty is expected to be resolved within one year. These liabilities are presented as current income taxes payable, except in jurisdictions where prior tax losses are being carried forward to be used to offset future taxes that will be due. In these instances the liabilities are presented as a reduction to deferred tax assets. To the extent that we incur penalties or interest related to income taxes, we record those amounts as a component of our income tax expense.

As a company with global operations, we use significant judgment to calculate and provide for income taxes in each of the tax jurisdictions in which we operate. An example of an uncertainty requiring such judgment is assessing the transfer pricing for transactions with, and among, our subsidiaries and the calculation of tax attributes and the associated limitations related to companies that we acquire. We estimate our exposure to unfavorable outcomes related to uncertainties and estimate the probability for such outcomes. Although we believe our estimates are reasonable, no assurance can be given that the final outcome will not be different from what is reflected in our previously recorded income tax provisions, returns, and accruals. Such differences, or changes in estimates relating to potential differences, could have a material impact on our previously recorded income tax provisions and operating results in the period in which such a determination is made.

See Note 10 “Income Tax Expense” in the notes to the accompanying audited consolidated financial statements of Kofax (U.K.) for further information.

Business Combinations

The accounting for business combinations is predicated on assessing the fair value, as of the date of the business combination, of a number of items, including the consideration paid for an acquisition, and the allocation of the consideration paid to the tangible and intangible assets acquired, and liabilities assumed, based on their estimated fair values.

Depending on the structure of each business combination, the determination of the fair value of the consideration transferred may include a number of factors including, but not limited to: an assessment of the value of equity interests issued; the likelihood and amount of future contingent payments, being paid; the attribution of contingent payments to purchase price or to future compensation; and the valuation of assumed stock options or other equity interests. The determination of many of these factors may require significant management estimates and assumptions.

The allocation of the consideration to acquired intangible assets requires us to make significant estimates and assumptions, relating to the acquired business, including assumptions about future revenue, operating expenses, the fair values of certain assets and liabilities based on appraisals, industry trends and other market participant data, discount rates based on our weighted average cost of capital, and assumptions regarding the period of time the acquired technology, customer relationships and other assets will continue.

The fair value of other acquired assets and assumed liabilities may also require us to exercise significant estimates and assumptions, including fair value estimates, as of the date of the business combination, including: estimated fair value of the assumed contractual commitments to customers (deferred revenue), estimated fair value of income tax assets acquired and liabilities assumed, and estimated fair value of pre-acquisition contingencies assumed from the acquiree. If during the initial allocation of the consideration, we are able to determine the fair value of a pre-acquisition contingency, we will include that amount in the allocation. If we are unable to determine the fair value of a pre-acquisition contingency at the end of the allocation period, we will evaluate whether to include an amount in the allocation based on whether it is probable a liability had been incurred and whether an amount can be reasonably estimated.

Although we believe the assumptions and estimates we have made in the past have been reasonable and appropriate, they are based in part on historical experience and information obtained from the management of the acquired companies and are inherently uncertain. Accordingly, assumptions made by us, and facts known by us, at the date of a business combination may be incomplete or inaccurate. Additionally, unanticipated events and circumstances may occur which may affect the accuracy or validity of such assumptions and estimates. At the end of the allocation period, any adjustment to amounts recorded for a pre-acquisition contingency will be included in our operating results in the period in which the adjustment is determined.

Intangible Assets, including Impairment Assessments

We maintained intangible assets (excluding goodwill) with a carrying value of $32.1 million as of June 30, 2012, of which $26.8 million represents the carrying value of intangible assets recorded from our historic acquisitions, and $5.3 million represent the carrying value of licenses and similar rights which have been licensed from unrelated third parties. Intangible assets relating to historic acquisitions are initially recorded at their fair value as of the date of acquisition. Inbound licenses are initially valued based on the arm’s length payments made to the third party provider. Based on our review of the nature and timing of our software development efforts relative to that of the underlying products, we have not historically capitalized any software development expenditures. Each of our intangible assets is amortized over its expected useful life on a straight-line basis.

We assess at each reporting date whether there are any indications that an intangible asset, other than goodwill, which is discussed below, may be impaired. If any such indication exists, or when annual impairment testing for an intangible asset is required, we calculate an estimate of the asset’s recoverable amount. An asset’s recoverable amount is the higher of such asset’s fair value, less costs to sell and its value in use. Each asset is assessed individually, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets, in which case an aggregated group of assets is assessed. Where the carrying amount of an asset exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. Whether impaired or not, the assessment of the future useful life of an intangible asset may cause that life to be revised prospectively.

An assessment is also made at each reporting date as to whether there is any indication that previously recognized impairment losses of intangible assets, other than goodwill, may no longer exist or may have decreased. If such indication exists, the recoverable amount is determined. A previously recognized impairment loss for intangible assets is reversed only if there has been a change in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognized. If that is the case the carrying amount of the asset is increased to its recoverable amount. That increased amount cannot exceed the carrying amount that would have been determined, net of amortization, had no impairment loss been recognized for the asset in prior periods. Such reversal is recognized in the income statement, and would affect the timing of the future periods’ amortization.

Goodwill, including Impairment Assessments

We maintained goodwill with a carrying value of $147.2 million as of June 30, 2012. Goodwill represents the excess of the consideration over the fair value of net assets acquired. Goodwill is not amortized. Goodwill is tested for impairment annually at each reporting date or whenever indicators of impairment exist. Factors that could trigger an impairment review include significant negative industry or economic trends, exiting an activity in conjunction with a restructuring of operations, or current, historical or projected losses that demonstrate continuing losses associated with an asset. Goodwill is tested for impairment based on the cash generating units, or CGUs, that form the basis for management reporting. Historically, we had two CGUs, hardware and software. Subsequent to the disposition of the hardware business on May 31, 2011, we operate under one CGU. If the recoverable amount of a CGU is less than its carrying amount, the impairment loss is first allocated to goodwill and is then allocated pro rata to the other assets of the CGU. Once an impairment charge is recorded against goodwill, there is no future recovery for previous impairment charges allowed in later periods.

Share-Based Payments

We account for share-based awards, including grants of employee stock options and awards in the form of restricted shares, through the amortization of the grant date fair value of the share-based awards as a charge against earnings over the requisite service period. We use the Black-Scholes option pricing method in determining the fair value of share-based awards, which requires us to assess of a number of factors, some of which require management’s judgment. Our shares have been traded on the London Stock Exchange since 1996, and we use the market price for our common shares, on the date of grant, as an input into our assessment of the fair value of our share-based awards. Additional factors include: grant date estimates of expected dividends, expected life of the share-based payment, risk-free interest rates, and share price volatility. We also are required to continue to estimate the portion of share-based awards that are expected to be forfeited.

Contingent Liabilities

We regularly assess the estimated impact and probability of various uncertain events, and account for such events in accordance with IAS 37, “Provisions, Contingent Liabilities, and Contingent Assets”. Provisions are recognized when a present obligation (legal or constructive) exists as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation. Contingencies arise from conditions or situations where the outcome depends on future events.

We are subject to legal proceedings, lawsuits and other claims relating to labor, service and other matters arising in the ordinary course of business. Additionally, our acquisitions may be structured to include contingent consideration whereby the amount payable is determinable based on future events. Management judgment is required in deciding the amount and timing of the accrual of provisions or contingencies. Depending on the timing of when conditions or situations arise, the timing of provisions or contingencies becoming probable and estimable is not necessarily determinable. The amount of the provisions or contingencies may change in the future as incremental knowledge, factors or other matters change or become known.

Restructuring Costs

A provision for restructuring is recognized when we have established and approved a detailed and formal restructuring plan and the restructuring has either commenced or been announced publicly. Restructuring costs require us to make judgments and estimate related to the expected future costs to be incurred associated with employee compensation and onerous leases. In particular, in order to assess the provision related to onerous leases, we are required to evaluate the likelihood and terms of subleases of facilities that we are no longer using.

Recently Issued Accounting Standards

See Note 2 “Changes in Accounting Policies” in the notes to the accompanying audited consolidated financial statements for a discussion of new accounting standards that have been issued by the IASB but not yet adopted by us.

Quantitative and Qualitative Disclosures about Market Risk

Concentration of Credit Risk

Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash and cash equivalents, short-term investments and trade accounts receivable. Cash and cash equivalents consist primarily of bank deposits and overnight repurchase agreements. Our cash and cash equivalents within the United States are placed primarily with high credit-quality financial institutions, which are members of the FDIC. Since entering into our revolving credit facility in August 2011 with Bank of America, we have migrated most of our cash held in the United States to Bank of America, and we are in the process of migrating our cash held outside of the United States to Bank of America as well. With regards to the cash held outside of the United States that has not yet been migrated to Bank of America, that cash is held across a large number of our non-United States subsidiaries, at a number of financial institutions, with the majority of those balances being in euro, and balances in other currencies being individually smaller, and we have performed a risk assessment of those financial institutions that hold relatively larger proportions of our cash located outside of the United States, including analysis of their credit quality rating with no action item resulting. Short-term investments relate primarily to short-term investment funds, and have not historically been significant, as the market value and cost basis have not been materially different.

We grant credit to customers in the ordinary course of business. Credit evaluations are performed on an ongoing basis to reduce credit risk, and no collateral is required from our customers. An allowance for uncollectible accounts is provided for those accounts receivable considered to be uncollectible based upon historical experience and credit evaluation. Historically, we have not recorded material losses due to customers’ nonpayment. As of June 30, 2012 and 2011, no customer individually accounted for 10% or more of our accounts receivable. No customer individually accounted for more than 10% of our revenue during fiscal 2012 or fiscal 2011.

Foreign Currency

Foreign currency exchange rate risk is the risk of loss due to adverse changes in foreign currency exchange rates. Under IFRS, foreign currency exchange rate risks arise on account of monetary financial instruments denominated in currencies other than the functional currency where the non-functional currency is the respective risk variable; translation risks are not taken into consideration. See Note 23 “Financial Instruments—Risk Management” in the notes to the accompanying audited consolidated financial statements of Kofax (U.K.) for further information, which provides discussion and sensitivity analysis regarding foreign currency exchange rates risk related to financial instruments including intercompany trade balances and cash balances denominated in currencies other than the U.S. dollar.

We have global operations, and accordingly, we are subject to risks associated with fluctuations in foreign currencies with regard to our operations. Our subsidiaries mainly conduct business with third parties in each subsidiary’s own functional currency, and so our risk of exchange rate fluctuations from foreign currency denominated third party accounts receivables or accounts payable from ongoing operations is not significant.

A relatively large portion of our transactions are denominated in one of: the British pound, the euro or the Swiss franc. The results of operations that we report in our consolidated income statement will vary based on the relative movements of foreign currency exchange rates. In fiscal 2012, approximately 21%, 10% and 6% of our revenue were transacted in euros, British pounds and Swiss francs, respectively; and in fiscal 2012, approximately 19%, 16% and 6% of our expenses were transacted in euros, British pounds and Swiss francs, respectively. As we have a larger amount of our euro-denominated transactions associated with revenue, any devaluation of the euro relative to the U.S. dollar would adversely affect our results of operations reported in U.S. dollars. As the transactions in British pounds are primarily expenses, a decline of the U.S. dollar relative to the British pound would negatively impact our results of operations reported in U.S. dollars. Transactions denominated in the Swiss franc, as well as other currencies not discussed above, maintain a relatively equal proportion of revenue and expense, accordingly, the risk of foreign currency movement on our financial results is not significant.

The following table presents the exchange rates used by us when translating our historical financial statements located in this prospectus:

	Fiscal Year Ended
	June 30, 2011	June 30, 2012
British pound to U.S. dollar	1.5887	1.5826
euro to U.S. dollar	1.3612	1.3359
Swiss franc to U.S. dollar	1.0477	1.1247

	As of
	June 30, 2011	June 30, 2012
British pound to U.S. dollar	1.6003	1.5612
euro to U.S. dollar	1.4471	1.2562
Swiss franc to U.S. dollar	1.1871	1.0459

Periodically, we enter into forward exchange contracts to hedge against foreign currency fluctuations. These contracts may or may not be designated as cash flow hedges for accounting purposes. At June 30, 2012, we had forward exchange contracts related to the U.S dollar and euro, with total notional values of $14.0 million. These contracts mature within the next twelve months. The notional contract amount of an outstanding forward exchange contract related to a portion of cash balances held in euros was $11.3 million, and the notional contract amount of an outstanding forward exchange contract related to a future euro denominated payment due to us was $2.7 million. During fiscal 2012, we recorded $0.7 million of gains related to forward exchange contracts and in fiscal 2011 we recorded a loss of $1.1 million related to forward exchange contracts.

Interest Rate Sensitivity

We are exposed to interest rate risk as a result of our cash and cash equivalents and short-term investments. At June 30, 2012, we held approximately $81.1 million of cash and cash equivalents, and short-term investments, primarily consisting of cash and money-market funds. Due to the low current market yields and the short-term nature of our investments, a hypothetical change in market rates of one percentage point would not have a material effect on the fair value of our portfolio or results of operations.

BUSINESS

OVERVIEW

We are a leading provider of capture and business process management (BPM) software and related maintenance and professional services. Our software allows businesses, government agencies, and other organizations to design, deploy, and operate comprehensive systems of engagement to optimize interactions with their customers, citizens, vendors, employees and other parties (collectively, constituents). These solutions automate the labor-intensive processes needed to capture and extract information, as well as understand, act upon and deliver the extracted information to enterprise software applications and content repositories. Our software streamlines critical information processing, which allows our users to be more responsive to their constituents, provide better service, gain competitive advantage and grow their organizations while reducing our users’ costs and improving their regulatory compliance. As a result of these benefits, many of our users realize a return on investment within only 12 to 18 months.

We operate on a global basis, and as of June 30, 2012, we had 1,199 employees located in 31 countries. We utilize a hybrid go-to-market model that delivers our software and services through both our direct sales and service employees and an indirect channel of more than 800 authorized resellers, original equipment manufacturers (OEMs) and distributors located in more than 75 countries as of June 30, 2012. We have approximately 20,000 active installations of our software with users in banking, insurance, government, healthcare, supply chain (manufacturing, distribution, retail and logistics), business process outsourcing (BPO) and other vertical markets, including 66 of the Fortune Global 100 companies.

We began operations in Switzerland in 1985 as a distributor of document imaging hardware and maintenance services under the name Dicom AG. We listed our ordinary (i.e., common) shares on AIM (the London Stock Exchange’s international market for smaller growing companies) in 1996 and subsequently transferred to the main market of the London Stock Exchange in 1997. Since then we have maintained a Premium Listing, which requires meeting the UK’s highest standards of regulation and corporate governance. We subsequently expanded into the distribution of related software products and services and eventually became an independent software vendor through the acquisition of a number of software businesses beginning in 1999.

During the fiscal year ended June 30, 2008, as a result of a strategic review by the Board of Directors and our executive management team, we began the implementation of a broad array of strategic initiatives in order to focus our resources on the software portion of our business, as well as the transition to a more performance-oriented culture. These included:

•	leveraging the name of our most successful software product by renaming the company Kofax plc, and relocating our operating headquarters to Irvine, California;

•	recruiting a new executive management team with software business experience;

•	transitioning from a purely indirect channel sales model to a hybrid go-to-market model by restructuring our sales organization and adding direct sales and service employees;

•	making significant capital expenditures to upgrade our information and telecommunications technology and systems infrastructure;

•

acquiring OptiInvoice Digital Technology AB, 170 Systems, Inc., Atalasoft, Inc. and Singularity Limited—all software businesses—to enhance our competitive position, increase our addressable market and broaden our market reach; and

•	disposing of our hardware business.

Our total revenue grew from $170.0 million for the fiscal year ended June 30, 2009, to $262.5 million for the fiscal year ended June 30, 2012, representing a compound annual growth rate (CAGR) of 15.6%. During this same period, our adjusted income from operations grew from $18.0 million to $48.5 million, representing a

CAGR of 39.2%, and our adjusted income from operations as a percentage of total revenue grew from 10.6% to 18.5%. For a reconciliation of IFRS income from operations to adjusted income from operations, see “Summary Historical Consolidated Financial Data—Non-IFRS Measures.”

THE CHALLENGE

An enormous amount and variety of communications flow into businesses, government agencies and other organizations on a daily basis via paper, faxes, emails, internet portals, mobile devices, Electronic Data Interchange (EDI) and eXtensible Markup Language (XML) data streams, short message services (SMS), multimedia messaging services (MMS) and other sources. These communications arrive as both structured and unstructured data in the form of letters, resumes, new account enrollments, loan applications, insurance claims, purchase orders, invoices, regulatory filings and many other information-intensive documents.

The information in these communications must be captured, extracted, validated and then delivered into an organization’s enterprise software applications for additional processing and use. In addition, the captured information must be stored in content repositories for archive and retrieval purposes. Delays and errors caused by invalid information and inconsistent processing can adversely impact an organization’s competitive positioning, finances, financial reporting and relations with its constituents and regulatory agencies.

Traditional methods for accomplishing the tasks referenced above typically begin with the aggregation of paper-based documents in a central location or mailroom. The documents are then distributed to relatively highly paid workers who manually enter information into enterprise software applications, before storing the documents in cabinet based filing systems. The continued use of these paper-based processes is substantiated by data from numerous independent sources. For example, in March 2010, CNN reported that organizations archive 62% of their important documents in paper form. More recently in July 2012, Harvey Spencer Associates estimated that organizations globally spend approximately $25-30 billion a year manually keying information from paper documents.

Using an invoice as an example, organizations typically receive paper-based invoices, or print invoices received in an electronic format, and then route them to accounts payable specialists who visually review them and manually enter information into accounting or enterprise resource planning (ERP) systems. This data entry would typically include the invoice number, date, vendor name and address, payment terms, payment discounts available, purchase order number, individual line item details (such as each item’s product number and description, the number of units shipped, etc.), sales tax and freight charges, and the total invoice amount. If any of this information is incorrectly entered, not entered, or entered correctly but nonetheless invalid for any number of reasons, then downstream processes will be suspended until an accounts payable specialist has corrected or otherwise addressed the issues. Downstream processes may also be suspended when an accounts payable specialist has to resolve the inevitable inconsistencies that arise between the invoice information entered and the related purchase order and receiving information. As with most manual, labor-intensive processes, these are time-consuming, expensive, and prone to error. They can also delay the processing of invoices, limit or preclude an organization’s ability to take advantage of prompt payment discounts, hinder cash management, and jeopardize valuable vendor relationships. Finally, at the end of these processes, someone has to manually file and when necessary retrieve the paper source documents.

The time required for and cost of such manual, labor-intensive processes can be significant. In May 2011, AberdeenGroup reported that the industry average organization takes 9.7 days to process an invoice at a cost of $15.61 while “laggards” take 20.8 days at a cost of $38.77.

The demand for shorter response time, increased use of mobile devices, desire for a paperless office, and mounting pressure to reduce costs require management of an organization to constantly evaluate and improve an organization’s operations. All of this becomes even more challenging as organizations contend with increasing volumes of information, globally distributed operations, and more intense global competition. In addition, as external compliance requirements and internal governance processes continue to grow in breadth and complexity, it is difficult for knowledge workers to remember and consistently apply business rules.

Some organizations do not view these processes as part of their core competencies so they turn to BPOs to perform them as a service. Because of a BPO’s singular focus and scale, they are able to often provide that service at a lower cost. Unfortunately, this approach frequently suffers from unreliable information and reduced accuracy levels and turnaround times. These factors, coupled with an overall loss of control and security have limited the adoption of this approach. This is particularly true for confidential or time sensitive communications as well as communications whose dissemination is legally restricted.

As a result of these challenges, we believe there is a significant opportunity to automate these processes and thereby address these challenges and limitations.

OUR SOLUTION

Our Capture Enabled BPMTM software automates the labor-intensive processes needed to capture and extract information from communications, and then understand, act upon and deliver that information to other enterprise software applications and content repositories.

Again, using an invoice as an example, our Capture Enabled BPM software allows users to scan paper-based invoices using desktop scanners, high volume, production level scanners and multi function peripherals (MFPs). Further, invoices received in an electronic format can be imported and pictures of invoices can be captured using cameras in mobile devices to produce digital images. Regardless of how the invoices are captured, any related images are then automatically enhanced for better viewing and information extraction purposes.

Regardless of origin, the captured invoices are separated into logical parts such as pages, documents and attachments. A variety of optical character recognition (OCR), intelligent character recognition (ICR), barcode recognition, mark sense, parsing algorithms, and other extraction technologies are then automatically applied. Accounts payable specialists only have to manually correct or enter any erroneous or suspicious information or any additional content that cannot be effectively captured using automated information extraction technologies. “Check box” and complex custom business rules can also be automatically applied to all extracted information to ensure its accuracy and validity.

Next, the extracted information is automatically compared to the related purchase order and receiving information. Additional business rules are applied to resolve any inconsistencies. If any exceptions arise, accounts payable specialists can be prompted to manually correct inconsistencies, with all relevant information displayed in order to increase productivity. The resulting information is then automatically delivered into accounting or ERP systems, and the information and images are delivered to content repositories for future retrieval. The entire process is automatically directed and controlled by predefined workflows and incorporates dynamic case management capabilities to deal with unpredictable workflow requirements.

As demonstrated by the above example, our Capture Enabled BPM software streamlines the entire accounts payable process in an efficient, productive and consistent manner.

The May 2011 AberdeenGroup report noted that “best-in-class” organizations using automated processes take 3.8 days to process an invoice at a cost of $3.09—or 5.9 days less than and at only 20% of the cost incurred by the industry average organization, and 17.0 days less than and at only 8% of the cost incurred by “laggards.”

Similar benefits are available for new customer on-boarding in banking and insurance, benefit enrollment processes in government, new patient enrollment processes in healthcare and other processes in these and other vertical markets. As a result of these benefits, many of our users realize a return on investment within only 12 to 18 months.

In its July 2012 report, Harvey Spencer Associates reported that we had a market leading 18% share of the enterprise segments of the capture market (which excludes the desktop segment), with the enterprise segment accounting for 78% of the total worldwide market for capture software and services during calendar year 2011. In addition, in August 2012 Forrester published its “Wave” for Multichannel Capture, or the ability to capture information from a wide variety of different sources, and ranked Kofax as the “Leader” in providing those capabilities.

We are not aware of a similar report for the BPM software market, but Kofax TotalAgility, our principal BPM and dynamic case management software, was shown to be “Visionary” in Gartner’s April 2011 “Magic Quadrant” for BPM and a “Leader” in Forrester’s January 2011 “Wave” for Dynamic Case Management. As a result of this independent recognition and our business strengths, we believe we can secure a meaningful share of the BPM software market.

OUR OPPORTUNITY

In June 2010, Gartner reported that chief information officers ranked improving business processes and reducing costs as two of their top three priorities. In November 2010, the Association for Image and Information Management (AIIM), reported that image and content capture yield two of the three fastest returns on investment of any enterprise application software expenditures. Further, 42% of capture users surveyed by AIIM in 2012 report ROIs of 12 months or less and 57% report ROIs of 18 months or less.

In April 2012, AIIM published a separate report that estimated the following survey responses:

•	One out of three small and medium sized businesses and 22% of the largest businesses have yet to adopt any paper free processes;

•	10% or less of the processes that could be paper free have in fact been addressed;

•

70% of survey respondents believed the use of scanning and automated capture improves the speed of responses to constituents by three times or more, and nearly 30% believe the factor is ten times or more;

•	52% believe administrative staff would be 33% or more productive if processes were automated using capture-based technology; and

•	Two out of three consider mobile technologies to be important or extremely important to improving business processes.

We believe that the size of the market for our Capture Enabled BPM software can be best estimated by combining the market for capture software and services and the market for BPM software. A July 2012 Harvey Spencer Associates report estimated that the market for capture software and services will grow from approximately $2.5 billion in 2011to approximately $4.0 billion in 2016, a CAGR of almost 10%. In April 2011, Gartner stated that it expects the market for BPM software to grow from $2.1 billion in 2010 to $3.7 billion in 2015, a CAGR of approximately 12%. As a result, we believe that the market for our Capture Enabled BPM software and related services will exceed $5 billion in calendar 2012.

OUR BUSINESS STRENGTHS

We believe the following business strengths position us to capitalize on the opportunity for our Capture Enabled BPM software and compete effectively in the market:

Comprehensive Solutions

Our Capture Enabled BPM software provides a solution that allows our users to design, deploy and operate comprehensive systems of engagement that can optimize interactions with their constituents. It is a highly flexible and scalable platform that includes capture, BPM, dynamic case management and mobile capabilities. It can effectively process both paper and electronic sources of information, and allows users to digitize paper-based information using desktop scanners, high volume, production level scanners and MFPs. Pictures of paper-based information can also be captured using cameras in mobile devices to produce digital images.

We have historically offered our Capture Enabled BPM software under a perpetual license model for on-premise or private cloud deployments, and have recently began offering portions of it through a public cloud-based Software-as-a-Service (SaaS) subscription offering. We also make portions of the software available to OEMs for bundling or integration with their products under royalty agreements.

In addition to our software, we offer a wide range of related professional and maintenance services to better address the deployment and support needs of our users and channel partners, which helps us achieve a greater level of customer satisfaction.

Large and Diversified User Base

We had approximately 20,000 active installations across more than 100 countries as of June 30, 2012. We serve users in the banking, insurance, government, healthcare, supply chain, BPO and other vertical markets. Most users initially license our Capture Enabled BPM software to automate one or several processes in a single geographic region, business unit, line of business, function, or department. Over time, many customers license additional software to automate other processes and some eventually enter into enterprise-wide license arrangements. As a result, we believe we are well positioned to take advantage of additional opportunities within the same organizations. In addition, we believe our large number of users effectively gives us preferential access to a greater share of the market.

We have minimal user concentration, with no user accounting for more than 5% of our total revenue for the fiscal year ended June 30, 2012.

Global Reach and Hybrid Go-to-Market Model

We operate on a global basis, with 1,199 employees located in 31 countries as of June 30, 2012. We utilize a hybrid go-to-market model that delivers our software and services through our own direct sales and service employees, as well as through an indirect channel of more than 800 authorized resellers, OEMs and distributors located in more than 75 countries as of June 30, 2012. Our direct sales and service employees focus their attention on large corporations and government entities, while our indirect channel allows us to better reach small and medium sized organizations and departments of larger organizations. This hybrid go-to-market strategy allows us to penetrate a much broader portion of the market.

Our global reach also better positions us to address the needs of users with globally distributed operations and users that have licensed our software as well as competitive products, in each case to take advantage of their increasing desire for vendor consolidation and leveraging proven solutions.

Recurring Revenue Streams

We have significant recurring revenue streams attributable to our maintenance services and to our software license and royalty revenue generated from sales by our channel partners. Our maintenance services revenue was $113.8 million and $101.2 million, representing 43.3% and 41.5% of our total revenue, for the fiscal years ended June 30, 2012 and 2011, respectively. This increase is attributable to a combination of a significant portion of our existing users renewing their maintenance service agreements with us, typically on an annual basis, as well as to the expansion of our user base in connection with new software license sales.

Our channel partners, many of whom are long-standing partners, generally sell a large volume of software with relatively lower average selling prices, which makes them less reliant on any particular customer. Because they sell a higher volume of software with relatively lower average selling prices, the aggregate revenue generated by these channel partners is generally subject to less volatility than the aggregate revenue generated by our direct sales force, which focuses on selling software with relatively higher average selling prices. We also receive royalty revenue from a number of OEMs, many of whom are also long-standing channel partners, who include our software in the offerings that they sell to their customers.

Experienced Management Team

Our executive management team and other senior management employees have an established track record of operational success in the software industry. Our executive management team has an average of 25 years of software industry experience. We believe that our management team has been, and will continue to be, instrumental in growing our business, both organically and through acquisitions.

OUR GROWTH STRATEGY

Our objective is to extend our position as a leading provider of capture and BPM software and related services. We intend to pursue this objective by executing these key strategies:

Broaden Our Software Offerings and Markets

We believe mobile devices will rapidly transform the way in which interactions occur between users and their constituents and become the preferred method of interaction by providing a more responsive and productive constituent experience. Our recently-introduced Capture Enabled BPM mobile software offers patented functionality that pushes capture and BPM capabilities to the “Point of OriginationTM” where constituent interactions occur. We intend to continue to extend and improve the functionality of these capabilities to take advantage of this opportunity for mobile capabilities.

We recently began offering portions of our Capture Enabled BPM software through a SaaS subscription offering. We intend to accelerate this initiative and eventually offer substantially all of our software as a SaaS offering. We believe this product will allow users to avoid significant capital expenditures and other on-premise deployment costs, while providing immediate access to all of the benefits of our software. We believe this will allow large corporations and government agencies with capital expenditure constraints, and small and medium sized organizations lacking the technical resources to support on-premise deployments, to also realize the benefits of our software. Expanding our delivery methods in this way will help us broaden our market reach.

We also intend to continue to enhance and further develop our proven technologies and introduce new software for sale to our existing users, new users in existing vertical markets and new users in new vertical markets. This may include the introduction of packaged solutions built on our Capture Enabled BPM software platform that address the specific requirements of applications within certain vertical markets, such as new customer on-boarding or provisioning for the banking, insurance, government and healthcare vertical markets. We believe these new product initiatives offer significant opportunities to grow both our addressable market and revenue.

Further Penetrate Our Installed User Base

Most users initially license our Capture Enabled BPM software to automate one or several processes in a single geographic region, business unit, line of business, function or department rather than doing so on an enterprise-wide basis. Over time many customers license additional software to automate other processes and some eventually enter into enterprise-wide license arrangements. As a result, we believe that there are significant opportunities to expand our revenue by selling additional software and services into our large and growing installed user base. As evidence of this, in the fiscal year ended June 30, 2012, our existing user base generated more than half of our software license revenue.

Expand and Optimize Our Hybrid Go-To-Market Model

In the fiscal year ended June 30, 2012, we derived approximately 41% of our total revenue from direct sales and approximately 59% from sales made through our indirect channel. We intend to grow our revenue by improving the execution and productivity of both of these “routes to market” and by adding new direct sales and service employees and channel partners.

Pursue Strategic Acquisitions

We believe that strategic acquisitions will allow us to better serve the needs of our users, expand our software offerings, augment our routes to market, expand our market opportunities, and broaden our user base. Our executive management team has substantial experience in successfully effecting acquisitions of software companies and integrating these entities into our business operations. Recent examples of executing on this strategy include our acquisitions of OptiInvoice Digital Technology AB in October 2008 (electronic invoice capabilities), 170 Systems, Inc. in September 2009 (accounts payable automation solutions), Atalasoft, Inc. in May 2011 (web capture capabilities) and Singularity Limited in December 2011 (BPM and dynamic case management capabilities). In the future we intend to evaluate and pursue similar opportunities.

OUR SOFTWARE PRODUCTS AND RELATED SERVICES

Our Capture Enabled BPM software and related services include a broad array of offerings.

Software

Our software, the nature of the business problems it addresses and the value it provides to users have evolved over time. This can be summarized in the diagram below:

Users typically need to capture and extract information in high volumes and then understand, act upon and deliver that information to other enterprise software applications and content repositories in an efficient, productive and consistent manner. This kind of information capture and extraction allows our users to be more responsive to their constituents. It also allows users to provide better service levels, gain competitive advantage and grow while reducing a user’s costs and improving its regulatory compliance. We have optimized our software to provide a high level of system performance and availability. Most of our software uses complex queuing algorithms to ensure sub-second response times and minimize the number of system calls required to complete tasks, and typically include some or all of the following steps and capabilities:

•	controlling and directing scanners, MFPs, mobile devices and other hardware that transform paper-based communications into digital images;

•	importing communications received in an electronic format;

•	enhancing images for better viewing and information extraction purposes;

•	identifying and classifying communication types;

•	separating individual communications into logical parts such as pages, documents and attachments;

•	applying various information extraction technologies;

•	applying appropriate business rules against the extracted information to ensure its consistent accuracy and validity;

•	comparing the extracted information to relevant sources such as databases in other enterprise software applications;

•	routing erroneous or suspicious extracted information to knowledge workers to correct, enter or resolve;

•	routing the validated information extracted to knowledge workers and constituents to act upon as required to complete the processes;

•	using dynamic case management capabilities to deal with unpredictable workflow requirements;

•	repurposing or properly formatting the extracted information and images for delivery; and

•	delivering the extracted information and images to other enterprise software applications and repositories.

Our software can be used on standalone personal computers, client-server platforms and Microsoft Windows Azure as a SaaS offering using Microsoft software on client computers and on file servers. Much of our software includes modules that function as servers, which means that their resources can be shared by multiple users and that additional modules can be added as required to address more complex processing or greater throughput requirements.

Our software is generally licensed and priced on either a per-server or per-user basis, with the server based processes typically configured to support a specified throughput. Most of our software uses Microsoft SQL Server to store information while maintaining high throughput rates.

Most of our software is available in United States English, French, German, Italian, Portuguese, Spanish, Russian, Chinese and Japanese. We expect to provide additional localized versions as needed over time to expand our international presence.

Services

We offer a variety of services that allow us to address the deployment and support needs of our users and to a lesser extent our indirect channel in order to achieve a greater level of customer satisfaction. These include a comprehensive range of services provided by our professional and technical services staff, which consisted of 337 employees as of June 30, 2012.

Our professional services staff provides training, project management, functional and detailed specification preparation, configuration, testing, installation, and training services to our users. While our channel partners can and do provide these services to their customers, we sometimes provide these services on their behalf to their customers on a sub-contract basis. We generally charge for professional services on a time and materials basis but we also charge on a fixed fee basis for projects with milestone payments utilizing mutually agreed upon functional and detailed specifications.

Our technical services staff provides maintenance for the dependable and timely resolution of technical inquiries via telephone, email and the Internet. We offer several levels of maintenance, with the most comprehensive covering 24 hours a day, seven days a week. We generally charge for maintenance as a percentage of the related software license fee that varies, depending upon the related level of service and other factors. While we offer multiple year maintenance agreements, most of our customers prefer annual maintenance agreements. We experience a high level of customer maintenance agreement renewals every year. As a result of our large installed user base, our maintenance revenues represent a significant portion of our total revenue.

SALES AND MARKETING

We utilize a hybrid go-to-market model that delivers our software and services through our direct sales and service employees, as well as through an indirect channel of more than 800 authorized resellers, OEMs and distributors located in more than 75 countries as of June 30, 2012. During the fiscal year ended June 30, 2012, approximately 59% of our total revenue came from our indirect channel, and none of our channel partners accounted for more than 5% of our total revenue. We believe our ability to successfully work through these diverse and sometimes competing channels, coupled with our global market reach, is a significant competitive advantage.

Our software is designed to address the capture and BPM needs of users in a broad range of vertical markets, including banking, insurance, government, healthcare, supply chain, BPO and others. As of June 30, 2012 we had approximately 20,000 active installations of our software with a broad base of users, including 66 of the Fortune Global 100 companies. During the fiscal year ended June 30, 2012, no single user accounted for more than 5% of our total revenue.

As part of a sales process, we, or our channel partners, typically explain the benefits of our software to prospective users, communicate an ability to deliver a solution that meets their needs, and often provide a “proof of concept” pilot demonstration prior to receiving an order. Many of our prospective users typically require one or more internal levels of approval before they can purchase our products and services. We must therefore identify multiple people involved in the purchasing decision and process. As a result, sales cycles can vary significantly between prospective users in different geographies and vertical markets, and can typically take anywhere from 60 days to 18 months. All of this can consume significant resources without the assurance of success.

Our marketing strategy uses a variety of programs to build awareness of Kofax and the need for our software within our user base and with prospective users, including market research, communicating and interacting with industry analysts, public relations activities, email and Internet based marketing programs, seminars, trade shows, speaking engagements and a variety of user and partner conferences. Our marketing staff also produces collateral materials to support our selling efforts including brochures, data sheets, white papers, presentations, videos and demonstrations.

Our sales and marketing staff consisted of 356 employees as of June 30, 2012. We intend to expand this staff as well as our marketing programs to increase our market reach and add new channel partners. We intend to devote significant resources to accomplishing these objectives.

RESEARCH AND DEVELOPMENT

We believe our future success depends in large part on our ability to enhance our current software, develop new software, maintain technological competitiveness, implement industry standards as they emerge and satisfy an evolving range of requirements for existing and prospective users. Our research and development employees are responsible for achieving these objectives, and we have and intend to continue to devote substantial resources to these efforts.

We have assembled a team of skilled research, development, quality assurance, and documentation engineers with substantial and relevant experience. Some members of this team work from offices in Hyderabad, India; Hanoi, Vietnam; and St. Petersburg, Russia, which allows us to access and utilize talented but lower cost resources in our research and development efforts.

Our research and development expenditures were $32.0 million and $33.8 million for the fiscal years ended June 30, 2011 and June 30, 2012, respectively. As of June 30, 2012, our research and development staff consisted of 313 employees. All research and development expenditures are expensed as incurred.

INTELLECTUAL PROPERTY

We have invested, and intend to continue to invest, significantly in the development of proprietary technology and information. We believe our success and ability to compete is dependent on our ability to protect this intellectual property. We rely on a combination of patent, trademark, trade secret and copyright laws and confidentiality, non-disclosure and other contractual arrangements to protect these rights.

As of June 30, 2012, we held 13 issued U.S. patents and had 18 pending U.S. patent applications, as well 13 foreign patents and eight patent applications pending in jurisdictions outside of the United States. We are in the process of filing additional corresponding foreign applications pursuant to the Patent Cooperation Treaty for our issued patents and pending U.S. patent applications.

Our users’ use of our software products is governed by shrink-wrap or executed license agreements. We also enter into written agreements with each of our channel partners governing the sale, marketing and licensing of our software. In addition, we seek to avoid disclosure of our proprietary technology and information by requiring each of our employees and others with access to our intellectual property to execute confidentiality and non-disclosure agreements with us. We protect our software, documentation, and other written materials under trade secret, trademark and copyright laws. All of these measures can only afford limited protection.

COMPETITION

We compete in the capture and BPM software markets. The market for our products is highly fragmented, competitive, evolving, and subject to technological change. Competitors vary in size and in the scope and breadth of the products and services offered. Our principal competitors are companies addressing various segments of the capture and BPM market, including EMC, IBM, Lexmark, Nuance, OpenText, PegaSystems, Readsoft, and many other smaller companies, as well as certain of our existing users and prospective users pursuing in-house development efforts.

We believe the principal competitive factors in the capture and BPM market are product offerings, service and pricing. We believe our competitive advantages include:

•	our large installed user base and access to prospective new users;

•	our sufficiently comprehensive, flexible, scalable, and quality software that is capable of addressing each customer’s requirements in a predictable and reliable manner;

•	our software’s ability to automate the processing of all types of information flowing into an organization;

•	the vertical market experience we and our channel partners have in providing the complete solutions users desire;

•	our proven track record of successful user deployments and having users willing to provide positive references to prospective users;

•	our ability to sell, market and deploy solutions on a global basis and having channel partners who can also do so; and

•	our financial strength and stability, which instills buying confidence on the part of users and our channel partners.

GOVERNMENTAL REGULATION

Our operations and the activities of our employees, contractors, and agents around the world are subject to the laws and regulations of numerous countries, including the U.S. These laws and regulations include data privacy requirements, labor relations laws, tax laws, anti-competition regulations, prohibitions on payments to governmental officials, import and trade restrictions, and export requirements. Violations of these laws and regulations could result in fines, criminal sanctions against our officers, our employees, or us and may result in prohibitions on the conduct of our business. Any such violations could also result in prohibitions on our ability to offer our products and services in one or more countries, could delay or prevent potential acquisitions, and could materially damage our reputation, our ability to attract and retain employees, our business and our operating results.

Our foreign operations (particularly in those countries with developing economies) are also subject to risks of violations of laws prohibiting improper payments and bribery, including the U.K. Bribery Act, U.S. Foreign Corrupt Practices Act and similar regulations in foreign jurisdictions. Although we implement policies and procedures designed to ensure compliance with these laws, our employees, contractors, and agents may take actions in violation of our policies. Any such violations, even if prohibited by our policies, could subject us to civil or criminal penalties or otherwise have an adverse effect on our business and reputation.

LEGAL PROCEEDINGS

We are, and from time to time may be, party to various pending and threatened claims, suits, and complaints. We are not currently subject to any legal proceedings that we believe could reasonably be expected to have a material adverse effect on our business, results of operations or financial condition.

EMPLOYEES

As of June 30, 2012 we had 1,199 employees. This included 356 in sales and marketing, 337 in professional and technical services, 313 in research and development and 193 employees in general and administrative functions.

Our goal is to attract and retain highly qualified and motivated personnel. We also often employ independent contractors to support their efforts. None of our employees or contractors are subject to a collective bargaining agreement; however, some of our employees located in European offices are members of a work council that entitles them to certain rights as a matter of law. We consider our employee relations to be good and we have never experienced a work stoppage.

FACILITIES

We own no real estate. As of June 30, 2012 our significant leased facilities were as follows:

Location	Square Feet (Approx.)	Lease Expiration Date	Primary Use
Irvine, California	91,000	April 2016	Operating headquarters, technical and professional services, research and development, sales and marketing and administration.

Vienna, Austria (1)	28,000	September 2013	Technical and professional services, research and development and sales.

Bedford, Massachusetts (2)	25,000	February 2018	Technical and professional services, research and development and sales.

Rotkreuz, Switzerland	23,000	January 2014	Administration, sales and professional services.

Basingstoke, England	14,000	June 2017	Registered corporate headquarters, sales and technical and professional services.

Hyderabad, India (3)	15,000	September 2017	Research and development, technical and professional services.

Derry, Northern Ireland	12,000	July 2020	Research and development, sales and marketing, technical and professional services.

(1)	Lease renews annually at the Company’s option.
(2)	Pursuant to a lease amendment signed in April 2012, the indicated lease takes effect September 15, 2012.
(3)	The indicated lease takes effect October 1, 2012.

We believe that our premises are sufficient for our current and anticipated needs in the near future and that additional space will be available on commercially reasonable terms as needed.

COMPANY INFORMATION

Our principal executive offices are located at 15211 Laguna Canyon Road, Irvine, California 92618. Our telephone number there is (949) 783-1000 and our web address is www.kofax.com. We do not incorporate the information on our website into this prospectus and you should not consider any such information that can be accessed through our website as part of this prospectus.

MANAGEMENT

Directors and Executive Officers

Set forth below is the name, age, position and a brief account of the business experience of each of our directors and executive officers as of August 31, 2012.

Name	Age	Position
Reynolds C. Bish	60	Chief Executive Officer and Director
James Arnold, Jr.	56	Chief Financial Officer and Director
Martyn Christian	50	Chief Marketing Officer
Howard Dratler	52	Executive Vice President of Field Operations
Anthony Macciola	49	Chief Technology Officer
Jim Nicol	59	Executive Vice President of Products
Karl Doyle	48	Senior Vice President of Corporate Development
Lynne Scheid	54	Senior Vice President of Human Resources
Bradford Weller	54	Executive Vice President of Legal Affairs, General Counsel and Company Secretary
Greg Lock	64	Non-Executive Chairman of the Board of Directors
William T. Comfort III	46	Director
Chris Conway	67	Director
Wade W. Loo	52	Director
Bruce Powell	63	Director
Joe Rose	61	Director
Mark Wells	56	Director

The address of each of our executive officers and directors is c/o Kofax Limited, 15211 Laguna Canyon Road, Irvine, CA 92618.

Biographical Information

Reynolds C. Bish is our Chief Executive Officer and a member of Kofax’s Board of Directors, roles he has held since November 2007. Mr. Bish has been active in enterprise software markets for more than 20 years. In 1989, he co-founded Captiva Software Corporation, a provider of input management solutions. He served as Captiva’s President and CEO until its acquisition by EMC Corporation in December 2005. He then served as a Vice President of EMC’s Enterprise Software Group until June 2006 when he resigned to take a sabbatical until joining us. Prior to Captiva, Mr. Bish was President and CEO of Unibase Systems, Inc., a company that provides data entry systems on industry standard, open platforms. He has served on the board of directors of many industry organizations, including AeA and AIIM. He holds a Bachelor of Science in Business Administration from the Pennsylvania State University.

James Arnold, Jr. is our Chief Financial Officer and a member of Kofax’s Board of Directors, roles he has held since June 2010. He has almost 30 years of executive financial management experience. Most recently, he was with Nuance Communications, Inc., a leading provider of speech and imaging solutions, where he was Senior Vice President and Chief Financial Officer from September 2004 to August 2008, and then a consultant until September 2009, at which point he resigned to take a sabbatical until joining us in June 2010. From 2003 to 2004, Mr. Arnold was Vice President and Corporate Controller at Cadence Design Systems, Inc. From 1997 to 2003, he held several senior financial management roles at Ascential Software (formerly Informix Software, Inc.), including Vice President and Chief Financial Officer. Mr. Arnold began his career at PricewaterhouseCoopers. He holds a Bachelor of Business Administration in Finance from Delta State University and a Master of Business Administration from Loyola University.

Martyn Christian is our Chief Marketing Officer (CMO), a role he has held since July 2010. He is responsible for all marketing initiatives, including brand, product, industry and field marketing functions. Mr. Christian has more than 25 years of marketing and general management experience within the software industry. Prior to joining Kofax, he served as Director of Marketing Programs (UK & Ireland) and Vice President of ECM Marketing at IBM from October 2006 to July 2010. Prior to that, he was Chief Marketing Officer at FileNet Corporation, where he spent 18 years in a wide range of marketing and sales roles in Europe and the U.S. He holds a Bachelor of Arts in Business Studies from Coventry University, is a member of the Chartered Institute of Marketing and is a Fellow and former Chair of the Association for Information and Image Management.

Howard Dratler is our Executive Vice President of Field Operations, a role he has held since July 2012. Mr. Dratler is responsible for Kofax’s customer-facing functions on a global basis, including all sales, professional services, maintenance services, channel management, business development and sales operations activities. Mr. Dratler joined us in July 2012. Prior to joining us, Mr. Dratler was the CEO of Panzura, an early stage, venture capital funded cloud based storage service provider from April 2011 to April 2012. Mr. Dratler took a sabbatical for the period prior to joining us and after he left Panzura. Before that, he was the CEO of Anacomp, a publicly listed company and leading global provider of SaaS based document management services from February 2007 to April 2011. Before that, he was the Executive Vice President of Worldwide Field Operations at EMC/Captiva, a leading provider of input management software, and its predecessor, Captiva Software Corporation, until its acquisition by EMC in December 2005. Mr. Dratler has a Bachelor of Science degree in computer science from The Ohio State University.

Anthony Macciola is our Chief Technology Officer (CTO), a role he has held since July 2008. Mr. Macciola has more than 26 years of experience in the document imaging industry and has extensive experience in the areas of software, hardware and algorithm development and holds several patents. Mr. Macciola has been with Kofax since 1990, except for a brief period from 2000 to 2002 when he was Vice President of Worldwide Marketing for Lantronics, Inc., a company focused on the network enabling market. Prior to becoming Kofax’s CTO, Mr. Macciola held several senior level positions with Kofax, including EVP of Products and SVP of Marketing and Engineering. Prior to Kofax, Anthony was with Xionics. He holds a Bachelor of Arts in Management Information Systems from California State University, Fullerton.

Jim Nicol is our Executive Vice President of Products, a role he has held since September 2008. Prior to joining us, Mr. Nicol served as the Vice President and General Manager of the Captiva Product Business Unit at EMC (June 2006 to September 2008), where he was responsible for product strategy, product management and marketing, engineering, quality assurance, mergers and acquisitions, and strategic initiatives. Mr. Nicol holds a Bachelor of Sciences degree in Computer Science and a Master of Sciences degree in Biology from the California State University, Chico.

Karl Doyle is our Senior Vice President of Corporate Development responsible for executing inorganic growth strategies, a role he has held since December 2011. Mr. Doyle has been in the ECM industry for more than 20 years as an industry analyst, business development executive and consultant. From November 2010 to December 2011, Mr. Doyle acted as an external consultant providing acquisition advisory services for many companies in the ECM space, as well as Kofax. Prior to November 2010, Mr. Doyle spent 15 years at IBM FileNet, where he held a variety of executive leadership, product management and business development positions, including Director of Business Development and Strategy, and VP Business Development, where he was instrumental in the IBM acquisition of FileNet. Mr. Doyle started his ECM career in 1988 as an industry analyst covering the European document imaging and workflow markets. Mr. Doyle holds a Bachelor of Commerce in Business and a Masters in Business Services from University College Dublin.

Lynne Scheid is our Senior Vice President of Human Resources, a role she has held since July 2012. Ms. Scheid previously served as our Vice President of Human Resources from August 2008 to July 2012. From July 1996 to August 2008, Ms. Scheid served as our Director of Human Resources. Ms. Scheid attended Fullerton College and studied Human Resources at the University of California, Irvine.

Bradford Weller is our Executive Vice President of Legal Affairs, General Counsel and Company Secretary, roles he has held since January 2008. Prior to joining us, Mr. Weller served as General Counsel and Company

Secretary of St. Bernard Software from July 2006 to October 2007. Mr. Weller took a sabbatical for the period prior to joining us and after he left St. Bernard Software. Mr. Weller has had a successful career both working as an attorney at a law firm and as an in house attorney at a number of publicly held technology companies, including Captiva Software Corporation, where he served as General Counsel, Vice President of Legal Affairs and Secretary. Mr. Weller has complete responsibility for the management of all of our in-house attorneys, our use of any and all external law firms and our Corporate Secretary function. He holds a Bachelor of Arts in Economics from Stanford University and a Juris Doctor from Hastings College of Law.

Greg Lock was appointed as Non-Executive Chairman of the Kofax Board of Directors on March 15, 2007. In addition to serving on our Board, Mr. Lock serves as a director for two public companies, Computacenter (where he is also board chairman), and UBM plc. Mr. Lock holds a Master of Arts degree in Natural Sciences from Churchill College, Cambridge and is a Fellow of the Royal Society of Arts, Manufacturers and Commerce.

William T. Comfort III was appointed to the Kofax Board of Directors on August 24, 2007. In 2003, Mr. Comfort founded Conversion Capital Partners Ltd, an investment partnership with offices in London and New York. Prior to founding Conversion, Mr. Comfort worked for CVC Capital Partners and advised Citicorp Venture Capital in London, focusing on European mid to large management buyouts. Mr. Comfort currently serves as the Chairman of the board of directors of Lyris, Inc., a marketing technology solutions company, and is a member of the New York University Board of Trustees. Mr. Comfort holds a Bachelor of Science in Business Administration from Boston University and a Juris Doctor and Master of Laws degree in tax law from the New York University School of Law. Mr. Comfort is also a member of the New York State Bar.

Chris Conway was appointed to the Kofax Board of Directors on December 15, 2004. Mr. Conway currently serves as the Non-Executive Chairman of Artificial Solutions Ltd., a private equity backed company that provides customer service optimization solutions to a wide range of European clients. Mr. Conway holds a Bachelor of Arts degree in History and Philosophy from the University of South Africa.

Wade W. Loo was appointed to the Kofax Board of Directors on February 4, 2011 and is a member of Kofax’s Audit Committee. From 1980 until his retirement in September 2010, Mr. Loo worked for KPMG LLP, ultimately serving as the senior partner in charge of KPMG’s Northern California audit practice. Mr. Loo is a member of the board of directors of JobTrain, a not-for-profit organization located in Menlo Park, California dedicated to helping individuals find meaningful employment in the local community. Mr. Loo also serves as co-president of Ascend Chapter, a not-for-profit organization providing job training and mentorship to young professionals. Mr. Loo is a CPA and holds a Bachelor of Sciences degree in Accounting from the University of Denver.

Bruce Powell was appointed to the Kofax Board of Directors on March 16, 1996. Mr. Powell brings years of experience with the preparation of financial statements and accounting matters to our Board gathered through his professional background as a Chartered Accountant and chief financial officer of listed and unlisted U.K. companies. From 2009 to the present, Mr. Powell has served as the Non-Executive Chairman of Threadless Closures Ltd., a designer of packaging materials. Mr. Powell also currently serves as Chairman of Treloar Trust, a not-for-profit charity providing education to the young disabled and as a director of The Worshipful Company of Haberdashers. Mr. Powell holds a Master of Arts degree in Economics and History from the University of Cambridge.

Joe Rose was appointed to the Kofax Board of Directors on April 1, 2009. From 2003 to the present, Mr. Rose has served as a managing director of Rosetta Partners, LLC, a company providing business advisory, executive management and investment support services to information technology, computer software and business process outsourcing companies. Mr. Rose also currently serves as a director of eOriginal, Inc. Mr. Rose holds a Bachelor of Arts degree in Business, Liberal Arts and Architecture from Texas Tech University and a Director Education Program Certificate in Public Board Service from the University of California, Los Angeles’s Anderson School of Management.

Mark Wells was appointed to the Kofax Board of Directors on December 15, 2004. . Mr. Wells currently serves as a Non-Executive Director for INVU plc (a public company) WorkPlace Systems plc (a public but unlisted company), Qubit Digital Limited, Truthtek Limited and Owen Russell Group Limited and as a director of Cortexplus Limited. Mr. Wells is also a trustee of the Stoke Poges Parochial Church Council. Mr. Wells holds a Bachelor of Sciences degree in Electronic Engineering from the University of Bath and a Master of Business Administration from Cranfield University.

Board of Directors and Standing Committees

In general, under Rule 5615(a)(3) of the NASDAQ Marketplace Rules, foreign private issuers such as our company are permitted to follow home country corporate governance practices instead of certain provisions of the NASDAQ Marketplace Rules without having to seek individual exemptions from NASDAQ. A foreign private issuer making its initial public offering or first U.S. listing on NASDAQ that follows a home country practice instead of any such provisions of the NASDAQ Marketplace Rules must disclose in its registration statement or on its website each requirement of the NASDAQ Marketplace Rules that it does not follow and describe the home country practice its follows in lieu of such requirements.

The requirements of the NASDAQ Marketplace Rules with which we do not intend to comply and the corporate governance practices that we follow in lieu thereof are described below:

NASDAQ Marketplace Rule 5620(c) provides that the minimum quorum requirement for a meeting of shareholders is 33 1/3% of the outstanding common shares. In addition, Rule 5620(c) requires that an issuer listed on NASDAQ state its quorum requirement in its bylaws. The Company’s bye-laws will provide that it follow applicable Bermuda laws with respect to quorum requirements for such time as the Company’s common shares are traded on the London Stock Exchange. The Company’s quorum requirement is set forth in its bye-laws, which provide that a quorum for the transaction of business at any meeting of shareholders is two persons present in person or by proxy entitled to vote at the meeting.

Composition and Operation of the Board of Directors; Terms of Directors

Our bye-laws provide that our Board of Directors shall consist of between three and fifteen directors. Our Board of Directors currently consists of nine directors who shall stand for election at each annual general meeting. Our bye-laws further provide that, in the event we no longer retain our listing on the London Stock Exchange, our Board of Directors will be divided into three classes as nearly equal in number as possible, with each director serving a staggered three-year term and one class being elected at each year’s annual general meeting of shareholders. At each succeeding annual general meeting, successors to the class of directors whose term expires at that annual general meeting would be elected for a three year term. The Board of Directors is responsible for formulating strategy, corporate and capital structure, overseeing financial reporting and auditing, external communication, board appointments, compensation policy and maintenance of corporate governance standards. The Board of Directors is also responsible for ensuring that the necessary internal control mechanisms are in place to identify business, financial and operating risks and developing adequate structures and policies to mitigate those risks.

Director Independence

Considering the guidance for determining independence as set out in the UK Corporate Governance Code, the Board of Directors considers that Messrs. Conway, Lock, Powell, Rose, Wells and Loo were independent throughout the fiscal year ended June 30, 2012. The Board of Directors also considers Mr. Comfort to be independent in character and in judgment, but is unable to determine him to be independent according to the Governance Code definition based upon his relationship with a significant shareholder.

Indemnification Agreements

We intend to enter into new indemnification agreements with each of our directors and executive officers that will provide our directors and executive officers with additional protection regarding the scope of the indemnification set forth in our post-offering bye-laws. Pursuant to these agreements, we will indemnify each such person (to the fullest extent permitted by Bermuda law) against all costs and expenses, including expense advances, incurred in connection with any claim by reason or arising out of any event or occurrence relating to the fact that such person is our director or executive officer or is serving at our request at another corporation or entity, or by reason of any activity or inactivity while serving in such capacity. However, we are not obligated to indemnify our directors or executive officers under these agreements if:

•	indemnification is prohibited by our bye-laws or applicable law;

•	the action initiated by the person is not authorized by our Board of Directors; or

•	a court determines that the person did not act in good faith and in a manner that such officer or director reasonably believed to be in or not opposed to the best interests of the company.

Meetings of Non-Executive Directors

Our independent directors meet in regularly scheduled sessions at which only independent directors are present.

Committees of our Board of Directors

Our Board of Directors has a separately designated standing Audit Committee, Remuneration Committee and Nomination Committee. Each committee has a written charter that has been approved by the Board of Directors.

The following table sets forth the composition of each committee:

Name	Audit Committee	Remuneration Committee	Nomination Committee
William T. Comfort III		Member	Member
Chris Conway	Member	Chairman	Member
Greg Lock			Chairman
Wade W. Loo	Chairman
Bruce Powell	Member		Member
Joe Rose		Member	Member
Mark Wells	Member	Member	Member

Audit Committee

Our Audit Committee consists of Messrs. Loo (Chairman), Conway, Powell and Wells. The Board of Directors has determined that each member of the Audit Committee satisfies the independence requirements of NASDAQ and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and meets the requirements for financial literacy under the requirements under NASDAQ rules and SEC rules and regulations. The Board of Directors has determined that Mr. Loo qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC.

Under the terms of the charter of our Audit Committee, its purpose is to provide an independent review of the effectiveness of the financial reporting process, internal control and risk management systems, whistleblowing procedures and oversee the audit process. The Audit Committee’s primary duties and responsibilities are to:

•

monitor the integrity of the Company’s financial statements, annual and half-yearly reports, interim management statements, preliminary results announcements or other announcements of financial performance;

•	review significant financial reporting issues and judgments they contain, significant financial returns to regulators and any financial information contained in documents published by the Company;

•

review and present recommendations to the Board of Directors regarding approval of any financial statements to be made (including the Company’s annual accounts) or financial information to be disclosed by the Company, in particular considering:

•

whether published accounting standards, legal and regulatory requirements and generally accepted best practice has been followed, appropriate estimates and judgments have been made, and the views of the external auditor have been taken into account; and

•	changes in accounting policies and practices, and the reasons for and effects of those changes;

•	review and challenge where necessary the methods used to account for significant or unusual transactions where different approaches were possible;

•	review the adequacy and effectiveness of the Company’s Code of Ethics, internal controls and risk management processes; and

•

review the Company’s arrangements for its employees to raise concerns, in confidence, about possible wrongdoing in financial reporting or other matters and ensure that these arrangements allow proportionate and independent investigation of such matters and appropriate follow up action.

In relation to the Company’s external auditor, the Audit Committee, among other things:

•

recommends the appointment, reappointment or removal of the external auditor and considers any issues relating to their resignation, dismissal, remuneration or terms of engagement. If the Board of Directors does not accept the Audit Committee’s recommendation, the Audit Committee will publish in the Company’s annual report, and in any documents recommending appointment or re-appointment, a statement explaining the recommendation and why the Board of Directors has taken a different position;

•	considers and keeps under review, the external auditor’s independence, objectivity and effectiveness;

•	reviews and monitors the effectiveness of the audit process, considering relevant professional and regulatory requirements;

•	develops and implements policy on the engagement of the external auditor to provide non-audit services; and

•	approves the external auditors’ annual proposals regarding the level of audit fees and the nature and scope of proposed audit coverage.

In relation to the Company’s internal audit function, the Audit Committee, among other things:

•	monitors and reviews the effectiveness of the company’s internal audit function in the context of the overall risk management system;

•	approves the appointment and removal of the head of the internal audit function;

•

considers and approves the remit of the internal audit function and ensures it has adequate resources and appropriate access to information to enable it to perform its function effectively and in accordance with the relevant professional standards. The Audit Committee also ensures the function has adequate standing and is free from management or other restrictions;

•	reviews, assesses and approves the annual internal audit plan and any changes thereto;

•	reviews promptly all reports on the Company from the internal auditor(s); and

•	reviews and monitor management’s responsiveness to the findings and recommendations of the internal auditor.

The Audit Committee is authorized to obtain, at the Company’s expense, reasonable outside legal or other independent professional advice on any matters within the scope of its responsibilities.

Remuneration Committee

Our Remuneration Committee, which would commonly be referred to in the U.S. as the compensation committee, consists of Messrs. Conway (Chairman), Comfort, Rose and Wells.

Under the terms of the Remuneration Committee’s charter, its primary duties and responsibilities are to:

•	determine, subject to ratification by the Board of Directors, the framework or broad policy for the remuneration for the executives of the Company;

•	at least annually, review the entire individual remuneration packages for each member of the executive management team of the Company with particular regard to:

•	the composition of the total remuneration package as between salary, bonus, pension, share options and other benefits (including targets for any performance-related pay schemes);

•	where the Company aims to stand in relation to similar companies in its industry sector;

•

the need to provide the executive directors and executive management team members with every encouragement to enhance the Company’s performance and to ensure that these individuals are fairly, but responsibly, rewarded for their individual contributions;

•	the fairness, to both the Company and the relevant executive management team members, of the contractual terms on termination, and any payments made of their remuneration;

•	the compensation commitments in the event of early termination of employment of an executive management team member; and

•	the relationship between the remuneration of executive team members and that of other employees.

•	advise on and oversee all and any major changes in employee benefit structures of the Company;

•	approve the design of and determine targets for any performance-related pay schemes operated by the Company, and approve the total annual payments made by the Company under such schemes; and

•

determine, upon shareholder approval if appropriate, how the Company’s stock option, Long Term Incentive plans and cash incentive compensation plan should be operated, and oversee the grant of options and/or allocation of shares to each executive director, executive management team member or other eligible participant within the Company.

The Remuneration Committee has the power, at the Company’s expense, to employ the services of such advisers and/or consultants and the power to commission or purchase any relevant reports, surveys or information as the Remuneration Committee deems necessary to fulfill its responsibilities.

Nomination Committee

Our Nomination Committee consists of Messrs. Lock (Chairman), Comfort, Conway, Powell, Rose and Wells. The Nomination Committee keeps under review the structure, size and composition of the Board of Directors; proposes to the Board of Directors suitable candidates for appointment as directors of the Company; and considers Board of Directors succession plans.

Under the terms of the Nomination Committee’s charter, its primary duties and responsibilities are to:

•

regularly review the structure, size and composition (including the skills, knowledge and experience) required of the Board compared to its current position and make recommendations to the Board of Directors with regard to any changes;

•

give full consideration to succession planning for directors and other senior executives in the course of its work, taking into account the challenges and opportunities facing the Company, and what skills and expertise are therefore needed on the Board of Directors in the future;

•	identify and nominate, for the approval of the Board of Directors, candidates to fill board vacancies as and when they arise;

•

evaluate the balance of skills, knowledge and experience then currently on the Board of Directors, and, in the light of this evaluation, prepare a description of the role and capabilities required for a particular appointment to the Board of Directors;

•	review the leadership needs of the Company, with a view to ensuring the continued ability of the Company to compete effectively in the marketplace;

•

review annually the time required for non-executive directors to perform their duties. Performance evaluation should be used to assess whether the non-executive directors are spending enough time to fulfill their duties; and

•

ensure that on appointment of a non-executive director to the Board, of Directors that non-executive director receives a formal letter of appointment setting out clearly what is expected of them, including, but not limited to, time commitment, committee service and involvement outside board meetings.

Committee Charters and Other Corporate Governance Materials

The Board of Directors has adopted a written charter for each of the Audit Committee, the Remuneration Committee and the Nomination Committee.

The UK Corporate Governance Code

The UK Corporate Governance Code is the key source of corporate governance recommendations for fully-listed companies in the U.K. The UK Corporate Governance Code consists of principles of good governance, most of which have their own set of more detailed provisions which, in most cases, amplify the principles. The principles deal with the following areas: directors, directors’ remuneration, accountability and audit, relations with shareholders and institutional investors. A copy of the UK Corporate Governance Code is available from the website of the Financial Reporting Council at http://www.frc.org.uk/getattachment/b0832de2-5c94-48c0-b771-ebb249fe1fec/The-UK-Corporate-Governance-Code.aspx. We do not incorporate the information available on the website of the Financial Reporting Council into this prospectus and you should not consider any such information on, or that can be accessed through, such website as part of this prospectus.

Code of Business Conduct and Ethics

In connection with the consummation of this offering, we plan to adopt an amended written code of business conduct and ethics, to be known as our code of conduct, which will outline the principles of legal and ethical business conduct under which we do business. The code of conduct will apply to all of our directors, officers and employees. A copy of our code of conduct will be available on our corporate website at www.kofax.com. We do not incorporate the information on our website into this prospectus and you should not consider any such information that can be accessed through our website as part of this prospectus. Any amendments or waivers from the provisions of the code of conduct for our executive officers or directors will be made only after approval by a committee consisting of a majority of our independent directors and will be disclosed on our corporate website promptly following the date of such amendment or waiver.

Director Compensation

The following table sets forth information concerning the compensation earned during the year ended June 30, 2012 by each of our non-employee directors:

Name	Cash Compensation	Share-Based Compensation
William T. Comfort III (1)	$60,139	—
Chris Conway (1)	68,052	—
Greg Lock (1)	189,912	—
Wade W. Loo	80,000	—
Bruce Powell (1)	72,800	—
Joe Rose	80,000	—
Mark Wells (1)	60,139	—

(1)	Cash compensation received was converted from British pounds to U.S. dollars using the average exchange rate for the fiscal year ended June 30, 2012 of 1.5826.

We do not maintain any service contracts with our directors that provide monetary benefits, such as cash termination payments, upon our directors’ termination of service with us. Pursuant to the new indemnification agreements we plan to enter into with our directors, our directors will be provided with additional protection regarding the scope of the indemnification set forth in our post-offering bye-laws, which will include indemnification against all costs and expenses, including expense advances, incurred in connection with any claim by reason or arising out of any event or occurrence relating to the fact that such person is our director or is serving at our request at another corporation or entity, or by reason of any activity or inactivity while serving in such capacity.

Executive Officer Compensation and Employment Agreements

The following table sets forth information concerning the cash compensation earned during the fiscal year ended June 30, 2012 by our Chief Executive Officer and Chief Financial Officer:

Name and Principal Position	Salary	Bonus	All Other Compensation		Total
Reynolds C. Bish	$500,000	$367,442	$14,047	(1)	$881,489	(2)
Chief Executive Officer and Director
James Arnold, Jr.	$350,000	$146,977	$15,818	(1)	$512,795
Chief Financial Officer and Director

(1)	Includes (i) medical, dental, vision, life insurance and long-term disability coverage benefits of $12,047 and $13,818 for Mr. Bish and Mr. Arnold, respectively, and (ii) $2,000 in defined contribution payments made by Kofax (U.K.) for each of Messrs. Bish and Arnold.
(2)	Mr. Bish also received an LTIP award of 50,000 ordinary shares of Kofax (U.K.) on September 7, 2011. The market price at the date of grant was 300p ($4.68, based on the exchange rate on June 30, 2012).

Equity Compensation Plans

Existing Share Incentive Plans

Kofax (U.K.) has operated share option schemes since its initial public offering in 1996 as the Remuneration Committee considers share ownership and the award of share options as key components in the overall remuneration package for executive directors and senior management. It is the Remuneration Committee’s objective that all executive directors and members of senior management should by direct share ownership and/or by grant of share options have a material interest in the successful performance of the company.

To date, executive directors have been entitled to participate in the share option scheme open to all employees of the Company and its subsidiaries, administered under the terms of the Kofax plc 2000 Share Option Plan.

The Remuneration Committee approves the granting of all share options, the vesting of which, with respect to executive directors, may be subject to meeting performance targets set by the Remuneration Committee. Generally, options granted under the Kofax plc 2000 Share Option Plan vest over a four year period, with 25% of the shares vesting on the first anniversary of the grant and 6.25% vesting at each quarter thereafter. The initial period of the Kofax plc 2000 Share Option Plan ended on January 26, 2010 and approval of an extension of the Kofax plc 2000 Share Option Plan for a further two years was given at the Company’s 2009 Annual General Meeting. However, a further extension of the Kofax plc 2000 Share Option Plan was not approved at the 2011 Annual General Meeting and therefore the Kofax plc 2000 Share Option Plan expired on January 26, 2012, with no further option grants being granted since that time.

On August 23, 2007, the Kofax (U.K.) Board of Directors approved the Kofax plc 2007 Long Term Incentive Plan (LTIP Plan), which was subsequently approved by our shareholders on October 2, 2007 and adopted the same day. The LTIP Plan was implemented as an additional incentive program intended to motivate and reward performance of the executive management team and other senior management on a long-term basis.

Awards outstanding under the LTIP Plan are subject to fulfillment of the following performance conditions over the course of a three year performance period from the date of grant: (i) attainment of a software business revenue growth target of 25% and (ii) an EBITA (as defined in the LTIP Plan) growth target of 50%. At 80% achievement of either of these targets, 25% of an award will be released separately as to each target. The remaining balance of each 25% portion of the LTIP award vests on a pro-rated basis with regard to achievement between 80% and 100% of software business revenue and EBITA performance targets. In the event that achievement exceeds the 100% target, additional shares equal to 1% of the grant shall be released for each 1% of over achievement, capped at 15% of the original grant. The Remuneration Committee ensured that these performance criteria are in direct correlation with how the company measures its financial success and value to its shareholders, and further that the performance criteria ensure accountability towards ambitious revenue growth achievement by our management.

As of June 30, 2012, there were (i) 6,433,601 ordinary shares issuable upon the exercise of outstanding options granted under the Kofax plc 2000 Share Option Plan, at a weighted average exercise price of 205 pence ($3.20, based on the exchange rate on June 30, 2012) per share, all of which options to purchase ordinary shares were then exercisable; and (ii) 2,538,044 ordinary shares issuable pursuant to outstanding awards granted under the LTIP Plan. Depending on the terms of the relevant option or award outstanding under the Kofax plc 2000 Share Option Plan and LTIP Plan, the holder thereof will be given the opportunity to exchange their options and awards relating to ordinary shares of Kofax (U.K.) for equivalent rights relating to common shares of Kofax (Bermuda). The replacement options and awards will be treated as having been granted at the same time as the old rights which they replace and they will become exercisable or vest on similar terms subject to the rules of the new 2012 Equity Incentive Plan. If a holder of outstanding options does not elect to receive equivalent new awards, such awards will lapse.

2012 Equity Incentive Plan

On                     , 2012, the shareholders of Kofax (U.K.) adopted the 2012 Equity Incentive Plan, or the Plan, in order to assist the Company and its shareholders in attracting, motivating and retaining valued employees, consultants and non-employee directors by offering them a greater stake in the Company’s success and a closer identity with it, and to encourage ownership of the Company’s stock by such employees, consultants and non-employee directors. The Plan allows us to grant options, stock appreciation rights (SARs), restricted stock, restricted stock units (RSUs), and other stock-based and cash-based awards, each an Award and collectively Awards. Due to the existing London Stock Exchange listing, the Plan has been formulated in accordance with UK regulations governing share incentive arrangements. However, the Plan takes account of the fact that a large proportion of qualifying management will be US based and the Plan will need to operate in such a way as to assist with attracting, motivating and retaining US based persons.

The total number of shares available for Awards on any day will not, when added to the total number of shares which have been allocated in the previous ten years under the Plan and any other equity incentive plans adopted by the Company, exceed fifteen (15) percent of the ordinary share capital of the Company in issue on a fully diluted basis immediately prior to that day, referred to as the Plan Limit, of which              may be issued pursuant to the exercise of incentive stock options (ISOs) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder, referred to as the Code. Shares awarded under the Plan may be reserved or made available from the Company’s authorized and unissued shares or from shares reacquired by the Company. For purposes of the Plan Limit, shares underlying Awards that have been forfeited, released, cancelled or lapsed without being exercised or which are satisfied by the transfer of shares already in issue or without the actual distribution of shares will again become available for Awards. The aggregate market value of shares which may be acquired pursuant to Awards granted to an Employee in any calendar year shall be limited to 200% of that Employee’s earnings (save that if exceptional circumstances exist in relation to the recruitment or retention of an Employee such annual maximum level may be increased to 400%) referred to as, the Individual Limit.

The Plan will be administered by our Remuneration Committee, or the Committee. The Committee will have full and final authority in its discretion to (i) select eligible participants who will receive Awards; (ii) determine the type or types of Awards to be granted to each participant; (iii) determine the number of shares to which an Award will relate, the terms and conditions of any Award (including, but not limited to, restrictions as to vesting, transferability or forfeiture, exercisability or settlement of an Award and waivers or accelerations thereof, and waivers of or modifications to performance goals relating to an Award, based in each case on such considerations as the Committee will determine) and all other matters to be determined in connection with an Award; (iv) determine the exercise price, grant price or purchase price (if any) of an Award; (v) determine whether, to what extent, and under what circumstances an Award may be cancelled, forfeited, or surrendered; (vi) determine whether, and to certify that, performance goals to which an Award is subject are satisfied; (vii) correct any defect, supply any omission or reconcile any inconsistency in the Plan, and adopt, amend and rescind such rules, regulations, guidelines, forms of agreements and instruments relating to the Plan as it may deem necessary or advisable; (viii) construe and interpret the Plan; and (ix) make all other determinations as it may deem necessary or advisable for the administration of the Plan. Awards granted to members of our executive management team will always be subject to the satisfaction of appropriate performance conditions.

Options granted under the Plan give a participant the right to purchase a specified number of shares from the Company for a specified time period at a fixed exercise price. Options may be granted in the form of non-qualified stock options and ISOs. The exercise price per share of an option will be not less than the fair market value of a share on the date the option is granted. In the case of the grant of an ISO to a participant who as of the grant date owns, directly or indirectly, more than 10% of the total combined voting power of all classes of stock of the Company or a subsidiary, referred to as a Ten Percent Shareholder, the exercise price per share will not be less than 110% of the fair market value of a share on the grant date. The term during which an option may be exercised will be set forth in the applicable Award agreement, but in no event will exceed ten years (five years in the case of an ISO granted to a Ten Percent Shareholder). The time at which an option vests, or becomes exercisable, will be set forth in the applicable Award agreement and may be based on the passage of time, the attainment of performance goals determined by the Committee or a combination thereof. Unless otherwise provided in the applicable Award agreement or as may be determined by the Committee, all unvested options will cease to vest and be forfeited upon a participant’s termination of service for any reason. The vested portion of the participant’s options will continue to be exercisable for the lesser of 30 days or the remaining term of the option if the participant is terminated by the Company without cause or the participant voluntarily resigns and for the lesser of 180 days or the remaining term of the option if the participant’s termination is due to the participant’s death or disability. If the participant is terminated by the Company for cause, the participant will immediately forfeit all options, whether vested or not.

An SAR gives a participant the right to receive, upon the exercise thereof, the excess of the fair market value of one share on the exercise date over the grant price of the SAR, which may not be less than the fair market value of a share on the grant date. An SAR may be settled in shares, cash or a combination thereof. The term of an SAR will not exceed ten (10) years and the vesting of an SAR may be subject to the passage of time, the attainment of performance goals determined by the Committee or a combination thereof. Unless otherwise provided in the applicable Award agreement or as may be determined by the Committee, all unvested SARs will cease to vest and be forfeited upon a participant’s termination of service for any reason. The vested portion of the participant’s SARs will continue to be exercisable for the lesser of 30 days or the remaining term of the SAR if the participant is terminated by the Company without cause or the participant voluntary resigns and for the lesser of 180 days or the remaining term of the SAR if the participant’s termination is due to the participant’s death or disability. If the participant is terminated by the Company for cause, the participant will immediately forfeit all SARs, whether vested or not.

An Award of restricted stock is an award of a specified number of shares which are subject to forfeiture upon the occurrence of specified events during the applicable restriction period. The lapse of the restriction period may be based on the passage of time, the attainment of performance goals determined by the Committee or a combination thereof. During the restriction period, the transferability of the restricted stock may be prohibited, restricted or subject to any other conditions determined by the Committee, including, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the restricted stock to a continuing substantial risk of forfeiture in the hands of any transferee. Unless otherwise provided in the applicable Award agreement, the participant will have all the rights of a shareholder with respect to the restricted stock during the restriction period. Dividends paid during the restriction period will be subject to the same restrictions as the underlying restricted stock, unless otherwise determined by the Committee. Unless otherwise provided in the applicable Award agreement or as may be determined by the Committee, the unvested portion of a restricted stock Award will be forfeited without additional consideration upon the participant’s termination of employment for any reason.

An RSU is a right to receive, on the settlement date, an amount equal to the fair market value of one share, payable in cash, shares or any combination thereof. RSUs are solely a device for the measurement and determination of the amounts to be paid to a participant under the Plan and do constitute shares of the Company. An RSU is subject to forfeiture upon the occurrence of specified events during the applicable restriction period. The lapse of a restriction period may be based on the passage of time, the attainment of performance goals determined by the Committee or a combination thereof. An RSU does not confer on the participant any rights of a shareholder in the Company. Nevertheless, the Committee may provide in an award agreement for the payment of amounts equal to any dividends declared during the restriction period to be credited to the participant’s account and deemed invested in additional RSUs, which will be subject to the same restrictions as the RSUs to which they relate. Unless otherwise provided in the applicable Award agreement or as may be determined by the Committee, the unvested portion of any RSU will be forfeited without additional consideration upon the participant’s termination of employment for any reason.

The Committee is authorized, subject to limitations under applicable law, to grant to participants other stock-based Awards payable in, or valued in whole or in part by reference to, shares, and that are deemed by the Committee to be consistent with the purposes of the Plan. Such Awards may include deferred shares or share purchase awards. The Committee is also authorized to grant cash-based Awards denominated in cash in such amounts and subject to such terms and conditions as the Committee may determine. Each such cash-based Award will specify a payment amount or payment range as determined by the Committee. Cash-based Awards may be based on the attainment of performance goals. The maximum amount payable pursuant to cash-based Awards granted to a participant during any one calendar year will not exceed $        .

Upon the occurrence of a change in control of the Company (as defined in the rules of the Plan), our Board of Directors, or the Board, may (i) accelerate the vesting, settlement and, if applicable, exercisability of all outstanding Awards; (ii) cancel outstanding options or SARs in exchange for a cash payment equal to the excess, if any, of the fair market value of the shares underlying the unexercised portion of the option or SAR as of the date of the change in control over the exercise price or grant price, as applicable, of such portion, provided that any option or SAR with an exercise price or grant price, as applicable, that equals or exceeds the fair market value of the shares on the date of such change in control will be cancelled without consideration; (iii) terminate options or SARs, effective immediately prior to the change in control, provided that the Company provides the participant an opportunity to exercise such Award within a specified period following the participant’s receipt of written notice of such change in control and the Company’s intention to terminate such Awards; (iv) require the successor corporation (or its parent) to assume outstanding Awards and/or to substitute such Awards with awards involving the ordinary shares of such successor corporation (or its parent) on terms and conditions necessary to preserve the rights of participants with respect to such Awards; or (v) take such other actions as the Board deems appropriate to preserve the rights of participants with respect to their Awards.

No Award may be pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of any participant to, any party other than the Company or any subsidiary, and no Award may be assigned or transferred except by will or the laws of descent and distribution. During the lifetime of the participant, Awards may be exercised only by the participant or his or her guardian or legal representative. Notwithstanding the foregoing, the Committee may allow Awards to be transferred, without consideration, to immediate family members (i.e., children, grandchildren or spouse), to trusts for the benefit of such immediate family members and to partnerships in which such family members are the only partners.

If the Committee determines that, in connection with certain changes in the Company’s capitalization, an adjustment is appropriate in order to prevent the dilution or enlargement of any Award, the Committee will proportionately and equitably adjust any or all of (i) the number and kind of shares which may thereafter be issued in connection with Awards, (ii) the number and kind of shares issuable in respect of outstanding Awards, (iii) the Plan Limit and/or the Individual Limit, and (iv) the exercise price or grant price relating to any Award or, if deemed appropriate, make provision for a cash payment with respect to any outstanding Award. The Committee may also make adjustments to Awards in recognition of other unusual or nonrecurring events affecting the Company or any subsidiary or in response to changes in applicable laws, regulations or accounting principles.

The Board may amend, alter, suspend, discontinue or terminate the Plan or any Award thereunder at any time without the consent of the participants or the Company’s shareholders, except that shareholder approval is required to increase the number of shares subject to the Plan and to take such other actions as may be specified by applicable law, regulation or stock exchange rule or listing requirement, and the consent of any affected participant is required for any action that would materially and adversely affect his or her rights under any outstanding Award.

Without amending the Plan, the Committee may grant Awards to employees, non-employee directors and consultants who are foreign nationals or who are employed in foreign jurisdictions, or both, on terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to further the purpose of the Plan. In addition, the Committee may establish sub-plans to the Plan to set forth special rules and provisions applicable to Awards granted to any such person.

Unless terminated earlier by the Board, the Plan will terminate on the earlier of the 10th anniversary of its adoption or its approval by the Company’s shareholders and no Awards will be granted pursuant to the Plan thereafter.

Tax Consequences to the Company

Generally, subject to the provisions of the Code described below, the Company or a subsidiary, as applicable, will be entitled to a deduction at the time the participant recognizes ordinary income in respect of an Award granted under the Plan, equal to the amount of ordinary income recognized by the participant.

Section 162(m)

Under Code Section 162(m), the Company or a subsidiary, as applicable, generally may not deduct remuneration paid to the chief executive officer of the Company and the three next highest paid executive officers other than the chief financial officer to the extent that such remuneration exceeds $1,000,000, unless such remuneration is performance-based compensation. Under the Plan, the Committee may, in its discretion, grant Awards that are intended to qualify as performance-based compensation.

Section 280G

If the vesting and/or payment of an Award made to a “disqualified individual” (as defined in Code Section 280G) occurs in connection with a change in control of the Company, such vesting and/or payment, either alone or when combined with other compensation payments which such disqualified individual is entitled to receive, may result in an “excess parachute payment” (as defined in Code Section 280G). Code Section 4999 generally imposes a 20% excise tax on the amount of any such “excess parachute payment” received by such “disqualified individual” and Code Section 280G would prevent the Company or a subsidiary, as applicable, from deducting such “excess parachute payment.”

Employment Agreements

The Company does not have any general policies regarding the use of employment agreements, but may, from time to time, enter into such a written agreement to reflect the terms and conditions of employment of a particular named executive officer, whether at the time of hire or thereafter.

Reynolds C. Bish

We entered into an employment agreement with Reynolds C. Bish, our Chief Executive Officer, in November 2007. Pursuant to Mr. Bish’s employment agreement he is entitled to an annual base salary of $500,000 (subject to review and adjustment by the Board under certain conditions) and an annual incentive bonus of up to $500,000 based on achievement of performance goals as established by the Remuneration Committee. Mr. Bish is also entitled to receive option awards and awards on an annual basis under our LTIP Plan on the basis of 200% of Mr. Bish’s then current base salary and is entitled to receive reimbursement for all reasonable out-of-pocket business expenses incurred in the performance of his duties on behalf of the Company.

Mr. Bish’s employment agreement provides that if he is terminated by the Company for “cause” he is entitled to receive his base salary pro rated to his date of termination. “Cause” is defined to include (i) theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Company documents or records; (ii) material failure to abide by the Company’s policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct) after written notice from the Company of such failure; (iii) unauthorized use, misappropriation, destruction or diversion of any material tangible or intangible assets or corporate opportunity of the Company (including, without limitation, improper use or disclosure of the Company’s confidential or proprietary information); (iv) misconduct which has a material detrimental effect on the Company’s reputation or business; (v) repeated failure or inability (other than due to injury or illness) to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure such failure or inability; or (vi) conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude and which impairs Mr. Bish’s ability to perform his duties with the Company.

Mr. Bish’s employment agreement also provides that he is entitled to receive certain payments upon his termination by the Company without cause or upon Mr. Bish’s resignation for “Good Reason”. “Good Reason” is defined as the first to occur of any of the following, without Mr. Bish’s written consent: (i) a material diminution in base salary or target bonus then in effect; (ii) a material diminution in authority, duties or responsibilities, including without limitation, a requirement that Mr. Bish report to a corporate officer rather than directly to the Board or its successor; (iii) a relocation of Mr. Bish’s principal place of employment to a location that increases Mr. Bish’s one-way commute distance by more than thirty miles; or (iv) any other action or inaction by the Company that constitutes a material breach of Mr. Bish’s employment agreement. In the event of such a termination without cause or resignation for “Good Reason” Mr. Bish is entitled to receive: (a) base salary then in effect, pro rated to the date of termination; (b) severance equal to twelve months of base salary then in effect; (c) an amount equal to Mr. Bish’s bonus for the Company’s prior fiscal year ended on or prior to the date of termination or resignation; and (d) payment of COBRA premiums for a period of twelve months or until Mr. Bish is eligible to receive health benefits under another group health insurance plan. Upon such an event, all LTIP awards then held by Mr. Bish shall become vested and shares underlying such awards shall be released.

Mr. Bish’s employment agreement includes a change of control provision that entitles him to certain payments in the event of his termination without “Cause” or resignation for “Good Reason” upon or within 12 months following a “Change of Control” of the Company as defined in the LTIP Plan. Upon such a “Change of Control” Mr. Bish is entitled to receive: (i) base salary then in effect, pro rated to the date of termination; (ii) severance equal to twelve months on base salary then in effect; (iii) an amount equal to Mr. Bish’s bonus for the Company’s prior fiscal year ending on or prior to the date of termination or resignation; (vi) an amount equal to Mr. Bish’s target bonus then in effect; and (v) payment of COBRA premiums for a period of twelve months or until Mr. Bish is eligible to receive health benefits under another group health insurance plan. In the event that Kofax (Bermuda) or its successor terminates Mr. Bish’s employment without cause or Mr. Bish terminates his employment for good reason in either case upon or within 12 months following a “Change of Control”, upon such termination, Mr. Bish shall be entitled to at least 100% of the shares awarded to Mr. Bish under the LTIP awards made to him on September 7, 2009, September 8, 2010 and September 7, 2011.

In addition to the other provisions set forth above, Mr. Bish’s employment agreement provides that under certain conditions he shall receive certain levels of tax gross up payments from the Company with respect to any excise or similar taxes owed by him in respect of benefits received pursuant to the agreement.

Mr. Bish’s employment agreement also includes a nonsoliciation provision that provides that he shall not, during the term of the agreement or for one year after the termination of his employment, separately or in conjunction with others, encourage or cause others to solicit or personally encourage any employees of the Company to terminate or alter their relationships with the Company.

James Arnold, Jr.

We entered into an employment agreement with James Arnold, Jr., our Chief Financial Officer, in April 2010. Pursuant to Mr. Arnold’s employment agreement he is entitled to an annual base salary of $350,000 (subject to review and adjustment by the Board) and an annual incentive bonus based on achievement of performance goals as established by the Remuneration Committee. Mr. Arnold is also entitled to receive awards under our LTIP Plan and to reimbursement for all reasonable out-of-pocket business expenses incurred in the performance of his duties on behalf of the Company.

Mr. Arnold’s employment agreement provides that if he is terminated by the Company for “cause” he is entitled to receive his base salary pro rated to his date of termination. “Cause” is defined to include (i) theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Company documents or records; (ii) material failure to abide by the Company’s policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct) after written notice from the Company of such failure; (iii) unauthorized use, misappropriation, destruction or diversion of any material tangible or intangible assets or corporate opportunity of the Company (including, without limitation, improper use or disclosure of the Company’s confidential or proprietary information); (iv) misconduct which has a material detrimental effect on the Company’s reputation or business; (v) repeated failure or inability (other than due to injury or illness) to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure such failure or inability; or (vi) conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude and which impairs Mr. Arnold’s ability to perform his duties with the Company.

Mr. Arnold’s employment agreement also provides that he is entitled to receive certain payments upon his termination by the Company without cause or upon Mr. Arnold’s resignation for “Good Reason”. “Good Reason” is defined as the first to occur of any of the following, without Mr. Arnold’s written consent: (i) a material diminution in base salary or target bonus then in effect; (ii) a material diminution in authority, duties or responsibilities, including without limitation, a requirement that Mr. Arnold report to a corporate officer rather than directly to the Board or its successor; (iii) a relocation of Mr. Arnold’s principal place of employment to a location that increases Mr. Arnold’s one-way commute distance by more than thirty miles; or (iv) any other action or inaction by the Company that constitutes a material breach of Mr. Arnold’s employment agreement. In the event of such a termination without cause or resignation for “Good Reason” Mr. Arnold is entitled to receive: (a) base salary then in effect, pro rated to the date of termination; (b) severance equal to six months of base salary then in effect; (c) an amount equal to Mr. Arnold’s bonus for the Company’s prior fiscal year ending on or prior to the date of termination or resignation; and (d) payment of COBRA premiums for a period of six months or until Mr. Arnold is eligible to receive health benefits under another group health insurance plan. Upon such an event, all LTIP awards then held by Mr. Arnold shall vest in accordance with the vesting schedule included in the LTIP Plan.

Mr. Arnold’s employment agreement includes a change of control provision that entitles him to certain payments in the event of his termination without “Cause” or resignation for “Good Reason” upon or within 12 months following a “Change of Control” of the Company as defined in the LTIP Plan. Upon such a “Change of Control” Mr. Arnold is entitled to receive: (i) base salary then in effect, pro rated to the date of termination; (ii) severance equal to six months of base salary then in effect; (iii) an amount equal to Mr. Arnold’s bonus for the Company’s prior fiscal year ended on or prior to the date of termination or resignation; (vi) an amount equal to Mr. Arnold’s target bonus then in effect; and (v) payment of COBRA premiums for a period of six months or until Mr. Arnold is eligible to receive health benefits under another group health insurance plan. In the event that Kofax (Bermuda) or its successor terminates Mr. Arnold’s employment without cause or Mr. Arnold terminates his employment for good reason in either case upon or within 12 months following a “Change of Control”, upon such termination, Mr. Arnold shall be entitled to at least 100% of the shares awarded to Mr. Arnold under the LTIP awards made to him on June 7, 2010.

PRINCIPAL SHAREHOLDERS

The following table sets forth information, as of June 30, 2012, regarding the beneficial ownership of our common shares: (i) immediately prior to the consummation of the offering and (ii) as adjusted to reflect the sale of our common shares in this offering, for:

•	each of our directors;

•	each of our executive officers;

•	all of our directors and our executive officers as a group; and

•	each person who is known by us to own beneficially 5% or more of our outstanding common shares.

The column entitled “Shares Beneficially Owned Prior to the Offering—Percent” is based on 88,930,104 common shares outstanding as of June 30, 2012. The columns entitled “Shares Beneficially Owned After the Offering—Percent” is based on (i)              common shares to be issued and outstanding immediately after the closing of this offering, assuming no exercise of the underwriter’s over-allotment option, and (ii)              common shares to be issued and outstanding immediately after closing of this offering, assuming exercise of the underwriter’s over-allotment option.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the vesting of deferred share awards, exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person. Unless otherwise indicated, the business address of each such person is c/o Kofax Limited, 15211 Laguna Canyon Road, Irvine, CA 92618.

	Shares Beneficially Owned Prior to the Offering			Shares Beneficially Owned After the Offering
				Excluding Exercise of Over-Allotment			Including Exercise of Over-Allotment
	Number	Percent		Number	Percent		Number	Percent
Name of Beneficial Owner (1)
Holders of Greater than 5% (2)
65 BR Trust/ Natasha Foundation / NPC Foundation (3)	15,008,838	16.9%		15,008,838		%	15,008,838		%

Directors and Executive Officers:
Reynolds C. Bish (4)	2,150,525	2.4%		2,150,525		%	2,150,525		%
James Arnold, Jr. (5)	655,000	*	%	655,000	*	%	655,000	*	%
Greg Lock (6)	683,000	*	%	683,000	*	%	683,000	*	%
William T. Comfort III (7)	16,115,702	18.1%		16,115,702		%	16,115,702		%
Chris Conway	315,000	*	%	315,000	*	%	315,000	*	%
Wade W. Loo	5,000	*	%	5,000	*	%	5,000	*	%
Bruce Powell	101,480	*	%	101,480	*	%	101,480	*	%
Joe Rose	80,000	*	%	80,000	*	%	80,000	*	%
Mark Wells	95,000	*	%	95,000	*	%	95,000	*	%
All directors and executive officers as a group (16 persons) (8)	22,162,172	23.6%		22,162,172		%	22,162,172		%

*	Less than 1%.
(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all common shares shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

(2)	The information with respect to the holders of 5% or more of our outstanding common shares is derived from inquiries made by our authorized representatives to such holders. Such holders, and in particular financial institutions, may likely hold their shares as nominees on behalf of other beneficial owners, the identities of whom have not been disclosed to us by the above listed holders.
(3)	Includes (i) 4,821,926 shares held by The 65 BR Trust which represented 5.4% of the issued and outstanding shares at June 30, 2012, (ii) 7,671,255 shares held by The Natasha Foundation which represented 8.6% of the issued and outstanding shares at June 30, 2012 and (iii) 2,515,657 shares held by The NPC Foundation which represented 2.8% of the issued and outstanding shares at June 30, 2012. The 65 BR Trust is a family trust with a registered office address of PO Box 242, Locust Valley, NY 11560 that holds assets for the benefit of Mr. Comfort’s children. Mr. Comfort maintains voting and dispositive power over the shares directly held by The 65 BR Trust. The Natasha Foundation is a Bermuda formed entity with a registered address of Clarendon House, 2 Church Street, Hamilton HM11, Bermuda HM CX). Mr. Comfort is a director of the Natasha Foundation and shares voting and dispositive power over the shares held directly by The Natasha Foundation. The NPC Foundation is a Bermuda formed entity with a registered address of Clarendon House, 2 Church Street, Hamilton HM11, Bermuda HM CX. Mr. Comfort is a director of The NPC Foundation and shares voting and dispositive power over the shares held directly by The NPC Foundation. Mr. Comfort disclaims beneficial ownership of and any pecuniary interest in the shares held by The 65 BR Trust, The Natasha Foundation and The NPC Foundation. Immediate family members of Mr. Comfort and entities controlled by Mr. Comfort’s immediate family members have voting or dispositive power over an additional 7,967,348 shares over which Mr. Comfort has no voting or dispositive power.
(4)	Includes 1,284,375 shares Mr. Bish has the right to acquire from us within 60 days of June 30, 2012 pursuant to the exercise of stock options and 670,000 shares underlying outstanding awards under the LTIP Plan.
(5)	Includes 200,000 shares Mr. Arnold has the right to acquire from us within 60 days of June 30, 2012 pursuant to the exercise of stock options and 200,000 shares underlying outstanding awards under the LTIP Plan.
(6)	Includes 23,000 shares held directly by The Greg and Rosie Lock Charitable Foundation Trust, a registered UK charity, over which Mr. Lock has shared voting and dispositive power. Mr. Lock disclaims beneficial ownership of the shares held by The Greg and Rosie Lock Charitable Foundation Trust except to the extent of any pecuniary interest therein.
(7)	Includes (i) 15,008,838 shares held by The 65 BR Trust, The Natasha Foundation and The NPC Foundation over which Mr. Comfort has sole or shared voting and dispositive power and (ii) 1,106,864 shares held directly by Mr. Comfort. Mr. Comfort disclaims beneficial ownership of the shares held by The 65 BR Trust, The Natasha Foundation and The NPC Foundation except to the extent of any pecuniary interest therein.
(8)	Includes 2,475,292 shares our directors and officers have the right to acquire from us within 60 days of June 30, 2012 pursuant to the exercise of stock options and 2,150,306 shares underlying outstanding awards under the LTIP Plan.

RELATED PARTY TRANSACTIONS

Transactions with Related Companies

From time to time in the ordinary course of our business we contract for services from companies in which certain of our executive officers or directors may serve as director or advisor. The cost of these services is negotiated on an arm’s length basis and have not exceeded $120,000 in the aggregate in any given year.

Agreements with Directors and Officers

For information regarding agreements between us and certain of our executive officers and directors, see “Management—Executive Officer Compensation and Employment Agreements” and “Management—Indemnification Agreements” above.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital summarizes certain provisions of our memorandum of association and our bye-laws that will become effective immediately prior to the consummation of this offering. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our memorandum of association and bye-laws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. Prospective investors are urged to read the exhibits for a complete understanding of our memorandum of association and bye-laws.

General

Kofax (Bermuda) is an exempted company incorporated under the laws of Bermuda. We are registered with the Registrar of Companies in Bermuda under registration number 45528. We were incorporated in Bermuda on June 23, 2011. We began operations in Switzerland in 1985 as a distributor of document imaging hardware and maintenance services under the name Dicom AG and subsequently re-organized in October 1995 as Kofax (U.K.), a public limited company under the laws of the United Kingdom. Prior to the completion of this offering, under a scheme of arrangement approved by the shareholders of Kofax (U.K.) and appropriate U.K. authorities, each share of Kofax (U.K.) will be cancelled and re-issued to Kofax (Bermuda), which will then issue shares of Kofax (Bermuda) to the former shareholders of Kofax (U.K.) in exchange for all outstanding shares of Kofax (U.K.) on a one-for-one basis.

The registered office of Kofax (Bermuda) is located at Clarendon House, 2 Church Street, Hamilton, Bermuda HM CX and its principal place of business is at 15211 Laguna Canyon Road, Irvine, CA 92618. The telephone number at its registered office is +441 295 1442. Codan Services Ltd. is our agent for service of process in Bermuda having an address of Clarendon House, 2 Church Street, Hamilton, Bermuda HM CX.

Authorized and Issued Share Capital

Our authorized share capital consists of $         divided into              common shares, par value $0.001 per share. Upon the completion of this offering and the repurchase, for $0.001, of one common share issued to Bradford Weller, our Executive Vice President of Legal Affairs, General Counsel and Company Secretary, there will be              common shares issued and outstanding, or              common shares issued and outstanding, if the underwriter’s overallotment option is exercised in full. All of our issued and outstanding common shares prior to completion of this offering are and will be fully paid, and all of our shares to be issued in this offering will be fully paid. Pursuant to our bye-laws, subject to the requirements of any stock exchange on which our shares are listed and to any resolution of the shareholders to the contrary, our Board of Directors is authorized to issue any of our authorized but unissued shares. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares.

To date, Kofax (U.K.) has financed its operations through funds raised in public and private placements of ordinary shares and through borrowings under credit facilities. We also issued shares to our officers and employees pursuant to our incentive plans.

The following table shows our history of share capital for the last two years:

Year Ended	Number of ordinary shares issued	Price per share	Gross proceeds or Fair value of share transaction	Process/Considerations
June 30, 2011	2,152,105	N/A	N/A	Exercise of options or vesting of LTIP awards to employees
June 30, 2012	576,358	N/A	N/A	Exercise of options or vesting of LTIP awards to employees

Common Shares

The bye-laws contain pre-emption provisions in favor of the holders of “Relevant Shares” of the Company (as defined in the bye-laws), which includes the common shares, entitling such holders to be offered “Equity Securities” (as defined in the bye-laws) in proportion to their existing holdings. Such pre-emption provisions do not apply to allotments of “Equity Securities” which are paid otherwise than in cash, as more fully described in the bye-laws. These pre-emption provisions shall remain in force for so long as the Company remains listed on the London Stock Exchange. Holders of common shares have no pre-emptive rights (other than the pre-emptive rights described above), redemption, conversion or sinking fund rights. Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by our bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present.

In the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any issued and outstanding preference shares.

Dividends and Other Distributions

Under Bermuda law, a company may not declare or pay dividends, or make a distribution out of contributed surplus, if there are reasonable grounds for believing either that (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of its assets would thereby be less than its liabilities. Share premium accounts maybe reduced in certain limited circumstances. There are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares.

Variation of Rights

If at any time we have more than one class of issued and outstanding shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (1) with the consent in writing of the holders of 75% of the issued shares of that class; or (2) with the sanction of a resolution passed by 75% of the votes cast at a general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons is present. Our bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares. In addition, the creation or issue of preference shares ranking prior to common shares will not be deemed to vary the rights attached to common shares or, subject to the terms of any other series of preference shares, to vary the rights attached to any other series of preference shares.

Shareholder Meetings

Under our bye-laws, annual shareholder meetings will be held at a time and place selected by our Board of Directors. The meetings may be held in or outside of Bermuda. Bermuda law also requires that shareholders be given at least five days’ advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. Our bye-laws provide that shareholders be given at least 21 days’ notice in advance of an annual general meeting and 21 days’ notice in advance of a special general meeting. Bermuda law provides that a special general meeting of shareholders may be called by the Board of Directors of a company and must be called upon the request of shareholders holding not less than one-tenth of the paid-up capital of the company carrying the right to vote at general meetings. Our bye-laws provide that the chairman of our Board of Directors or the Board of Directors may convene a special general meeting whenever in their judgment such meeting is necessary and that the Board of Directors must call a special general meeting upon the request of shareholders holding not less than one-tenth of the paid-up capital of the Company carrying the right to vote at a general meeting.

Anti-Takeover Provisions

Several provisions of our bye-laws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our Board of Directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the recapitalization, amalgamation, merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest and (2) the removal of our incumbent directors and executive officers. The following is a summary of the provisions of our bye-laws that may be deemed to have an anti-takeover effect:

Classified Board of Directors

Our bye-laws provide that our Board of Directors shall consist of between three and fifteen directors. Our Board of Directors currently consists of nine directors who shall stand for election at each annual general meeting. Our bye-laws further provide that, in the event we no longer retain our listing on the London Stock Exchange, our Board of Directors will be divided into three classes as nearly equal in number as possible, with each director serving a staggered three-year term and one class being elected at each year’s annual general meeting of shareholders. These provisions could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay shareholders who do not agree with the policies of the Board of Directors from removing a majority of the Board of Directors for two years.

Business Combinations

Although the Bermuda Companies Act does not contain specific provisions regarding “business combinations” between companies organized under the laws of Bermuda and “interested shareholders,” we have included these provisions in our bye-laws. Specifically, our bye-laws contain provisions that are substantially equivalent to the provisions of the UK Takeover Code, which provide that a person must not:

•

acting by himself or with persons determined by the Board of Directors to be acting in concert, seek to acquire shares in the Company, which carry 30% or more of the voting rights attributable to the shares in the Company; or

•

acting by himself or with persons determined by the Board of Directors to be acting in concert, hold not less than 30% but not more than 50% of the voting rights attributable to the shares in the Company, and seek to acquire after the Migration, by himself or with persons determined by the Board of Directors to be acting in concert, additional shares which, taken together with the shares held by the persons determined by the Board of Directors to be acting in concert with him, increase his voting rights attributable to the shares, except as a result of a “permitted acquisition” (meaning an acquisition either consented to by the Board of Directors, or made in compliance with Rule 9 of the Takeover Code, or arising from the repayment of a stock borrowing arrangement).

Where the Board of Directors has reason to believe that any of such circumstances has taken place, then it may take all or any of following measures:

•	require the person(s) appearing to be interested in the shares of the Company to provide such information as the Board of Directors considers appropriate;

•	consider such public filings as may be necessary to determine any of the matters noted above;

•	make any determination as it thinks fit, either after calling for submissions by the relevant person(s) or without calling for any;

•	determine that the voting rights attached to such shares in breach of the bye-laws, the “Excess Shares”, are incapable of being exercised for a definite or indefinite period;

•	determine that some or all of the Excess Shares are to be sold;

•	determine that some or all of the Excess Shares will not carry any right to any dividends or other distributions for a definite or indefinite period; and

•

such actions as it thinks fit, including prescribing rules not inconsistent with our bye-laws, setting deadlines for the provision of information, drawing adverse inferences where information requested is not provided, making determinations or interim determinations, executing documents on behalf of a shareholder, converting any Excess Shares held in uncertificated form to certificated form and vice-versa, or converting any Excess Shares represented by depositary interests issued in uncertificated form into shares in certificated form paying costs and expenses out of proceeds of sale, and changing any decision or determination or rule previously made.

The Board of Directors has the full authority to determine the application of these restrictions including the deemed application of the whole or any part of the UK Takeover Code, and such authority shall include all the discretion that the Panel on Takeovers and Mergers (Panel) would exercise if the whole or part of the UK Takeover Code applied. Any resolution or determination made by the Board of Directors, any Director or the chairman of any meeting acting in good faith is final and conclusive and is not open to challenge as to its validity or as to any other ground. The Board of Directors is not required to give any reason for any decision or determination it makes.

Election and Removal of Directors

Our bye-laws do not permit cumulative voting in the election of directors. Our bye-laws require shareholders wishing to propose a person for election as a director (other than persons proposed by our Board of Directors) to give advance written notice of nominations for the election of directors. Our bye-laws also provide that our directors may be removed only upon the affirmative vote of the holders of a majority of our outstanding common shares, voted at a duly authorized meeting of shareholders called for that purpose, provided that notice of such meeting is served on such director at least 14 days before the meeting. These provisions may discourage, delay or prevent the removal of our incumbent directors.

Limited Actions by Shareholders

Any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders. Shareholders may not act by written consent in lieu of a meeting. Our bye-laws provide that, subject to certain exceptions and to the rights granted to shareholders pursuant to the Bermuda Companies Act (including the right of shareholders holding not less than one-tenth of the paid-up capital of the Company carrying the right to vote at a general meeting to call a special general meeting), only our Board of Directors or the Chairman may call special meetings of our shareholders and the business transacted at a special meeting is limited to the purposes stated in the notice for that meeting.

Subject to certain rights set out in the Bermuda Companies Act, our bye-laws provide that shareholders are required to give advance notice to us of any business to be introduced by a shareholder at any annual general meeting. The advance notice provisions provide that, for business to be properly introduced by a shareholder when such business is not specified in the notice of meeting or brought by or at the direction of our Board of Directors, the shareholder must have given our secretary notice not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual general meeting of the shareholders. In the event the annual general meeting is called for a date that is not within 30 days before or after such anniversary date, the shareholder must give our secretary notice not later than 10 days following the earlier of the date on which notice of the annual general meeting was given to the shareholders or the date on which public disclosure of the annual general meeting was made. The chairman of the meeting may, if the facts warrant, determine and declare that any business was not properly brought before such meeting and such business will not be transacted.

Limitations on Liability and Indemnification of Directors and Officers

We are a Bermuda exempted company. The Bermuda Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability imposed on them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. The Bermuda Companies Act further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to the Bermuda Companies Act. We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. The indemnification provided in the bye-laws is not exclusive of other indemnification rights to which a director or officer may be entitled, provided these rights do not extend to his or her fraud or dishonesty.

Our bye-laws further provide that the shareholders waive all claims or rights of action that they might have, individually or in right of our company, against any of our directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer.

Our bye-laws also provide that no officers or directors shall be answerable for their own or the acts, receipts, neglects or defaults of the other officers or directors, or for any bankers or other persons with whom any moneys or effects belonging to us shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to us shall be placed out on or invested, provided that this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of the said persons. Our bye-laws further provide that we shall pay to or on behalf of any such director or officer any and all costs and expenses associated in defending or appearing or giving evidence in the proceedings referred to above as and when such costs and expenses are incurred; provided that in the event of a finding of fraud or dishonesty, such person shall reimburse to us all funds paid by us in respect of costs and expenses of defending such proceedings.

The Bermuda Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. Our bye-laws provide that we may purchase and maintain insurance for the benefit of any director or officer against any liability incurred by him under the Bermuda Companies Act in his capacity as a director or officer or indemnifying such director or officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the director or officer may be guilty in relation to us or our subsidiaries.

Registrar or Transfer Agent

A register of holders of the common shares will be maintained by Codan Services Limited in Bermuda, and a branch register will be maintained in the United States by             , who will serve as branch registrar and transfer agent. Capita Registrars Limited will maintain a register of holders of the common shares in the United Kingdom.

Our Common Shares in the United States Will Be Registered

The common shares to be sold in this offering will have been registered with the SEC. In the United States, participating brokerage firms hold freely-tradeable shares electronically (also referred to as “book-entry” or in “street name”) through the Depository Trust Company, or DTC, a third-party that was founded and is owned by member brokerage firms. DTC then establishes an account in its electronic system and allocates interests in the shares among the brokerage firms, which in turn credit the accounts of brokerage customers. In accordance with market practice in the United States and system requirements of stock markets, the underwriter has designated that the common shares sold in this offering be issued or transferred, as applicable, to DTC. There is no contractual arrangement between Kofax (Bermuda) and DTC.

If you purchase beneficial interests in our common shares in this offering, you must look solely to your broker or bank for the payment of all dividends, the exercise of voting rights attaching to our common shares and all other rights arising in respect of our common shares. Your broker or bank must, in turn, look solely to DTC for the payment of all dividends, the exercise of voting rights attaching to our common shares and all other rights arising with respect to our common shares.

You may request through your broker to hold shares directly in certificated form instead of holding shares indirectly through DTC. Your broker may obtain on your behalf shares in certificated form through our U.S. transfer agent. However, the conversion from a beneficial interest in shares legally owned by Cede & Co. as holder of legal title to the common shares to actual common shares, and vice versa, may require both time and the payment of processing fees to our transfer agent in addition to fees that may be levied by your brokerage firm.

If you elect to hold shares directly in certificated form in your own name, which will be represented by a paper certificate, you will be a Kofax (Bermuda) shareholder and therefore you may be more easily able to exercise the shareholder rights attaching to the shares than would be the case were you to hold beneficial interests in the shares held by Cede & Co. for DTC. Conversely, if you decide to hold your beneficial interests in the shares held by Cede & Co. for DTC through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank. Please consult with your broker or bank to determine those procedures. If you hold your beneficial interests in our shares through DTC, because you are not an actual shareholder of Kofax Limited, you may look only to your broker or bank for recourse related to your beneficial interest in the common shares.

Listing

We intend to apply for listing of our common shares on The NASDAQ Global Select Market under the symbol “KFX.” Following this offering our common shares will also trade on the London Stock Exchange under the symbol “KFX.L.”

Certain Provisions of Bermuda Law

We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to United States residents who are holders of our common shares.

The Bermuda Monetary Authority has given its consent for exchange control purposes for the issue and free transferability of all of the common shares that are the subject of this offering to and between residents and non-residents of Bermuda, provided our shares remain listed on an appointed stock exchange, which includes The NASDAQ Global Select Market. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving such consent or permissions, the Bermuda Monetary Authority shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus. Certain issues and transfers of common shares involving persons deemed resident in Bermuda for exchange control purposes require the specific consent of the Bermuda Monetary Authority.

This prospectus will be filed with the Registrar of Companies in Bermuda pursuant to Part III of the Bermuda Companies Act. In accepting this prospectus for filing, the Registrar of Companies in Bermuda shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus.

In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, we are not bound to investigate or see to the execution of any such trust. We will take no notice of any trust applicable to any of our shares, whether or not we have been notified of such trust.

Holders of Record

As of June 30, 2012, there were approximately 750 individual holders of record entered in the share register of Kofax (U.K.), of which we believe there were approximately 25 U.S. residents who held approximately 20.0% of the issued and outstanding ordinary shares of Kofax (U.K.). The number of individual holders of record is based exclusively upon our share register and does not either include holders of shares in dematerialized, or book-entry, form or address whether a single share certificate may be held by the holder of record on behalf of more than one person or institution who may be deemed to be the beneficial owner of some but not all of the shares represented by a single share certificate. Prior to this offering, the ordinary shares of Kofax (U.K.) have been admitted for trading on the London Stock Exchange under the symbol “KFX.L.” We intend to apply to have our common shares approved for listing on The NASDAQ Global Select Market under the symbol “KFX.”

None of our shareholders has different voting rights from other shareholders after the closing of this offering. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of the company.

COMPARISON OF DELAWARE LAW AND BERMUDA LAW

You should be aware that the Bermuda Companies Act, which applies to us, differs in certain material respects from laws generally applicable to Delaware corporations and their shareholders. In order to highlight these differences, set forth below is a summary of certain significant provisions of the Bermuda Companies Act (including modifications adopted pursuant to our bye-laws) and Bermuda common law applicable to us and our shareholders which differ in certain respects from provisions of the General Corporation Law of the State of Delaware. Because the following statements are summaries, they do not address all aspects of Bermuda law that may be relevant to us and our shareholders or all aspects of Delaware law which may differ from Bermuda law.

Corporate Law Issue	Bermuda Law	Delaware Law
Special Meetings of Shareholders

Bermuda law provides that a special general meeting of shareholders may be called by the board of directors of a company and must be called upon the request of shareholders holding not less than one-tenth of the paid-up capital of the company carrying the right to vote at general meetings. Our bye-laws provide that the chairman of our Board of Directors or the Board of Directors may convene a special general meeting and that the Board of Directors must call a special general meeting upon the request of shareholders holding not less than one-tenth of the paid-up capital of the Company carrying the right to vote at a general meeting.

Bermuda law also requires that shareholders be given at least five days’ advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting.

Our bye-laws provide that shareholders be given at least 21 days’ notice in advance of annual or special general meetings.

Shareholders generally do not have the right to call meetings of shareholders unless that right is granted in the certificate of incorporation or by-laws. However, if a corporation fails to hold its annual meeting within a period of 30 days after the date designated for the annual meeting, or if no date has been designated for a period of 13 months after its last annual meeting, the Delaware Court of Chancery may order a meeting to be held upon the application of a shareholder.

Interested Director Transactions	Bermuda law and our bye-laws provide that if a director has an interest in a material contract or proposed material contract with us or any of our subsidiaries or has a material interest in any person that is a party to such a contract, the director must disclose the nature of that interest at the first opportunity either at a meeting of directors or in writing to the directors. Our bye-laws provide that, after a director has made such a declaration of

Interested director transactions are permissible and may not be legally voided if:

•      either a majority of disinterested directors, or a majority in interest of holders of shares of the corporation’s capital stock entitled to vote upon the matter, approves the transaction upon disclosure of all material facts; or

	interest, he is allowed to be counted for purposes of determining whether a quorum is present and to vote on a transaction in which he has an interest, unless disqualified from doing so by the chairman of the relevant board meeting or disqualified by the vote of a majority in number of the other directors in attendance where such declaration is made by the chairman of the meeting.	• the transaction is determined to have been fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof or the shareholders.

Voting and Quorum Requirements

Under Bermuda law, the voting rights of our shareholders are regulated by our bye-laws and, in certain circumstances, by the Bermuda Companies Act. Under our bye-laws, at any general meeting, any two shareholders present in person or by proxy throughout the meeting form a quorum for the transaction of business. Our bye-laws also provide that in the event that the Company no longer maintains a listing on the London Stock Exchange, two or more persons present in person at the start of a meeting and representing in person or by proxy more than one-third of total issued voting shares, shall constitute a quorum for the transaction of business at that meeting. Generally, except as otherwise provided in the bye-laws, or the Bermuda Companies Act, any action or resolution requiring approval of the shareholders may be passed by a simple majority of votes cast. Our bye-laws do not permit cumulative voting.

Any individual who is a shareholder of our company and who is present at a meeting may vote in person, as may any corporate shareholder that is represented by a duly authorized representative at a meeting of shareholders. Our bye-laws also permit attendance at general meetings by proxy, provided the instrument appointing the proxy is in the form specified in the bye-laws or such other form as the board may determine. Under our bye-laws, each holder of common shares is entitled to one vote per common share held.

The certificate of incorporation of a Delaware corporation may provide that shareholders of any class or classes or of any series may vote cumulatively either at all elections or at elections under specified circumstances.

For a Delaware corporation, the presence, either in person or by proxy, of as few as one third of the shares eligible to vote may constitute a quorum. Except for certain extraordinary transactions, such as approving a merger, shareholders of a Delaware corporation may act by the majority vote of the shares present, either in person or by proxy.

Under Delaware law, a shareholder entitled to vote at a meeting or express consent or dissent to a corporate action in writing in lieu of a meeting may authorize another person or persons to act for such shareholder by proxy; provided, that no such proxy may be voted or acted upon after three years from its date unless the proxy provides for a longer period.

Approval of Corporate Matters by Written Consent	Our bye-laws do not provide for our shareholders to take action by written consent.	Unless otherwise specified in a corporation’s certificate of incorporation, shareholders may take action permitted to be taken at an annual or special meeting, without a meeting, notice or a vote, if consents, in writing, setting forth the action, are signed by shareholders with not less than the minimum number of votes that would be necessary to authorize the action at a meeting. All consents must be dated and are only effective if the requisite signatures are collected within 60 days of the earliest dated consent delivered.

Business Combinations	Although the Bermuda Companies Act does not contain specific provisions regarding “business combinations” between companies organized under the laws of Bermuda and “interested shareholders,” we have included a variation of these provisions in our bye-laws that are substantially equivalent to the UK Takeover Code. See “Description of Share Capital-Anti-Takeover Provisions-Business Combinations.”	Subject to certain exceptions, Section 203 of the Delaware General Corporation Law prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A “business combination” is defined to include a merger or asset sale involving the interested stockholder or any other transaction resulting in a financial benefit to the interested stockholder. Subject to various exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within the past three years did own, 15% or more of a corporation’s voting stock.

Limitations on Directors Liability and Indemnification of Directors and Officers

Section 98 of the Bermuda Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides

A Delaware corporation may include in its certificate of incorporation provisions limiting the personal liability of its directors to the corporation or its shareholders for monetary damages for many types of breach of fiduciary duty. However, these provisions may not limit liability for any breach of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, the authorization of unlawful that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Bermuda Companies Act. Section 98 of the Bermuda Companies Act further provides that a company may advance moneys to an officer (including a director) or auditor for the costs, charges and expenses incurred by the officer (including a director) or auditor in defending any civil or criminal proceedings against them, on condition that the officer (including a director) or the auditor shall repay the advance if any allegation of fraud or dishonesty is proved against them. We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. Our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Bermuda Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and intend to maintain a directors’ and officers’ liability policy for such purpose.

dividends, stock repurchases or shares barring redemptions, or any transaction from which a director derived an improper personal benefit. Moreover, these provisions would not be likely to bar claims arising under U.S. federal securities laws.

In addition, Delaware law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually or reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

Amalgamations, mergers and similar arrangements

The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company’s board of directors and by its shareholders. Unless a company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be at least two persons holding or representing more than one-third of the issued shares of the company.

Our bye-laws provide that an amalgamation, merger or similar transaction must be approved by the affirmative vote of at least a majority of all votes cast by those attending and voting at the meeting on such matter, and the quorum for such meeting must be at least two persons present in person or by proxy.

In the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and the holders of a majority of the shares entitled to vote on the transaction. A shareholder of a Delaware corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights under which the shareholder may receive cash in the amount of the fair value of the shares held by that shareholder (as determined by a court) in lieu of the consideration the shareholder would otherwise receive in the transaction.

Shareholder Suits

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders, or, for instance,

Class actions and derivative actions generally are available to the shareholders of a Delaware corporation for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Our bye-laws contain a provision by virtue of which our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer. We have been advised that in the opinion of the SEC, the operation of this provision as a waiver of the right to sue for violations of federal securities laws would likely be unenforceable in U.S. courts.

Inspection of Books and Records	Members of the general public have a right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include the company’s memorandum of association, (including its objects and powers), and certain alterations to the memorandum of association. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company’s audited financial statements, which must be presented to the annual general meeting unless the requirement is waived. The register of members of a company is also open to inspection by shareholders and members of the general public without charge for not less than two hours in any business day (subject to such reasonable restrictions as a company may impose).	All shareholders of a Delaware corporation have the right, upon written demand, to inspect or obtain copies of the corporation’s shares ledger and its other books and records for any purpose reasonably related to such person’s interest as a shareholder.

A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Bermuda Companies Act, establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Amendments to Charter

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. Certain amendments to the memorandum of association may require approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued and outstanding share capital shall have the right to apply to the Bermuda courts for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Bermuda Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their designees as such holders may appoint in writing for such purpose. No application may be made by the shareholders voting in favor of the amendment.

Amendments to the certificate of incorporation of a Delaware corporation require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon or such greater vote as is provided for in the certificate of incorporation. A provision in the certificate of incorporation requiring the vote of a greater number or proportion of the holders of any class of shares than is required by Delaware corporate law may not be amended, altered or repealed except by such greater vote.

Amendment of bye-laws	Our bye-laws provide that the bye-laws may only be rescinded, altered or amended upon approval by a resolution of our Board of Directors and by a resolution of our shareholders representing 75% of the votes cast. Our bye-laws also provide that in the event that the Company no longer maintains a listing on the London Stock Exchange, our bye-laws may be rescinded, altered or amended upon approval by a resolution of our Board of Directors and by a resolution of our shareholders representing a majority of the votes cast; however, in such event, certain of our bye-laws (including with respect to election of directors, removal of directors, business combinations, amalgamations and mergers and changes to bye-laws) may only be rescinded, altered or amended upon the affirmative vote of not less than a majority of the directors then in office and by a resolution of the Members including the affirmative vote of not less than two-thirds of the votes attaching to all issued common shares.

The authority to adopt, amend or repeal the bylaws of a Delaware corporation is held exclusively by the shareholders unless such authority is conferred upon the board of directors in the corporation’s certificate of incorporation.

Amendments to the bylaws of a Delaware corporation require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon or such greater vote as is provided for in the certificate of incorporation.

Duties of Directors

The Bermuda Companies Act authorizes the directors of a company, subject to its bye-laws, to exercise all powers of the company except those that are required by the Bermuda Companies Act or the company’s bye-laws to be exercised by the shareholders of the company. Our bye-laws provide that our business is to be managed and conducted by our Board of Directors. At common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty includes the following elements: (i) a duty to act in good faith in the best interests of the company; (ii) a duty not to make a personal profit from opportunities that arise from the office of director; (iii) a duty to avoid conflicts of interest; and (iv) a duty to exercise powers for the purpose for which such powers were intended.

The standards of conduct for directors of a Delaware corporation have developed through written opinions of the Delaware courts. Directors of Delaware corporations generally must act in good faith and with due care and loyalty, in a manner that they believe to be in the best interests of the corporation and its stockholders.

The Bermuda Companies Act also imposes a duty on directors and officers of a Bermuda company to: (i) act honestly and in good faith with a view to the best interests of the company; and (ii) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. In addition, the Bermuda Companies Act imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company.

Under Bermuda law, directors and officers generally owe a fiduciary duty to the company itself, not to the company’s individual shareholders or members, creditors, or any class of shareholders, members or creditors. Our shareholders may not have a direct cause of action against our directors.

Takeovers

Under Bermuda law, an acquiring party is generally able to acquire compulsorily the common shares of minority holders in the following ways:

•      By a procedure under the Bermuda Companies Act known as a “scheme of arrangement”. A scheme of arrangement could be effected by obtaining the agreement of the company and of holders of common shares, representing in the aggregate a majority in number and at least 75% in value of the common shareholders present and voting at a court ordered meeting held to consider the scheme of arrangement. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of common shares could be compelled to sell their shares under the terms of the scheme of arrangement.

Under Delaware law, an acquiring party is generally able to acquire compulsorily the common stock of minority holders if the acquiring party owns at least 90% of the outstanding stock of each class of the stock of the target corporation by either merging the acquiring party into the target corporation or the target corporation into the acquiring party and concurrently filing a certificate of such ownership and merger setting forth a copy of the resolution of the board of directors of the acquiring party to so merge and the date of the adoption.

•      If the acquiring party is a company, it may compulsorily acquire all the shares of the target company by acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, require by notice any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.

•      Where one or more parties holds not less than 95% of the shares or a class of shares of a company, such holder(s) may, pursuant to a notice given to the remaining shareholders or class of shareholders, acquire the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

Shareholder proposals	Under Bermuda law, shareholder(s) may unless the company otherwise resolves, as set forth below and at their own expense, require the company to: (i) give notice to all shareholders entitled to receive notice of the annual general meeting of any resolution that the shareholder(s) may properly move at the next annual general meeting; and/or (ii) circulate to all shareholders entitled to receive notice of any general meeting a statement in respect of any matter referred to in the proposed resolution or any business to be conducted at such general meeting. The number of shareholders necessary for such a requisition is either: (i) any number of shareholders representing not less than one-twentieth of the total voting rights of all shareholders having at the date of the requisition the right to vote at the meeting to which the requisition relates; or (ii) not less than 100 shareholders.	Not applicable.

Dividends and other distributions	Under Bermuda law, a company may not declare or pay dividends, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that: (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) that the realizable value of its assets would thereby be less than its liabilities. Under our bye-laws, each common share is entitled to dividends if, as and when dividends are declared by our Board of Directors, subject to any preferred dividend right of the holders of any preference shares.	Delaware law provides that (i) a corporation may pay dividends on its common stock out of its surplus or, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year and (ii) that dividends may be paid in cash, property or shares of a corporation’s capital stock. Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividends, the capital of the corporation would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of the assets.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, and assuming no exercise of the underwriter’s over-allotment option, we will have              outstanding common shares. All of the common shares sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Prior to this offering, there has been no public market for our common shares in the U.S., although the shares of Kofax (U.K.) are admitted for trading on the London Stock Exchange. Although we intend to list our common shares on The NASDAQ Global Select Market, we cannot assure you that a regular trading market for our common shares will develop in the U.S.

Rule 144

Common shares issued to former shareholders of Kofax (U.K.) who are not our directors, officers or other affiliates are freely tradable and are not subject to the restrictions in Rule 144 of the Securities Act. In general, if there are any restricted shares, under Rule 144 under the Securities Act, as in effect on the date of this prospectus, beginning 90 days after the date of this prospectus, a person who holds restricted shares and is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned these restricted shares for at least six months, would be entitled to sell an unlimited number of our common shares, provided current public information about us is available. In addition, under Rule 144, a person who holds restricted shares in us and is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned these restricted shares for at least one year, would be entitled to sell an unlimited number of shares immediately upon the closing of this offering without regard to whether current public information about us is available. Beginning 90 days after the date of this prospectus, our affiliates who have beneficially owned our common shares for at least six months are entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•

1% of the number of shares of our common shares then outstanding, which will equal approximately              common shares immediately after this offering, assuming no exercise of the underwriter’s over-allotment option; or

•	the average weekly trading volume of our common shares on The NASDAQ Global Select Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases common shares from us in connection with a compensatory share plan or other written agreement is eligible to resell such shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

Option/Equity Awards

We intend to file a registration statement under the Securities Act to register our common shares which we expect to issue under our share incentive plans and common shares held for resale by our existing shareholders that were previously issued under our share incentive plans, including our outstanding deferred share awards and share options, all common shares issued upon settlement of our vested deferred share awards, and common shares issued to our non-employee directors as compensation for their service as our directors. As of June 30, 2012, there were 6,433,601 common shares issuable upon the exercise of share options outstanding and 2,538,044 common shares issuable pursuant to deferred share awards subject to vesting restrictions. Shares issued upon the exercise of share options or upon the settlement of deferred share awards after the effective date of this registration statement will be eligible for resale in the public market without restrictions, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements described above.

TAXATION

Bermuda Taxation Consequences

At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by our shareholders in respect of our shares. We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 31, 2035, be applicable to us or to any of our operations or to our shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by us in respect of real property owned or leased by us in Bermuda.

United Kingdom Taxation Consequences

The following information is based upon the law and practice currently in force in the United Kingdom. The comments are of a general nature only, are not a full description of all relevant tax considerations and may not apply to persons who do not hold their shares as investments. Any person who is in any doubt as to his tax position should consult a professional adviser concerning his tax position in respect of the acquisition, holding or disposal of common shares. Shareholders who are resident for tax purposes in a country other than the United Kingdom should consult their own adviser as to the tax consequence of the acquisition, holding or disposal of common shares.

Although the Company is incorporated in and organized under the laws of Bermuda, the directors intend that the affairs of the Company should be managed and conducted so that it will be resident in the United Kingdom for tax purposes. No guarantee can be given that the Company will be respected as United Kingdom resident for tax purposes. The following information is based on the Company being tax resident in the United Kingdom and upon the law and practice currently in force in the United Kingdom. The comments are of a general nature only, are not a full description of all relevant tax considerations and may not apply to persons who do not hold their shares as investments. Any person who is in any doubt as to his tax position should consult a professional adviser concerning his tax position in respect of the acquisition, holding or disposal of common shares. Shareholders who are resident for tax purposes in a country other than the United Kingdom should consult their own adviser as to the tax consequence of the acquisition, holding or disposal of common shares.

Taxation of Income

The tax treatment in relation to dividends paid by the Company should be as set out below. Individual shareholders resident for tax purposes in the United Kingdom should generally be entitled to a tax credit in respect of any dividend received equal to one-ninth of the amount of the dividend. Such an individual shareholder’s liability to United Kingdom income tax is calculated on the sum of the dividend and the tax credit (the gross dividend) which will be regarded as the top slice of the individual’s income and which will be subject to United Kingdom income tax at the rates described below. The tax credit is equal to 10% of the gross dividend. The tax credit will be available to offset such shareholder’s liability (if any) to income tax on the dividend.

Individual shareholders resident for tax purposes in the United Kingdom liable to tax at the lower or basic rate will be liable to tax on dividend income received at the rate of 10% This means that the tax credit will satisfy the income tax liability of a United Kingdom resident individual shareholder liable to pay income tax at the lower or basic rate.

The rate of income tax applied to United Kingdom company dividends received by United Kingdom resident individuals liable to income tax at the higher rate will be 32.5%. After taking into account the 10% tax credit, a higher rate taxpayer will be liable to additional income tax of 22.5% of the gross dividend. The rate of income tax applied to United Kingdom company dividends received by United Kingdom resident individuals liable to income tax at the 50% rate will be 42.5%. After taking into account the 10% tax credit, a 50% rate taxpayer will be liable to additional income tax of approximately 32.5% of the gross dividend.

With limited exceptions individual shareholders who are resident for tax purposes in the United Kingdom cannot claim payment of the tax credit from HM Revenue & Customs. A corporate shareholder resident for tax purposes in the United Kingdom will not normally be liable to corporation tax on any dividend received.

Individual shareholders who are resident for tax purposes in countries other than the United Kingdom but who are Commonwealth citizens, nationals of states which are part of the European Economic Area, residents of the Isle of Man or the Channel Islands or certain other persons are entitled to a tax credit which they may set off against their total United Kingdom income tax liability. Such shareholders will generally not be able to claim repayment of the tax credit from HM Revenue and Customs. The right of other non-resident individual shareholders to claim payment from HM Revenue & Customs in respect of part of the tax credit attaching to the dividends to which they are entitled will depend on the provisions of any relevant double tax treaty. Such shareholders will not, generally, be entitled to receive any payment. Shareholders who are resident for tax purposes in countries other than the United Kingdom should consult their own tax advisers concerning their tax liabilities on dividends received.

There is no requirement on the Company to withhold tax payable in relation to dividend income.

Taxation of Capital Gains

An individual shareholder who is either resident or ordinarily resident in the United Kingdom (whether or not domiciled there) may be liable to capital gains tax on any disposal of their common shares in the Company. The rate applicable will be 18% or 28% depending on the individual’s total taxable income and gains and subject to certain reliefs or exemptions.

A United Kingdom corporate shareholder may be liable to corporation tax on chargeable gains on any disposal of its common shares in the Company. The rate applicable will be the corporate shareholder’s highest marginal rate of taxation.

A shareholder who is not resident (nor in the case of an individual ordinarily resident) in the United Kingdom, will not normally be liable to United Kingdom tax on capital gains on any disposal of common shares in the Company unless the shareholder carried on a trade, profession or vocation in the United Kingdom through a branch or agency and the common shares are, or have been used, held or acquired for the purpose of such trade, profession or vocation, branch or agency.

Individual Savings Accounts

Shares in the Company may be eligible to be held in an ISA subject to the personal circumstances of the shareholder. Any shareholder wishing to hold their shares in this way is recommended to seek independent advice.

Stamp Duty and SDRT

The following comments are intended as a guide to the general United Kingdom stamp duty and stamp duty reserve tax (“SDRT”) position and do not relate to persons such as market makers, brokers, dealers, intermediaries and persons connected with depository arrangements or clearance services, to whom special rules apply. These comments apply irrespective of the tax residence or domicile of the investor.

No United Kingdom stamp duty will be payable on the issue of new common shares. No United Kingdom stamp duty will be payable on the transfer of existing common shares provided that any instrument of transfer is not executed in the United Kingdom and does not relate to any property situated or to any matter or thing done or to be done, in the United Kingdom.

No United Kingdom SDRT will be payable on the issue of new common shares. Any agreement to transfer common shares, including any transfer effected through CREST, should not be subject to SDRT, provided that the common shares are not and will not be registered in any register of the Company kept in the United Kingdom and that the common shares are not and will not be paired with shares issued by a company incorporated in the United Kingdom.

United States Taxation Consequences

The following is a summary of the material U.S. federal income tax consequences of an investment in our common shares. This summary is based upon provisions of the U.S. Internal Revenue Code of 1986, as amended (the Code), the U.S. Treasury regulations promulgated thereunder (including proposed and temporary regulations), published administrative rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. Such change could materially and adversely affect the tax consequences described below. No assurance can be given that the Internal Revenue Service (IRS) will not assert, or that a court will not sustain, a position contrary to any of the tax consequences described below. This discussion does not purport to be a comprehensive description of all of the U.S. federal income tax consequences that may be relevant with respect to an investment in common shares.

This summary does not address all aspects of the U.S. federal income taxation that may be important to a particular holder in light of its investment or tax circumstances or to holders subject to special tax rules, such as: banks; financial institutions; insurance companies; partnerships or entities classified as partnerships for U.S. federal income tax purposes or persons holding common shares through such entities; dealers in stocks, securities, or currencies; traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; tax-exempt organizations; real estate investment trusts; regulated investment companies; qualified retirement plans, individual retirement accounts, and other tax-deferred accounts; expatriates of the U.S.; persons subject to the alternative minimum tax; persons holding common shares as part of a straddle, hedge, conversion transaction, or other integrated transaction; persons who acquired common shares pursuant to the exercise of any employee share option or otherwise as compensation for services; persons actually or constructively holding 10% or more of our voting shares; and U.S. Holders (as defined below) whose functional currency is other than the U.S. dollar.

We urge you to consult your own tax advisors regarding your particular circumstances and the U.S. federal income, estate and gift tax consequences to you of owning and disposing of common shares, as well as any tax consequences arising under the laws of any state, local, or foreign or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of our common shares that is any of the following:

•	a U.S. citizen or resident of the U.S. (as determined for U.S. federal income tax purposes);

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or of any political subdivision of the U.S.;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or the trust elects under U.S. Treasury regulations to be treated as a U.S. person.

The term “Non-U.S. Holder” means a beneficial owner of common shares that is not a U.S. Holder. As described in “—Taxation of Non-U.S. Holders” below, the tax consequences to a Non-U.S. Holder may differ substantially from the tax consequences to a U.S. Holder.

Tax Residency of the Company

As described above under “—United Kingdom Taxation Consequences” although we are organized under the laws of Bermuda, our directors seek to ensure that our affairs are conducted in such a manner that we are resident in the United Kingdom for tax purposes. As described below, certain of the tax conclusions below are dependent upon that tax residency. It is possible that in the future, whether as a result of a change in law or the practice of any relevant tax authority or as a result of any change in the conduct of our affairs following a review by our directors or for any other reason, we could become, or be regarded as having become, a resident in a jurisdiction other than the United Kingdom. A change in our tax residency could have an effect on our cash flow and on certain tax consequences described below. Furthermore, while we expect we and certain of our non-U.S. subsidiaries will qualify for the benefits of the Convention Between the United States of America and the United Kingdom of Great Britain and Northern Ireland for the Avoidance of Double Taxation, etc., or the U.S.-U.K. Treaty, we have not sought or obtained a ruling from the IRS or an opinion of counsel addressing the issue, and there can be no assurances we or our non-U.S. subsidiaries will qualify for the benefits of the U.S.-U.K. Treaty.

Taxation of U.S. Holders

Distributions on Common Shares

Subject to the discussion in “—Passive Foreign Investment Company” below, if you actually or constructively receive a distribution on common shares, other than certain pro rata distributions of our common shares or rights with respect to our common shares, you must include the distribution in gross income as a taxable dividend on the date of your receipt of the distribution, but only to the extent the distribution is paid from our current or accumulated earnings and profits, as calculated under U.S. federal income tax principles. The amount of any non-U.S. taxes withheld from a distribution, if any, would also be required to be included in gross income by you, however as discussed above under “—Bermuda Taxation Consequences” and “—United Kingdom Taxation Consequences—Taxation of Income,” we do not expect to be required to withhold taxes on any such distributions. Dividends paid by us are not expected to be eligible for the dividends received deduction allowed to corporations with respect to dividends received from certain domestic corporations. Dividends paid by us may or may not be eligible for preferential rates applicable to qualified dividend income, as described below.

Subject to applicable limitations, dividends paid to a non-corporate U.S. Holder in taxable years beginning before January 1, 2013 will constitute “qualified dividend income”, or QDI, subject to tax at current capital gains rates (generally 15%) provided that (i) the ordinary shares are readily tradable on an established securities market in the U.S or we are eligible for benefits of a comprehensive income tax treaty with the U.S. (ii) we are not a PFIC (as discussed below) with respect to such U.S. Holder, for either our taxable year in which the dividend was paid or the preceding taxable year and (iii) certain holding period and other requirements are met. We expect to be eligible for benefits under the U.S.-U.K. treaty, which does qualify as a comprehensive income tax treaty with the U.S for these purposes. Furthermore, we expect our common shares will be readily tradable on an established securities market in the U.S. as a result of being listed on The NASDAQ Global Select Market. To the extent a distribution exceeds our current and accumulated earnings and profits, it will be treated first as a non-taxable return of capital to the extent of your adjusted tax basis in the common shares, and thereafter as capital gain. Preferential tax rates for long-term capital gain may be applicable to non-corporate U.S. Holders.

We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, you should expect that a distribution will be reported as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Subject to certain conditions and limitations, any foreign taxes paid on or withheld from distributions from us and not refundable to you may be credited against your U.S. federal income tax liability or, upon election, may alternatively be deducted from your taxable income. This election is made on a year-by-year basis and applies to all foreign taxes paid by you or withheld from you that year. Dividends received with respect to our common shares should generally be treated as foreign source income. For purpose of the U.S. foreign tax credit limitation, dividends received with respect to our common shares should generally constitute “passive category income” for most U.S. Holders. However, we do not expect to be required to withhold taxes on distributions as discussed above under “—Bermuda Taxation Consequences” and “—United Kingdom Taxation Consequences—Taxation of Income.” The rules governing foreign tax credits are complex and each U.S. Holder is urged to consult its independent tax advisors regarding the availability of foreign tax credits under its particular circumstances.

Dispositions of Common Shares

Subject to the discussion in “—Passive Foreign Investment Company” below, you will recognize taxable gain or loss realized on the sale or other taxable disposition of common shares equal to the difference between the U.S. dollar value of (i) the amount realized on the disposition (i.e., the amount of cash plus the fair market value of any property received), and (ii) your adjusted tax basis in the common shares. Any such gain or loss will be long-term capital gain or loss if our common shares have been held for more than one year. Certain non-corporate U.S. Holders (including individuals) may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital losses is subject to limitations under the Code. Any gain or loss recognized is not expected to give rise to foreign source income for U.S. foreign tax credit purposes.

Medicare Tax

For taxable years beginning after December 31, 2012, U.S. Holders that are individuals, trusts or estates whose income exceeds certain thresholds will be subject to an additional 3.8% tax on the net investment income (which includes taxable dividends and net capital gains).

Passive Foreign Investment Company

Special U.S. federal income tax rules apply to U.S. persons owning shares of a “passive foreign investment company,” or PFIC. A foreign corporation generally will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying relevant look through rules with respect to the income and assets of subsidiaries, either:

•	at least 75% of its gross income is “passive income”; or

•	on average at least 50% of the gross value of its assets is attributable to assets that produce passive income or are held for the production of passive income.

For this purpose, passive income includes, among other things, dividends, interest, certain rents and royalties, annuities, certain gains from the sale of stock and securities, and certain gains from commodities transactions. In determining whether a foreign corporation is a PFIC, a pro rata portion of the income and assets of each corporation in which it owns, directly or indirectly, at least 25% interest (by value) is taken into account.

Based on current estimates of our gross income, gross assets and the nature of our business, we do not expect that we should be treated as a PFIC for our current taxable year and we intend to use reasonable efforts to avoid PFIC status. However, because the PFIC determination is highly fact intensive and made at the end of each taxable year, it is possible that we may be a PFIC for the current or any future taxable year or that the IRS may challenge our determination concerning our PFIC status.

If we are treated as a PFIC for any year during which you hold our shares, U.S. Holders may be subject to adverse tax consequences upon a sale, exchange or other disposition (including certain pledges) of our common shares, or upon the receipt of certain “excess distributions” from us. In this event, unless a U.S. Holder elects to be taxed annually on a mark to market basis with respect to our common shares, as described below, any gain realized on a sale or other disposition of our common shares and certain “excess distributions” (generally distributions in excess of 125% of the average distribution over the shorter of a three-year period or the U.S. Holder’s holding period for our common shares) would be treated as realized ratably over the U.S. Holder’s holding period for our common shares, and amounts allocated to prior years during which we were a PFIC would be taxed at the highest tax rate in effect for each such year. An additional interest charge may apply to the portion of the U.S. federal income tax liability on such gains or distributions treated under the PFIC rules as having been deferred by the U.S. Holder. Amounts allocated to the taxable year in which the sale or “excess distribution” occurs and to any year before we became a PFIC would be taxed as ordinary income in the taxable year in which the sale or “excess distribution” occurs. The tax liability for amounts allocated to years prior to the year in which the sale or “excess distribution” occurs cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the common shares cannot be treated as capital gains, even if the common shares have been held as capital assets.

In addition, notwithstanding any election you may make, dividends that you receive from us will not be eligible for the preferential tax rates applicable to QDI (as discussed above in “—Distributions on Common Shares”) if we are a PFIC either in the taxable year of the distribution or the preceding taxable year, but will instead be taxable at rates applicable to ordinary income.

If we are a PFIC for any taxable year during which you hold common shares, we will continue to be treated as a PFIC with respect to you for all succeeding years during which you hold common shares. You may terminate this deemed PFIC status by electing to recognize gain as if your common shares had been sold on the last day of the last taxable year for which we were a PFIC.

If we are treated as a PFIC, and you elect to treat us as “qualified electing fund”, or QEF, you generally will not be subject to the PFIC rules discussed above. However, this option will generally not be available to U.S. Holders because we currently do not intend to prepare or provide the information necessary for U.S. Holders to make such election.

If we are treated as a PFIC, the foregoing PFIC rules can also be avoided by a U.S. Holder that makes a “mark to market” election. U.S. Holders may make a mark-to-market election only if the common shares are marketable stock. The common shares will be “marketable stock” as long as they remain listed on The NASDAQ Global Select Market and are regularly traded. Shares are “regularly traded” for any calendar year during which it is traded (other than in de minimis quantities) on at least fifteen days during each calendar quarter. There can be no assurances, however, that our common shares will be treated, or continue to be treated, as regularly traded. If you make a mark-to-market election, you generally will not be subject to the PFIC rules discussed above. Rather, you will be required to recognize ordinary income for any increase in the fair market value of the common shares for each taxable year that we are a PFIC. You will also be allowed to deduct as an ordinary loss any decrease in the fair market value to the extent of net marked-to-market gain previously included in prior years. Your adjusted tax basis in the common shares will be adjusted to reflect the amount included or deducted. The mark-to-market election will be effective for the taxable year for which the election is made and all subsequent taxable years, unless the common shares cease to be marketable stock or the IRS consents to the revocation of the election.

If we are a PFIC in any year with respect to you, you will generally be required to file IRS Form 8621. U.S. Holders should also be aware that recently enacted legislation would impose an additional annual filing requirement for U.S. persons owning shares of a PFIC. Until the IRS releases the revised Form 8621, this additional reporting requirement is suspended (although a U.S. Holder that is currently otherwise required to file Form 8621 (e.g., a U.S. Holder that makes a QEF election with respect to the PFIC, receives a distribution with respect to the PFIC or makes an actual or deemed disposition of PFIC stock) must continue to file the current Form 8621). However, following the release of the revised Form 8621, U.S. Holders for which the filing of Form 8621 has been suspended for a taxable year will be required to attach Form 8621 for each suspended taxable year to their next income tax or information return required to be filed with the IRS. Additionally, in the event a U.S. Holder does not file Form 8621, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date on which such report is filed. U.S. Holders should consult their own tax advisors regarding the application of the PFIC rules to our common shares, the availability and advisability of making an election to avoid the adverse tax consequences of the PFIC rules should we be considered a PFIC for any taxable year and the application of the recently enacted legislation to their particular situation.

Taxation of Non-U.S. Holders

Subject to the discussion in “—Information Reporting and Backup Withholding” below, as a Non-U.S. Holder, you generally will not be subject to U.S. federal income tax on distributions received on common shares, unless the distributions are effectively connected with a trade or business that you conduct in the U.S. and (if an applicable income tax treaty so requires) attributable to a permanent establishment that you maintain in the U.S. In such cases, you will be subject to tax on such distributions in the same manner as a U.S. Holder.

Subject to the discussion in “—Information Reporting and Backup Withholding” below, as a Non-U.S. Holder, you generally will not be subject to U.S. federal income tax on any gain recognized on a sale or other taxable disposition of common shares, unless (i) the gain is effectively connected with a trade or business that you conduct in the U.S. and (if an applicable income tax treaty so requires) attributable to a permanent establishment that you maintain in the U.S., or (ii) you are an individual and are present in the U.S. for at least 183 days in the taxable year of the disposition, and certain other conditions are met. If you meet the test in clause (i) above, you generally will be subject to tax on any gain that is effectively connected with your conduct of a trade or business in the U.S. in the same manner as a U.S. Holder. If you meet the test in clause (ii) above, you generally will be subject to tax at a 30% rate on the amount by which your U.S. source capital gain exceeds your U.S. source capital loss. In addition, if you are a corporate Non-U.S. Holder, under certain circumstances, you may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Information Reporting and Backup Withholding

Information reporting requirements will apply to distributions on common shares or proceeds from the disposition of common shares paid within the U.S. (and, in certain cases, outside the U.S.) to a U.S. Holder unless such U.S. Holder is an exempt recipient, such as a corporation. Furthermore, backup withholding may apply to such amounts unless such U.S. Holder (i) is an exempt recipient that, if required, establishes its right to an exemption, or (ii) provides its taxpayer identification number, certifies that it is not currently subject to backup withholding, and complies with other applicable requirements. A U.S. Holder may avoid backup withholding if it furnishes a properly completed IRS Form W-9 and is able to make the required certifications.

Backup withholding is not an additional tax. Rather, amounts withheld under the backup withholding rules may be credited against your U.S. federal income tax liability. Furthermore, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS and furnishing any required information in a timely manner.

A U.S. Holder that is an individual and holds certain foreign financial assets must file new IRS Form 8938 to report the ownership of such assets if the total value of those assets exceeds the applicable threshold amounts. The threshold varies depending on whether the individual lives in the United States or files a joint income tax return with a spouse. For example, an unmarried U.S. Holder living in the United States is required to file Form 8938 if the total value of all specified foreign financial assets is more than $50,000 on the last day of the tax year or more than $75,000 at any time during the tax year. U.S. Holders in other situations have the same or a greater threshold. In general, specified foreign financial assets include debt or equity interests (that are not regularly traded on an established securities market) issued by foreign financial institutions, and any interest in a foreign entity that is not a financial institution (such as the Company), including any stock or security, and any financial instrument or contract held for investment that has an issuer or counterparty that is not a U.S. person. Proposed regulations also would require certain domestic entities that are formed, or availed of, for purposes of holding, directly or indirectly, specified foreign financial assets to file IRS Form 8938. In addition, certain non-resident alien individuals may be required to file Form 8938, notwithstanding the availability of any special treatment under an income tax treaty.

Taxpayers who fail to make the required disclosure with respect to any taxable year are subject to a penalty of $10,000 for such taxable year, which may be increased up to $50,000 for a continuing failure to file the form after being notified by the IRS. In addition, the failure to file Form 8938 will extend the statute of limitations for a taxpayer’s entire related income tax return (and not just the portion of the return that relates to the omission) until at least three years after the date on which the Form 8938 is filed.

All U.S. Holders are urged to consult with their own tax advisors with respect to whether our common shares are foreign financial assets that (if the applicable threshold were met) would be subject to this rule.

Payments to Non-U.S. Holders of distributions on, or proceeds from the disposition of, common shares are generally exempt from information reporting and backup withholding. However, a Non-U.S. Holder may be required to establish that exemption by providing certification of non-U.S. status on an appropriate IRS Form W-8.

CAUTIONARY STATEMENT ON SERVICE OF PROCESS AND THE ENFORCEMENT OF CIVIL LIABILITIES

We are a Bermuda exempted company. As a result, the rights of holders of our common shares will be governed by Bermuda law and our memorandum of association and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions. Most of our directors and some of the named experts referred to in this prospectus are not residents of the U.S., and a substantial portion of our assets is located outside the U.S. As a result, it may be difficult for investors to effect service of process on those persons in the U.S. or to enforce in the U.S. judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws. We have been advised by our special Bermuda counsel, Conyers Dill & Pearman Limited, that uncertainty exists as to whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the U.S., against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.

We have appointed our operating headquarters in Irvine, California to receive service of process with respect to any action brought against us in the U.S. federal and California state courts sitting in Orange County, California for the purpose of any suit, action or proceeding arising out of this offering.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

UNDERWRITING

Craig-Hallum Capital Group is acting as sole book-running manager of this offering. Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, Craig-Hallum Capital Group has agreed to purchase, and we have agreed to sell to Craig-Hallum Capital Group,              common shares.

Craig-Hallum Capital Group is offering the common shares subject to its acceptance of the common shares from us and subject to prior sale. The underwriting agreement provides that the obligation of the underwriter to pay for and accept delivery of the common shares offered by this prospectus is subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriter is obligated to take and pay for all of the common shares if any such shares are taken. However, the underwriter is not required to take or pay for the common shares covered by the underwriter’s over-allotment option described below.

Over-Allotment Option

We have granted the underwriter an option, exercisable for 30 days from the date of this prospectus, to purchase up to an additional              common shares from us, at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. The underwriter may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the common shares offered by this prospectus.

Commissions and Discounts

The underwriter has advised us that it proposes to offer the common shares to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $         per share. After this offering, the initial public offering price and concession may be changed by the underwriter. No such change shall effect the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The common shares are offered by the underwriter as stated herein, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. The underwriter does not intend to confirm sales to any accounts over which it exercises discretionary authority.

The following table shows the public offering price, the underwriting discounts and commissions payable to the underwriter by us, and the proceeds, before expenses, to us. Such amounts are shown assuming both no exercise and full exercise of the underwriter’s over-allotment option to purchase additional common shares.

	Per Common Share		Total
	Without over-allotment	With over-allotment	Without over-allotment	With over-allotment
Public offering price	$	$	$	$
Underwriting discounts and commissions	$	$	$	$
Proceeds to us, before expenses	$	$	$	$

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $         million, which includes $         that we have agreed to reimburse the underwriter for its expenses, including legal fees of counsel in connection with this offering.

Indemnification and Contribution

We have agreed to indemnify the underwriter and its controlling persons against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement. If we are unable to provide this indemnification, we will contribute to payments the underwriter and its controlling persons may be required to make in respect of those liabilities.

No Sales of Similar Securities

We, our officers and directors, and certain of our significant shareholders have agreed, subject to certain specified exceptions, not to directly or indirectly sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Exchange Act, or otherwise dispose of any of our common shares, options or warrants to acquire common shares, or securities exchangeable or exercisable for or convertible into our common shares currently or hereafter owned either of record or beneficially, or publicly announce an intention to do any of the foregoing for a period of      days after the date of this prospectus without the prior written consent of Craig-Hallum Capital Group.

These restrictions terminate after the close of trading of our common shares on and including the day after the date of this prospectus. However, subject to certain exceptions, in the event that either (i) during the last 17 days of the      -day restricted period, we issue an earnings release or material news or a material event relating to us occurs, or (ii) prior to the expiration of the      -day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the      -day restricted period, then in either case the expiration of the      -day restricted period will be extended until the expiration of the 18-day period beginning on the date of the issuance of an earnings release or the occurrence of the material news or event, as applicable, unless Craig-Hallum Capital Group waives, in writing, such an extension.

Craig-Hallum Capital Group may, in its sole discretion and at any time or from time to time before the termination of the      -day period, without public notice, release all or any portion of the securities subject to these lock-up arrangements. There are no existing agreements between Craig-Hallum Capital Group and us, our officers and directors or our significant shareholders who will execute a lock-up agreement, providing consent to the sale of securities prior to the expiration of the restricted period.

Electronic Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by the underwriter or by its affiliates. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by the underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriter may engage in activities that stabilize, maintain or otherwise affect the price of our common shares, including:

•	stabilizing transactions;

•	short sales;

•	purchases to cover positions created by short sales;

•	imposition of penalty bids; and

•	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common shares while this offering is in progress. These transactions may also include making short sales of our common shares, which involve the sale by the underwriter of a greater number of common shares than it is required to purchase in this offering. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriter’s over-allotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriter may close out any covered short position either by exercising its over-allotment option, in whole or in part, or by purchasing common shares in the open market. In making this determination, the underwriter will consider, among other things, the price of common shares available for purchase in the open market compared to the price at which it may purchase common shares through the over-allotment option. The underwriter must close out any naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common shares in the open market that could adversely affect investors who purchased in this offering.

The underwriter may also impose a penalty bid. If a penalty bid is imposed, selling concessions allowed to broker-dealers participating in the offering are reclaimed if shares previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise.

As a result of these activities, the price of our common shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriter at any time. The underwriter may carry out these transactions on The NASDAQ Global Select Market, in the over-the-counter market or otherwise.

Trading Market

We intend to apply to have our common shares listed on The NASDAQ Global Select Market under the symbol “KFX.” The ordinary shares of Kofax (U.K) began trading on the London Stock Exchange on December 8, 1997 under the symbol “KFX.L.” Subsequent to this offering the common shares of Kofax (Bermuda) will trade on the London Stock Exchange under the symbol “KFX.L.”

Prior to this offering, there has not been a public market for the common shares of Kofax (Bermuda). We offer no assurances that the initial public offering price will correspond to the price at which the common shares will trade in the public market subsequent to the offering or that an active trading market for the common shares will develop and continue after the offering.

Miscellaneous

The underwriter and its affiliates may from time to time in the future engage in transactions with us and provide certain commercial banking, financial advisory, investment banking and other services for us in the ordinary course of their business for which they will be entitled to receive separate fees.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our common shares, or the possession, circulation or distribution of this prospectus or any other material relating to us or our shares in any jurisdiction where action for that purpose is required. Accordingly, our common shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with our common shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

EXPENSES RELATED TO THIS OFFERING

The following table sets forth the main expenses in connection with this offering, other than the underwriting discounts and commissions, which we will be required to pay. All amounts are estimated, except the SEC registration fee, The NASDAQ Global Select Market listing fee and the FINRA filing fee:

SEC registration fee		$656.00
FINRA filing fee		$1,363.00
The NASDAQ Global Select Market listing fee		$25,000.00
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Printing fees	$	*
Other fees and expenses	$	*

Total	$

*	To be filed by amendment.

LEGAL MATTERS

The validity of the issuance of the common shares offered hereby and other matters under Bermuda law only will be passed upon for us by Conyers, Dill & Pearman Limited, our special Bermuda counsel. Certain other matters under U.S. federal law will be passed upon for us by Dechert LLP, New York, New York. Certain legal matters will be passed upon for the underwriter by Goodwin Procter LLP, New York, New York.

EXPERTS

The consolidated financial statements of both Kofax plc and Kofax Limited as of, and for the years ended, June 30, 2012 and June 30, 2011, included in this prospectus have been so included in reliance on the report of Ernst & Young LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. Ernst & Young LLP’s address is Apex Plaza, Forbury Road, Reading, Berkshire RG1 1YE, United Kingdom.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including amendments and relevant exhibits and schedules, under the Securities Act covering the common shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement, summarizes material provisions of contracts and other documents that we refer to in the prospectus. Since this prospectus does not contain all of the information contained in the registration statement, you should read the registration statement and its exhibits and schedules for further information with respect to us and our common shares. You may review and copy the registration statement, reports and other information we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also request copies of these documents upon payment of a duplicating fee by writing to the SEC. For further information on the public reference facility, please call the SEC at 1-800-SEC-0330. Our SEC filings, including the registration statement, are also available to you on the SEC’s website at http://www.sec.gov.

Immediately upon completion of this offering, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Our annual reports on Form 20-F for the year ended June 30, 2013 and for all subsequent years will be due 120 days following the fiscal year end. We are not required to disclose certain other information that is required from U.S. domestic issuers. Also, as a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing of proxy statements to shareholders and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

As a foreign private issuer, we are also exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. We are, however, still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5. Since many of the disclosure obligations required of us as a foreign private issuer are different than those required by other U.S. domestic reporting companies, our shareholders, potential shareholders and the investing public in general, should not expect to receive information about us in the same amount and at the same time as information is received from, or provided by, other U.S. domestic reporting companies. We are liable for violations of the rules and regulations of the SEC which do apply to us as a foreign private issuer.

Kofax plc Financial Statements 2012

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Kofax plc

We have audited the accompanying consolidated statements of financial position of Kofax plc as of June 30, 2012 and 2011, and the related consolidated income statements, consolidated statements of comprehensive income, consolidated statements of changes in equity, and consolidated statements of cash flows for each of the two years in the period ended June 30, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kofax plc at June 30 2012 and 2011, and the consolidated results of its operations and its cash flows for each of the two years in the period ended June 30, 2012, in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

/s/ Ernst & Young LLP

Reading, United Kingdom

September 4, 2012

Consolidated Income Statements

$’000	Note	Year to June 30, 2012	Year to June 30, 2011
Software licenses		117,255	117,233
Maintenance services		113,784	101,191
Professional services		31,442	25,518
Total Revenue		262,481	243,942

Cost of software licenses		11,301	10,869
Cost of maintenance services		16,420	15,891
Cost of professional services		26,784	23,279
Research and development		33,804	31,950
Sales and marketing		96,292	91,666
General and administrative		39,096	33,320
Amortization of acquired intangible assets	12	5,190	3,213
Acquisition-related costs		5,870	863
Restructuring costs		4,917	3,182
Other operating expenses, net		669	1,959
Operating costs and expenses		240,343	216,192

Income from operations		22,138	27,750

Finance income	9	5,949	298
Finance expense	9	(655)	(2,035)
Income from continuing operations, before income taxes		27,432	26,013

Income tax expense	10	9,995	8,741

Income from continuing operations, after income taxes		17,437	17,272

Discontinued operations
Loss from discontinued operations, after income taxes	4	1,413	10,188

Income for the year attributable to Equity holders of the Parent		16,024	7,084

Earnings per share	11
> basic		$0.19	$0.09
> diluted		$0.18	$0.08

Earnings per share from continuing operations
> basic	11	$0.21	$0.21
> diluted		$0.20	$0.20

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Comprehensive Income

$’000	Note	Year to June 30, 2012	Year to June 30, 2011
Profit for the year		16,024	7,084

Other comprehensive income/(loss)
Exchange gains/(losses) arising on translation of foreign operations		(13,897)	12,082
CTA recycling		—	(496)
Actuarial gains on defined benefit pension plans	25	393	822
Income tax effects on components of other comprehensive income	10	1,606	(409)
Other comprehensive income/(loss) for the period, net of tax		(11,898)	11,999

Total comprehensive income for the period, net of tax, attributable to Equity holders of the Parent		4,126	19,083

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Financial Position

$’000	Note	At June 30, 2012	At June 30, 2011
Non-current assets
Intangible assets	12	179,358	158,151
Property, plant and equipment	15	5,571	6,900
Deferred tax assets	10	10,363	13,372
Other non-current assets	16	5,285	7,881
Total non-current assets		200,577	186,304

Current assets
Inventories	17	1,542	2,133
Trade receivables, net	18	59,521	52,323
Other current assets	19	10,151	15,400
Current tax assets		4,864	4,888
Cash and cash equivalents	29	81,122	98,274
Total current assets		157,200	173,018

Total assets		357,777	359,322

Current liabilities
Trade and other payables	20	33,820	45,560
Deferred income—current		58,508	55,806
Current tax liabilities		12,255	13,547
Provisions—current	21	9,609	5,691
Total current liabilities		114,192	120,604

Non-current liabilities
Other payables	22	—	279
Employee benefits	25	2,259	2,958
Deferred income—non-current		5,078	3,496
Deferred tax liabilities	10	14,112	14,911
Provisions—non-current	21	4,196	3,394
Total non-current liabilities		25,645	25,038

Total liabilities		139,837	145,642

Net assets		217,940	213,680

Capital and reserves
Share capital	26	4,264	4,240
Share premium account		12,921	11,538
ESOP/ EBT shares		(17,386)	(14,518)
Treasury shares		(15,980)	(15,980)
Merger reserve		2,835	2,835
Retained earnings		216,585	197,979
Currency translation adjustment		14,701	27,586
Shareholders’ equity		217,940	213,680

Total equity		217,940	213,680

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Changes in Equity

$’000	Share capital	Share premium account	ESOP/ EBT shares	Treasury shares	Merger reserve	Retained earnings	Currency translation adjustment	Total equity
July 1, 2010	4,152	5,519	(14,518)	(15,980)	2,835	181,891	16,409	180,308
Profit for the period	—	—	—	—	—	7,084	—	7,084
Other comprehensive income, net of tax	—	—	—	—	—	822	11,177	11,999
Total comprehensive income for the period	—	—	—	—	—	7,906	11,177	19,083
Tax on equity awards	—	—	—	—	—	4,427	—	4,427
Share-based payment expense	—	—	—	—	—	3,755	—	3,755
New share capital issued	88	6,019	—	—	—	—	—	6,107
June 30, 2011	4,240	11,538	(14,518)	(15,980)	2,835	197,979	27,586	213,680

July 1, 2011	4,240	11,538	(14,518)	(15,980)	2,835	197,979	27,586	213,680
Profit for the period	—	—	—	—	—	16,024	—	16,024
Other comprehensive income, net of tax	—	—	—	—	—	987	(12,885)	(11,898)
Total comprehensive income for the period	—	—	—	—	—	17,011	(12,885)	4,126
Tax on equity awards	—	—	—	—	—	(2,278)	—	(2,278)
Share-based payment expense	—	—	—	—	—	3,873	—	3,873
Changes in ESOP/ EBT shares	—	—	(2,868)	—	—	—	—	(2,868)
New share capital issued	24	1,383	—	—	—	—	—	1,407
June 30, 2012	4,264	12,921	(17,386)	(15,980)	2,835	216,585	14,701	217,940

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Cash Flows

$’000	Year to June 30, 2012	Year to June 30, 2011
Cash flows from operating activities
Income from continuing operations before income taxes	27,432	26,013
Loss from discontinued operations before income taxes	(1,488)	(10,428)
Finance income	(5,949)	(298)
Finance expense	655	2,035
Depreciation and amortization	11,103	9,682
Impairment related to disposal	—	603
Share-based payment expense	3,905	3,837
Movement in provisions	6,396	2,297
Loss on disposal of discontinued operations	—	9,108
Gain on disposal of property, plant, and equipment	(153)	—
Movement in working capital	(7,622)	(8,093)
Payments under restructuring—personnel	(3,331)	(1,792)
Income taxes (paid)/ refunded	(12,172)	2,616
Net cash inflow from operating activities	18,776	35,580

Cash flows from investing activities
Purchase of property, plant and equipment, licenses and similar rights	(3,207)	(3,185)
Disposal of property, plant and equipment, licenses and similar rights	820	59
Acquisition of subsidiaries, net of cash acquired*	(30,341)	(4,608)
Purchase of financial instrument	(500)	—
Net inflow from sale of discontinued operations	5,074	8,853
Interest received	512	139
Net cash (outflow)/ inflow from investing activities	(27,642)	1,258

Cash flows from financing activities
Issue of share capital	1,407	6,107
Decrease in long term borrowings	(103)	(8,721)
Share buy back	(2,868)	—
Interest paid	(428)	(292)
Net cash outflow from financing activities	(1,992)	(2,906)

Net (decrease)/ increase in cash and cash equivalents in the period	(10,858)	33,932
Cash and cash equivalents at start of the period	98,271	55,018
Exchange rate effects	(6,294)	9,321
Cash and cash equivalents at the end of the period	81,119	98,271
Cash and cash equivalents consists of:
Cash and cash equivalents	81,122	98,274
Overdrafts	(3)	(3)
	81,119	98,271

*	The Company’s cash outflow from acquisitions of $30.3 million is net of $12.5 million cash acquired from Singularity, and also includes payments of contingent consideration related to the Atalasoft Inc. acquisition of $1.9 million.

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for the year ended June 30, 2012

Kofax plc is a publicly listed company incorporated and domiciled in England and Wales. The address of the registered office is 1 Cedarwood, Chineham Business Park, Basingstoke, Hampshire RG24 8WD, United Kingdom. The Company’s ordinary shares are traded on the London Stock Exchange. Kofax plc and its subsidiaries (collectively, the “Company”) is a leading global provider of capture and business process management software and related maintenance and professional services.

NOTE 1    ACCOUNTING POLICIES

The principal accounting policies adopted in the preparation of the Financial Statements are set out below. The policies have been consistently applied to all years presented.

1.1     Basis of preparation

These Consolidated Financial Statements have been prepared in accordance with the International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB), the International Financial Reporting Standards Interpretations Committee (IFRICs).

The Company’s presentational currency is U.S. dollars as that is the currency of the primary economic environment in which it operates.

The presentation of the Consolidated Income Statement has been amended to better reflect the performance of the continuing operations of the Company. Comparative information has been reported on a consistent basis.

Except where otherwise stated, all references to 2012 and 2011 in these notes to the financial statements are defined as the year ended June 30, 2012 and June 30, 2011, respectively.

1.2 Summary of significant accounting policies

Revenue recognition

The Company generates revenue from the sale of licenses to use software license products, maintenance and professional services. A typical initial sale to a customer consists of: (i) a perpetual software license, (ii) a maintenance service arrangement that includes technical support and access to product updates, generally for an initial period of one year, and (iii) in some cases, a separate professional services engagement for software implementation, education, training and other services.

Transactions with customers are documented by written agreements, with direct sales generally taking the form of a sales contract and a purchase order. Sales through indirect channels are made via a master agreement, under which the key legal terms and conditions are noted, and each order is then evidenced by a purchase order or other written evidence of the order provided from the channel partner. The Company recognizes revenue in accordance with IAS 18, “Revenue”, which includes interpretations of other literature that constitutes IFRS. In addition to a transaction being evidenced in customary form, each of the following criteria must be met in order for the recognition of revenue: the fees are fixed and determinable, collectability is probable, the fair value of undelivered products or services can be measured reliably, and delivery has occurred.

The Company evaluates the elements of a transaction to identify the appropriate accounting elements so that revenue recognition criteria may be applied to separately identifiable elements of a single transaction, and when appropriate, the recognition criteria may be applied to two or more transactions when their economic substance cannot be understood individually. For those transactions with multiple elements, if the Company has determined that the undelivered elements of that contract have fair value, the Company records the revenue associated with the delivered elements (generally the software license) at an amount that represents the fee for the transaction less the fair value of any undelivered element and defers the fair value of undelivered elements of the transaction (generally the maintenance and professional services). The Company has determined the fair values of maintenance services and professional services based on an evaluation of pricing, delivery costs, and margins for each of those elements. Fair values are set such that the revenue deferred will cover cost plus a reasonable margin. The Company has assessed the level of margin by reference to its own performance and other companies in the software industry.

Maintenance services revenues are recorded on a straight-line basis over the life of the maintenance contract. Professional services contracted under time and material projects are recognized as the services are performed. With respect to professional services contracted on a fixed price basis, the Company has significant experience in providing these services and are able to estimate the stage of completion. Accordingly, the Company realizes the revenue and profit on fixed price professional service engagements on a milestone basis.

Cost of software licenses

Cost of software licenses primarily consists of royalties to third-party software developers as well as personnel costs related to the distribution of the Company’s software licenses.

Cost of maintenance services

Cost of maintenance services primarily consists of personnel costs for the Company’s staff of professionals who manage customer inquiries as well associated costs such as facilities and related overhead charges.

Cost of professional services

Cost of professional services primarily consists of personnel costs for the Company’s staff of consultants and trainers, other associated costs such as facilities and related overhead charges, travel related expenses and the cost of contractors, whom the Company engages from time to time to assist in delivering professional services.

Research and development

Research and development expenses consist primarily of personnel costs incurred in connection with the design, development, testing and documentation of the Company’s software products as well associated costs such as facilities and related overhead charges.

Sales and marketing

Sales and marketing expenses consist primarily of personnel costs related to the Company’s sales and marketing staff, costs for trade shows, advertising and other lead generating activities, as well as associated costs such as facilities and related overhead charges.

General and administration

General and administrative expenses consist primarily of personnel costs for the Company’s executive, finance, human resource and legal functions, as well as associated costs such as facilities and related overhead charges. Also included in general and administrative expenses are costs associated with legal, accounting and tax preparation and advisory fees.

Other operating expense, net

Other operating expense, net consists of all income or expense that is not directly attributable to one of the Company’s other operating expense lines. In fiscal 2012 and fiscal 2011, $2.2 million and $1.0 million, respectively, of the costs incurred are related to professional fees for attorneys, accountants and other advisors associated with the preliminary work needed for the Company to affect an initial public offering (IPO) in the United States.

Income taxes

a) Current income tax

The charge for current taxation is based on the taxable profit for the year. Taxable profit differs from profit before tax as reported in the income statement as it excludes items of income and expense that are taxable or deductible in other years and it excludes items that are never taxable or deductible. The Company’s liability for current tax is based on tax rates that have been enacted or substantively enacted for the relevant entity at the date of Financial Position.

b) Deferred income taxes

Deferred tax assets and liabilities are recognized based on temporary differences arising between the tax base of assets and liabilities and their carrying amounts in the Consolidated Financial Statements, with the following exceptions:

(i) When the temporary difference arises from the initial recognition of goodwill or an asset or liability in a transaction that is not a business combination, that at the time of the transaction, affects neither accounting nor taxable profit nor loss;

(ii) With regards to taxable temporary differences associated with investments in subsidiary and associate undertakings where the Company is able to control the timing of the reversal of the difference and it is probable that the difference will not reverse in the foreseeable future.

Deferred tax assets are recognized only to the extent that it is probable that taxable profit will be available against the deductible temporary differences, carried forward tax credits, or tax losses can be utilized.

Deferred tax is determined using tax rates that are expected to apply within the relevant tax jurisdiction when the related asset is realized or liability settled based on tax rates and laws that have been enacted or substantively enacted at the date of financial position.

Deferred income tax assets and liabilities are offset only if a legal right of enforcement exists to set off current tax assets against current tax liabilities, the deferred income taxes relate to the same taxation authority and that authority permits the Company to make a single net payment.

Income tax is charged or credited to other comprehensive income if it relates to items that are charged or credited to other comprehensive income. Similarly, income tax is charged or credited directly to equity if it relates to items that are credited or charged directly to equity. Otherwise, income tax is recognized in the income statement.

Basis of consolidation

Subsidiaries are consolidated from the date of their acquisition, being the date on which the Company obtains control, and continue to be consolidated until the date that such control ceases. Control comprises the power to govern the financial and operating policies of the investee, so as to obtain benefits from its activities; and is achieved through direct or indirect ownership of voting rights, currently exercisable or convertible potential voting rights, or by way of contractual agreement. All intercompany balances and transactions, including unrealized profits arising from them, are eliminated.

Business combinations

Business combinations are accounted for using the acquisition method in accordance with IFRS 3. The cost of an acquisition is measured as the aggregate of the consideration transferred, measured at acquisition date fair value.

When the Company acquires a business, it assesses the financial assets and liabilities acquired for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date.

Contingent consideration to be transferred by the Company will be recognized at fair value at the acquisition date. Subsequent changes to the fair value of the contingent consideration, which is deemed to be an asset or liability, will be recognized in accordance with IAS 39 in Acquisition-related costs in the Consolidated Income Statement.

Goodwill represents the excess of the purchase price in a business combination over the fair values of net tangible and intangible assets acquired. Assets acquired and liabilities assumed in transactions separate to the business combinations, such as the settlement of pre-existing relationships or post-acquisition remuneration arrangements, are accounted for separately from the business combination in accordance with their nature and applicable IFRSs. Identifiable intangible assets, meeting either the contractual-legal or separability criterion are recognized separately from goodwill. Contingent liabilities representing a present obligation are recognized if the acquisition-date fair value can be measured reliably.

Direct transaction costs are expensed through the Consolidated Income Statement in Acquisition-related costs. This account consists of (i) costs directly attributable to acquisition strategy and the evaluation, consummation and integration of acquisitions, which are composed substantially of professional services fees including legal, accounting and other consultants and to a lesser degree to personnel whose responsibilities are devoted to acquisition activities, (ii) compensation costs, which are composed substantially of contingent payments for shares that are treated as compensation expense and retention payments that are anticipated to become payable to employees both of which require continuing employment of the recipients, as well as severance payments to employees whose positions were made redundant.

Intangible assets arising from business combinations

The fair values of intangible assets purchased as part of business combinations are initially recorded at fair value as of the date of acquisition. These intangible assets, such as contractual relationships and technology, are amortized over their expected useful lives on a straight-line basis. Amortization of these intangibles is included in a separate line in Operating costs and expenses. The principal expected useful lives are:

Contractual and Customer relationships	5 - 7 years
Technology	5 - 7 years
Trade names	5 - 7 years
Backlog	3 years

Impairment

The Company assesses at each reporting date whether there is an indication that an asset may be impaired. If any such indication exists, or when annual impairment testing for an asset is required, the Company makes an estimate of the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s or a cash generating unit’s (CGU) fair value less costs to sell and its value in use, and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. Where the carrying amount of an asset exceeds its recoverable amount, the asset is considered impaired, and it is written down to its recoverable amount. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. Impairment losses of continuing operations are recognized in the Consolidated Income Statement in those expense categories consistent with the function of the impaired asset.

An assessment is made at each reporting date as to whether there is any indication that previously recognized impairment losses may no longer exist or may have decreased. If such indication exists, the recoverable amount is determined. A previously recognized impairment loss is reversed only if there has been a change in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognized. In that event, the carrying amount of the asset is increased to its recoverable amount. That increased amount cannot exceed the carrying amount that would have been determined at net of depreciation, had no impairment loss been recognized for the asset in prior years. Such reversal is recognized in the Consolidated Income Statement. No impairment is reversed for goodwill.

Licenses and similar rights

Purchased computer software licenses and similar rights are capitalized on the basis of the costs incurred. Where internal costs are directly associated with software projects in combination with purchased licenses, such costs are deemed to be eligible for capitalization. These costs are amortized over their estimated useful lives (3-5 years) on a straight-line basis and are recorded to the respective operating expense or cost of sales line. The carrying amounts are reviewed for impairment if events or circumstances indicate that the carrying amount of the intangible asset may not be recoverable.

Share-based payment

The Company operates a number of equity-settled, share-based compensation plans. The Company determines the fair value of the shares or share options at the date of grant and recognizes as an expense in the Consolidated Income Statement over the service period. Non-market vesting conditions are not taken into account for determining the fair values. The fair value, determined at the date of grant, is calculated utilizing an appropriate valuation model as set out in Note 27. The share-based payment expense is recognized over the vesting period based on the Company’s estimate of the shares that will eventually vest allowing for the effect of non-market-based vesting conditions.

Provisions

Provisions are recognized when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation. The expense relating to any provision is presented in the Consolidated Income Statement net of any reimbursement. If the effect of the time value of money is material, provisions are discounted using a current pre tax rate that reflects, where appropriate, the specific risks to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as a finance cost.

A provision for restructuring is recognized when the Company has approved a detailed and formal restructuring plan and the restructuring has either commenced or been announced publicly. Provisions for severance payments and related employment costs are made in full when employees are identified as being the direct result of the restructuring plan. Costs relating to ongoing activities, such as relocation, training and information systems are recognized only when incurred. Provisions for onerous leases are recorded when they are part of an announced restructuring and the leased space becomes no longer usable either in part or in whole. The expected remaining lease payments are expensed at the time the provision is recorded. Additionally, the Company may recognize separate provisions for onerous lease contracts in the event a contract becomes no longer usable.

The Company also recognizes contingent payments, discussed above in the Business Combination section, as provisions.

Foreign currency

When determining the functional currency of a foreign entity, the Company takes into consideration the economic environment, the currency influencing operational and financial transactions as well as the activity of the entity.

Transactions in foreign currencies other than the entities’ functional currency are converted using the rate of exchange at the date of transaction. Monetary assets and liabilities denominated in non-functional currencies are translated using the rate of exchange at the period end. The gains or losses arising from the revaluation of foreign currency transactions to functional currency are included in the Consolidated Income Statement. Differences on foreign currency borrowings from foreign currency subsidiaries that form part of the net investment are taken directly to equity until the date of disposal of the net investment, at which time they are recognized in the Consolidated Income Statement. Foreign currency differences arising on trading intercompany loans are charged to operating expenses.

The assets and liabilities of foreign operations are translated from their respective functional currencies into U.S. dollars, the Company’s presentation currency, at the rate of exchange at the end of the period. Income and expenses are translated at average exchange rates for the year as this represents a reasonable approximation of actual exchange rates at the date of transactions. While all equity components (i.e., share capital, share premium account, employee stock ownership / employee benefit trust shares, treasury shares, merger reserve and retained earnings) are translated at historical rates, the remainder, resulting from the retranslation of the net assets at spot rate, is reflected in the currency translation adjustment account within shareholders’ equity. On disposal of a foreign operation, the deferred cumulative amount recognized in equity relating to that particular foreign operation is recognized in the Consolidated Income Statement.

Research and development

Direct costs associated with developing or maintaining software are recognized as an expense as incurred. When costs are directly associated with the development of identifiable software products controlled by the Company, and it is both probable that the expected future economic benefits that are attributable to these costs will flow to the Company, and that the costs can be measured reliably, these costs are recognized as an intangible asset. The Board and management has carefully considered the stage of current product development and currently believes that no expenditures incurred qualify for capitalization under IFRS.

Property, plant and equipment

Items of property, plant and equipment are initially recognized at cost. The costs include the purchase price and directly attributable costs to bring the asset into a usable condition. Depreciation on all items of property, plant and equipment is recorded on a straight-line basis over their expected useful lives or the shorter lease term. The principal annual rates used for this purpose are:

Leasehold improvements	10-20%
Machines and equipment	20-50%
Motor vehicles	20%
Furniture and fixtures	20%
Buildings	3%

The carrying amounts are reviewed for impairment annually, or whenever events or circumstances indicate that the carrying amount of the property, plant and equipment may not be recoverable.

Inventories

Goods for resale are stated at the lower of cost or net realizable value. The Company is applying the “first in, first out” (FIFO) cost formula.

Financial instruments

Financial assets

Financial assets within the scope of IAS 39 are classified as financial assets at fair value through profit or loss, loans and receivables, available-for-sale financial assets or derivatives. The Company determines the classification of its financial assets at initial recognition.

The Company’s financial assets include cash and short-term deposits, trade and other receivables, which include investments and derivative financial instruments (i.e. currency forward contracts).

Cash and cash equivalents

For the purpose of preparation of the statement of cash flows, cash and cash equivalents include cash at bank and in-hand, and short-term deposits with an original maturity period of three months or less.

Trade receivables

Trade receivables are recognized initially at fair value, less provision for impairment. A provision for impairment of trade receivables is established when there is objective evidence that the Company will probably not be able to collect all amounts due according to the original terms of the receivables. When a trade receivable is considered uncollectible, it is written off against the provision account for trade receivables. Subsequent recoveries of amounts previously written off are credited against the Consolidated Income Statement.

Loans and other receivables

All loans and other receivables are non-derivative financial assets recognized initially at fair value, net of transaction costs incurred. Loans and receivables are included in current assets, except for maturities greater than 12 months after the end of the reporting period, which are classified as non-current assets. After initial measurement, such financial assets are subsequently measured at amortized cost using the effective interest rate method.

Available-for-sale financial assets

Available-for-sale financial assets are non-derivative financial assets that are either designated in this category or not classified in any of the other categories. Such financial assets are included in non-current assets unless management intends to dispose of the investment within 12 months of the end of the reporting period. Unlisted and listed shares held by the Company that are traded in an active market are classified as being available-for-sale financial assets and are stated at fair values. The fair values of quoted shares are based on current bid prices. If the market for a financial asset is not active (unlisted shares), the Company establishes fair value by using alternative valuation techniques. These include the use of recent arm’s length transactions, reference to other instruments that are substantially the same, discounted cash flow analyses, and option pricing models.

Derivative financial instruments and hedging activities

Derivatives are initially recognized at fair value on the date a contract is entered into and are subsequently re-measured at fair value. The fair values of derivatives are measured using observable market prices or, where market prices are not available, by using discounted expected future cash flows at prevailing interest and exchange rates. The gain or loss on re-measurement is taken to the Consolidated Income Statement except where the derivative is part of a designated cash flow hedge or a designated hedge of a net investment in a foreign operation.

Impairment of financial assets

The Company assesses at the end of each reporting period whether there is objective evidence that a financial asset or group of financial assets is impaired. For unlisted shares classified as available-for-sale, a significant prolonged decline in the fair value of the security below its cost is considered as an indicator that the securities are impaired. If any such evidence exists for available for-sale financial assets, the cumulative loss—measured as the difference between the acquisition cost and the current fair values, less any impairment loss on those financial assets previously recognized in profit or loss—is removed from equity and recognized in the Consolidated Income Statement. Impairment losses recognized in the Consolidated Income Statement on equity instruments are not reversed through the statement of comprehensive income. The carrying amount of the financial assets is reduced by the impairment loss directly for all financial assets with the exception of trade receivables, where the carrying amount is reduced through the use of a provision account.

Trade payables and other payables

Trade payables and other payables are recognized at fair value and subsequently measured at amortized cost using the effective interest method.

Leases

Leases in which a significant portion of the risk and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases are recognized in the Consolidated Income Statement on a straight-line basis over the term of the lease.

Retirement benefit costs

The Company makes payments to defined contribution pension schemes and to defined benefit pension schemes. Contributions to the Company’s defined contribution pension schemes are charged to the Consolidated Income Statement in the year in which they become payable. Defined benefit scheme assets are measured using market values. Pension scheme liabilities are measured using a projected unit method. The pension scheme deficit is recognized in full. The movement in the scheme deficit is split between operating charges and finance costs, which are recognized in the Consolidated Income Statement, and actuarial gains and losses are recognized in the Consolidated Statement of Comprehensive Income.

Employee share plans

The Company operates an Employee Share Ownership Plan (ESOP) and an Employee Benefit Trust (EBT). The cost of the Company’s shares held by the ESOP and EBT are deducted from shareholders’ funds in the Company Balance Sheet. Other assets and liabilities of the ESOP and EBT are recognized as assets and liabilities of the Company. Any shares held by the ESOP and EBT are treated as cancelled for the purpose of calculating earnings per share. Any financing and administrative costs are charged to the Consolidated Income Statement in the period in which the expenditure is incurred.

Treasury shares

Kofax plc shares held by the Company are classified in shareholders’ equity as treasury shares and are recognized at cost. Consideration received for the sale of such shares is also recognized in equity, with any difference between the proceeds from sale and the original cost being taken to equity. No gain or loss is recognized in the Consolidated Financial Statements on the purchase, sale, issue or cancellation of equity shares.

NOTE 2    CHANGES IN ACCOUNTINGS POLICIES

2.1 Standards, amendments and interpretations effective in the current year

The accounting policies adopted in these Consolidated Financial Statements are consistent with those of the financial statements for the year ended June 30, 2011, except for the adoption of the following new standards, amendments to the standards and interpretations, which are mandatory for the financial year ending June 30, 2012:

Effective date
IAS 24, “Related Party Disclosures (Revised)”	January 1, 2011

The definition of a related party has been clarified to simplify the identification of related party relationships, particularly in relation to significant influence and joint control. This amendment did not impact the Consolidated Financial Statements.

IFRIC 14, “Prepayments of a Minimum Funding Requirement”	January 1, 2011

The amendment to IFRIC 14 provides further guidance on assessing the recoverable amount of a net pension asset. The amendment permits an entity to treat the prepayment of a minimum funding requirement as an asset. This amendment did not impact the Consolidated Financial Statements.

IFRS 7, “Financial Instruments: Disclosures (Amendment)”	July 1, 2011

The amendment requires additional quantitative and qualitative disclosures relating to transfers of financial assets, when financial assets are derecognized in their entirety, but the entity has a continuing involvement in them (e.g., options or guarantees on the transferred assets),or when financial assets are not derecognized in their entirety. This amendment did not impact the Consolidated Financial Statements.

2010 Annual Improvements to IFRS	July 1, 2011

It amends six existing standards, basis of conclusions, and guidance. The improvements include changes in measurement and transition requirements. These improvements did not significantly impact the Consolidated Financial Statements.

2011 Improvements to IFRS	January 1, 2011

It amends six existing standards, basis of conclusions, and guidance. The improvements include changes in disclosure, classification, and measurement requirements. These improvements did not significantly impact the Consolidated Financial Statements.

2.2 Amendments to existing standards and interpretations that are not yet effective and have not been early adopted by the Company

The IASB has issued the following standards and interpretations, which are relevant to the Company’s operations and have an effective date that does not require application to these Financial Statements:

Effective date
IFRS 9, “Financial Instruments: Classification and Measurement”	January 1, 2013

Phase 1 of IFRS 9 will have a significant impact on the classification and measurement of financial assets and in reporting for those entities that have designated liabilities using the fair value option. Management is currently assessing the impact on the financial assets of the Company.

IAS 12, “Income Taxes (Amendment)—Deferred Taxes:	July 1, 2012
Recovery of Underlying Assets”

In certain jurisdictions, entities have noted difficulties in applying the principles of IAS 12 to certain property, plant, and equipment and investment properties. This amendment is intended to give guidance as to the tax rate that should be applied. Management anticipates that this amendment will have no impact on the Consolidated Financial Statements.

IAS 19, “Employee Benefits (Amendment)”	January 1, 2013

The amendment will impact defined benefit schemes to require entities to recognize the changes in net defined liability including immediate recognition of defined benefit cost, disaggregation of defined benefit cost into components, recognition of remeasurements in other comprehensive income, plan amendments, curtailments and settlements. Management is currently assessing the impact on the Company.

IFRS 10, “Consolidated Financial Statements”	January 1, 2013

IFRS 10 will replace IAS 27 to change the definition of control, which may change the scope of consolidation, and establish a single control model, applying to all entities including ‘structured entities’ (previously referred to as special purpose entities). Management is currently assessing the impact on the Company.

IFRS 11, “Joint Arrangements”	January 1, 2013

IFRS 11 will replace IAS 31 to change the definition of joint control and provides for joint operations and joint ventures. Consequently, entities may need to account for these types of interests differently and in accordance with IFRS applicable to that interest. Management is currently assessing the impact on the Company.

IFRS 12, “Disclosure of Interests in Other Entities”	January 1, 2013

The standard addresses disclosures on subsidiaries, structured, entities, associates, and joint ventures to enable users to understand the nature and risk associated with interests in other entities and the effects of those interests on the financial position, financial performance, and cash flows. Management is currently assessing the impact on the Company.

IFRS 13, “Fair Value Measurement”	January 1, 2013

The standard defines fair value and may change how entities classify reporting assets and liabilities at fair value. Additional disclosures will be required to explain the valuation techniques, inputs used, and effects of fair value measurements on profit and loss. Management is currently assessing the impact on the Company.

IFRS 7, “Disclosures—Offsetting Financial Assets and Financial Liabilities—Amendments to IFRS 7”	January 1, 2013

These amendments require the Company to disclose information about rights of set-off and related arrangements (e.g., collateral agreements). The disclosures would provide users with information that is useful in evaluating the effect of netting arrangements on an entity’s financial position. Management is currently assessing the impact on the Company.

IAS 1 “Presentation of Items of Other Comprehensive Income— Amendments to IAS 1”	July 1, 2012

The amendments to IAS 1 change the grouping of items presented in OCI. Items that would be reclassified (or recycled) to profit or loss at a future point in time (for example, upon de-recognition or settlement) would be presented separately from items that will never be reclassified. Management anticipates that this amendment will have no impact on the Company.

IAS 32 “Offsetting Financial Assets and Financial liabilities— Amendments to IAS 32”	January 1, 2014

These amendments clarify the meaning of “currently has a legally enforceable right to set-off”. The amendments also clarify the application of the IAS 32 offsetting criteria to settlement systems (such as central clearing house systems) which apply gross settlement mechanisms that are not simultaneous. Management is currently assessing the impact on the Company.

NOTE 3    SIGNIFICANT ACCOUNTING JUDGMENTS, ESTIMATES AND ASSUMPTIONS

The preparation of the Consolidated Financial Statements requires management to make judgments, estimates and assumptions that affect the amounts reported for assets and liabilities as at the balance sheet date and the amounts reported for revenues and expenses during the year. However, the nature of estimation means that actual outcomes could differ from those estimates.

The key assumptions concerning the future and other key sources of estimation uncertainty at the balance sheet date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are discussed below.

Revenue recognition

Revenue in multiple-element contracts with resellers or end users is allocated to each deliverable based on the Company’s established fair values of each element. All contracts clearly identify separable elements in the contract (i.e., the license, maintenance services, or professional services). Judgment is involved to establish fair value for each element to demonstrate that each element equals cost plus a reasonable margin. As described in the Accounting Policies section in Section 1.2 above, the Company has policies and methodologies in place to validate that the fair value reflects cost plus a reasonable margin.

Income taxes

The Company and its subsidiaries are subject to routine tax audits, and also a process whereby tax computations are discussed and agreed with the appropriate authorities. While the ultimate outcome of such tax audits and discussions cannot be determined with certainty, management estimates the level of provisions required for both current and deferred tax on the basis of professional advice and the nature of current discussions with the tax authority concerned. For deferred tax assets in respect of trading losses, management estimates the future expected cash flows against these tax losses that can be offset and determines the level of asset that should be recognized.

Business Combinations

Accounting for business combinations is predicated on assessing the fair value, as of the date of the business combination, of a number of items, including the consideration paid for an acquisition, and the allocation of the consideration paid to the tangible and intangible assets acquired, and liabilities assumed, based on their estimated fair values. The determination of the fair value of the consideration transferred may include a number of factors including, but not limited to: an assessment of the value of equity interests issued; the likelihood and amount of future contingent payments, being paid; the attribution of contingent payments to purchase price or to future compensation; and the valuation of assumed stock options or other equity interests. The determination of many of these factors may require significant management estimates and assumptions.

Intangible Assets, including impairment assessment

The Company assesses, at each reporting date, whether there are any indications that an intangible asset, other than goodwill, may be impaired. If any such indication exists, or when annual impairment testing for an intangible asset is required, the Company calculates an estimate of the asset’s recoverable amount. An asset’s recoverable amount is the higher of such asset’s fair value, less costs to sell and its value in use. Each asset is assessed individually, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets, in which case an aggregated group of assets is assessed. Where the carrying amount of an asset exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. Whether impaired or not, the assessment of the future useful life of an intangible asset may cause that life to be revised prospectively.

Goodwill, including impairment assessment

The Company tests annually, by cash-generating unit, as to whether goodwill has been impaired and, more frequently, when events or circumstances indicate that the current carrying value may not be recoverable. The recoverable amounts of cash-generating units have been determined based on value in use calculations which require the use of estimates and assumptions. Please refer to Note 13 for assumptions and parameters used.

Share-based payments

The Company measures the cost of equity-settled transactions with employees by reference to the fair value of the equity instruments at the date at which they are granted. Judgment is required in determining the most appropriate valuation model for a grant of equity instruments, depending on the terms and conditions of the grant. Management is also required to use judgment in determining the most appropriate inputs to the valuation model including expected life of the option, volatility and dividend yield. Another significant area of estimation relates to the assessment of the probability of achievement of the performance criteria in the Long-term Incentive Plan (LTIP). The assumptions and models used are disclosed in Note 27.

Contingent Liabilities

The Company regularly assesses the estimated impact and probability of various uncertain events, and account for such events in accordance with IAS 37, “Provisions, Contingent Liabilities, and Contingent Assets”. Provisions are recognized when a present obligation (legal or constructive) exists as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation. Contingencies arise from conditions or situations where the outcome depends on future events.

The Company is subject to legal proceedings, lawsuits and other claims relating to labor, service and other matters arising in the ordinary course of business. Additionally, acquisitions may be structured to include contingent consideration whereby the amount payable is determinable based on future events. Management judgment is required in deciding the amount and timing of the accrual of provisions or contingencies. Depending on the timing of when conditions or situations arise, the timing of provisions or contingencies becoming probable and estimable is not necessarily determinable. The amount of the provisions or contingencies may change in the future as incremental knowledge, factors or other matters change or become known.

Restructuring provisions

A provision for restructuring is recognized when the Company has approved a detailed and formal restructuring plan and the restructuring has either commenced or been announced publicly.

These provisions are based on the Company’s judgment, and the best estimate of expected future costs to be incurred, associated with employee compensation and onerous leases.

NOTE 4    DISCONTINUED OPERATIONS

During the six months ended December 31, 2010, the Board of Directors made a decision to dispose of the Company’s hardware business segment to better position the Company to focus on, and further grow, the software business revenues and earnings. As of December 31, 2010, final negotiations of the sale were in progress with the buyer and the Company considered the disposal to be highly probable. On January 15, 2011, the Company entered into a definitive Share Purchase Agreement to sell the hardware business. On May 31, 2011, the Company completed the sale of the hardware business.

Under the terms of the definitive agreement, Hannover Finanz GmbH, paid a gross consideration of $24.4 million to acquire certain legal entities, the Dicom brand and name, and the applicable assets and liabilities of the hardware business, other than those that must remain with the Company: such as taxes payable, and assume the employment of personnel in the hardware business. Of the $24.4 million, $15.9 million was paid at closing; $5.7 million was paid one year from closing, with $2.0 million thereof subject to certain indemnification terms and conditions. The remaining $2.8 million, including interest thereon at a rate of five percent per annum, will be paid in November 2012 and is secured by Dicom’s German subsidiary’s receivables.

In addition, the Company lent $0.5 million, at closing of the transaction, to certain members of the business unit’s management team to partially finance the cost of their minority equity purchases in the new hardware business entity. These loans were in the form of full recourse promissory notes with one-third of the principal due at the end of the third year and the remaining due at the end of fourth year, with interest thereon at the rate of five percent payable quarterly, or in full upon the earlier disposal of said equity. As of June 30, 2012, $0.1 million of the $0.5 million, plus applicable interest, has been repaid to the Company.

Transition Services Agreement

As part of the transaction to sell the hardware business, the Company entered into a transition services agreement to provide and transfer certain back office functions, information technology systems / infrastructure, and facilities to the new hardware business entity for a period of up to twelve months following the closing. These services were provided at no cost to the buyer for the first two months following the sale, $0.1 million for the following two months, and at fair value for the subsequent eight months thereafter. The fair value of the services provided, at an amount less than fair value cost, was estimated at $1.5 million, and has been reallocated from the gross consideration to deferred income. As of June 30, 2012, this entire liability has been released and the transition services agreement has been terminated.

Impairment

The Company evaluated the hardware business disposal as of the date it was classified as held for sale on December 31, 2010 relative to the goodwill that was to be disposed. Based on the facts and circumstances, including the selling price and list of specific assets and liabilities included in the most current share purchase and asset transfer agreements at the time, there were no indicators of impairment at the date it was classified as held for sale and throughout the remainder of the year. Thus, all hardware business related goodwill was disposed at the time of final sale and included in the loss on sale calculation. The Company incurred an impairment charge derived from capitalized software, which is of no further use for the Company.

Year ended June 30, 2012

Subsequent to the sale of the hardware business, during the year ended June 30, 2012, the Company recorded additional costs associated with disposing of the hardware business, which included transaction fees, legal fees, asset values, and other administrative and transition costs totalling $1.4 million.

Year ended June 30, 2011

The results of the hardware business operations and loss on disposal for the year up to the date of sale on May 31, 2011 are presented below:

$’000	2011
Operating Results:
Hardware distribution	72,667
Hardware services	31,303
Total hardware revenue	103,970

Cost of sales	87,473
Sales and marketing	10,571
General and administrative	6,149
Share-based payment expense	104
Restructuring costs	390
Impairment of intangible assets	603
Operating costs and expenses	105,290

Loss before tax from discontinued operations	(1,320)

Tax income related to current pre-tax loss	246
Loss for the year from discontinued operations	(1,074)

Loss on disposal:
Loss on sale before tax	(9,108)
Tax expense	(6)
Loss on sale after tax	(9,114)

Total loss from discontinued operations	(10,188)

The cash outflow on sale of the hardware business is presented below:

$’000	2011
Gross consideration—share purchase agreement	22,233
Costs paid on behalf of hardware business	935
Cash disposed with the discontinued operation	(6,506)
Deferred consideration	(7,809)
Net cash inflow at date of sale	8,853

The following presents a reconciliation of the loss on disposal:

$’000	2011
Property, plant and equipment	246
Prepaid maintenance	3,969
Inventories net	12,975
Trade receivables	18,358
Other assets	1,868
Cash*	7,293
Trade payables	(9,878)
Deferred income—current	(18,699)
Pension and employee benefits	(2,171)

Total net assets sold	13,961

Goodwill	15,852

Total net assets disposed	29,813

Considerations	24,086
Disposal costs	1,760
Transition services	1,621
Loss on disposal before tax	(9,108)

*	The cash and other amounts do not tie to the same items in the table above as a result of using an average rate for cash flow purposes; whereas, the table above uses the spot rate on date of sale.

The net cash flows provided by the hardware business are as follows:

$’000	2011
Operating	(10,905)
Investing	(2,213)
Financing	—
Net cash outflow	(13,118)

EPS from the hardware business is as follows:

2011
Earnings per share from discontinued operations:
Basic	($0.12)
Diluted	($0.11)

Basic EPS was calculated using the weighted average number of ordinary shares in issue totalling 82.5 million during the year ended June 30, 2011. Diluted EPS was calculated using 87.7 million ordinary shares, the difference to the basic calculation representing the additional shares that would be issued on the conversion of all the dilutive potential ordinary shares.

As the hardware business was sold prior to June 30, 2011, the disposal group assets and liabilities are no longer included in the statement of financial position. Additionally, upon disposing of a subsidiary in conjunction with the sale of the hardware business to the Buyer, the Company recycled the associated currency translation adjustment that was included in the Consolidated Statement of Changes in Equity.

NOTE 5    ACQUISITIONS

Acquisition of Singularity

On December 5, 2011, the Company acquired 100% of the shares of Singularity Limited (Singularity), a company incorporated in Northern Ireland, which is a provider of business process management (BPM) software and dynamic case management solutions. Singularity has historically conducted the majority of its operations in the United Kingdom, and has subsidiaries that include a substantial operating presence in India. The acquisition agreements and all related amounts payable are denominated in pounds sterling, and the disclosures that follow are based on the exchange rate to U.S. dollars at the date of acquisition; future payments, as expressed in U.S. dollars, may vary depending on the movement of foreign exchange rates.

The preliminary fair value of the identifiable assets and liabilities of Singularity and its subsidiaries, at the acquisition date, are as follows:

$’000
Non-current assets
Technology—intangible	13,195
Customer relationship—intangibles	2,162
Trade name—intangible	660
Property, plant & equipment	325
Total non-current assets	16,342

Current assets
Trade receivables	3,018
Other current assets	716
Cash and cash equivalents	12,527
Total current assets	16,261

Total assets	32,603

Current liabilities
Trade and other payables	1,599
Deferred income—current	603
Total current liabilities	2,202

Non-current liabilities
Deferred income—non-current	40
Deferred tax liabilities—non-current	4,356
Total non-current liabilities	4,396

Total liabilities	6,598

Net assets acquired	26,005

Consideration paid in cash at the time of closing	40,981
Contingent consideration, at net present value	3,219
Total consideration	44,200

Goodwill arising from acquisition	18,195

The fair value of the trade receivables was $3.0 million and the full contractual amounts expect to be collected as of June 30, 2012.

The goodwill of $18.2 million comprises the value of expected synergies arising from the acquisition and workforce, which is not separately recognized. None of the goodwill is expected to be deductible for tax purposes.

From the date of acquisition to June 30, 2012, Singularity has contributed $10.3 million of revenue and a net loss of $3.0 million. If the combination had taken place at the beginning of the year ended June 30, 2012, revenue from Singularity’s continuing operations for year ended June 30, 2012 would have been approximately $16.6 million and the contribution to the Company’s net income would have been a loss of $2.5 million, which would have resulted in total revenue of $268.8 million and net income of $16.5 million.

The consideration payable relating to the shares includes contingent payments that are based on two factors. Contingent payments are contractually denominated in British pounds, those estimated amounts discussed below are based on the exchange rate in between British pounds and US dollars as of June 30, 2012. First, $3.4 million of the purchase price was withheld as deferred consideration relating to representations and warranties made by the sellers, including those related to the level of cash and certain other net assets acquired. To the extent it is determined to be payable, the deferred consideration will be paid on the one year anniversary of the closing. The Company estimates that the remaining $2.9 million of the $3.4 million will be paid, and the discounted fair value of the $2.9 million is classified as a component of Provisions—current in the accompanying Consolidated Statement of Financial Position as of June 30, 2012.

Additionally, the payment for the shares acquired includes contingent consideration payments based on the continuing employment of certain continuing employees of Singularity and its subsidiaries and license revenue arising from Singularity’s BPM products during calendar year 2012 and 2013. The range of these payments is between zero and $14.7 million. Management has assessed a number of scenarios and based on those scenarios estimated for financial accounting purposes that $9.0 million of the contingent consideration will be paid to the shareholders. Under the provisions of IFRS 3, “Business Combinations,” management has determined that $8.4 million of the contingent consideration should be treated as compensation expense for financial accounting purposes, and that $0.6 million was included as a component of the purchase price consideration at the time of the acquisition. The $8.4 million is being charged to acquisition-related costs ratably from the date of acquisition through December 31, 2013, and during the period from the acquisition date to June 30, 2012, $2.3 million of the $8.4 million was amortized to acquisition-related costs. Payment of the contingent consideration will be made shortly after the end of calendar years 2012 and 2013. Based on the current estimates, $4.3 million and $4.7 million will be payable after the end of calendar 2012 and 2013, respectively. The discounted fair value of the $2.9 million accrued as of June 30, 2012, is included in Provisions as of June 30, 2012, allocated to current and long-term based on the proportion of the anticipated payments.

In addition to the contingent consideration described above, a retention and incentive bonus arrangement has been implemented for certain continuing employees of Singularity. Under the retention and incentive bonus structure, total payments ranging from zero to $4.7 million may be paid. The incentive bonus has been structured to mirror the contingent consideration payments described above. Based on current estimates of BPM license revenue, it is estimated for financial accounting purposes that $2.9 million of the incentive bonus will become payable. During the period from the acquisition date to June 30, 2012, $0.9 million of the $2.9 million was expensed to acquisition-related costs. Payment of the retention and incentive bonus will be made shortly after the end of calendar years 2012 and 2013. Based on the current estimates, $1.3 million and $1.6 million will be payable after the end of calendar year 2012 and 2013, respectively. The discounted fair value of the $0.9 million accrued as of June 30, 2012, is included in Provisions as of June 30, 2012, allocated to current and long-term based on the proportion of the anticipated payments.

As actual BPM license revenue for calendar year 2012 and 2013 is recognized, and as revised estimates of BPM license revenue through December 31, 2013 are made, the total amount payable will be reassessed. Any resulting adjustments to the contingent consideration payable will be charged to acquisition-related costs.

Analysis of cash flows on acquisition:

$’000
Consideration paid in cash at the time of closing	40,981
Less: cash acquired	(12,527)
Net outflow of cash relating to the acquisition	28,454

Acquisition of Atalasoft

On May 26, 2011, the Company acquired 100% of the shares of Atalasoft, Inc. (Atalasoft), a U.S. based company which is a provider of imaging software development kits.

The fair value of the identifiable assets and liabilities of Atalasoft at acquisition date are as follows:

$’000
Non-current assets
Property, plant & equipment	85
Technology—intangible	2,020
Customer relationship—intangible	460
Backlog—intangible	300
Trade name—intangible	260
Other non-current assets	8
Total non-current assets	3,133

Current assets
Cash & cash equivalents	97
Accounts Receivable	282
Other Current Assets	57
Total current assets	436

Total assets	3,569

Current liabilities
Accounts payable	58
Deferred revenue	547
Current portion of debt	39
Other current liabilities	236
Total current liabilities	880

Non-current liabilities
Debt, net of current portion	106
Total non-current liabilities	106

Total liabilities	986

Net assets acquired	2,583

Consideration paid in cash at the time of closing	4,705
Contingent consideration, at net present value	4,698
Total consideration	9,403

Goodwill arising from acquisition	6,820

The fair value of the trade receivables was $0.3 million. None of the trade receivables have been impaired and the full contractual amounts were collected.

The goodwill of $6.8 million comprises the value of expected synergies arising from the acquisition and the workforce, which is not separately recognized. All of the goodwill is deductible for tax purposes.

From the date of acquisition to the year ended June 30, 2011, Atalasoft contributed $0.4 million of revenue and breakeven net income to the Company. If the combination had taken place at the beginning of the year ended June 30, 2011, revenue from Atalasoft’s continuing operations would have been approximately $3.9 million and the contribution to net income would have been approximately $0.4 million, which would have made the Company’s total revenue $249.3 million and profit $8.7 million.

Contingent consideration payments range between nothing and $5.1 million. $4.7 million represents the acquisition-date fair value of the payments that management estimated at that time will become payable to the former shareholders of Atalasoft; however, none of the payments are guaranteed. The contingent consideration is payable based on metrics to be measured through September 30, 2013. During 2012, the Company determined that the estimate of $4.7 million should be increased $0.1 million, which was recorded to the Consolidated Income Statement during the year, and $1.9 million was paid during the year.

Analysis of cash flows on acquisition:

$’000
Consideration paid in cash at the time of closing	4,705
Less: cash acquired	(97)
Net outflow of cash relating to the acquisition	4,608

NOTE 6    OPERATING SEGMENTS

Following the disposal of the hardware business, the Company operates one business segment, the software business. All products and services are considered one solution to customers and are operated and analyzed under one Income Statement provided to and evaluated by the chief operating decision maker (CODM). The CODM manages the business based on the key measures for resource allocation, based on a single set of financial data that encompasses our entire operations for purposes of making operating decisions and assessing financial performance. The Company’s CODM is our Chief Executive Officer.

There are no reportable assets that meet the criteria under IFRS 8 to be reported under the single operating segment.

Entity-wide Disclosures

The following revenue information is based on the location of the customer:

$’000	America	UK	Germany	Rest of EMEA	Asia- Pacific	Total
Year to June 30, 2012
Revenue external	140,125	26,707	19,991	57,091	18,567	262,481

Non-current assets	104,035	38,334	6,096	34,784	6,194	189,443

Non-current assets for this purpose consist of property, plant and equipment, intangible assets and other non-current assets—excluding security deposits and deferred tax assets.

$’000	America	UK	Germany	Rest of EMEA	Asia- Pacific	Total
Year to June 30, 2011
Revenue external	128,321	17,927	17,148	62,325	18,221	243,942

Non-current assets	108,630	5,749	7,129	44,771	6,011	172,290

NOTE 7     PROFIT ON OPERATING ACTIVITIES BEFORE TAXATION

Operating costs and expenses include of the following key elements:

$’000	2012	2011
Profit on ordinary activities before taxation is stated after charging:
Depreciation of property, plant and equipment	3,060	3,016
Amortization of intangible assets—technology and contractual relationships	5,190	3,213
Amortization of intangible assets—licenses and similar rights	2,852	2,689
(Gain)/ loss on disposal of property, plant and equipment	(153)	2
Remuneration for principal auditors
- audit of the financial statements	1,961	999
- local statutory audits	760	181
- tax compliance & advisory services	885	1,463
- other non-audit services	157	625
Operating lease expense—minimum lease payments	7,575	7,548

Amortization of acquired intangibles is a component of both cost of sales and general and administrative expenses. Amortization of acquired technology intangible assets of $3.6 million (2011: $2.2 million) relates to cost of sales, and amortization of other intangible assets of $1.6 million (2011: $1.0 million) relates to general and administrative expenses.

$’000	2012	2011
Total cost of sales comprises:
Cost of software licenses	11,301	10,869
Cost of maintenance services	16,420	15,891
Cost of professional services	26,784	23,279
Amortization of acquired intangible technology	3,619	2,239
Total cost of sales	58,124	52,278

Total general and administrative comprises:
General and administrative	39,096	33,320
Amortization of other acquired intangible assets	1,571	974
Total general and administrative expenses	40,667	34,294

NOTE 8     STAFF NUMBERS AND COSTS

The monthly average number of full time employees, and their compensation (including Executive Directors) during the year was as follows:

	2012	2012	2011	2011
	Headcount	$’000	Headcount	$’000
Sales and marketing	343	64,823	331	60,670
Services—technical support and Professional services	314	32,486	258	27,539
Research and development	292	26,071	237	21,666
General and administrative and other	173	24,512	157	23,887
Total	1,122	147,892	983	133,762

Staff costs are comprised of the following:

$’000	2012	2011
Staff costs—salaries	123,122	111,812
Staff costs—social taxes and benefits	18,948	17,079
Staff costs—pension	1,917	1,138
Staff costs—share-based payment expense	3,905	3,733
Total staff costs	147,892	133,762

NOTE 9     FINANCE INCOME AND EXPENSE

$’000	2012	2011
Finance income
Bank interest	175	259
Other interest	355	39
Foreign exchange gain	5,419	—
Total finance income	5,949	298

Finance expense
Overdrafts and other loans	(359)	(61)
Other interest	(296)	(276)
Foreign exchange loss	—	(1,202)
Currency translation recycling	—	(496)
Total finance expense	(655)	(2,035)

Foreign exchange gains and losses are the result of gains and losses derived from entering into third party and intercompany transactions in currencies other than the respective entity’s functional currency.

NOTE 10     INCOME TAX EXPENSE

The components of income tax expense related to current income tax expense and deferred income tax expense were as follows:

$’000	2012	2011
Current income tax expense
Income tax on profits for the year	11,836	8,329
Adjustment for over/ (under) provision in prior periods	618	(660)
Total	12,454	7,669

Deferred income tax expense
Origination/ (reversal) of temporary differences	(53)	81
Adjustment for under/ (over) provision in prior periods	(2,481)	751
Total	(2,534)	832

Total income tax expense	9,920	8,501

Total income tax expense in the income statement is disclosed as follows:

$’000	2012	2011
Income tax expense on continuing operations	9,995	8,741
Income tax (credited) on discontinued operations	(75)	(240)
Total	9,920	8,501

Income tax relating to items charged or credited to other comprehensive income:

$’000	2012	2011
Deferred tax
Tax on net loss/ (gain) on foreign exchange adjustment	1,009	(409)
Tax impact on actuarial losses	597	—
Tax credit/(charge) in the statement of comprehensive income	1,606	(409)

Tax relating to items credited to retained reserves:

$’000	2012	2011
Current tax
Net gain on share options exercised	(143)	(784)
Total	(143)	(784)

Deferred tax
Tax impact on share-based payment	2,421	(3,643)
Total	2,421	(3,643)

Total charge/ (credit) to retained reserves	2,278	(4,427)

The reasons for the difference between the actual tax charge and the rate of corporation tax in the UK applied are as follows:

$’000	2012	2011
Continuing business profit before tax	27,432	26,013
Discontinued operations profit before tax	(1,488)	(10,428)

Total profit before tax	25,944	15,585

Expected tax expense based on the standard rate in the UK of 25.5% (2011: 27.5%)	6,616	4,286
Tax losses not recognized in current period	1,591	2,251
Utilization of previously unrecognized tax losses	(1,356)	(1,485)
Adjustments for provision in prior periods	(1,863)	92
Expenses not deductible for tax purposes and income not subject to tax	1,041	2,015
Different tax rates applied in overseas jurisdictions	4,068	1,342
Changes of tax rate on timing differences	(111)	—
Recognition of previously unrecognized amounts	(66)	—
Total tax expense on operations	9,920	8,501

The following presents the impact temporary differences have on the financial statements:

$’000	Intangible assets	Accelerated tax depreciation	Share- based Payment relief	Available losses	Short term timing differences	Total
At June 30, 2010	(4,166)	(1,002)	303	—	1,846	(3,019)
Credit/ (Charge) to income statement	(1,844)	(841)	1,046	1,354	(547)	(832)
Credit/ (charge) to equity	(237)	—	3,643	—	(172)	3,234
Currency exchange movements	—	—	—	—	(922)	(922)
At June 30, 2011	(6,247)	(1,843)	4,992	1,354	205	(1,539)
Credit/ (Charge) to income statement	2,165	509	730	(1,354)	484	2,534
Credit/ (charge) to equity	80	—	(2,421)	—	1,572	(769)
Acquisition	(4,356)	—		—		(4,356)
Currency exchange movements	(17)	—	—	—	398	381
At June 30, 2012	(8,375)	(1,334)	3,301	—	2,659	(3,749)

Deferred tax is recognized at the latest enacted rate for UK temporary differences is 24% (2011: 26%). Details of deferred tax assets and liabilities are shown below:

$’000	Assets 2012	Liabilities 2012	Net deferred tax 2012
Available tax losses	—	—	—
Intangible assets	—	(8,375)	(8,375)
Different depreciation	53	(1,387)	(1,334)
Share-based payment relief	3,301	—	3,301
R&D expenses	—	—	—
Other temporary and deductible differences	7,009	(4,350)	2,659
Total	10,363	(14,112)	(3,749)

$’000	Assets 2011	Liabilities 2011	Net deferred tax 2011
Available tax losses	1,354	—	1,354
Intangible assets	—	(6,247)	(6,247)
Different depreciation	78	(1,921)	(1,843)
Share-based payment relief	4,992	—	4,992
R&D expenses	335	—	335
Other temporary and deductible differences	6,613	(6,743)	(130)
Total	13,372	(14,911)	(1,539)

*	Other temporary and deductible timing differences include the deferred tax effect on accruals, deferred income, unrealized foreign exchange, and provisions, which in certain jurisdictions only attract a tax deduction when utilized or realized.

Deferred tax liabilities have been recognized on all temporary differences giving rise to deferred tax liabilities. Deferred tax assets have been recognized in respect of tax losses and other temporary differences where it is probable that these assets will be recovered. At the date of the Statement of Financial Position, the Company has an unrecognized deferred tax asset on losses of $8.4 million (2011: $10.0 million) which can be offset against future profits. Most of these losses can be carried forward indefinitely.

Factors that may affect future tax charges

In Budget 2011 on March 23, 2011, the Chancellor of the Exchequer announced a reduction in the UK rate of corporation tax to 26% which applied from April 1, 2011. A further 1% rate reduction to 25% was also announced and it was intended that this would be effective from April 1, 2012. However, in his budget of March 21, 2012, the Chancellor of the Exchequer announced a number of further changes to the UK Corporation Tax rate. These included a reduction in the main rate of Corporation Tax from 25% to 24% effective from April 1, 2012 and further reductions in the rate to 22%, in annual increments of 1% from April 2013, which will be enacted in successive Finance Bills. Consequently, the company will only recognize the impact of the rate change which is substantively enacted at that time in its financial statements.

The effect of the reduction in the tax rate to 22% on the recognized UK deferred tax balances would not be significant, and on the unrecognized UK deferred tax balances would be a reduction from $5.4 million to $4.9 million.

NOTE 11     EARNINGS PER SHARE

Basic earnings per share (EPS) of $0.21 (2011: $0.21) for the year to June 30, 2012 for the continuing business have been calculated based on Income from continuing operations, after income taxes of $17.4 million (2011: $17.3 million) using the weighted average number of ordinary shares in issue totalling 83.9 million (2011: 82.5 million) during the period.

Diluted earnings per share of $0.20 (2011: $0.20) for the year to June 30, 2012 for the continuing business have been calculated based on Income from continuing operations, after income taxes of $17.4 million (2011: $17.3 million) using 88.5 million (2011: 87.7 million) ordinary shares, the difference to the basic calculation representing the additional shares that would be issued on the conversion of all the dilutive potential ordinary shares.

A reconciliation of the number of shares included in EPS follows:

Millions of shares	2012	2011
Basic weighted average number of ordinary shares (excluding ESOP/EBT and Treasury shares)	83.9	82.5
Dilutive impact of share options	2.1	3.2
Dilutive impact on LTIPs	2.5	2.0
Diluted weighted average number of shares	88.5	87.7

NOTE 12    INTANGIBLE ASSETS

$’000	Goodwill	Technology and contractual relationships	Licenses and similar rights	Total
Cost
At July 1, 2011	154,289	44,477	20,253	219,019
Acquisition	18,195	16,017	—	34,212
Additions	—	—	663	663
Disposals	—	—	(363)	(363)
Exchange differences	(5,180)	(204)	(748)	(6,132)
At June 30, 2012	167,304	60,290	19,805	247,399

Amortization and impairment
At July 1, 2011	20,089	28,253	12,526	60,868
Amortization to expense	—	5,190	2,852	8,042
Amortization to revenue	—	69	—	69
Disposals	—	—	(364)	(364)
Exchange differences	—	(24)	(550)	(574)
At June 30, 2012	20,089	33,488	14,464	68,041
Net book value at June 30, 2012	147,215	26,802	5,341	179,358

$’000	Goodwill	Technology and contractual relationships	Licenses and similar rights	Total
Cost
At July 1, 2010	157,771	40,518	19,214	217,503
Acquisition	6,820	3,040	—	9,860
Additions	—	75	1,235	1,310
Disposals	(17,365)	(5)	(1,191)	(18,561)
Exchange differences	7,063	849	995	8,907
At June 30, 2011	154,289	44,477	20,253	219,019

Amortization and impairment
At July 1, 2010	21,610	24,920	9,386	55,916
Amortization	—	3,213	2,971	6,184
Disposals	(1,670)	—	(379)	(2,049)
Exchange differences	149	120	548	817
At June 30, 2011	20,089	28,253	12,526	60,868
Net book value at June 30, 2011	134,200	16,224	7,727	158,151

Amortization of intangible assets for licenses and similar rights is presented in operational expenses by function on a cost allocation basis.

NOTE 13    GOODWILL AND IMPAIRMENT

Goodwill acquired through business combinations has been allocated for impairment testing purposes to the Software cash generating unit, which also forms the sole operating and reportable segment, as the Company does not further evaluate or report information that would represent another CGU.

Goodwill allocated to the Software CGU was $147.2 million in 2012 and $134.2 million in 2011.

The recoverable amounts of the CGU have been derived from a value in use calculation, using a three year cash flow projection from financial budgets approved by senior management. These forecasts have then been extrapolated for a further 2 years using management’s best estimate of expected growth rates derived from both past performance and expectations within the Software industry.

Forecasted operating cash flows for the value in use calculation are based on the following key assumptions: past experience of expected revenues and associated margins, future market inflation, tax rates, discount rates, and terminal growth rates.

Expected revenues and margins

Revenues and associated margins are based on average values achieved in the years preceding the start of the budget period and are increased over the future periods based on growth expected by management. Growth rates in future years approximated 10%.

Inflation

Inflation estimates are obtained from published indices for the countries from which revenues are sourced (principally for the US and Europe).

Tax rates

The Company uses a global blended tax base reflecting future annual expected effective tax rate for the Software CGU.

Discount rates

Discount rates are based on the Company’s weighted average cost of capital adjusted to reflect management’s assessment of specific risks related to the cash generating unit. Discount rates were 9.3% in 2012 and 10.1% in 2011.

Terminal growth rates

Terminal growth rates apply to cash flows beyond five years and are based upon management’s expectation of long term growth rates. Rates used were 1.85% in both 2012 and 2011.

The Company performs sensitivity analyses to demonstrate that a reasonable change in the key assumptions would not reduce the difference between the carrying amount and recoverable amount of goodwill to zero.

NOTE 14    PRINCIPAL SUBSIDIARY UNDERTAKINGS

The Company’s significant trading, operating, and holding entities are as follows:

Name of undertaking	Nature of operations	Country of incorporation	Proportion of ownership interest and voting rights
Atalasoft, Inc.	Sales & Distribution	United States	100%
Kofax, Inc.	Research & Development / Sales & Distribution / Management & Administration	United States	100%
Kofax Australia Pty Ltd	Sales & Distribution	Australia	100%
Kofax Austria GmbH	Research & Development / Sales & Distribution	Austria	100%
Kofax Produtos de Imagem Do Brazil LTDA	Sales & Distribution	Brazil	100%
Kofax Benelux NV/SA	Sales & Distribution	Belgium	100%
Kofax Deutschland AG	Sales & Distribution	Germany	100%
Kofax Danmark A/S	Sales & Distribution	Denmark	100%
Kofax Development GmbH	Research & Development	Germany	100%
Kofax France SAS	Sales & Distribution	France	100%
Kofax Holdings International Ltd.	Holding entity	England	100%
Kofax Investments Ltd.	Holding entity	England	100%
Kofax Italia S.r.l.	Sales & Distribution	Italy	100%
Kofax Singularity Software Pty Limited	Research & Development	India	100%
Limited Liability Company Kofax Russia	Research & Development	Russia	100%
Kofax ME FZE	Sales & Distribution	United Arab Emirates	100%
Kofax Malaysia Sdn. Bhd.	Sales & Distribution	Malaysia	100%
Kofax Northern Ireland Limited	Research & Development / Sales & Distribution	Northern Ireland	100%
Kofax Japan Co. Ltd.	Sales & Distribution	Japan	100%
Kofax Portugal, S.A.	Sales & Distribution	Portugal	100%
Kofax Singapore Pte. Ltd.	Sales & Distribution	Singapore	100%
Kofax Schweiz AG	Sales & Distribution/ Administration	Switzerland	100%
Kofax Software Ibérica S.A.U	Sales & Distribution	Spain	100%
Kofax South Africa (Pty) Ltd	Sales & Distribution	South Africa	100%
Kofax Sverige AB	Sales & Distribution	Sweden	100%
Kofax UK Ltd.	Sales & Distribution/ Holding entity	England	100%
Kofax Vietnam Co., Ltd.	Research & Development	Vietnam	100%

NOTE 15    PROPERTY, PLANT AND EQUIPMENT

$’000	Freehold building	Leasehold improvements	Machines and equipment	Furniture and fixtures	Motor vehicles	Demo/ rental stock	Total
Cost
At July 1, 2011	658	3,635	18,346	4,803	823	49	28,314
Additions	—	56	2,030	243	24	—	2,353
Through acquisitions	—	57	191	77	—	—	325
Disposals	(608)	(220)	(1,578)	(1,040)	(503)	(49)	(3,998)
Exchange differences	(50)	(253)	(1,090)	(420)	(76)		(1,889)
At June 30, 2012	—	3,275	17,899	3,663	268	—	25,105

Depreciation
At 1 July 2011	181	2,023	14,543	3,965	702	—	21,414
Charge for the year	8	442	2,121	441	48	—	3,060
Disposals	(175)	(107)	(1,575)	(1,131)	(446)	—	(3,434)
Exchange differences	(14)	(152)	(916)	(359)	(65)	—	(1,506)
At June 30, 2012	—	2,206	14,173	2,916	239	—	19,534
Net Book value at June 30, 2012	—	1,069	3,726	747	29	—	5,571

$’000	Freehold building	Leasehold improvements	Machines and equipment	Furniture and fixtures	Motor vehicles	Demo/ rental stock	Total
Cost
At July 1, 2010	558	3,274	16,690	4,601	1,229	669	27,021
Additions	—	398	2,498	152	—	—	3,048
Through acquisitions	—	—	72	13	—	—	85
Disposals	—	(408)	(2,396)	(625)	(603)	(620)	(4,652)
Exchange differences	100	371	1,482	662	197	—	2,812
At June 30, 2011	658	3,635	18,346	4,803	823	49	28,314

Depreciation
At 1 July 2010	139	1,612	13,069	3,416	906	—	19,142
Charge for the year	15	517	2,379	425	162	—	3,498
Disposals	—	(317)	(2,174)	(392)	(509)	—	(3,392)
Exchange differences	27	211	1,269	516	143	—	2,166
At June 30, 2011	181	2,023	14,543	3,965	702	—	21,414
Net Book value at June 30, 2011	477	1,612	3,803	838	121	49	6,900

NOTE 16    OTHER NON-CURRENT ASSETS

$’000	2012	2011
Other receivables—non-current	500	2,603
Prepayments—non-current	3,872	4,518
Deposits—non-current	142	118
Security deposits—non-current	771	642
	5,285	7,881

NOTE 17    INVENTORIES

$’000	2012	2011
Inventories	1,542	2,133

The replacement cost of stock is not considered to be significantly different from the amounts shown above. Inventory is stated at the lower of cost or net realizable value.

Inventory amounts written-off during the year to cost of software licenses totalled $0.4 million (2011: $0.2 million).

NOTE 18    TRADE AND OTHER RECEIVABLES

$’000	2012	2011
Trade receivables	62,235	56,429
Provision for doubtful accounts	(2,714)	(4,106)
	59,521	52,323

The amounts above include VAT receivable, which is approximately 13% on a weighted average basis. Further analysis of these financial instruments is given in Note 23 and 24—Financial Instruments.

Movements on provisions for doubtful receivables were as follows:

$’000
At July 1, 2010	3,488
Charge for the year	1,850
Amount written off	(1,612)
Exchange differences	380
At June 30, 2011	4,106
Charge for the year	(434)
Amount written off	(700)
Exchange differences	(258)
At June 30, 2012	2,714

NOTE 19    OTHER CURRENT ASSETS

$’000	2012	2011
Other receivables	4,149	10,258
Debtor—derivatives	180	—
Accrued income	441	64
Prepayments	5,381	4,828
Investments	—	250
	10,151	15,400

The investments relate primarily to short term investment funds and the market value is not significantly different from the cost basis.

NOTE 20    TRADE AND OTHER PAYABLES

$’000	2012	2011
Trade payables	2,578	4,999
Other creditors	2,463	8,449
Creditors for taxation and social security	5,258	6,209
Accruals	23,518	25,412
Overdrafts	3	3
Deferred payment	—	158
Creditors—derivatives	—	330
	33,820	45,560

Further analysis of the financial instruments is given in Note 23 and 24—Financial Instruments.

NOTE 21    PROVISIONS

$’000	Personnel Restructuring	Onerous lease	Contingent consideration	Others	Total
At July 1, 2010	2,270	620	150	251	3,291
Arising during the year	980	2,375	4,698	260	8,313
Reversed against income statement	(59)	—	—	—	(59)
Utilized	(1,792)	(1,040)	(130)	(91)	(3,053)
Exchange differences	350	184	26	33	593
At June 30, 2011	1,749	2,139	4,744	453	9,085

Current	1,749	1,965	1,832	145	5,691
Non-current	—	174	2,912	308	3,394

Arising during the year	3,586	1,243	6,832	1,386	13,047
Reversed against income statement	(394)	(656)	—	(78)	(1,128)
Utilized	(3,331)	(1,178)	(1,914)	(157)	(6,580)
Exchange differences	(216)	(231)	(92)	(80)	(619)
At June 30, 2012	1,394	1,317	9,570	1,524	13,805
Current	1,394	710	6,510	995	9,609
Non-current	—	607	3,060	529	4,196

The other provisions comprise different various insignificant amounts. See discussion in Note 5 relative to contingent consideration. The contingent consideration in the table above of $6.8 million arising during the current year is not included in the movement in provisions in the cash flow statement as it is a noncash item.

Included in the amounts arising during the year in the contingent consideration provision is $0.3 million (2011: zero) related to the unwinding of the discounts initially recorded upon acquisitions.

Restructuring

The Company’s restructuring in the current year involved the reorganization of various management and operational functions, and a second phase of the shared service center in EMEA. The restructuring in 2011 involved the reorganization of the operational structure mainly relating to hardware sales management layers, and the first phase of the shared service center, which resulted in a provision that was largely utilized in 2012. A total restructuring charge of $4.9 million (2011: $3.2 million) has been recognized in the Consolidated Income Statement for the year ended June 30, 2012.

Onerous lease

As part of the restructuring announced in the year ended June 30, 2011, a number of the properties under operating lease became onerous. The year-end provision represents the Company’s estimate of the net cost expected to arise across the remaining life of the lease on these underutilized properties, which is between one and three years.

NOTE 22    OTHER PAYABLES—NON-CURRENT LIABILITIES

$’000	2012	2011
Creditors—Derivatives	—	176
Bank loans	—	103
Total	—	279

NOTE 23    FINANCIAL INSTRUMENTS—RISK MANAGEMENT

The Company has various financial assets including trade receivables and cash, which arise directly from its operations. The Company’s principal financial liabilities, other than derivatives, comprise of trade payables, accruals, and overdrafts. The purpose of the financial liabilities is to raise financing for the Company’s operations.

The principal risks facing the Company’s financial instruments are interest rate risk, liquidity risk, foreign currency risk and credit risk. The policy for managing these risks is set by the Board and implemented by the Company’s finance department. Certain risks are managed centrally, whilst others are managed locally following guidelines communicated by the central finance team.

The policy for each of the above mentioned risks is outlined in more detail below.

Foreign currency risk

The Company’s operations are diversified geographically and are therefore exposed to foreign currency risks primarily in respect to the Swiss franc, the British pound, and the euro.

Exchange risks resulting from commercial transactions primarily relate to intercompany transactions where Company subsidiaries, with varying functional currencies, purchase software licenses for resale, with the underlying intercompany payable denominated in US dollars or euros. The Company is also subject to foreign currency risk associated with customer transactions in varying currencies. Additionally, the Company has risk associated with cash balances denominated in other currencies.

The following table demonstrates the sensitivity to a reasonable change in the Company’s key currency exchange rates, with all other variables held constant of the Company’s profit before tax and equity, due to changes in fair values of monetary assets and liabilities.

$’000	Movement in currency rate	Effect on result before taxes increase / (decrease)	Effect on equity increase / (decrease)
2012
Euro	10%	(1,859)	(605)
	(10%)	1,859	605

British pound	10%	2,787	(4,321)
	(10%)	(2,787)	4,321

Swiss franc	10%	(7)	—
	(10%)	7	—

$’000	Movement in currency rate	Effect on result before taxes increase / (decrease)	Effect on equity increase / (decrease)
2011
Euro	10%	(2,822)	(697)
	(10%)	2,822	697

British pound	10%	(1,334)	(4,429)
	(10%)	1,334	4,429

Swiss franc	10%	(9)	—
	(10%)	9	—

The impact on equity represents only those items which are taken directly to equity and does not include the impact arising through the Consolidated Income Statement.

Interest risk

The Company utilises both fixed and floating interest rates, and assesses the risk and reward associated with these rates when acquiring new financial assets or liabilities. The Company has no significant interest bearing liabilities, and is primarily exposed to interest rate risk resulting from changes in the market interest rate on its interest bearing assets.

Assets at floating rates expose the Company to cash flow interest risks, while interest bearing assets at fixed rates expose the Company to fair value interest risk. The Company’s floating rate financial assets are based on variable bank deposit rates.

The following sensitivity analysis shows the impact on the Company of a reasonable change in the floating interest rate, which is predominantly based upon LIBOR plus an agreed premium. The currency and the average weighted interest rate profile of the Company’s financial assets and liabilities are as follows:

$’000	Floating rate in %	Floating rate liabilities	Fixed rate in %	Fixed rate liabilities	Interest free liabilities	Total
2012
British pound	—	—	—	—	9,296	9,296
US dollar	—	—	—	—	14,409	14,409
Euro	—	—	—	3	5,453	5,456
Swiss franc	—	—	—	—	871	871
Other	—	—	—	—	1,829	1,829
Total	—	—	—	3	31,858	31,861

$’000	Floating rate in %	Floating rate liabilities	Fixed rate in %	Fixed rate liabilities	Interest free liabilities	Total
2011
British pound	—	—	—	—	5,554	5,554
US dollar	—	—	10.1	261	15,848	16,109
Euro	—	—	—	3	8,250	8,253
Swiss franc	—	—	—	—	661	661
Other	—	—	—	—	1,352	1,352
Total	—	—	—	264	31,665	31,929

$’000	Floating rate in %	Floating rate assets	Fixed rate in %	Fixed rate assets	Interest free assets	Total
2012
British pound	0.78	521	0.28	2,030	11,058	13,609
US dollar	—	3,560	0.46	47,991	29,801	81,352
Euro	0.65	5,514	0.84	10,794	18,493	34,801
Swiss franc	0.22	1,732	—	—	1,434	3,166
Other	—	1,123	2.43	7,858	4,672	13,653
Total	—	12,450	—	68,673	65,458	146,581

$’000	Floating rate in %	Floating rate assets	Fixed rate in %	Fixed rate assets	Interest free assets	Total
2011
British pound	0.6	718	0.24	10,503	3,690	14,911
US dollar	1.5	40,937	0.84	3,989	24,659	69,585
Euro	1.5	7,208	0.89	14,890	24,836	46,934
Swiss franc	1.32	3,787	0.24	82	2,732	6,601
Other	1.32	11,291	0.37	4,869	9,054	25,214
Total	—	63,941	—	34,333	64,971	163,245

The following table demonstrates the sensitivity to a reasonable possible change in interest rates, with all other variables held constant, of the Company’s profit before tax through the impact of floating rate assets and liabilities.

$’000	Increase /(decrease) in basis points	Effect on result before taxes increase /(decrease)
2012
British pound	100	5
	(100)	(5)

US dollar	100	36
	(100)	(36)

Euro	50	28
	(50)	(28)

Swiss franc	5	1
	(5)	(1)
2011
British pound	100	7
	(100)	(7)

US dollar	100	409
	(100)	(409)

Euro	50	36
	(50)	(36)

Swiss franc	5	2
	(5)	(2)

Liquidity risk

The Company’s policy is to maintain sufficient cash at the local level to meet financing obligations. The central finance department monitors its risk to a local shortage of funds and ensures that local entities have access to credit facilities by issuing guarantees.

The contractual maturities of financial liabilities are as follows, at June 30:

$’000	Total	0-90 days	91-180 days	181-360 days	1-2 years	after 2 years
2012
Trade payables	2,577	1,843	688	41	4	1
Other creditors	2,906	2,827	—	79	—	—
Accruals (financial)	16,805	15,395	168	146	506	590
Current financial liabilities	6,447	1,368	2,969	2,110	—	—
Non-current financial liabilities	3,126	—	—	—	3,126	—
Total	31,861	21,433	3,825	2,376	3,636	591

$’000	Total	0-90 days	91-180 days	181-360 days	1-2 years	after 2 years
2011
Trade payables	4,999	3,859	1,107	25	—	8
Other creditors	4,941	4,893	48	—	—	—
Accruals (financial)	13,666	13,573	83	10	—	—
Current financial liabilities	5,088	3,142	438	1,508	—	—
Non-current financial liabilities	3,235	—	—	—	2,091	1,144
Total	31,929	25,467	1,676	1,543	2,091	1,152

The financial accruals reported in the table above exclude non-financial accruals in the amount of $6.7 million (2011: $11.7 million), which were included in the balance sheet amount of $23.5 million (2011: $25.4 million).

Borrowing facility

During the year, the Company entered into a secured revolving line of credit that provides for borrowings of up to $40.0 million, and is secured by certain of the Company’s assets, including those of certain subsidiaries. The revolving credit facility is subject to certain affirmative and negative covenants, including meeting defined EBITDA milestones, leverage and liquidity ratios. As of June 30, 2012, the Company is in compliance with these covenants. As of June 30, 2012, the Company had $39.9 million available under the revolving line of credit, after having used $0.1 million for the commitment of a standby letter of credit related to one of its facility leases. Borrowings under the revolving line of credit accrue interest at a rate equal to LIBOR plus 1.5% to 1.75% plus a base rate of 0% to 0.25%.

Credit risk

Cash and other short term deposits are invested with significant commercial banks. As a consequence of the current economic environment, a risk assessment has been made by management, including analysis of the credit quality rating of the Company’s banks, with no adverse actions resulting.

Additionally, the Company is exposed to credit risks arising from sales transactions. Credit risks of new customers are assessed centrally before entering into contracts by performing an assessment of their creditworthiness. Furthermore, the Company has implemented a full set of securitization measures including letter of credit and bank guarantee to ensure that customers considered to be a higher credit risk are managed upfront and no corresponding collectability issue is impacting the overall credit exposure. Additionally, the Company is operating in high risk territories with several insurance companies to assure credit risk in case of fallout.

The overall Company debtor exposure is monitored centrally and respective measures and actions are taken to proactively monitor potential new credit exposures.

The amounts recorded in the Consolidated Statement of Financial Position reflect the Company’s maximum credit risk exposure, taking into consideration any credit insurance coverage. Due to the small number of large transactions with individual customers the Company considers the possibility of a credit risk concentration low.

The ages of trade and other receivables were as follows, at June 30:

$’000	Total	Neither past due nor impaired	0-90 days	91-180 days	181-360 days	More than 360 days
2012
Trade receivables, net	59,521	49,306	9,475	712	24	4
Other receivables	5,496	4,261	182	8	20	1,025
Accrued income	441	441	—	—	—	—
Total	65,458	54,008	9,657	720	44	1,029

$’000	Total	Neither past due nor impaired	0-90 days	91-180 days	181-360 days	More than 360 days
2011
Trade receivables, net	52,323	43,780	7,761	573	162	47
Other receivables	12,334	9,664	67	—	—	2,603
Accrued income	64	64	—	—	—	—
Investments	250	250	—	—	—	—
Total	64,971	53,758	7,828	573	162	2,650

Trade and other receivables of $11.5 million (2011: $11.2 million), net of provision for doubtful accounts of $2.7 million (2011: $4.1 million), were past due but not impaired. These net amounts relate to customers where there has been no history of default. These amounts are to be considered fully recoverable.

Finance management performs a bad debt review at the year end, taking into account the credit quality of customers, past payment history and current economic conditions. Overall, the credit quality of customers is considered high. The credit checks performed prior to taking on new customers are designed to ensure that this quality is upheld.

Hedging activities

The Company does not operate a formal hedging policy, but benefits from natural foreign exchange hedging across the Company. Specific high value future foreign currency transactions are hedged through forward contracts at the discretion of executive management.

At June 30, 2012, the Company had a forward contract in place to hedge the remaining translation of the hardware business disposal consideration in the amount of 2.2 million euro to US dollars expiring five months after period end. The Company recognized a gain of $0.7 million (2011: ($1.1 million)) in the Consolidated Income Statement. The fair value of the forward contract at the balance sheet date was $0.2 million (2011: ($0.5 million)).

As of June 29, 2012 the Company entered into a 9.0 million euro ‘Forward Extra’ agreement to hedge future euro cash receivables against the dollar expiring 90 days after period end. This instrument comprises two options, with the Company buying a euro put and simultaneously selling a euro call, with an upper barrier exchange rate. The effect of this is to secure a minimum floor on the EUR/USD exchange rate, protecting the Company from any deprecation in the euro over the life of the option. The fair value of the forward contract at the balance sheet date was deemed to be nil.

The Company does not apply hedge accounting for these forward contracts or any other hedging activity.

Capital Management

Finance management considers share capital, share premium and retained earnings to be the capital of the Company. The primary objective with regard to capital management is to ensure that a strong credit rating and robust capital ratios are maintained in order to support the business and maximize shareholder value. Currently, operations are funded by the use of operating cash flows and short term bank facilities. After careful consideration of the future opportunities for the use of cash, the Board decided to suspend payment of dividends until further notice. The Company was in compliance with all debt covenants at each reporting period end.

The Company also holds capital in treasury, ESOP, and EBT with the primary intent to maintain its capital structure and to hold shares available for issuance to employees. Notwithstanding such intent, the Company issues new shares upon exercise of options according to the current share option scheme.

NOTE 24    FINANCIAL INSTRUMENTS—FAIR VALUE

Categories of financial instruments

There is no significant difference between the fair value of the financial assets and liabilities of the Company and their carrying value in the accounts. This is due to management measuring forward contracts at each year end, large deposits and cash balances in stable currencies, and limited exposure to financial liabilities.

Fair value hierarchy

The Company uses the following hierarchy for determining and disclosing the fair value of financial instruments by valuation technique:

Level 1: quoted (unadjusted) prices in active markets for identical asset or liabilities

Level 2: other techniques for which all inputs which have a significant effect on the recorded fair value are observable, either directly or indirectly; and

Level 3: techniques that include inputs for the asset or liability that are not based on observable market data.

The fair value of deferred consideration has been calculated based on managements’ review of underlying variables and best assessment regarding the probability of contingent events occurring.

The fair value of foreign currency forward contracts is established based on market value advice received by management from the issuing bank.

$’000	Loans and receivables	Other financial liabilities at amortized cost	Financial assets/ liabilities at FV through profit and loss	Available for sale	Carrying value	Fair value
2012
Assets
Cash and cash equivalents	81,122	—	—	—	81,122	81,122
Trade and other receivables	65,279	—	—	—	65,279	65,279
Foreign currency forward contracts (Level 3)	—	—	180	—	180	180
	146,401	—	180	—	146,581	146,581
Liabilities
Trade and other payables	—	22,288	—	—	22,288	22,288
Other financial liabilities current	—	3	—	—	3	3
Deferred consideration (Level 3)	—	—	9,570	—	9,570	9,570
	—	22,291	9,570	—	31,861	31,861

The undiscounted amount of deferred consideration is $9.7 million.

$’000	Loans and receivables	Other financial liabilities at amortized cost	Financial liabilities at fair value through profit and loss	Available for sale	Carrying value	Fair value
2011
Assets
Cash and cash equivalents	98,274	—	—	—	98,274	98,274
Investments	—	—	—	250	250	250
Trade and other receivables	64,721	—	—	—	64,721	64,721
	162,995	—	—	250	163,245	163,245
Liabilities
Trade and other payables	—	26,518	—	—	26,518	26,518
Other financial liabilities current	—	161	—	—	161	161
Deferred consideration (Level 3)	—	—	4,744	—	4,744	4,744
Foreign currency forward contracts (Level 3)	—	—	506	—	506	506
	—	26,679	5,250	—	31,929	31,929

The tables above exclude non-financial receivables of $9.5 million (2011: $8.0 million), and non-financial payables of $11.5 million (2011: $18.5 million), which are included in the Statement of Financial Position.

A reconciliation of fair value measurements of level 3 financial instruments is disclosed below:

$’000	2012	2011
Start of the year	(5,250)	(150)
Contingent consideration payments	1,914	—
Contingent consideration reversed against the income statement	—	130
Contingent consideration from acquisition, net of discount	(6,832)	(4,698)
Change in fair value of forward contracts	686	(506)
Exchange differences	92	(26)
End of the year	(9,390)	(5,250)

NOTE 25    EMPLOYEE BENEFITS

a) Defined contribution schemes

The Company operates a number of defined contribution pension schemes on behalf of the employees of different subsidiary undertakings. The assets are held separately from those of the companies’ in independently administered funds. The pension charges recognized in the Consolidated Income Statement represent contributions payable by the companies to the funds and amounted to $1.0 million (2011: $0.9 million). No contributions were outstanding at year end.

b) Defined benefit schemes

The table below shows the movements in the net defined benefit obligation across the current and prior year. Significant defined benefit schemes are operated in Switzerland, Austria, and Italy with two smaller schemes in France and United Arab Emirates.

A reconciliation of employee benefits is disclosed below:

$’000	2012	2011
Start of the year	2,958	3,769
Current service cost	676	927
Interest cost	182	250
Expected return on plan assets	(147)	(195)
Actuarial (gain)	(393)	(822)
Contributions by Company	(290)	(308)
Effect of settlements	(399)	(419)
Effect of curtailments	—	(956)
Exchange differences on foreign plans—(gain)/ loss	(328)	712
End of the year	2,259	2,958

Represented by
Swiss defined benefit scheme arrangements	1,070	1,571
Austrian defined benefit scheme arrangements	766	729
Italian defined benefit scheme arrangements	254	523
French defined benefit scheme arrangements	39	36
United Arab Emirates defined benefit scheme arrangements	130	99
Total	2,259	2,958

Analysis of the amount charged to operating profit
Current service cost	676	927
Curtailment	—	(896)

Analysis of the amount credited to other finance income
Expected return on pension scheme assets	(147)	(195)
Interest on pension scheme liabilities	182	250

Analysis of amount recognized in consolidated statement of comprehensive income
Actuarial (gain)	(393)	(822)
Exchange differences (gain)/ loss	(328)	712

Analysis of settlements
Settlements	(399)	(479)

Actual return on plan assets—$	139	328
Actual return on plan assets—%	4.6%	9%

Actuarial gains/(losses) are charged in the Consolidated Statement of Comprehensive Income.

The cumulative actuarial gains/ (losses) recognized in the Consolidated Statement of Comprehensive Income upon the transition to IFRS was ($0.7 million). Management is unable to determine how much of the pension scheme deficit recognized on transition to IFRS, and taken directly to equity on the Company, is attributable to actuarial gains and losses since inception of those pension schemes. Consequently, Management is unable to determine the amount of actuarial gains and losses that would have been recognized in the Consolidated Statement of Comprehensive Income before the transition to IFRS. The expected contributions payable to the schemes for the next financial year amount in total to $0.7 million (2011: $0.9 million).

Funded pension scheme—Switzerland

The most significant funded pension scheme is operated by two subsidiary undertakings in Switzerland for their employees. The scheme is managed by a corporate trustee who is accountable to the pension scheme members. Management has reviewed the terms and conditions of the scheme, in particular with regard to the mechanism for funding any deficit that might arise. Although the scheme has many of the characteristics of a defined contribution scheme, the scheme effectively includes a minimum guaranteed annuity rate, any shortfall in which the trustee would normally ask the employer to contribute to.

The contributions made during the year by the Company amount to $0.3 million (2011: $0.3 million). Contribution rates in percentages of the insured salary payable by the Company vary from 5% to 20%, depending on age of the employee.

The pension cost relating to this scheme was assessed in accordance with the advice of a qualified actuary using the projected unit method. The most recent valuation, at June 30, 2012, indicated that, on the basis of service to date and current salaries, the scheme’s assets were sufficient to meet 76% (2011: 72%) of its liabilities.

As a result of the disposal of the hardware business in May 2011, the Company experienced curtailment gains across most of the pension schemes as many of the hardware employees were included in these schemes, and most were included in the Swiss pension scheme. The Company recorded these curtailment gains as an offset to pension expense in the operating expenses section of the Consolidated Income Statement. The removal of the hardware business employees from the schemes is also the primary reason for the reduction of the overall pension liability for the Company in 2011.

A full actuarial valuation of the defined benefit scheme was carried out in June 2012, by a qualified independent actuary, on an IAS 19 basis. The major assumptions used by the actuary were:

	2012	2011
Rate of increase in salaries	1.5%	1.5%
Rate of increase in pensions in payment	0.0%	0.5%
Rate of increase in mortality assumptions	0.0%	3.3%
Discount rate	2.2%	2.8%

Sensitivities regarding the principal assumptions used to measure the scheme liabilities are set out below:

Assumption	Change in Assumption	Impact on Scheme Liabilities

Discount rate	Increase/ (decrease) by 1.0%	Increase/ (decrease) by $747,000 or 17.04%/ ($998,000) or (22.79)%

Inflation assumption	Increase/ (decrease) by 1.0%	Increase/ (decrease) by 0%

Rate of salary increases	Increase/ (decrease) by 0.5%	Increase/ (decrease) by $166,000 or 3.78%/ ($160,000) or (3.66%)

Post retirement mortality	Increase/ (decrease) by 1 year	Increase/ (decrease) by $2,000 or .05%

The expected contributions for the next financial year amount in total to $0.3 million (2011: $0.2 million).

The assets in the scheme and the expected rate were:

	Long-term rate of return expected at 2012 in %	Value at 2012 $’000	Long-term rate of return expected at 2011 in %	Value at 2011 $’000
Shares	5.9	1,188	6.1	733
Bonds	2.0	1,791	1.9	2,865
Property	3.8	332	3.8	432
Cash	—	—	—	—
Total market value of assets	—	3,311	—	4,030
Present value of scheme liabilities	—	(4,381)	—	5,601
Deficit	—	(1,070)	—	(1,571)

The overall expected rate of return on assets is determined based on an assessment made at the beginning of the year of long-term market returns on scheme assets, adjusted for the effect on the fair value of plan assets of contributions received and benefits paid during the year.

No deferred tax asset has been recognized on the pension scheme liability as its future recoverability is uncertain.

A reconciliation of scheme assets is disclosed below:

$’000	2012	2011
Start of the year	4,030	4,329
Expected return	147	195
Contributions by participants	277	420
Contributions by the Company	290	307
Benefits paid	(961)	(1,258)
Actuarial (loss)/ gain	(8)	133
Settlements	—	(1,145)
Exchange differences on foreign plans (loss)/ gain	(464)	1,049
End of the year	3,311	4,030

A reconciliation of scheme liabilities is disclosed below:

$’000	2012	2011
Start of the year	5,601	6,543
Interest cost	147	217
Current service cost	478	626
Employee contributions	277	420
Benefits paid	(961)	(1,258)
Actuarial (gain)	(530)	(702)
Settlements	—	(1,145)
Curtailments	—	(627)
Exchange differences (gain)/ loss	(631)	1,527
End of the year	4,381	5,601

A reconciliation of the amount charged to the income statement is disclosed below:

$’000	2012	2011
Analysis of the amount charged to operating profit
Current service cost	478	626
Curtailment	—	(627)

Analysis of the amount credited to other finance income
Expected return on pension scheme assets	147	195
Interest on pension scheme liabilities	(147)	(217)
End of the year	—	(22)

Analysis of amount recognized in consolidated statement of comprehensive income
Actuarial gain	522	835
Exchange differences gain/ (loss)	167	(479)

Other post-employment schemes—Austria

The Company also operates a severance scheme for its current employees, which meets the definition of defined benefit schemes under IAS 19. The benefits are based on the remuneration and the years of service.

The principal actuarial assumptions used were as follows:

%	2012	2011
Discount rate	4.00	5.25
Salary increase	2.5	3.0
Remaining years until retirement	15 years	23 years

The amounts recognized in the consolidated Income Statement are as follows:

$’000	2012	2011
Current service cost	40	47
Other finance cost	35	33
Total	75	80
Analysis of amount recognized in consolidated statement of comprehensive income
Actuarial loss	129	12
Exchange differences (gain)/ loss	(105)	111

$’000	2012	2011
Start of the year	729	624
Total expense recognized in Income Statement	75	79
Actuarial loss	129	12
Settlement	(63)	(61)
Curtailment	—	(36)
Exchange differences (gain)/ loss	(104)	111
End of the year	766	729

Other post-employment schemes—Italy

The Company recognizes a liability in respect of a post-employment benefit plan in Italy for employee termination indemnities (TFR). The benefits, which become payable on departure of the employee, accrue after each year of service and are based upon the remuneration received in that year. The amount payable is increased each year by inflation. Due to changes introduced by Italy’s Finance Act, benefits accruing after January 1, 2007 are a defined contribution scheme and accounted for accordingly. Benefits that arose prior to January 1, 2007 are a defined benefit plan and therefore accounted for in accordance with the provisions of IAS 19 for this type of plan.

The principal actuarial assumptions used were as follows:

%	2012	2011
Inflation rate	1.0	1.0

The amounts recognized in the consolidated Income Statement are as follows:

$’000	2012	2011
Current service cost	113	192
Other finance cost	—	—
Total	113	192
Analysis of amount recognized in consolidated statement of comprehensive income
Actuarial loss	—	—
Exchange differences	(50)	118

$’000	2012	2011
Start of the year	523	799
Total expense recognized in consolidated income statement	113	192
Settlement	(332)	(322)
Curtailment	—	(264)
Exchange differences (gain)/ loss	(50)	118
End of the year	254	523

History of experience of gains and losses

$’000	2012	2011	2010	2009	2008
Funded pension scheme—Switzerland

Fair value of scheme assets	3,311	4,030	4,329	4,418	8,314
Present value of defined benefit obligation	(4,381)	(5,601)	(6,543)	(5,917)	(9,034)

Deficit in the scheme	(1,070)	(1,571)	(2,214)	(1,499)	(720)

Experience adjustments arising on plan liabilities	(530)	(702)	790	(425)	(66)
Experience adjustments arising on plan assets	(8)	133	186	(1,352)	(866)

$’000	2012	2011	2010	2009	2008
Other post-employment schemes—Austria

Present value of defined benefit obligation/deficit	766	729	624	816	1,320
Experience adjustments arising on plan liabilities gain/(loss)	129	12	—	(17)	297

$’000	2012	2011	2010	2009	2008
Other post-employment schemes—Italy

Present value of defined benefit obligation/deficit	254	523	799	614	776
Experience adjustments arising on plan liabilities (loss)	—	—	—	—	(174)

NOTE 26     SHARE CAPITAL

The equity share capital of the Company is as follows:

	Issued, called up and fully paid shares	Issued, called up and fully paid $’000
At June 30, 2010	91,270,015	4,152
Issued under option scheme	2,152,105	88
At June 30, 2011	93,422,120	4,240
Issued under option scheme	576,358	24
At June 30, 2012	93,998,478	4,264

In 2006, the shareholders authorized 132 million ordinary shares, equating a share capital value of $6.0 million.

Par value per share amounts to 2.5 British pence (p). There is one class of ordinary share in issue. Each ordinary share ranks pari passu with regards to income, voting rights and return of capital on a winding up or otherwise. The holders of each ordinary share shall be entitled to receive dividends or profits or assets on a winding up in proportion to the amounts paid up, or credited as paid up, on such ordinary shares. The holders of each ordinary share shall be entitled to one vote at any general meeting, and on a poll, every holder of an ordinary share shall have one vote for every share. There are no restrictions on the transfer of fully paid securities contained in the articles of association.

The consideration received upon the issuance of shares following the exercise of options was $1.4 million (2011: $6.1 million). All shares rank pari passu, with the exception of shares held by the ESOP, which rank pari passu only upon exercise.

The number of outstanding shares of the Company is as follows:

Outstanding shares at June 30, 2010	81,695,158
Issued under option scheme	2,152,105
Outstanding shares at June 30, 2011	83,847,263
Issued under option scheme	576,358
Repurchase of shares to be held by the EBT	(734,345)
Outstanding shares at June 30, 2012	83,689,276

The following describes the nature and purpose of the reserve balances:

Reserve	Description and purpose
Share premium account	Amount subscribed for share capital in excess of nominal value.
Currency translation adjustment	Gain/ (loss) arising on the retranslation of foreign operations’ net assets into US Dollars.
Merger reserve	Reserve arising on consolidation to reflect the fair value of shares issued as consideration for acquisitions where the shares were recorded at nominal value.
Treasury shares	Weighted average cost of own shares held. At June 30, 2012 the Company held 5,068,374 shares in treasury (2011: 5,068,374).
ESOP/ EBT shares	Weighted average cost of own shares held by the Company’s trusts. At the year end, the Company’s trusts held 5,240,828 shares in Kofax plc (2011: 4,506,483 shares).
Retained earnings	Cumulative net gains and losses recognized in the Consolidated Income Statement and in the Consolidated Statement of Comprehensive Income, excluding those items recognized in other reserves.

NOTE 27     SHARE-BASED PAYMENTS

Share option scheme

The Company operates an equity-settled share-based remuneration scheme, granting at its discretion share options to executive Directors, management and certain other employees.

The exercise price of the options is equal to the market price of the underlying shares on the date of grant. Vesting is dependent on the employee remaining in continued employment over the stipulated vesting period. The employee is entitled to exercise 25% of the awarded shares after 1 year from the date of grant, with 6.25% of the remaining holding exercisable every 3 months thereafter until fully vested after 4 years.

The fair value of share options granted is estimated at the date of the grant using the Black-Scholes pricing model, taking into account the terms and conditions upon which the share options were granted.

Including the options granted to the Directors, the following options over ordinary shares (denominated in British pence) have been granted to employees of the Company and remain outstanding at June 30, 2012:

	2012	2012	2011	2011
	Weighted average exercise prices	Number	Weighted average exercise prices	Number
Beginning of the year	193p	6,957,154	173p	8,836,833
Granted during the year	286p	627,000	296p	1,022,000
Exercised during the year	164p	(556,608)	172p	(2,161,855)
Forfeited during the year	184p	(593,945)	154p	(739,824)
End of the year	205p	6,433,601	193p	6,957,154

Of the total number of options outstanding at the end of the year, 4.1 million (2011: 3.2 million) had vested and were exercisable at the end of the year at an average exercise price of 186p (2011: 176p). During the year 4,000 options expired (2011: 45,127).

The weighted average share price (at the date of exercise) of options exercised during the year was 292p (2011: 380p).

The exercise price of options outstanding at the end of the year ranged between 88p and 487p (2011: between 73p and 487p). The average remaining contractual life is 7.0 years (2011: 7.6 years). The weighted average fair value of each option granted during the year was 98p (2011: 85p).

The following table presents the options outstanding as of the end of the each year presented:

Exercise Price (p)	2012	2011
50 – 99	8,000	48,362
100 – 149	2,567,132	3,175,284
150 – 199	1,076,469	1,183,144
200 – 249	1,565,400	1,674,660
250 – 299	569,600	681,240
300 – 499	647,000	194,464
Total	6,433,601	6,957,154

The following table is relevant in the determination of the fair value of options granted during the year under the equity-settled scheme operated by the Company:

	2012	2011
Option pricing model used	Black-Scholes	Black-Scholes
Weighted average share price at date of grant	286p	296p
Weighted average exercise price	286p	296p
Expected volatility	43%	34%
Expected dividend yield	0%	0%
Risk-free interest rate	1.1%	2.1%
Expected option life	5.2 years	5.2 years

Expected volatility was determined taking into account historic volatility of the Company’s share price.

Long Term Incentive Plan (LTIP)

Under the Kofax plc 2007 Long Term Incentive Plan grants are awarded to senior executives at the discretion of the Remuneration Committee. The shares vest after 3 years, contingent on the successful achievement of the following performance criteria:

(a)	Continued employment of three years after the effective date of the award,

(b)	50% on the attainment of revenue goals, and

(c)	50% on the achievement of earnings target goals, as defined.

The fair value of the LTIP award is based on the market share price at grant date, with the number of shares included in the measurement of the charge reassessed each reporting period to reflect managements’ best estimate of non-market performance criteria achievement. The fair value also assumes no dividends.

The following table presents the options outstanding as of the end of the each year presented:

	2012	2012	2011	2011
	Weighted average prices	Number	Weighted average prices	Number
Beginning of the year	195p	2,022,396	165p	1,712,054
Granted during the year	271p	855,000	270p	650,000
Awarded during the year	160p	(171,425)	146p	(98,649)
Forfeited during the year	178p	(167,927)	146p	(241,009)
End of the year	224p	2,538,044	195p	2,022,396

The market value of outstanding LTIP awards at grant date ranged between 146p and 468p (2011: between 146p and 468p). The average remaining vesting period of outstanding shares is 1.3 years (2011: 1.6 years).

The expense recognized for employee services received during the year is shown in the following table:

$’000	2012	2011
Expense arising from share option scheme	1,204	1,505
Expense arising from LTIP’s	2,669	2,160
Expense arising from ESOP’s	32	68
Total expense	3,905	3,733

The expense recognized by functional line in the Consolidated Income Statements is as follows:

$’000	2012	2011
Cost of maintenance services	—	11
Cost of professional services	33	14
Research and development	348	456
Selling and marketing	1,494	1,367
General and administrative	1,918	1,750
Acquisition-related costs	112	135
Total expense	3,905	3,733

NOTE 28    SHARE BUY BACK

During the year ended June 30, 2012 the Kofax Employee Share Trust (the Trust) purchased a total of 734,345 ordinary shares of the Company in the open market at an average price of 244.34 pence per share. Following these purchases, 4,156,337 shares are held by the Trust and are included in EBT in the Consolidated Statement of Financial Position.

During the year ended June 30, 2012, the Company made no purchases of its ordinary shares to hold as treasury shares.

At June 30, 2012, the Company holds a total of 5,068,374 ordinary shares in treasury, and the Company had an additional 88,930,104 ordinary shares in issue out of treasury at June 30, 2012.

NOTE 29    ANALYSIS OF NET FUNDS

$’000	2012	2011
Cash in hand, at bank	79,881	96,337
Current asset investments	1,241	1,937
Total cash and cash equivalents	81,122	98,274

Overdrafts	(3)	(3)
Debt due within 1 year	—	(158)
Debt due after 1 year	—	(103)
Total debt	(3)	(264)

Net funds	81,119	98,010

Total cash and cash equivalents of $81.1 million (2011: $98.3 million) are shown on the Statement of Financial Position.

NOTE 30    LEASES

Operating leases

The Company leases the majority of its buildings, cars and other property, plant and equipment in various countries. The terms of building leases vary from country to country, with rent reviews between 1 and 7 years, and many lease contracts have break clauses. The terms of other operating lease contracts are between 1 and 3 years.

Future minimum operating lease payments are due as follows:

$’000	2012	2011
Not later than one year	6,661	7,718
Later than one year but not later than five years	14,155	13,612
Later than five years	745	343
Total operating lease payments	21,561	21,673

Total future operating lease payments relating to leased buildings amount to $21.2 million (2011: $19.7 million).

The Company has no finance leases.

NOTE 31    RELATED PARTY TRANSACTIONS

Total compensation paid to key management personnel:

$’000	2012	2011
Short-term employee benefits	2,351	2,151
Post-employment pension benefits	4	4
Share-based payments	1,290	1,258
Total compensation paid to key management personnel	3,645	3,413

The post-employment benefits amount shown above represents contributions to defined contribution and defined benefit schemes. Refer to the Directors’ Remuneration Report for details regarding defined benefit schemes. Given their authority level combined with delegation of key decision making to the Board, the Company does not consider any non-Director members of the executive management team as key management personnel as defined in IAS 24 and therefore are not considered related parties.

Directors’ interests

The beneficial interests of the current Directors and their families in the issued share capital of the Company are in total number of shares as follows:

2012	17,846,332
2011	17,351,332

Directors’ interests in share options and LTIP’s

Directors of the company held 870,000 LTIP shares as of June 30, 2012, of which 50,000 LTIP shares were granted during the period ended June 30, 2012. Based upon performance criteria, shares become subject to release three years after their issuance. Market prices on the date of grant of the shares were between 146p and 300p at the grant dates.

Directors of the Company hold 1,950,000 share options as of June 30, 2012; no options were granted during the period. No share options lapsed during the period. The exercise periods end between 2012 and 2020 with exercise prices of the shares between 146p and 240p.

NOTE 32    CONTINGENT LIABILITIES

There are no material pending or threatened law suits against the Company.

NOTE 33    SUBSEQUENT EVENTS

No subsequent events identified requiring disclosure.

Kofax Limited

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of Kofax Limited

We have audited the accompanying statements of financial position of Kofax Limited as of June 30, 2012 and 2011. These statements of financial position are the responsibility of the Company’s management. Our responsibility is to express an opinion on these statements of financial position based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of financial position are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of financial position. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the statements of financial position referred to above present fairly, in all material respects, the financial position of Kofax Limited at June 30, 2012 and 2011 in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

/s/ Ernst & Young LLP

Reading, United Kingdom

September 4, 2012

Kofax Limited

Statements of Financial Position

U.S. dollars

	At June 30, 2012	At June 30, 2011
Assets
Subscription receivable	1	1

Liabilities
Total Liabilities	—	—

Net assets	1	1

Capital and reserves
Share capital	—	—
Share premium	1	1

Shareholder’s equity	1	1

Kofax Limited

Notes to Statements of Financial Position

Note 1    Organization

Kofax Limited (Kofax Bermuda), formed on June 23, 2011, was established to serve as the parent company of Kofax plc.

Since Kofax Bermuda’s formation on June 23, 2011, there has been no operating activity. Kofax Bermuda’s sole member is Bradford Weller, Executive Vice President of Legal Affairs, General Counsel and Company Secretary of Kofax plc.

Note 2    Basis of Preparation

Kofax Bermuda’s statements of financial position have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). Separate statements of operations and comprehensive income, changes in equity and cash flows have not been presented because Kofax Bermuda had no activity.

The financial statements have been presented in U.S. dollars, as that will be the reporting currency of the Kofax Bermuda following the Migration.

Note 3    Member Equity

Kofax Bermuda issued one share on June 23, 2011 with a nominal value of $1.

             Common Shares

Kofax Limited

Prospectus

Sole Book-Running Manager

Craig-Hallum Capital Group

                    , 2012

Until 25 days after the date of this prospectus, all dealers that buy, sell, or trade the common shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II    INFORMATION NOT REQUIRED IN PROSPECTUS.

Item 6. Indemnification of Directors and Officers

We are a Bermuda exempted company. The Bermuda Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability imposed on them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. The Bermuda Companies Act further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to the Bermuda Companies Act. We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. The indemnification provided in the bye-laws is not exclusive of other indemnification rights to which a director or officer may be entitled, provided these rights do not extend to his or her fraud or dishonesty.

Our bye-laws further provide that the shareholders waive all claims or rights of action that they might have, individually or in right of our company, against any of our directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer.

Our bye-laws also provide that no officers or directors shall be answerable for their own or the acts, receipts, neglects or defaults of the other officers or directors, or for any bankers or other persons with whom any moneys or effects belonging to us shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to us shall be placed out on or invested, provided that this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of the said persons. Our bye-laws further provide that we shall pay to or on behalf of any such director or officer any and all costs and expenses associated in defending or appearing or giving evidence in the proceedings referred to above as and when such costs and expenses are incurred; provided that in the event of a finding of fraud or dishonesty, such person shall reimburse to us all funds paid by us in respect of costs and expenses of defending such proceedings.

The Bermuda Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. Our bye-laws provide that we may purchase and maintain insurance for the benefit of any director or officer against any liability incurred by him under the Bermuda Companies Act in his capacity as a director or officer or indemnifying such director or officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the director or officer may be guilty in relation to us or our subsidiaries.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 7. Recent Sales of Unregistered Securities

None.

Item 8. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description

1.1	Underwriting agreement*

2.1	Scheme of Arrangement of Kofax plc*

3.1	Memorandum of Association of Kofax Limited*

3.2	Bye-Laws of Kofax Limited*

4.1	Specimen certificate evidencing common shares*

5.1	Form of Legal Opinion of Conyers Dill & Pearman, Hamilton, Bermuda*

10.1+	Kofax plc 2000 Share Option Plan

10.2+	Form of Option Award Letter under the Kofax plc 2000 Share Option Plan

10.3+	Kofax plc 2007 Long-Term Incentive Plan

10.4+	Form of Award Letter under the Kofax plc 2007 Long-Term Incentive Plan

10.5+	Kofax plc 2012 Equity Incentive Plan*

10.6+	Form of Award Letter under the Kofax plc 2012 Equity Incentive Plan*

10.7+	Letter agreement, dated as of November 3, 2007, by and between DICOM Group plc and Reynolds C. Bish

10.8+	Letter agreement, dated as of April 28, 2010, by and between Kofax plc and Jamie Arnold

10.9+	Letter agreement, dated as of April 12, 2010, by and between Kofax plc and Martyn Christian

10.10+	Letter agreement, dated as of February 15, 2002, by and between Kofax Image Products and Anthony Macciola, as amended

10.11+	Letter agreement, dated as of August 19, 2008, by and between Kofax plc and Jim Nicol

10.12+	Letter agreement, dated as of December 19, 2007, by and between DICOM Group plc and Bradford Weller

10.13+	Appointment letter, dated as of March 14, 2007, by and between DICOM Group plc and Greg Lock

10.14+	Appointment letter, dated as of September 19, 2007, by and between DICOM Group plc and William T. Comfort III

10.15+	Appointment letter, dated as of December 15, 2004, by and between DICOM Group plc and Chris Conway

10.16+	Appointment letter, dated as of February 23, 2011, by and between Kofax plc and Wade W. Loo

10.17+	Renewal of Appointment letter, dated as of November 13, 2007, by and between DICOM Group plc and Bruce Powell Esq.

10.18+	Appointment letter, dated as of February 17, 2009, by and between Kofax plc and Joe A. Rose

10.19+	Appointment letter, dated as of December 15, 2004, by and between DICOM Group plc and Mark Wells

10.20+	Form of Director Indemnification Agreement*

10.21	Credit Agreement, dated as of August 11, 2011, by and among Kofax, Inc., Kofax plc and Kofax Holdings AG, as borrowers, Bank of America, N.A., as administrative agent and L/C issuer, and the other lenders party thereto

21.1	List of Subsidiaries

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm*

Exhibit Number	Description

23.2	Consent of Conyers Dill & Pearman Limited, Hamilton, Bermuda (included in Exhibit 5.1)*

24.1	Powers of Attorney (included on signature page)*

*	To be filed by amendment.
+	Indicates management contract or compensatory plan

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

Item 9. Undertakings

The registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The registrant hereby undertakes that:

(i)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in California on the     day of                     , 2012.

Kofax Limited

By:
Name:	Reynolds C. Bish
Title:	Chief Executive Officer

We, the undersigned directors and officers of the Registrant hereby severally constitute and appoint Mr. Reynolds C. Bish and Mr. Jamie Arnold, and each of them, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the United States Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the United States Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Date

Reynolds C. Bish	Chief Executive Officer and Director (Principal Executive Officer)	, 2012

James Arnold, Jr.	Chief Financial Officer (Principal Financial and Accounting Officer)	, 2012

William T. Comfort III	Director	, 2012

Chris Conway	Director	, 2012

Greg Lock	Director	, 2012

Wade W. Loo	Director	, 2012

Bruce Powell	Director	, 2012

Joe Rose	Director	, 2012

Mark Wells	Director	, 2012

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the United States Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States for Kofax Limited, has signed this Registration Statement in California, on the day of                     , 2012.

Name:
Title:

Exhibit Index

Exhibit Number	Description

1.1	Underwriting agreement*

2.1	Scheme of Arrangement of Kofax plc*

3.1	Memorandum of Association of Kofax Limited*

3.2	Bye-Laws of Kofax Limited*

4.1	Specimen certificate evidencing common shares*

5.1	Form of Legal Opinion of Conyers Dill & Pearman, Hamilton, Bermuda*

10.1+	Kofax plc 2000 Share Option Plan

10.2+	Form of Option Award Letter under the Kofax plc 2000 Share Option Plan

10.3+	Kofax plc 2007 Long-Term Incentive Plan

10.4+	Form of Award Letter under the Kofax plc 2007 Long-Term Incentive Plan

10.5+	Kofax plc 2012 Equity Incentive Plan*

10.6+	Form of Award Letter under the Kofax plc 2012 Equity Incentive Plan*

10.7+	Letter agreement, dated as of November 3, 2007, by and between DICOM Group plc and Reynolds C. Bish

10.8+	Letter agreement, dated as of April 28, 2010, by and between Kofax plc and Jamie Arnold

10.9+	Letter agreement, dated as of April 12, 2010, by and between Kofax plc and Martyn Christian

10.10+	Letter agreement, dated as of February 15, 2002, by and between Kofax Image Products and Anthony Macciola, as amended

10.11+	Letter agreement, dated as of August 19, 2008, by and between Kofax plc and Jim Nicol

10.12+	Letter agreement, dated as of December 19, 2007, by and between DICOM Group plc and Bradford Weller

10.13+	Appointment letter, dated as of March 14, 2007, by and between DICOM Group plc and Greg Lock

10.14+	Appointment letter, dated as of September 19, 2007, by and between DICOM Group plc and William T. Comfort III

10.15+	Appointment letter, dated as of December 15, 2004, by and between DICOM Group plc and Chris Conway

10.16+	Appointment letter, dated as of February 23, 2011, by and between Kofax plc and Wade W. Loo

10.17+	Renewal of Appointment letter, dated as of November 13, 2007, by and between DICOM Group plc and Bruce Powell Esq.

10.18+	Appointment letter, dated as of February 17, 2009, by and between Kofax plc and Joe A. Rose

10.19+	Appointment letter, dated as of December 15, 2004, by and between DICOM Group plc and Mark Wells

10.20+	Form of Director Indemnification Agreement*

10.21	Credit Agreement, dated as of August 11, 2011, by and among Kofax, Inc., Kofax plc and Kofax Holdings AG, as borrowers, Bank of America, N.A., as administrative agent and L/C issuer, and the other lenders party thereto

21.1	List of Subsidiaries

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm*

23.2	Consent of Conyers Dill & Pearman Limited, Hamilton, Bermuda (included in Exhibit 5.1)*

24.1	Powers of Attorney (included on signature page)*

*	To be filed by amendment.
+	Indicates management contract or compensatory plan

Exhibit 10.1

KOFAX PLC

(Formerly DICOM GROUP PLC)

KOFAX 2000 SHARE OPTION PLAN

As approved by ordinary resolution at the Extraordinary General Meeting of the Company on 16 January 2000

As adopted by the Board of Directors of the Company on 26 January 2000

As amended 19 June 2008, 3 September 2008 and 4 February 2009

Garretts

180 Strand

London

WC2R 2NN

Ref: SXA

KOFAX 2000 SHARE OPTION PLAN

RULES OF THE KOFAX 2000 SHARE OPTION PLAN

1.	HOW THE PLAN WILL OPERATE

1.1	Administration

The Plan will be operated and administered by the Remuneration Committee. The Remuneration Committee’s decision on any matter concerning the Plan or the interpretation of the Rules will be final and binding.

1.2	How Options will be granted

Options will be granted by deed to such Eligible Employees as the Remuneration Committee shall in its absolute discretion select. A single deed of grant can be executed in favour of any number of Eligible Employees.

1.3	The Option Price of Options

An Option will be granted at the Option Price determined by the Remuneration Committee.

1.4	When Options will be granted

The Date of Grant of an Option will be the day on which the deed granting the Option is executed. The Date of Grant must be chosen so that the Dealing Days which are taken into account to calculate the Option Price are within a Grant Period.

1.5	Confirmation that Options have been granted

A Participant who has been granted an Option will be sent, as soon as administratively practicable, an Option certificate confirming the grant of the Option and the terms on which it is granted.

1.6	Options personal to Participants

Options cannot be transferred, assigned, charged or otherwise disposed of except on the death of a Participant, when his Options can be transmitted to his personal representatives by will or under the laws of descent and distribution.

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1.7	An Option is subject to the Plan Rules

An Option is granted to a Participant by the Remuneration Committee or, if the Remuneration Committee has procured the grant of an Option, by the person who granted the Option, incorporating and subject to the Plan Rules. A Participant may renounce an Option, in whole or in part, within 30 days of the Date of Grant and, to the extent renounced, the Option will be treated as if it had never been granted.

2.	PERFORMANCE TARGETS

2.1	Performance Targets specified at grant

The Remuneration Committee in its absolute discretion may direct that an Option will be granted subject to a Performance Target, selected by the Remuneration Committee, which will normally have to be met before all or part of the Option can be exercised. The exercise of an Option can be subject to any additional terms and conditions the Remuneration Committee considers appropriate. If an Option is subject to any Performance Target or any additional terms and conditions, these will be specified at the Date of Grant. Where an Option has been granted subject to a Performance Target, the Remuneration Committee will decide whether and to what extent that Performance Target has been met.

2.2	Amendment of Performance Targets

The Remuneration Committee may amend a Performance Target only if events happen which cause the Remuneration Committee, acting fairly and reasonably, to consider the amendment would be appropriate and that the amended Performance Target would not be substantially more or less difficult to satisfy as a result.

3.	THE LIMIT ON THE NUMBER OF SHARES WHICH CAN BE ISSUED

3.1	The limit applies to the issue of new Shares only

The references in this Rule 3 to the “allocation” of Shares mean, in the case of any share option plan, the placing of unissued shares under option and, in relation to other Employees’ Share Plans, mean the issue and allotment of Shares.

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3.2	The relevant limit

The number of Shares which can be allocated under the Plan on any day will not, when added to the total number of Shares which have been allocated in the previous ten years, under the Option Plan and any other Employees’ Share Plans adopted by the Company, exceed ten per cent. of the ordinary share capital of the Company in issue on a fully diluted basis immediately prior to that day.

3.3	Exclusions from the limit

For the purposes of the limit in Rule 3.2:

3.3.1.	Shares where the right to acquire such Shares was released, cancelled or lapsed without being exercised will be ignored; and

3.3.2.	to the extent that the exercise of Options has been or is to be satisfied by the transfer of Shares already in issue,

those Options will not be treated as granted over unissued Shares.

3.4	Adjustment to Shares to be taken into account

Where Shares issued under the Plan or any other Employees’ Share Plan of the Company are to be taken into account for the purposes of the limits in Rule 3.2 and a Variation in the equity share capital of the Company has taken place between the date of issue of any such Shares and the date on which any such limit is to be calculated, the number of such Shares which will be taken into account for the purposes of any such limit will be adjusted in such manner as the Remuneration Committee considers appropriate to take account of the Variation.

4.	INDIVIDUAL LIMITS

On any Date of Grant the aggregate Market Value of Shares which may be acquired on the exercise of any Option then granted shall not, when aggregated with the Market Value of any Shares which have been or which remain to be acquired on the exercise of options granted to the Participant in question during the period of 10 years immediately preceding such Date of Grant under:-

4.1	the Plan; and

4.2	any other discretionary Employees’ Share Plan (other than the Super Plan) adopted by the Company either before or after the Plan;

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exceed six times his Earnings, unless the Remuneration Committee believes this is insufficient, in which case it will not exceed whichever limit the Remuneration Committee believes to be sufficient.

5.	THE EXERCISE OF OPTIONS

5.1	When an Option can normally be exercised

Subject to Rule 5.2 and Rule 5.3, where appropriate, and any additional conditions imposed under Rule 2 being satisfied, an Option can be exercised as follows:

5.1.1	as to 25 per cent of the Shares under Option from the first anniversary of the Date of Grant, provided that any relevant Performance Target has been satisfied;

5.1.2	as to a further 6.25 per cent of the Shares under Option from the same date in every third calendar month following the first anniversary of the Date of Grant provided that the relevant Performance Target has been satisfied so that 100% of the Shares under Option can be exercised from the fourth anniversary of the date of grant;

PROVIDED THAT the Remuneration Committee may in its absolute discretion direct that the proportion of the Shares under Option referred to in Rule 5.1.2 may become exercisable on such accelerated basis as it shall deem appropriate at the Date of Grant.

5.2	Earlier exercise in certain circumstances[1]

Where the Participant ceases to be in Employment for one of the reasons given below, the whole of his Option can be exercised:

5.2.1	death;

5.2.2	disability, pregnancy or sickness;

5.2.3	redundancy;

5.2.4	the company in the Group which employs him ceasing to be a Participating Company or because of the transfer or sale of the undertaking (or part of the undertaking) in which he is employed to a person who is not a Participating Company; or

[1]

For options granted on or after 4 February 2009, Rule 5.2 shall not apply, provided that where any of the circumstances described in Rule 7 (General Offers, Scheme of Arrangement or Voluntary Winding-Up of the Company) arise, a Participant may exercise his Option during the periods specified in Rule 7.

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5.2.5	retirement;

in any case provided that the Company does not dispute the reason for the Participant ceasing to be in Employment he may exercise his Option with immediate effect.

Where any of the circumstances described in Rule 7 (General Offers, Scheme of Arrangement or Voluntary Winding-Up of the Company) arise, a Participant may exercise his Option during the periods specified in Rule 7.

5.3	Satisfaction of any Performance Target

An Option can only be exercised:-

5.3.1	if any Performance Target imposed under Rule 2.1 has been satisfied, unless the Performance Target is treated as waived under Rule 5.4; or

5.3.2	in accordance with any additional terms and conditions to which the Option is subject.

5.4	Waiving of Performance Targets

Any Performance Target which applies to the exercise of an Option will be treated as waived if the Participant’s Option becomes exercisable under Rule 5.2 or Rule 7.

6.	THE LAPSE OF OPTIONS

6.1	When Options lapse

Subject to Rule 6.3, an Option will lapse entirely to the extent that it has not been exercised (whether or not it became exercisable) on the earliest of:

6.1.1.	normal lapse time: the tenth anniversary of the Date of Grant;

6.1.2.	death: the end of 12 months from the date of death;

6.1.3.	disability, pregnancy, sickness, redundancy, disposal of employing company/undertaking or retirement: the end of 6 months from the date on which the Participant ceases to be in Employment because of any of the circumstances in Rules 5.2.2, 5.2.3, 5.2.4 or 5.2.5 occurring;

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6.1.4.	general offers, schemes of arrangement or voluntary winding-up of the Company: the expiry of the applicable period referred to in Rule 7.1, Rule 7.3, Rule 7.4 or Rule 7.5;

6.1.5.

leaving Employment in any other circumstances: in relation to all outstanding Options (whether or not already exercisable in whole or in part), the date on which the Participant’s employment ceases in any circumstances other than death and those referred to in Rules 5.2.1, 5.2.2, 5.2.3 or 5.2.4 subject to the discretion of the Remuneration Committee to allow total or partial exercise of such Options during any specified period within three months of such cessation (such discretion to be exercised, if at all, no later than one month after such cessation);[2]

6.1.6.	insolvency: the date on which a Participant enters into a composition with his creditors in satisfaction of his debts or a bankruptcy order is made against him.

6.2	Ceasing employment due to pregnancy

Where a female Participant leaves employment because of pregnancy, her employment will be regarded as having ceased on the date on which she ceases to have statutory or contractual rights to return to work.

6.3	Avoidance of lapse of Option where Rule 7 applies

An Option will not lapse because of this Rule 6 if the occasion for lapse falls in a period when the Option is capable of being exercised under Rule 7, although the Option will lapse at the end of that period. This Rule is subject to Rule 6.1.1.

[2]

As amended 19 June 2008, in connection with adoption by the Remuneration Committee of a general standing policy that, after 19 June 2008 and except in cases of termination of employment by the Company for cause, options granted under the Plan may be exercised within three months after cessation of employment, provided however, thate with respect to United States taxpayers, no such exercise will be permitted after the expiration of the original term of the option.

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7.	GENERAL OFFER, SCHEME OF ARRANGEMENT OR VOLUNTARY WINDING-UP OF THE COMPANY[3]

7.1	General offer to acquire Shares

If an offeror (either alone or together with any party acting in concert with him) obtains Control of the Company as a result of:

7.1.1	a general offer to acquire the whole of the issued ordinary share capital of the Company (or such part of it which is not at the time owned by the offeror and any person acting in concert with the offeror or any such person); or

7.1.2	a general offer to acquire all the Shares of the Company;

a Participant can exercise his Option at any time during the period of six months following the date on which the offeror (together with any person acting in concert with him) obtained Control of the Company. From the day following the end of such six month period all unexercised Options will lapse.

7.2	Extension to Participants of general offer

The Company will use its best endeavours to procure that if a Participant is allotted Shares pursuant to the exercise of an Option in accordance with Rule 7.1 and those Shares were not the subject of the general offer, the offeror will make an offer to acquire from the Participant his Shares on the same terms as Shares of the same class were acquired under the general offer.

7.3	Compulsory purchase of minority interest in the share capital of the Company

If any person becomes entitled to give a notice under Sections 428 to 430F of the Companies Act 1985 to acquire any Shares (or would be so entitled but for the fact that there were no dissenting shareholders) each Participant will be notified of this as soon as possible. A Participant can exercise his Options at any time while such person is so entitled. After such person ceases to be so entitled, all unexercised Options will lapse.

[3]

Effective for option grants made 3 September 2008 and after, the provisions of Rule 7 of the Plan providing for exercise of options in the event of an offeror obtaining Control of the Company shall not apply, provided that the Remuneration Committee, at its discretion, and on a grant-by-grant basis, or by approval of amendments to existing grants, may establish terms and conditions upon which the right to exercise options may vest in the event of a change of control of the Company, provided they do not extend the circumstances in which, the period during which or the extent to which they can be exercised beyond those provided in the original Rule 7.

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7.4	Scheme of arrangement

If any company obtains Control of the Company under a scheme of arrangement between the Company and its shareholders, then:

7.4.1	if, in connection with the scheme of arrangement and before and conditional on its becoming effective, each Participant is offered the opportunity to release his Option in consideration of the grant to him of new rights in accordance with Rule 10, and a Participant accepts such offer, all of his Old Options (as defined in Rule 10) will cease to be exercisable on the scheme of arrangement becoming effective; and

7.4.2	if Participants are not offered an opportunity to release their Options within Rule 7.4.1 above, or where such an offer is made but a Participant does not accept such offer, his Option will become exercisable on the date on which the scheme of arrangement is sanctioned by the court and then shall lapse, if not exercised, on the date the scheme of arrangement becomes effective.

7.5	Voluntary winding-up of the Company

At any time before a resolution for a members’ voluntary winding-up of the Company (of which each Participant must be given notice) is passed, a Participant may exercise his Option conditionally on the resolution being passed. If such a resolution is passed, all Options will immediately lapse to the extent that they have not been exercised.

8.	HOW OPTIONS ARE EXERCISED

8.1	Notice of exercise must be given

An Option is exercised by the Participant giving a notice of exercise in a manner specified by the Remuneration Committee. The Participant may be permitted by the Company to pay the Option Price in a currency other than that in which the Option was granted, on the basis of such arrangements agreed by the Company. The notice of exercise is not effective until the Company is satisfied that all the necessary documentation and/or information has been provided.

8.2	Payment of taxes etc.

The exercise of an Option is subject to any withholdings that may be necessary on account of a Participant’s Tax Liability in respect of the Option. The Company or any relevant company in the Group may make arrangements to sell

8

on behalf of the Participant such number of Shares acquired on the exercise of an Option as is necessary to discharge the Tax Liability or the relevant Participating Company may deduct from the Participant’s net pay for the pay period in which the Option is exercised a sufficient amount to discharge the Tax Liability.

8.3	What a Participant gets when he has exercised

Within 30 days of the Option being exercised in accordance with Rule 8.1, the Company will allot or procure the transfer of the Shares in respect of which the Option has been exercised to the Participant or his nominee, less any Shares sold under Rule 8.2.

8.4.	Consents and approvals

The allotment or transfer of Shares under the Plan is subject to obtaining any approval or consent required. The Company will apply to the London Stock Exchange and/or any other stock exchange on which the Shares are listed for the time being for Shares issued under the Plan to be admitted to the Official List of such exchange (unless listing has already been granted).

8.5	Ranking of Shares

Shares issued under the Plan will rank equally in all respects with issued Shares of the same class. However, Participants will not be entitled to any rights attaching to Shares by reference to a record date before the date of exercise of the Option.

9.	ADJUSTMENT OF OPTIONS

9.1	Variation in equity share capital

If there is a Variation in the equity share capital of the Company any of the following may be adjusted by the Remuneration Committee in such manner as it deems to be appropriate so that (as nearly as may be without involving fractions of a Share or an Option Price calculated to more than two decimal places) the aggregate Option Price will be the same:-

9.1.1	the number and/or the nominal value of Shares over which an Option is granted; and/or

9.1.2	the Option Price; and

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9.1.3	where an Option has been exercised but at the date of the Variation no Shares have been allotted or transferred pursuant to such exercise, the number of Shares which may be so allotted or transferred and the price at which they may be acquired.

9.2	Nominal value of Shares

Apart from under this Rule 9.2, no adjustment under Rule 9.1 can have the effect of reducing the Option Price to less than the nominal value of a Share. Where an Option subsists over both issued and unissued Shares, any such adjustment may only be made if the reduction of the Option Price in respect of both the issued and the unissued Shares can be made to the same extent. Any adjustment made to the Option Price of Options over unissued Shares shall only be made if and to the extent that the Board will be authorised to:

9.2.1	capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares in respect of which the Option is exercisable exceeds the adjusted aggregate Option Price; and

9.2.2	apply such sum in paying up such amount on such Shares so that on exercise of any Option in respect of which such a reduction shall have been made the Board shall capitalise such sum (if any) and apply the same in paying up such amount.

9.3	Participants notified of adjustments

Participants will be notified of any adjustment made under this Rule 8 so that their option certificates or deeds of grant can be called in or cancelled and reissued.

10.	EXCHANGE OF OPTIONS

10.1	The Acquiring Company

If any company (the “Acquiring Company”):

10.1.1	obtains Control of the Company as a result of making a general offer to acquire:

(i)	the whole of the issued ordinary share capital of the Company which is made on condition such that if it is satisfied the Acquiring Company will have Control of the Company; or

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(ii)	all the shares in the Company which are of the same class as the Shares;

in either case ignoring any Shares which are already owned by it or a member of the same group of companies; or

10.1.2	obtains Control of the Company in pursuance of a compromise or arrangement sanctioned by the court under Section 425 of the Companies Act 1985; or

10.1.3	becomes bound or entitled to acquire Shares under Sections 428 to 430F of that Act;

any Participant can, at any time within the Appropriate Period (for the purposes of Paragraph 15 of Schedule 9 to the Taxes Act), by agreement with the Acquiring Company, release any Option which has not lapsed (“the Old Option”) in consideration of the grant to him of an Option (“the New Option”) which is equivalent to the Old Option but relates to shares in a different company (whether the Acquiring Company itself or a company which has Control of the Acquiring Company, or a company which either is, or has Control of a Company which is, a member of a consortium owning either the Acquiring Company or a company having Control of the Acquiring Company).

10.2	The New Option

The New Option will not be regarded for the purposes of Rule 10.1 as equivalent to the Old Option unless

10.2.1	the New Option will be exercisable in the same manner as the Old Option and subject to the provisions of the Plan as it has effect immediately before the release of the Old Option;

10.2.2	the total Market Value, immediately before the release, of the Shares under the Old Option is equal to the Market Value, immediately after the date of grant, of the Shares in respect of which the New Option is granted; and

10.2.3	the total amount payable by the Participant upon exercise of his New Option is equal to the total amount payable upon exercise of his Old Option;

but so that the provisions of the Plan will for this purpose be construed as if the New Option were an option granted under the Plan at the same time as the Old Option except for the purpose of the definition of “Participating Company” in the Appendix, and as if the reference to DICOM GROUP plc in the definition of the “Company” in the Appendix were a reference to the different company mentioned in Rule 10.1 (where the context requires it).

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The New Options do not lapse if Rule 7.3 applies following the event permitting the grant of such new rights.

11.	AMENDMENTS TO THE PLAN

11.1	When amendments can be made

Subject to the rest of Rule 11, the Remuneration Committee can amend the Rules at any time, provided that no amendment to the advantage of Participants (except for an amendment which could be included in an additional section adopted under Rule 11.2) can be made to the provisions in the Rules (if any) relating to:

11.1.1	who can be a Participant;

11.1.2	the limits on the number of Shares which can be acquired under the Plan (in total) and/or by each individual Participant;

11.1.3	the basis for determining a Participant’s entitlement to and the terms on which the Shares can be acquired under the Plan and any adjustment of this in the event of a Variation;

without the approval by ordinary resolution of the Company in general meeting except for minor amendments to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or for a Participating Company.

11.2	Extension of the Plan to different jurisdictions

The Company can adopt additional sections of the Rules applicable in any jurisdiction under which Options may be subject to additional and/or modified terms and conditions, having regard to any securities, exchange control or taxation laws, which may apply to the Participant, the Company, any Participating Company. Any additional sections must conform to the basic principles of the Plan and must not enlarge to the benefit of Participants the limits in the Rules.

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11.3	Amendments affecting existing rights

No amendment will be made under Rule 11.1 which would abrogate or materially and adversely affect the existing rights of a Participant unless it is made with his written consent or by a resolution passed as if the Options constituted a separate class of share capital and the provisions of the Articles of Association of the Company and of the Companies Act 1985 relating to class meetings (with the necessary amendments) applied to that class.

12.	GENERAL

12.1	Notices

Any notice or other communication in connection with the Plan can be given by personal delivery, by post (in the case of a company, to its registered office and in the case of an individual to his last known address) or by any other means which a Participating Company and its employees use to communicate with each other. Where a notice or other communication is given by first-class post, it shall be deemed to have been received 72 hours after it was put into the post properly addressed and stamped.

12.2	Documents sent to shareholders

Participants may, but are not entitled to, receive copies of any notice or document sent by the Company to the holders of Shares.

12.3	Replacement Option certificates

If any Option certificate is worn out, defaced or lost, it can be replaced on such evidence being provided as may be required.

12.4	Shares to cover Options

Enough Shares will be available at all times to satisfy all Options granted.

12.5	Costs of introducing and administering the Plan

The costs of introducing and administering the Plan will be borne by the Company. However, the Company can require any Participating Company to enter into such arrangement to reimburse the Company for any costs borne by the Company directly or indirectly in respect of such Participating Company’s officers or employees.

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12.6	Termination of the Plan

The Plan will terminate at the end of the Plan Period or at any earlier time the Remuneration Committee shall decide. Termination of the Plan will not affect the subsisting rights of Participants.

12.7	Rights of Participants

Participation in the Plan is not pensionable. Nothing in the Plan or in any instrument executed pursuant to it confers a right on any employee to continue in the employment of the Group or affects the right of any company in the Group to terminate the employment of any person without liability at any time with or without cause, or will impose upon the Group or the Board or their respective agents and employees any liability whatsoever (whether in contract, tort, or otherwise howsoever) in connection with:

12.7.1	the lapsing of any Option pursuant to the Rules;

12.7.2	the failure or refusal to exercise any discretion under the Rules; and/or

12.7.3	a Participant ceasing to be an employee with any company in the Group for any reason whatever as a result of the termination of the employment relationship by the employing company.

12.8	Waiver of any rights

Any person who ceases to have the status or relationship of an employee of any company in the Group for any reason as a result of cessation of contract or dismissal shall not be entitled and shall be deemed irrevocably to have waived any entitlement by way of damages for termination of contract or dismissal or by way of compensation for loss of office or otherwise to any sum, damages, Shares or other benefits to compensate that person for the loss of any rights, benefits or expectations under any Option, the Plan or any instrument executed pursuant to it.

12.9	The Benefit of Rules 12.7 and 12.8

The benefit of Rules 12.7 and 12.8 is given for the Company for itself and as trustee and agent for all the companies in the Group. To the extent that Rule 12.7 or Rule 12.8 benefits any company in the Group which is not a party to any agreement in relation to the Plan, any such benefits shall be held on trust and as agent by the Company for that company and that company shall to this extent be or be deemed to be a party to the contract, and the Company may, at its discretion, assign the benefit of Rules 12.7 and 12.8 to any such company.

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12.10	Options are subject to the Rules

Options are granted incorporating and subject to the Rules.

12.11	Articles of Association

Any Shares acquired on the exercise of Options are subject to the Articles of Association of the Company as amended from time to time.

12.12	Governing Law

The Rules are governed by and interpreted in accordance with the law of England. Each Participant, the Company and any other Participating Company submits to the jurisdiction of the English courts in relation to anything arising under the Plan.

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APPENDIX

DEFINITIONS APPENDIX

INTRODUCTION

The words and expressions used in the Option Plan Rules which have capital letters have the meanings set out below. In the Rules:

(i)	the headings are for the sake of convenience only and should be ignored when construing the Rules;

(ii)	reference to any statutory provisions are to those provisions as amended, extended or re-enacted from time to time, and include any subordinate legislation made under them; and

(iii)	unless the context requires otherwise, words in the singular include the plural and vice versa and words imputing either gender include both genders.

1.	DEFINITIONS

Associated Company	in relation to the Company:-

(i) any company which has Control of the Company; or

(ii) any company (other than a Participating Company) which is under the Control of a company referred to in (i) above;

Board	the board of directors for the time being of the Company or a duly authorised committee of it;

the Company	KOFAX plc (registered no. 3119779) (formerly known as DICOM GROUP plc);

16

Control	has the meaning given by Section 840 of the Taxes Act;

Date of Grant	in relation to an Option, the date on which that Option is granted in accordance with Rule 1.4;

Dealing Day	any day on which the London Stock Exchange is open for the transaction of business;

Definitions Appendix	this Appendix which forms part of the Rules;

Earnings	total emoluments payable to the Eligible Employee in respect of his Employment in the current or preceding year of assessment (whichever is the higher amount) exclusive of any benefits in kind;

Eligible Employee	any person who at the Date of Grant is an employee of a Participating Company;

Employment	Employment as an employee of a Participating Company or an Associated Company;

Employees’ Share Plan	the meaning given to an employees’ share scheme by Section 743 of the Companies Act 1985;

Grant Period	in relation to the grant of an Option, the period of 42 days starting on the day after any of the following:

(i) the date on which the Company releases its quarterly or final results for any financial period;

(ii) the date of any general meeting of the Company;

(iii) the date on which any change to the legislation affecting the Plan is proposed or made;

17

(iv) the date of the lifting of any restrictions on the grant of any Option; and

(v) the date on which the Company believes that exceptional circumstances exist which justify the grant of Options.

the Group	the Company and its Subsidiaries;

London Stock Exchange	the London Stock Exchange Limited (or any successor body carrying on the business of the London Stock Exchange);

Market Value	in relation to a Share on any day either an amount equal to the average of the middle market quotations of a Share as derived from the London Stock Exchange Daily Official List on the 3 Dealing Days immediately preceding that date or an amount equal to the average of the middle market quotations of a Share as derived from the London Stock Exchange Daily Official List on the day immediately preceding that date;

Normal Retirement Date	the age at which an Eligible Employee is required to retire under his contract of Employment;

Option	a right to acquire Shares under the Plan which has been granted or is proposed to be granted;

Option Price	the price per Share at which a Participant may acquire Shares on the exercise of an Option which must not be less than the higher of:-

(i) the Market Value of a Share at the Date of Grant; and

(ii) in the case of an Option to subscribe for Shares, the nominal value of a Share;

Plan	the KOFAX 2000 Share Option Plan constituted by these Plan Rules;

Plan Period	the period starting on the date the Plan is authorised by the Company in general meeting and ending on the 10th anniversary of that date;

18

Participant	an Eligible Employee to whom an Option has been granted or (where the context requires) his personal representatives;

Participating Company	the Company or any Subsidiary;

Performance Target	the target which, if imposed under Rule 2.1, must be satisfied before part of an Option may be exercised, as set out in the Schedule;

Redundancy	as defined under the Employment Rights Act 1996;

Remuneration Committee	the duly authorised remuneration committee of the Board;

Retirement	retirement at Normal Retirement Date or such other date at which it is agreed with the Participating Company by which he is employed that such Eligible Employee may retire;

Rules	the Plan Rules;

Schedule	the Schedule to the Rules;

Share	a fully paid ordinary share in the capital of the Company;

Subsidiary	a company which in relation to the Company is a company as defined by Section 736 of the Companies Act 1985 and which is under the Control of the Company;

the Super Plan	the part of the DICOM GROUP plc Company Share Option Plan established by the rules set out in the schedule to such plan;

19

Tax Liability	the amount of all taxes and/or primary national insurance contributions which the Company or any Participating Company is required to account for to any taxation authority on the exercise of all or part of an Option;

Taxes Act	the Income and Corporation Taxes Act 1988;

Variation	in relation to the equity share capital of the Company, a capitalisation issue, an offer or invitation made by way of rights, a subdivision, a consolidation or reduction or any other variation.

20

THE SCHEDULE

[Performance targets]

21

Exhibit 10.2

Kofax plc Beechwood Chineham Business Park Hampshire RG24 8WA England Registered in England No. 3119779 VAT No. GB 642 0612 75	Tel: +44 (0) 870 770 4797 Fax: +44 (0) 870 770 4798 www.kofax.com mailbox.uk@kofax.com

LETTER OF GRANT

Date

Employee Name

Address

City, State, Postal Code

Country

Re:	The KOFAX 2000 Share Option Plan (the “Plan”)

Dear Xxxxxxx,

I am pleased to inform you that on                      (the “Date of Grant”) Kofax plc (the “Company”) granted you an option under the Plan in respect of                  Ordinary Shares in the Company.

The Plan is governed by rules, a copy of which can be obtained from the Company Secretary’s office or the local Finance department on request.

Details of the option granted to you are set out in the enclosed option certificate. The Plan rules set out the circumstances in which your option may be exercised. An explanation of these and other provisions of the rules are set out in the enclosed Explanatory Booklet.

You should note that, in addition, your option will only become exercisable if the performance targets set out in the appendix to the enclosed option certificate have been satisfied (unless waived under the Plan rules).

Regards,

For and on behalf of

Kofax plc

Exhibit 10.3

DICOM Group plc

2007 Long-Term Incentive Plan

Approved by Shareholders: 2nd October 2007

Adopted by the Company: 2nd October 2007

53 New Broad Street • London • EC2M 1SL T • +44 (0)20 7626 3301 F • +44 (0)20 7626 3303 E • info@halliwellconsultingco.uk W • www.halliwellconsulting.co.uk

Index

1	Grant of Awards	1
2	Rights of Participants During the Holding Period	1
3	Release of Awards	1
4	Lapse of Awards	2
5	Taxation	2
6	Cessation of Employment	3
7	Take-over, Reconstruction, Amalgamation, Winding up, Merger and Demerger of the Company	4
8	Limits & Restrictions	5
9	Adjustments & Amendments	6
10	Shares	6
11	Administration	7
12	Definitions	9

DICOM Group plc

1	Grant of Awards

1.1	The Committee may in its absolute discretion grant Awards to Eligible Employees at any time except during a Close Period.

1.2	The Committee shall determine in respect of each grant of Awards:-

(a)	the Date of Grant;

(b)	those Eligible Employees who shall receive an Award;

(c)	the type of Award granted to each Eligible Employee;

(d)	the number of Shares subject to each Award granted;

(e)	the Holding Period in respect of each Award;

(f)	the Performance Requirements applicable to each Award; and

(g)	any other terms and conditions applying to each Award, including in the case of Awards granted in the form of Nil Cost Options, the Exercise Price.

1.3	The Committee shall issue an Award Certificate to each Participant setting out the Committee's determinations under Rule 1.2 in respect of that Participant's Award. Alternatively a Participant may be advised where that information can be accessed or be given the opportunity to obtain details of the grant electronically.

1.4	The grant of an Award will be subject to compliance with and obtaining any approval or consent required under any applicable regulations or enactments.

1.5	A Participant may at any time prior to the Release and/or Exercise of an Award renounce all or part of his Award by notice in writing to the Company of such intention. The renunciation shall be effective from the date of receipt of such notice by the Company. No consideration will be paid for the renunciation of the Award. To the extent than an Award is renounced, it will be treated for all purposes as having never been granted.

2	Rights of Participants During the Holding Period

2.1	A Participant shall have no voting rights or rights to receive dividends in respect of Shares subject to his Award during the applicable holding period:

(a)	prior to the Release of the Award in the case of a conditional entitlement to Shares,

(b)	prior to the Exercise of the Award in the case of a Nil Cost Option.

3	Release of Awards

3.1	Subject to Rules 5.2[1] and 3.2 Awards shall be Released:

(a)	at the end of the Holding Period; and

(b)	subject to the satisfaction of any Performance Requirements or other terms and conditions imposed pursuant to Rules 1.2(f) and 1.2(g) respectively.

3.2	Awards may be released without fully satisfying the requirements of Rule 3.1 in accordance with Rule 6[2] and Rule 7[3].

3.3	In the case of Awards in the form of Nil Cost Options which have been Released in accordance with Rule 3.1 or 3.2, a Participant may Exercise his Awards from the date of Release to the earliest of the following dates:-

(a)	the tenth anniversary of the Date of Grant; and

(b)	the end of the periods set out in Rule 6 and Rule 7.

[1]	Taxation - Release of Shares may be prohibited if the Eligible Employee has not made a Tax Payment or agreed to sell sufficient Shares to meet this Tax Payment.
[2]	On cessation of employment.
[3]	On Take-over, Reconstruction, Amalgamation and Winding up of the Company.

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4	Lapse of Awards

4.1	All subsisting Awards shall lapse on the earliest of the following events:-

(a)	the date on which the Award lapses pursuant to Rule 6[4] or Rule 7[5];

(b)	when it has been determined by the Committee that the conditions of Rule 3.1(b) cannot be satisfied;

(c)	the tenth anniversary of the Date of Grant;

(d)	the date on which the Participant is adjudicated bankrupt or does or attempts or omits to do anything as a result of which he is deprived of the legal or beneficial ownership of the Award;, or

(e)	in the case of a Nil Cost Option the date on which the Award lapses following the expiry of the period during which the Award remains Exercisable as determined by the Committee and set out in the Award Certificate.

5	Taxation

5.1	The grant of an Award to an Eligible Employee under the Plan shall be conditional upon the agreement of that Eligible Employee to indemnify his employing Group Company for any Tax Payment, such agreement to be deemed by the failure of the Eligible Employee to renounce the Award in accordance with Rule 1.5.

5.2	In a case where a Group Company by virtue of the grant, Release or Exercise of an Award shall be obliged to make a Tax Payment, the grant, Release or Exercise shall not take place, unless:-

(a)	the Group Company has received payment prior to the grant, Release or Exercise from the Participant of an amount not less than the Tax Payment; or

(b)	authority from the Participant to deduct the Tax Payment from his Emoluments; or

(c)	that Participant giving irrevocable instructions to the Company’s brokers (or any person acceptable to the Company) for the sale of sufficient Shares on the Release or Exercise to realise an amount equal to the Tax Payment and authority to pay the proceeds of such sale to the employing Group Company.

5.3	The Participant shall pay all expenses and Taxes which arise or result from the grant, Release or Exercise of an Award, provided that the Company in its absolute discretion and subject to any statutory prohibition may meet any stamp duty or liability for any other Taxes or expenses arising which it deems appropriate.

5.4	The Committee may determine that any Award granted under the Plan shall be subject to additional and/or modified terms and conditions relating to the grant, Release or Exercise of an Award as may be necessary to comply with or take account of any securities, exchange control or taxation laws, regulations, practice or other laws of any territory which may apply to the relevant Eligible Employee, Participant or Group Company.

5.5	In exercising its discretion under Rule 5.4 above the Committee may:-

(a)	require an Eligible Employee and/or a Participant to make such declarations or take such other action as may be required for the purpose of any securities, exchange control or taxation laws, regulations, practice or other laws of any territory which may be applicable to him at the Date of Grant, Release or Exercise; and

[4]	On cessation of employment.
[5]	On Take-over, Reconstruction, Amalgamation and Winding up of the Company.

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DICOM Group plc

(b)	adopt any supplemental rules or procedures governing the grant, Release or Exercise of an Award as may be required for the purpose of any securities, exchange control or taxation laws, regulations, practice or other laws of any territory which may be applicable to an Eligible Employee or Participant.

5.6	The Committee may in its discretion require a Participant in the UK to enter into an agreement under paragraph 3A of Schedule 1 to the Social Security Contributions and Benefits Act 1992 or to make an election under paragraph 3B of Schedule 1 to that Act in relation to any secondary Class 1 National Insurance Contributions arising on the Release or Exercise of an Award.

5.7	Immediately prior to the Release or Exercise of an Award, the Committee may in its absolute discretion and if requested by a Participant, deliver cash in lieu of a number of Shares Released and/or Exercised save that:

(a)	the number of Shares replaced by such cash amount shall be restricted to the number of Shares which have an aggregate Market Value equal to the Participant’s Tax Liability due on Release or Exercise; and

(b)	such cash amount shall be paid directly to the relevant Group Company.

6	Cessation of Employment

6.1	Subject to Rule 6.2, if a Participant ceases to be employed by a Group Company for any reason an Award that has not been Released shall lapse unless the Committee in its absolute discretion determines otherwise.

6.2	If the Committee, in accordance with its discretion under Rule 6.1, determines that an Award shall be Released on cessation, the proportion of the Award which shall be Released will be dependent on the proportionate satisfaction of the relevant Performance Requirements and of such proportion, the number of Shares which may be Released shall be pro-rated dependent upon the amount of the relevant Holding Period completed on the date of cessation.

6.3	It shall be a condition of participation in the Plan that a Participant shall not be entitled to any compensation in the event of cessation, lapse or alteration of any actual or prospective rights under the Plan or under any Award granted thereunder. No provisions of the Plan form part of any contract of employment between any Group Company and a Participant.

6.4	Nothing in the Plan or in any document issued pursuant thereto shall confer upon any person any right to continue in the employ of any Group Company or shall affect the right of any Group Company to terminate the employment of any person, or shall impose upon any Group Company or employees of such Group Company, the Committee or their respective servants or agents any liability for the loss of any rights under the Plan which may result if that person’s employment is so terminated (whether such termination is in breach of the relevant terms and conditions of employment or otherwise). In no circumstances shall any Participant, by reason of ceasing to be employed by any Group Company be entitled to any compensation for any loss of any actual or prospective right or benefit under the Plan which he might otherwise have enjoyed, whether such compensation is claimed by way of damages for wrongful or unfair dismissal or other breach of contract or by way of compensation for loss of office or otherwise.

6.5	For the purposes of Rule 6, no Participant shall be treated as ceasing to be employed by a Group Company until he ceases to hold office or employment in any Group Company and a Participant (being a woman) who is a director or employee who ceases to be such a director or employee by reason of pregnancy or confinement and who exercises her right to return to work under section 79 of the Employment Rights Act 1996 before Exercising an Award shall be treated for those purposes as not having ceased to hold such an office or employment.

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DICOM Group plc

6.6	No benefit under the Plan shall be pensionable.

6.7	In the case of Awards granted in the form of Nil Cost Options, the Participant shall have, such period as is determined by the Committee in its discretion, from his date of cessation of employment to Exercise all Released Awards including those Awards Released as a result of the operation of Rule 6, at the end of which period any Awards that have not been Exercised shall lapse.

7	Take-over, Reconstruction, Amalgamation, Winding up, Merger and Demerger of the Company

7.1	If any company or person acting alone or in concert with another or others obtains Control of the Company (“Control Change”), the Committee on becoming aware thereof shall notify each Participant.

7.2	If the Court sanctions a scheme of arrangement or compromise under Section 899 of the Companies Act 2006 which amounts to a Control Change, the Committee on becoming aware thereof shall notify each Participant.

7.3	If any company or person becomes bound or entitled to acquire Shares under Sections 974 to 983 of the Companies Act 2006, the Committee on becoming aware thereof shall notify each Participant.

7.4	Subject to Rule 7.5, on the occurrence of any of the events set out in Rule 7.1, Rule 7.5 and Rule 7.3 Awards shall be Released, the proportion of the Awards Released being dependent on the proportionate satisfaction of the relevant Performance Requirements on such date. The Committee may also, in its absolute discretion, take into account the length of the relevant Holding Period completed on the date of such event when determining the number of Shares subject to an Award to be Released.

7.5	For the purposes of Rule 7.1, Rule 7.2 and Rule 7.8 a Control Change shall only occur where there is a Control Change of the ultimate Holding Company of the Company.

7.6	If a voluntary winding up of the Company is proposed or if an order is made for the compulsory winding up of the Company, the Committee, in its absolute discretion, shall notify each Participant. On the occurrence of such event all Awards shall be Released.

7.7	If, as a result of events specified in Rule 7.1 or Rule 7.2 above, a company has obtained Control of the Company or if a company has become bound or entitled as stated in Rule 7.3 above (such company referred to as the “Acquiring Company”), the Participant may, by agreement with the Acquiring Company, cancel each subsisting Award (the “Old Award”) in exchange for a replacement award (the “New Award”) provided that the New Award:-

(a)	is over shares in the Acquiring Company or some other company which has Control of the Acquiring Company or is a member of a consortium owning either the Acquiring Company or having Control of the Acquiring Company;

(b)	is a right over such number of shares as have an aggregate Market Value equal to those Shares subject to the Old Award at the date of exchange and is otherwise upon identical terms to the Old Award.

The New Award shall for all purposes of the Plan be treated as having been acquired on the same Date of Grant as the Old Award and thereafter references in these Rules to the Company, Shares and Awards, where appropriate, shall be construed as references to the Acquiring Company and its shares and New Awards.

7.8

In the event that the Company merges with another company, or any of the businesses of the Group are demerged (whether such merger or demerger is effected by way of sale, distribution or in any other manner) the Committee shall have the discretion whether or not to take any action pursuant to this Rule 7.8 and, if they decide to do so, shall notify each Participant whether any Award shall be Released

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DICOM Group plc

and/or adjustments be made to the number of Shares comprised in an Award in such manner and with effect from such date as the Committee shall determine to be appropriate and the auditors of the Company confirm to be fair and reasonable provided that should the merger or demerger amount to a Control Change then the Committee shall apply the provisions of Rule 7.4 with the necessary changes.

7.9	The Committee shall notify Participants as soon as reasonably practicable of any adjustments made pursuant to Rule 7.8 and may call in Award Certificates for endorsement or replacement.

7.10	In the case of Awards granted in the form of Nil Cost Options, the participants shall have such period as determined by the Committee in its discretion from the date of the occurrence of any of the events set out in Rules 7.1 to 7.4 (inclusive), Rule 7.7 and Rule 7.8 to Exercise all Released Awards including those Awards Released as a result of the operation of this Rule 7, at the end of which period any Awards not Exercised shall lapse.

8	Limits & Restrictions

8.1	An Award shall be personal to a Participant and neither the Award nor any rights under the Award may be transferred, assigned, pledged, charged or otherwise disposed of by a Participant to any other person (except in accordance with these Rules) and if a Participant shall do, suffer or permit any such act or thing whereby he would or might be deprived of the legal and/or beneficial ownership of an Award that Award shall lapse forthwith.

8.2	In respect of Awards which shall be satisfied by the subscription of Shares, the total number of Shares over which such Awards may be granted as determined on any Date of Grant, when added to the number of Shares issued or remaining issuable pursuant to rights to subscribe for Shares granted under the Plan during the preceding 10 years shall not exceed 15% of the number of Shares in issue (calculated on a fully diluted basis) on the relevant Date of Grant.

For the purposes of this Rule 8.2, there shall be ignored Awards granted under the Plan which were:

(a)	granted under Any Other Share Plan which were granted prior to the Company’s first listing of Shares on the Exchange; or

(b)	granted under the Plan or Any Other Share Plan which have lapsed, become void, been cancelled or which otherwise become incapable of being Released.

8.3	The maximum level of Award (being the aggregate Market Value of Shares subject to the Award at the Date Of Grant) that can be granted to an Eligible Employee under this Plan in any calendar year shall be limited to 200% of such Eligible Employee’s Emoluments unless Rule 8.4 applies.

8.4	If the Committee decides that exceptional circumstances exist in relation to the recruitment or retention of an Eligible Employee the maximum level of Award (being the aggregate Market Value of Shares subject to the Award at the Date of Grant) that can be granted to such individual under this Plan in any calendar year shall be limited to 400% of such Eligible Employee’s Emoluments.

8.5	For the purposes of this Rule 8.3 and 8.4, there shall be ignored Awards granted under the Plan or awards under Any Other Share Plan which have lapsed, become void, been cancelled or which otherwise become incapable of being Released.

8.6	No Awards shall be granted later than the fifth anniversary of the Adoption Date provided that the Company in general meeting may at any time resolve to extend the Plan up to a further 5 years.

8.7	Subject to Rule 8.6, the Plan shall terminate on the earlier of the following dates:

(a)	any date determined by the Committee to be the date of termination of the Plan; and

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DICOM Group plc

(b)	the fifth anniversary of the Adoption Date.

8.8	Following termination of the Plan pursuant to this Rule no further Awards shall be granted, but the subsisting rights and obligations of Participants at that time shall continue in force as if the Plan had not been terminated.

9	Adjustments & Amendments

9.1	If a variation of the issued share capital of the Company by way of a capitalisation or rights issue, sub-division, consolidation, reduction or otherwise shall take place then the number of Shares subject to an Award and the terms and conditions applying to such Award shall be adjusted in such manner and with effect from such date as the Committee may determine to be appropriate and as the advisors of the Company shall have confirmed in writing to be, in their opinion, fair and reasonable.

9.2	The Committee shall have the power from time to time to make and amend such regulations for the implementation and administration of the Plan in a manner consistent with the Plan as it thinks fit and to make any amendments to these Rules provided that:-

(a)	the provisions governing eligibility requirements, equity dilution, share utilisation and individual participation limits and the adjustments that may be made following a rights issue or any other variation of capital cannot be altered to the advantage of Participants without the prior approval of shareholders in general meeting (except for minor amendments to benefit the administration of the Plan, to take account of a change of legislation or to obtain or maintain favourable Tax, exchange control or regulatory treatment for Participants in the Plan or for any Group Company); and

(b)	subject to Rule 5.4 and Rule 5.5 no alteration shall be made which would materially affect any subsisting rights of Participants granted prior to the date of the alteration without the prior consent or sanction of the majority of that number of Participants who responded to the notification by the Company of such proposed alteration.

9.3	Any matters pertaining or pursuant to the Plan which are not dealt with by these Rules and any uncertainty or dispute as to the meaning of these Rules shall be determined or resolved by decision of the Committee which shall be binding on the Company and all Participants.

9.4	In the application of Rule 1.2(f), if events subsequently occur which cause the Committee to consider that the existing Performance Requirements have become unfair or impractical it may, in its discretion (provided such discretion is exercised fairly and reasonably) amend the relevant Performance Requirements so that in the reasonable opinion of the Committee they shall be no more or less difficult to abide by or satisfy as when they were originally imposed or last amended.

10	Shares

10.1	Subject to Rule 10.2 below, any Shares to be issued pursuant to the Release or Exercise of an Award shall be allotted and issued, and any Shares to be transferred shall be transferred to the relevant Participant or a nominee nominated by a Participant not later than 30 days after the date of Release or Exercise of the Award. Such Shares shall rank pari passu in all respects with other Shares of the same class save that the Participant shall have no entitlement in relation to rights attaching to the Shares until the date of such allotment or transfer. Shares to be allotted shall not rank for any dividend or other distribution to be paid by reference to a record date before the date of allotment.

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10.2	Any allotment and issue or transfer of Shares pursuant to this Plan shall be subject to such consents (if any) of HM Treasury and/or other authorities as may from time to time be required.

10.3	The Company shall apply to the relevant Exchange on which the Shares are listed for Shares issued pursuant to the Release of Awards to be admitted to the Official List or equivalent on or as soon as practicable after allotment.

10.4	Awards may be satisfied by the subscription of Shares and/or the transfer of Shares held by the Company or the Trustees or any combination thereof. The Committee may determine which method or combination thereof shall be used to satisfy the Release or Exercise of an Award.

10.5	The Trustees may determine in their discretion to undertake the responsibility of satisfying Awards on behalf of the Company.

10.6	Shares that are issued may not be subscribed for at less than their nominal value.

10.7	The Company shall:-

(a)	when necessary keep available for issue sufficient authorised and unissued Shares to satisfy all rights to subscribe for Shares from time to time subsisting under Awards granted pursuant to the Plan, taking account of any other obligations of the Company to allot and issue Shares; and/or

(b)	ensure when necessary that it is in a position to satisfy or procure the satisfaction of all rights to acquire Shares from time to time subsisting under the Plan, taking account of other obligations of the Company in relation to the provision of Shares.

11	Administration

11.1	Any notice or other communication in connection with the Plan will be in writing and may be given:-

(a)	by personal delivery; or

(b)	by sending it by post:-

11.1.1	in the case of a company, to its registered office addressed to the Company Secretary (or other address that it notifies in writing); and

11.1.2	in the case of an Eligible Employee or Participant, to his normal place of work or at his last known address; or

(c)	by sending it by facsimile, email or any form of electronic transfer acceptable to the Committee:-

11.1.1	in the case of a company to the facsimile number, email address or other number or address that the company notifies; and

11.1.2	in the case of an Eligible Employee or Participant to the individual's workplace facsimile number or email address or his last known facsimile number or email address.

11.2	Any notice under Rule 11.1 will be given:-

(a)	if delivered, at the time of delivery;

(b)	if posted, at 10.00am on the second business day after it was put into the post; or

(c)	if sent by facsimile, email or any other form of electronic communication, at the time of despatch.

In proving service of notice it will be sufficient to prove that delivery was made or that the envelope containing it was properly addressed, prepaid and posted or that the facsimile message, email or other form of electronic communication was properly addressed and despatched as appropriate.

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11.3	Participation in the Plan shall not entitle a Participant to receive copies of any notice or other document sent by the Company to its shareholders prior to the Release or Exercise of the Award.

11.4	The Company shall bear the costs of establishing and administering the Plan.

11.5	The Company shall maintain or cause to be maintained all necessary accounts and records relating to the Plan.

11.6	The Rules and the operation of the Plan shall be governed and construed in accordance with English Law.

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12	Definitions

12.1	In these Rules the following words and expressions have the following meanings:-

“Act”	The Income and Corporation Taxes Act 1988.
“Adoption Date”	[ ] 2007.
“Any Other Share Plan”	any “employees’ share scheme” (as such term is defined in section 1166 of the Companies Act 2006) (other than this Plan) which provides for the subscription of Shares by or on behalf of employees of the Company, or any associated company (within the meaning of Section 416 of the Act).
“Award”	a conditional entitlement to Shares or a Nil Cost Option over Shares.
“Award Certificate”	a document evidencing an Award issued by the Company in such form as the Committee may from time to time prescribe.
“Close Period”	such time as Eligible Employees of the Company are prohibited from dealing in Shares, for whatever reason, in accordance with the Listing Rules of the Financial Services Authority (as replaced, amended or re-enacted from time to time) and/or such code as the Company may have established from time to time or such other statutory, regulatory or other prohibition from dealing in Shares or rights over Shares.
“Committee”	the Remuneration Committee of the Company
“Company”	DICOM Group plc (registered number 3119779)
“Control”	control within the meaning of Section 840 of the Act (and “Controlled” shall be construed accordingly).
“Date of Grant”	the date on which an Award is granted under Rule 1.
“Directors”	the board of directors from time to time of the Company.
“Eligible Employee”	any employee of a Group Company with a minimum period of continuous service with a Group Company, such minimum period to be determined by the Committee in its absolute discretion, or a trustee acting on behalf of such employee.
“Emoluments”	base salary provided to an Eligible Employee.
“Exchange”	the London Stock Exchange plc or any other recognised exchange on which the Company’s Shares are listed from time to time.
“Exercise”	the payment of the Exercise Price and the resulting purchase of the Shares subject to the Released Award.
“Exercise Price”	such value determined by the Committee in its discretion which must be paid by the Participant to acquire the Shares subject to his Released Award. The Committee may determine an Exercise Price for each Share subject to an Award or a single Exercise Price to Exercise some or all of the Shares subject to an Award.
“Group”	the Company, any “Subsidiary” of the Company, any “Holding Company” of the Company and any Subsidiary of any such Holding Company (as such terms are defined in section 1159 and 1261(1) respectively of the Companies Act 2006) and the term “Group Company” shall be construed accordingly.
“Holding Period”	the period set by the Committee in accordance with Rule 1.2(e) which shall be three years from the Date of Grant of the Award or such other period set by the Committee in its discretion
“Market Value”	on any dealing day means an amount equal to the closing price quoted for a Share on the Exchange.
“Nil Cost Option”	a right to purchase a number of Shares subject to the satisfaction of the terms and conditions determined by the Committee in accordance with Rule 1.2 and payment of the Exercise Price.
“Official List”	the register of listed securities and the prices of transactions published by the London Stock Exchange plc
“Participant”	an Eligible Employee who has been granted and still has a subsisting Award. Reference to a Participant shall include, where the context so admits or requires, his personal representatives.
“Plan”	DICOM Group plc 2007 Long-Term Incentive Plan as established by the Rules.

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“Performance Requirements”	such performance requirements or conditions (if any) as the Committee shall determine which must normally be satisfied before an Award may be Released.
“Release”

shall mean:-

•     where an Award has been granted in the form of a conditional share entitlement the point when the beneficial and legal ownership of the Shares subject to an Award transfer to the Participant; and

•     where an Award has been granted in the form of a Nil Cost Option the point at which the Award can be Exercised.

“Release” shall be construed accordingly.

“Rules”	these rules and the Schedules as amended from time to time in accordance with the amendment provisions of these rules.
“Schedule”	the schedule to the Rules.
“Shares”	ordinary shares in the capital of the Company.
“Tax”	includes any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature, made by any competent authority and interest or penalties in respect thereof.
“Tax Payment”	an amount of Tax paid or payable by the Participant or the Group Company where the liability for such Tax is the participant’s in respect of the grant, Release or Exercise of an Award.
“Trust”	any employee benefit trust which falls within section 86 of the Inheritance Tax Act 1984 and “Trustees” shall be construed accordingly, and “Trustees” shall be construed accordingly.

12.2	Where the context so admits or requires words importing the singular shall include the plural and vice versa and words importing the masculine shall include the feminine and neuter.

12.3	Any reference to a statute or a statutory provision shall be construed as if it referred also to that statute or provision as the same may from time to time be consolidated, replaced, amended or re-enacted and to any related statutory instrument or other subordinate legislation in force from time to time.

12.4	wherever the Rules refer to the Committee having the ability to determine, decide or change matters howsoever this shall mean that the Committee shall be entitled to do so in its absolute and unfettered discretion and no person shall have any right to challenge, dispute or appeal whatsoever against the Committee’s determination, decision or change howsoever made.

12.5	Headings, notes and footnotes to these Rules are included for convenience only and shall not affect the interpretation or construction of these Rules.

12.6	Reference to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established.

12.7	References to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having a separate legal personality).

Pg. 10

Exhibit 10.4

KOFAX PLC (the “Company”)	GRANT DATE:
2007 LONG-TERM INCENTIVE PLAN	GRANT:
LTIP Grant Certificate	Grantee:

The Grantee named above has been granted the right to receive a number of the Company’s ordinary shares equal to the Grant, subject to adjustment (including up to 15% of the Grant in additional shares, or forfeiture, in the event of over or under performance compared to the Performance Requirements described below) in accordance with the rules of the Kofax plc 2007 Long-Term Incentive Plan (the “Plan”) and the terms and conditions as defined in connection with approval of the Grant. Unless otherwise provided, all defined terms shall have the meanings set out in the Plan.

Subject to meeting the following “Performance Requirements,” the shares subject to the Grant will be released two years after the end of the Performance Period (which expires on the third anniversary of the Grant Date) provided that release can occur earlier in the event employment is terminated before such date, as described below:

Up to 50% of the Grant will be vested and released based on achievement of software business revenue growth over the Performance Period (measuring FY2014 over FY2011); and up to 50% of the Grant will be released based on achievement of EBITA growth over the Performance Period; as follows:

•	The software business revenue growth target is 25% and the EBITA growth target is 50% over the 3 year Performance Period;

•

Upon 80% achievement of the either of these targets (they are equally weighted and independent of each other), 25% of Grant shall be vested. Vesting is cumulative, such that 80% achievement of each target will result in 50% of the Grant vesting for release.

•

The remaining balance of each 25% portion of the Grant shall be vested on a pro-rated basis with regard to achievement of between 80% and 100% of software business revenue and EBITA performance targets;

•	In the event performance exceeds either of these targets, then additional shares equal to 1% of the Grant for each 1% of over-achievement will be vested for release, capped at 15% of the Grant.

•	The performance condition achievement percentages described above shall be calculated separately utilizing amounts in which such results are publicly reported.

•	Acquisitions and dispositions made by the Company shall be factored into the calculation of the achievement of the performance conditions set forth above.

The Grant is subject to the following terms and conditions relating to termination of the employment of the Grantee:

1.1	Voluntary Resignation by Grantee; Death or Disability; Termination for Cause.

(a) In the event of Grantee’s voluntary resignation (or in the event Grantee’s employment with Company terminates as a result of Grantee’s death or “disability” (as defined below)), or in the event Grantee’s employment is terminated for Cause (as defined below), Grantee’s rights with respect to the Grant will be determined in accordance with the terms hereof (if termination is prior to end of the Performance Period, no portion of the Grant shall be vested or released; after the end of the Performance Period, the number of vested shares per achievement of performance targets shall be released). All other Company obligations to Grantee pursuant to the Grant will become automatically terminated and completely extinguished.

Page 1 of 3	September 2011

(b) Disability shall mean the Grantee’s failure to perform the essential functions of Grantee’s position, with or without reasonable accommodation, due to a mental or physical disability, which failure has continued for a period of not less than ninety (90) days.

(c) Cause shall mean:(1) the Grantee’s theft, dishonesty, wilful misconduct, breach of fiduciary duty for personal profit, or falsification of any Company documents or records; (2) the Grantee’s material failure to abide by the Company’s policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct) after written notice from the Company of such failure; (3) the Grantee’s unauthorized use, misappropriation, destruction or diversion of any material tangible or intangible asset or corporate opportunity of the Company (including, without limitation, the Grantee’s improper use or disclosure of the Company’s confidential or proprietary information); (4) misconduct by the Grantee which has a material detrimental effect on the Company’s reputation or business; (5) the Grantee’s repeated failure or inability (other than due to injury or illness) to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; or (6) the Grantee’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude and which impairs the Grantee’s ability to perform his duties with the Company.

1.2	Termination Without Cause by Company or Resignation for Good Reason.

(a) Provided that Section 1.3 does not apply to such termination, in the event that Company terminates Grantee’s employment without Cause or Grantee terminates his or her employment for Good Reason, upon termination of employment pursuant to this section 1.2, the Grant shall vest and shall be released in accordance with the terms of the Grant in an amount determined by (x) the extent to which the performance requirements applicable to such award have been satisfied, as determined by the Company’s remuneration committee, prior to the date of termination of employment, and (y) the proportion which the number of days elapsed from the Grant Date to the date of termination of employment bears to the original “Performance Period” of such Grant determined at the Grant Date in accordance with the terms of the Grant. All other Company obligations to Grantee pursuant to this Grant will thereupon terminate and become completely extinguished.

(b) The term “Good Reason” shall mean the first to occur of any of the following conditions without Grantee’s written consent, provided that Grantee has notified the Company’s remuneration committee in writing of such condition within six (6) months following its first occurrence and the Company has failed to remedy such condition within thirty (30) days following the date of such notice:

(i)	A material diminution in Grantee’s Base Salary or Target Bonus then in effect;

(ii)	A material diminution in Grantee’s authority, duties, or responsibilities

(iii)	A relocation of Grantee’s principal place of employment to a location that increases Grantee’s one-way commute distance by more than sixty (60) kilometres; or

(iv)	Any other action or inaction by the Company that constitutes a material breach of the Grant.

In addition to the foregoing, to constitute a resignation for Good Reason, Grantee’s resignation must be effective no later than nine (9) months following the initial occurrence of the condition constituting Good Reason.

Page 2 of 3	September 2011

1.3	Termination Without Cause or for Good Reason After Change of Control.

(a) “Change of Control” means the occurrence of any of the events described in Rule 7.1, Rule 7.2 or Rule 7.3 of the Plan.

(b) In the event that Company or its successor terminates Grantee’s employment without Cause upon or within 12 months after a Change of Control or Grantee terminates his or her employment for Good Reason upon or within 12 months after a Change of Control, upon such termination a minimum of 100% of the Grant shall vest and be released. All other Company obligations to Grantee pursuant to this Grant will thereupon terminate and become completely extinguished.

In the event of a Change of Control, where the Plan is not assumed by the acquirer or successor to the Company, 100% of the Grant will vest and be released. All other Company obligations to Grantee pursuant to this Grant will thereupon terminate and become completely extinguished.

EXECUTED and DELIVERED as a Deed	)
By	)

Director

Director/Secretary

Page 3 of 3	September 2011

Exhibit 10.7

3 November 2007

Mr. Reynolds C. Bish

c/o Dechert LLP

30 Rockefeller Plaza

NY NY 10112-2200

Re:	Employment with DICOM Group plc

Dear Reynolds:

DICOM Group plc (the “Company”) is pleased to extend you (hereinafter, “Employee”) the following offer of employment, on the terms set forth in this letter agreement (the “Agreement”), effective upon your acceptance by execution of a counterpart copy of this Agreement where indicated below (the “Effective Date”). As used in this Agreement, the term “Company” includes DICOM Group plc and each and any of its divisions, affiliates or subsidiaries.

1. Employment. Company hereby employs Employee, and Employee hereby accepts employment, upon the terms and conditions set forth herein.

2. Duties.

2.1 Position. Employee is employed as Director, President and Chief Executive Officer of DICOM Group plc and shall report solely and directly to Company’s Board of Directors (“Board”) and shall have the duties and responsibilities normally assigned to the Chief Executive Officer of a publicly traded company, including without limitation complete day-to-day authority over the business and affairs of the Company and its subsidiaries and such other duties and responsibilities consistent therewith, as assigned by the Board from time to time. Employee shall perform faithfully and diligently all duties assigned to Employee. Employee will be paid as an employee of the Company’s subsidiary, Kofax Image Products (“Kofax”), presently located in Irvine, California. All of the Company’s other executive officers shall report to Employee.

2.2 Best Efforts/Full-time. Employee will expend Employee’s best efforts on behalf of Company, and will abide by the decisions of the Board and will comply with all policies of the Company, to the extent such policies are provided to Employee in advance, as well as all applicable federal, state and local laws, regulations or ordinances. Employee will act in the best interest of Company at all times. Employee shall devote Employee’s full business time and efforts to the performance of Employee’s assigned duties for Company. Employee acknowledges and agrees that he Is ready, willing and able to perform the essential duties and functions of the position.

2.3 Work Location. Employee’s principal place of work shall be located at the Kofax office in Irvine, California. Employee’s duties will require normal business travel, including, but not limited to, frequent travel to the United Kingdom for Board and investor relations purposes.

3. Term.

3.1 Term. The employment relationship pursuant to this Agreement shall be on an at-will basis and may be terminated by the Company or the Employee at any time, for any reason subject to the provisions regarding termination as set forth in section 9 below.

3.2 Start Date. Employee’s employment with the Company will begin as of 3 November 2007 (the “Employment Date”).

4. Compensation.

4.1 Base Salary. As compensation for Employee’s performance of Employee’s duties hereunder, Company shall pay to Employee an annual base salary of Five Hundred Thousand Dollars ($500,000.00) (“Base Salary”), payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes. In the event Employee’s employment under this Agreement is terminated by either party, for any reason, Employee will earn the Base Salary pro rated to the date of termination. Employee’s Base Salary shall be subject to review by the Board on an annual basis (fiscal year) but will not be subject to decrease unless such decrease is part of an overall reduction effected for other executive officers of Company.

4.2 Bonus. Employee will be eligible to earn for each Company fiscal year (currently, July 1-June 30) an annual incentive bonus (the “Bonus”) based on a payment of Three Hundred Thousand Dollars ($300,000.00) if Employee achieves the target level of performance goals (the “Target Bonus”) established by the Remuneration Committee (“Remcom”) of the Board, with input from and after discussion with Employee, and as finally approved by the Board. The Bonus that would otherwise be payable for the 2007/2008 fiscal year, determined on the basis of the level of achievement of performance goals established by the Remcom, shall be pro rated for the period of Employee’s service during such fiscal year, but shall in no event be an amount less than One Hundred Fifty Thousand Dollars ($150,000.00). Except as provided in Sections 9.2 and 9.4, to be eligible to receive payment of any Bonus, Employee must remain an employee of the Company in good standing on the annual bonus payment date, which shall be the first business day of September following the close of the applicable fiscal year. The amount of the Target Bonus shall be subject to review by the Board on an annual basis (fiscal year) but will not be subject to decrease unless such decrease is part of an overall reduction In bonus compensation effected for other executive officers of the Company.

4.3 Equity.

(a) Long Term Incentive Plan. Employee will receive pursuant to the Company’s 2007 Long-Term Incentive Plan or any successor plan (the “LTIP”) one or more awards (each, an “LTIP Award”), each representing a conditional entitlement to receive on one or more specified subsequent dates, subject to satisfaction of such continued employment and performance requirements as may be established pursuant to the LTIP, a number of ordinary shares of the capital of the Company determined in the manner provided by the LTIP. Employee will be granted on the Employment Date an initial LTIP Award for a number of shares determined in accordance with the LTIP on the basis of 400% of the Base Salary using a price per share equal to the market value of an ordinary share of the Company determined as of the date of grant pursuant to the terms of the LTIP. Employee will be eligible, at the discretion of the Remcom, to be granted annually following the 2007/2008 fiscal year of the Company an LTIP Award for a number of shares determined in accordance with the LTIP on the basis of 200% of Employee’s then current Base Salary. Except as modified by this Agreement, the terms and conditions of each LTIP Award shall be subject to the discretion of the Remcom and the provisions of the LTIP.

(b) Stock Option. Employee will be granted on the Employment Date pursuant to the Company’s 2000 Share Option Plan (the “Option Plan”) an option to purchase 700,000 ordinary shares of the capital of the Company (the “Option”) at an option price per share equal to the market value of an ordinary share of the Company determined as of the date of grant pursuant to the terms of the Option Plan. The Option will vest and become exercisable pursuant to Section 5.1, 5.2 and/or 5.4 of the Option Plan. Except as modified by this Agreement, the terms and conditions of the Option shall be subject to the discretion of the Remcom and the provisions of the Option Plan.

4.4 Customary Fringe Benefits. Employee will be eligible for all customary and usual fringe benefits generally available to employees of Kofax, subject to the terms and conditions of the applicable benefit plan documents, including health, dental, vision and other insurance. The Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time. In addition, Employee will accrue vacation at the rate of twenty (20) days per year in accordance with the Kofax vacation policy.

5. Business Expenses. Employee will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Employee’s duties on behalf of Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company’s policies. Any reimbursement Employee is entitled to receive pursuant to this Section shall (a) be paid no later than the last day of the calendar year following the calendar year in which the expense was incurred, (b) not affect any other expenses that are eligible for reimbursement in any other calendar year and (c) not be subject to liquidation or exchange for another benefit.

6. Housing/Relocation Allowance:

(a) Employee will list his primary San Diego, California personal residence for sale (the “San Diego Sale”) at a reasonable market price within thirty (30) days of his Employment Date. The Company will reimburse Employee for any reasonable and related costs associated with the costs of selling his personal residence, moving expenses (including the movement of household goods, personal effects and possible short term storage) in an amount not to exceed $100,000. All such expenses shall be reimbursed in accordance with the Company’s moving and relocation policy and submitted promptly with supporting documentation. Employee shall be entitled to receive an additional payment (a “Relocation Gross-Up Payment”) in an amount equal to any increase In Employee’s income tax attributable to any such expenses paid to or on behalf of Employee which are included in, other than to the extent actually deductible as an adjustment to, Employee’s gross income for income tax purposes (the “Taxable Relocation Reimbursement”), increased by an amount equal to any additional income taxes which are imposed on the Relocation Gross-Up Payment, such that Employee retains an amount of the Relocation Gross-Up Payment equal to the income tax attributable to the payment of the Taxable Relocation Reimbursement; provided, however, that the amount of the Relocation Gross-Up Payment shall not in any event exceed sixty percent (60%) of the amount of the Taxable Relocation Reimbursement. The Relocation Gross-Up Payment shall be paid to Executive as soon as practicable after, but in no event later than sixty (60) days following the date on which Employee remits the income tax attributable to the Taxable Relocation Reimbursement, subject to Employee’s provision of supporting documentation.

(b) Employee will relocate his primary personal residence to a location within a reasonable commuting distance of the Kofax facility at 16245 Laguna Canyon Road, Irvine, CA 92618-3603.

(c) Beginning on the Employment Date and ending on the earlier of (i) the date of the San Diego Sale, or (ii) six (6) months following the Employment Date, the Company will provide Employee with a furnished apartment of a quality and size consistent with his position and status at the Company for his exclusive use within a reasonable distance of the Kofax facility in Irvine, CA. In the event that the closing date of the San Diego Sale does not occur on or prior to the date that is six (6) months following the Employment Date, Employee will be solely responsible for the rent and associated costs of the furnished apartment described herein or Employee agrees that he will secure lodging in or near the geographic location of the Kofax facility in Irvine, CA. Employee shall be entitled to receive an additional payment (a “Living Expense Gross-Up Payment”) in an amount equal to any increase in Employee’s income tax attributable to the benefit resulting from the provision of the furnished apartment which is included in, other than to the extent actually deductible as an adjustment to, Employee’s gross income for income tax purposes (the “Taxable Living Expense Benefit”), increased by an amount equal to any additional income taxes which are imposed on the Living Expense Gross-Up Payment, such that Employee retains an amount of the Living Expense Gross-Up Payment equal to the income tax attributable to the payment of the Taxable Living Expense Benefit; provided, however, that the amount of the Living Expense Gross-Up Payment shall not in any event exceed sixty percent (60%) of the amount of the Taxable Living Expense Benefit. The Living Expense Gross-Up Payment shall be paid to Executive as soon as practicable after, but in no event later than sixty (60) days following the date on which Employee remits the income tax attributable to the Taxable Living Expense Benefit, subject to Employee’s provision of supporting documentation.

(d) The Company will also reimburse Employee for the cost of a roundtrip from the Irvine, CA area to San Diego, CA once every five (5) days until the earlier of (i) the closing date of the San Diego Sale, or (ii) six (6) months following the Employment Date.

(e) Any reimbursement Employee is entitled to receive pursuant to this Section shall be paid no later than the last day of the calendar year following the calendar year in which the expense was incurred. Any reimbursement or in-kind benefit Employee is entitled to receive pursuant to this Section shall (i) not affect any other expenses that are eligible for reimbursement or in-kind benefits to be provided in any other calendar year and (ii) not be subject to liquidation or exchange for another benefit.

7. Outside Boards. Employee may continue to remain a member of the board of directors of l-many and Iomega. During his employment with the Company, Employee may not serve as a board member of any other organization with out the express written permission of the Board.

8. Legal and Tax Advisory Fees. The Company will reimburse Employee for actual and reasonable legal and tax advisory fees incurred in connection with the review and execution of this Agreement. Such reimbursement shall not exceed $15,000. Any reimbursement Employee is entitled to receive pursuant to this Section shall (i) be paid no later than the last day of the calendar year following the calendar year in which the expense was incurred, (ii) not affect any other expenses that are eligible for reimbursement in any other calendar year, and (iii) not be subject to liquidation or exchange for another benefit.

9. Termination of Employee’s Employment.

9.1 Termination for Cause by Company. Although Company anticipates a mutually rewarding employment relationship with Employee, Company may terminate Employee’s employment immediately at any time for Cause. For purposes of this Agreement, Cause shall mean (1) the Employee’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Company documents or records; (2) the Employee’s material failure to abide by the Company’s policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct) after written notice from the Company of such failure; (3) the Employee’s unauthorized use, misappropriation, destruction or diversion of any material tangible or intangible asset or corporate opportunity of the Company (including, without limitation, the Employee’s improper use or disclosure of the Company’s confidential or proprietary information); (4) misconduct by the Employee which has a material detrimental effect on the Company’s reputation or business; (5) the Employee’s repeated failure or inability (other than due to injury or illness) to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or Inability; or (6) the Employee’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude and which impairs the Employee’s ability to perform his duties with the Company. In the event Employee’s employment is terminated in accordance with this subsection 9.1, Employee shall be entitled to receive only the Base Salary then in effect, pro rated to the date of termination. Employee will also be permitted to retain all rights to fringe benefits that had vested as of the date of his termination. Employee’s rights with respect to LTIP Awards and the Option upon termination of employment pursuant to this subsection 9.1 will be determined in accordance with the LTIP or the Option Plan, as applicable, All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished. Employee will not be entitled to receive the Severance described in subsection 9.2 below.

9.2 Termination Without Cause by Company or Resignation for Good Reason/Severance. Company may terminate Employee’s employment under this Agreement without Cause at any time on thirty (30) days’ advance written notice or Employee may terminate his employment for Good Reason (as defined below).

(a) Subject to Section 9.5 and provided that Section 9.4 does not apply to such termination, in the event that Company terminates Employee’s employment without Cause or Employee terminates his employment for Good Reason, Employee shall be entitled to receive from the Company:

(i) the Base Salary then In effect, pro rated to the date of termination; and

(ii) provided that the full general release of claims substantially in the form attached hereto as Exhibit A (the “Release”) has become binding and effective in accordance with the terms of the Release on or before forty-fifth (45th) day following the date of Employee’s termination of employment:

a) an amount (the “Severance Payment”) equal to twelve (12) months of Employee’s Base Salary then in effect on the date of termination, less applicable withholding, payable in a single lump sum payment on the Company’s first normal payroll date occurring after the forty-fifth (45th) day following the date of Employee’s termination of employment;

b) an amount (the “Prior Year Bonus Payment”) equal to the Bonus for the Company’s fiscal year ending on or prior to the date of Employee’s termination of employment, to the extent such Bonus has been earned, as determined by the Remcom, based upon the achievement of the applicable performance goals and remains unpaid as of such employment termination date, shall be paid in a single lump sum payment on the later of (1) the date on which bonuses for the applicable fiscal year are paid to the other executives of the Company or (2) the forty-fifth (45th) day following the date of Employee’s termination of employment; and

c) in the event Employee makes a timely election to obtain continued group health insurance (COBRA) under the Company’s applicable group health plan, the Company will pay Employee’s COBRA premiums for a period of twelve (12) months or until Employee is eligible to receive health insurance benefits under another group health plan, whichever occurs first (the “COBRA Payment”). Thereafter, Employee will be solely responsible for his COBRA premiums, if applicable.

Upon termination of employment pursuant to this subsection 9.2, (i) that portion of the Option which has vested and become exercisable prior to the date of termination of employment shall be exercisable in accordance with the terms of the Option Plan and that portion of the Option which has not vested and become exercisable prior to the date of termination of employment shall terminate and cease to be exercisable on the employment termination date, and (ii) each outstanding LTIP Award then held by Employee shall vest and the shares subject to each such award shall be released in accordance with the terms of the LTIP in an amount determined by (x) the extent to which the performance requirements applicable to such award have been satisfied, as determined by the Remcom, prior to the date of termination of employment, and (y) the proportion which the number of days elapsed from the date of grant of the award to the date of termination of employment bears to the original “Holding Period” of such award determined at the time of grant of the award by the Remcom in accordance with the terms of the LTIP. All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished.

(b) For purposes of this Agreement, the term “Good Reason” shall mean the first to occur of any of the following conditions without Employee’s written consent, provided that Employee has notified the Board in writing of such condition within six (6) months following its first occurrence and the Company has failed to remedy such condition within thirty (30) days following the date of such notice:

(i) A material diminution in Employee’s Base Salary or Target Bonus then in effect; or

(ii) A material diminution in Employee’s authority, duties, or responsibilities, including without limitation, a requirement that Employee report to a corporate officer rather than directly to the Board of Directors of the Company or its successor; or

(iii) A relocation of Employee’s principal place of employment to a location that increases Employee’s one-way commute distance by more than thirty (30) miles; or

(iv) Any other action or inaction by the Company that constitutes a material breach of this Agreement.

In addition to the foregoing, to constitute a resignation for Good Reason, Employee’s resignation must be effective no later than nine (9) months following the initial occurrence of the condition constituting Good Reason.

(c) The Severance Payment, Prior Year Bonus Payment and COBRA Payment described in subsection 9.2(a), and the Severance Payment, Prior Year Bonus Payment, Bonus Severance Payment, COBRA Payment and accelerated LTIP Award and Option vesting described in subsection 9.4(a) (hereafter, Individually or collectively referred to in total as “Severance”) shall be forfeited immediately if Employee fails to comply with the surviving provisions of Sections 11, 12 and 14 of this Agreement.

9.3 Voluntary Resignation by Employee; Death or Disability. Employee may voluntarily resign Employee’s position with Company, at any time on thirty (30) days’ advance written notice. Company may waive all or part of this notice. In the event of Employee’s voluntary resignation or in the event Employee’s employment with Company terminates as a result of Employee’s death or “disability” (as defined below), Employee will be entitled to receive only the Base Salary for such thirty-day notice period or, in the case of termination of employment due death or disability, the Base Salary pro rated to the date of termination. Employee’s rights with respect to LTIP Awards and the Option upon termination of employment pursuant to this subsection 9.3 will be determined in accordance with the LTIP or the Option Plan, as applicable. All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished. Upon a termination of employment described in this Section, Employee will not be entitled to receive the Severance described in Section 9.2 above. For the purposes of this Section 9.3, the term “disability” shall mean the Employee’s failure to perform the essential functions of Employee’s position, with or without reasonable accommodation, due to a mental or physical disability, which failure has continued for a period of not less than ninety (90) days.

9.4 Termination Upon a Change of Control.

(a) Vesting; Severance Payment. Subject to Section 9.5, in the event that Company or its successor terminates Employee’s employment without Cause upon or within twelve (12) months after a Change of Control (as defined below) or Employee terminates his employment for Good Reason upon or within twelve (12) months after a Change of Control, Employee shall be entitled to receive from the Company:

(i) the Base Salary then in effect, pro rated to the date of termination; and

(ii) provided that the Release has become binding and effective in accordance with the terms of the Release on or before forty-fifth (45th) day following the date of Employee’s termination of employment:

a) the Severance Payment described in subsection 9.2(a) and payable as described therein;

b) the Prior Year Bonus payment described in subsection 9.2(a) and payable as described therein;

c) an amount equal to the Target Bonus then in effect (the “Bonus Severance Payment”), which amount shall be added to the Severance Payment described in subsection 9.2(a) and paid on the same date as such Severance Payment;

d) the COBRA Payment described in Section 9.2(a); and

e) upon such termination of employment pursuant to this subsection 9.4(a), (i) the Option shall be Immediately vested and exercisable in full, (ii) fifty percent (50%) of the then unvested and previously unreleased shares subject to the outstanding LTIP Awards held by Employee with respect to which eighteen (18) months or less has elapsed from their respective dates of grant to the date of Employee’s termination of employment shall become vested shares and shall be released in accordance with the terms of the LTIP, and (iii) one hundred percent (100%) of the then unvested and previously unreleased shares subject to the outstanding LTIP Awards held by Employee with respect to which more than eighteen (18) months has elapsed from their respective dates of grant to the date of Employee’s termination of employment shall become vested shares and shall be released in accordance with the terms of the LTIP.

All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished.

(b) Special Reimbursement Payment. In the event that any payment or benefit received or to be received by Employee pursuant to this Agreement or otherwise, determined prior to the payment of the Special Reimbursement (collectively, the “Payments”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar or successor provision (the “Basic Excise Tax”), the Company shall pay to Employee as soon as practicable after, but in no event later than sixty (60) days after, the date Employee remits the Basic Excise Tax (or the date the Basic Excise Tax is withheld on Employee’s behalf) an amount (the “Special Reimbursement”) equal to the Basic Excise Tax and any additional excise tax and other taxes imposed on Employee as a result of the Company’s payment to Employee of the Special Reimbursement, such that the net amount retained by Employee from the Payments and the Special Reimbursement, after deduction of (1) the Basic Excise Tax and (2) any federal, state or local income, employment and/or excise tax upon the Special Reimbursement shall be equal to the Payments; provided, however, that in no event shall the amount of the Special Reimbursement exceed whichever of the following is applicable (the “Applicable Cap”):

(i) if the price or other consideration per share paid to or received by the holders of the ordinary shares of the capital of the Company in connection with a “change in control” (as such term is defined under section 280G of the Code) or the Asset Price, as applicable (the “Change of Control Price”) is at least equal to, but less than 200% of, the closing price (in Pounds Sterling) of a Company ordinary share as reported on the London Stock Exchange on the Employment Date (the “Employment Date Price”), then the Applicable Cap shall be Four Million Dollars ($4,000,000);

(ii) if the Change of Control Price is at least equal to 200% of the Employment Date Price, but less than 300% of the Employment Date Price, then the Applicable Cap shall be Five Million Dollars ($5,000,000);

(iii) if the Change of Control Price is at least equal to 300% of the Employment Date Price, but less than 400% of the Employment Date Price, then the Applicable Cap shall be Six Million Dollars ($6,000,000); and

(iv) if the Change of Control Price is equal to or greater than 400% of the Employment Date Price, then the Applicable Cap shall be Seven Million Five Hundred Thousand Dollars ($7,500,000)

(c) Change of Control. For the purposes of this Agreement, the term “Change of Control” means the occurrence of any of the events described in Rule 7.1, Rule 7.2 or Rule 7.3 of the Dicom Group plc 2007 Long-Term Incentive Plan Inspection Copy Rules, as adopted by the Company in 2007.

(d) Asset Price. For the purposes of this Agreement, the term “Asset Price” means the greater of: the amount received by the Company in connection with an asset sale (as appropriately adjusted for any partial sale) determined on a per share basis or the closing price (in Pounds Sterling) of a Company ordinary share as reported on the London Stock Exchange on the day prior to the “change in control” (as such term is defined under section 280G of the Code).

9.5 Compliance with Section 409A of the Code.

(a) The parties agree that for purposes of Section 409A of the Code, any right of Employee to receive installment payments of the Severance Payment, the Prior Bonus Payment, the Bonus Severance Payment and the Special Reimbursement shall be treated as a right to a series of separate payments.

(b) Notwithstanding anything set forth herein to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until Employee has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that Employee is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Employee’s separation from service, no amount that constitutes a deferral of compensation shall be paid to Employee before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Employee’s separation from service or, if earlier, the date of Employee’s death following such separation from service. All such amounts that would, but for this subsection 9.5(a), become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(c) Company intends that income provided to Employee pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code and the Section 409A Regulations. However, Company does not guarantee any particular tax effect for income provided to Employee pursuant to this Agreement. In any event, except for Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Employee, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Employee pursuant to this Agreement.

(d) The LTIP and the Option Plan, as applicable to awards thereunder granted to Employee, and such awards granted to Employee, will, to the extent not exempt from the requirements of Section 409A of the Code, comply with the documentary requirements of Section 409A of the Code by the documentary compliance effective date of such section and operationally comply at all times from and after the date of grant of such awards.

10. No Conflict of Interest. During the term of Employee’s employment with Company, Employee must not engage in any work, paid or unpaid, that creates an actual conflict of interest with Company. Such work shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, over 5% stockholder, volunteer, lender, or agent of any business enterprise of which is in direct competition with the business in which Company is now engaged or in which Company becomes engaged during the term of Employee’s employment with Company, as may be determined by the Board in its sole discretion. If the Board believes such a conflict exists during the term of this Agreement, the Board may ask Employee to choose to discontinue the other work or voluntarily resign employment with Company if Employee chooses not to discontinue the other work. A voluntarily resignation from employment pursuant to this Section shall be considered a voluntary resignation subject to Section 9.3 of this Agreement.

11. Confidentiality and Proprietary Rights. As a condition of employment, Employee agrees to negotiate, execute and abide by the terms of a reasonable, customary and typical proprietary rights, confidentiality and non-disclosure agreement, In accordance with applicable law.

12. Nonsolicitation. Employee understands and agrees that Company’s employees and any information regarding Company employees are confidential and constitute trade secrets of the Company. Employee agrees that during the term of this Agreement and for a period of one (1) year after the termination of employment with the Company, Employee will not, separately or in conjunction with others, encourage or cause others to solicit or personally encourage any employees of the Company to terminate or alter their relationships with the Company.

13. Injunctive Relief. Employee acknowledges that Employee’s breach of the covenants contained in Sections 10-12 (collectively “Covenants”) would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

14. Agreement to Arbitrate. In the event of any dispute or claim relating to or arising out of Employee’s employment relationship with the Company, this Agreement, or the termination of Employee’s employment with the Company for any reason (including, but not limited to, any claims of breach of contract, defamation, wrongful termination or age, sex, sexual orientation, race, color, national origin, ancestry, marital status, religious creed, physical or mental disability or medical condition or other discrimination, retaliation or harassment), Employee and the Company agree that all such disputes shall be fully resolved by confidential, binding arbitration conducted by a single arbitrator through the American Arbitration Association (“AAA”) under the AAA’s National Rules for the Resolution of Employment Disputes then in effect, which are available online at the AAA’s website at www.adr.org. Claims for breach of the Company’s Employee Proprietary Rights and Assignment Agreement/Non-Disclosure Agreement and Company’s right to obtain injunctive relief pursuant to Section 13, above, are excluded.

15. General Provisions.

15.1 Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Employee shall not be entitled to assign any of Employee’s rights or obligations under this Agreement.

15.2 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

15.3 Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party; provided however, that the Company will reimburse Employee to the extent that Employee substantially prevails on a disputed issue, for attorneys’ fees allocable to such disputed issue(s) on which Employee substantially prevails. For the purposes of this Section, the amount of attorneys’ fees allocable to such disputed issue(s) on which Employee substantially prevails shall be deemed to be equal to the product of (a) the attorneys’ fees actually incurred by Employee with respect to all disputed issues in the matter and (b) the ratio of (i) the monetary value awarded to Employee with respect to the such disputed issue(s) on which Employee substantially prevails to (ii) the monetary value claimed by Employee with respect to all disputed issues in the matter. Employee shall provide the Company with documentation adequate to substantiate the amount of attorneys’ fees actually incurred by Employee in the matter. Such reimbursement shall be paid as soon as practicable after Employee becomes entitled to a right to reimbursement; provided that such reimbursement shall in no event be paid later than the end of the calendar year following the calendar year in which occurs the later of Employee’s payment of the attorneys’ fees or Employee becomes entitled to a right to reimbursement under this Section.

15.4 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

15.5 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Employee has participated in the negotiation of its terms. Furthermore, Employee acknowledges that Employee has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel and therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

15.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California. Each party consents to the jurisdiction and venue of the state or federal courts in Orange County, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

15.7 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

15.8 Survival. Sections 10 (“No Conflict of Interest”), 11 (“Confidentiality and Proprietary Rights”), 12 (“Nonsolicitation”), 13 (“Injunctive Relief”), 14 (“Agreement to Arbitrate”), 15 (“General Provisions”) and 16 (“Entire Agreement”) of this Agreement shall survive Employee’s employment by Company.

16. Entire Agreement. This Agreement, including the Company Employee Proprietary Rights Assignment Agreement/Non-Disclosure Agreement incorporated herein by reference, and the LTIP and the Option Plan and certificates or agreements related such plans, constitute the entire agreement between the parties relating to this subject matter and supersede all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Employee and the Board. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

17. Authority. The individual signing this Agreement on behalf of the Company has the authority to bind the Company to the terms of this Agreement and both parties will be considered bound to the terms of this Agreement upon their signatures thereto below.

Reynolds, we are excited and pleased to have you join DICOM Group plc.

Sincerely,

/s/ Greg H. Lock
Greg H. Lock, Chairman of the Board, DICOM Group plc

/s/ Stefan Gaiser
Stefan Gaiser, Finance Director and Company Secretary, DICOM Group plc

Date:	3/11/2007

Acknowledged, Accepted and Agreed:

/s/ Reynolds C. Bish
Reynolds C. Bish

Date:	11/3/07

DICOM Group plc

1 Cedarwood, Chineham Business Park

Basingstoke Hampshire RG24 8WD England

Registered in England no. 3119779

EXHIBIT A

General Release of Claims

IN CONSIDERATION OF good and valuable consideration, the receipt of which is hereby acknowledged, and in consideration of the terms and conditions contained in the Employment Letter Agreement, dated as of November 3, 2007, (the “Agreement”) by and between Reynolds C. Bish (the “Executive”) and DICOM Group plc (the “Company”) and as a result of Executive’s termination of employment as of [Date] (“Termination Date”), the Executive on behalf of himself and his heirs, executors, administrators, and assigns, releases and discharges the Company and its past present and future subsidiaries, divisions, affiliates and parents, and their respective current and former officers, directors, employees, agents, and/or owners, and their respective successors, and assigns and any other person or entity claimed to be jointly or severally liable with the Company or any of the aforementioned persons or entities (the “Released Parties”) from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever (“Losses”) which the Executive and his heirs, executors, administrators, and assigns have, had, or may hereafter have, against the Released Parties or any of them arising out of or by reason of any cause, matter, or thing whatsoever from the beginning of the world to the date hereof, including without limitation, any and all matters relating to the Executive’s employment by the Company and the cessation thereof, and any and all matters arising under any federal, state, or local statute, rule, or regulation, or principle of contract law or common law, including but not limited to, the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000 et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the “ADEA”), the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§2101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq. and any other equivalent or similar federal, state, or local statute; provided, however, that the Executive does not release or discharge the Released Parties from (a) any of the Company’s obligations to him under the Agreement, (b) any vested benefit the Executive may be due under a tax qualified plan sponsored or maintained or sponsored by the Company and/or its subsidiaries; (c) any vested award made under and subject to the terms and conditions of Company’s 2007 Long-Term Incentive Plan (the “LTIP”) and/or any agreement thereunder; (d) any grant of an option that is vested and made under and subject to the terms and conditions of the Company’s 2000 Share Option Plan and/or any agreement thereunder; (e) any right to indemnity under any directors’ and officers’ liability policy maintained by the Company and/or its subsidiaries; and/or (f) Losses arising under the ADEA which arise after the date on which the Executive executes this general release [and (g) SPECIFICALLY ENUMERATE ANY OTHER COMPENSATION, BENEFITS OR ENTITLEMENTS TO WHICH EXECUTIVE IS ENTITLED AT THE TIME OF TERMINATION]. It is understood that nothing in this general release is to be construed as an admission on behalf of the Released Parties of any wrongdoing with respect to the Executive, any such wrongdoing being expressly denied.

Executive acknowledges that he has read section 1542 of the Civil Code of the State of California, which states in full:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Executive waives any right which he has or may have under section 1542 to the full extent that he may lawfully waive such rights pertaining to this general release of claims.

On or before the Termination Date, Executive will return to the Company, in good working condition, all Company property and equipment that is in Executive’s possession or control, including, but not limited to, any files, records, computers, computer equipment, cell phones, credit cards, keys, programs, manuals, business plans, financial records, and all documents (and any copies thereof) that Executive prepared or received in the course of his employment with the Company.

The Executive represents and warrants that he fully understands the terms of this General Release, that he has been encouraged to seek, and has sought, the benefit of advice of legal counsel, and that he knowingly and voluntarily, of his own free will, without any duress, being fully informed, and after due deliberation, accepts its terms and signs below as his own free act. Except as otherwise provided herein, the Executive understands that as a result of executing this General Release, he will not have the right to assert that the Company or any other of the Released Parties unlawfully terminated his employment or violated any of his rights in connection with his employment or otherwise.

The Executive further represents and warrants that he has not filed, and will not initiate, or cause to be initiated on his behalf any complaint, charge, claim, or proceeding against any of the Released Parties before any federal, state, or local agency, court, or other body relating to any claims barred or released in this General Release thereof, and will not voluntarily participate in such a proceeding. However, nothing in this General Release shall preclude or prevent the Executive from filing a claim, which challenges the validity of this General Release solely with respect to the Executive’s waiver of any Losses arising under the ADEA. The Executive shall not accept any relief obtained on his behalf by any government agency, private party, class, or otherwise with respect to any claims covered by this General Release.

The Executive may take twenty-one (21) days to consider whether to execute this General Release. Upon the Executive’s execution of this general release, the Executive will have seven (7) days after such execution in which he may revoke such execution. In the event of revocation, the Executive must present written notice of such revocation to the office of the Company. If seven (7) days pass without receipt of such notice of revocation, this General Release shall become binding and effective on the eighth (8th) day after the execution hereof (the “Effective Date”).

INTENDING TO BE LEGALLY BOUND, I hereby set my hand below:

Reynolds C. Bish

Dated:

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Exhibit 10.8

Mr. Jamie Arnold
15 Wickham Road
Winchester, MA 01890	April 28, 2010

Dear Jamie:

Kofax plc (the “Company”) is pleased to enter into this letter agreement with you (hereinafter, “Employee”) stating the terms of your employment with the Company (the “Agreement”), effective upon your acceptance by execution of a counterpart copy of this Agreement where indicated below (the “Effective Date”) As used in this Agreement, the term “Company” includes Kofax plc and each and any of its divisions, affiliates or subsidiaries.

1. Employment. Company hereby employs Employee, and Employee hereby accepts employment, upon the stated terms and conditions set forth herein.

2. Duties.

2.1. Position. Employee is employed as the Company’s Chief Financial Officer and shall report solely and directly to Company’s Chief Executive Officer (“CEO”) and shall have the duties and responsibilities normally assigned to such a position and such other duties and responsibilities consistent therewith, as assigned by the CEO from time to time. The Company anticipates that its Board of Directors will appoint Employee as a member of its Board of Directors subsequent to beginning of the Employee’s employment with the Company and Employee agrees to accept such appointment. Employee shall be a member of the executive management team of the Company and shall perform faithfully and diligently all duties assigned to Employee. Employee will be paid as an employee of the Company’s subsidiary, Kofax, Inc. (“Kofax”), presently located in Irvine, CA USA. All of the Company’s finance, accounting, administrative operations, facilities management and information technology employees throughout the world shall report to Employee, unless otherwise directed by the CEO.

2.2. Best Efforts/Full-time. Employee will expend Employee’s best efforts on behalf of Company, and will abide by the decisions of the Board and will comply with all policies of the Company, to the extent such policies are provided to Employee in advance, as well as all applicable laws, regulations or ordinances. Employee will act in the best interest of Company at all times. Employee shall devote Employee’s full business time and efforts to the performance of Employee’s assigned duties for Company. Employee acknowledges and agrees that Employee is ready, willing and able to perform the essential duties and functions of the position.

2.3. Work Location. Employee’s principal place of work shall be located at the Kofax office in Irvine, CA USA. Employee’s duties will require business travel, including, but not limited to, frequent travel to the United Kingdom for Board meeting purposes.

3. Term.

3.1. The employment relationship pursuant to this Agreement shall be on an at-will basis and may be terminated by the Company or the Employee at any time, for any reason, subject to the provisions regarding termination as set forth in section 9 below.

3.2. Start Date. Employee’s employment with the Company will begin not later than June 16, 2010 (the “Employment Date”).

4. Compensation.

4.1. Base Salary. As compensation for Employee’s performance of Employee’s duties hereunder, Company will pay to Employee an annual base salary of $350,000.00 (“Base Salary”), payable in accordance with the normal payroll practices of Company, less required standard deductions for taxes, social contributions and all other employment taxes or charges. In the event Employee’s employment under this Agreement is terminated by either party, for any reason, Employee will earn the Base Salary pro rated to the date of termination. Employee’s Base Salary shall be subject to review by the Board on an annual basis (fiscal year) but will not be subject to decrease unless such decrease is part of an overall reduction effected for other members of the executive management team.

4.2. Bonus. Employee will be eligible to earn for each Company fiscal year (currently, July 1-June 30) beginning with the fiscal year starting July 1, 2010 an annual incentive bonus (the “Bonus”) up to $200,000.00 if Employee achieves the target level of performance goals also applied to other members of Company’s executive management team (the “Target Bonus”) established by the Remuneration Committee (“Remcom”) of the Board, with input from and after discussion with the CEO, and as finally approved by the Board. Except as provided in Sections 9.2 and 9.4, to be eligible to receive payment of any Bonus, Employee must remain an employee of the Company in good standing on the bonus payment date (or payment dates in the event of quarterly bonus payments). The amount of the Target Bonus shall be subject to review by the Board on an annual basis (fiscal year) but will not be subject to decrease unless such decrease is part of an overall reduction in bonus compensation effected for other members of the executive management team.

4.3. Equity.

(a) Long Term Incentive Plan. Employee is eligible, at the discretion of the Remcom, to receive, pursuant to the Company’s 2007 Long-Term Incentive Plan or any successor plan (the “LTIP”), one or more awards (each, an “LTIP Award”), each representing a conditional entitlement to receive on one or more specified subsequent dates, subject to satisfaction of such continued employment and performance requirements also applied to other members of Company’s executive management team as may be established pursuant to the LTIP, a number of ordinary shares of the capital of the Company determined in the manner provided by the LTIP. Except as modified by this Agreement (unless expressly provided otherwise with regard to any specific LTIP Award), the terms and conditions of each LTIP Award shall be subject to the discretion of the Remcom and the provisions of the LTIP. As of the Employment Date Employee shall receive a LTIP Award for 200,000 ordinary shares of the capital of the Company with fiscal year 2010 used as the base year and the ensuing three fiscal years as the performance period and a LTIP Award for 25,000 ordinary shares of the capital of the Company to be wholly or partially vested and released on June 30, 2011 based upon Employee’s achievement of personal performance objectives to be agreed upon prior to June 30, 2010.

(b) Stock Options. Employee is eligible, at the discretion of the Remcom, to receive, pursuant to the Company’s 2000 Share Option Plan or any successor plan (the “Option Plan”) one or more awards (each an “Option Grant”), each representing a conditional entitlement to purchase on one or more subsequent dates, subject to satisfaction of vesting and

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any performance criteria established in connection with each specific Option Grant, ordinary shares of the capital of the Company determined in the manner provided by the Option Grant and in accordance with the provisions of the Option Plan. Except as modified by this Agreement (unless expressly provided otherwise with regard to any specific Option Grant), the terms and conditions of each Option Grant shall be subject to the discretion of the Remcom and the provisions of the Option Plan. As of the Employment Date Employee shall receive an Option Grant for 400,000 ordinary shares of the capital of the Company with vesting to begin and the exercise price to be set on the Employment Date using the closing price of the Company’s shares on the London Stock Exchange that day.

4.4. Customary Fringe Benefits. Employee will be eligible for all customary and usual fringe benefits generally available to employees of Kofax, subject to the terms and conditions of the applicable benefit plan documents, including health, dental, vision and other insurance. The Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time. In addition, Employee will accrue vacation at the rate of at least 20 days per year in accordance with the Kofax vacation policy.

5. Business Expenses. Employee will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Employee’s duties on behalf of Company. This will include Business Class airfare for all travel outside the USA, reasonable airfare, transportation and parking costs to commute from Winchester, MA USA to Irvine, CA USA on a weekly basis and the use of one of the Company’s apartments in Irvine, CA USA for up to three months following the Employment Date until Employee has relocated to the Phoenix, AZ USA area, and 50% of the airfare, transportation and parking costs to commute from the Phoenix, AZ USA area to Irvine, CA USA on a weekly basis and 50% of the cost of a one bedroom apartment in Irvine, CA USA thereafter until Employee is no longer employed by the Company or relocates to the Irvine, CA USA area. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company’s policies. Any reimbursement Employee is entitled to receive pursuant to this Section shall (a) be paid no later than the last day of the calendar year following the calendar year in which the expense was incurred, (b) not affect any other expenses that are eligible for reimbursement in any other calendar year and (c) not be subject to liquidation or exchange for another benefit.

6. Not Used.

7. Outside Boards. During Employee’s employment with the Company, Employee may not serve as a board member of any organization other than Selectica without the express written permission of the CEO.

8. Not Used.

9. Termination of Employee’s Employment.

9.1. Termination for Cause by Company. Although Company anticipates a mutually rewarding employment relationship with Employee, Company may terminate Employee’s employment immediately at any time for Cause. For purposes of this Agreement, Cause shall mean (1) the Employee’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Company documents or records; (2) the Employee’s material failure to abide by the Company’s policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct) after written notice from the Company of such failure; (3) the Employee’s unauthorized use, misappropriation, destruction or diversion of

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any material tangible or intangible asset or corporate opportunity of the Company (including, without limitation, the Employee’s improper use or disclosure of the Company’s confidential or proprietary information); (4) misconduct by the Employee which has a material detrimental effect on the Company’s reputation or business; (5) the Employee’s repeated failure or inability (other than due to injury or illness) to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; or (6) the Employee’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude and which impairs the Employee’s ability to perform his duties with the Company. In the event Employee’s employment is terminated in accordance with this subsection 9.1, Employee shall be entitled to receive only the Base Salary then in effect, pro rated to the date of termination. Employee will also be permitted to retain all rights to fringe benefits that had vested as of the date of his termination. Employee’s rights with respect to LTIP Awards and Option Grants upon termination of employment pursuant to this subsection 9.1 will be determined in accordance with the LTIP or the Option Plan, as applicable. All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished. Employee will not be entitled to receive the Severance described in subsection 9.2 below.

9.2. Termination Without Cause by Company or Resignation for Good Reason/Severance. Company may terminate Employee’s employment under this Agreement without Cause at any time on thirty (30) days’ advance written notice or Employee may terminate his employment for Good Reason (as defined below).

(a) Subject to Section 9.5 and provided that Section 9.4 does not apply to such termination, in the event that Company terminates Employee’s employment without Cause or Employee terminates his employment for Good Reason, Employee shall be entitled to receive from the Company:

(i) the Base Salary then in effect, pro rated to the date of termination; and

(ii) provided that a full general release of claims (the “Release”) has become binding and effective in accordance with the terms of the Release on or before forty-fifth (45th) day following the date of Employee’s termination of employment:

a) an amount (the “Severance Payment”) equal to six months of Employee’s Base Salary then in effect on the date of termination, less applicable withholding, payable in a single lump sum payment on, or as soon as administratively practicable after, the forty-fifth (45th) day following the date of Employee’s termination of employment;

b) an amount (the “Prior Year Bonus Payment”) equal to the Bonus for the Company’s fiscal year ending on or prior to the date of Employee’s termination of employment, to the extent such Bonus has been earned, as determined by the Remcom, based upon the achievement of the applicable performance goals and remains unpaid as of such employment termination date, shall be paid in a single lump sum payment on the forty-fifth (45th) day following the date of Employee’s termination of employment; and

c) in the event Employee makes a timely election to obtain continued group health insurance (COBRA) under the Company’s applicable group health plan, the Company will pay Employee’s COBRA premiums for a period of six months or until Employee is eligible to receive health insurance benefits under another group health plan, whichever occurs first (the “COBRA Payment”). Thereafter, Employee will be solely responsible for his COBRA premiums, if applicable.

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Upon termination of employment pursuant to this subsection 9.2, (i) that portion of any Option Grant which has vested and become exercisable prior to the date of termination of employment shall be exercisable in accordance with the terms of the Option Plan and that portion of each Option Grant which has not vested and become exercisable prior to the date of termination of employment shall terminate and cease to be exercisable on the employment termination date, and (ii) each outstanding LTIP Award then held by Employee shall vest and the shares subject to each such award shall be released in accordance with the terms of the LTIP in an amount determined by (x) the extent to which the performance requirements applicable to such award have been satisfied, as determined by the Remcom, prior to the date of termination of employment, and (y) the proportion which the number of days elapsed from the date of grant of the award to the date of termination of employment bears to the original “Holding Period” (or “Performance Period”) of such award determined at the time of grant of the award by the Remcom in accordance with the terms of the LTIP. All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished.

(b) For purposes of this Agreement, the term “Good Reason” shall mean the first to occur of any of the following conditions without Employee’s written consent, provided that Employee has notified the CEO in writing of such condition within six (6) months following its first occurrence and the Company has failed to remedy such condition within thirty (30) days following the date of such notice:

(i) A material diminution in Employee’s Base Salary or Target Bonus then in effect; or

(ii) A material diminution in Employee’s authority, duties, or responsibilities; or

(iii) A relocation of Employee’s principal place of employment to a location that increases Employee’s one-way commute distance by more than thirty (30) miles; or

(iv) Any other action or inaction by the Company that constitutes a material breach of this Agreement.

In addition to the foregoing, to constitute a resignation for Good Reason, Employee’s resignation must be effective no later than nine (9) months following the initial occurrence of the condition constituting Good Reason.

(c) The Severance Payment, Prior Year Bonus Payment and COBRA Payment described in subsection 9.2(a), and the Severance Payment, Prior Year Bonus Payment, Bonus Severance Payment, COBRA Payment and accelerated LTIP Award described in subsection 9.4(a) (hereafter, individually or collectively referred to in total as “Severance”) shall be forfeited immediately if Employee fails to comply with the surviving provisions of Sections 11,12 and 14 of this Agreement

9.3. Voluntary Resignation by Employee; Death or Disability. Employee may voluntarily resign Employee’s position with Company, at any time on thirty (30) days’ advance written notice. Company may waive all or part of this notice. In the event of Employee’s voluntary resignation or in the event Employee’s employment with Company terminates as a

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result of Employee’s death or “disability” (as defined below), Employee will be entitled to receive only the Base Salary for such thirty-day notice period or, in the case of termination of employment due death or disability, the Base Salary pro rated to the date of termination. Employee’s rights with respect to LTIP Awards upon termination of employment pursuant to this subsection 9.3 will be determined in accordance with the LTIP. All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished. Upon a termination of employment described in this Section, Employee will not be entitled to receive the Severance described in Section 9.2 above. For the purposes of this Section 9.3, the term “disability” shall mean the Employee’s failure to perform the essential functions of Employee’s position, with or without reasonable accommodation, due to a mental or physical disability, which failure has continued for a period of not less than ninety (90) days.

9.4. Termination Upon a Change of Control.

(a) Vesting; Severance Payment. Subject to Section 9.5, in the event that Company or its successor terminates Employee’s employment without Cause upon or within twelve (12) months after a Change of Control (as defined below) or Employee terminates his employment for Good Reason upon or within twelve (12) months after a Change of Control, Employee shall be entitled to receive from the Company:

(i) the Base Salary then in effect, pro rated to the date of termination; and

(ii) provided that the Release has become binding and effective in accordance with the terms of the Release on or before forty-fifth (45th) day following the date of Employee’s termination of employment:

a) the Severance Payment described in subsection 9.2(a) and payable as described therein;

b) the Prior Year Bonus payment described in subsection 9.2(a) and payable as described therein;

c) an amount equal to the Target Bonus then in effect (the “Bonus Severance Payment”), which amount shall be added to the Severance Payment described in subsection 9.2(a) and paid on the same date as such Severance Payment;

d) the COBRA Payment described in Section 9.2(a); and

e) upon such termination of employment pursuant to this subsection 9.4(a), (i) one hundred percent (100%) of the then unvested and previously unreleased shares subject to the outstanding LTIP Awards held by Employee shall become vested shares and shall be released in accordance with the terms of the LTIP and (ii) each Option Grant shall be immediately vested and exercisable in full.

All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished.

(b) Not Used

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(c) Change of Control. For the purposes of this Agreement, the term “Change of Control” means the occurrence of any of the events described in Rule 7.1, Rule 7.2 or Rule 7.3 of the LTIP.

9.5. Compliance with Section 409A of the Code.

(a) The parties agree that for purposes of Section 409A of the Code, any right of Employee to receive installment payments of the Severance Payment, the Prior Bonus Payment, the Bonus Severance Payment and the Special Reimbursement shall be treated as a right to a series of separate payments.

(b) Notwithstanding anything set forth herein to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until Employee has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that Employee is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Employee’s separation from service, no amount that constitutes a deferral of compensation shall be paid to Employee before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Employee’s separation from service or, if earlier, the date of Employee’s death following such separation from service. All such amounts that would, but for this subsection 9.5(a), become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(c) Company intends that income provided to Employee pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code and the Section 409A Regulations. However, Company does not guarantee any particular tax effect for income provided to Employee pursuant to this Agreement. In any event, except for Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Employee, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Employee pursuant to this Agreement.

(d) The LTIP, as applicable to awards thereunder granted to Employee, and such awards granted to Employee, will, to the extent not exempt from the requirements of Section 409A of the Code, comply with the documentary requirements of Section 409A of the Code by the documentary compliance effective date of such section and operationally comply at all times from and after the date of grant of such awards.

10. No Conflict of interest. During the term of Employee’s employment with Company, Employee must not engage in any work, paid or unpaid, that creates an actual conflict of interest with Company. Such work shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, over 5% stockholder, volunteer, lender, or agent of any business enterprise of which is in direct competition with the business in which Company is now engaged or in which Company becomes engaged during the term of Employee’s employment with Company, as may be determined by the Board in its sole discretion. If the Board believes such a conflict exists during the term of this Agreement, the Board may ask Employee to choose to discontinue the other work or voluntarily resign employment with Company if Employee chooses not to discontinue the other work. A voluntarily resignation from employment pursuant to this Section shall be considered a voluntary resignation subject to Section 9.3 of this Agreement.

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11. Confidentiality and Proprietary Rights. As a condition of employment, Employee agrees to negotiate, execute and abide by the terms of a reasonable, customary and typical proprietary rights, confidentiality and non-disclosure agreement, in accordance with applicable law.

12. Nonsolicitation. Employee understands and agrees that Company’s employees and any information regarding Company employees are confidential and constitute trade secrets of the Company. Employee agrees that during the term of this Agreement and for a period of one (1) year after the termination of employment with the Company, Employee will not separately or in conjunction with others, encourage or cause others to solicit or personally encourage any employees of the Company to terminate or alter their relationships with the Company.

13. Injunctive Relief. Employee acknowledges that Employee’s breach of the covenants contained in Sections 10-12 (collectively “Covenants”) would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

14. Agreement to Arbitrate. In the event of any dispute or claim relating to or arising out of Employee’s employment relationship with the Company, this Agreement, or the termination of Employee’s employment with the Company for any reason (including, but not limited to, any claims of breach of contract, defamation, wrongful termination or age, sex, sexual orientation, race, color, national origin, ancestry, marital status, religious creed, physical or mental disability or medical condition or other discrimination, retaliation or harassment), Employee and the Company agree that all such disputes shall be fully resolved by confidential, binding arbitration conducted by a single arbitrator through the American Arbitration Association (“AAA”) under the AAA’s National Rules for the Resolution of Employment Disputes then in effect, which are available online at the AAA’s website at www.adr.org. Claims for breach of the Company’s Employee Proprietary Rights and Assignment Agreement/Non-Disclosure Agreement and Company’s right to obtain injunctive relief pursuant to Section 13. above, are excluded.

15. General Provisions.

15.1. Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Employee shall not be entitled to assign any of Employee’s rights or obligations under this Agreement.

15.2. Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

15.3. Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party; provided however, that the Company will reimburse Employee to the extent that Employee substantially prevails on a disputed issue, for attorneys’ fees allocable to such disputed issue(s) on which Employee substantially prevails. For the purposes of this Section, the amount of attorneys’ fees allocable to such disputed issue(s) on which Employee substantially prevails shall be deemed to be equal to the product of (a) the attorneys’ fees

8

actually incurred by Employee with respect to all disputed issues in the matter and (b) the ratio of (i) the monetary value awarded to Employee with respect to the such disputed issue(s) on which Employee substantially prevails to (ii) the monetary value claimed by Employee with respect to all disputed issues in the matter. Employee shall provide the Company with documentation adequate to substantiate the amount of attorneys’ fees actually incurred by Employee in the matter. Such reimbursement shall be paid as soon as practicable after Employee becomes entitled to a right to reimbursement; provided that such reimbursement shall in no event be paid later than the end of the calendar year following the calendar year in which occurs the later of Employee’s payment of the attorneys’ fees or Employee becomes entitled to a right to reimbursement under this Section.

15.4. Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

15.5. Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Employee has participated in the negotiation of its terms. Furthermore, Employee acknowledges that Employee has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel and therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

15.6. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States of America and the State of California. Each party consents to the jurisdiction and venue of the state or federal courts in Orange County, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

15.7. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

15.8. Survival. Sections 10 (“No Conflict of Interest”), 11 (“Confidentiality and Proprietary Rights”), 12 (“Nonsolicitation”), 13 (“Injunctive Relief”), 14 (“Agreement to Arbitrate”). 15 (“General Provisions”) and 16 (“Entire Agreement”) of this Agreement shall survive Employee’s employment by Company.

16. Entire Agreement. This Agreement, including the Company Employee Proprietary Rights Assignment Agreement/Non-Disclosure Agreement incorporated herein by reference, and the LTIP and certificates or agreements related such plans, constitute the entire agreement between the parties relating to this subject matter and supersede all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This

9

Agreement may be amended or modified only with the written consent of Employee and the Board. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

17. Authority. The individual signing this Agreement on behalf of the Company has the authority to bind the Company to the terms of this Agreement and both parties will be considered bound to the terms of this Agreement upon their signatures thereto below.

I am excited and pleased to have you join us and very much look forward to working together.

Very truly yours,
/s/ Reynolds C. Bish	Bradford Weller
General Counsel
EVP Legal Affairs
Reynolds C. Bish	Kofax Plc
Chief Executive Officer

Acknowledged, Accepted and Agreed:

/s/ Jamie Arnold

Jamie Arnold

5-4-10

Date

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Exhibit 10.9

Mr. Martyn Christian
13 St John’s Wood Terrace
St John’s Wood
London NW8 6JJ	April 12, 2010

Dear Martyn:

Kofax plc (the “Company”) Is pleased to enter into this letter agreement with you (hereinafter, “Employee”) stating the terms of your employment with the Company (the “Agreement”), effective upon your acceptance by execution of a counterpart copy of this Agreement where indicated below (the “Effective Date”) As used in this Agreement, the term “Company” includes Kofax plc and each and any of its divisions, affiliates or subsidiaries.

1. Employment. Company hereby employs Employee, and Employee hereby accepts employment, upon the stated terms and conditions set forth herein.

2. Duties.

2.1. Position. Employee is employed as the Company’s Chief Marketing Officer and shall report solely and directly to Company’s Chief Executive Officer (“CEO”) and shall have the duties and responsibilities normally assigned to such a position and such other duties and responsibilities consistent therewith, as assigned by the CEO from time to time. Employee shall be a member of the executive management team of the Company and shall perform faithfully and diligently all duties assigned to Employee. Employee will be paid as an employee of the Company’s subsidiary, Kofax, Inc. (“Kofax”), presently located in Irvine, CA USA. All of the Company’s marketing employees throughout the world shall report to Employee, unless otherwise directed by the CEO.

2.2. Best Efforts/Full-time. Employee will expend Employee’s best efforts on behalf of Company, and will abide by the decisions of the Board and will comply with all policies of the Company, to the extent such policies are provided to Employee in advance, as well as all applicable laws, regulations or ordinances. Employee will act in the best interest of Company at all times. Employee shall devote Employee’s full business time and efforts to the performance of Employee’s assigned duties for Company. Employee acknowledges and agrees that Employee is ready, willing and able to perform the essential duties and functions of the position.

2.3. Work Location. Employee’s principal place of work shall be located at the Kofax office in Irvine, CA USA. Employee’s duties will require business travel, including, but not limited to, frequent travel to the United Kingdom for Board meeting purposes.

3. Term.

3.1. The employment relationship pursuant to this Agreement shall be on an at-will basis and may be terminated by the Company or the Employee at any time, for any reason, subject to the provisions regarding termination as set forth in section 9 below.

3.2. Start Date. Employee’s employment with the Company will begin not later than August 16, 2010 (the “Employment Date”).

4. Compensation.

4.1. Base Salary. As compensation for Employee’s performance of Employee’s duties hereunder, Company will pay to Employee an annual base salary of $300,000.00 (“Base Salary”), payable in accordance with the normal payroll practices of Company, less required standard deductions for taxes, social contributions and all other employment taxes or charges. In the event Employee’s employment under this Agreement is terminated by either party, for any reason, Employee will earn the Base Salary pro rated to the date of termination. Employee’s Base Salary shall be subject to review by the Board on an annual basis (fiscal year) but will not be subject to decrease unless such decrease is part of an overall reduction effected for other members of the executive management team.

4.2. Bonus. Employee will be eligible to earn for each Company fiscal year (currently, July 1-June 30) an annual incentive bonus (the “Bonus”) up to $150,000.00 if Employee achieves the target level of performance goals also applied to other members of Company’s executive management team (the “Target Bonus”) established by the Remuneration Committee (“Remcom”) of the Board, with input from and after discussion with the CEO, and as finally approved by the Board. Except as provided in Sections 9.2 and 9.4, to be eligible to receive payment of any Bonus, Employee must remain an employee of the Company in good standing on the bonus payment date (or payment dates in the event of quarterly bonus payments). The amount of the Target Bonus shall be subject to review by the Board on an annual basis (fiscal year) but will not be subject to decrease unless such decrease is part of an overall reduction in bonus compensation effected for other members of the executive management team. Employee will be eligible to receive a prorated Bonus for the calendar quarter during which the Employment Date occurs.

4.3. Equity.

(a) Long Term Incentive Plan. Employee is eligible, at the discretion of the Remcom, to receive, pursuant to the Company’s 2007 Long-Term Incentive Plan or any successor plan (the “LTIP”), one or more awards (each, an “LTIP Award”), each representing a conditional entitlement to receive on one or more specified subsequent dates, subject to satisfaction of such continued employment and performance requirements also applied to other members of Company’s executive management team as may be established pursuant to the LTIP, a number of ordinary shares of the capital of the Company determined in the manner provided by the LTIP. Except as modified by this Agreement (unless expressly provided otherwise with regard to any specific LTIP Award), the terms and conditions of each LTIP Award shall be subject to the discretion of the Remcom and the provisions of the LTIP. As of the Employment date Employee shall receive a LTIP Award for 150,000 ordinary shares of the capital of the Company.

(b) Stock Options. Employee is eligible, at the discretion of the Remcom, to receive, pursuant to the Company’s 2000 Share Option Plan or any successor plan (the “Option Plan”) one or more awards (each an “Option Grant”), each representing a conditional entitlement to purchase on one or more subsequent dates, subject to satisfaction of vesting and any performance criteria established in connection with each specific Option Grant, ordinary shares of the capital of the Company determined in the manner provided by the Option Grant and in accordance with the provisions of the Option Plan. Except as modified by this Agreement (unless expressly provided otherwise with regard to any specific Option Grant), the terms and conditions of each Option Grant shall be subject to the discretion of the Remcom and the provisions of the Option Plan. As of the Effective Date of this Agreement Employee shall receive an Option Grant for 300,000 ordinary shares of the capital of the Company.

4.4. Customary Fringe Benefits. Employee will be eligible for all customary and usual fringe benefits generally available to employees of Kofax, subject to the terms and conditions of the applicable benefit plan documents, including health, dental, vision and other insurance. The Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time. In addition, Employee will accrue vacation at the rate of at least 20 days per year in accordance with the Kofax vacation policy.

5. Business Expenses. Employee will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Employee’s duties on behalf of Company. This will include Business Class fare for all travel outside the USA, the cost for one round trip from London, England to Irvine, CA USA for the Employee and his family to facilitate their relocation and the cost for moving the Employee’s and his family’s personal property from London, England to Irvine, CA USA. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company’s policies. Any reimbursement Employee is entitled to receive pursuant to this Section shall (a) be paid no later than the last day of the calendar year following the calendar year in which the expense was incurred, (b) not affect any other expenses that are eligible for reimbursement in any other calendar year and (c) not be subject to liquidation or exchange for another benefit.

6. Not Used.

7. Outside Boards. During Employee’s employment with the Company, Employee may not serve as a board member of any other organization with out the express written permission of the CEO.

8. IBM Non Compete. The Company has received and reviewed a copy of the non compete provision Employee executed with IBM in conjunction with its acquisition of FileNet Corporation. The Company does not believe the non compete provision is applicable to the position the Employee will hold at the Company. The Company will not terminate Employee’s employment if IBM files an action to preclude Employee’s employment by the Company and the Company will indemnify Employee for reasonable expenses relating to defending any such action by IBM.

9. Termination of Employee’s Employment.

9.1. Termination for Cause by Company. Although Company anticipates a mutually rewarding employment relationship with Employee, Company may terminate Employee’s employment immediately at any time for Cause. For purposes of this Agreement, Cause shall mean (1) the Employee’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Company documents or records; (2) the Employee’s material failure to abide by the Company’s policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct) after written notice from the Company of such failure; (3) the Employee’s unauthorized use, misappropriation, destruction or diversion of any material tangible or intangible asset or corporate opportunity of the Company (including, without limitation, the Employee’s improper use or disclosure of the Company’s confidential or proprietary information): (4) misconduct by the Employee which has a material detrimental effect on the Company’s reputation or business; (5) the Employee’s repeated failure or inability (other than due to injury or illness) to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; or (6) the Employee’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude and which impairs the Employee’s ability to perform his duties with the Company. In the event Employee’s employment is terminated in accordance with this subsection 9.1, Employee shall be entitled to receive only the Base Salary then in effect, pro rated to the date of termination. Employee will also be permitted to retain all rights to fringe benefits that had vested as of the date of his termination. Employee’s rights with respect to LTIP Awards and Option Grants upon termination of employment pursuant to this subsection 9.1 will be determined in accordance with the LTIP or the Option Plan, as applicable. All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished. Employee will not be entitled to receive the Severance described in subsection 9.2 below.

9.2. Termination Without Cause by Company or Resignation for Good Reason/Severance. Company may terminate Employee’s employment under this Agreement without Cause at any time on thirty (30) days’ advance written notice or Employee may terminate his employment for Good Reason (as defined below).

(a) Subject to Section 9.5 and provided that Section 9.4 does not apply to such termination, in the event that Company terminates Employee’s employment without Cause or Employee terminates his employment for Good Reason, Employee shall be entitled to receive from the Company:

(i) the Base Salary then in effect, pro rated to the date of termination; and

(ii) provided that a full general release of claims (the “Release”) has become binding and effective in accordance with the terms of the Release on or before forty- fifth (45th) day following the date of Employee’s termination of employment:

a) an amount (the “Severance Payment”) equal to six months of Employee’s Base Salary then in effect on the date of termination, less applicable withholding, payable in a single lump sum payment on, or as soon as administratively practicable after, the forty-fifth (45th) day following the date of Employee’s termination of employment;

b) an amount (the “Prior Year Bonus Payment”) equal to the Bonus for the Company’s fiscal year ending on or prior to the date of Employee’s termination of employment, to the extent such Bonus has been earned, as determined by the Remcom, based upon the achievement of the applicable performance goals and remains unpaid as of such employment termination date, shall be paid in a single lump sum payment on the forty-fifth (45th) day following the date of Employee’s termination of employment; and

c) in the event Employee makes a timely election to obtain continued group health insurance (COBRA) under the Company’s applicable group health plan, the Company will pay Employee’s COBRA premiums for a period of six months or until Employee is eligible to receive health insurance benefits under another group health plan, whichever occurs first (the “COBRA Payment”). Thereafter, Employee will be solely responsible for his COBRA premiums, if applicable.

Upon termination of employment pursuant to this subsection 9.2, (i) that portion of any Option Grant which has vested and become exercisable prior to the date termination of employment shall be exercisable in accordance with the terms of the Option Plan and that portion of each Option Grant which has not vested and become exercisable prior to the date of termination of employment shall terminate and cease to be exercisable on the employment termination date, and (ii) each outstanding LTIP Award then held by Employee shall vest and the shares subject to each such award shall be released in accordance with the terms of the LTIP in an amount determined by (x) the extent to which the performance requirements applicable to such award have been satisfied, as determined by the Remcom, prior to the date of termination of employment, and (y) the proportion which the number of days elapsed from the date of grant of the award to the date of termination of employment bears to the original “Holding Period” (or “Performance Period”) of such award determined at the time of grant of the award by the Remcom in accordance with the terms of the LTIP. All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished.

(b) For purposes of this Agreement, the term “Good Reason” shall mean the first to occur of any of the following conditions without Employee’s written consent, provided that Employee has notified the CEO in writing of such condition within six (6) months following its first occurrence and the Company has failed to remedy such condition within thirty (30) days following the date of such notice:

(i) A material diminution in Employee’s Base Salary or Target Bonus then in effect; or

(ii) A material diminution in Employee’s authority, duties, or responsibilities; or

(iii) A relocation of Employee’s principal place of employment to a location that increases Employee’s one-way commute distance by more than thirty (30) miles; or

(iv) Any other action or inaction by the Company that constitutes a material breach of this Agreement.

In addition to the foregoing, to constitute a resignation for Good Reason, Employee’s resignation must be effective no later than nine (9) months following the initial occurrence of the condition constituting Good Reason.

(c) The Severance Payment, Prior Year Bonus Payment and COBRA Payment described in subsection 9.2(a), and the Severance Payment, Prior Year Bonus Payment, Bonus Severance Payment, COBRA Payment and accelerated LTIP Award described in subsection 9.4(a) (hereafter, individually or collectively referred to in total as “Severance”) shall be forfeited immediately if Employee fails to comply with the surviving provisions of Sections 11,12 and 14 of this Agreement.

9.3. Voluntary Resignation by Employee; Death or Disability. Employee may voluntarily resign Employee’s position with Company, at any time on thirty (30) days’ advance written notice. Company may waive all or part of this notice. In the event of Employee’s voluntary resignation or in the event Employee’s employment with Company terminates as a result of Employee’s death or “disability” (as defined below). Employee will be entitled to receive only the Base Salary for such thirty-day notice period or. in the case of termination of employment due death or disability, the Base Salary pro rated to the date of termination. Employee’s rights with respect to LTIP Awards upon termination of employment pursuant to this subsection 9.3 will be determined in accordance with the LTIP. All other Company obligations to

Employee pursuant to this Agreement will become automatically terminated and completely extinguished. Upon a termination of employment described in this Section, Employee will not be entitled to receive the Severance described in Section 9.2 above. For the purposes of this Section 9.3, the term “disability” shall mean the Employee’s failure to perform the essential functions of Employee’s position, with or without reasonable accommodation, due to a mental or physical disability, which failure has continued for a period of not less than ninety (90) days.

9.4. Termination Upon a Change of Control.

(a) Vesting; Severance Payment. Subject to Section 9.5, in the event that Company or its successor terminates Employee’s employment without Cause upon or within twelve (12) months after a Change of Control (as defined below) or Employee terminates his employment for Good Reason upon or within twelve (12) months after a Change of Control, Employee shall be entitled to receive from the Company:

(i) the Base Salary then in effect, pro rated to the date of termination; and

(ii) provided that the Release has become binding and effective in accordance with the terms of the Release on or before forty-fifth (45th) day following the date of Employee’s termination of employment:

a) the Severance Payment described in subsection 9.2(a) and payable as described therein;

b) the Prior Year Bonus payment described in subsection 9.2(a) and payable as described therein;

c) an amount equal to the Target Bonus then in effect (the “Bonus Severance Payment”), which amount shall be added to the Severance Payment described in subsection 9.2(a) and paid on the same date as such Severance Payment;

d) the COBRA Payment described in Section 9.2(a); and

e) upon such termination of employment pursuant to this subsection 9.4(a), (i) one hundred percent (100%) of the then unvested and previously unreleased shares subject to the outstanding LTIP Awards held by Employee shall become vested shares and shall be released in accordance with the terms of the LTIP and (ii) each Option Grant shall be immediately vested and exercisable in full.

All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished.

(b) Not Used

(c) Change of Control. For the purposes of this Agreement, the term “Change of Control” means the occurrence of any of the events described in Rule 7.1, Rule 7.2 or Rule 7.3 of the LTIP.

9.5. Compliance with Section 409A of the Code.

(a) The parties agree that for purposes of Section 409A of the Code, any right of Employee to receive installment payments of the Severance Payment, the Prior Bonus Payment, the Bonus Severance Payment and the Special Reimbursement shall be treated as a right to a series of separate payments.

(b) Notwithstanding anything set forth herein to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until Employee has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that Employee is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Employee’s separation from service, no amount that constitutes a deferral of compensation shall be paid to Employee before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Employee’s separation from service or, if earlier, the date of Employee’s death following such separation from service. All such amounts that would, but for this subsection 9.5(a), become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(c) Company intends that income provided to Employee pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code and the Section 409A Regulations. However, Company does not guarantee any particular tax effect for income provided to Employee pursuant to this Agreement. In any event, except for Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Employee, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Employee pursuant to this Agreement.

(d) The LTIP, as applicable to awards thereunder granted to Employee, and such awards granted to Employee, will, to the extent not exempt from the requirements of Section 409A of the Code, comply with the documentary requirements of Section 409A of the Code by the documentary compliance effective date of such section and operationally comply at all times from and after the date of grant of such awards.

10. No Conflict of Interest. During the term of Employee’s employment with Company, Employee must not engage in any work, paid or unpaid, that creates an actual conflict of interest with Company. Such work shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, over 5% stockholder, volunteer, lender, or agent of any business enterprise of which is in direct competition with the business in which Company is now engaged or in which Company becomes engaged during the term of Employee’s employment with Company, as may be determined by the Board in its sole discretion. If the Board believes such a conflict exists during the term of this Agreement, the Board may ask Employee to choose to discontinue the other work or voluntarily resign employment with Company if Employee chooses not to discontinue the other work. A voluntarily resignation from employment pursuant to this Section shall be considered a voluntary resignation subject to Section 9.3 of this Agreement.

11. Confidentiality and Proprietary Rights. As a condition of employment, Employee agrees to negotiate, execute and abide by the terms of a reasonable, customary and typical proprietary rights, confidentiality and non-disclosure agreement, in accordance with applicable law.

12. Nonsolicitation. Employee understands and agrees that Company’s employees and any information regarding Company employees are confidential and constitute trade secrets of the Company. Employee agrees that during the term of this Agreement and for a period of one (1) year after the termination of employment with the Company, Employee will not, separately or in conjunction with others, encourage or cause others to solicit or personally encourage any employees of the Company to terminate or alter their relationships with the Company.

13. Injunctive Relief. Employee acknowledges that Employee’s breach of the covenants contained in Sections 10-12 (collectively “Covenants”) would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

14. Agreement to Arbitrate. In the event of any dispute or claim relating to or arising out of Employee’s employment relationship with the Company, this Agreement, or the termination of Employee’s employment with the Company for any reason (including, but not limited to, any claims of breach of contract, defamation, wrongful termination or age, sex, sexual orientation, race, color, national origin, ancestry, marital status, religious creed, physical or mental disability or medical condition or other discrimination, retaliation or harassment), Employee and the Company agree that all such disputes shall be fully resolved by confidential, binding arbitration conducted by a single arbitrator through the American Arbitration Association (“AAA”) under the AAA’s National Rules for the Resolution of Employment Disputes then in effect, which are available online at the AAA’s website at www.adr.org. Claims for breach of the Company’s Employee Proprietary Rights and Assignment Agreement/Non-Disclosure Agreement and Company’s right to obtain injunctive relief pursuant to Section 13, above, are excluded.

15. General Provisions.

15.1. Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Employee shall not be entitled to assign any of Employee’s rights or obligations under this Agreement.

15.2. Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

15.3. Attorneys’ Fees. Each side will bear its own attorneys fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party; provided however, that the Company will reimburse Employee to the extent that Employee substantially prevails on a disputed issue, for attorneys’ fees allocable to such disputed issue(s) on which Employee substantially prevails. For the purposes of this Section, the amount of attorneys’ fees allocable to such disputed issue(s) on which Employee substantially prevails shall be deemed to be equal to the product of (a) the attorneys fees actually incurred by Employee with respect to all disputed issues in the matter and (b) the ratio of (i) the monetary value awarded to Employee with respect to the such disputed issue(s) on which Employee substantially prevails to (ii) the monetary value claimed by Employee with respect to all disputed issues in the matter. Employee shall provide the Company with documentation adequate to substantiate the amount of attorneys’ fees actually incurred by Employee in the matter. Such reimbursement shall be paid as soon as practicable after Employee becomes entitled to a right to reimbursement; provided that such reimbursement shall in no event be paid later than the end of the calendar year following the calendar year in which occurs the later of Employee’s payment of the attorneys’ fees or Employee becomes entitled to a right to reimbursement under this Section.

15.4. Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

15.5. Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Employee has participated in the negotiation of its terms. Furthermore, Employee acknowledges that Employee has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel and therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

15.6. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States of America and the State of California. Each party consents to the jurisdiction and venue of the state or federal courts in Orange County, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

15.7. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

15.8. Survival. Sections 10 (“No Conflict of Interest”), 11 (“Confidentiality and Proprietary Rights”), 12 (“Nonsolicitation”), 13 (“Injunctive Relief”), 14 (“Agreement to Arbitrate”), 15 (“General Provisions”) and 16 (“Entire Agreement”) of this Agreement shall survive Employee’s employment by Company.

16. Entire Agreement. This Agreement, including the Company Employee Proprietary Rights Assignment Agreement/Non-Disclosure Agreement incorporated herein by reference, and the LTIP and certificates or agreements related such plans, constitute the entire agreement between the parties relating to this subject matter and supersede all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Employee and the Board. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

17. Authority. The individual signing this Agreement on behalf of the Company has the authority to bind the Company to the terms of this Agreement and both parties will be considered bound to the terms of this Agreement upon their signatures thereto below.

I am excited and pleased to have you join us and very much look forward to working together.

Very truly yours,

/s/ Reynolds C. Bish
Reynolds C. Bish
Chief Executive Officer

Acknowledged, Accepted and Agreed:

/s/ Martyn Christian

Martyn Christian

16TH April 2010

Date

Exhibit 10.10

Date: 17 September 2007

Anthony Macciola

6773 Groves Court

Chino, CA 91710

Dear Anthony

Amendment to Service agreement

This amendment should be read in conjunction with the offer of employment, dated 15 February 2002, which set out the terms of your employment with Kofax Image Products, Inc.

1.	Effective Date / Notice

This amendment is deemed to take effect on 1 July 2007.

2.	Remuneration

You shall be paid for your services under this Agreement:

2.1	a salary at the rate of USD 213,000 per annum (or at such higher rate as may from time to time be agreed in writing) payable in arrears bimonthly (i.e. 24 equal installments). Your remuneration shall be subject to such withholding or deductions as are required by law to be made; and

2.2	a bonus according annex 1. Target bonus for FY08 for on target performance is USD 106,500.

For the avoidance of doubt, the terms of the remuneration package set out in 2 above, shall be effective from the financial year commencing on 1 July 2007 and will replace all previous bonus schemes to which you are or have previously been entitled.

All other terms and conditions remain unchanged.

I would be grateful if you would confirm your acceptance of this amendment of the terms and conditions of your employment as set out in this letter.

Yours sincerely

/s/ Chief Operating Officer
Chief Operating Officer
DICOM Group

I, Anthony Macciola, confirm my acceptance of this amendment.

/s/ Anthony Macciola	10-10-07
Anthony Macciola	Date

DICOM Group plc Senior executive bonus scheme		Annex 1

Name: Period:	Anthony Macciola Financial year 2008

Bonus calculation

Targets	Adj. OP	Revenue	MBO’s	Total
Target bonus (USD)	47’925	47’925	10’650	106’500
Business target (GBP/’000 / %)	17’078	91’847	100%
Cut-off	80%	80%	0%
Accelerator	900%	900%
Cap (USD)	—	—	10’650
Achieved target	17’078	91’847	100%

Calculated boni:
Bonus to be payed	47’925	47’925	10’650	106’500

% bonus payed at cut-off	0%	0%	0%
Bonus for making cut-off	—	—	—		(Bonus, part 1)

% of cut-off to business target achieved	100%	100%	100%
Bonus for cut-off to 100% of target	47’925	47’925	10’650		(Bonus, part 2)

% Target achieved above target	0%	0%	0%
Accelerated bonus (above target)	—	—	—		(Bonus, part 3)

The bonus calculation above is split into 3 parts:

1.	the bonus for making the cut-off point,
2.	the bonus for achievement from the cut-off point to 100% of the business target, and
3.	the bonus for achievement above the business target,

The bonus to be payed is the sum of these 3 results.

Date: 24 August 2005

Anthony Macciola

6773 Groves Court

Chino, CA 91710

Dear Anthony

Amendment to Service agreement

This amendment should be read in conjunction with the offer of employment, dated 15 February 2002, which set out the terms of your employment with Kofax Image Products, Inc.

1.	Effective Date / Notice

This amendment is deemed to take effect on 1 July 2005. The terms of the appointment shall continue until terminated by either party giving to the other not less than 6 months’ written notice of termination.

2.	Remuneration

You shall be paid for your services under this Agreement:

2.1	a salary at the rate of USD 205,000 per annum (or at such higher rate as may from time to time be agreed in writing) payable in arrears by equal biweekly installments. Your remuneration shall be subject to such withholding or deductions as are required by law to be made; and

2.2	a bonus according annex 1. Target bonus for FY06 for on target performance is USD 70,000.

For the avoidance of doubt, the terms of the remuneration package set out in 2 above, shall be effective from the financial year commencing on 1 July 2005 and will replace all previous bonus schemes to which you are or have previously been entitled.

3.	Company car

You will be entitled to a car allowance of USD 500/month.

All other terms and conditions remain unchanged.

I would be grateful if you would confirm your acceptance of this amendment of the terms and conditions of your employment as set out in this letter.

Yours sincerely

/s/ Chief Operating Officer
Chief Operating Officer
DICOM Group

I, Anthony Macciola, confirm my acceptance of this amendment.

/s/ Anthony Macciola	9-8-05
Anthony Macciola	Date

Date: 24 August 2006

Anthony Macciola

6773 Groves Court

Chino, CA 91710

Dear Anthony

Amendment to Service agreement

This amendment should be read in conjunction with the offer of employment, dated 15 February 2002, which set out the terms of your employment with Kofax Image Products, Inc.

1.	Effective Date / Notice

This amendment is deemed to take effect on 1 July 2006. The terms of the appointment shall continue until terminated by either party giving to the other not less than 12 months’ written notice of termination.

2.	Remuneration

You shall be paid for your services under this Agreement:

2.1	a salary at the rate of USD 213,000 per annum (or at such higher rate as may from time to time be agreed in writing) payable in arrears bimonthly (i.e. 24 equal installments). Your remuneration shall be subject to such withholding or deductions as are required by law to be made; and

2.2	a bonus according annex 1. Target bonus for FY07 for on target performance is USD 95,000.

For the avoidance of doubt, the terms of the remuneration package set out in 2 above, shall be effective from the financial year commencing on 1 July 2006 and will replace all previous bonus schemes to which you are or have previously been entitled.

3.	Company car

You will be entitled to a car allowance of USD 1,080/month.

All other terms and conditions remain unchanged.

I would be grateful if you would confirm your acceptance of this amendment of the terms and conditions of your employment as set out in this letter.

Yours sincerely /s/ Chief Operating Officer
Chief Operating Officer
DICOM Group

I, Anthony Macciola, confirm my acceptance of this amendment.

/s/ Anthony Macciola	9-21-06
Anthony Macciola	Date

DICOM Group plc
Senior executive bonus scheme		Annex 1

Name:	Anthony Macciola
Period:	Financial year 2007

Bonus calculation

Targets	EPS	Revenue	MBO’s	GAGR EPS	Total
Target bonus (USD)	38’000	28’500	19’000	9’500	95’000
Business target (p/’000 GBP/%/%)	14.7	97’807	100%	15.0%
Cut-off	80%	80%	0%	100%
Accelerator	804%	4662%
Cap (USD)	—	—	19’000	19’000
Achieved target	14.7	97’807	100%	15.0%

Calculated boni:
Bonus to be payed	38’000	28’500	19’000	9’500	95’000

% bonus payed at cut-off	0%	0%	0%	0%
Bonus for making cut-off	—	—	—	—		(Bonus, part 1)

% of cut-off to business target achieved	100%	100%	100%	100%
Bonus for cut-off to 100% of target	38’000	28’500	19’000	9’500		(Bonus, part 2)

% Target achieved above target	0%	0%	0%	0%
Accelerated bonus (above target)	—	—	—	—		(Bonus, part 3)
The bonus calculation above is split into 3 parts:

1.	the bonus for making the cut-off point,
2.	the bonus for achievement from the cut-off point to 100% of the business target, and
3.	the bonus for achievement above the business target.

The bonus to be payed is the sum of these 3 results.

In case adjusted, diluted EPS target is not met, total Annual bonus can not exceed 100% of Total Target bonus

Date: 24 August 2005

Anthony Macciola

6773 Groves Court

Chino, CA 91710

Dear Anthony

Amendment to Service agreement

This amendment should be read in conjunction with the offer of employment, dated 15 February 2002, which set out the terms of your employment with Kofax Image Products, Inc.

1.	Effective Date / Notice

This amendment is deemed to take effect on 1 July 2005. The terms of the appointment shall continue until terminated by either party giving to the other not less than 6 months' written notice of termination.

2.	Remuneration

You shall be paid for your services under this Agreement:

2.1	a salary at the rate of USD 205,000 per annum (or at such higher rate as may from time to time be agreed in writing) payable in arrears by equal biweekly installments. Your remuneration shall be subject to such withholding or deductions as are required by law to be made; and

2.2	a bonus according annex 1. Target bonus for FY06 for on target performance is USD 70,000.

For the avoidance of doubt, the terms of the remuneration package set out in 2 above, shall be effective from the financial year commencing on 1 July 2005 and will replace all previous bonus schemes to which you are or have previously been entitled.

3.	Company car

You will be entitled to a car allowance of USD 500/month.

All other terms and conditions remain unchanged.

I would be grateful if you would confirm your acceptance of this amendment of the terms and conditions of your employment as set out in this letter.

Yours sincerely

/s/ Chief Operating Officer
Chief Operating Officer
DICOM Group I, Anthony Macciola, confirm my acceptance of this amendment.

/s/ Anthony Macciola	9-8-05
Anthony Macciola	Date

DICOM Group plc
Senior executive bonus scheme		Annex 1

Name:	Anthony Macciola
Period:	Financial year 2006

Bonus calculation

Targets	EPS	Cash flow	MBO’s	GAGR EPS	Total
Target bonus (CHF)	28’000	14’000	21’000	7’000	70’000
Business target (p/GBP/%)	61.2	16’398	100%	15.0%
Cut-off	80%	80%	0%	100%
Accelerator	1038%	395%
Cap (CHF)	—	—	21’000	7’000
Achieved target	61.2	16’398	100%	15.0%

Calculated boni:
Bonus to be payed	28’000	14’000	21’000	7’000	70’000

% bonus payed at cut-off	0%	0%	0%	0%
Bonus for making cut-off	—	—	—	—		(Bonus, part 1)

% of cut-off to business target achieved	100%	100%	100%	100%
Bonus for cut-off to 100% of target	28’000	14’000	21’000	7’000		(Bonus, part 2)

% Target achieved above target	0%	0%	0%	0%
Accelerated bonus (above target)	—	—	—	—		(Bonus, part 3)

The bonus calculation above is split into 3 parts:

1.	the bonus for making the cut-off point,
2.	the bonus for achievement from the cut-off point to 100% of the business target, and
3.	the bonus for achievement above the business target.

The bonus to be payed is the sum of these 3 results.

KOFAX IMAGE PRODUCTS

16245 LAGUNA CANYON

IRVINE, CA 92618-3603

PHONE: 949-727-1733

FAX: 949-727-3144

http://www.kofax.com

February 15, 2002

Anthony Macciola

6773 Groves Court

Chino, CA 91710

Dear Anthony:

It is a pleasure to extend to you our offer of employment with Kofax Image Products as Vice President, Marketing reporting to the President of Kofax. Your monthly salary will be $14,584.00 together with insurance benefits that are made generally available to employees of the Company. In addition to your base salary, you will be a participant in the executive bonus plan and will have the opportunity to earn up to an additional $20,000 per fiscal year. You will receive a pro-rated bonus at the end of FY02 and then be eligible for the entire bonus at the conclusion of FY03. Your compensation package will be up for review on July 1, 2003.

In the event you should elect to join the Company, the Company would grant you an option to purchase up to 30,000 shares of common stock, subject to approval of the DICOM Board of Directors. This stock would vest over a four-year period at the rate of 25% of the shares on the anniversary date of your employ as a regular employee and then on a quarterly basis thereafter (6.25% per quarter), provided you continue to be an employee. The option price of the common stock will be the fair market value on the date of your employment.

As a former employee of Kofax, you will receive credit for your prior service, less the number of months that you were gone for Company seniority and vacation accrual purposes. Based on an anticipated hire date of April 8, 2002, you would return to Kofax with 8 years and 5 months of prior service.

In order to comply with the Immigration Act requirements, we must ask that you bring with you on your first day of employment, one document from list A on the attached I-9 form or two documents, one from list B and one from list C. You will also be asked to sign a NonDisclosure agreement that is requested of all employees.

Offer – A. Macciola

February 15, 2002

To indicate your acceptance of this offer and agreement to these terms, please sign the copy of this letter and return it to my attention by February 20, 2002. The original is for your records. Your signature on this letter does not bind you to purchase common stock in the Company, exercising your stock options is entirely at your discretion.

Anthony, we are very happy that you will be returning to Kofax and look forward to working with you again. If you have any questions or comments, please feel free to call.

Kind regards,

/s/ Lynne Scheid
Lynne Scheid
Director, Human Resources

THE ABOVE IS ACCEPTABLE TO THE UNDERSIGNED:

/s/ Anthony Macciola	4/22/02
Anthony Macciola	Start Date

KOFAX IMAGE PRODUCTS
16245 LAGUNA CANYON RD. IRVINE, CA 92618-3603 PHONE: 949-727-1733 FAX: 949-727-3144 http://www.kofax.com

February 15, 2002

Anthony Macciola

6773 Groves Court

Chino, CA 91710

Dear Anthony:

It is a pleasure to extend to you our offer of employment with Kofax Image Products as Vice President, Marketing reporting to the President of Kofax. Your monthly salary will be $14,584.00 together with insurance benefits that are made generally available to employees of the Company. In addition to your base salary, you will be a participant in the executive bonus plan and will have the opportunity to earn up to an additional $20,000 per fiscal year. You will receive a pro-rated bonus at the end of FY02 and then be eligible for the entire bonus at the conclusion of FY03. Your compensation package will be up for review on July 1, 2003.

In the event you should elect to join the Company, the Company would grant you an option to purchase up to 30,000 shares of common stock, subject to approval of the DICOM Board of Directors. This stock would vest over a four-year period at the rate of 25% of the shares on the anniversary date of your employ as a regular employee and then on a quarterly basis thereafter (6.25% per quarter), provided you continue to be an employee. The option price of the common stock will be the fair market value on the date of your employment.

As a former employee of Kofax, you will receive credit for your prior service, less the number of months that you were gone for Company seniority and vacation accrual purposes. Based on an anticipated hire date of April 8, 2002, you would return to Kofax with 8 years and 5 months of prior service.

In order to comply with the Immigration Act requirements, we must ask that you bring with you on your first day of employment, one document from list A on the attached I-9 form or two documents, one from list B and one from list C. You will also be asked to sign a Non-Disclosure agreement that is requested of all employees.

Offer – A. Macciola

February 15, 2002

To indicate your acceptance of this offer and agreement to these terms, please sign the copy of this letter and return it to my attention by February 20, 2002. The original is for your records. Your signature on this letter does not bind you to purchase common stock in the Company, exercising your stock options is entirely at your discretion.

Anthony, we are very happy that you will be returning to Kofax and look forward to working with you again. If you have any questions or comments, please feel free to call.

Kind regards,

/s/ Lynne Scheid
Lynne Scheid
Director, Human Resources

THE ABOVE IS ACCEPTABLE TO THE UNDERSIGNED:

Anthony Macciola	Start Date

KOFAX IMAGE PRODUCTS
16245 LAGUNA CANYON IRVINE, CA 92618-3603 PHONE: 949-727-1733 FAX: 949-727-3144 http://www.kofax.com

February 15, 2002

Anthony Macciola

6773 Groves Court

Chino, CA 91710

Dear Anthony:

It is a pleasure to extend to you our offer of employment with Kofax Image Products as Vice President, Marketing reporting to the President of Kofax. Your monthly salary will be $14,584.00 together with insurance benefits that are made generally available to employees of the Company. In addition to your base salary, you will be a participant in the executive bonus plan and will have the opportunity to earn up to an additional $20,000 per fiscal year. You will receive a pro-rated bonus at the end of FY02 and then be eligible for the entire bonus at the conclusion of FY03. Your compensation package will be up for review on July 1, 2003.

In the event you should elect to join the Company, the Company would grant you an option to purchase up to 30,000 shares of common stock, subject to approval of the DICOM Board of Directors. This stock would vest over a four-year period at the rate of 25% of the shares on the anniversary date of your employ as a regular employee and then on a quarterly basis thereafter (6.25% per quarter), provided you continue to be an employee. The option price of the common stock will be the fair market value on the date of your employment.

As a former employee of Kofax, you will receive credit for your prior service, less the number of months that you were gone for Company seniority and vacation accrual purposes. Based on an anticipated hire date of April 8, 2002, you would return to Kofax with 8 years and 5 months of prior service.

In order to comply with the Immigration Act requirements, we must ask that you bring with you on your first day of employment, one document from list A on the attached I-9 form or two documents, one from list B and one from list C. You will also be asked to sign a NonDisclosure agreement that is requested of all employees.

Exhibit 10.11

August 19, 2008

Mr. Jim Nicol

2222 Silver Peak Place

Encinitas, CA 92024

Dear Jim:

Kofax PLC (the “Company”) is pleased to extend you (hereinafter, “Employee”) the following offer of employment on the terms set forth in this letter agreement (the “Agreement”), effective upon your acceptance by execution of a counterpart copy of this Agreement where indicated below (the “Effective Date”). As used in this Agreement, the term “Company” includes The Company and each and any of its divisions, affiliates or subsidiaries.

1. Employment. The Company hereby employs Employee, and Employee hereby accepts employment, upon the terms and conditions set forth herein.

2. Duties.

2.1 Position. Employee is employed as Executive Vice President of Products of the Company, shall report solely and directly to Company’s Chief Executive Officer (“CEO”) and shall have the duties and responsibilities normally assigned to such a position, including without limitation day-to-day responsibility for and authority over the Company’s product development, QA/QC, technical documentation, product management, product marketing and other functions and affairs of the Company on a worldwide basis and such other duties and responsibilities consistent therewith, as assigned by the CEO from time to time. Employee shall perform faithfully and diligently all duties assigned to Employee. Employee will be paid as an employee of the Company’s subsidiary, Kofax Image Products (“Kofax”) located in Irvine, California.

2.2 Best Efforts/Full-time. Employee will expend Employee’s best efforts on behalf of Company, and will abide by the decisions of the CEO and will comply with all policies of the Company, to the extent such policies are provided to Employee in advance, as well as all applicable federal, state and local laws, regulations or ordinances. Employee will act in the best interest of Company at all times. Employee shall devote Employee’s full business time and efforts to the performance of Employee’s assigned duties for Company. Employee acknowledges and agrees that he is ready, willing and able to perform the essential duties and functions of the position.

2.3 Work Location. Employee’s principal place of work shall be located at the Kofax office in Irvine, California. Employee’s duties will require frequent business travel, including, but not limited to, travel in the United States, Europe and Asia.

3. Term.

3.1 Term. The employment relationship pursuant to this Agreement shall be on an at-will basis and may be terminated by the Company or the Employee at any time, for any reason subject to the provisions regarding termination as set forth in section 9 below.

3.2 Start Date. Employee’s employment with the Company will begin as soon as possible but in any event on or before October 1, 2008 (the “Employment Date”).

4. Compensation.

4.1 Base Salary. As compensation for Employee’s performance of Employee’s duties hereunder, Company shall pay to Employee an annual base salary of Two Hundred Fifty Thousand Dollars ($250,000.00) (“Base Salary”), payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and another employment taxes. In the event Employee’s employment under this Agreement is terminated by either party, for any reason, Employee will earn the Base Salary pro rated to the date of termination. Employee’s Base Salary shall be subject to review by the CEO and approval by the Company’s Board of Directors on an annual fiscal year basis but will not be subject to decrease unless such decrease is part of an overall reduction effected for other members of the executive management team of the Company.

4.2 Bonus. Employee will be eligible to earn for each Company fiscal year beginning in the fiscal year starting July 1, 2008 a bonus (the “Bonus”) of One Hundred Twenty-Five Thousand Dollars ($125,000.00) If Employee achieves the target level of performance goals (the “Target Bonus”) established by the Remuneration Committee (“Remcom”) of the Board, with input from and after discussion with the CEO and as finally approved by the Board for the Executive Management Team. The Bonus that would otherwise be payable for the 2008/2008 fiscal year, determined on the basis of the level of achievement of performance goals established by the Remcom, shall be pro rated for the period of Employee’s service during such fiscal year. Except as provided in Sections 9.2 and 9.4, to be eligible to receive payment of any Bonus, Employee must remain an employee of the Company in good standing on the Bonus payment date. The amount of the Bonus shall be subject to review by the Board on an annual fiscal year basis but will not be subject to decrease unless such decrease is part of an overall reduction in bonus compensation effected for other members of the executive management team of the Company.

4.3 Equity.

(a) Long Term Incentive Plan. Employee will receive pursuant to the Company’s 2007 Long-Term Incentive Plan or any successor plan (the “LTIP”) one or more awards (each, an “LTIP Award”), each representing a conditional entitlement to receive on one or more specified subsequent dates, subject to satisfaction of such continued employment and performance requirements as may be established pursuant to the LTIP, a number of ordinary shares of the capital of the Company determined in the manner provided by the LTIP. Employee will be granted on the Employment Date an initial LTIP Award for a number of shares determined in accordance with the LTIP on the basis of 300% of the Base Salary using a price per share equal to the market value of an ordinary share of the Company determined as of the date of grant pursuant to the terms of the LTIP and with the same performance hurdles as those in place for the CEO and the rest of the executive management team but based on the fiscal year ending June 30, 2008 as the base line. Employee will be eligible, at the discretion of the

Remcom, to be granted annually following the 2008/2009 fiscal year of the Company an LTIP Award for a number of shares determined in accordance with the LTIP on the basis of up to 200% of Employee’s then current Base Salary. Except as modified by this Agreement, the terms and conditions of each LTIP Award shall be subject to the discretion of the Remcom and the provisions of the LTIP.

(b) Stock Option. Employee will be granted on the Employment Date pursuant to the Company’s 2000 Share Option Plan (the “Option Plan”) an option to purchase 75,000 ordinary shares of the capital of the Company (the “Option”) at an option price per share equal to the market value of an ordinary share of the Company determined as of the date of grant pursuant to the terms of the Option Plan. The Option will vest and become exercisable 25% one year following its date of grant and the remainder on a quarterly basis thereafter so that it is entirely vested within four years and pursuant to Section 5.1,5.2 and/or 5.4 of the Option Plan. Except as modified by this Agreement, the terms and conditions of the Option shall be subject to the discretion of the Remcom and the provisions of the Option Plan.

4.4 Customary Fringe Benefits. Employee will be eligible for all customary and usual fringe benefits generally available to employees of Kofax, subject to the terms and conditions of the applicable benefit plan documents, including health, dental, vision and other insurance. The Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time. In addition, Employee will accrue vacation at the rate of twenty (20) days per year in accordance with the Kofax vacation policy.

5. Business Expenses. Employee will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Employee’s duties on behalf of Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company’s policies. Any reimbursement Employee is entitled to receive pursuant to this Section shall (a) be paid no later than the last day of the calendar year following the calendar year in which the expense was incurred, (b) not affect any other expenses that are eligible for reimbursement in any other calendar year and (c) not be subject to liquidation or exchange for another benefit.

6. Not used.

7. Outside Boards of Directors. During his employment with the Company, Employee may not serve as a board member of any other organization with out the express written permission of the CEO.

8. Not used.

9. Termination of Employee’s Employment.

9.1 Termination far Cause by Company. Although Company anticipates a mutually rewarding employment relationship with Employee, Company may terminate Employee’s employment immediately at any time for Cause. For purposes of this Agreement, Cause shall mean (1) the Employee’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Company documents or records; (2) the Employee’s material failure to abide by the Company’s policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct) after written notice from the Company of such failure; (3) the Employee’s unauthorized use, misappropriation, destruction or diversion of any material tangible or intangible asset or corporate opportunity of the Company (including, without limitation, the Employee’s improper use or disclosure of the Company’s confidential or proprietary Information): (4) misconduct by the Employee which has a material detrimental effect on the Company’s reputation or business; (5) the Employee’s repeated failure or inability (other than due to injury or illness) to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; or (6) the Employee’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude and which impairs the Employee’s ability to perform his duties with the Company. In the event Employee’s employment is terminated in accordance with this subsection 9.1. Employee shall be entitled to receive only the Base Salary then in effect, pro rated to the date of termination. Employee will also be permitted to retain all rights to fringe benefits that had vested as of the date of his termination. Employee’s rights with respect to LTIP Awards and the Option upon termination of employment pursuant to this subsection 9.1 will be determined in accordance with the LTIP or the Option Plan, as applicable. All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished. Employee will not be entitled to receive the Severance described in subsection 9.2 below.

9.2 Termination Without Cause by Company or Resignation for Good Reason/Severance. Company may terminate Employee’s employment under this Agreement without Cause at any time on thirty (30) days’ advance written notice or Employee may terminate his employment for Good Reason (as defined below).

(a) Subject to Section 9.5 and provided that Section 9.4 does not apply to such termination, in the event that Company terminates Employee’s employment without Cause or Employee terminates his employment for Good Reason, Employee shall be entitled to receive from the Company:

(i) the Base Salary then in effect, pro rated to the date of termination; and

(ii) provided that the full general release of claims (the “Release”) has become binding and effective in accordance with the terms of the Release on or before forty-fifth (45th) day following the date of Employee’s termination of employment:

a. an amount (the “Severance Payment”) equal to twelve (12) months of Employee’s Base Salary then in effect on the date of termination, less applicable withholding, payable in a single lump sum payment on the Company’s first normal payroll date occurring after the forty-fifth (45th) day following the date of Employee’s termination of employment;

b. an amount (the “Prior Year Bonus Payment”) equal to the Bonus for the Company’s fiscal year ending on or prior to the date of Employee’s termination of employment, to the extent such Bonus has been earned, as determined by the Remcom, based upon the achievement of the applicable performance goals and remains unpaid as of such employment termination date, shall be paid in a single lump sum payment on the later of (1) the date on which bonuses for the applicable fiscal year are paid to the other executives of the Company or (2) the forty-fifth (45th) day following the date of Employee’s termination of employment; and

c. in the event Employee makes a timely election to obtain continued group health insurance (COBRA) under the Company’s applicable group health plan,

the Company will pay Employee’s COBRA premiums for a period of twelve (12) months or until Employee is eligible to receive health insurance benefits under another group health plan, whichever occurs first (the “COBRA Payment”). Thereafter, Employee will be solely responsible for his COBRA premiums, if applicable.

Upon termination of employment pursuant to this subsection 9.2, (i) that portion of the Option which has vested and become exercisable prior to the date of termination of employment shall be exercisable in accordance with the terms of the Option Plan and that portion of the Option which has not vested and become exercisable prior to the date of termination of employment shall terminate and cease to be exercisable on the employment termination date, and (ii) each outstanding LTIP Award then held by Employee shall vest and the shares subject to each such award shad be released in accordance with the terms of the LTIP In an amount determined by (x) the extent to which the performance requirements applicable to such award have been satisfied, as determined by the Remcom, prior to the date of termination of employment, and (y) the proportion which the number of days elapsed from the date of grant of the award to the date of termination of employment bears to the original “Holding Period” of such award determined at the time of grant of the award by the Remcom in accordance with the terms of the LTIP. All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished.

(b) For purposes of this Agreement, the term “Good Reason” shall mean the first to occur of any of the following conditions without Employee’s written consent, provided that Employee has notified the Board in writing of such condition within six (6) months following its first occurrence and the Company has failed to remedy such condition within thirty (30) days following the date of such notice:

(i) A material diminution in Employee’s Base Salary or Target Bonus then in effect; or

(ii) A material diminution in Employee’s authority, duties, or responsibilities, including without limitation, a requirement that Employee report to someone other than directly to the CEO of the Company or its successor; or

(iii) A relocation of Employee’s principal place of employment to a location that increases Employee’s one-way commute distance by more than thirty (30) miles; or

(iv) Any other action or inaction by the Company that constitutes a material breach of this Agreement.

In addition to the foregoing, to constitute a resignation for Good Reason, Employee’s resignation must be effective no later than nine (9) months following the initial occurrence of the condition constituting Good Reason.

(c) The Severance Payment, Prior Year Bonus Payment and COBRA Payment described in subsection 9.2(a), and the Severance Payment, Prior Year Bonus Payment, Bonus Severance Payment, COBRA Payment and accelerated LTIP Award and Option vesting described in subsection 9.4(a) (hereafter, individually or collectively referred to in total as “Severance”) shall be forfeited immediately if Employee fails to comply with the surviving provisions of Sections 11,12 and 14 of this Agreement.

9.3 Voluntary Resignation by Employee: Death or Disability. Employee may voluntarily resign Employee’s position with Company, at any time on thirty (30) days’ advance written notice. Company may waive all or part of this notice. In the event of Employee’s voluntary resignation or in the event Employee’s employment with Company terminates as a result of Employee’s death or “disability” (as defined below), Employee will be entitled to receive only the Base Salary for such thirty-day notice period or, in the case of termination of employment due death or disability, the Base Salary pro rated to the date of termination. Employee’s rights with respect to LTIP Awards and the Option upon termination of employment pursuant to this subsection 9.3 will be determined in accordance with the LTIP or the Option Plan, as applicable. AH other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished. Upon a termination of employment described in this Section, Employee will not be entitled to receive the Severance described in Section 9.2 above. For the purposes of this Section 9.3, the term “disability” shall mean the Employee’s failure to perform the essential functions of Employee’s position, with or without reasonable accommodation, due to a mental or physical disability, which failure has continued for a period of not less than ninety (90) days.

9.4 Termination Upon a Change of Control.

(a) Vesting; Severance Payment. Subject to Section 9.5, in the event that Company or its successor terminates Employee’s employment without Cause upon or within twelve (12) months after a Change of Control (as defined below) or Employee terminates his employment for Good Reason upon or within twelve (12) months after a Change of Control, Employee shall be entitled to receive from the Company:

(i) the Base Salary then In effect, pro rated to the date of termination; and

(ii) provided that the Release has become binding and effective in accordance with the terms of the Release on or before forty-fifth (45th) day following the date of Employee’s termination of employment:

a) the Severance Payment described in subsection 9.2(a) and payable as described therein;

b) the Prior Year Bonus payment described In subsection 9.2(a) and payable as described therein;

c) an amount equal to the Target Bonus then in effect (the “Bonus Severance Payment”), which amount shall be added to the Severance Payment described in subsection 9.2(a) and paid on the same date as such Severance Payment;

d) the COBRA Payment described in Section 9.2(a); and

e) upon such termination of employment pursuant to this subsection 9.4(a), (i) the Option shall be immediately vested and exercisable in full, (ii) fifty percent (50%) of the then unvested and previously unreleased shares subject to the outstanding LTIP Awards held by Employee with respect to which eighteen (18) months or less has elapsed from their respective dates of grant to the date of Employee’s termination of employment shall become vested shares and shall be released in accordance with the terms of the LTIP, and (iii) one hundred percent (100%) of the then unvested and previously unreleased shares subject to the outstanding LTIP Awards held by Employee with respect to which more than eighteen (18) months has elapsed from their respective dates of grant to the date of Employee’s termination of employment shall become vested shares and shall be released in accordance with the terms of the LTIP.

All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished.

(b) Change of Control. For the purposes of this Agreement, the term “Change of Control” means the occurrence of any of the events described in Rule 7.1, Rule 7.2 or Rule 7.3 of the Dicom Group plc 2007 Long-Term Incentive Plan Inspection Copy Rules, as adopted by the Company in 2007.

(c) Asset Price. For the purposes of this Agreement, the term “Asset Price” means the greater of: the amount received by the Company in connection with an asset sale (as appropriately adjusted for any partial sale) determined on a per share basis or the closing price (in Pounds Sterling) of a Company ordinary share as reported on the London Stock Exchange on the day prior to the “change in control” (as such term is defined under section 280G of the Code).

9.5 Compliance with Section 409A of the Code.

(a) The parties agree that for purposes of Section 409A of the Code, any right of Employee to receive installment payments of the Severance Payment, the Prior Bonus Payment, the Bonus Severance Payment and the Special Reimbursement shall be treated as a right to a series of separate payments.

(b) Notwithstanding anything set forth herein to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until Employee has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that Employee is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Employee’s separation from service, no amount that constitutes a deferral of compensation shall be paid to Employee before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Employee’s separation from service or, if earlier, the date of Employee’s death following such separation from service. All such amounts that would, but for this subsection 9.5(a), become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(c) Company intends that income provided to Employee pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code and the Section 409A Regulations. However, Company does not guarantee any particular tax effect for income provided to Employee pursuant to this Agreement. In any event, except for Company’s responsibility to withhold applicable Income and employment taxes from compensation paid or provided to Employee, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Employee pursuant to this Agreement.

(d) The LTIP and the Option Plan, as applicable to awards thereunder granted to Employee, and such awards granted to Employee, will, to the extent not exempt from the requirements of Section 409A of the Code, comply with the documentary requirements of Section 409A of the Code by the documentary compliance effective date of such section and operationally comply at ail times from and after the date of grant of such awards.

10. No Conflict of Interest. During the term of Employee’s employment with Company, Employee must not engage in any work, paid or unpaid, that creates an actual conflict of interest with Company. Such work shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, over 5%. stockholder, volunteer, lender, or agent of any business enterprise of which is in direct competition with the business in which Company is now engaged or in which Company becomes engaged during the term of Employee’s employment with Company, as may be determined by the Board in its sole discretion. If the Board believes such a conflict exists during the term of this Agreement, the Board may ask Employee to choose to discontinue the other work or voluntarily resign employment with Company if Employee chooses not to discontinue the other work. A voluntarily resignation from employment pursuant to this Section shall be considered a voluntary resignation subject to Section 9.3 of this Agreement.

11. Confidentiality and Proprietary Rights. As a condition of employment, Employee agrees to negotiate, execute and abide by the terms of a reasonable, customary and typical proprietary rights, confidentiality and non-disclosure agreement, in accordance with applicable law.

12. Nonsolicitation. Employee understands and agrees that Company’s employees and any information regarding Company employees are confidential and constitute trade secrets of the Company. Employee agrees that during the term of this Agreement and for a period of one (1) year after the termination of employment with the Company, Employee will not, separately or in conjunction with others, encourage or cause others to solicit or personally encourage any employees of the Company to terminate or alter their relationships with the Company.

13. Injunctive Relief. Employee acknowledges that Employee’s breach of the covenants contained in Sections 10-12 (collectively “Covenants”) would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

14. Agreement to Arbitrate. In the event of any dispute or claim relating to or arising out of Employee’s employment relationship with the Company, this Agreement, or the termination of Employee’s employment with the Company for any reason (including, but not limited to, any claims of breach of contract, defamation, wrongful termination or age, sex, sexual orientation, race, color, national origin, ancestry, marital status, religious creed, physical or mental disability or medical condition or other discrimination, retaliation or harassment), Employee and the Company agree that all such disputes shall be fully resolved by confidential, binding arbitration conducted by a single arbitrator through the American Arbitration Association (“AAA”) under the AAA’s National Rules for the Resolution of Employment Disputes then in effect, which are available online at the AAA’s website at www.adr.org. Claims for breach of the Company’s Employee Proprietary Rights and Assignment Agreement/Non-Disclosure Agreement and Company’s right to obtain injunctive relief pursuant to Section 13, above, are excluded.

15. General Provisions.

15.1 Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Employee shall not be entitled to assign any of Employee’s rights or obligations under this Agreement.

15.2 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

15.3 Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party; provided however, that the Company will reimburse Employee to the extent that Employee substantially prevails on a disputed issue, for attorneys’ fees allocable to such disputed issue(s) on which Employee substantially prevails. For the purposes of this Section, the amount of attorneys’ fees allocable to such disputed issue(s) on which Employee substantially prevails shall be deemed to be equal to the product of (a) the attorneys’ fees actually incurred by Employee with respect to all disputed issues In the matter and (b) the ratio of (i) the monetary value awarded to Employee with respect to the such disputed issue(s) on which Employee substantially prevails to (ii) the monetary value claimed by Employee with respect to all disputed issues in the matter. Employee shall provide the Company with documentation adequate to substantiate the amount of attorneys’ fees actually incurred by Employee in the matter. Such reimbursement shall be paid as soon as practicable after Employee becomes entitled to a right to reimbursement; provided that such reimbursement shall in no event be paid later than the end of the calendar year following the calendar year in which occurs the later of Employee’s payment of the attorneys’ fees or Employee becomes entitled to a right to reimbursement under this Section.

15.4 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

15.5 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Employee has participated in the negotiation of its terms. Furthermore, Employee acknowledges that Employee has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel and therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

15.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California. Each party consents to the jurisdiction and venue of the state or federal courts in Orange County, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

15.7 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally: (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

15.8 Survival. Sections 10 (“No Conflict of Interest”), 11 (“Confidentiality and Proprietary Rights”), 12 (“Nonsolicitation”), 13 (“Injunctive Relief”). 14 (“Agreement to Arbitrate”), 15 (“General Provisions”) and 16 (“Entire Agreement”) of this Agreement shall survive Employee’s employment by Company.

16. Entire Agreement. This Agreement, including the Company Employee Proprietary Rights Assignment Agreement/Non-Disclosure Agreement incorporated herein by reference, and the LTIP and the Option Plan and certificates or agreements related such plans, constitute the entire agreement between the parties relating to this subject matter and supersede all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Employee and the Board. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

17. Authority. The individual signing this Agreement on behalf of the Company has the authority to bind the Company to the terms of this Agreement and both parties will be considered bound to the terms of this Agreement upon their signatures thereto below.

Please execute this letter in the space provided below and return it to me as soon as practical. The entire Board and executive management team are excited about you Joining Kofax and look forward to working with you.

Very truly yours,

/s/ Reynolds C. Bish
Reynolds C. Bish
Chief Executive Officer

Acknowledged, Accepted and Agreed:

/s/ Jim Nicol
Jim Nicol

Date:	August 19, 2008

Exhibit 10.12

Mr. Brad Weller
17963 Via De Fortuna
Rancho Santa Fe, CA 92067	December 19, 2007

Dear Brad:

Dicom Group PLC (the “Company”) is pleased to extend you (hereinafter, “Employee”) the following offer of employment, on the terms set forth in this letter agreement (the “Agreement”), effective upon your acceptance by execution of a counterpart copy of this Agreement where indicated below (the “Effective Date”). As used in this Agreement, the term “Company” includes Dicom Group PLC and each and any of its divisions, affiliates or subsidiaries.

1. Employment. Company hereby employs Employee, and Employee hereby accepts employment, upon the terms and conditions set forth herein.

2. Duties.

2.1 Position. Employee is employed as General Counsel, Executive Vice President of Legal Affairs and Secretary of Dicom Group PLC and shall report solely and directly to Company’s Chief Executive Officer (“CEO”) and shall have the duties and responsibilities normally assigned to such a position and such other duties and responsibilities consistent therewith, as assigned by the CEO from time to time. Employee shall perform faithfully and diligently all duties assigned to Employee. Employee will be paid as an employee of the Company’s subsidiary, Kofax Image Products (“Kofax”), presently located in Irvine, California. All of the Company’s legal affairs employees throughout the world shall report to Employee.

2.2 Best Efforts/Full-time. Employee will expend Employee’s best efforts on behalf of Company, and will abide by the decisions of the Board and will comply with all policies of the Company, to the extent such policies are provided to Employee in advance, as well as all applicable federal, state and local laws, regulations or ordinances. Employee will act in the best interest of Company at all times. Employee shall devote Employee’s full business time and efforts to the performance of Employee’s assigned duties for Company. Employee acknowledges and agrees that he is ready, willing and able to perform the essential duties and functions of the position.

2.3 Work Location. Employee’s principal place of work shall be located at the Kofax office in Irvine, California. Employee’s duties will require normal business travel, including, but not limited to, frequent travel to the United Kingdom for Board meeting purposes.

3. Term.

3.1 Term. The employment relationship pursuant to this Agreement shall be on an at-will basis and may be terminated by the Company or the Employee at any time, for any reason subject to the provisions regarding termination as set forth in section 9 below.

3.2 Start Date. Employee’s employment with the Company will begin as of January 9, 2008 (the “Employment Date”).

Brad Weller

4. Compensation.

4.1 Base Salary. As compensation for Employee’s performance of Employee’s duties hereunder, Company shall pay to Employee an annual base salary of Two Hundred Twenty Five Thousand Dollars ($225,000.00) (“Base Salary”), payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes. In the event Employee’s employment under this Agreement is terminated by either party, for any reason, Employee will earn the Base Salary pro rated to the date of termination. Employee’s Base Salary shall be subject to review by the Board on an annual basis (fiscal year) but will not be subject to decrease unless such decrease is part of an overall reduction effected for other executive officers of Company.

4.2 Bonus. Employee will be eligible to earn for each Company fiscal year (currently, July 1-June 30) an annual incentive bonus (the “Bonus”) up to Fifty Percent (50%) of Employee’s Base Salary if Employee achieves the target level of performance goals also applied to other members of Company’s executive management (the “Target Bonus”) established by the Remuneration Committee (“Remcom”) of the Board, with input from and after discussion with the CEO, and as finally approved by the Board. The Bonus that would otherwise be payable for the 2007/2008 fiscal year, determined on the basis of the level of achievement of performance goals established by the Remcom, shall be pro rated for the period of Employee’s service during such fiscal year, but shall in no event be an amount less than Thirty Seven Thousand Dollars ($37,000.00). Except as provided in Sections 9.2 and 9.4, to be eligible to receive payment of any Bonus, Employee must remain an employee of the Company in good standing on the annual bonus payment date, which shall be the first business day of September following the close of the applicable fiscal year. The amount of the Target Bonus shall be subject to review by the Board on an annual basis (fiscal year) but will not be subject to decrease unless such decrease is part of an overall reduction in bonus compensation effected for other executive officers of the Company.

4.3 Equity.

(a) Long Term Incentive Plan. Employee will receive pursuant to the Company’s 2007 Long-Term Incentive Plan or any successor plan (the “LTIP”) one or more awards (each, an “LTIP Award”), each representing a conditional entitlement to receive on one or more specified subsequent dates, subject to satisfaction of such continued employment and performance requirements also applied to other members of Company’s executive management as may be established pursuant to the LTIP, a number of ordinary shares of the capital of the Company determined in the manner provided by the LTIP. Employee will be granted on the Employment Date an initial LTIP Award for a number of shares determined in accordance with the LTIP on the basis of 200% of the Base Salary using a price per share equal to the market value of an ordinary share of the Company determined as of the date of grant pursuant to the terms of the LTIP. Employee will be eligible, at the discretion of the Remcom, to be granted annually following the 2007/2008 fiscal year of the Company an LTIP Award for a number of shares determined in accordance with the LTIP on the basis of up to 200% of Employee’s then current Base Salary. Except as modified by this Agreement, the terms and conditions of each LTIP Award shall be subject to the discretion of the Remcom and the provisions of the LTIP.

4.4 Customary Fringe Benefits. Employee will be eligible for all customary and usual fringe benefits generally available to employees of Kofax, subject to the terms and conditions of the applicable benefit plan documents, including health, dental, vision and other insurance. The Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time. In addition, Employee will accrue vacation at the rate of twenty (20) days per year in accordance with the Kofax vacation policy.

Brad Weller

5. Business Expenses. Employee will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Employee’s duties on behalf of Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company’s policies. Any reimbursement Employee is entitled to receive pursuant to this Section shall (a) be paid no later than the last day of the calendar year following the calendar year in which the expense was incurred, (b) not affect any other expenses that are eligible for reimbursement in any other calendar year and (c) not be subject to liquidation or exchange for another benefit.

6. Not Used.

7. Outside Boards. During his employment with the Company, Employee may not serve as a board member of any other organization with out the express written permission of the CEO.

8. Not Used.

9. Termination of Employee’s Employment.

9.1 Termination for Cause by Company. Although Company anticipates a mutually rewarding employment relationship with Employee, Company may terminate Employee’s employment immediately at any time for Cause. For purposes of this Agreement, Cause shall mean (1) the Employee’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Company documents or records; (2) the Employee’s material failure to abide by the Company’s policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct) after written notice from the Company of such failure; (3) the Employee’s unauthorized use, misappropriation, destruction or diversion of any material tangible or intangible asset or corporate opportunity of the Company (including, without limitation, the Employee’s improper use or disclosure of the Company’s confidential or proprietary information); (4) misconduct by the Employee which has a material detrimental effect on the Company’s reputation or business; (5) the Employee’s repeated failure or inability (other than due to injury or illness) to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; or (6) the Employee’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude and which impairs the Employee’s ability to perform his duties with the Company. In the event Employee’s employment is terminated in accordance with this subsection 9.1, Employee shall be entitled to receive only the Base Salary then in effect, pro rated to the date of termination. Employee will also be permitted to retain all rights to fringe benefits that had vested as of the date of his termination. Employee’s rights with respect to LTIP Awards upon termination of employment pursuant to this subsection 9.1 will be determined in accordance with the LTIP. All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished. Employee will not be entitled to receive the Severance described in subsection 9.2 below.

9.2 Termination Without Cause by Company or Resignation for Good Reason/Severance. Company may terminate Employee’s employment under this Agreement without Cause at any time on thirty (30) days’ advance written notice or Employee may terminate his employment for Good Reason (as defined below).

Brad Weller

(a) Subject to Section 9.5 and provided that Section 9.4 does not apply to such termination, in the event that Company terminates Employee’s employment without Cause or Employee terminates his employment for Good Reason, Employee shall be entitled to receive from the Company:

(i) the Base Salary then in effect, pro rated to the date of termination; and

(ii) provided that the full general release of claims substantially in the form attached hereto as Exhibit A (the “Release”) has become binding and effective in accordance with the terms of the Release on or before forty-fifth (45th) day following the date of Employee’s termination of employment:

a) an amount (the “Severance Payment”) equal to six (6) months of Employee’s Base Salary then in effect on the date of termination, less applicable withholding, payable in a single lump sum payment on the Company’s first normal payroll date occurring after the forty-fifth (45th) day following the date of Employee’s termination of employment;

b) an amount (the “Prior Year Bonus Payment”) equal to the Bonus for the Company’s fiscal year ending on or prior to the date of Employee’s termination of employment, to the extent such Bonus has been earned, as determined by the Remcom, based upon the achievement of the applicable performance goals and remains unpaid as of such employment termination date, shall be paid in a single lump sum payment on the later of (1) the date on which bonuses for the applicable fiscal year are paid to the other executives of the Company or (2) the forty-fifth (45th) day following the date of Employee’s termination of employment; and

c) in the event Employee makes a timely election to obtain continued group health insurance (COBRA) under the Company’s applicable group health plan, the Company will pay Employee’s COBRA premiums for a period of six (6) months or until Employee is eligible to receive health insurance benefits under another group health plan, whichever occurs first (the “COBRA Payment”). Thereafter, Employee will be solely responsible for his COBRA premiums, if applicable.

Upon termination of employment pursuant to this subsection 9.2, each outstanding LTIP Award then held by Employee shall vest and the shares subject to each such award shall be released in accordance with the terms of the LTIP in an amount determined by (x) the extent to which the performance requirements applicable to such award have been satisfied, as determined by the Remcom, prior to the date of termination of employment, and (y) the proportion which the number of days elapsed from the date of grant of the award to the date of termination of employment bears to the original “Holding Period” of such award determined at the time of grant of the award by the Remcom in accordance with the terms of the LTIP. All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished.

(b) For purposes of this Agreement, the term “Good Reason” shall mean the first to occur of any of the following conditions without Employee’s written consent, provided that Employee has notified the CEO in writing of such condition within six (6) months following its first occurrence and the Company has failed to remedy such condition within thirty (30) days following the date of such notice:

(i) A material diminution in Employee’s Base Salary or Target Bonus then in effect; or

Brad Weller

(ii) A material diminution in Employee’s authority, duties, or responsibilities; or

(iii) A relocation of Employee’s principal place of employment to a location that increases Employee’s one-way commute distance by more than thirty (30) miles; or

(iv) Any other action or inaction by the Company that constitutes a material breach of this Agreement.

In addition to the foregoing, to constitute a resignation for Good Reason, Employee’s resignation must be effective no later than nine (9) months following the initial occurrence of the condition constituting Good Reason.

(c) The Severance Payment, Prior Year Bonus Payment and COBRA Payment described in subsection 9.2(a), and the Severance Payment, Prior Year Bonus Payment, Bonus Severance Payment, COBRA Payment and accelerated LTIP Award described in subsection 9.4(a) (hereafter, individually or collectively referred to in total as “Severance”) shall be forfeited immediately if Employee fails to comply with the surviving provisions of Sections 11, 12 and 14 of this Agreement.

9.3 Voluntary Resignation by Employee; Death or Disability. Employee may voluntarily resign Employee’s position with Company, at any time on thirty (30) days’ advance written notice. Company may waive all or part of this notice. In the event of Employee’s voluntary resignation or in the event Employee’s employment with Company terminates as a result of Employee’s death or “disability” (as defined below), Employee will be entitled to receive only the Base Salary for such thirty-day notice period or, in the case of termination of employment due death or disability, the Base Salary pro rated to the date of termination. Employee’s rights with respect to LTIP Awards upon termination of employment pursuant to this subsection 9.3 will be determined in accordance with the LTIP. All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished. Upon a termination of employment described in this Section, Employee will not be entitled to receive the Severance described in Section 9.2 above. For the purposes of this Section 9.3, the term “disability” shall mean the Employee’s failure to perform the essential functions of Employee’s position, with or without reasonable accommodation, due to a mental or physical disability, which failure has continued for a period of not less than ninety (90) days.

9.4 Termination Upon a Change of Control.

(a) Vesting; Severance Payment. Subject to Section 9.5, in the event that Company or its successor terminates Employee’s employment without Cause upon or within twelve (12) months after a Change of Control (as defined below) or Employee terminates his employment for Good Reason upon or within twelve (12) months after a Change of Control, Employee shall be entitled to receive from the Company:

(i) the Base Salary then in effect, pro rated to the date of termination; and

Brad Weller

(ii) provided that the Release has become binding and effective in accordance with the terms of the Release on or before forty-fifth (45th) day following the date of Employee’s termination of employment:

a) the Severance Payment described in subsection 9.2(a) and payable as described therein;

b) the Prior Year Bonus payment described in subsection 9.2(a) and payable as described therein;

c) an amount equal to the Target Bonus then in effect (the “Bonus Severance Payment”), which amount shall be added to the Severance Payment described in subsection 9.2(a) and paid on the same date as such Severance Payment;

d) the COBRA Payment described in Section 9.2(a); and

e) upon such termination of employment pursuant to this subsection 9.4(a), (i) fifty percent (50%) of the then unvested and previously unreleased shares subject to the outstanding LTIP Awards held by Employee with respect to which eighteen (18) months or less has elapsed from their respective dates of grant to the date of Employee’s termination of employment shall become vested shares and shall be released in accordance with the terms of the LTIP, and (ii) one hundred percent (100%) of the then unvested and previously unreleased shares subject to the outstanding LTIP Awards held by Employee with respect to which more than eighteen (18) months has elapsed from their respective dates of grant to the date of Employee’s termination of employment shall become vested shares and shall be released in accordance with the terms of the LTIP.

All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished.

(b) Special Reimbursement Payment. In the event that any payment or benefit received or to be received by Employee pursuant to this Agreement or otherwise, determined prior to the payment of the Special Reimbursement (collectively, the “Payments”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar or successor provision (the “Basic Excise Tax”), the Company shall pay to Employee as soon as practicable after, but in no event later than sixty (60) days after, the date Employee remits the Basic Excise Tax (or the date the Basic Excise Tax is withheld on Employee’s behalf) an amount (the “Special Reimbursement”) equal to the Basic Excise Tax and any additional excise tax and other taxes imposed on Employee as a result of the Company’s payment to Employee of the Special Reimbursement, such that the net amount retained by Employee from the Payments and the Special Reimbursement, after deduction of (1) the Basic Excise Tax and (2) any federal, state or local income, employment and/or excise tax upon the Special Reimbursement shall be equal to the Payments; provided, however, that in no event shall the amount of the Special Reimbursement exceed whichever of the following is applicable (the “Applicable Cap”):

(i) if the price or other consideration per share paid to or received by the holders of the ordinary shares of the capital of the Company in connection with a “change in control” (as such term is defined under section 280G of the Code) or the Asset Price, as applicable (the “Change of Control Price”) is at least equal to, but less than 200% of, the closing price (in Pounds Sterling) of a Company ordinary share as reported on the London Stock Exchange on the Employment Date (the “Employment Date Price”), then the Applicable Cap shall be One Million Dollars ($1,000,000);

Brad Weller

(ii) if the Change of Control Price is at least equal to 200% of the Employment Date Price, but less than 300% of the Employment Date Price, then the Applicable Cap shall be One Million Two Hundred Fifty Thousand Dollars ($1,250,000);

(iii) if the Change of Control Price is at least equal to 300% of the Employment Date Price, but less than 400% of the Employment Date Price, then the Applicable Cap shall be One Million Five Hundred Thousand Dollars ($1,500,000); and

(iv) if the Change of Control Price is equal to or greater than 400% of the Employment Date Price, then the Applicable Cap shall be One Million Eight Hundred Seventy Five Thousand Dollars ($1,875,000)

(c) Change of Control. For the purposes of this Agreement, the term “Change of Control” means the occurrence of any of the events described in Rule 7.1, Rule 7.2 or Rule 7.3 of the Dicom Group plc 2007 Long-Term Incentive Plan Inspection Copy Rules, as adopted by the Company in 2007.

(d) Asset Price. For the purposes of this Agreement, the term “Asset Price” means the greater of: the amount received by the Company in connection with an asset sale (as appropriately adjusted for any partial sale) determined on a per share basis or the closing price (in Pounds Sterling) of a Company ordinary share as reported on the London Stock Exchange on the day prior to the “change in control” (as such term is defined under section 280G of the Code).

9.5 Compliance with Section 409A of the Code.

(a) The parties agree that for purposes of Section 409A of the Code, any right of Employee to receive installment payments of the Severance Payment, the Prior Bonus Payment, the Bonus Severance Payment and the Special Reimbursement shall be treated as a right to a series of separate payments.

(b) Notwithstanding anything set forth herein to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until Employee has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that Employee is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Employee’s separation from service, no amount that constitutes a deferral of compensation shall be paid to Employee before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Employee’s separation from service or, if earlier, the date of Employee’s death following such separation from service. All such amounts that would, but for this subsection 9.5(a), become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(c) Company intends that income provided to Employee pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code and the Section 409A Regulations. However,

Brad Weller

Company does not guarantee any particular tax effect for income provided to Employee pursuant to this Agreement. In any event, except for Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Employee, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Employee pursuant to this Agreement.

(d) The LTIP, as applicable to awards thereunder granted to Employee, and such awards granted to Employee, will, to the extent not exempt from the requirements of Section 409A of the Code, comply with the documentary requirements of Section 409A of the Code by the documentary compliance effective date of such section and operationally comply at all times from and after the date of grant of such awards.

10. No Conflict of Interest. During the term of Employee’s employment with Company, Employee must not engage in any work, paid or unpaid, that creates an actual conflict of interest with Company. Such work shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, over 5% stockholder, volunteer, lender, or agent of any business enterprise of which is in direct competition with the business in which Company is now engaged or in which Company becomes engaged during the term of Employee’s employment with Company, as may be determined by the Board in its sole discretion. If the Board believes such a conflict exists during the term of this Agreement, the Board may ask Employee to choose to discontinue the other work or voluntarily resign employment with Company if Employee chooses not to discontinue the other work. A voluntarily resignation from employment pursuant to this Section shall be considered a voluntary resignation subject to Section 9.3 of this Agreement.

11. Confidentiality and Proprietary Rights. As a condition of employment, Employee agrees to negotiate, execute and abide by the terms of a reasonable, customary and typical proprietary rights, confidentiality and non-disclosure agreement, in accordance with applicable law.

12. Nonsolicitation. Employee understands and agrees that Company’s employees and any information regarding Company employees are confidential and constitute trade secrets of the Company. Employee agrees that during the term of this Agreement and for a period of one (1) year after the termination of employment with the Company, Employee will not, separately or in conjunction with others, encourage or cause others to solicit or personally encourage any employees of the Company to terminate or alter their relationships with the Company.

13. Injunctive Relief. Employee acknowledges that Employee’s breach of the covenants contained in Sections 10-12 (collectively “Covenants”) would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

14. Agreement to Arbitrate. In the event of any dispute or claim relating to or arising out of Employee’s employment relationship with the Company, this Agreement, or the termination of Employee’s employment with the Company for any reason (including, but not limited to, any claims of breach of contract, defamation, wrongful termination or age, sex, sexual orientation, race, color, national origin, ancestry, marital status, religious creed, physical or mental disability or medical condition or other discrimination, retaliation or harassment), Employee and the Company agree that all such disputes shall be fully resolved by confidential, binding arbitration conducted by a single arbitrator through the American Arbitration Association (“AAA”) under the AAA’s National Rules for the Resolution of Employment Disputes then in effect, which are

Brad Weller

available online at the AAA’s website at www.adr.org. Claims for breach of the Company’s Employee Proprietary Rights and Assignment Agreement/Non-Disclosure Agreement and Company’s right to obtain injunctive relief pursuant to Section 13, above, are excluded.

15. General Provisions.

15.1 Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Employee shall not be entitled to assign any of Employee’s rights or obligations under this Agreement.

15.2 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

15.3 Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party; provided however, that the Company will reimburse Employee to the extent that Employee substantially prevails on a disputed issue, for attorneys’ fees allocable to such disputed issue(s) on which Employee substantially prevails. For the purposes of this Section, the amount of attorneys’ fees allocable to such disputed issue(s) on which Employee substantially prevails shall be deemed to be equal to the product of (a) the attorneys’ fees actually incurred by Employee with respect to all disputed issues in the matter and (b) the ratio of (i) the monetary value awarded to Employee with respect to the such disputed issue(s) on which Employee substantially prevails to (ii) the monetary value claimed by Employee with respect to all disputed issues in the matter. Employee shall provide the Company with documentation adequate to substantiate the amount of attorneys’ fees actually incurred by Employee in the matter. Such reimbursement shall be paid as soon as practicable after Employee becomes entitled to a right to reimbursement; provided that such reimbursement shall in no event be paid later than the end of the calendar year following the calendar year in which occurs the later of Employee’s payment of the attorneys’ fees or Employee becomes entitled to a right to reimbursement under this Section.

15.4 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

15.5 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Employee has participated in the negotiation of its terms. Furthermore, Employee acknowledges that Employee has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel and therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

15.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California. Each party consents to the jurisdiction and venue of the state or federal courts in Orange County, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

Brad Weller

15.7 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

15.8 Survival. Sections 10 (“No Conflict of Interest”), 11 (“Confidentiality and Proprietary Rights”), 12 (“Nonsolicitation”), 13 (“Injunctive Relief”), 14 (“Agreement to Arbitrate”), 15 (“General Provisions”) and 16 (“Entire Agreement”) of this Agreement shall survive Employee’s employment by Company.

16. Entire Agreement. This Agreement, including the Company Employee Proprietary Rights Assignment Agreement/Non-Disclosure Agreement incorporated herein by reference, and the LTIP and certificates or agreements related such plans, constitute the entire agreement between the parties relating to this subject matter and supersede all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Employee and the Board. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

17. Authority. The individual signing this Agreement on behalf of the Company has the authority to bind the Company to the terms of this Agreement and both parties will be considered bound to the terms of this Agreement upon their signatures thereto below.

I am excited and pleased to have you join Dicom Group PLC and look forward to working together.

Very truly yours,

/s/ Reynolds C. Bish
Reynolds C. Bish
Chief Executive Officer

Date: December 19, 2007

Acknowledged, Accepted and Agreed:

/s/ Brad Weller
Brad Weller

Date:

EXHIBIT A

Form of General Release of Claims

Exhibit 10.13

14 March 2007

Greg Lock

The Old Rectory,

Allcannings

Devizes,

Wilts SN10 3PF

UK

Dear Greg

Appointment as a non-executive chairman of DICOM Group plc

On 14 March 2007 the board of DICOM Group plc (‘the Company’) plans to appoint you as non-executive chairman. We are writing to set out the terms of your appointment.

Appointment

Your appointment will be for an initial term of three years commencing on 15 March 2007, unless otherwise terminated earlier by and at the discretion of either party upon six month’s written notice. Continuation of your contract of appointment is contingent on satisfactory performance and re-election at forthcoming AGMs.

Time commitment

Overall we anticipate a time commitment of an average of 4 days per month, equating to 48 days per annum. This will include attendance at approx. 8 board meetings, either physically or by conference call, and the AGM. In addition, you will be expected to devote appropriate preparation time ahead of each meeting.

By accepting this appointment, you have confirmed that you are able to allocate sufficient time to meet the expectations of your role. The agreement of the Nomination Committee should be sought before accepting additional commitments that might affect the time you are able to devote to your role as a non-executive chairman of the Company.

Role

Non-executive directors have the same general legal responsibilities to the Company as any other director. As non-executive chairman you will be responsible for leadership of the Board, which, as a whole, is collectively responsible for promoting the success of the Company by directing and supervising the Company’s affairs. The Board:

•	provides entrepreneurial leadership of the Company within a framework of prudent and effective controls which enable risk to be assessed and managed;

•	sets the Company’s strategic aims, ensures that the necessary financial and human resources are in place for the Company to meet its objectives, and reviews management performance; and

•	sets the Company’s values and standards and ensures that its obligations to its shareholders and others are understood and met.

In addition to these requirements of all directors, the role of the non-executive has the following key elements:

•	Strategy: Non-executive directors should constructively challenge and contribute to the development of strategy;

•	Performance: Non-executive directors should scrutinise the performance of management in meeting agreed goals and objectives and monitor the reporting of performance;

•	Risk: Non-executive directors should satisfy themselves that financial information is accurate and that financial controls and systems of risk management are robust and defensible; and

•

People: Non-executive directors are responsible for determining appropriate levels of remuneration of executive directors and have a prime role in appointing, and where necessary removing, senior management and in succession planning.

Fees

You will be paid a fee of £100,000 gross per annum, which will be paid monthly in arrears, subject to an annual review by the board. The Company will reimburse you for all reasonable and properly documented expenses you incur in performing the duties of your office in accordance with the Company’s normal expenses procedure with the following exception. Should you choose to purchase air tickets yourself then It is agreed that reasonable expenses shall include the lesser of actual fare paid by you and the fully-flexible business class fare for intercontinental travel. The benchmark shall be British Airways when making the comparison.

Outside interests

It is accepted and acknowledged that you have business interests other than those of the Company and have declared any conflicts that are apparent at present. In the event that you become aware of any potential conflicts of interest, these should be disclosed to the chairman of the Nominations Committee and company secretary as soon as apparent.

Information

You will be supplied with all information (including financial information) which you reasonably require in order to carry out your duties and such information will be provided in sufficiently good time to enable you to give it proper consideration prior to any decision which may have to be made. In particular, the Company will provide you with the papers for the board meetings in advance (unless such meetings are held at short notice to which you consent).

Confidentiality

All information acquired during your appointment is confidential to the Company and should not be released, either during your appointment or following termination (by whatever means), to third parties without prior clearance from the chairman of the Nominations Committee or the company secretary. Your attention is also drawn to the requirements under both legislation and regulation as to the disclosure of price sensitive information. Consequently you should avoid making any statements that might risk a breach of these requirements without prior clearance from the chairman of the Nominations Committee or the company secretary.

Induction

Prior to your appointment, the Company has arranged for site visits and meetings with executive and non-executive directors as well as senior management and the Company’s auditors.

Review process

The performance of individual directors and the whole Board and its committees is evaluated annually. If, in the interim, there are any matters, which cause you concern about your role you should discuss them with the chairman of the Nominations Committee or the company secretary as soon as is appropriate.

Insurance

The Company has directors’ and officers’ liability insurance and it is intended to maintain such cover for the full term of your appointment. The current indemnity limit is CHF20 million.

Independent professional advice

Occasions may arise when you consider that you need professional advice in the furtherance of your duties as a director. Circumstances may occur when it will be appropriate for you to seek advice from independent advisors at the Company’s expense. The Company will reimburse the full cost of expenditure incurred in accordance with the attached policy.

Matters reserved to the Board

Enclosed you will find a schedule of matters reserved to the Group Board.

Location of employment

Your primary location of employment will be the DICOM Group / DICOM Technology offices in Chineham Business Park, Basingstoke.

Committees

This letter refers to your appointment as a non-executive chairman of the Company. You may also serve as a member on other committees of the Board, for example the Nomination, Remuneration and Audit Committees, as defined within the committees’ terms of reference. The above-mentioned fee covers these additional responsibilities.

Please confirm your acceptance of this appointment by signing the duplicate original of this letter and returning it to the company secretary.

Yours sincerely,
DICOM Group plc

/s/ Chris Conway	/s/ Stefan Gaiser
Chris Conway	Stefan Gaiser
Chairman of the Remuneration Committee	Company Secretary

I accept the terms of this letter

/s/ Greg Lock
Greg Lock

Enclosure

Matters reserved to the Group Board:

•	Approval Group’s strategic plans

•	Appointments to/removals from Group Board (both exec and non-exec, including Company Secretary)

•	Appointment/removal of Group Chief Executive

•	Group Organisation Chart (incl. Management and Business Development Teams)

•	Recommendations of Remuneration Committee

•	Recommendations of Audit Committee

•	Recommendations of Nomination Committee

•	Appointment/removal of executives with OTE remuneration in excess of EUR 150k pa

•	Appointment/removal of Auditors/Nominated Advisers

•	Set up new subsidiary

•	Terms of acquisition/disposal or part disposal of subsidiaries, business or assets

•	Capital expenditure in excess EUR 250k

•	Approval Group Budget and mid term operating plans

•	Approval Group Accounts

•	Approval Group Accounting Policies

•	Approval Group Announcements to Stock Exchange

•	Approval Model Share Dealing Code

•	Set up Financing Facilities in excess EUR 600k

•	Pledge of Group assets as security

•	DICOM Group plc guarantees to financiers/suppliers

•	Rules for dealing on Foreign Exchange markets

•	Proposed departures from rules for dealing on Foreign Exchange markets (above)

•	Establishment Group Share Option schemes and grants thereunder

•	Establishment Group Pension Scheme

•	Approval all transactions with “connected persons”

•	Issue of shares in Group companies

•	Approval property/equipment leases in excess EUR 250k pa

•	Initiate and respond to major litigation

Exhibit 10.14

19 September 2007

William T Comfort III

Apartment 2

21 Manresa Road

London

SW3 6LZ

UK

Appointment as a Non-Executive Director of DICOM Group plc

Dear Ty,

On 24 August 2007 the Board of DICOM Group plc (‘the Company’) has appointed you as Non-Executive DDirector. We are writing to set out the terms of your appointment.

Appointment

Your appointment will be for an initial term of three years commencing on 24 August 2007, unless otherwise terminated earlier by and at the discretion of either party upon six month’s written notice. Continuation of your contract of appointment is contingent on satisfactory performance and re-election at forthcoming AGMs.

Time commitment

Overall we anticipate a time commitment of 1 - 2 days per month after the induction phase. This will include attendance at approx. 8 board meetings, either physically or by conference call, and the AGM. In addition, you will be expected to devote appropriate preparation time ahead of each meeting.

By accepting this appointment, you have confirmed that you are able to allocate sufficient time to meet the expectations of your role. The agreement of the chairman should be sought before accepting additional commitments that might affect the time you are able to devote to your role as a Non-Executive Director of the company.

Role

Non-Executive Directors have the same general legal responsibilities to the company as any other Director. The board as a whole is collectively responsible for promoting the success of the company by directing and supervising the company’s affairs. The board:

•	provides entrepreneurial leadership of the company within a framework of prudent and effective controls which enable risk to be assessed and managed;

•	sets the company’s strategic aims, ensures that the necessary financial and human resources are in place for the company to meet its objectives, and reviews management performance; and

•	sets the company’s values and standards and ensures that its obligations to its shareholders and others are understood and met.

In addition to these requirements of all Directors, the role of the Non-Executive has the following key elements:

•	Strategy: Non-Executive Directors should constructively challenge and contribute to the development of strategy;

•	Performance: Non-Executive Directors should scrutinise the performance of management in meeting agreed goals and objectives and monitor the reporting of performance;

•	Risk: Non-Executive Directors should satisfy themselves that financial information is accurate and that financial controls and systems of risk management are robust and defensible; and

•

People: Non-Executive Directors are responsible for determining appropriate levels of remuneration of Executive Directors and have a prime role in appointing, and where necessary removing, senior management and in succession planning.

Fees

No fees will be payable for your services. The company will reimburse you for all reasonable and properly documented expenses you incur in performing the duties of your office.

Outside interests

It is accepted and acknowledged that you have business interests other than those of the company and have declared any conflicts that are apparent at present. In the event that you become aware of any potential conflicts of interest, these should be disclosed to the chairman and company secretary as soon as apparent.

Confidentiality

All information acquired during your appointment is confidential to the Company and should not be released, either during your appointment or following termination (by whatever means), to third parties without prior clearance from the chairman. Your attention is also drawn to the requirements under both legislation and regulation as to the disclosure of price sensitive information. Consequently you should avoid making any statements that might risk a breach of these requirements without prior clearance from the chairman or company secretary.

Review process

The performance of individual Directors and the whole board and its committees is evaluated annually. If, in the interim, there are any matters which cause you concern about your role you should discuss them with the chairman as soon as is appropriate.

Insurance

The Company has Directors’ and officers’ liability insurance and it is intended to maintain such cover for the full term of your appointment. The current indemnity limit is CHF 20 million.

Independent professional advice

Occasions may arise when you consider that you need professional advice in the furtherance of your duties as a Director. Circumstances may occur when it will be appropriate for you to seek advice from independent advisors at the company’s expense. The Company will reimburse the full cost of expenditure incurred in accordance with the attached policy.

Matters reserved to the Board

Enclosed you will find a schedule of matters reserved to the Group Board.

Committees

This letter refers to your appointment as a Non-Executive Director of the Company. You will also serve as member on Remuneration and Nomination Committee., as defined within the committees’ terms of reference. The above-mentioned fee covers these additional responsibilities.

Please confirm your acceptance of this appointment by signing the duplicate original of this letter and returning it to the Company Secretary.

Yours sincerely,
DICOM Group plc

/s/ Greg Lock	/s/ Stefan Gaiser
Greg Lock	Stefan Gaiser
Chairman	Company Secretary

I accept the terms of this letter

/s/ William T Comfort III
William T Comfort III

Enclosure

Matters reserved to the Group Board:

•	Approval Group’s strategic plans

•	Appointments to/removals from Group Board (both exec and non-exec, including Company Secretary)

•	Appointment/removal of Group Chief Executive

•	Group Organisation Chart

•	Recommendations of Nomination Committee

•	Appointment/removal of executives with OTE remuneration in excess of EUR 150k pa

•	Appointment/removal of Auditors/Nominated Advisers

•	Set up new subsidiary

•	Terms of acquisition/disposal or part disposal of subsidiaries, business or assets

•	Capital expenditure in excess EUR 250k

•	Approval Group Budget and mid term operating plans

•	Approval Group Accounts

•	Approval Group Accounting Policies

•	Approval Group Announcements to Stock Exchange

•	Approval Model Share Dealing Code

•	Set up Financing Facilities in excess EUR 600k

•	Pledge of Group assets as security

•	DICOM Group plc guarantees to financiers/suppliers

•	Rules for dealing on Foreign Exchange markets

•	Proposed departures from rules for dealing on Foreign Exchange markets (above)

•	Establishment Group Share Option schemes and grants thereunder

•	Establishment Group Pension Scheme

•	Approval all transactions with “connected persons”

•	Issue of shares in Group companies

•	Approval property/equipment leases in excess EUR 250k pa

•	Initiate and respond to major litigation

Exhibit 10.15

15 December 2004

Chris Conway

32 Pensford Avenue

Kew, Richmond, Surrey

TW9 4HP

UK

Dear Chris

Appointment as a non-executive director of DICOM Group plc

On 15 December 2004 the board of DICOM Group plc (‘the Company’) has appointed you as non-executive director. We are writing to set out the terms of your appointment.

Appointment

Your appointment will be for an initial term of three years commencing on 15 December 2004, unless otherwise terminated earlier by and at the discretion of either party upon three month’s written notice. Continuation of your contract of appointment is contingent on satisfactory performance and re-election at forthcoming AGMs.

Time commitment

Overall we anticipate a time commitment of 1 - 2 days per month after the induction phase. This will include attendance at approx. 8 board meetings, either physically or by conference call, and the AGM. In addition, you will be expected to devote appropriate preparation time ahead of each meeting.

By accepting this appointment, you have confirmed that you are able to allocate sufficient time to meet the expectations of your role. The agreement of the chairman should be sought before accepting additional commitments that might affect the time you are able to devote to your role as a non-executive director of the company.

Role

Non-executive directors have the same general legal responsibilities to the company as any other director. The board as a whole is collectively responsible for promoting the success of the company by directing and supervising the company’s affairs. The board:

•	provides entrepreneurial leadership of the company within a framework of prudent and effective controls which enable risk to be assessed and managed;

•	sets the company’s strategic aims, ensures that the necessary financial and human resources are in place for the company to meet its objectives, and reviews management performance; and

•	sets the company’s values and standards and ensures that its obligations to its shareholders and others are understood and met.

In addition to these requirements of all directors, the role of the non-executive has the following key elements:

•	Strategy: Non-executive directors should constructively challenge and contribute to the development of strategy;

•	Performance: Non-executive directors should scrutinise the performance of management in meeting agreed goals and objectives and monitor the reporting of performance;

•	Risk: Non-executive directors should satisfy themselves that financial information is accurate and that financial controls and systems of risk management are robust and defensible; and

•

People: Non-executive directors are responsible for determining appropriate levels of remuneration of executive directors and have a prime role in appointing, and where necessary removing, senior management and in succession planning.

Fees

You will be paid a fee of £27,500.00 gross per annum which will be paid monthly in arrears, subject to an annual review by the board. The company will reimburse you for all reasonable and properly documented expenses you incur in performing the duties of your office. It is agreed that reasonable expense include economy class air travel.

Outside interests

It is accepted and acknowledged that you have business interests other than those of the company and have declared any conflicts that are apparent at present. In the event that you become aware of any potential conflicts of interest, these should be disclosed to the chairman and company secretary as soon as apparent.

Confidentiality

All information acquired during your appointment is confidential to the Company and should not be released, either during your appointment or following termination (by whatever means), to third parties without prior clearance from the chairman. Your attention is also drawn to the requirements under both legislation and regulation as to the disclosure of price sensitive information. Consequently you should avoid making any statements that might risk a breach of these requirements without prior clearance from the chairman or company secretary.

Induction

Prior to your appointment, the Company has arranged for site visits and meetings with senior and middle management and the Company’s auditors.

Review process

The performance of individual directors and the whole board and its committees is evaluated annually. If, in the interim, there are any matters which cause you concern about your role you should discuss them with the chairman as soon as is appropriate.

Insurance

The Company has directors’ and officers’ liability insurance and it is intended to maintain such cover for the full term of your appointment. The current indemnity limit is CHF 20 million.

Independent professional advice

Occasions may arise when you consider that you need professional advice in the furtherance of your duties as a director. Circumstances may occur when it will be appropriate for you to seek advice from independent advisors at the company’s expense. The Company will reimburse the full cost of expenditure incurred in accordance with the attached policy.

Matters reserved to the Board

Enclosed you will find a schedule of matters reserved to the Group Board.

Committees

This letter refers to your appointment as a non-executive director of the Company. You will also serve as Chairman of the Remuneration committee and serve as member on the Nomination committee, as defined within the committees’ terms of reference. The above- mentioned fee covers these additional responsibilities.

Please confirm your acceptance of this appointment by signing the duplicate original of this letter and returning it to the Company Secretary.

Yours sincerely,
DICOM Group plc

/s/ Otto Schmid	/s/ Stefan Gaiser
Otto Schmid	Stefan Gaiser
Chairman	Company Secretary

I accept the terms of this letter

/s/ Chris Conway
Chris Conway

Enclosure

Matters reserved to the Group Board:

•	Approval Group’s strategic plans

•	Appointments to/removals from Group Board (both exec and non-exec, including Company Secretary)

•	Appointment/removal of Group Chief Executive

•	Group Organisation Chart (incl. Management and Business Development Teams)

•	Recommendations of Remuneration Committee

•	Recommendations of Audit Committee

•	Recommendations of Nomination Committee

•	Appointment/removal of executives with OTE remuneration in excess of EUR 150k pa

•	Appointment/removal of Auditors/Nominated Advisers

•	Set up new subsidiary

•	Terms of acquisition/disposal or part disposal of subsidiaries, business or assets

•	Capital expenditure in excess EUR 250k

•	Approval Group Budget and mid term operating plans

•	Approval Group Accounts

•	Approval Group Accounting Policies

•	Approval Group Announcements to Stock Exchange

•	Approval Model Share Dealing Code

•	Set up Financing Facilities in excess EUR 600k

•	Pledge of Group assets as security

•	DICOM Group plc guarantees to financiers/suppliers

•	Rules for dealing on Foreign Exchange markets

•	Proposed departures from rules for dealing on Foreign Exchange markets (above)

•	Establishment Group Share Option schemes and grants thereunder

•	Establishment Group Pension Scheme

•	Approval all transactions with “connected persons”

•	Issue of shares in Group companies

•	Approval property/equipment leases in excess EUR 250k pa

•	Initiate and respond to major litigation

Exhibit 10.16

Kofax Plc 15211 Laguna Canyon Road Irvine, CA 92618-3603 USA TEL: 949 727-1733 FAX: 949 727-3144 www.kofax.com

23 February 2011

Wade W. Loo

1 Rebecca Lane

Atherton, CA 94027

Re: Appointment as Non-executive Director

Dear Mr. Loo:

With effect from 3 February 2011, the board of Kofax plc (the “Company”) has appointed you as non-executive director. I am writing to set out the terms of your appointment. It is agreed that this is a contract for services and is not a contract of employment.

Appointment

Your appointment will be for an initial term of three years commencing on 3 February 2011, unless otherwise terminated earlier by and at the discretion of either party upon six months’ written notice. Continuation of your contract of appointment is contingent on satisfactory performance and re-election at forthcoming AGMs. Non-executive directors are typically expected to serve two three-year terms, although the board may invite you to serve an additional period.

Time Commitment

Overall we anticipate a time commitment of one to two days per month after the induction phase. This will include attendance at approximately eight board meetings per annum (either physically or by conference call) and the AGM. In addition, you will be expected to devote appropriate preparation time ahead of each meeting.

By accepting this appointment, you have confirmed that you are able to allocate sufficient time to meet the expectations of your role. The agreement of the chairman should be sought before accepting additional commitments that might impact on the time you are able to devote to your role as a non-executive director of the Company.

Role

Non-executive directors have the same general legal responsibilities to the Company as any other director. The board as a whole is collectively responsible for the success of the Company. The board:

•	provides entrepreneurial leadership of the Company within a framework of prudent and effective controls which enable risk to be assessed and managed;

•	sets the Company’s strategic aims, ensures that the necessary financial and human resources are in place for the Company to meet its objectives, and reviews management performance; and

•	sets the Company’s values and standards and ensures that its obligations to its shareholders and others are understood and met.

Wade W. Loo

All directors must take decisions objectively in the interests of the Company.

In addition to these requirements of all directors, the role of the non-executive director has the following key elements:

•	Strategy. Non-executive directors should constructively challenge and help develop proposals on strategy;

•	Performance. Non-executive directors should scrutinise the performance of management in meeting agreed goals and objectives and monitor the reporting of performance;

•	Risk. Non-executive directors should satisfy themselves on the integrity of financial information and that financial controls and systems of risk management are robust and defensible; and

•

People. Non-executive directors are responsible for determining appropriate levels of remuneration of executive directors and have a prime role in appointing, and where necessary removing, executive directors and in succession planning.

Fees

You will be paid a fee of US$80,000 gross per annum which will be paid monthly in arrears and which will be subject to an annual review by the board The Company will reimburse you for all reasonable and properly documented expenses you incur in performing the duties of your office. It is agreed that reasonable expenses include business class air travel.

Outside interests

It is accepted and acknowledged that you have business interests other than those of the Company and have declared any conflicts that are apparent at present. In the event that you become aware of any potential conflicts of interest, these should be disclosed to the chairman and company secretary as soon as apparent.

Confidentiality

All information acquired during your appointment is confidential to the Company and should not be released, either during your appointment or following termination (by whatever means), to third parties without prior clearance from the chairman.

Your attention is also drawn to the requirements under both legislation and regulation as to the disclosure of price sensitive information. Consequently you should avoid making any statements that might risk a breach of these requirements without prior clearance from the chairman or company secretary.

Induction

The Company will promptly provide a comprehensive, formal and tailored induction.

Review process

The performance of individual directors and the whole board and its committees is evaluated annually. If, in the interim, there any matters which cause you concern about your role you should discuss them with the chairman as soon as is appropriate.

Wade W. Loo

Insurance

The Company has directors’ and officers’ liability insurance and it is intended to maintain such cover for the full term of your appointment.

Independent professional advice

Occasions may arise when you consider that you need professional advice in the furtherance of your duties as a director. Circumstances may occur when it will be appropriate for you to seek advice from independent advisers at the Company’s expense. The Company will reimburse the full cost of expenditure incurred in accordance with its policy.

Committees

This letter refers to your appointment as a non-executive director of the Company. You will also serve as member of the Audit Committee, as defined within the terms of reference of that committee. The above-mentioned fee also covers these additional responsibilities.

Please confirm your acceptance of this appointment by signing the duplicate original of this letter and returning it to the company secretary.

Yours sincerely,

Greg Lock
Chairman
Kofax plc

I accept the terms of this letter.

/s/ Wade W. Loo	3/4/2011
Wade W. Loo	Date

ANNEX

MATTERS RESERVED TO THE BOARD OF DIRECTORS:

A.	MANAGEMENT STRUCTURE AND APPOINTMENTS

•	Appointment/removal of Chief Executive Officer (CEO)

•	Other appointments to/removals from Company Board (both exec and non-exec, including Company Secretary)

•	Determination of non-exec director remuneration

•	Appointment/removal of members of the Executive Management Team and other direct reports to the CEO

•	Adoption and amendment of Standing Committee Terms of Reference

•	Appointment of Audit Committee Chair and Members

•	Appointment of Remuneration Committee Chair and Members

•	Appointment of Nominating Committee Chair and Members

•	Appointment/removal of Auditors and other advisors to the Board

•	Company Board and CEO succession planning, training and development (based on recommendations of Nominating Committee)

•	Agreement with the Remuneration Committee on policy for remuneration of Executive Management Team

•	Discretionary delegation of powers to ad hoc Committees

•	Appointment of ad hoc Committee Chair and Members and Terms of Reference

•	Determination of matters referred to Company Board by Committees

B.	STRATEGY AND POLICY

•	Annual approval of Company Strategic Plan and Annual Operating Budget

•	Approval of mid-term changes to Operating Budget

•	Purchase/Relinquishment of D&O Liability Insurance Coverage

•	Approval of and Amendment to Model Share Dealing Code

•	Annual review[1] of Risk and internal control: overall approach to assessing risk and control systems (short-term management may be delegated to Audit Committee)

C.	RECURRENT TRANSACTIONS

•	Approval of Accounts

•	Approval of Announcements to Stock Exchange

•	Establishment of Share Option schemes and grants under such schemes (granting authority may be delegated to and exercised by the Remuneration Committee)

•	Establishment of Pension Schemes

•	Changes to capital structure and approval of payment of dividends

[1]	Para C.2.1 of the Combined Code refers – the annual review is not intended to be delegable from the full board under the Combined Code.

•	Issue or transfer of shares in Company or its subsidiaries to third parties (i.e. other than in respect of share option schemes)

•	Convening of General Meetings

•	Approval of Circulars to Shareholders/ancillary documentation

D.	AD HOC TRANSACTIONS

•	Terms of acquisition/disposal or part disposal of subsidiaries, business or assets greater than EUR 250k.

•	Establishment of new subsidiaries

•	Approval of borrowing/finance facilities of EUR 1 MM or more

•	Pledge of assets as security for borrowing of EUR 500k or more

•	Approval of guarantees to financiers/suppliers for liabilities of EUR 500k or more

•	Approval of contracts with term exceeding one year and financial impact exceeding EUR 500k

•	Initiate litigation for recovery of EUR 250k or more or settlement of claims against the Company of more than EUR 250k.

•	Expenditures in excess EUR 250k per annum (outside of budget)

•	Approval of all transactions with related parties or connected persons

•	Approval of contracts other than on arm’s length terms or outside the ordinary course of business

Exhibit 10.17

13 November 2007

Bruce Powell Esq.

Broadhatch House

Bentley

Farnham GU10 5JJ

Surrey

Renewal of Appointment as a Non-Executive director of DICOM Group plc

Dear Bruce

Your appointment will be renewed from the Annual General Meeting of DICOM Group plc (‘the Company’), to be held on 13 November 2007. We are writing to set out the terms of your appointment.

Appointment

Your appointment will continue until the Annual General Meeting of the Company held following the financial year ending 30 June 2008, unless otherwise terminated earlier by and at the discretion of either party upon six month’s written notice. Continuation of your contract of appointment is contingent on satisfactory performance and re-election at forthcoming AGMs.

Time commitment

Overall we anticipate a time commitment of 1 - 2 days per month. This will include attendance at approx. 8 Board meetings, either physically or by conference call, and the AGM. In addition, you will be expected to devote appropriate preparation time ahead of each meeting.

By accepting this appointment, you have confirmed that you are able to allocate sufficient time to meet the expectations of your role. The agreement of the Chairman should be sought before accepting additional commitments that might affect the time you are able to devote to your role as a Non-Executive Director of the Company.

Role

Non-Executive Directors have the same general legal responsibilities to the Company as any other Director. The Board as a whole is collectively responsible for promoting the success of the Company by directing and supervising the Company’s affairs. The Board:

•	provides entrepreneurial leadership of the Company within a framework of prudent and effective controls which enable risk to be assessed and managed;

•	sets the Company’s strategic aims, ensures that the necessary financial and human resources are in place for the Company to meet its objectives, and reviews management performance; and

•	sets the Company’s values and standards and ensures that its obligations to its shareholders and others are understood and met.

In addition to these requirements of all Directors, the role of the Non-Executive Director has the following key elements:

•	Strategy: Non-Executive Directors should constructively challenge and contribute to the development of strategy;

•	Performance: Non-Executive Directors should scrutinise the performance of management in meeting agreed goals and objectives and monitor the reporting of performance;

•	Risk: Non-Executive Directors should satisfy themselves that financial information is accurate and that financial controls and systems of risk management are robust and defensible; and

•

People: Non-Executive Directors are responsible for determining appropriate levels of remuneration of executive directors and have a prime role in appointing, and where necessary removing, senior management and in succession planning.

Fees

You will be paid a fee of £35,000 gross per annum which will be paid monthly in arrears, subject to an annual review by the Board. The Company will reimburse you for all reasonable and properly documented expenses you incur in performing the duties of your office. It is agreed that reasonable expense include economy class air travel on flights below six hours. On long haul flights over six hours business class travel is allowed.

Outside interests

It is accepted and acknowledged that you have business interests other than those of the Company and have declared any conflicts that are apparent at present. In the event that you become aware of any potential conflicts of interest, these should be disclosed to the Chairman and Company Secretary as soon as apparent.

Confidentiality

All information acquired during your appointment is confidential to the Company and should not be released, either during your appointment or following termination (by whatever means), to third parties without prior clearance from the chairman. Your attention is also drawn to the requirements under both legislation and regulation as to the disclosure of price sensitive information. Consequently you should avoid making any statements that might risk a breach of these requirements without prior clearance from the Chairman or Company Secretary.

Review process

The performance of individual directors and the whole Board and its committees is evaluated annually. If, in the interim, there are any matters which cause you concern about your role you should discuss them with the Chairman as soon as is appropriate.

Insurance

The Company has directors’ and officers’ liability insurance and it is intended to maintain such cover for the full term of your appointment. The current indemnity limit is approximately £8 million.

Independent professional advice

Occasions may arise when you consider that you need professional advice in the furtherance of your duties as a director. Circumstances may occur when it will be appropriate for you to seek advice from independent advisors at the Company’s expense. The Company will reimburse the full cost of expenditure incurred.

Matters reserved to the Board

Enclosed you will find a schedule of matters reserved to the Group Board.

Committees

This letter refers to your appointment as a Non-Executive Director of the Company. You will also serve as Chairman of the Audit Committee and serve as member on the Nomination Committee, as defined within the committee’s terms of reference. It is also proposed that you continue to serve as the Senior Non-Executive Director of the Board. The above-mentioned fee covers these additional responsibilities.

Please confirm your acceptance of this appointment by signing the duplicate original of this letter and returning it to the Company Secretary.

Yours sincerely,

DICOM Group plc

/s/ Greg Lock	/s/ Stefan Gaiser
Greg Lock	Stefan Gaiser
Chairman	Company Secretary

I accept the terms of this letter

/s/ Bruce Powell

Bruce Powell

Enclosure

Matters reserved to the Group Board:

•	Approval Group’s strategic plans

•	Appointments to/removals from Group Board (both exec and non-exec, including Company Secretary)

•	Appointment/removal of Group Chief Executive

•	Group Organisation Chart (incl. Management and Business Development Teams)

•	Recommendations of Audit Committee

•	Recommendations of Remuneration Committee

•	Recommendations of Nomination Committee

•	Appointment/removal of executives with OTE remuneration in excess of EUR 150k pa

•	Appointment/removal of Auditors/Nominated Advisers

•	Set up new subsidiary

•	Terms of acquisition/disposal or part disposal of subsidiaries, business or assets

•	Capital expenditure in excess EUR 250k (outside of budget)

•	Approval of Group Budget and mid term operating plans

•	Approval of Group Accounts

•	Approval of Group Accounting Policies

•	Approval of Group Announcements to Stock Exchange

•	Approval of Model Share Dealing Code

•	Set up of Financing Facilities in excess EUR 600k

•	Pledge of Group assets as security

•	DICOM Group plc guarantees to financiers/suppliers

•	Rules for dealing on Foreign Exchange markets

•	Proposed departures from rules for dealing on Foreign Exchange markets (above)

•	Establishment of Group Share Option schemes and grants thereunder

•	Establishment of Group Pension Scheme

•	Approval of all transactions with “connected persons”

•	Issue of shares in Group companies

•	Approval of property/equipment leases in excess EUR 250k pa (outside of budget)

•	Initiate and respond to major litigation

•	Risk and internal control: overall approach to assessing risk and control systems

Exhibit 10.18

Kofax Plc 16245 Laguna Canyon Road Irvine, CA 92618-3603 USA TEL: 949 727-1733 FAX: 949 727-3144 www.kofax.com

Joe A. Rose

3924 Southwestern Blvd.

Dallas, Texas 75225

17 February 2009

With effect from 1 April 2009, the board of Kofax plc (the “Company”) has appointed you as non-executive director. I am writing to set out the terms of your appointment. It is agreed that this is a contract for services and is not a contract of employment.

Appointment

Your appointment will be for an initial term of three years commencing on 1 April 2009, unless otherwise terminated earlier by and at the discretion of either party upon six months’ written notice. Continuation of your contract of appointment is contingent on satisfactory performance and re-election at forthcoming AG Ms. Nonexecutive directors are typically expected to serve two three-year terms, although the board may invite you to serve an additional period.

Time Commitment

Overall we anticipate a time commitment of one to two days per month after the induction phase. This will include attendance at approximately eight board meetings per annum (either physically or by conference call) and the AGM. In addition, you will be expected to devote appropriate preparation time ahead of each meeting.

By accepting this appointment, you have confirmed that you are able to allocate sufficient time to meet the expectations of your role. The agreement of the chairman should be sought before accepting additional commitments that might impact on the time you are able to devote to your role as a non-executive director of the Company.

Role

Non-executive directors have the same general legal responsibilities to the Company as any other director. The board as a whole is collectively responsible for the success of the Company. The board:

•	provides entrepreneurial leadership of the Company within a framework of prudent and effective controls which enable risk to be assessed and managed;

•	sets the Company’s strategic aims, ensures that the necessary financial and human resources are in place for the Company to meet its objectives, and reviews management performance; and

•	sets the Company’s values and standards and ensures that its obligations to its shareholders and others are understood and met.

All directors must take decisions objectively in the interests of the Company.

In addition to these requirements of all directors, the role of the non-executive director has the following key elements:

•	Strategy. Non-executive directors should constructively challenge and help develop proposals on strategy;

•	Performance. Non-executive directors should scrutinise the performance of management in meeting agreed goals and objectives and monitor the reporting of performance;

•	Risk. Non-executive directors should satisfy themselves on the integrity of financial information and that financial controls and systems of risk management are robust and defensible; and

•

People. Non-executive directors are responsible for determining appropriate levels of remuneration of executive directors and have a prime role in appointing, and where necessary removing, executive directors and in succession planning.

Fees

You will be paid a fee of US$80,000 gross per annum which will be paid monthly in arrears and which will be subject to an annual review by the board. The Company will reimburse you for all reasonable and properly documented expenses you incur in performing the duties of your office. It is agreed that reasonable expenses include business class air travel.

Outside interests

It is accepted and acknowledged that you have business interests other than those of the Company and have declared any conflicts that are apparent at present. In the event that you become aware of any potential conflicts of interest, these should be disclosed to the chairman and company secretary as soon as apparent.

Confidentiality

All information acquired during your appointment is confidential to the Company and should not be released, either during your appointment or following termination (by whatever means), to third parties without prior clearance from the chairman.

Your attention is also drawn to the requirements under both legislation and regulation as to the disclosure of price sensitive information. Consequently you should avoid making any statements that might risk a breach of these requirements without prior clearance from the chairman or company secretary.

Induction

The Company will promptly provide a comprehensive, formal and tailored induction.

Review process

The performance of individual directors and the whole board and its committees is evaluated annually. If, in the interim, there any matters which cause you concern about your role you should discuss them with the chairman as soon as is appropriate.

Insurance

The Company has directors’ and officers’ liability insurance and it is intended to maintain such cover for the full term of your appointment.

Independent professional advice

Occasions may arise when you consider that you need professional advice in the furtherance of your duties as a director. Circumstances may occur when it will be appropriate for you to seek advice from independent advisers at the Company’s expense. The Company will reimburse the full cost of expenditure incurred in accordance with its policy.

Committees

This letter refers to your appointment as a non-executive director of the Company. You will also serve as member of the Nomination and Remuneration Committees, as defined within the terms of reference of those committees. The above-mentioned fee also covers these additional responsibilities.

Please confirm your acceptance of this appointment by signing the duplicate original of this letter and returning it to the company secretary.

Yours sincerely,

/s/ Greg Lock

Greg Lock
Chairman
Kofax plc

I accept the terms of this letter.

/s/ Joe A. Rose	02/18/09
Joe A. Rose	Date

ANNEX

Matters Reserved to the Board of Directors

A.	MANAGEMENT STRUCTURE AND APPOINTMENTS

•	Appointment/Removal of Chief Executive Officer (CEO)

•	Other Appointment to/Removals from Company Board (both executive and non-executive, including company secretary)

•	Determination of Non-executive Remuneration

•	Appointment/Removal of Members of the Executive Management Team and other direct reports to the CEO

•	Adoption and Amendment of Standing Committee Terms of Reference

•	Appointment of Audit Committee Chair and Members

•	Appointment of Remuneration Committee Chair and Members

•	Appointment of Nomination Committee Chair and Members

•	Appointment/Removal of Auditors and other Advisers to the Board

•	Allocation of Executive Management Team Responsibilities

•	Company Board and Executive Management Team Succession Planning, Training and Development (based on recommendations of Nomination Committee)

•	Agreement with the Remuneration Committee on Policy for Remuneration of Board Members and Executive Management Team

•	Discretionary Delegation of Powers to ad hoc Committees

•	Appointment of ad hoc Committee Chair and Members and Terms of Reference

•	Determination of Matters Referred to Company Board by Committees

B.	STRATEGY AND POLICY

•	Annual Approval of Company Strategic Plan and Annual Operating Budget

•	Approval of Mid-term Changes to Operating Budget

•	Purchase/Relinquishment of D&O Liability Insurance Coverage

•	Approval of and Amendment to Model Share Dealing Code

•	Annual Review of Risk and Internal Control: Overall Approach to Assessing Risk and Control Systems (Short-term management may be delegated to Audit Committee)

C.	RECURRENT TRANSACTIONS

•	Approval of Accounts

•	Approval of Change to Accounting Policies

•	Approval of Announcements to Stock Exchange

•	Establishment of Share Option Schemes and Grants under such Schemes (granting authority may be delegated to and exercised by Remuneration Committee)

•	Establishment of Pension Scheme

•	Changes to Capital Structure and Approval of Payment of Dividends

•	Issue or Transfer of Shares in Company or its Subsidiaries to Third Parties (i.e. other than in respect of share option schemes)

•	Convening of General Meetings

•	Approval of Circulars to Shareholders/Ancillary Documentation

D.	AD HOC TRANSACTIONS

•	Terms of Acquisition/Disposal or Part Disposal of Subsidiaries, Business or Assets

•	Establishment of New Subsidiaries

•	Approval of Borrowing/Finance Facilities of EUR 1m or more

•	Pledge of Assets as Security for Borrowing of EUR 500k or more

•	Approval of Guarantees to Financiers/Suppliers for Liabilities of EUR 500k or more

•	Approval of Contracts with Term exceeding One Year and Financial Impact exceeding EUR 500k

•	Initiate Litigation for Recovery of EUR 250k or more or Settlement of Claims against the Company of more than EUR 250k

•	Capital Expenditure/leases in excess of EUR 250k per annum (outside of budget)

•	Approval of all Transactions with “connected persons”

•	Approval of Contracts other than on Arm’s Length Terms or Outside the Ordinary Course of Business

Exhibit 10.19

15 December 2004

Mark Wells

Vanbrugh House

Fir Tree Avenue

Stoke Poges, Buckingamshire

SL2 4NN

UK

Dear Mark

Appointment as a non-executive director of DICOM Group plc

On 15 December 2004 the board of DICOM Group plc (‘the Company’) has appointed you as non-executive director. We are writing to set out the terms of your appointment.

Appointment

Your appointment will be for an initial term of three years commencing on 15 December 2004, unless otherwise terminated earlier by and at the discretion of either party upon three month’s written notice. Continuation of your contract of appointment is contingent on satisfactory performance and re-election at forthcoming AGMs.

Time commitment

Overall we anticipate a time commitment of 1 - 2 days per month after the induction phase. This will include attendance at approx. 8 board meetings, either physically or by conference call, and the AGM. In addition, you will be expected to devote appropriate preparation time ahead of each meeting.

By accepting this appointment, you have confirmed that you are able to allocate sufficient time to meet the expectations of your role. The agreement of the chairman should be sought before accepting additional commitments that might affect the time you are able to devote to your role as a non-executive director of the company.

Role

Non-executive directors have the same general legal responsibilities to the company as any other director. The board as a whole is collectively responsible for promoting the success of the company by directing and supervising the company’s affairs. The board:

•	provides entrepreneurial leadership of the company within a framework of prudent and effective controls which enable risk to be assessed and managed;

•	sets the company’s strategic aims, ensures that the necessary financial and human resources are in place for the company to meet its objectives, and reviews management performance; and

•	sets the company’s values and standards and ensures that its obligations to its shareholders and others are understood and met.

In addition to these requirements of all directors, the role of the non-executive has the following key elements:

•	Strategy: Non-executive directors should constructively challenge and contribute to the development of strategy;

•	Performance: Non-executive directors should scrutinise the performance of management in meeting agreed goals and objectives and monitor the reporting of performance;

•	Risk: Non-executive directors should satisfy themselves that financial information is accurate and that financial controls and systems of risk management are robust and defensible; and

•

People: Non-executive directors are responsible for determining appropriate levels of remuneration of executive directors and have a prime role in appointing, and where necessary removing, senior management and in succession planning.

Fees

You will be paid a fee of £27,500.00 gross per annum which will be paid monthly in arrears, subject to an annual review by the board. The company will reimburse you for all reasonable and properly documented expenses you incur in performing the duties of your office. It is agreed that reasonable expense include economy class air travel.

Outside interests

It is accepted and acknowledged that you have business interests other than those of the company and have declared any conflicts that are apparent at present. In the event that you become aware of any potential conflicts of interest, these should be disclosed to the chairman and company secretary as soon as apparent.

Confidentiality

All information acquired during your appointment is confidential to the Company and should not be released, either during your appointment or following termination (by whatever means), to third parties without prior clearance from the chairman. Your attention is also drawn to the requirements under both legislation and regulation as to the disclosure of price sensitive information. Consequently you should avoid making any statements that might risk a breach of these requirements without prior clearance from the chairman or company secretary.

Induction

Prior to your appointment, the Company has arranged for site visits and meetings with senior and middle management and the Company’s auditors.

Review process

The performance of individual directors and the whole board and its committees is evaluated annually. If, in the interim, there are any matters which cause you concern about your role you should discuss them with the chairman as soon as is appropriate.

Insurance

The Company has directors’ and officers’ liability insurance and it is intended to maintain such cover for the full term of your appointment. The current indemnity limit is CHF 20 million.

Independent professional advice

Occasions may arise when you consider that you need professional advice in the furtherance of your duties as a director. Circumstances may occur when it will be appropriate for you to seek advice from independent advisors at the company’s expense. The Company will reimburse the full cost of expenditure incurred in accordance with the attached policy.

Matters reserved to the Board

Enclosed you will find a schedule of matters reserved to the Group Board.

Committees

This letter refers to your appointment as a non-executive director of the Company. You will also serve as member on the Audit, Remuneration and Nomination committee, as defined within the committees’ terms of reference. The above-mentioned fee covers these additional responsibilities.

Please confirm your acceptance of this appointment by signing the duplicate original of this letter and returning it to the Company Secretary.

Yours sincerely,

DICOM Group plc

/s/ Otto Schmid	/s/ Stefan Gaiser
Otto Schmid	Stefan Gaiser
Chairman	Company Secretary

I accept the terms of this letter

/s/ Mark Wells
Mark Wells

Enclosure

Matters reserved to the Group Board:

•	Approval Group’s strategic plans

•	Appointments to/removals from Group Board (both exec and non-exec, including Company Secretary)

•	Appointment/removal of Group Chief Executive

•	Group Organisation Chart (incl. Management and Business Development Teams)

•	Recommendations of Remuneration Committee

•	Recommendations of Audit Committee

•	Recommendations of Nomination Committee

•	Appointment/removal of executives with OTE remuneration in excess of EUR 150k

•	Appointment/removal of Auditors/Nominated Advisers

•	Set up new subsidiary

•	Terms of acquisition/disposal or part disposal of subsidiaries, business or assets

•	Capital expenditure in excess EUR 250k

•	Approval Group Budget and mid term operating plans

•	Approval Group Accounts

•	Approval Group Accounting Policies

•	Approval Group Announcements to Stock Exchange

•	Approval Model Share Dealing Code

•	Set up Financing Facilities in excess EUR 600k

•	Pledge of Group assets as security

•	DICOM Group plc guarantees to financiers/suppliers

•	Rules for dealing on Foreign Exchange markets

•	Proposed departures from rules for dealing on Foreign Exchange markets (above)

•	Establishment Group Share Option schemes and grants thereunder

•	Establishment Group Pension Scheme

•	Approval all transactions with “connected persons”

•	Issue of shares in Group companies

•	Approval property/equipment leases in excess EUR 250k pa

•	Initiate and respond to major litigation

Exhibit 10.21

Published CUSIP Number:

CREDIT AGREEMENT

Dated as of August 11, 2011

among

KOFAX, INC.,

KOFAX, PLC

and

KOFAX HOLDING AG

as Borrowers,

BANK OF AMERICA, N.A.,

as Administrative Agent

and

L/C Issuer,

and

The Other Lenders Party Hereto

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

as

Sole Lead Arranger and Sole Book Manager

TABLE OF CONTENTS (continued)

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TABLE OF CONTENTS (continued)

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SCHEDULES

1.01	Mandatory Cost Formulae
2.01	Commitments and Applicable Percentages
5.05	Supplement to Interim Financial Statements
5.13	Subsidiaries; Other Equity Investments; Equity Interests in the Company
5.17	Identification Numbers for Borrowers that are Foreign Obligors
7.01	Existing Liens
7.03	Existing Indebtedness
7.08	Existing Affiliate Transactions
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	[Reserved]
C	Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Administrative Questionnaire
F-1	Company Guaranty
F-2	Domestic Subsidiary Guaranty
F-3	U.K. Guaranty
G	Domestic Pledge Agreement
H	Opinion Matters

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of August 11, 2011, among KOFAX plc, a public limited company incorporated under the laws of England and Wales (the “Parent”), KOFAX, INC., a Delaware corporation (the “Company”), KOFAX HOLDING AG, a company limited by shares incorporated under the laws of Switzerland (“Kofax Switzerland” and, together with the Company and the Parent, the “Borrowers” and, each a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent and L/C Issuer.

The Company, the Parent and Kofax Switzerland have requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired EBITDA” means the Consolidated EBITDA of a Person acquired by any Loan Party pursuant to a Permitted Acquisition determined by the Administrative Agent based upon the audited financial statements of such Person (or such other financial statements acceptable to the Administrative Agent) for the period of four fiscal quarters of such Person most recently ended.

“Acquisition L/C Sublimit” means an amount equal to $10,000,000, which for the avoidance of doubt shall not include the Borrower L/C Sublimit.

“Acquisition Letters of Credit” means any Letter of Credit issued to a seller in connection with a Permitted Acquisition to provide credit support for any obligations due and owing from a Loan Party to such seller following the consummation of such Permitted Acquisition in connection with purchase price adjustments (including pertaining to working capital, balance sheet items, revenues, income and other financial or operational metrics) and indemnification payments; provided that the Outstanding Amount of the L/C Obligations with respect to all Acquisition Letters of Credit shall not at any time exceed the Acquisition L/C Sublimit.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders.

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“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Alternative Currency” means each of Euro, Sterling, Swiss Francs and each other currency (other than Dollars) that is approved in accordance with Section 1.06.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit” means an amount equal to the lesser of the Aggregate Commitments and $20,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Applicable Foreign Obligor Documents” has the meaning specified in Section 5.19.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Rate
Pricing Level	Consolidated Leverage Ratio	Commitment Fee	Eurocurrency Rate + Letters of Credit	Base Rate +
1	≤ 0.50:1	0.25%	1.50%	(0.25%)
2	>0.50:1 but ≤1.00:1	0.30%	1.60%	(0.12%)
3	>1.00:1	0.35%	1.75%	0.00%

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Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level 3 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered. The Applicable Rate in effect from the Closing Date through the delivery of the first Compliance Certificate pursuant to Section 6.02(b) shall be determined based upon Pricing Level 1.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.09(b).

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as sole lead arranger and sole book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized principal amount thereof that would appear on a balance sheet of such

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Person prepared as of such date in accordance with IFRS, and (b) in respect of any Synthetic Lease Obligation, the capitalized principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with IFRS if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Parent and its Subsidiaries for the fiscal year ended June 30, 2010 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Parent and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.05, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto.

“Borrower L/C Sublimit” means an amount equal to $3,000,000, which for the avoidance of doubt shall not include the Acquisition L/C Sublimit.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Committed Borrowing.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

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(b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person, in its capacity as a party to a Cash Management Agreement, that is a Lender or an Affiliate of a Lender.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

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“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 30% or more of the equity securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) the Parent shall cease to directly or indirectly own 100% of the issued and outstanding equity securities of each of the other Borrowers and each of the Guarantors (excepting any directors qualifying shares that are required pursuant to applicable Laws to be owned by a director of any Borrower or Guarantor that is a Foreign Obligor).

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986.

“Collateral Documents” means, collectively, each Pledge Agreement, each Patent Security Agreement, Trademark Security Agreement and Copyright Security Agreement referred to in the Domestic Pledge Agreement, each Control Agreement (as defined in the Domestic Pledge Agreement), each of the mortgages, collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.13, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

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“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrowers pursuant to Section 2.01 and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type, in the same currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” has the meaning specified in Section 2.01.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Company” has the meaning specified in the introductory paragraph hereto.

“Company Guaranty” means the Company Guaranty made by the Company in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit F-1.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated EBITDA” means, for any period, for any Person and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus, without duplication, (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by such Person and its Subsidiaries for such period, (iii) depreciation and amortization expense, (iv) other non-recurring expenses of any Person and its Subsidiaries for such period, (v) any losses from discontinued operations, (vi) all non-cash charges, expenses or losses of such Person and its Subsidiaries for such period, (vii) severance, retention bonuses or other similar one-time compensation payments made to officers or employees of such Person or its Subsidiaries, (viii) fees, costs and expenses incurred in connection with the transactions contemplated by, or due pursuant to, this Agreement and the other Loan Documents for such period, (ix) fees, costs and expenses incurred in connection with any Investment, issuance of Equity Interests, Disposition of assets or Permitted Acquisition, in each case, whether or not consummated and to the extent not prohibited by this Agreement or the other Loan Documents and in each case for such period and (x) amounts paid by any Loan Party to or for the benefit of a seller in connection with a Permitted Acquisition constituting purchase price adjustments (including pertaining to working capital, balance sheet items, revenues, income and other financial or operational metrics); and minus, without duplication, (b) the following to the extent included in calculating such Consolidated Net Income: (i) any gains from discontinued operations and (ii) all non-cash items increasing Consolidated Net Income for such period. For

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purposes of calculating Consolidated EBITDA for any reference period, Permitted Acquisitions consummated during the reference period shall be deemed to have occurred on the first day of the reference period and Acquired EBITDA shall be included for such reference period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Parent and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, (f) Indebtedness consisting of Earn-Out Payments (excluding any Earn-Out Payment that constitutes contingent consideration based on future financial or operational achievements that have not yet been earned in accordance with the terms of the relevant document governing the payment of such Earn-Out Payment), (g) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (f) above of Persons other than the Parent or any Subsidiary, and (h) all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Parent or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Parent or such Subsidiary.

“Consolidated Interest Charges” means, for any period, for any Person and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of such Person and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with IFRS, and (b) the portion of rent expense of such Person and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with IFRS.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness of the Parent as of such date to (b) Consolidated EBITDA of the Parent for the period of the four fiscal quarters most recently ended.

“Consolidated Net Income” means, for any period, for any Person and its Subsidiaries on a consolidated basis, the net income of such Person and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

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“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“CTA” means UK Corporation Tax Act 2009.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, the United Kingdom or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate and any Mandatory Cost) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of Committed Loans or participations in L/C Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder (unless such failure has been cured or such Lender notifies the Administrative Agent in writing at the applicable funding deadline that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to such funding obligations has not been satisfied, which writing shall set forth the conditions precedent that have not been satisfied as of such funding deadline and the factual basis for such determination), (b) has notified the Borrowers, the Administrative Agent or any Lender in writing that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder (unless such failure has been cured or such written notice or public statement states that such position is based upon such Lender’s good faith determination that one or more conditions precedent to such funding obligations cannot been satisfied, which written notice or public statement shall set forth the conditions precedent that cannot be satisfied and the factual basis for such determination), (c) has failed, within one Business Day after request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has failed to fund loans, participations, advances, or reimbursement obligations under one or more other syndicated credit facilities, unless subject to a good faith dispute or such failure has been cured, (e) has, or has a direct or indirect parent company that has, (i) become the subject of a

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proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it or (iii) made a general assignment for the benefit of creditors, been liquidated, or otherwise been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Lender or its assets to be, insolvent or bankrupt; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Disqualified Purchaser” means any direct competitor of the Parent or any of its Affiliates or Subsidiaries as disclosed to the Administrative Agent in writing by the Borrowers from time to time.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Guarantors” means, collectively, Kofax International, Kofax Holdings and Kofax Components.

“Domestic Pledge Agreement” means the Pledge and Security Agreement made by Kofax Holdings, the Company, Kofax International and Kofax Components in favor of the Administrative Agent.

“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.

“Domestic Subsidiary Guaranty” means the Domestic Subsidiary Guaranty made by the Domestic Guarantors in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit F-2.

“Earn-Out Payments” means any earn-out, contingent consideration or similar earnings sharing provision payable by the Parent or any Subsidiary thereof.

“Eligible Assignee” means any Person (other than a Disqualified Purchaser) that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)) and that can lend in each Alternative Currency and fund directly into the United Kingdom and Switzerland.

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“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal (within the meaning of Section 4203 or 4205 of ERISA) by the Company or any ERISA Affiliate from a Multiemployer Plan or notification pursuant to Section 4242 of ERISA that a Multiemployer Plan is in

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reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Rate” means (i) for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and (ii) for any Interest Period with respect to a Eurocurrency Rate Loan denominated in Euro, the rate per annum equal to the percentage rate per annum determined by the Banking Federation of the European Union (“EURIBOR”), as published by Reuters (or other commercially available source providing quotations of EURIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., Brussels time, two Business Days prior to the commencement of such Interest Period, for deposits in Euro (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If any such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurocurrency Rate Loan” means a Committed Loan that bears interest at a rate based on the Eurocurrency Rate. Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Committed Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it, by (i) the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located, (ii) any jurisdiction in which the recipient has a present or former connection

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(other than connections arising solely from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or, if required by any Borrower pursuant to Section 10.13, a connection arising solely from such recipient having assigned an interest in any Loan or Loan Document) or (iii) in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any jurisdiction described in the preceding clauses (i), (ii) and (iii), (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender, (d) in the case of a Lender (other than an assignee pursuant to a request by the Company under Section 10.13), any withholding tax that (i) is required to be imposed on amounts payable to such Lender pursuant to the Laws in force at the time such Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from such Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii) or would have been so entitled but for the application of one or more of the exclusions set forth in Section 3.01(a)(iii) and (e) taxes imposed and required by law to be deducted under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, or any amended or successor version and any applicable Treasury regulations or published administrative guidance promulgated thereunder or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement dated August 11, 2011 between the Company and the Administrative Agent.

“Foreign Borrower Sublimit” means an amount equal to the lesser of the Aggregate Commitments and $20,000,000. The Foreign Borrower Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Foreign Lender” means, with respect to any Borrower, any Lender that is organized under the Laws of a jurisdiction other than that in which such Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the L/C Issuer). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

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“Foreign Obligor” means the Parent and any other Loan Party that is a Foreign Subsidiary.

“Foreign Subsidiary” means any Subsidiary (i) that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia or (ii) that is organized under the laws of the United States, a State thereof, or the District of Columbia and (A) is classified for U.S. federal income tax purposes as disregarded as an entity separate from its owner and (B) holds (directly or indirectly through one or more Subsidiaries that each is also classified for U.S. federal income tax purposes as disregarded as an entity separate from its owner) as a significant percentage of its assets interests in Subsidiaries that are classified as “controlled foreign corporations” within the meaning of Section 957 of the Code.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or

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cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien), provided that, for purposes of this clause (b), the amount of such Guarantee as of any date shall be deemed to be the lesser of (x) the fair market value of the property encumbered by such Lien as of such date and (y) the outstanding principal amount of the Indebtedness secured by such Lien on such date. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranties” means the Company Guaranty, the U.K. Guaranty and the Domestic Subsidiary Guaranty.

“Guarantor” means the Company, the Parent, each Domestic Guarantor and each U.K. Guarantor.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person, in its capacity as a party to a Swap Contract permitted under Article VI or VII, that is a Lender or an Affiliate of a Lender.

“HMRC DT Treaty Passport scheme” means the HM Revenue & Customs Double Taxation Treaty Passport Scheme, which applies to loans made on or after September 1, 2010.

“IFRS” means the international financial reporting standards as set forth in the opinions and pronouncements of the International Accounting Standards Board.

“Immaterial Subsidiary” means, as of any date of determination, any Subsidiary designated by the Parent as an “Immaterial Subsidiary” in writing to the Administrative Agent pursuant to Section 6.02(b) so long as the revenues of any such Subsidiary for the period of four fiscal quarters of the Parent most recently ended at the time of such designation (i) comprised less than two and one-half percent (2.5%) of the total revenues of the Parent and its Subsidiaries on a consolidated basis during such period and (ii) together with the total revenues for such period of all other Immaterial Subsidiaries, comprised less than twenty percent (20%) of the total revenues of the Parent and its Subsidiaries on a consolidated basis during such period; provided, that in no event shall the Company or any other Loan Party be designated an Immaterial Subsidiary.

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“Increase Effective Date” has the meaning specified in Section 2.13.

“Incremental Increase” has the meaning specified in Section 2.13.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with IFRS:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases and Synthetic Lease Obligations;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in cash or other property (other than any such payment consisting of Equity Interests) in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h) all Earn-Out Payments (excluding any Earn-Out Payment that constitutes contingent consideration based on future financial or operational achievements that have not yet been earned in accordance with the terms of the relevant document governing the payment of such Earn-Out Payment); and

(i) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

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“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intellectual Property” has the meaning specified in Section 5.18.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three, six or nine months thereafter, as selected by a Borrower in its Committed Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or asset group (including any profit center). For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

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“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Company (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“ITA” means the UK Income Tax Act 2007.

“Kofax Components” means Kofax Components Corporation, a Delaware corporation.

“Kofax International” means Kofax International, Inc., a Delaware corporation.

“Kofax Holdings” means Kofax Holdings Corporation, a Delaware corporation.

“Kofax Switzerland” has the meaning specified in the introductory paragraph hereto.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made and has not subsequently been refinanced as a Committed Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

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“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit. Letters of Credit may be issued in Dollars or in an Alternative Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means the sum of the Borrower L/C Sublimit and the Acquisition L/C Sublimit. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Committed Loan.

“Loan Documents” means this Agreement, each Note, the Fee Letter, each Collateral Document, each Secured Cash Management Agreement, each Secured Hedge Agreement, each Issuer Document, each Guaranty and each other agreement, certificate, document or instrument delivered in connection with any of the foregoing, whether or not specifically mentioned herein or therein.

“Loan Parties” means, collectively, the Parent, the Company, Kofax Switzerland and each Guarantor.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01.

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“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of (i) the Company and its Subsidiaries taken as a whole or (ii) the Parent and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party (other than as a result of any action or inaction on the part of the Administrative Agent or any Lender).

“Maturity Date” means June 30, 2014; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Material Subsidiary” means each Subsidiary not designated as Immaterial Subsidiary.

“Multiemployer Plan” means any employee benefit plan described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the five years preceding the date hereof, has made or been obligated to make contributions.

“Non-Bank Rules” means the Ten Non-Qualifying Bank Creditor Rule and the Twenty Non-Qualifying Bank Creditor Rule.

“Note” means a promissory note made by a Borrower in favor of a Lender evidencing Loans made by such Lender to such Borrower, substantially in the form of Exhibit C.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement (including those acquired by assumption), whether absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws or, in the case of a Person incorporated in Switzerland, a certified excerpt of the relevant commercial register and a certified copy of its articles of association (or equivalent or comparable constitutive documents with respect to any other non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

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“Outstanding Amount” means (i) with respect to Committed Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Committed Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Company of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent or the L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Parent” has the meaning specified in the introductory paragraph hereto.

“Participant” has the meaning specified in Section 10.06(d).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan described in Section 4064(a) of ERISA, has made contributions at any time during the five years preceding the date hereof.

“Permitted Acquisition” means the purchase or other acquisition by any Loan Party of (a) eighty percent (80%) or more of the Equity Interests of any Person (such Equity Interests so acquired, the “Majority Equity”; it being agreed that the remaining Equity Interests of such Person may also be acquired during the ninety (90) day period following the date of the purchase or other acquisition of the Majority Equity) or (b) all or substantially all of the property of, any Person that, upon the consummation thereof, will be wholly-owned directly by the Parent or one or more of its wholly-owned Subsidiaries (including as a result of a merger or consolidation), excepting any directors qualifying shares that are required pursuant to applicable Laws to be owned by a director of any such Subsidiary; provided that, with respect to each purchase or other acquisition:

(i) any newly-created or acquired Domestic Subsidiary shall comply with the requirements of Section 6.13;

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(ii) the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be the same lines of business (or lines of business substantially related or incidental thereto) as one or more of the principal businesses of the Parent and its Material Subsidiaries in the ordinary course;

(iii) such acquisition shall have been approved by the board of directors (or other governing body) of the Person to be acquired;

(iv) such purchase or other acquisition shall not include or result in any contingent liabilities that would reasonably be expected to be material to the business, financial condition or operations of the Parent and its Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or the persons performing similar functions) of the Parent or such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by a Responsible Officer);

(v) (A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition, (i) the Parent and Kofax Holdings shall each be in pro forma compliance with the covenants set forth in Section 7.11, 7.12 and 7.13 applicable to such Person, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent pursuant to Section 6.01(a), (b) or (c) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby and (ii) the ratio of (x) the sum of (1) Consolidated Funded Indebtedness of the Parent as of such date after giving pro forma effect to such purchase or other acquisition plus (2) the unused portion of the Commitments as of such date to (y) the sum of (1) Consolidated EBITDA of the Parent for the period of the four fiscal quarters of the Parent most recently ended plus (2) the aggregate amount of Acquired EBITDA for such period, shall not exceed 1.25 to 1.00;

(vi) the acquiring Loan Party shall have delivered to the Administrative Agent, at least fifteen Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer of such Loan Party, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, certifying that all of the requirements set forth in this definition have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition; and

(vii) such acquisition shall be accretive to the Consolidated EBITDA of the acquiring Loan Party, provided that the Total Consideration for all purchases and other acquisitions made by the Company and its Subsidiaries of acquired Persons with Consolidated EBITDA of less than zero shall not exceed $15,000,000 during any period of four consecutive fiscal quarters.

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“Permitted Liens” has the meaning specified in Section 7.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Company or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pledge Agreements” means the Domestic Pledge Agreement, the U.K. Pledge Agreement and the Swiss Pledge Agreement.

“Public Lender” has the meaning specified in Section 6.02.

“Qualifying Intragroup Creditors” means creditors of receivables (Guthaben) owed by another member of the same group of companies, all in accordance with article 14a of the Swiss Withholding Tax Ordinance of 19 December 1966, SR 642.11, and article 16a of the Swiss Stamp Tax Ordinance of 3 December 1973, SR 641.101, as amended from time to time.

“Qualifying Lender” means:

(i) a Lender, other than a Lender within paragraph (ii) below) which is beneficially entitled to interest payable to that Lender in respect of an advance pursuant to this agreement and is:

(a) a Lender:

(1) which is a bank (as defined for the purpose of Section 879 of the ITA) making an advance under this agreement; or

(2) in respect of an advance made under this agreement by a person that was a bank (as defined for the purpose of Section 879 of the ITA) at the time that that advance was made,

and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance;

(b) a Lender which is:

(1) a company resident in the United Kingdom for United Kingdom tax purposes;

(2) a partnership each member of which is:

(A) a company so resident in the United Kingdom;

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(B) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(C) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(c) a Treaty Lender; or

(ii) a building society (as defined for the purposes of Section 880 of the ITA) making an advance under this agreement.

“Register” has the meaning specified in Section 10.06(c).

“Regulation” has the meaning specified in Section 5.20.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the board members, chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

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“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Parent or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Parent’s stockholders, partners or members (or the equivalent Person thereof).

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VI or VII that is entered into by and between any Loan Party and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, each Lender, the L/C Issuer, each Cash Management Bank and each Hedge Bank.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal

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foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swiss Borrower” means Kofax Switzerland and any other Borrower incorporated or established under the laws of, or for tax purposes resident in, Switzerland, or for tax purposes having a permanent establishment in Switzerland with which a Loan Document is effectively connected.

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“Swiss Francs” means the lawful currency of Switzerland.

“Swiss Guidelines and Swiss Tax Laws” means all relevant federal tax statutes and guidelines issued by the Swiss Federal Tax Administration as amended or newly issued from time to time, including the established practice of the Swiss Federal Tax Administration and any court decision relating thereto.

“Swiss Pledge Agreement” means the Swiss Pledge Agreement made by Kofax Holdings International Ltd. in favor of the Administrative Agent.

“Swiss Qualifying Bank” means a Person which effectively conducts banking activities with its own infrastructure and staff as its principal business purpose and which has a banking license in full force and effect issued in accordance with the banking laws in force in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, all in accordance with the Swiss Guidelines and Swiss Tax Laws.

“Swiss Withholding Tax” means the tax levied pursuant to the Swiss Federal Law on Withholding Tax of October 13, 1965 (Bundesgesetz über die Verrechnungssteuer vom 13. Oktober 1965 / Loi fédérale du 13 octobre 1965 sur l'impôt anticipé, SR/RS 642.21), as amended from time to time.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007 (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under this agreement is either:

(i) a company resident in the United Kingdom for United Kingdom tax purposes;

(ii) a partnership each member of which is:

(a) a company so resident in the United Kingdom; or

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(b) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Ten Non-Qualifying Bank Creditor Rule” means the rule that the aggregate number of lenders to a Swiss Borrower under this Agreement which are not Swiss Qualifying Banks must not at any time exceed 10 (ten), all in accordance within the meaning of the Swiss Guidelines and Swiss Tax Law.

“Test Period” has the meaning specified in Section 7.11(a).

“Threshold Amount” means $5,000,000.

“Total Consideration” means, for any purchase or acquisition by the Parent or any Subsidiary, the total cash and noncash consideration (including the fair market value of all Equity Interests issued or transferred to the sellers thereof, all Earn-Out Payments and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof (other than for actual services rendered by the parties thereto) and all assumptions of Indebtedness in connection therewith) paid by or on behalf of the Parent and its Subsidiaries for such purchase or other acquisition.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Treaty” has the meaning specified in the definition of “Treaty State”.

“Treaty Lender” means a Lender which:

(a) is treated as a resident of a Treaty State for the purposes of the Treaty;

(b) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender's participation in the Loan is effectively connected.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

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“Triggering Event of Default” means (i) an Event of Default of the type described in Section 8.01(a), (ii) an Event of Default of the type described in Section 8.01(f), (iii) an Event of Default of the type described in Section 8.01(g), (iv) an Event of Default of the type described in Section 8.01(b) arising from any Borrower’s failure to deliver the information required to be delivered pursuant to Section 6.01(a), Section 6.01(c), Section 6.02(a) or Section 6.02(b) (and the continuation of such failure for a period of 10 days) and (v) any other Event of Default (and the continuation of such Event of Default for a period of 30 days).

“Twenty Non-Qualifying Bank Creditor Rule” means the rule that the aggregate number of creditors (including the Lenders) of a Swiss Borrower, other than Swiss Qualifying Banks and Qualifying Intragroup Creditors, under all outstanding debts relevant for classification as debenture (Kassenobligation) (within the meaning of the Swiss Guidelines), such as loans, facilities and/or private placements (including this Agreement) must not at any time exceed 20 (twenty), all in accordance with the meaning of the Swiss Guidelines and Swiss Tax Laws

“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“U.K. Guarantors” means, collectively, Kofax Investment Ltd., a private limited company incorporated under the laws of England and Wales, Kofax Holdings International Ltd., a private limited company incorporated under the laws of England and Wales, and Kofax U.K. Ltd., a private limited company incorporated under the laws of England and Wales.

“U.K. Guaranty” means the U.K. Guaranty made by the Parent and the U.K. Guarantors in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit F-3.

“U.K. Non-Bank Lender” means a Lender which becomes a party after the day on which this Agreement is entered into and which gives a Tax Confirmation in the Assignment and Assumption pursuant to which such Lender becomes a party hereto.

“U.K. Pledge Agreement” means the Charge over Shares made by the Parent in favor of the Administrative Agent.

“Unencumbered Liquid Assets” means the following assets (excluding assets of any retirement plan) which (i) are not the subject of any Lien or other arrangement with any creditor to have his claim satisfied out of the asset (or proceeds thereof) prior to the general creditors of the owner of the asset (other than any right of set-off or recoupment), and (ii) may be converted to cash within five (5) days: (a) cash or cash equivalents; (b) securities issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or governmental agency obligations which are fully backed by the full faith and credit of the United States; (c) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, or any commercial paper, in each case, rated at least “A-1” by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (or any successor) or “P-1” by Moody’s Investors Service, Inc. (or any successor) and issued by any Person organized under the laws of any state of the United States; (d) medium- and long-term securities rated investment grade by one of the rating agencies described in (c) above; (e)

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Eligible Stocks; (f) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000; and (g) mutual funds or money market funds quoted in The Wall Street Journal which invest primarily in the assets described in (a)-(f) above. For purposes hereof, “Eligible Stocks” shall include any common or preferred stock which (i) is not subject to statutory or contractual restrictions on sales, (ii) is traded on a U.S. national stock exchange or included in the National Market tier of NASDAQ and (iii) has, as of the close of trading on the applicable exchange (excluding after hours trading), a per share price of at least Fifteen Dollars ($15).

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities (as defined in Section 4001(a)(16) of ERISA), over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Yield Differential” has the meaning specified in Section 2.13.

1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting

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such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. Except to the extent otherwise required by clause (c) hereof, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, IFRS applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in IFRS. If at any time any change in IFRS would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in IFRS (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with IFRS prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in IFRS.

1.04 Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Exchange Rates; Currency Equivalents.

(a) (a) The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot

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Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.

(b) Wherever in this Agreement in connection with a Committed Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Committed Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.

(c) For purposes of determining compliance with the provisions of this Agreement, with respect to any item of Indebtedness (other than the Obligations) that is denominated in an Alternative Currency, the Dollar Equivalent of the principal amount of such Indebtedness as of the date such Indebtedness is incurred shall be deemed to be the principal amount of such Indebtedness, and any fluctuation in the applicable Spot Rate thereafter shall not affect compliance with this Agreement; provided that if any such Indebtedness is refinanced then, to the extent such refinancing is denominated in the same Alternative Currency and in the same principal amount and incurred by the same borrower, the Dollar Equivalent of such refinanced Indebtedness shall be determined using the applicable Spot Rate as of the date such Indebtedness so refinanced was incurred.

1.06 Additional Alternative Currencies.

(a) (a) The Company may from time to time request that Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuer thereof. Each Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) or the L/C Issuer (in the case of a

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request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the L/C Issuer, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Committed Borrowings of Eurocurrency Rate Loans; and if the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Company.

1.07 Change of Currency.

(a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Committed Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Committed Borrowing, at the end of the then current Interest Period.

1.08 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

1.09 Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

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ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Committed Loans.

Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrowers in Dollars or in one or more Alternative Currencies from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment, (iii) the aggregate Outstanding Amount of all Committed Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit and (iv) the aggregate Outstanding Amount of all Committed Loans borrowed by a Borrower that is a Foreign Obligor shall not exceed the Foreign Borrower Sublimit. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Committed Loans.

(a) Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon a Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Committed Loans, (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, (iii) on the requested date of any Borrowing of Base Rate Committed Loans and (iv) notwithstanding the foregoing, four Business Days prior to the requested date of any Borrowing by Kofax Switzerland. Each telephonic notice by a Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of such Borrower. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Committed Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether such Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed,

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converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) the currency of the Committed Loans to be borrowed. If a Borrower fails to specify a currency in a Committed Loan Notice requesting a Borrowing, then the Committed Loans so requested shall be made in Dollars. If a Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if a Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Committed Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in such Alternative Currency with an Interest Period of one month. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If a Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Committed Loan may be converted into or continued as a Committed Loan denominated in a different currency, but instead must be prepaid in the original currency of such Committed Loan and reborrowed in the other currency.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the applicable Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Committed Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 12:00 p.m., in the case of any Committed Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Committed Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by such Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing denominated in Dollars is given by a Borrower, there are L/C Borrowings outstanding in respect of Letters of Credit issued for the account of such Borrower, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to the applicable Borrower as provided above.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. At any time that any Triggering Event of Default exists, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) without the consent of the Administrative Agent, and the Administrative Agent may demand that any or

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all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be redenominated into Dollars in the amount of the Dollar Equivalent thereof on the last day of the then current Interest Period with respect thereto.

(d) The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than eight Interest Periods in effect at any time with respect to Committed Loans.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Parent or its Subsidiaries, and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Parent or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by a Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by such Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall not issue any Letter of Credit, if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

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(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $50,000, in the case of a standby Letter of Credit;

(D) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(E) the L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;

(F) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(G) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrowers or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

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(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of a Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the requesting Borrower. Such Letter of Credit Application must be received by the L/C Issuer not later than 12:00 p.m. at least two Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (w) the Letter of Credit to be amended; (x) the proposed date of amendment thereof (which shall be a Business Day); (y) the nature of the proposed amendment; and (z) such other matters as the L/C Issuer may require. Additionally, each Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the applicable Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the

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requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) If a Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its reasonable discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the applicable Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrowers that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrowers and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrowers and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the applicable Borrower shall reimburse the L/C Issuer in such Alternative Currency, unless (A) the L/C Issuer (at its option) shall have specified in such

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notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the applicable Borrower shall have notified the L/C Issuer promptly following receipt of the notice of drawing that it will reimburse the L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the applicable Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 12:00 p.m. on the date of any payment (if such payment is made prior to 8:00 a.m., or otherwise prior to 12:00 p.m. on the next Business Day) by the L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the applicable Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. If the applicable Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the applicable Borrower shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 10:00 a.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

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(iv) Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Parent, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by a Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of any Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the applicable Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in Dollars and in the same funds as those received by the Administrative Agent.

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(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of each Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Parent or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Parent or any Subsidiary or in the relevant currency markets generally; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Parent or any Subsidiary, other than the willful misconduct or gross negligence of the L/C Issuer, the Administrative Agent or any Lender.

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The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will promptly notify the L/C Issuer. Each Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude a Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, a Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to a Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. (i) Upon the request of the Administrative Agent, (A) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (B) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the applicable Borrower shall, in each case, promptly (and in any event within two Business Days) Cash Collateralize the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the L/C Issuer, the Borrower

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shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.14(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(ii) In addition, if the Administrative Agent notifies the Borrowers at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrowers shall Cash Collateralize the L/C Obligations in an amount equal to the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.

(iii) The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.

(iv) Sections 2.04 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.04 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrowers hereby grant to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

(v) Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vii))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.03(g) may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the applicable Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

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(i) Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrowers shall pay directly to the L/C Issuer for its own account a fronting fee (i) with respect to each commercial Letter of Credit, at a rate agreed, computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrower and the L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. In addition, the Borrowers shall pay directly to the L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of it, the applicable Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of its Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

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2.04 Prepayments

(a) Each Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (B) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies, and (C) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurocurrency Rate Loans denominated in Dollars shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof; (iii) any prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies shall be in a minimum principal amount of $250,000 or a whole multiple of $50,000 in excess thereof; and (iv) any prepayment of Base Rate Committed Loans shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied pro rata to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(b) If the Administrative Agent notifies the Borrowers at any time that the Total Outstandings at such time exceed an amount equal to 105% of the Aggregate Commitments then in effect, then, within two Business Days after receipt of such notice, the Borrowers shall prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Aggregate Commitments then in effect; provided, however, that, subject to the provisions of Section 2.03(g)(ii), the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.04(b) unless, after the prepayment in full of the Loans, the Total Outstandings exceed the Aggregate Commitments then in effect. The Administrative Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of further exchange rate fluctuations.

(c) If the Administrative Agent notifies the Borrowers at any time that the Outstanding Amount of all Loans denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrowers shall prepay Loans in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.

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2.05 Termination or Reduction of Commitments.

The Borrowers may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof, (iii) the Borrowers shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Alternative Currency Sublimit or the Letter of Credit Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. The amount of any such Aggregate Commitment reduction shall not be applied to the Alternative Currency Sublimit or the Letter of Credit Sublimit unless otherwise specified by the Borrowers (or as otherwise set forth in clause (iv) above). Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.06 Repayment of Loans.

Each Borrower shall repay to the Lenders on the Maturity Date the Outstanding Amount of Committed Loans made to such Borrower on such date.

2.07 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate plus (in the case of a Eurocurrency Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost, and (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date until repaid at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

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(iii) Upon the request of the Required Lenders, while any Triggering Event of Default exists, the Borrowers shall pay interest on the Total Outstandings at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest accruing at the Default Rate pursuant to this Section 2.07(b) (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) Minimum Interest. By entering into this Agreement, the Parties have assumed that the interest payable hereunder is not and will not become subject to any Tax deduction. All payments due under this Agreement or any other Loan Document, including, without limitation, the rate of interest as calculated in accordance with this Section 2.07, have been computed as minimum payments net of any deduction for or on account of Swiss Withholding Tax (if any) imposed on interest payments. If it is required under Swiss law to make any deduction for Taxes for or on account of the Swiss Withholding Tax from any amount payable or paid by any Swiss Borrower on account of interest hereunder and if Section 3.01(a) is unenforceable for any reason in respect of such Swiss Withholding Tax, the respective interest payment shall be increased as necessary to ensure that the net amounts received by the Administrative Agent, any Lender or the L/C Issuer under a Loan Document after such deduction is equal to the full amount which the Administrative Agent, any Lender or the L/C Issuer would have received had the interest payments not been subject to such deduction and such Swiss Borrower shall make such deduction on the recalculated interest.

To the extent that interest payable by a Swiss Borrower under this Agreement becomes subject to Swiss Withholding Tax, each relevant Lender and each Swiss Borrower shall promptly co-operate in completing any procedural formalities (including submitting forms and documents required by the appropriate Tax authority) to the extent possible and necessary for that Swiss Borrower to ensure that the Lender can claim the benefits of an applicable double taxation agreement.

A Swiss Borrower shall not be required to make an increased payment to a Lender under this Section 2.07(d) or Section 3.01(a) in connection with the deduction of Swiss Withholding Tax, if a Swiss Borrower has breached the Ten Non-Bank Rule as a direct consequence of such Lender (i) not complying with its obligations under Section 10.06 or (ii) breaching the representation required to be given by it under Section 3.01(e)(xii).

2.08 Fees.

In addition to certain fees described in subsections (i) and (j) of Section 2.03, the Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance

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with its Applicable Percentage, a commitment fee in Dollars equal to the Applicable Rate times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Committed Loans and (ii) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

2.09 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Committed Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Parent or for any other reason, the Borrowers or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Parent as of any applicable date was inaccurate and (ii) (x) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, each Borrower shall be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly (and in any event within five Business Days) on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.07(b) or under Article VIII. The Borrowers’ obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

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2.10 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the stated interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.11 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 1:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 1:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received

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on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Eurocurrency Rate Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 12:00 p.m. on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender shall pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. To the extent that such Lender has not made its share of the applicable Committed Borrowing available to the Administrative Agent within three Business Days of the date of such Committed Borrowing, the applicable Borrower shall repay to the Administrative Agent such amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of repayment, at the interest rate applicable to Base Rate Loans. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

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A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.12 Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the

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assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations to any assignee or participant, other than to the Parent or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

2.13 Increase in Commitments.

(a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrowers may, from time to time (but not more than two (2) times in total), request an increase in the Aggregate Commitments (each, an “Incremental Increase”) by an amount not less than $5,000,000, and not exceeding $10,000,000 in the aggregate for all such increases. At the time of sending such notice, the applicable Borrower shall specify the time period within which each Lender is requested to respond (which shall in no event be less than five Business Days or more than ten Business Days from the date of delivery of such notice to the Lenders).

(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to participate in an Incremental Increase and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of the Incremental Increase. Any Lender not responding within such time period shall be deemed to have declined to participate in such Incremental Increase.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrowers and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of an Incremental Increase, the Borrowers may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent.

(d) Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Borrowers (in consultation with the Administrative Agent) shall determine the effective date (the “Increase Effective Date”) and the final allocation of such Incremental Increase. The Administrative Agent shall promptly notify the Borrowers and the Lenders of the final allocation of the applicable Incremental Increase and the applicable Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to each Incremental Increase, the Borrowers shall deliver to the Administrative Agent a certificate of each Borrower dated as of the Increase Effective Date signed by a Responsible Officer of such Borrower (i) certifying and attaching the resolutions adopted by such Borrower approving or consenting to such Incremental Increase, and (ii) in the case of the Company, certifying that, before and after giving effect to such Incremental Increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all

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material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.13, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a), (b) and (c), as applicable, of Section 6.01, and (B) no Default exists. In addition, if the initial yield on any Incremental Increase exceeds the initial yield on any of the Loans (the amount of such excess, the “Yield Differential”), then the Applicable Rate then in effect for the Loans and any prior Incremental Increase shall automatically be increased by the Yield Differential, effective upon the making of such Incremental Increase The Borrowers shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.12 or 10.01 to the contrary.

2.14 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement and as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the L/C Issuer against that Defaulting Lender as a

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result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.14(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender shall not be entitled to receive any commitment fee pursuant to Section 2.03(a) or Letter of Credit Fee pursuant to Section 2.03(i) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.03, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Committed Loans of that Lender.

(b) Defaulting Lender Cure. If the Borrowers, the Administrative Agent and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.14(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by

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or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Except as otherwise provided in this Section 3.01 and subject to Section 2.07(d), any and all payments by or on account of any obligation of the respective Borrowers hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require any Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by such Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) Subject to Section 2.07(d), if any Borrower or the Administrative Agent shall be required by the Code or other applicable Laws to withhold or deduct any Taxes from any payment, then (A) such Borrower or the Administrative Agent (as applicable) shall withhold or make such deductions as are determined by such Borrower or the Administrative Agent (as applicable) to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Borrower or the Administrative Agent (as applicable) shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code or other applicable Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by such Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) Notwithstanding the forgoing or Section 2.07(d), if a borrower is resident for tax purposes in the United Kingdom, the borrower shall not be obliged to make an increased payment in respect of the withholding or deduction as envisaged in (ii) above on account of tax imposed by the United Kingdom, if on the date on which the payment falls due:

(A) the payment could have been made to the relevant Lender without a withholding or deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or published concession of any relevant taxing authority; or

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(B) the relevant Lender is a Qualifying Lender solely by virtue of paragraph (i)(b) of the definition of Qualifying Lender; and

(I) an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Loan Party making the payment or from the borrower a certified copy of that Direction; and

(II) the payment could have been made to the Lender without any Tax deduction or withholding if that Direction had not been made; or

(C) the relevant Lender is a Qualifying Lender solely by virtue of paragraph (i)(b) of the definition of Qualifying Lender and:

(I) the relevant Lender has not given a Tax Confirmation to the borrower; and

(II) the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the borrower, on the basis that the Tax Confirmation would have enabled the borrower to have formed a reasonable belief that the payment was an “exceptional payment” for the purpose of section 930 of the ITA; or

(D) the relevant Lender is a Treaty Lender and the Loan Party making the payment is able to demonstrate that the payment could have been made to the Lender without the deduction or withholding had that Lender complied with its obligations under clause (e) below.

(iv) A UK Non-Bank Lender shall promptly notify the Company and the Administrative Agent if there is any change in the position from that set out in the Tax Confirmation.

(v) Each Lender which becomes a party to this Agreement after the date of this Agreement shall indicate, in the Assignment and Assumption which it executes on becoming a party, and for the benefit of the Administrative Agent and without liability to any borrower, which of the following categories it falls in:

(A) not a Qualifying Lender;

(B) a Qualifying Lender (other than a Treaty Lender); or

(C) a Treaty Lender.

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(vi) If a Lender fails to indicate its status in accordance with clause (v) above then such Lender shall be treated for the purposes of this Agreement (including by each Borrower) as if it is not a Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent upon receipt of such notification, shall inform the Company). For the avoidance of doubt, an assignment shall not be invalidated by any failure of a Lender to comply with Section 3.01(a)(v).

(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c) Tax Indemnifications. (i) Without limiting the provisions of subsection (a) or (b) above, each Borrower shall, and does hereby, indemnify (to the extent a loss, liability or cost is not compensated for by an increased payment under Section 3.01(a) or Section 2.07(d)) the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by such Borrower or the Administrative Agent or paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to a Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender and the L/C Issuer shall, and each does hereby, indemnify each Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for such Borrower or the Administrative Agent) incurred by or asserted against such Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to such Borrower or the Administrative Agent pursuant to subsection (e). Each Lender and the L/C Issuer hereby authorize the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

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(d) Evidence of Payments. Upon request by a Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by such Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, such Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to such Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation. (i) Each Lender shall deliver to the Borrowers and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrowers or the Administrative Agent, as the case may be, to determine (A) whether or not payments made by the respective Borrowers hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the respective Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdictions.

(ii) Without limiting the generality of the foregoing, if a Borrower is resident for tax purposes in the United States,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to such Borrower and the Administrative Agent executed originals of IRS Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of such Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) executed originals of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

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(II) executed originals of IRS Form W-8ECI,

(III) executed originals of IRS Form W-8IMY and all required supporting documentation,

(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of such Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of IRS Form W-8BEN, or

(V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) Each Lender shall promptly (A) notify the Borrowers and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that any Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(iv) Each of the Borrowers shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date (or such later date on which it first becomes a Borrower), and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by such Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

(v) If a payment made to a Lender or L/C Issuer under any Loan Document would be subject to Taxes imposed under FATCA if such Lender or L/C Issuer fails to comply with the requirements of FATCA, such Lender or L/C Issuer shall deliver to the Borrowers and the Administrative Agent (A) documentation prescribed by applicable Law and (B) such other documentation reasonably requested by the Borrowers and the Administrative Agent sufficient for the Administrative Agent and the Borrowers to comply with their obligations under FATCA and to establish that such Lender or L/C Issuer has complied with such applicable requirements and is not subject to any Taxes imposed by FATCA.

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(vi) Nothing in clause (i) above shall require a Treaty Lender to:

(A) register under the HMRC DT Treaty Passport scheme;

(B) apply the HMRC DT Treaty Passport scheme to any Loan if it has so registered; or

(C) file Treaty forms if it has included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with clause (vii) or (x) below and the Borrower making that payment has not complied with its obligations under clause (viii) or (xi) below.

(vii) A Treaty Lender which becomes a party on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which then wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Administrative Agent and without liability to any Borrower) by including its scheme reference number and its jurisdiction of tax residence opposite its name in Schedule 2.01.

(viii) Where a Lender includes the indication described in clause (vii) above in Schedule 2.01, the Parent shall, to the extent that that Lender is a Lender under a Loan made available to that Borrower pursuant to Article II, file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of the date of this Agreement and shall promptly provide the Lender with a copy of that filing.

(ix) If a Lender has not included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with clause (vii) above or clause (x) below, the Parent shall not file any form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Loan.

(x) A new Lender that is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which then wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Administrative Agent and without liability to any Borrower) in the Assignment and Assumption which it executes by including its scheme reference number and its jurisdiction of tax residence in that Assignment and Assumption.

(xi) Where a new Lender includes the indication described in clause (x) above in the relevant Assignment and Assumption, the Parent shall, to the extent that that new Lender becomes a Lender under a Loan which is made available to the Parent pursuant to Article II, file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of date of the Assignment and Assumption and shall promptly provide the Lender with a copy of that filing.

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(xii) Each Lender party hereto as of the date hereof confirms that it is a Swiss Qualifying Bank. A Lender which becomes party to this Agreement pursuant to Section 10.06 after the date of this Agreement shall confirm vis-à-vis the Administrative Agent whether it is or is not a Swiss Qualifying Bank. Each Lender which confirmed that it was a Swiss Qualifying Bank undertakes to notify the Administrative Agent promptly upon becoming aware of it ceasing to be a Swiss Qualifying Bank.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund (or a credit in lieu of a refund) of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund or credit (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

3.02 Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Committed Loans to Eurocurrency Rate Loans, shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all such Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

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3.03 Inability to Determine Rates.

If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency), or (c) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on Eurocurrency Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement contemplated by Section 3.04(e) and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or the L/C Issuer;

(ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Sections 2.07(d) or 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer);

(iii) result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans; or

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(iv) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

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(e) Additional Reserve Requirements. The Borrowers shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrowers shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.

3.05 Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the applicable Borrower;

(c) any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 10.13;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

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3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or any Borrower is required to pay any additional amount to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Sections 2.07(d) or 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.07(d), 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.07(d) or 3.01, or if as a direct result of a Lender ceasing to be a Swiss Qualifying Bank, a Swiss Borrower will not be in compliance with the Non-Bank Rules, the Borrowers may replace such Lender in accordance with Section 10.13.

3.07 Survival.

All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension.

The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction or waiver of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i) executed counterparts of this Agreement and the Guaranties;

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(ii) a Note executed by the Borrowers in favor of each Lender requesting a Note;

(iii) executed counterparts of the Pledge Agreements, together with:

(A) certificates representing the Equity Interests referred to therein accompanied by, in the case of the Swiss Pledge Agreement, an original share certificate duly endorsed in blank, and in the case of the Domestic Pledge Agreement, undated stock powers executed in blank, and in the case of the U.K. Pledge Agreement, blank, undated but executed stock transfer forms,

(B) financing statements (or such other appropriate instruments) in form appropriate for filing under the Uniform Commercial Code (or such other appropriate statutes) of all jurisdictions that the Administrative Agent may reasonably deem necessary or desirable in order to perfect the Liens created under the Pledge Agreements, covering the Collateral described in the Domestic Pledge Agreement,

(C) evidence of the completion of all other actions, recordings and filings of or with respect to the Pledge Agreements that the Administrative Agent may reasonably deem necessary or desirable in order to perfect the Liens created thereby,

(D) completed requests for information, dated on or before the date of the initial Credit Extension, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name the Company or any Domestic Subsidiary as debtor, together with copies of such other financing statements, and

(E) evidence that all other action that the Administrative Agent may reasonably deem necessary or desirable in order to perfect the Liens created under the Domestic Pledge Agreement has been taken (including receipt of duly executed payoff letters and UCC-3 termination statements);

(iv) reserved;

(v) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(vi) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Borrower and Guarantor is validly existing, in good standing and qualified to engage in business in its jurisdiction of incorporation, including, in respect of Kofax Switzerland, a copy of minutes of a meeting, or circular resolutions, of the board of directors of Kofax Switzerland, approving the Loan Documents to which it is a party;

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(vii) favorable opinions of Dechert LLP, special U.S. and U.K. counsel to the Loan Parties, Bär & Karrer SA, special Swiss counsel to the Loan Parties, and Pestalozzi Attorneys at Law Ltd., special Swiss counsel to the Administrative Agent, addressed to the Administrative Agent, as to the matters set forth in Exhibit J and such other matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

(viii) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, including, in respect of Kofax Switzerland, (w) a certified copy of an extract from the competent commercial register pertaining to it, (x) a certified copy of its articles of association (Statuten) duly amended to reflect the removal of restrictions on the transfer of shares (if any) and (y) a certified copy of an extract from the competent debt collection and bankruptcy office pertaining to it reasonably satisfactory to the Administrative Agent, or (B) stating that no such consents, licenses or approvals are so required;

(ix) a certificate signed by a Responsible Officer of the Company certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(x) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect.

(b) Any fees (including any fees then owing under the Fee Letter) required to be paid on or before the Closing Date shall have been paid.

(c) Unless waived by the Administrative Agent, the Borrowers shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced reasonably prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).

(d) The Closing Date shall have occurred on or before August 31, 2011.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be

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consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the satisfaction or waiver of the following conditions precedent:

(a) The representations and warranties of (i) the Borrowers contained in Article V and (ii) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a), (b) and (c), as applicable, of Section 6.01.

(b) No Default shall exist or would result from such proposed Credit Extension or the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) or the L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by a Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

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ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power.

Each Loan Party and each Material Subsidiary (a) is duly organized, incorporated or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03 Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, other than (i) those that have been obtained, (ii) those that are required in connection with the exercise of remedies under the Loan Documents by the Administrative Agent or any Lender or (iii) except in the case of any such approval, consent, exemption authorization or other action by, or notice to, or filing with, any Governmental Authority, those which the failure to obtain would not reasonably be expected to have a Material Adverse Effect.

5.04 Binding Effect.

This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

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5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with IFRS consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the consolidated financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with IFRS consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material Indebtedness and other liabilities, direct or contingent, of the Parent and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated balance sheets of the Parent and its Subsidiaries dated March 31, 2011, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with IFRS consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the consolidated financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 5.05 sets forth all material indebtedness and other liabilities, direct or contingent, of the Parent and its consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.

(c) Since the date of the Audited Financial Statements, as of the Closing Date, or the date of the financial statements most recently furnished to the Administrative Agent pursuant to Section 6.01(a) that do not contain a “going concern” qualification, emphasis of matter or other qualification relating to the occurrence of a Material Adverse Effect during the period covered by such financial statements, as of any date after the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

5.06 Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrowers, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Parent or any of its Subsidiaries or against any of their properties that (a) pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

5.07 No Default.

Neither the Parent nor any Material Subsidiary is in default under or with respect to any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

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5.08 Ownership of Property; Liens.

Each of the Parent and each Material Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, free and clear of all Liens other than Permitted Liens, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.09 Environmental Compliance.

Except as set forth on Schedule 5.09 or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the operations of the Parent and its Material Subsidiaries are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all permits or licenses required by any applicable Environmental Law.

5.10 Insurance.

The properties of the Parent and its Material Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of the Parent, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party operates.

5.11 Taxes.

The Parent and its Material Subsidiaries have filed all material Federal, state and other tax returns and reports required to be filed, and have paid all material Federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with IFRS. There is no proposed tax assessment against the Parent or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

5.12 ERISA Compliance.

(a) Each Plan is in compliance in all respects with the applicable provisions of ERISA, the Code and other federal or state Laws, other than any noncompliance that would not reasonably be expected to have a Material Adverse Effect. Each Pension Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Company, nothing has occurred which would prevent, or cause the loss of, such qualification. The Company and each ERISA Affiliate have made all required contributions to each Pension Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan.

(b) There are no pending or, to the knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that

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would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) or violation of the fiduciary responsibility rules of ERISA with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability that would reasonably be expected to result in material liability to the Company or any other Material Subsidiary; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

5.13 Subsidiaries; Equity Interests.

The Parent has no Subsidiaries other than those disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned as specified on Part (a) of Schedule 5.13 free and clear of all Liens. The Parent has no equity investments in any other corporation or entity other than those disclosed in Part (b) of Schedule 5.13.

5.14 Margin Regulations; Investment Company Act.

(a) No Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Company, any Person Controlling the Company, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure.

As of the Closing Date, the Parent has disclosed to the Administrative Agent and the Lenders all information that is actually known by a Responsible Officer of the Parent and that the Parent is required to disclose in its audited annual financial statements, prepared in accordance with IFRS, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other written information (other than forward-looking information (including any projected financial information) and information of a general economic or industry nature) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished and taken as a whole) contains any material misstatement of fact or omits to state any

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material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading as of the date on which such statements are made; provided that, with respect to projected financial information, the Parent represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being acknowledged and agreed by the Administrative Agent and Lenders that projections as to future events are inherently uncertain and are not a guarantee of financial performance and that actual results may differ from projected results and such differences may be material.

5.16 Compliance with Laws.

Each Loan Party and each Material Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.17 Taxpayer Identification Number; Other Identifying Information.

The true and correct U.S. taxpayer identification number of the Company is set forth on Schedule 10.02. The true and correct unique identification number of each Borrower that is a Foreign Obligor and a party hereto on the Closing Date that has been issued by its jurisdiction of organization and the name of such jurisdiction are set forth on Schedule 5.17.

5.18 Intellectual Property; Licenses, Etc.

The Loan Parties own, license or otherwise possess the right to use all of the material trademarks, services marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “Intellectual Property”) that are reasonably necessary for the operation of their respective businesses as such businesses are conducted on the Closing Date. To the best of Parent’s and the Loan Parties’ knowledge, the Loan Parties’ use of the Intellectual Property does not infringe upon or misappropriate any rights held by any other Person. Except as set forth in Schedule 5.18, no third party has initiated any litigation or stated any claim regarding the Intellectual Property that would reasonably be expected to have a Material Adverse Effect, and to the best of Parent’s and the Loan Parties’ knowledge, no such claim or litigation has been threatened.

5.19 Representations as to Foreign Obligors.

Each of the Parent and each other Foreign Obligor represents and warrants to the Administrative Agent and the Lenders that:

(a) Such Foreign Obligor is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Obligor, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or

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governmental acts. Neither such Foreign Obligor nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.

(b) The Applicable Foreign Obligor Documents are in proper legal form under the Laws of the jurisdiction in which such Foreign Obligor is organized and existing for the enforcement thereof against such Foreign Obligor under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Obligor is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced, (ii) any charge or tax as has been timely paid and (iii) the registration of the particulars of the U.K. Pledge Agreement at the Companies Registration Office in England and Wales under section 860 of the Companies Act 2006, which shall have been completed by not later than 21 days after the Closing Date.

(c) The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by such Foreign Obligor are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

5.20 Representations as to U.K. Obligors.

Each of the Parent and each U.K. Guarantor represents and warrants to the Administrative Agent and the Lenders that:

(a) For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in England and Wales and it has no “establishment” (as that term is used in Article 2(h) of the Regulations) in any other jurisdiction.

(b) Neither it nor any of its Material Subsidiaries is or has at any time been an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004 enacted in England and Wales) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993 enacted in England and Wales).

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(c) Neither it nor any of its Material Subsidiaries is or has at any time been “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the Pensions Act 2004 enacted in England and Wales) such an employer.

5.21 Number of Creditors.

Each Swiss Borrower represents and warrants to the Administrative Agent and the Lenders that it is in compliance with the Twenty Non-Qualifying Bank Creditor Rule (assuming, for the purposes of this representation, that the number of Lenders which are not Swiss Qualifying Banks does not exceed five); provided, that a Swiss Borrower shall not be in breach of this Section 5.21 if such number of Lenders is exceeded as a direct consequence of a Lender (i) not complying with its obligations under Section 10.06 or (ii) breaching the representation required to be given by it under Section 3.01(e)(xii).

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than, in each case, any contingent indemnification or expense reimbursement obligations for which no claim has been made), the Parent shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Material Subsidiary to:

6.01 Financial Statements.

Deliver to the Administrative Agent for the benefit of the Administrative Agent and each Lender:

(a) as soon as available, but in any event within 120 days after the end of each fiscal year of the Parent (commencing with the fiscal year ended June 30, 2011), a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year and prepared in accordance with IFRS, such statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing or other independent certified public accountant reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception (except that such report and opinion may be qualified with a “going concern” or like qualification or exception as a result of the impending Maturity Date) or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within 90 days after the end of the second fiscal quarter of each fiscal year of the Parent (commencing with the fiscal quarter ended December 31, 2011), a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such two quarter period, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such two quarter period, setting forth in each

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case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with IFRS, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) as soon as available, but in any event within 60 days after the end of each of the first and third fiscal quarters of each fiscal year of the Parent (commencing with the fiscal quarter ended September 30, 2011), a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal quarter and the related consolidated statement of income for such fiscal quarter and for the portion of the Parent’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such statements to be certified by a Responsible Officer of the Parent as fairly presenting in all material respects the financial condition and results of operations of the Parent and its Subsidiaries in accordance with IFRS, subject only to normal year-end audit adjustments and the absence of footnotes;

(d) as soon as available, but in any event at least 60 days after the end of each fiscal year of the Parent, forecasts prepared by management of the Parent, in form reasonably satisfactory to the Administrative Agent, of consolidated balance sheets and statements of income or operations and cash flows of the Parent and its Subsidiaries for the immediately following fiscal year (including, if applicable, the fiscal year in which the Maturity Date occurs); and

(e) as soon as available, but in any event within 60 days after the end of each fiscal quarter of each fiscal year of the Company (commencing with the fiscal quarter ended September 30, 2011), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter and the related consolidated statement of income for such fiscal quarter and for the portion of the Company’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such statements to be certified by a Responsible Officer of the Company as fairly presenting in all material respects the financial condition and results of operations of the Company and its Subsidiaries in accordance with IFRS, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Parent shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Parent to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02 Certificates; Other Information.

Deliver to the Administrative Agent for the benefit of the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that, as of the date of such financial statements, no Default had occurred and was continuing with respect to Sections 7.11, 7.12 or 7.13 or, if any such Default shall have occurred and be continuing, stating the nature of such event;

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(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a), (b) and (c) (commencing with the delivery of the financial statements for the fiscal year ended June 30, 2011), (i) a duly completed Compliance Certificate signed by a Responsible Officer of the Parent and (ii) a certificate of the Parent setting forth the total revenues of the Parent and each of its Subsidiaries for the period of four fiscal quarters ending with the fiscal quarter for which such financial statements are delivered, as well as the percentage of the total revenues of the Parent and its Subsidiaries on a consolidated basis represented by the Parent and each such Subsidiary, and designating each such Subsidiary as a Material Subsidiary or an Immaterial Subsidiary;

(c) promptly (and in any event within five Business Days) after any request by the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Parent by independent accountants in connection with the accounts or books of the Parent or any Subsidiary, or any audit of any of them;

(d) promptly (and in any event within five Business Days) after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Parent, and copies of all annual, regular, periodic and special reports and registration statements which the Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other material correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof; and

(f) promptly (and in any event within five Business Days), such additional information regarding the business, financial or corporate affairs of the Parent or any Material Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), (b) or (c) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Parent’s behalf on an Internet or intranet website, if any, to which the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Parent shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents. Except for Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above.

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Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of such Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.

6.03 Notices.

Promptly (and in any event within five Business Days) after a Responsible Officer obtains knowledge, notify the Administrative Agent:

(a) of the occurrence of any Default (provided that if such Default is subsequently cured within the time periods set forth herein, the failure to provide notice of such Default shall not itself result in an Event of Default hereunder);

(b) of any (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any other Material Subsidiary, (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any other Material Subsidiary and any Governmental Authority, (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any other Material Subsidiary, including pursuant to any applicable Environmental Laws or (iv) any other matter that, in each case, has resulted or would reasonably be expected to result in a Material Adverse Effect;

(c) of the occurrence of any ERISA Event; and

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(d) of any material change in accounting policies or financial reporting practices by the Parent or any Material Subsidiary, including any determination by the Parent referred to in Section 2.09(b).

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Parent setting forth details of the occurrence referred to therein and stating what action, if any, the Parent has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations.

Pay and discharge as the same shall become due and payable, all of its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with IFRS are being maintained by the Parent or such Subsidiary, (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings diligently conducted and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in the case of clause (c) and, only in respect of Subsidiaries other than Loan Parties in the case of clauses (a) and (b), as would not reasonably be expected to have a Material Adverse Effect.

6.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties.

(a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear, casualty and condemnation excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance.

Maintain with financially sound and reputable insurance companies that are not Affiliates of the Parent, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other

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Persons, providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance and in the case of any insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be.

6.08 Compliance with Laws.

Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records.

(a) Maintain proper books of record and account, in which full, true and correct entries in conformity with IFRS consistently applied shall be made of all financial transactions and matters involving the assets and business of the Parent or such Loan Party, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Parent or such Loan Party, as the case may be.

6.10 Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent and each Lender that requests through the Administrative Agent (to the extent that such representatives and independent contractors have expressly agreed to abide by the confidentiality provisions contained in this Agreement and each other Loan Document or are bound by professional ethics rules to maintain such confidentiality) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably requested, upon reasonable advance notice to (and, if desired by the Parent, in the presence and with the participation of) the Parent; provided, however, that (i) unless an Event of Default then exists and is continuing, the Administrative Agent and the Lenders shall make no more than one such visit and inspection organized through the Administrative Agent per year, and (ii) when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Parent at any time during normal business hours and with advance notice.

6.11 Use of Proceeds.

Use the proceeds of the Credit Extensions for general corporate purposes, including Permitted Acquisitions, not in contravention of any Law or of any Loan Document.

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6.12 Approvals and Authorizations.

In respect of each Foreign Obligor, (a) maintain all material authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which each Foreign Obligor is organized and existing, and (b) except where the failure to maintain such approvals and consents would not reasonably be expected to have a Material Adverse Effect, maintain all approvals and consents of each other Person in the jurisdiction in which each Foreign Obligor is organized and existing, in each case that are required in connection with the Loan Documents.

6.13 Additional Domestic Guarantors.

Notify the Administrative Agent at the time that any Person becomes a Domestic Subsidiary, and promptly thereafter (and in any event within 30 days), cause such Person to (a) become a Domestic Guarantor by executing and delivering to the Administrative Agent counterparts of the Domestic Guaranty and the Domestic Pledge Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, and (b) deliver to the Administrative Agent documents of the types referred to in clauses (v) and (vi) of Section 4.01(a) and, if requested by the Administrative Agent, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form and substance reasonably satisfactory to the Administrative Agent.

6.14 Centre of Main Interests and Establishments.

The Parent and each U.K. Guarantor shall, for the purposes of the Regulation, ensure that its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in England and Wales and that it has no “establishment” (as that term is used in Article 2(h) of the Regulations) in any other jurisdiction.

6.15 Financial Assistance.

The Parent and each U.K. Guarantor shall comply in all respects with sections 678 and 679 of the Companies Act 2006 enacted in England and Wales including in relation to the execution of the Loan Documents and payment of amounts due under this Agreement.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than, in each case, any contingent indemnification or expense reimbursement obligations for which no claim has been made), the Parent shall not, nor shall it permit any Material Subsidiary to, directly or indirectly:

7.01 Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (collectively, the “Permitted Liens”):

(a) Liens pursuant to any Loan Document;

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(b) Liens existing on the date hereof and listed on Part (a) of Schedule 7.01 and any renewals or extensions thereof, provided that (i) no additional property is covered by any such renewal or extension, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(b), (iii) no additional Loan Parties or other Material Subsidiaries become directly or indirectly obligated with respect thereto, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c) Liens for taxes, fees, assessments or other governmental charges that are not yet past due (or remain payable without penalty) or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with IFRS;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days (or which remain payable without penalty) or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j) Liens arising from precautionary uniform commercial code financing statements filed under any lease permitted by this Agreement;

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(k) non-exclusive or exclusive licenses and sublicenses (including of any Intellectual Property) granted by a Loan Party and leases and subleases (by a Loan Party as lessor or sublessor) to third parties in the ordinary course of business;

(l) Liens in favor of collecting banks arising under Section 4-210 of the Uniform Commercial Code or, with respect to collecting banks located in the State of New York, under Section 4-208 of the Uniform Commercial Code;

(m) Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;

(n) Liens on property acquired in connection with a Permitted Acquisition, or on property of a Person in existence at the time such Person is acquired pursuant to a Permitted Acquisition; provided that (i) any Indebtedness that is secured by such Liens is permitted to exist under Section 7.03(i), and (ii) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any property of the Parent or any Material Subsidiary;

(o) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the ordinary course of business; and

(p) prior to the date that is 90 days after the Closing Date, the Liens described on Part (b) of Schedule 7.01.

7.02 Investments.

Make any Investments, except:

(a) Investments held by the Parent or such Material Subsidiary in the form of Unencumbered Liquid Assets;

(b) advances to officers, directors and employees of the Parent and Subsidiaries in the ordinary course of business in an aggregate amount not to exceed $1,000,000 at any time outstanding, for ordinary business purposes;

(c) Investments of the Parent in any Subsidiary or Investments of any Subsidiary in the Parent or any other Subsidiary;

(d) (x) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and (y) Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Investments constituting Earn-Out Payments;

(f) Permitted Acquisitions;

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(g) Investments received as the non-cash portion of consideration received in connection with Dispositions permitted pursuant to Section 7.05(f);

(h) Investments existing on the Closing Date and set forth on Schedule 7.02;

(i) Investments by any Loan Party in joint ventures (other than joint ventures constituting general partnerships or other legal entities with respect to which a Loan Party’s ownership thereof would give rise to liability by such Loan Party for the obligations of such legal entity) that are useful in the business of such Loan Party in an aggregate amount not to exceed $2,500,000 during any fiscal year;

(j) additional Investments by any Loan Party in an aggregate amount not to exceed $1,000,000 in the aggregate at any time outstanding;

(k) Investments in an amount not to exceed the Acquisition L/C Sublimit in the form of payments in connection with any Indebtedness outstanding pursuant to Section 7.03(k); and

(l) Investments by Loan Parties in any Subsidiary of the Parent consisting of Intellectual Property acquired after the Closing Date.

7.03 Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness outstanding on the date hereof and listed on Part (a) of Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(c) (i) Indebtedness of any Guarantor to any Loan Party, (ii) Indebtedness of Kofax Switzerland to any other Loan Party and (iii) to the extent not already described in clause (i) or (ii), Indebtedness of any Subsidiary of the Parent to any Loan Party; provided, in the case of clause (ii) or (iii) above, that if the aggregate amount of the Indebtedness of Kofax Switzerland or such other Subsidiary to any Loan Party shall exceed $5,000,000, such Indebtedness shall be evidenced by an intercompany note in a form reasonably satisfactory to the Administrative Agent and which is pledged and delivered to the Administrative Agent for the benefit of the Lenders;

(d) obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

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(e) Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness incurred in any fiscal year shall not exceed $2,000,000;

(f) Indebtedness in respect of Earn-Out Payments (excluding any Earn-Out Payment that constitutes contingent consideration based on future financial or operational achievements that have not yet been earned in accordance with the terms of the relevant document governing the payment of such Earn-Out Payment);

(g) unsecured Indebtedness of any Loan Party other than Kofax Switzerland in an aggregate principal amount not to exceed $2,500,000 at any time outstanding that is subordinated to the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent;

(h) Indebtedness incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation or in respect of surety bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(i) Indebtedness of a Person acquired pursuant to a Permitted Acquisition (or Indebtedness of a Person assumed at the time of a Permitted Acquisition of such Person); provided that (i) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition and (ii) the aggregate outstanding principal amount of all Indebtedness permitted by this Section 7.03(i) shall not at any time exceed $2,000,000;

(j) Indebtedness of the Loan Parties which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with Permitted Acquisitions, so long as any such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person;

(k) Indebtedness consisting of seller notes owing to any seller in connection with a Permitted Acquisition, in an aggregate outstanding principal amount not to exceed the Acquisition L/C Sublimit at any time; provided, that the aggregate outstanding amount of all such Indebtedness that is not backstopped by Acquisition Letters of Credit shall not exceed $5,000,000 at any time; and

(l) prior to the date that is 90 days after the Closing Date, the Indebtedness described on Part (b) of Schedule 7.03.

For purposes of determining compliance with this Section 7.03, in the event that any item of Indebtedness meets the criteria of more than one of the categories described above in clauses (a) through (l), the Loan Parties shall be permitted to incur any such Indebtedness in any manner that complies with this Section 7.03 and may rely upon more than one of the categories described above.

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7.04 Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or any material portion of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) any Borrower, provided that such Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Guarantor is merging with another Subsidiary, the Guarantor shall be the continuing or surviving Person;

(b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be a Borrower or a Guarantor; and

(c) any Loan Party may Dispose of or dissolve any Immaterial Subsidiary so long as the aggregate amount of total revenues of all such Immaterial Subsidiaries Disposed of or dissolved in any period of four fiscal quarters (as set forth in the certificate delivered with respect to such period pursuant to Section 6.02(b)(iii)) shall not exceed 5% of total revenues of the Parent and its Subsidiaries on a consolidated basis during such period.

7.05 Dispositions.

Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete, damaged or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of cash and other Unencumbered Liquid Assets in the ordinary course of business;

(d) Dispositions between Loan Parties other than Kofax Switzerland;

(e) Dispositions permitted by Section 7.04;

(f) Dispositions not otherwise permitted hereunder which are made for fair market value; provided that (i) at the time of such Disposition, no Event of Default shall exist or shall result from such Disposition, (ii) not less than seventy five percent (75%) of the aggregate sales price from such Disposition shall be paid in cash and (iii) the aggregate fair market value of all assets so sold by the Loan Parties pursuant to this clause (f) shall not exceed $3,000,000;

(g) Dispositions made in connection with any transaction permitted pursuant to Section 7.01(k) or Section 7.02(d)(y);

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(h) Dispositions, abandonment, cancellation or lapse of Intellectual Property in the ordinary course of business or in the reasonable business judgment of the Loan Parties; and

(i) Dispositions permitted by Section 7.02(l).

7.06 Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Subsidiary may make Restricted Payments to any Borrower, any Guarantor and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) the Parent and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person; and

(c) the Parent and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests.

7.07 Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Parent and the Material Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.08 Transactions with Affiliates.

Enter into any transaction of any kind with any Affiliate of the Parent, whether or not in the ordinary course of business, other than (a) on fair and reasonable terms substantially as favorable to the Parent or such Loan Party as would be obtainable by the Parent or such Loan Party at the time in a comparable arm’s length transaction with a Person other than an Affiliate, (b) transactions between or among the Loan Parties (other than Kofax Switzerland) and (c) transactions set forth on Schedule 7.08.

7.09 Burdensome Agreements.

Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to any Borrower or any Guarantor or to otherwise transfer property to any Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrowers or (iii) of any Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or

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provided in favor of any holder of Indebtedness permitted under Section 7.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.10 Use of Proceeds.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11 Minimum EBITDA.

(a) The Parent shall not permit the Consolidated EBITDA of the Parent as of the last day of any fiscal quarter for the period of four consecutive fiscal quarters ending on such date (such period, the “Test Period”) to be less than the sum of:

(x) $30,000,000 plus

(y) the lesser of:

(i) 50% of all Acquired EBITDA during such Test Period; and

(ii) the Aggregate Commitment Amount as in effect on the last day of the Test Period.

(b) Kofax Holdings shall not permit the Consolidated EBITDA of Kofax Holdings as of the last day of any fiscal quarter for the Test Period ending on such date to be less than the sum of:

(x) $15,000,000 plus

(y) the lesser of:

(i) 50% of the Acquired EBITDA that is attributable to the United States business operations of any acquired Domestic Subsidiary during such Test Period; and

(ii) 50% of the Aggregate Commitment Amount as in effect on the last day of the Test Period.

7.12 Minimum Liquidity.

(a) The Parent shall not permit the Unencumbered Liquid Assets of the Parent and its Subsidiaries (taken as a whole) as of the last day of any fiscal quarter to be less than $25,000,000.

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(b) Kofax Holdings shall not permit the Unencumbered Liquid Assets of Kofax Holdings and its Domestic Subsidiaries (taken as a whole) as of the last day of any fiscal quarter to be less than $12,500,000.

7.13 Consolidated Leverage Ratio.

Commencing with the first full fiscal quarter occurring after the fiscal quarter in which the Commitments shall have been increased pursuant to Section 2.13, and for each fiscal quarter thereafter, the Parent shall not permit the Consolidated Leverage Ratio as of the last day of any such fiscal quarter to be greater than 1.50 to 1.00.

7.14 Pensions.

The Parent shall ensure that none of its Material Subsidiaries is or has been at any time an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004 enacted in England and Wales) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993 enacted in England and Wales) or “connected” with or an “associate” of (as those terms are used in sections 38 or 43 of the Pensions Act 2004 enacted in England and Wales) such an employer.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default.

Any of the following shall constitute an Event of Default:

(a) Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, or (ii) within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01 (other than clause (d) thereof), 6.02(a), 6.02(b), 6.03(a), 6.05, 6.10 or 6.11 or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after a Responsible Officer of such Loan Party obtains knowledge thereof; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

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(e) Cross-Default. (A) The Parent or any Material Subsidiary (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be declared due and payable prior to its stated maturity, or such Guarantee to become due and payable or cash collateral in respect thereof to be demanded; or (B) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (i) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (ii) any Termination Event (as so defined) under such Swap Contract as to which the Company or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc.

(i) Any Loan Party or any of its Subsidiaries (other than any Immaterial Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(ii) In relation to the Parent or any U.K. Guarantor, any corporate action, legal proceedings or other procedure or step is taken in relation to (A) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise); (B) a composition, compromise, assignment or arrangement with any creditor thereof; or (C) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect thereof or any of their assets, or any analogous procedure or step is taken in any jurisdiction, provided that an Event of Default hereunder shall not have occurred in relation to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement; or

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(g) Inability to Pay Debts; Attachment. (i) The Parent or any Subsidiary (other than any Immaterial Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against, or any expropriation, sequestration or distress affects, all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against the Parent or any Subsidiary (other than any Immaterial Subsidiary to the extent that no Loan Party is or may be liable) (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has not denied coverage in writing), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 45 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than (x) as expressly permitted hereunder or thereunder, (y) satisfaction in full of all the Obligations or (z) as a result of any action or inaction on the part of the Administrative Agent or any Lender, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k) Change of Control. There occurs any Change of Control.

8.02 Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

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(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) require that the Company Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including reasonable and documented out-of-pocket fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including reasonable and documented out-of-pocket fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

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Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been paid in full (other than contingent indemnification and expense reimbursement obligations for which no claim has been made), to the Borrowers or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authority.

(a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Borrower shall have rights as a third party beneficiary of any of such provisions.

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(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

(c) Each Lender, L/C Issuer, Cash Management Bank and Hedge Bank hereby acknowledge and agree to the terms of the U.K. Pledge Agreement and agree to be bound by the terms thereof as if a party thereto.

9.02 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

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(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Company, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

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9.05 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, provided that such appointment does not result in a breach of the Ten Non-Qualifying Bank Creditor Rule. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become

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vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Bookrunners or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.08 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

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and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

9.10 Collateral and Guaranty Matters.

Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank of Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i); and

(c) to release any Guarantor from its obligations under the applicable Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object

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to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE X.

MISCELLANEOUS

10.01 Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Parent or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Parent or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e) change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) amend Section 1.06 or the definition of “Alternative Currency” without the written consent of each Lender;

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(g) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(h) release all or substantially all of the value of the Guaranties without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Section 9.10 or pursuant to a transaction not prohibited by the terms of this Agreement (in which cases, such release may be made by the Administrative Agent acting alone); or

(i) release all or substantially all of the collateral security without the written consent of each Lender, except to the extent the release of such collateral security is in connection with a transaction not prohibited by the terms of this Agreement (in which case, such release may be made by the Administrative Agent acting alone);

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; and (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to a Borrower, the Administrative Agent or the L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

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(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

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(d) Change of Address, Etc. Each of the Borrowers, the Administrative Agent or the L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent and the L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan

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Documents, (b) the L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.12), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (without duplication of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by

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the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by a Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if a Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) are with respect to any Excluded Taxes.

For the avoidance of doubt, Kofax Switzerland shall only be liable for its own present and future Obligations and liabilities (whether actual or contingent) arising out of the Loans made by the Lenders to it and the Letters of Credit issued by the Issuing Bank for its account pursuant to this Agreement and shall not be held jointly and severally liable towards the Administrative Agent or a Lender for Obligations of any of its Affiliates under this Agreement or any other Loan Documents.

(c) Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Borrower shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other

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information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside.

To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

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(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Triggering Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Triggering Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund provided that such assignment does not result in a breach of the Ten Non-Qualifying Bank Creditor Rule;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

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(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Company or Competitors. No such assignment shall be made to (A) the Parent or any of the Parent’s Affiliates or Subsidiaries or (B) any Disqualified Purchaser.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(viii) Ten Non-Qualifying Bank Creditor Rule. If after giving effect to any such assignment the number of Lenders that are not Swiss Qualifying Banks would exceed ten, such assignment shall be void ab initio and of no force and effect.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and

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Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, the Parent or any of the Parent’s Affiliates or Subsidiaries or any Disqualified Purchaser) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) it shall not directly result in the breach of the Ten Non-Qualifying Bank Creditor Rule.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits, and subject to the obligations, of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had

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acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant shall not be entitled to the benefits of Section 3.01 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall (i) directly result in the breach by any Swiss Borrower of the Ten Non-Qualifying Bank Creditor Rule or (ii) release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, upon 30 days’ notice to the Company and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07 Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority

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purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, (g) with the consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Company.

For purposes of this Section, “Information” means all information received from the Parent or any Subsidiary relating to the Parent or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Parent or any Subsidiary, provided that, in the case of information received from the Parent or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Parent or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08 Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and

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the L/C Issuer agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding (other than contingent indemnification or expense reimbursement obligations for which no claim has been made).

112

10.12 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 Replacement of Lenders.

If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Sections 2.07(d) or 3.01, or if any Lender is a Defaulting Lender, or if any Lender fails to consent to any amendment, waiver, consent or other modification to any Loan Document to which the Required Lenders have provided their consent but the consent of each Lender is required with respect thereto, or if any other circumstance exists hereunder that gives the Borrowers the right to replace a Lender as a party hereto, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its Commitments and all Obligations owing to it, including its interests, rights and obligations under this Agreement and the related Loan Documents, to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Company shall have paid (or caused another Borrower to pay) the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of the Outstanding Amount of its Loans and L/C Advances, accrued but unpaid interest thereon, accrued but unpaid fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or applicable Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Sections 2.07(d) or 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment cease to apply.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

113

(b) SUBMISSION TO JURISDICTION. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER

114

PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 California Judicial Reference.

If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Loan Document, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Section 10.04, the Company shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.

10.17 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger are arm’s-length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (B) such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arranger has any obligation to such Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower and Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, each of the Borrowers hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

115

10.18 Electronic Execution of Assignments and Certain Other Documents.

The words “execution”, “signed”, “signature”, and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.19 USA PATRIOT Act.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.20 Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

116

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

KOFAX, INC.

By:	/s/ JAMES ARNOLD
Name:	JAMES ARNOLD
Title:	CFO / DIRECTOR

KOFAX PLC

By:	/s/ JAMES ARNOLD
Name:	JAMES ARNOLD
Title:	CFO / EXECUTIVE DIRECTOR

KOFAX HOLDING AG

By:	/s/ BRADFORD WELLER
Name:	BRADFORD WELLER
Title:	DIRECTOR

Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Karen Polak
Name:	Karen Polak
Title:	SVP

Credit Agreement

BANK OF AMERICA, N.A., as a Lender and L/C Issuer

By:	/s/ Karen Polak
Name:	Karen Polak
Title:	SVP

Credit Agreement

SCHEDULE 1.01

MANDATORY COST FORMULAE

1.	The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:

(a)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

(b)	the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum. The Administrative Agent will, at the request of the Company or any Lender, deliver to the Company or such Lender as the case may be, a statement setting forth the calculation of any Mandatory Cost.

3.	The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by such Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of such Lender’s participation in all Loans made from such Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Lending Office.

4.	The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to any Loan in Sterling:

AB+C(B-D)+E x 0.01	per cent per annum
100 - (A+C)

(b)	in relation to any Loan in any currency other than Sterling:

E x 0.01	per cent per annum
300

Where:

“A”	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B”	is the percentage rate of interest (excluding the Applicable Rate, the Mandatory Cost and any interest charged on overdue amounts pursuant to the first sentence of Section 2.08(b) and, in the case of interest (other than on overdue amounts) charged at the Default Rate, without counting any increase in interest rate effected by the charging of the Default Rate) payable for the relevant Interest Period of such Loan.

“C”	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D”	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

“E”	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Administrative Agent or the Company, each Lender with a Lending Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent and the Company, the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of the Lending Office out of which it is making available its participation in the relevant Loan; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Lender for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its Lending Office.

10.	The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.

The Administrative Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

SCHEDULE 2.01

COMMITMENTS

AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage

Bank of America, N.A.	$40,000,000	100.000000000%

Total	$40,000,000	100.000000000%

SCHEDULE 5.05

SUPPLEMENT TO INTERIM FINANCIAL STATEMENTS

None.

SCHEDULE 5.13

SUBSIDIARIES AND

OTHER EQUITY INVESTMENTS

Part (a).	Subsidiaries.

Subsidiary	Equity Holder	Percentage Owned
Kofax Investments Ltd.	Kofax plc	100%

Kofax Jersey Ltd.	Kofax Investments Ltd.	100%

Kofax Holdings	Kofax Jersey Ltd.	100%

Kofax Development UK Holdings Ltd.	Kofax Investments Ltd.	100%

Kofax Development UK Ltd.	Kofax Development UK Holdings Ltd.	100%

Kofax Deutschland AG	Kofax Investments Ltd.	100%

Kofax Austria GmbH	Kofax Investments Ltd.	100%

Kofax Japan Co. Ltd.	Kofax Austria GmbH	100%

Kofax Polska Sp. z.o.o.	Kofax Austria GmbH	100%

Kofax Holdings International Ltd.	Kofax plc	100%

Kofax Holdings Corporation	Kofax Investments Ltd. Kofax Holdings International Ltd.	99 1	% %

Kofax US Holdings Ltd.	Kofax Holdings Corporation	100%

Kofax Development GmbH	Kofax US Holdings Ltd.	100%

Kofax Components Corporation	Kofax Holdings Corporation	100%

Kofax, Inc.	Kofax Components Corporation	100%

Kofax International, Inc.	Kofax, Inc.	100%

Atalasoft, Inc.	Kofax, Inc.	100%

Kofax Holding AG	Kofax Holdings International Ltd.	100%

Subsidiary	Equity Holder	Percentage Owned
Kofax Resources Ltd.	Kofax Holding AG	100%

Kofax Schweiz AG	Kofax Holding AG	100%

Kofax Pooling AG	Kofax Holding AG	100%

Kofax Vietnam Co., Ltd.	Kofax Holding AG	100%

Kofax Productos de Imagem DO Brasil Ltda.	Kofax Holdings International Ltd. Kofax plc	99.999 0.001	% %

Limited Liability Company Kofax	Kofax plc	100%

Kofax UK Ltd.	Kofax plc	100%

Kofax Netherlands B.V.	Kofax Holdings International Ltd.	100%

Kofax Benelux NV / SA	Kofax Holdings International Ltd.	100%

Kofax France SAS	Kofax Holdings International Ltd.	100%

Kofax ME FZE	Kofax Holdings International Ltd.	100%

Kofax Sverige AB	Kofax Holdings International Ltd.	100%

Kofax Software Iberica S.A.U.	Kofax Holdings International Ltd.	100%

KFX Portugal S.A.	Kofax Software Iberica S.A.U.	100%

Kofax Česká republika, s.r.o.	Kofax Holdings International Ltd.	100%

Kofax Magyarország Kft.	Kofax Holdings International Ltd.	100%

Kofax Norge AS	Kofax Holdings International Ltd.	100%

Kofax Italia S.r.l.	Kofax Holdings International Ltd.	100%

Kofax Finland Oy	Kofax Holdings International Ltd.	100%

Kofax Danmark A/S	Kofax Holdings International Ltd.	100%

Kofax South Africa Ltd.	Kofax Holdings International Ltd.	100%

Kofax Asia Holdings Pte. Ltd.	Kofax Holdings International Ltd.	100%

Subsidiary	Equity Holder	Percentage Owned
Kofax Malaysia Sdn. Bhd.	Kofax Asia Holdings Pte. Ltd.	100%

Kofax Singapore Pte. Ltd.	Kofax Asia Holdings Pte. Ltd.	100%

Kofax Australia Pty. Ltd.	Kofax Asia Holdings Pte. Ltd.	100%

ScanOptic Benelux B.V.	Kofax Deutschland AG	100%

Optiinvoice Technology AB	Kofax Sverige AB.	100%

Topcall UK Ltd.	Kofax UK Ltd.	100%

Part (b).	Other Equity Investments.

None.

Part (c).	Company Equity Interests.

Subsidiary	Equity Holder	Percentage Owned
Kofax, Inc.	Kofax Components Corporation	100%

SCHEDULE 5.17

IDENTIFICATION NUMBERS FOR

FOREIGN OBLIGORS

Foreign Obligor	Identification Number	Jurisdiction of Organization
Kofax Holding AG	381 177	Switzerland
Kofax plc	GB 642 0612 75	UK
Kofax Investment Ltd.	GB 642 0612 75	UK
Kofax Holdings International Ltd.	GB 642 0612 75	UK
Kofax UK Ltd.	GB 642 0612 75	UK

SCHEDULE 5.18

INTELLECTUAL PROPERTY MATTERS

None.

SCHEDULE 7.01

EXISTING LIENS

Part (a):

None.

Part (b):

1. The assignments recorded with the United States Patent and Trademark Office in favor of Dresdner Bank AG, New York and Grand Cayman Branches (New York Branch Office) as set forth on Annex I to this Schedule 7.01.

2. Liens securing the Indebtedness described in Part (b) of Schedule 7.03.

ANNEX I to Schedule 7.01

Fed 3

ADRENALINE

Owner

KOFAX

Owner Link

Fed 1	170 MARKVIEW
Fed 2	170 SYSTEMS
Fed 4	ASCENT
Fed 5	ASCENT CAPTURE
Fed 6	ASCENT CAPTURE INTERNET SERVER
Fed 7	CAPIO
Fed 8	IMAGECONTROLS
Fed 9	IMAGECONTROLS
Fed 10	KOFAX
Fed 11	KOFAX
Fed 12	KOFAX (and Design)
Fed 13	MARKVIEW
Fed 14	VIRTUALRESCAN
Fed 15	VIRTUALRESCAN
Fed 16	VRS VIRTUALRESCAN (and Design)
…	(see Owner Index for full listing)

ADRENALINE
Status	REGISTERED - Renewed
Status Date	March 10, 2008
Register	Principal

Serial No.	75-140555
Registration No.	2,136,287

Filed	July 26, 1996
Filing Basis	Section 1(b) - Intent-to-Use
Published	June 3, 1997
Allowed	August 26, 1997
Registered	February 10, 1998
Renewed	February 10, 2008

Int’l Class	9 - Electrical and Scientific Apparatus
Goods/Services	Computer software and hardware for capturing and manipulating document images
US Class	21, 23, 26, 36, 38
First Use	March 1997
Commerce Use	March 1997

Affidavits	Section 8 accepted and Section 15 acknowledged

Applicant	KOFAX IMAGE PRODUCTS, INC. (DELAWARE CORPORATION) 3 JENNER STREET IRVINE, CA 92718

Registrant	KOFAX IMAGE PRODUCTS, INC. (DELAWARE CORPORATION) 16245 LAGUNA CANYON RD. IRVINE, CA 92618

Last Owner	KOFAX, INC. (DELAWARE CORPORATION) 16245 LAGUNA CANYON RD. IRVINE, CA 92618

Correspondent	WILLIAM J. BRUCKER STETINA BRUNDA GARRED & BRUCKER 75 ENTERPRISE SUITE 250 ALISO VIEJO, CA 92656

ASSIGNMENTS
Assignee	KOFAX, INC. (DELAWARE CORPORATION) 16245 LAGUNA CANYON RD. IRVINE, CA 92618
Assignor	KOFAX IMAGE PRODUCTS, INC. (DELAWARE CORPORATION)

6/20/11	Page 13	KOFAX, INC.

Correspondent	WILLIAM J. BRUCKER STETINA, BRUNDA, GARRED & BRUCKER 75 ENTERPRISE, SUITE 250 ALISO VIEJO, CA 92656
Reel/Frame	3771/0208
Signed/Ack.	February 28, 2008
Recorded	April 28, 2008
Brief	CHANGE OF NAME
Assignee	DRESDNER BANK AG, NEW YORK AND GRAND CAYMAN BRANCHES (NEW YORK BRANCH OFFICE) ATTN: A. COLEMAN 75 WALL STREET, 24TH FLOOR NEW YORK, NY 10005
Assignor	KOFAX IMAGE PRODUCTS, INC. (DELAWARE CORPORATION)
Correspondent	JONES, DAY, REAVIS & POGUE DAVID RUBIN, ESQ. 599 LEXINGTON AVENUE NEW YORK, NEW YORK 10022
Reel/Frame	1972/0908
Signed/Ack.	September 10, 1999
Recorded	October 4, 1999
Brief	SECURITY AGREEMENT
History	May 7, 2008	AUTOMATIC UPDATE OF ASSIGNMENT OF OWNERSHIP
	March 10, 2008	REGISTERED AND RENEWED (FIRST RENEWAL - 10 YRS)
	March 10, 2008	REGISTERED - SEC. 8 (10-YR) ACCEPTED/SEC. 9 GRANTED
	February 25, 2008	ASSIGNED TO PARALEGAL
	February 14, 2008	REGISTERED - COMBINED SECTION 8 (10-YR) & SEC. 9 FILED
	February 14, 2008	PAPER RECEIVED
	April 11, 2007	CASE FILE IN TICRS
	November 30, 2005	ATTORNEY REVOKED AND/OR APPOINTED
	November 30, 2005	TEAS REVOKE/APPOINT ATTORNEY RECEIVED
	November 14, 2005	TEAS CHANGE OF CORRESPONDENCE RECEIVED
	March 19, 2004	REGISTERED - SEC. 8 (6-YR) ACCEPTED & SEC. 15 ACK.
	February 2, 2004	REGISTERED - SEC. 8 (6-YR) & SEC. 15 FILED
	February 10, 1998	REGISTERED-PRINCIPAL REGISTER
	December 4, 1997	ALLOWED PRINCIPAL REGISTER - SOU ACCEPTED
	December 3, 1997	ASSIGNED TO EXAMINER
	December 3, 1997	ASSIGNED TO EXAMINER
	November 20, 1997	STATEMENT OF USE PROCESSING COMPLETE
	October 20, 1997	USE AMENDMENT FILED
	August 26, 1997	NOA MAILED - SOU REQUIRED FROM APPLICANT
	June 3, 1997	PUBLISHED FOR OPPOSITION
	May 2, 1997	NOTICE OF PUBLICATION
	March 28, 1997	APPROVED FOR PUB - PRINCIPAL REGISTER
	March 25, 1997	ASSIGNED TO EXAMINER

PTO Trademark Document Retrieval

6/20/11	Page 14	KOFAX, INC.

Fed 4

ASCENT

Owner

KOFAX

Owner Link

Fed 1	170 MARKVIEW
Fed 2	170 SYSTEMS
Fed 3	ADRENALINE
Fed 5	ASCENT CAPTURE
Fed 6	ASCENT CAPTURE INTERNET SERVER
Fed 7	CAPIO
Fed 8	IMAGECONTROLS
Fed 9	IMAGECONTROLS
Fed 10	KOFAX
Fed 11	KOFAX
Fed 12	KOFAX (and Design)
Fed 13	MARKVIEW
Fed 14	VIRTUALRESCAN
Fed 15	VIRTUALRESCAN
Fed 16	VRS VIRTUALRESCAN (and Design)
…	(see Owner Index for full listing)

ASCENT

Status	REGISTERED - Renewed
Status Date	February 3, 2007
Register	Principal

Serial No.	74-491827
Registration No.	2,029,097

Filed	February 18, 1994
Filing Basis	Section 1(b) - Intent-to-Use
Published	July 4, 1995
Allowed	May 7, 1996
Registered	January 7, 1997
Renewed	January 7, 2007

Int’l Class	9 - Electrical and Scientific Apparatus
Goods/Services	Computer software that permits the integration of document image processing and graphical data bases in a document imaging system for managing, scanning, displaying, indexing, sorting and printing document images stored in a personal computer, and instruction manuals sold as a unit
US Class	21, 23, 26, 36, 38
First Use	January 25, 1995
Commerce Use	January 25, 1995

Affidavits	Section 8 accepted

TTAB Info	Opposition 98,411
Plaintiff	FRANKLIN QUEST CO.
Serial No.	74-144725
Registration No.	1,666,588
Mark	ASCEND
Correspondent	DAVID B. FONDA MADSON & METCALF 950 FIRST INTERSTATE PLAZA 170 SOUTH MAIN STREET SALT LAKE CITY, UT 84101
Filed	August 2, 1995
Status	Terminated, December 30, 1995
Outcome	Dismissed with Prejudice, December 22, 1995

Applicant	KOFAX IMAGE PRODUCTS (CALIFORNIA CORPORATION) 3 JENNER STREET IRVINE, CA 92718

Registrant	KOFAX IMAGE PRODUCTS (CALIFORNIA CORPORATION) 3 JENNER STREET IRVINE, CA 92718

6/20/11	Page 15	KOFAX, INC.

Last Owner		KOFAX, INC. (DELAWARE CORPORATION) 16245 LAGUNA CANYON RD. IRVINE, CA 92618

Correspondent		ELENORE NIU KNOBBE, MARTENS, OLSON & BEAR, LLP 2040 MAIN STREET, FOURTEENTH FLOOR IRVINE CA 92614
Docket No.		KOFA.002T/00

ASSIGNMENTS
Assignee		KOFAX, INC. (DELAWARE CORPORATION) 16245 LAGUNA CANYON RD. IRVINE, CA 92618
Assignor		KOFAX IMAGE PRODUCTS, INC. (DELAWARE CORPORATION)
Correspondent		WILLIAM J. BRUCKER STETINA, BRUNDA, GARRED & BRUCKER 75 ENTERPRISE, SUITE 250 ALISO VIEJO, CA 92656
Reel/Frame		3771/0208
Signed/Ack.		February 28, 2008
Recorded		April 28, 2008
Brief		CHANGE OF NAME

Assignee		DRESDNER BANK AG, NEW YORK AND GRAND CAYMAN BRANCHES (NEW YORK BRANCH OFFICE)
ATTN: A. COLEMAN
75 WALL STREET, 24TH FLOOR
NEW YORK, NY 10005
Assignor		KOFAX IMAGE PRODUCTS, INC. (DELAWARE CORPORATION)
Correspondent		JONES, DAY, REAVIS & POGUE
DAVID RUBIN, ESQ.
599 LEXINGTON AVENUE
NEW YORK, NEW YORK 10022
Reel/Frame		1972/0908
Signed/Ack.		September 10, 1999
Recorded		October 4, 1999
Brief		SECURITY AGREEMENT

Assignee		KOFAX IMAGE PRODUCTS, INC. (DELAWARE CORPORATION) 3 JENNER STREET IRVINE, CA 92718
Assignor		KOFAX IMAGE PRODUCTS (CALIFORNIA CORPORATION)
Reel/Frame		1476/0538
Signed/Ack.		February 23, 1996
Recorded		March 13, 1996
Brief		ASSIGNS THE ENTIRE INTEREST

History	May 7, 2008	AUTOMATIC UPDATE OF ASSIGNMENT OF OWNERSHIP
	February 3, 2007	REGISTERED AND RENEWED (FIRST RENEWAL - 10 YRS)
	February 3, 2007	REGISTERED - SEC. 8 (10-YR)
ACCEPTED/SEC. 9 GRANTED
	February 2, 2007	ASSIGNED TO PARALEGAL

6/20/11	Page 16	KOFAX, INC.

December 4, 2006	REGISTERED - COMBINED SECTION 8 (10-YR) & SEC. 9 FILED
December 4, 2006	PAPER RECEIVED
September 22, 2006	CASE FILE IN TICRS
November 30, 2005	ATTORNEY REVOKED AND/OR APPOINTED
November 30, 2005	TEAS REVOKE/APPOINT ATTORNEY RECEIVED
November 14, 2005	TEAS CHANGE OF CORRESPONDENCE RECEIVED
September 20, 2003	REGISTERED - SEC. 8 (6-YR) ACCEPTED
July 7, 2003	REGISTERED - SEC. 8 (6-YR) & SEC. 15 FILED
July 7, 2003	PAPER RECEIVED
January 7, 1997	REGISTERED-PRINCIPAL REGISTER
September 27, 1996	ALLOWED PRINCIPAL REGISTER - SOU ACCEPTED
September 24, 1996	STATEMENT OF USE PROCESSING COMPLETE
July 29, 1996	USE AMENDMENT FILED
May 7, 1996	NOA MAILED - SOU REQUIRED FROM APPLICANT
December 30, 1995	OPPOSITION TERMINATED NO. 999999
December 22, 1995	OPPOSITION DISMISSED NO. 999999
September 15, 1995	OPPOSITION INSTITUTED NO. 999999
August 2, 1995	OPPOSITION PAPERS RECEIVED AT TTAB
July 4, 1995	PUBLISHED FOR OPPOSITION
June 2, 1995	NOTICE OF PUBLICATION
March 16, 1995	APPROVED FOR PUB - PRINCIPAL REGISTER
January 3, 1995	CORRESPONDENCE RECEIVED IN LAW OFFICE
July 5, 1994	NON-FINAL ACTION MAILED
June 20, 1994	ASSIGNED TO EXAMINER

PTO Trademark Document Retrieval

6/20/11	Page 17	KOFAX, INC.

Fed 5

ASCENT CAPTURE

Owner

KOFAX

Owner Link

Fed 1	170 MARKVIEW
Fed 2	170 SYSTEMS
Fed 3	ADRENALINE
Fed 4	ASCENT
Fed 6	ASCENT CAPTURE INTERNET SERVER
Fed 7	CAPIO
Fed 8	IMAGECONTROLS
Fed 9	IMAGECONTROLS
Fed 10	KOFAX
Fed 11	KOFAX
Fed 12	KOFAX (and Design)
Fed 13	MARKVIEW
Fed 14	VIRTUALRESCAN
Fed 15	VIRTUALRESCAN
Fed 16	VRS VIRTUALRESCAN (and Design)
…	(see Owner Index for full listing)

ASCENT CAPTURE

Status	REGISTERED - Renewed
Status Date	February 3, 2007
Register	Principal

Serial No.	74-491830
Registration No.	2,024,272

Filed	February 18, 1994
Filing Basis	Section 1(b) - Intent-to-Use
Published	July 4, 1995
Allowed	April 16, 1996
Registered	December 17, 1996
Renewed	December 17, 2006

Int’l Class	9 - Electrical and Scientific Apparatus
Goods/Services	Computer software for document image processing, namely managing, scanning, imaging, sorting and indexing document images stored in a personal computer, and instruction manuals sold as a unit
US Class	21, 23, 26, 36, 38
First Use	January 25, 1995
Commerce Use	January 25, 1995

Disclaimer	No claim is made to the exclusive right to use “CAPTURE” apart from the mark as shown.
Affidavits	Section 8 accepted and Section 15 acknowledged

Applicant	KOFAX IMAGE PRODUCTS (CALIFORNIA CORPORATION)
3 JENNER STREET IRVINE, CA 92718

Registrant	KOFAX IMAGE PRODUCTS (CALIFORNIA CORPORATION)
3 JENNER STREET IRVINE, CA 92718

Last Owner	KOFAX, INC. (DELAWARE CORPORATION)
16245 LAGUNA CANYON RD. IRVINE, CA 92618

Correspondent	ELENORE NIU
KNOBBE, MARTENS, OLSON & BEAR, LLP 2040 MAIN STREET, FOURTEENTH FLOOR IRVINE CA 92614
Docket No.	KOFA.002T/00

6/20/11	Page 18	KOFAX, INC.

ASSIGNMENTS
Assignee	KOFAX, INC. (DELAWARE CORPORATION) 16245 LAGUNA CANYON RD. IRVINE, CA 92618
Assignor	KOFAX IMAGE PRODUCTS, INC. (DELAWARE CORPORATION)
Correspondent	WILLIAM J. BRUCKER STETINA, BRUNDA, GARRED & BRUCKER 75 ENTERPRISE, SUITE 250 ALISO VIEJO, CA 92656
Reel/Frame	3771/0208
Signed/Ack.	February 28, 2008
Recorded	April 28, 2008
Brief	CHANGE OF NAME

Assignee	DRESDNER BANK AG, NEW YORK AND GRAND CAYMAN BRANCHES (NEW YORK BRANCH OFFICE)
ATTN: A. COLEMAN
75 WALL STREET, 24TH FLOOR
NEW YORK, NY 10005
Assignor	KOFAX IMAGE PRODUCTS, INC. (DELAWARE CORPORATION)
Correspondent	JONES, DAY, REAVIS & POGUE
DAVID RUBIN, ESQ.
599 LEXINGTON AVENUE
NEW YORK, NEW YORK 10022
Reel/Frame	1972/0908
Signed/Ack.	September 10, 1999
Recorded	October 4, 1999
Brief	SECURITY AGREEMENT

Assignee	KOFAX IMAGE PRODUCTS, INC. (DELAWARE CORPORATION)
3 JENNER STREET
IRVINE, CA 92718
Assignor	KOFAX IMAGE PRODUCTS (CALIFORNIA CORPORATION)
Reel/Frame	1476/0538
Signed/Ack.	February 23, 1996
Recorded	March 13, 1996
Brief	ASSIGNS THE ENTIRE INTEREST

History	May 7, 2008	AUTOMATIC UPDATE OF ASSIGNMENT OF OWNERSHIP
	February 3, 2007	REGISTERED AND RENEWED (FIRST RENEWAL - 10 YRS)
	February 3, 2007	REGISTERED - SEC. 8 (10-YR) ACCEPTED/SEC. 9 GRANTED
	February 2, 2007	ASSIGNED TO PARALEGAL
	December 4, 2006	REGISTERED - COMBINED SECTION 8 (10-YR) & SEC. 9 FILED
	December 4, 2006	PAPER RECEIVED
	September 19, 2006	CASE FILE IN TICRS
	November 30, 2005	ATTORNEY REVOKED AND/OR APPOINTED
	November 30, 2005	TEAS REVOKE/APPOINT ATTORNEY RECEIVED
	November 14, 2005	TEAS CHANGE OF CORRESPONDENCE RECEIVED

6/20/11	Page 19	KOFAX, INC.

Fed 9

IMAGECONTROLS

Owner

KOFAX

Owner Link

Fed 1	170 MARKVIEW
Fed 2	170 SYSTEMS
Fed 3	ADRENALINE
Fed 4	ASCENT
Fed 5	ASCENT CAPTURE
Fed 6	ASCENT CAPTURE INTERNET SERVER
Fed 7	CAPIO
Fed 8	IMAGECONTROLS
Fed 10	KOFAX
Fed 11	KOFAX
Fed 12	KOFAX (and Design)
Fed 13	MARKVIEW
Fed 14	VIRTUALRESCAN
Fed 15	VIRTUALRESCAN
Fed 16	VRS VIRTUALRESCAN (and Design)
…	(see Owner Index for full listing)

IMAGECONTROLS

Status	REGISTERED - Renewed
Status Date	September 20, 2005
Register	Supplemental

Serial No.	74-497228
Registration No.	1,909,530

Filed	March 7, 1994
Filing Basis	Section 1(b) - Intent-to-Use
Registered	August 1, 1995
Renewed	August 1, 2005

Int’l Class	9 - Electrical and Scientific Apparatus
Goods/Services	Computer software for manipulating the display of images and instruction manuals, sold as a unit
US Class	38
First Use	June 29, 1994
Commerce Use	June 29, 1994

Affidavits	Section 8 accepted

Applicant	KOFAX IMAGE PRODUCTS (CALIFORNIA CORPORATION) 3 JENNER STREET IRVINE, CA 92718

Registrant	KOFAX IMAGE PRODUCTS (CALIFORNIA CORPORATION) 3 JENNER STREET IRVINE, CA 92718

Last Owner	KOFAX, INC. (DELAWARE CORPORATION) 16245 LAGUNA CANYON RD. IRVINE, CA 92618

Correspondent	ELENORE NIU KNOBBE, MARTENS, OLSON & BEAR, LLP 2040 MAIN STREET, FOURTEENTH FLOOR IRVINE CA 92614
Docket No.	KOFA.002T/00

ASSIGNMENTS
Assignee	KOFAX, INC. (DELAWARE CORPORATION) 16245 LAGUNA CANYON RD. IRVINE, CA 92618
Assignor	KOFAX IMAGE PRODUCTS, INC. (DELAWARE CORPORATION)
Correspondent	WILLIAM J. BRUCKER STETINA, BRUNDA, GARRED & BRUCKER 75 ENTERPRISE, SUITE 250 ALISO VIEJO, CA 92656
Reel/Frame	3771/0208

6/20/11	Page 27	KOFAX, INC.

Signed/Ack.	February 28, 2008
Recorded	April 28, 2008
Brief	CHANGE OF NAME

Assignee	DRESDNER BANK AG, NEW YORK AND GRAND CAYMAN BRANCHES (NEW YORK BRANCH OFFICE)
ATTN: A. COLEMAN
75 WALL STREET, 24TH FLOOR
NEW YORK, NY 10005
Assignor	KOFAX IMAGE PRODUCTS, INC. (DELAWARE CORPORATION)
Correspondent	JONES, DAY, REAVIS & POGUE
DAVID RUBIN, ESQ.
599 LEXINGTON AVENUE
NEW YORK, NEW YORK 10022
Reel/Frame	1972/0908
Signed/Ack.	September 10, 1999
Recorded	October 4, 1999
Brief	SECURITY AGREEMENT

Assignee	KOFAX IMAGE PRODUCTS, INC. (DELAWARE CORPORATION)
3 JENNER STREET
IRVINE, CA 92718
Assignor	KOFAX IMAGE PRODUCTS (CALIFORNIA CORPORATION)
Reel/Frame	1502/0553
Signed/Ack.	February 23, 1996
Recorded	March 13, 1996
Brief	ASSIGNS THE ENTIRE INTEREST
History	May 7, 2008	AUTOMATIC UPDATE OF ASSIGNMENT OF OWNERSHIP
	June 27, 2007	CASE FILE IN TICRS
	November 30, 2005	ATTORNEY REVOKED AND/OR APPOINTED
	November 30, 2005	TEAS REVOKE/APPOINT ATTORNEY RECEIVED
	September 20, 2005	REGISTERED AND RENEWED (FIRST RENEWAL - 10 YRS)
	September 20, 2005	REGISTERED - SEC. 8 (10-YR) ACCEPTED/SEC. 9 GRANTED
	September 16, 2005	ASSIGNED TO PARALEGAL
	August 1, 2005	REGISTERED - COMBINED SECTION 8 (10-YR) & SEC. 9 FILED
	August 1, 2005	PAPER RECEIVED
	September 7, 2001	REGISTERED - SEC. 8 (6-YR) ACCEPTED
	August 3, 2001	REGISTERED - SEC. 8 (6-YR) FILED
	August 1, 1995	REGISTERED-SUPPLEMENTAL REGISTER
	May 17, 1995	APPROVED FOR REGISTRATION SUPPLEMENTAL REGISTER
	May 17, 1995	USE AMENDMENT ACCEPTED
	October 17, 1994	AMENDMENT TO USE PROCESSING COMPLETE
	September 22, 1994	USE AMENDMENT FILED
	August 4, 1994	NON-FINAL ACTION MAILED
	July 20, 1994	ASSIGNED TO EXAMINER

PTO Trademark Document Retrieval

6/20/11	Page 28	KOFAX, INC.

Fed 11

KOFAX

Owner

KOFAX

Owner Link

Fed 1	170 MARKVIEW
Fed 2	170 SYSTEMS
Fed 3	ADRENALINE
Fed 4	ASCENT
Fed 5	ASCENT CAPTURE
Fed 6	ASCENT CAPTURE INTERNET SERVER
Fed 7	CAPIO
Fed 8	IMAGECONTROLS
Fed 9	IMAGECONTROLS
Fed 10	KOFAX
Fed 12	KOFAX (and Design)
Fed 13	MARKVIEW
Fed 14	VIRTUALRESCAN
Fed 15	VIRTUALRESCAN
Fed 16	VRS VIRTUALRESCAN (and Design)
…	(see Owner lndex for full listing)

KOFAX

Status	REGISTERED - Renewed
Status Date	August 11, 2009
Register	Principal

Serial No.	75-777177
Registration No.	2,364,535

Filed	August 16, 1999
Filing Basis	Section 1(a) - Use in Commerce
Published	April 11, 2000
Registered	July 4, 2000
Renewed	July 4, 2010

Int’l Class	9 - Electrical and Scientific Apparatus
Goods/Services	Computer software and hardware for document image processing, namely, managing, scanning, Capturing, manipulating, sorting, indexing, storing, displaying and printing images and textural information stored in a personal computer
US Class	21, 23, 26, 36, 38
First Use	August 13, 1985
Commerce Use	August 13, 1985

Affidavits	Section 8 accepted and Section 15 acknowledged

Applicant	KOFAX IMAGE PRODUCTS, INC. (DELAWARE CORPORATION) 16245 LAGUNA CANYON ROAD IRVINE, CA 92618-3603

Registrant	KOFAX IMAGE PRODUCTS, INC. (DELAWARE CORPORATION) 16245 LAGUNA CANYON ROAD IRVINE, CA 92618-3603

Last Owner	KOFAX, INC. (DELAWARE CORPORATION) 15211 LAGUNA CANYON RD. IRVINE, CA 92618

Correspondent	WILLIAM J. BRUCKER STETINA BRUNDA GARRED & BRUCKER 75 ENTERPRISE, SUITE 250 ALISO VIEJO CA 92656

ASSIGNMENTS
Assignee	KOFAX, INC. (DELAWARE CORPORATION) 16245 LAGUNA CANYON RD. IRVINE, CA 92618
Assignor	KOFAX IMAGE PRODUCTS, INC. (DELAWARE CORPORATION)

6/20/11	Page 32	KOFAX, INC.

Correspondent	WILLIAM J. BRUCKER STETINA, BRUNDA, GARRED & BRUCKER 75 ENTERPRISE, SUITE 250 ALISO VIEJO, CA 92656
Reel/Frame	3771/0208
Signed/Ack.	February 28, 2008
Recorded	April 28, 2008
Brief	CHANGE OF NAME

Assignee	DRESDNER BANK AG, NEW YORK AND GRAND CAYMAN BRANCHES (NEW YORK BRANCH OFFICE) ATTN: A. COLEMAN 75 WALL STREET, 24TH FLOOR NEW YORK, NY 10005
Assignor	KOFAX IMAGE PRODUCTS, INC. (DELAWARE CORPORATION)
Correspondent	JONES, DAY, REAVIS & POGUE DAVID RUBIN, ESQ. 599 LEXINGTON AVENUE NEW YORK, NEW YORK 10022
Reel/Frame	1972/0908
Signed/Ack.	September 10, 1999
Recorded	October 4, 1999
Brief	SECURITY AGREEMENT

History	August 11, 2009	REGISTERED AND RENEWED (FIRST RENEWAL - 10 YRS)
	August 11, 2009	REGISTERED - SEC. 8 (10-YR) ACCEPTED/SEC. 9 GRANTED
	August 3, 2009	ASSIGNED TO PARALEGAL
	July 28, 2009	TEAS SECTION 8 & 9 RECEIVED
	May 7, 2008	AUTOMATIC UPDATE OF ASSIGNMENT OF OWNERSHIP
	October 3, 2006	REGISTERED - SEC. 8 (6-YR) ACCEPTED & SEC. 15 ACK.
	September 19, 2006	ASSIGNED TO PARALEGAL
	July 7, 2006	REGISTERED - SEC. 8 (6-YR) & SEC. 15 FILED
	July 7, 2006	PAPER RECEIVED
	March 17, 2006	CASE FILE IN TICRS
	November 30, 2005	ATTORNEY REVOKED AND/OR APPOINTED
	November 30, 2005	TEAS REVOKE/APPOINT ATTORNEY RECEIVED
	November 14, 2005	TEAS CHANGE OF CORRESPONDENCE RECEIVED
	July 4, 2000	REGISTERED-PRINCIPAL REGISTER
	April 11, 2000	PUBLISHED FOR OPPOSITION
	March 10, 2000	NOTICE OF PUBLICATION
	January 31, 2000	APPROVED FOR PUB - PRINCIPAL REGISTER
	January 14, 2000	ASSIGNED TO EXAMINER

PTO Trademark Document Retrieval

6/20/11	Page 33	KOFAX, INC.

Total Assignments: 3

Patent #:	6370277 Issue Dt: 04/09/2002 Application #: 09206753 Filing Dt: 12/07/1998
Inventors:	ROLAND BORREY, ANTHONY MACCIOLA
Title:	VIRTUAL RESCANNING : A METHOD FOR INTERACTIVE DOCUMENT IMAGE QUALITY ENHANCEMENT

Assignment: 1

Reel/Frame:	010290/0904	Recorded: 10/07/1999	Pages: 56
Conveyance:	SECURITY AGREEMENT
Assignor:	KOFAX IMAGE PRODUCTS, INC.		Exec Dt: 09/10/1999
Assignee:	DRESDNER BANK AG, NEW YORK AND GRAND CAYMAN
ATTN: A. COLEMAN
75 WALL STREET, 24TH FLOOR
NEW YORK, NEW YORK 10005
Correspondent:	JONES, DAY, REAVIS & POGUE
DAVID RUBIN, ESQ.
599 LEXINGTON AVENUE
NEW YORK, NY 10022

Assignment: 2

Reel/Frame:	012394/0654	Recorded: 12/27/2001	Pages: 4
Conveyance:	ASSIGNMENT OF ASSIGNORS INTEREST (SEE DOCUMENT FOR DETAILS).
Assignors:	BORREY, ROLAND		Exec Dt: 11/01/2001
	MACCIOLA, ANTHONY		Exec Dt: 11 /01/2001
Assignee:	KOFAX IMAGE PRODUCTS, INC.
16245 LAGUNA CANYON ROAD IRVINE, CALIFORNIA 92618
Correspondent:	MORLAND C. FISCHER
2030 MAIN STREET
SUITE 1050
IRVINE, CA 92614

Assignment: 3

Reel/Frame:	020753/0370	Recorded: 04/03/2008	Pages: 3
Conveyance:	CHANGE OF NAME (SEE DOCUMENT FOR DETAILS).
Assignor:	KOFAX IMAGE PRODUCTS, INC.		Exec Dt: 02/28/2008
Assignee:	KOFAX, INC.
16245 LAGUNA CANYON ROAD
IRVINE, CALIFORNIA 92618

Kofax, Inc.

3

SCHEDULE 7.02

EXISTING INVESTMENTS

None.

SCHEDULE 7.03

EXISTING INDEBTEDNESS

Part (a):

Agreement for Purchase and Sale of Foreign Currencies, dated as of January 27, 2011, by and between Kofax, Inc. and Silicon Valley Bank.

Part (b):

Debenture, dated December 19, 2000, by Kofax UK Limited in favor of Fortis Bank SA-NV, under which the following remains outstanding as of the Closing Date:

(i) Customs Bond issued to HM Customs & Excise; and

(ii) Guarantee in favor of MBNA in respect of corporate credit cards issued to Kofax UK Limited and its Affiliates.

SCHEDULE 7.08

AFFILIATE TRANSACTIONS

Employment Agreements between Kofax Plc and the following individuals:

Reynolds Bish, CEO and Executive Director

James Arnold Jr., CFO and Executive Director

Alan Kerr, EVP Field Operations

Martyn Christian, Chief Marketing Officer

Anthony Macciola, Chief Technology Officer

Bradford Weller, EVP Legal Affairs, General Counsel, Secretary

Jim Nicol, EVP Products

Lynne Scheid, Vice President of Human Resources

Charles Padgett-Senior Vice President of Acquisition and Integration

Greg Lock, Non-Executive Chairman

Bruce Powell, Non-Executive Director

Chris Conway, Non-Executive Director

Mark Wells, Non-Executive Director

William T Comfort III, Non-Executive Director and Significant Shareholder

Joe Rose, Non-Executive Director

Wade W. Loo, Non-Executive Director

Such additional employment agreements as may be entered into by the Company after the Closing Date, in form and substance substantially similar to the foregoing employment agreements.

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE;

CERTAIN ADDRESSES FOR NOTICES

COMPANY

and BORROWERS:

Kofax, Inc.

15211 Laguna Canyon Rd.

Irvine, CA 92618

Attention: Michael Mincieli

Telephone: (949) 783-1269

Telecopier: (949) 754-0024

Electronic Mail: Michael.Mincieli@Kofax.com

Website Address: www.Kofax.com

U.S. Taxpayer Identification Number(s): 33-0114967

Kofax plc

15211 Laguna Canyon Rd.

Irvine, CA 92618

Attention: Michael Mincieli

Telephone: (949) 783-1269

Telecopier: (949) 754-0024

Electronic Mail: Michael.Mincieli@Kofax.com

Website Address: www.Kofax.com

U.S. Taxpayer Identification Number(s): N/A

Kofax Holding AG

Attention: Daniel Geiger

Telephone: 41 41 799 82 73

Telecopier:

Electronic Mail: Daniel.Geiger@kofax.com

Website Address: www.Kofax.com

U.S. Taxpayer Identification Number(s): N/A

ADMINISTRATIVE AGENT:

Lan Pham

Bank of America, N.A.

600 Anton Blvd., Suite #150

Costa Mesa, CA 92626

Telephone: (714) 327-4540

Fax : (415) 796-6084

Electronic Mail: Lan.Pham@baml.com

US FUNDING

Primary Credit Contact:	Karen Polak / Jeff Schwartz

Address:	Mail Code: CA6-600-01-18
600 Anton Blvd., Suite #150
Costa Mesa, CA 92626

Telephone:	714-327-4542 / 4528
Fax:	714-327-4502
Email:	karen.polak@baml.com
jeff.schwartz@baml.com

Loan Administration / Operations

Name:	Petra G. Rubio
Loan Services
Address:	Bank of America
2001 Clayton Rd.
Concord, CA 94520-2405
Telephone:	925-675-8062
Fax:	888-969-9237
Email:	petra.rubio@baml.com

USD

Bank Name:	Bank of America, N.A
Address:	New York, NY
ABA#:	026009593
Acct Name:	Concord FTA
Acct No:	3750836479
Attn:	Credit Services West
Reference:	Kofax Inc

Bank Payment Instructions

GBP

Bank Name:	Bank of America, N.A., London
Address:	London, England
SWIFT:	BOFAGB22
Acct No:	65280027
IBAN No:	GB58 BOFA 1650 5065 2800 27
Attn:	Credit Services West
Reference:	Kofax Inc

EUR

Bank Name:	Bank of America, N.A., London
Address:	London, England
SWIFT:	BOFAGB22
Acct No:	65280019
IBAN No:	GB80 BOFA 1650 5065 2800 19
Attn:	Credit Services West
Reference:	Kofax Inc

CHF

Bank Name:	Bank of America, Geneva
Address:	Geneva, Switzerland
SWIFT:	BOFACH2X
Acct No:	601490661012
IBAN No:	CH60 0872 6000 0906 6101 2
Attn:	Credit Services West
Reference:	Kofax Inc

INTERNATIONAL FUNDING

Primary Credit Contact:	Fiona Gee / Laura Rosenthal
US Multinationals Credit
Address:	5 Canada Square
London, E14 5AQ
United Kingdom
Telephone:	+44 207 996 0462 / 0483
Fax:	+44 207 174 6436
Email:	fiona.gee@baml.com
laura.rosenthal@baml.com

Loan Administration / Operations

Name:	Adi Khambata
Loan Services
Address:	26 Elmfield Road
Bromley, BR1 1QA
United Kingdom
Telephone:	+44 208 695 3389
Fax:	+44 208 313 2140
Email:	emealoanservicebromley@bankofamerica.com

Bank Payment Instructions

GBP

Bank Name:	Bank of America, N.A., London
Address:	5 Canada Square, London, E14 5AQ, United Kingdom
SWIFT:	BOFAGB22
Acct Name:	Loan Service
Sort Code:	16-50-50
Acct No:	34915069
Attn:	Loan Service / 047 / Kofax

Bank Payment Instructions

EUR

Bank Name:	Bank of America, N.A., London
Address:	5 Canada Square, London, E14 5AQ, United Kingdom
SWIFT:	BOFAGB22
Acct Name:	Loan Service
Acct No:	34915051
Attn:	Loan Service / 047 / Kofax

Bank Payment Instructions

USD

Bank Name:	Bank of America, N.A., New York
Address:	335 Madison Avenue, New York, NY 10017, USA
SWIFT:	BOFAUS3N
Acct Name:	Bank of America, N.A., London
SWIFT:	BOFAGB22
Acct No:	34915043
Attn:	Loan Service / 047 /Kofax

Bank Payment Instructions

CHF

Pay:	Bank of America N.A.
2 King Edward Street
London EC1A 1HQ

SWIFT:	BOFAGB22
For Credit To:
Account Number:

Cover at:	Bank of America N.A.
40 Rue du Marche
CH 1204 Geneva 3
Switzerland

SWIFT:	BOFAGB3SSWI

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:                     ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of                     , 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Kofax plc, a public limited company incorporated in England and Wales (the “Parent”), Kofax, Inc., a Delaware corporation (the “Company”), Kofax Holdings AG, a company limited by shares incorporated under the laws of Switzerland (“Kofax Switzerland” and, together with the Company and the Parent, the “Borrowers” and, each a “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer.

The undersigned hereby requests (select one):

☐  A Borrowing of Committed Loans         ☐  A conversion or continuation of Loans

1.	On (a Business Day).

2.	In the amount of $ .

3.	Comprised of .
[Type	of Committed Loan requested]

4.	Denominated in .
[Currency	of Committed Loan requested]

5.	For Eurodollar Rate Loans: with an Interest Period of months.

The Committed Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement.

[KOFAX PLC][KOFAX, INC.][KOFAX HOLDINGS AG]

By:
Name:
Title:

Form of Committed Loan Notice

EXHIBIT C

FORM OF NOTE

FOR VALUE RECEIVED, the undersigned ([the “Company”][the “Parent”][“Kofax Switzerland”]), hereby promises to pay to                      or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of $             (            ) Dollars, or such lesser amount equal to the principal amount of the Loans from time to time made by the Lender to [the Company][the Parent][Kofax Switzerland] under that certain Credit Agreement, dated as of                     , 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrowers, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent and L/C Issuer.

[The Company][The Parent][Kofax Switzerland] promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and of the other Loan Documents and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

[The Company][The Parent][Kofax Switzerland], for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

Form of Note

C-1

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[KOFAX PLC][KOFAX, INC.][KOFAX HOLDINGS AG]

By:
Name:
Title:

Form of Note

C-2

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Form of Note

C-3

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                            ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of [                    , 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Kofax plc, a public limited company incorporated in England and Wales (the “Parent”), Kofax, Inc., a Delaware corporation (the “Company”), Kofax Holdings AG, a company limited by shares incorporated under the laws of Switzerland (“Kofax Switzerland” and, together with the Company and the Parent, the “Borrowers” and, each a “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                          of the Parent, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of the Parent, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The Parent has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Parent ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The Parent has delivered the unaudited financial statements required by Section 6.01[(b)][(c)] of the Agreement for the fiscal quarter of the Parent ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Parent and its Subsidiaries in accordance with IFRS as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrowers during the accounting period covered by such financial statements.

3. A review of the activities of the Borrowers during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period each Borrower performed and observed all its Obligations under the Loan Documents, and

Form of Compliance Certificate

[select one:]

[to the best knowledge of the undersigned, during such fiscal period each Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

–or–

[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The representations and warranties of the Borrowers contained in Article V of the Agreement, and any representations and warranties of any Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5. The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the date of this Compliance Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of                     ,         .

KOFAX PLC

By:
Name:
Title:

Form of Compliance Certificate

For the Quarter/Year ended                      (“Statement Date”)

SCHEDULE 1

($ in 000’s)

I.	Section 7.11 – Minimum EBITDA.

	A.	Consolidated EBITDA of Parent and its Subsidiaries for four consecutive fiscal quarters ending on Statement Date (“Subject Period”):

		1.	Consolidated Net Income of Parent and its Subsidiaries for Subject Period:	$

		2.	To the extent deducted in calculating such Consolidated Net Income, Consolidated Interest Charges for Subject Period:	$

		3.	To the extent deducted in calculating such Consolidated Net Income, provision for Federal, state, local and foreign income taxes for Subject Period:	$

		4.	To the extent deducted in calculating such Consolidated Net Income, depreciation expenses for Subject Period:	$

		5.	To the extent deducted in calculating such Consolidated Net Income, amortization expenses for Subject Period:	$

		6.	To the extent deducted in calculating such Consolidated Net Income, other non-recurring expenses in Subject Period or any future period:	$

		7.	To the extent deducted in calculating such Consolidated Net Income, losses from discontinued operations for Subject Period:	$

		8.	To the extent deducted in calculating such Consolidated Net Income, all non-cash charges, expenses or losses for Subject Period:	$

		9.	To the extent deducted in calculating such Consolidated Net Income, severance, retention bonuses or other similar one-time compensation payments made to officers or employees for Subject Period:	$

10.

To the extent deducted in calculating such Consolidated Net Income, fees, costs and expenses incurred in connection with the transactions contemplated by, or due pursuant to, the Agreement and the other Loan Documents for Subject Period:

$

Form of Compliance Certificate

11.

To the extent deducted in calculating such Consolidated Net Income, fees, costs and expenses incurred in connection with any Investment, issuance of Equity Interests, Disposition of assets or Permitted Acquisition, in each case, whether or not consummated and to the extent not prohibited by the Agreement or the other Loan Documents for Subject Period:

$

12.

To the extent deducted in calculating such Consolidated Net Income, amounts paid by any Loan Party to or for the benefit of a seller in connection with a Permitted Acquisition constituting purchase price adjustments (including pertaining to working capital, balance sheet items, revenues, income and other financial or operational metrics) for Subject Period:

$

	13.	To the extent included in calculating such Consolidated Net Income, any gains from discontinued operations for Subject Period:	$

	14.	To the extent included in calculating such Consolidated Net Income, all non-cash items increasing Consolidated Net Income for Subject Period:	$

	15.	Consolidated EBITDA of Parent and its Subsidiaries (Lines I.A.1 + 2 + 3 + 4 + 5 + 6 + 7 + 8 + 9 + 10 + 11+ 12 – 13 – 14):	$

B.	Minimum Consolidated EBITDA of Parent and its Subsidiaries for Subject Period:

	1.	50% of all Acquired EBITDA[1] during Subject Period:

	2.	Aggregate Commitment Amount as in effect on the Statement Date:	$

	3.	Minimum Consolidated EBITDA ($30,000 + lesser of Line I.B.1 and Line I.B.2):	$

C.	Consolidated EBITDA of Kofax Holdings and its Subsidiaries for Subject Period:

	1.	Consolidated Net Income of Kofax Holdings and its Subsidiaries for Subject Period:	$

	2.	To the extent deducted in calculating such Consolidated Net Income, Consolidated Interest Charges for Subject Period:	$

[1]	See Section IV below.

Form of Compliance Certificate

3.	To the extent deducted in calculating such Consolidated Net Income, provision for Federal, state, local and foreign income taxes for Subject Period:	$

4.	To the extent deducted in calculating such Consolidated Net Income, depreciation expenses for Subject Period:	$

5.	To the extent deducted in calculating such Consolidated Net Income, amortization expenses for Subject Period:	$

6.	To the extent deducted in calculating such Consolidated Net Income, other non-recurring expenses in Subject Period or any future period:	$

7.	To the extent deducted in calculating such Consolidated Net Income, losses from discontinued operations for Subject Period:	$

8.	To the extent deducted in calculating such Consolidated Net Income, all non-cash charges, expenses or losses for Subject Period:	$

9.	To the extent deducted in calculating such Consolidated Net Income, severance, retention bonuses or other similar one-time compensation payments made to officers or employees for Subject Period:	$

10.

To the extent deducted in calculating such Consolidated Net Income, fees, costs and expenses incurred by Company and its Subsidiaries in connection with the transactions contemplated by, or due pursuant to, the Agreement and the other Loan Documents for Subject Period:

$

11.

To the extent deducted in calculating such Consolidated Net Income, fees, costs and expenses incurred by Company or its Subsidiaries in connection with any Investment, issuance of Equity Interests, Disposition of assets or Permitted Acquisition, in each case, whether or not consummated and to the extent not prohibited by the Agreement or the other Loan Documents for Subject Period:

$

12.

To the extent deducted in calculating such Consolidated Net Income, amounts paid by Company or its Subsidiaries (to the extent any such Person is a Loan Party) to or for the benefit of a seller in connection with a Permitted Acquisition constituting purchase price adjustments (including pertaining to working capital, balance sheet items, revenues, income and other financial or operational metrics) for Subject Period:

$

Form of Compliance Certificate

		13.	To the extent included in calculating such Consolidated Net Income, any gains from discontinued operations for Subject Period:	$

		14.	To the extent included in calculating such Consolidated Net Income, all non-cash items increasing Consolidated Net Income for Subject Period:	$

		15.	Consolidated EBITDA of Parent and its Subsidiaries (Lines I.B.1 + 2 + 3 + 4 + 5 + 6 + 7 + 8 + 9 + 10 + 11+ 12 – 13 – 14):	$

	D.	Minimum Consolidated EBITDA of Kofax Holdings and its Subsidiaries for Subject Period:

		1.	50% of the Acquired EBITDA that is attributable to the United States business operations of any acquired Domestic Subsidiary during such Test Period during Subject Period:	$

		2.	50% of Aggregate Commitment Amount as in effect on the Statement Date:	$

		3.	Minimum Consolidated EBITDA ($15,000 + lesser of Line I.D.1 and Line I.D.2):	$

II.	Section 7.12 – Minimum Liquidity.

	A.	Unencumbered Liquid Assets of the Parent and its Subsidiaries as of Statement Date:		$

		Minimum Required:			$25,000

	A.	Unencumbered Liquid Assets of Kofax Holdings and its Domestic Subsidiaries as of Statement Date:		$

		Minimum Required:			$12,500

III.	Section 7.13 – Consolidated Leverage Ratio.

	A.	Consolidated Funded Indebtedness at Statement Date:		$

	B.	Consolidated EBITDA for Subject Period (Line I.A.15 above):		$

Form of Compliance Certificate

	C.	Consolidated Leverage Ratio (Line III.A ÷ Line III.B):			to 1

		[Maximum permitted:			1.50 to 1	][2]

IV.	Acquired EBITDA.

	A.	Consolidated EBITDA of [3] (the “Acquired Person 1”) for Subject Period):

		1.	Consolidated Net Income of Acquired Person 1 and its Subsidiaries for Subject Period:	$

		2.	To the extent deducted in calculating such Consolidated Net Income, Consolidated Interest Charges for Subject Period:	$

		3.	To the extent deducted in calculating such Consolidated Net Income, provision for Federal, state, local and foreign income taxes for Subject Period:	$

		4.	To the extent deducted in calculating such Consolidated Net Income, depreciation expenses for Subject Period:	$

		5.	To the extent deducted in calculating such Consolidated Net Income, amortization expenses for Subject Period:	$

		6.	To the extent deducted in calculating such Consolidated Net Income, other non-recurring expenses in Subject Period or any future period:	$

		7.	To the extent deducted in calculating such Consolidated Net Income, losses from discontinued operations for Subject Period:	$

		8.	To the extent deducted in calculating such Consolidated Net Income, all non-cash charges, expenses or losses for Subject Period:	$

		9.	To the extent deducted in calculating such Consolidated Net Income, severance, retention bonuses or other similar one-time compensation payments made to officers or employees for Subject Period:	$

[2]

Maximum applicable commencing at the end of the fiscal quarter during which the Commitments shall have been increased pursuant to Section 2.13 of the Credit Agreement (but Consolidated Leverage Ratio shall be calculated in each Compliance Certificate).

[3]

Insert name of any Person acquired by any Loan Party during Subject Period pursuant to a Permitted Acquisition. Calculation is subject to consent, verification and ultimate determination by Administrative Agent. Repeat this Section IV.A for any such additional Persons acquired during Subject Period; aggregate Acquired EBITDA for Subject Period to equal the sum of Line 14 from each lettered subsection of this Section IV.

Form of Compliance Certificate

10.

To the extent deducted in calculating such Consolidated Net Income, fees, costs and expenses incurred by Acquired Person 1 and its Subsidiaries in connection with the transactions contemplated by, or due pursuant to, the Agreement and the other Loan Documents for Subject Period:

$

11.

To the extent deducted in calculating such Consolidated Net Income, fees, costs and expenses incurred by Acquired Person 1 and its Subsidiaries in connection with any Investment, issuance of Equity Interests, Disposition of assets or Permitted Acquisition, in each case, whether or not consummated and to the extent not prohibited by the Agreement or the other Loan Documents for Subject Period:

$

12.

To the extent deducted in calculating such Consolidated Net Income, amounts paid by Acquired Person 1 and its Subsidiaries (to the extent any such Person is a Loan Party) to or for the benefit of a seller in connection with a Permitted Acquisition constituting purchase price adjustments (including pertaining to working capital, balance sheet items, revenues, income and other financial or operational metrics) for Subject Period:

$

13.	To the extent included in calculating such Consolidated Net Income, any gains from discontinued operations for Subject Period:	$

14.	To the extent included in calculating such Consolidated Net Income, all non-cash items increasing Consolidated Net Income for Subject Period:	$

15.	Consolidated EBITDA of Acquired Person 1 and its Subsidiaries (Lines I.A.1 + 2 + 3 + 4 + 5 + 6 + 7 + 8 + 9 + 10 + 11+ 12 – 13 – 14):	$

Form of Compliance Certificate

EXHIBIT E-1

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]4 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]5 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]6 hereunder are several and not joint.]7 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the Credit Agreement (including, without limitation, any Letters of Credit) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[4]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[5]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[6]	Select as appropriate.
[7]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Form of Assignment and Assumption

E-1 - 1

1. Assignor[s]:

2. Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrowers: Kofax plc, Kofax, Inc. and Kofax Holdings AG (collectively, the “Borrowers”)

4.	Administrative Agent: Bank of America, N.A. (“Bank of America”), as the administrative agent under the Credit Agreement (in such capacity, the “Administrative Agent”)

5.	Credit Agreement: Credit Agreement, dated as of , 2011, among the Borrowers, the Lenders from time to time party thereto, the Administrative Agent and Bank of America, as L/C Issuer

6.	Assigned Interest[s]:

Assignor[s][8]	Assignee[s][9]	Aggregate Amount of Commitment/ Loans for all Lenders[10]	Amount of Commitment /Loans Assigned	Percentage Assigned of Commitment/ Loans[11]		CUSIP Number

		$	$		%
		$	$		%
		$	$		%

[7.	Trade Date: ][12]

[8]	List each Assignor, as appropriate.
[9]	List each Assignee, as appropriate.
[10]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[11]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[12]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Form of Assignment and Assumption

E-1 - 2

Effective Date:                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][13] Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Title:

[Consented to and Accepted:

BANK OF AMERICA, N.A., as
L/C Issuer

By:
Title: ][14]

[Consented to:

KOFAX, INC., as the Company

By:
Title: ][15]

[13]	To be included only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[14]	To be included only if the consent of the L/C Issuer is required by the terms of the Credit Agreement.
[15]	To be included only if the consent of the Company is required by the terms of the Credit Agreement.

Form of Assignment and Assumption

E-1 - 3

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.05 or 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed

Form of Assignment and Assumption

E-1 - 4

by [the][such] Assignee and (viii) it can lend in each Alternative Currency and fund directly into the United Kingdom and Switzerland; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Form of Assignment and Assumption

E-1 - 5

EXHIBIT E-2

FORM OF ADMINISTRATIVE QUESTIONNAIRE

See attached.

Form of Administrative Questionnaire

E-2 - 1

ADMINISTRATIVE DETAILS REPLY FORM - MULTICURRENCY

CONFIDENTIAL

FAX ALONG WITH COMMITMENT LETTER TO:

FAX #

I. Borrower Name:

$	Type of Credit Facility

II. Legal Name of Lender of Record for Signature Page:

• Signing Credit Agreement	YES NO
• Coming in via Assignment	YES NO

III. Type of Lender:

(Bank, Asset Manager, Broker/Dealer, CLO/CDO, Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other – please specify)

IV. Domestic Address:	V. Eurodollar Address:

VI. Contact Information:

Syndicate level information (which may contain material non-public information about the Borrower and its related parties or their respective securities will be made available to the Credit Contact(s). The Credit Contacts identified must be able to receive such information in accordance with his/her institution’s compliance procedures and applicable laws, including Federal and State securities laws.

	Credit Contact	Primary Operations Contact	Secondary Operations Contact

Name:

Title:

Address:

Telephone:

Facsimile:

E Mail Address:

IntraLinks E Mail Address:

Does Secondary Operations Contact need copy of notices?            YES            NO

1	12/2007

ADMINISTRATIVE DETAILS REPLY FORM - MULTICURRENCY

CONFIDENTIAL

	Letter of Credit Contact	Draft Documentation Contact	Legal Counsel

Name:

Title:

Address:

Telephone:

Facsimile:

E Mail Address:

PLEASE CHECK IF YOU CAN FUND IN THE CURRENCIES REQUIRED FOR THIS TRANSACTION LISTED BELOW:

US DOLLAR

VII. Lender’s SWIFT Payment Instructions for [Foreign Currency]:

Pay to:

(Bank Name)

(SWIFT)	(Country)

(Account #)	(Account Name)

(FFC Account #)	(FFC Account Name)

(Attention)

VII. Lender’s SWIFT Payment Instructions for [Foreign Currency]:

Pay to:

(Bank Name)

(SWIFT)	(Country)

(Account #)	(Account Name)

(FFC Account #)	(FFC Account Name)

(Attention)

2	12/2007

ADMINISTRATIVE DETAILS REPLY FORM - MULTICURRENCY

CONFIDENTIAL

VII. Lender’s SWIFT Payment Instructions for [Foreign Currency]:

Pay to:

(Bank Name)

(SWIFT)	(Country)

(Account #)	(Account Name)

(FFC Account #)	(FFC Account Name)

(Attention)

VII. Lender’s SWIFT Payment Instructions for [Foreign Currency]:

Pay to:

(Bank Name)

(SWIFT)	(Country)

(Account #)	(Account Name)

(FFC Account #)	(FFC Account Name)

(Attention)

VIII. Lender’s Standby Letter of Credit, Commercial Letter of Credit, and Bankers’ Acceptance Fed Wire Payment Instructions (if applicable):

Pay to:

(Bank Name)

(ABA #)

(Account #)

(Attention)

IX. Lender’s Fed Wire Payment Instructions:

Pay to:

(Bank Name)

(ABA#)	(City/State)

(Account #)	(Account Name)

(Attention)

3	12/2007

ADMINISTRATIVE DETAILS REPLY FORM - MULTICURRENCY

CONFIDENTIAL

X. Organizational Structure and Tax Status

Please refer to the enclosed withholding tax instructions below and then complete this section accordingly:

Lender Taxpayer Identification Number (TIN):                                -

Tax Withholding Form Delivered to Bank of America*:

             W-9

             W-8BEN

             W-8ECI

             W-8EXP

             W-8IMY

Tax Contact

Name:

Title:

Address:

Telephone:

Facsimile:

E Mail Address:

NON–U.S. LENDER INSTITUTIONS

1. Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting a Form W-8 ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

4	12/2007

ADMINISTRATIVE DETAILS REPLY FORM - MULTICURRENCY

CONFIDENTIAL

2. Flow-Through Entities

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we require an original form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned on or prior to the date on which your institution becomes a lender under this Credit Agreement. Failure to provide the proper tax form when requested will subject your institution to U.S. tax withholding.

*	Additional guidance and instructions as to where to submit this documentation can be found at this link:

XI. Bank of America Payment Instructions:

Pay to:	Bank of America, N.A.
ABA # 026009593
New York, NY
Acct. #
Attn:
Ref:

5	12/2007

EXHIBIT F-1

FORM OF COMPANY GUARANTY

FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, and in consideration of credit and/or financial accommodation heretofore or hereafter from time to time made or granted to Kofax plc, a public limited company incorporated in England and Wales (the “Parent”) and Kofax Holding AG, a company limited by shares incorporated under the laws of Switzerland (“Kofax Switzerland”) by the Lenders under the Credit Agreement (as hereinafter defined), KOFAX, INC., a Delaware corporation (the “Company”, and, together with the Parent and Kofax Switzerland, the “Borrowers” and, each a “Borrower”), as the undersigned Guarantor (in such capacity, the “Guarantor”) hereby furnishes its guaranty (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, this “Guaranty”) of the Guaranteed Obligations (as hereinafter defined) on the      day of         , 2011 to the Administrative Agent (as hereinafter defined) on behalf of itself, each Lender, the L/C Issuer, each Cash Management Bank and each Hedge Bank (collectively, the “Secured Parties”). Reference is made to that certain Credit Agreement, dated as of even date herewith (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” capitalized terms defined therein being used herein as therein defined), among the Borrowers, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) and L/C Issuer.

1. Guaranty. The Guarantor hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of all Obligations of the Parent and of Kofax Switzerland (collectively the “Guaranteed Obligations”). The accounts or records maintained by the Administrative Agent and each other Secured Party shall be conclusive absent manifest error of the amount of the Guaranteed Obligations. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Guarantor hereunder to pay any amount owing with respect to the Guaranteed Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of the Guarantor under this Guaranty, other than, in each case, (i) a defense of payment or performance in full of the Obligations (other than contingent indemnification or expense reimbursement obligations for which no claim has been made) or (ii) any defense arising as a direct result of any action or inaction on the part of the Administrative Agent or any Lender constituting gross negligence or willful misconduct, and the Guarantor hereby irrevocably waives to the extent permitted by applicable Law, any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing (except as set forth in clause (i) or clause (ii) above).

2. No Setoff or Deductions; Taxes; Payments. The Guarantor represents and warrants that it is organized under the laws of the State of Delaware. The Guarantor shall make all payments hereunder without setoff or counterclaim and free and clear of and without deduction for any Taxes unless the Guarantor is compelled by law to make such deduction or withholding. If any such obligation (other than one arising with respect to Excluded Taxes) is imposed upon the Guarantor with respect to any amount payable by it hereunder, the Guarantor will pay to the Administrative Agent for the account of each other Secured Party (or in the case of obligations arising under any Secured Cash Management Agreement or Secured Hedge Agreement, to the applicable Cash Management Bank or Hedge Bank), on the date on which such amount is due and payable hereunder, such additional amount in the applicable currency as shall be reasonably necessary to enable each such Secured Party to receive the same net amount which such Secured Party would have received on such due date had no such obligation been imposed upon the Guarantor. The Guarantor will deliver promptly to Administrative Agent (or in the case of obligations arising under any Secured Cash Management Agreement or Secured Hedge Agreement, to the applicable Cash Management Bank or Hedge Bank) certificates or other valid vouchers for all Taxes or other charges deducted from or paid with respect to payments made by the Guarantor hereunder. The obligations of the Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations (other than contingent indemnification or expense reimbursement obligations for which no claim has been made) and termination of this Guaranty. The obligations hereunder shall not be affected by any acts of any Governmental Authority affecting any Borrower or the Guarantor, including but not limited to any restrictions on the conversion of currency or repatriation or control of funds or any total or partial expropriation of any Borrower’s property other than any such act that has the effect of rendering the obligations hereunder or the performance thereof by the Guarantor illegal or would cause the Guarantor, any Borrower or any other guarantor of any of the Guaranteed Obligations to violate or be unable to comply with any provision of any other Loan Document. All payments hereunder shall be made to the Administrative Agent, for the account of the respective Secured Parties to which such payment is owed, in the applicable currency at the applicable Administrative Agent’s Office and in accordance with the terms of the Credit Agreement (or in the case of obligations arising under any Secured Cash Management Agreement or Secured Hedge Agreement other than following the occurrence of an Event of Default (in which case, Section 8.03 of the Credit Agreement shall control), to the applicable Cash Management Bank or Hedge Bank as specified in the applicable Secured Cash Management Agreement or Secured Hedge Agreement).

3. Rights of Lender. The Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof, but, in each case, subject to the terms of the Credit Agreement: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Secured Parties may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations.

4. Certain Waivers. To the extent permitted by applicable Laws, the Guarantor waives (a) any defense arising by reason of any disability or other similar defense of any Borrower or any other guarantor, or the cessation from any cause whatsoever of the liability of any Borrower; (b) any defense based on any claim that the Guarantor’s obligations exceed or are more burdensome than those of any Borrower; (c) the benefit of any statute of limitations affecting the Guarantor’s liability hereunder; (d) any right to require any Secured Party to proceed against any Borrower, proceed against or exhaust any security for the Guaranteed Obligations, or pursue any other remedy in the Secured Parties’ power whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by the Secured Parties; and (f) any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties, in each case, other than (i) a defense of payment or performance in full of the Obligations (other than contingent indemnification or expense reimbursement obligations for which no claim has been made) or (ii) any defense arising as a result of any action or inaction on the part of the Administrative Agent or any Lender constituting gross negligence or willful misconduct.

Company Guaranty

Subject to the immediately preceding paragraph and to the extent permitted by applicable Laws, the Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations.

For purposes of this paragraph only, references to the “principal” include each of the Parent and Kofax Switzerland and references to the “creditor” include each Secured Party. In accordance with Section 2856 of the California Civil Code, the Guarantor waives all rights and defenses (i) available to the Guarantor by reason of Sections 2787 through 2855, 2899, and 3433 of the California Civil Code, including all rights or defenses the Guarantor may have by reason of protection afforded to the principal with respect to any of the Guaranteed Obligations, or to any other guarantor of any of the Guaranteed Obligations with respect to any of such guarantor’s obligations under its guarantee, in either case in accordance with the antideficiency or other laws of the State of California limiting or discharging the principal’s Indebtedness or such other guarantor’s obligations, including Sections 580a, 580b, 580d and 726 of the California Code of Civil Procedure; and (ii) arising out of an election of remedies by the creditor, even though such election, such as a nonjudicial foreclosure with respect to security for any Guaranteed Obligation (or any obligation of any other guarantor of any of the Guaranteed Obligations), has destroyed the Guarantor’s right of subrogation and reimbursement against the principal (or such other guarantor) by the operation of Section 580d of the California Code of Civil Procedure or otherwise. No other provision of this Guaranty shall be construed as limiting the generality of any of the covenants and waivers set forth in this paragraph. As provided below, this Agreement shall be governed by, and shall be construed and enforced in accordance with the laws of the State of New York. This paragraph is included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Guaranty or to any of the Guaranteed Obligations.

5. Obligations Independent. The obligations of the Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations of any other guarantor, and a separate action may be brought against the Guarantor to enforce this Guaranty whether or not any Borrower or any other Person is joined as a party.

6. Subrogation. The Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under Section 10 of this Guaranty (other than contingent indemnification or expense reimbursement obligations for which no claim has been made) have been paid and performed in full and any commitments of the Lenders or other Secured Parties with respect to the Guaranteed Obligations are terminated. If any amounts are paid to the Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent for application to the Guaranteed Obligations, whether matured or unmatured.

7. Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under Section 10 of this Guaranty (other than contingent indemnification or expense reimbursement obligations for which no claim has been made) are paid in full in cash and any commitments of the Lenders or other Secured Parties with respect to the Guaranteed Obligations are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of any Borrower or the Guarantor or any other guarantor of any Guaranteed Obligations is made, or any Secured Party

Company Guaranty

exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Secured Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not any Lender is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Guarantor under this paragraph shall survive termination of this Guaranty.

8. Subordination. During the continuance of any Triggering Event of Default, the Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrowers owing to the Guarantor and evidenced by an intercompany note in accordance with Section 7.03 of the Credit Agreement, whether now existing or hereafter arising, including but not limited to any obligation of the Borrowers to the Guarantor as subrogee of the Secured Parties or resulting from the Guarantor’s performance under this Guaranty, to the payment in full in cash of all Guaranteed Obligations (other than contingent indemnification or expense reimbursement obligations for which no claim has been made). If the Secured Parties so request after the occurrence of and during the continuance of a Triggering Event of Default, any amounts received by the Guarantor in contravention of the foregoing shall be held by the Guarantor as trustee for the Secured Parties and shall be paid over to the Secured Parties on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of the Guarantor under this Guaranty.

9. Stay of Acceleration. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against the Guarantor, any Borrower or any other guarantor of any Guaranteed Obligations under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Guarantor immediately upon demand by the Secured Parties.

10. Expenses. The Guarantor shall pay on demand all reasonable and documented out-of-pocket expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses), other than any such expense relating to Excluded Taxes, incurred by the Administrative Agent in any way relating to the enforcement or protection of the Secured Parties’ rights under this Guaranty or in respect of the Guaranteed Obligations, including any incurred during any “workout” or restructuring in respect of the Guaranteed Obligations and any incurred in the preservation, protection or enforcement of any rights of any Lender in any proceeding any Debtor Relief Laws, but without duplication of any expenses paid by the Borrowers or any other guarantor pursuant to the Loan Agreement or any other Loan Document. The obligations of the Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

11. Miscellaneous. No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by the Administrative Agent and the Guarantor. No failure by the Secured Parties to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein. Unless otherwise agreed by the Administrative Agent and the Guarantor in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by the Guarantor for the benefit of the Secured Parties or any term or provision thereof.

Company Guaranty

12. Condition of Borrowers. The Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from each Borrower and any other guarantor of any Guaranteed Obligations such information concerning the financial condition, business and operations of such Borrower and any such other guarantor as the Guarantor requires, and that the Secured Parties have no duty, and the Guarantor is not relying on the Secured Parties at any time, to disclose to the Guarantor any information relating to the business, operations or financial condition of any Borrower or any other guarantor of any Guaranteed Obligations (the Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

13. Setoff. If and to the extent any payment on account of the Guaranteed Obligations is then due hereunder and an Event of Default has occurred and is continuing, the Secured Parties may setoff and charge from time to time any amount so due against any or all of the Guarantor’s accounts or deposits with each such Secured Party, irrespective of whether or not such Secured Party shall have made any demand under this Guaranty and although such obligations may be unmatured. Each Secured Party agrees to promptly notify the Guarantor after any exercise of such setoff right, provided that the failure to give such notice shall not affect the validity of such setoff.

14. Representations and Warranties. The Guarantor represents and warrants that (a) it is duly organized and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to execute, deliver and perform this Guaranty, and all necessary corporate authority has been obtained; (b) this Guaranty constitutes the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability; (c) the execution, delivery and performance of this Guaranty does not and will not violate the provisions of any applicable Law, and does not and will not result in the breach of, or constitute a default or require any consent under, any Contractual Obligation to which it is a party or by which it or any of its property may be bound; and (d) all consents, approvals, licenses and authorizations of, and filings and registrations with, any Governmental Authority required under applicable Law for the making and performance of this Guaranty have been obtained or made and are in full force and effect other than those that are required in connection with the exercise of remedies hereunder by any Secured Party.

15. Indemnification and Survival. Without limitation on any other obligations of the Guarantor or remedies of the Secured Parties under this Guaranty, the Guarantor shall, to the fullest extent permitted by Law, indemnify, defend and save and hold harmless the Secured Parties, and each Related Party of any of the Secured Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or the Guarantor or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Guaranty, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Guaranty and the other Loan Documents (including in respect of any matters addressed in Section 2) or (y) in the case of the Hedge Banks and Cash Management Banks and their respective Related Parties only, the administration of the Secured Hedge Agreement and Secured Cash Management Agreements to which they are a party, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of

Company Guaranty

Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) are with respect to any Excluded Taxes. The obligations of the Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and the termination of this Guaranty.

16. GOVERNING LAW; Assignment; Jurisdiction; Notices. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK. This Guaranty shall (a) bind the Guarantor and its successors and assigns, provided that the Guarantor may not assign its rights or obligations under this Guaranty without the prior written consent of the Administrative Agent (and any attempted assignment without such consent shall be void), and (b) inure to the benefit of the Secured Parties and their respective successors and assigns and any Secured Party may, without notice to the Guarantor and without affecting the Guarantor’s obligations hereunder, assign, sell or grant participations in the Guaranteed Obligations and this Guaranty, in whole or in part, in accordance with the Credit Agreement. The Guarantor hereby irrevocably submits to the non exclusive jurisdiction of the Courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any other Loan Document for recognition or enforcement of any judgment, and the Guarantor irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such federal court. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Guaranty shall affect any right that the Administrative Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Guaranty or any other Loan Document against the Guarantor or its properties in the courts of any jurisdiction. The Guarantor hereby waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Guaranty or any other Loan Document in any court referred to above and the Guarantor hereby waives any defense asserting an inconvenient forum in connection therewith. Service of process in connection with such action or proceeding shall be made in the manner provided for notices below. The Guarantor agrees that the Secured Parties may disclose to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations of all or part of the Guaranteed Obligations any and all information in any such Secured Party’s possession concerning the Guarantor, this Guaranty and any security for this Guaranty in accordance with Section 10.07 of the Credit Agreement and only to the extent that such assignment or participation is permitted pursuant to Section 10.06 of the Credit Agreement. All notices and other communications (including any service of process) to the Guarantor under this Guaranty shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier to the Guarantor at its address set forth below or at such other address in the United States as may be specified by the Guarantor in a written notice delivered to the Administrative Agent at the Administrative Agent’s Office.

Company Guaranty

17. WAIVER OF JURY TRIAL; FINAL AGREEMENT. EACH OF THE GUARANTOR AND THE ADMINISTRATIVE AGENT IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY OR THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

18. Severability. Wherever possible, each provision of this Guaranty will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty is prohibited by or invalid under such law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty. Consistent with the foregoing, and notwithstanding any other provision of this Guaranty to the contrary, in the event that any action or proceeding is brought in whatever form and in whatever forum seeking to invalidate the Guarantor’s obligations under this Guaranty under any fraudulent conveyance, fraudulent transfer theory, or similar avoidance theory, whether under state or federal law, the Guarantor, automatically and without any further action being required of the Guarantor or any Secured Party, shall be liable under this Guaranty only for an amount equal to the maximum amount of liability that can be incurred under applicable law by the Guarantor without rendering the obligations of the Guarantor under this Guaranty voidable under applicable law relating to fraudulent conveyance, fraudulent transfer, or any other grounds for avoidance (such highest amount determined hereunder being the Guarantor’s “Maximum Guaranty Amount”), and not for any greater amount, as if the stated amount of this Guaranty as to the Guarantor had instead been the Maximum Guaranty Amount. This Section is intended solely to preserve the rights of the Secured Parties under this Guaranty to the maximum extent not subject to avoidance under applicable law, and neither the Guarantor nor any other Person shall have any right or claim under this Section with respect to the limitation described in this Guaranty, except to the extent necessary so that the obligations of the Guarantor under this Guaranty shall not be rendered voidable under applicable law.

19. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Guarantor in respect of any such sum due from it to the Administrative Agent or any other Secured Party hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of the Guaranty and the Credit Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Secured Party, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Secured Party, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the

Company Guaranty

Agreement Currency so purchased is less than the sum originally due to the applicable Secured Party from the Guarantor in the Agreement Currency, the Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Secured Party against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the applicable Secured Party in such currency, such Secured Party agrees to return the amount of any excess to the Guarantor (or to any other Person who may be entitled thereto under applicable Law).

Company Guaranty

IN WITNESS WHEREOF, each of the parties hereto has caused this Guaranty to be duly executed and delivered by its Responsible Officer as of the date first above written.

KOFAX, INC., as the Guarantor

By:
Name:
Title:

Address:

Company Guaranty

ACCEPTED AND ACKNOWLEDGED:

BANK OF AMERICA, N.A., as the Administrative Agent

By:
Name:
Title:

Address:

Company Guaranty

EXHIBIT F-2

FORM OF DOMESTIC SUBSIDIARY GUARANTY

FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, and in consideration of credit and/or financial accommodation heretofore or hereafter from time to time made or granted to Kofax plc, a public limited company incorporated in England and Wales (the “Parent”), Kofax, Inc., a Delaware corporation (the “Company”) and Kofax Holding AG, a company limited by shares incorporated under the laws of Switzerland (“Kofax Switzerland”, and together with the Parent and the Company, the “Borrowers”) by the Lenders under the Credit Agreement (as hereinafter defined), each of Kofax Components Corporation, a Delaware corporation (“Kofax Components”), Kofax International, Inc., a Delaware corporation (“Kofax International”) and Kofax Holdings Corporation, a Delaware corporation (“Kofax Holdings, and, together with Kofax Components and Kofax International, the “Guarantors”) hereby furnishes its guaranty (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, this “Guaranty”) of the Guaranteed Obligations (as hereinafter defined) on the      day of             , 2011 to Administrative Agent (as hereinafter defined) on behalf of itself, each Lender, the L/C Issuer, each Cash Management Bank and each Hedge Bank (collectively, the “Secured Parties”). Reference is made to that certain Credit Agreement, dated as of even date herewith (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” capitalized terms defined therein being used herein as therein defined), among the Borrowers, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) and L/C Issuer.

1. Guaranty. The Guarantors hereby jointly and severally, absolutely and unconditionally guarantee, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of all Obligations of the Borrowers (collectively the “Guaranteed Obligations”). The accounts or records maintained by the Administrative Agent and each other Secured Party shall be conclusive absent manifest error of the amount of the Guaranteed Obligations. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Guarantors hereunder to pay any amount owing with respect to the Guaranteed Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of the Guarantors under this Guaranty, other than, in each case, (i) a defense of payment or performance in full of the Obligations (other than contingent indemnification or expense reimbursement obligations for which no claim has been made) or (ii) any defense arising as a direct result of any action or inaction on the part of the Administrative Agent or any Lender constituting gross negligence or willful misconduct, and each Guarantor hereby irrevocably waives to the extent permitted by applicable Law, any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing (except as set forth in clause (i) or clause (ii) above).

2. No Setoff or Deductions; Taxes; Payments. Each Guarantor represents and warrants that it is organized under the laws of Delaware. The Guarantors shall make all payments hereunder without setoff or counterclaim and free and clear of and without deduction for any Taxes unless any such

Guarantor is compelled by law to make such deduction or withholding. If any such obligation (other than one arising with respect to Excluded Taxes) is imposed upon any Guarantor with respect to any amount payable by it hereunder, such Guarantor will pay to the Administrative Agent for the account of each other Secured Party (or in the case of obligations arising under any Secured Cash Management Agreement or Secured Hedge Agreement, to the applicable Cash Management Bank or Hedge Bank), on the date on which such amount is due and payable hereunder, such additional amount in the applicable currency as shall be reasonably necessary to enable each such Secured Party to receive the same net amount which such Secured Party would have received on such due date had no such obligation been imposed upon such Guarantor. Each Guarantor will deliver promptly to Administrative Agent (or in the case of obligations arising under any Secured Cash Management Agreement or Secured Hedge Agreement, to the applicable Cash Management Bank or Hedge Bank) certificates or other valid vouchers for all Taxes or other charges deducted from or paid with respect to payments made by such Guarantor hereunder. The obligations of the Guarantors under this paragraph shall survive the payment in full of the Guaranteed Obligations (other than contingent indemnification or expense reimbursement obligations for which no claim has been made) and termination of this Guaranty. The obligations hereunder shall not be affected by any acts of any Governmental Authority affecting any Borrower or any Guarantor, including but not limited to any restrictions on the conversion of currency or repatriation or control of funds or any total or partial expropriation of any Borrower’s property other than any such act that has the effect of rendering the obligations hereunder or the performance thereof by the Guarantors illegal or would cause any Guarantor, any Borrower or any other guarantor of any of the Guaranteed Obligations to violate or be unable to comply with any provision of any other Loan Document. All payments hereunder shall be made to the Administrative Agent, for the account of the respective Secured Parties to which such payment is owed, in the applicable currency at the applicable Administrative Agent’s Office and in accordance with the terms of the Credit Agreement (or in the case of obligations arising under any Secured Cash Management Agreement or Secured Hedge Agreement other than following the occurrence of an Event of Default (in which case, Section 8.03 of the Credit Agreement shall control), to the applicable Cash Management Bank or Hedge Bank as specified in the applicable Secured Cash Management Agreement or Secured Hedge Agreement).

3. Rights of Lender. The Guarantors consent and agree that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof, but, in each case, subject to the terms of the Credit Agreement: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Secured Parties may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations.

4. Certain Waivers. To the extent permitted by applicable Laws, the Guarantors waive (a) any defense arising by reason of any disability or other similar defense of any Borrower, any other Guarantor or any other guarantor, or the cessation from any cause whatsoever of the liability of any Borrower; (b) any defense based on any claim that any Guarantor’s obligations exceed or are more burdensome than those of any Borrower; (c) the benefit of any statute of limitations affecting the Guarantors’ liability hereunder; (d) any right to require any Secured Party to proceed against any Borrower, proceed against or exhaust any security for the Guaranteed Obligations, or pursue any other remedy in the Secured Parties’ power whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by the Secured Parties; and (f) any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties, in each case, other than (i) a defense of payment or performance in full of the Obligations (other than contingent indemnification or expense reimbursement obligations for which no claim has been made) or (ii) any defense arising as a result of any action or inaction on the part of the Administrative Agent or any Lender constituting gross negligence or willful misconduct.

Domestic Subsidiary Guaranty

Subject to the immediately preceding paragraph and to the extent permitted by applicable Laws, the Guarantors expressly waive all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations.

For purposes of this paragraph only, references to the “principal” include each Borrower and references to the “creditor” include each Secured Party. In accordance with Section 2856 of the California Civil Code, the Guarantors waive all rights and defenses (i) available to the Guarantors by reason of Sections 2787 through 2855, 2899, and 3433 of the California Civil Code, including all rights or defenses the Guarantors may have by reason of protection afforded to the principal with respect to any of the Guaranteed Obligations, or to any other guarantor of any of the Guaranteed Obligations with respect to any of such guarantor’s obligations under its guarantee, in either case in accordance with the antideficiency or other laws of the State of California limiting or discharging the principal’s Indebtedness or such other guarantor’s obligations, including Sections 580a, 580b, 580d and 726 of the California Code of Civil Procedure; and (ii) arising out of an election of remedies by the creditor, even though such election, such as a nonjudicial foreclosure with respect to security for any Guaranteed Obligation (or any obligation of any other guarantor of any of the Guaranteed Obligations), has destroyed the Guarantors’ rights of subrogation and reimbursement against the principal (or such other guarantor) by the operation of Section 580d of the California Code of Civil Procedure or otherwise. No other provision of this Guaranty shall be construed as limiting the generality of any of the covenants and waivers set forth in this paragraph. As provided below, this Agreement shall be governed by, and shall be construed and enforced in accordance with the laws of the State of New York. This paragraph is included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Guaranty or to any of the Guaranteed Obligations.

5. Obligations Independent. The obligations of the Guarantors hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations of any other Guarantor or any other guarantor, and a separate action may be brought against the Guarantors to enforce this Guaranty whether or not any Borrower or any other Person is joined as a party.

6. Subrogation. The Guarantors shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments made under this Guaranty until all of the Guaranteed Obligations and any amounts payable under Section 10 of this Guaranty (other than contingent indemnification or expense reimbursement obligations for which no claim has been made) have been paid and performed in full and any commitments of the Lenders or other Secured Parties with respect to the Guaranteed Obligations are terminated. If any amounts are paid to the Guarantors in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent for application to the Guaranteed Obligations, whether matured or unmatured.

7. Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under Section 10 of this Guaranty (other than contingent indemnification or expense reimbursement obligations for which no claim has been made) are paid in full in cash and any commitments of the Lenders or other Secured Parties with respect to the Guaranteed Obligations are terminated. Notwithstanding the foregoing, this Guaranty shall continue in

Domestic Subsidiary Guaranty

full force and effect or be revived, as the case may be, if any payment by or on behalf of any Borrower or the Guarantors or any other guarantor of any Guaranteed Obligations is made, or any Secured Party exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Secured Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not any Lender is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Guarantors under this paragraph shall survive termination of this Guaranty.

8. Subordination. During the continuance of any Triggering Event of Default, each Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrowers owing to such Guarantor and evidenced by an intercompany note in accordance with Section 7.03 of the Credit Agreement, whether now existing or hereafter arising, including but not limited to any obligation of the Borrowers to such Guarantor as subrogee of the Secured Parties or resulting from such Guarantor’s performance under this Guaranty, to the payment in full in cash of all Guaranteed Obligations (other than contingent indemnification or expense reimbursement obligations for which no claim has been made). If the Secured Parties so request after the occurrence of and during the continuance of a Triggering Event of Default, any amounts received by any Guarantor in contravention of the foregoing shall be held by such Guarantor as trustee for the Secured Parties and shall be paid over to the Secured Parties on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of such Guarantor under this Guaranty.

9. Stay of Acceleration. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against any Guarantor, any Borrower or any other guarantor of any Guaranteed Obligations under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Guarantors immediately upon demand by the Secured Parties.

10. Expenses. The Guarantors agree, jointly and severally, to pay on demand all reasonable and documented out-of-pocket expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses), other than any such expense relating to Excluded Taxes, incurred by the Administrative Agent in any way relating to the enforcement or protection of the Secured Parties’ rights under this Guaranty or in respect of the Guaranteed Obligations, including any incurred during any “workout” or restructuring in respect of the Guaranteed Obligations and any incurred in the preservation, protection or enforcement of any rights of any Lender in any proceeding any Debtor Relief Laws, but without duplication of any expenses paid by the Borrowers or any other guarantor pursuant to the Loan Agreement or any other Loan Document. The obligations of the Guarantors under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

11. Miscellaneous. No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by the Administrative Agent and the Guarantors. No failure by the Secured Parties to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein. Unless otherwise agreed by the Administrative Agent and the Guarantors in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by the Guarantors for the benefit of the Secured Parties or any term or provision thereof.

Domestic Subsidiary Guaranty

12. Condition of Borrowers. The Guarantors acknowledge and agree that they have sole responsibility for, and have adequate means of, obtaining from each Borrower and any other guarantor of any Guaranteed Obligations such information concerning the financial condition, business and operations of such Borrower and any such other guarantor as the Guarantors require, and that the Secured Parties have no duty, and the Guarantors are not relying on the Secured Parties at any time, to disclose to the Guarantors any information relating to the business, operations or financial condition of any Borrower or any other guarantor of any Guaranteed Obligations (the Guarantors waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

13. Setoff. If and to the extent any payment on account of the Guaranteed Obligations is then due hereunder and an Event of Default has occurred and is continuing, the Secured Parties may setoff and charge from time to time any amount so due against any or all of the Guarantors’ accounts or deposits with each such Secured Party, irrespective of whether or not such Secured Party shall have made any demand under this Guaranty and although such obligations may be unmatured. Each Secured Party agrees to promptly notify the applicable Guarantor after any exercise of such setoff right, provided that the failure to give such notice shall not affect the validity of such setoff.

14. Representations and Warranties. Each Guarantor represents and warrants that (a) it is duly organized and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to execute, deliver and perform this Guaranty, and all necessary corporate authority has been obtained; (b) this Guaranty constitutes the legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability; (c) the execution, delivery and performance of this Guaranty does not and will not violate the provisions of any applicable Law, and does not and will not result in the breach of, or constitute a default or require any consent under, any Contractual Obligation to which it is a party or by which it or any of its property may be bound; and (d) all consents, approvals, licenses and authorizations of, and filings and registrations with, any Governmental Authority required under applicable Law for the making and performance of this Guaranty have been obtained or made and are in full force and effect other than those that are required in connection with the exercise of remedies hereunder by any Secured Party.

15. Indemnification and Survival. Without limitation on any other obligations of the Guarantors or remedies of the Secured Parties under this Guaranty, the Guarantors shall, to the fullest extent permitted by Law, jointly and severally, indemnify, defend and save and hold harmless the Secured Parties, and each Related Party of any of the Secured Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any Guarantor or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Guaranty, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Guaranty and the other Loan Documents (including in respect of any matters addressed in Section 2) or (y) in the case of the Hedge Banks and Cash Management Banks and their respective Related Parties only, the administration of the Secured Hedge Agreement and Secured Cash Management Agreements to which they are a party, (ii) any

Domestic Subsidiary Guaranty

Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) are with respect to any Excluded Taxes. The obligations of the Guarantors under this paragraph shall survive the payment in full of the Guaranteed Obligations and the termination of this Guaranty.

16. GOVERNING LAW; Assignment; Jurisdiction; Notices. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK. This Guaranty shall (a) bind the Guarantors and their respective successors and assigns, provided that no Guarantor may assign its rights or obligations under this Guaranty without the prior written consent of the Administrative Agent (and any attempted assignment without such consent shall be void), and (b) inure to the benefit of the Secured Parties and their respective successors and assigns and any Secured Party may, without notice to the Guarantors and without affecting the Guarantors’ obligations hereunder, assign, sell or grant participations in the Guaranteed Obligations and this Guaranty, in whole or in part, in accordance with the Credit Agreement. The Guarantors hereby irrevocably submit to the non exclusive jurisdiction of the Courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any other Loan Document for recognition or enforcement of any judgment, and the Guarantor irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such federal court. The Guarantors agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Guaranty shall affect any right that the Administrative Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Guaranty or any other Loan Document against the Guarantors or their respective properties in the courts of any jurisdiction. The Guarantors hereby waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Guaranty or any other Loan Document in any court referred to above and the Guarantors hereby waive any defense asserting an inconvenient forum in connection therewith. Service of process in connection with such action or proceeding shall be made in the manner provided for notices below. The Guarantors agree that the Secured Parties may disclose to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations of all or part of the Guaranteed Obligations any and all information in any such Secured Party’s possession concerning any Guarantor, this Guaranty and any security for this Guaranty in accordance with Section 10.07 of the Credit Agreement and only to the extent that such assignment or participation is permitted pursuant to Section 10.06 of the Credit Agreement. All notices and other communications (including any service of process) to the Guarantors under this Guaranty shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier to each

Domestic Subsidiary Guaranty

Guarantor at its address set forth below or at such other address in the United States as may be specified by any Guarantor in a written notice delivered to the Administrative Agent at the Administrative Agent’s Office.

17. WAIVER OF JURY TRIAL; FINAL AGREEMENT. EACH OF THE GUARANTORS AND THE ADMINISTRATIVE AGENT IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY OR THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

18. Severability. Wherever possible, each provision of this Guaranty will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty is prohibited by or invalid under such law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty. Consistent with the foregoing, and notwithstanding any other provision of this Guaranty to the contrary, in the event that any action or proceeding is brought in whatever form and in whatever forum seeking to invalidate any Guarantor’s obligations under this Guaranty under any fraudulent conveyance, fraudulent transfer theory, or similar avoidance theory, whether under state or federal law, such Guarantor (the “Affected Guarantor”), automatically and without any further action being required of the Affected Guarantor or any Secured Party, shall be liable under this Guaranty only for an amount equal to the maximum amount of liability that can be incurred under applicable law by the Affected Guarantor without rendering the obligations of the Affected Guarantor under this Guaranty voidable under applicable law relating to fraudulent conveyance, fraudulent transfer, or any other grounds for avoidance (such highest amount determined hereunder being the Affected Guarantor’s “Maximum Guaranty Amount”), and not for any greater amount, as if the stated amount of this Guaranty as to the Affected Guarantor had instead been the Maximum Guaranty Amount. This Section is intended solely to preserve the rights of the Secured Parties under this Guaranty to the maximum extent not subject to avoidance under applicable law, and neither the Affected Guarantor nor any other Person shall have any right or claim under this Section with respect to the limitation described in this Guaranty, except to the extent necessary so that the obligations of the Affected Guarantor under this Guaranty shall not be rendered voidable under applicable law.

19. Contribution with Respect to Guaranteed Obligations. (a) To the extent that any Guarantor shall make a payment under this Guaranty of all or any of the Guaranteed Obligations (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by such Guarantor, exceeds the amount which such Guarantor would otherwise have paid if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion that such Guarantor’s Maximum Guaranty Amount (in effect immediately prior to the making of such Guarantor Payment) bore to the aggregate Maximum Guaranty

Domestic Subsidiary Guaranty

Amounts of all of the Guarantors in effect immediately prior to the making of such Guarantor Payment, then, following payment in full of the Guaranteed Obligations and termination of the Commitments, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each of the other Guarantors for the amount of such excess, pro rata, based upon their respective Maximum Guaranty Amounts in effect immediately prior to such Guarantor Payment.

(b) This Section is intended only to define the relative rights of the Guarantors and nothing set forth in this Section is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.

(c) The rights of the parties under this Section shall be exercisable upon the full payment of the Guaranteed Obligations (other than contingent indemnity obligations to the extent no claim giving rise thereto has been asserted) and the termination of the Credit Agreement and the other Loan Documents.

20. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Guarantors in respect of any such sum due from it to the Administrative Agent or any other Secured Party hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of the Guaranty and the Credit Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Secured Party, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Secured Party, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the applicable Secured Party from the Guarantors in the Agreement Currency, the Guarantors agree, as a separate obligation and notwithstanding any such judgment, to indemnify such Secured Party against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the applicable Secured Party in such currency, such Secured Party agrees to return the amount of any excess to the applicable Guarantor (or to any other Person who may be entitled thereto under applicable Law).

Domestic Subsidiary Guaranty

IN WITNESS WHEREOF, each of the parties hereto has caused this Guaranty to be duly executed and delivered by its Responsible Officer as of the date first above written.

KOFAX COMPONENTS CORPORATION, as a Guarantor

By:
Name:
Title:

Address:

KOFAX INTERNATIONAL, INC.,
as a Guarantor

By:
Name:
Title:

Address:

KOFAX HOLDINGS CORPORATION,
as a Guarantor

By:
Name:
Title:

Address:

Domestic Subsidiary Guaranty

ACCEPTED AND ACKNOWLEDGED:

BANK OF AMERICA, N.A., as the Administrative Agent

By:
Name:
Title:

Address:

Domestic Subsidiary Guaranty

EXHIBIT F-3

FORM OF U.K. GUARANTY

FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, and in consideration of credit and/or financial accommodation heretofore or hereafter from time to time made or granted to Kofax plc, a public limited company incorporated in England and Wales (the “Parent”), Kofax, Inc., a Delaware corporation (the “Company”) and Kofax Holding AG, a company limited by shares incorporated under the laws of Switzerland (“Kofax Switzerland”, and together with the Parent and the Company, the “Borrowers”) by the Lenders under the Credit Agreement (as hereinafter defined), each of the Parent, Kofax Investment Ltd., a private limited company incorporated under the laws of England and Wales (“Kofax Investment”), Kofax Holdings International Ltd., a private limited company incorporated under the laws of England and Wales (“Kofax International”) and Kofax U.K. Ltd., a private limited company incorporated under the laws of England and Wales (“Kofax U.K.”, and, together with the Parent, Kofax Investment and Kofax International, the “Guarantors”) hereby furnishes its guaranty (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, this “Guaranty”) of the Guaranteed Obligations (as hereinafter defined) on the      day of             , 2011 to Administrative Agent (as hereinafter defined) on behalf of itself, each Lender, the L/C Issuer, each Cash Management Bank and each Hedge Bank (collectively, the “Secured Parties”). Reference is made to that certain Credit Agreement, dated as of even date herewith (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” capitalized terms defined therein being used herein as therein defined), among the Borrowers, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) and L/C Issuer.

1. Guaranty. The Parent hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of all Obligations of Kofax Switzerland and of the Company (collectively the “Parent Guaranteed Obligations”). Kofax Investment, Kofax International and Kofax U.K. hereby jointly and severally, absolutely and unconditionally guarantee, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of all Obligations of the Parent, of Kofax Switzerland and of the Company (collectively the “U.K. Subsidiary Guaranteed Obligations”, and collectively with the Parent Guaranteed Obligations, the “Guaranteed Obligations”). The accounts or records maintained by the Administrative Agent and each other Secured Party shall be conclusive absent manifest error of the amount of the Guaranteed Obligations. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Guarantors hereunder to pay any amount owing with respect to their respective Guaranteed Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of the Guarantors under this Guaranty, other than, in each case, (i) a defense of payment or performance in full of the Obligations (other than contingent indemnification or expense reimbursement obligations for which no claim has been made) or (ii) any defense arising as a direct result of any action or inaction on the part of the Administrative Agent or any Lender constituting gross negligence or willful misconduct, and each Guarantor hereby irrevocably waives to the extent permitted by applicable Law, any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing (except as set forth in clause (i) or clause (ii) above).

2. No Setoff or Deductions; Taxes; Payments. Each Guarantor represents and warrants that it is incorporated under the laws of England and Wales. The Guarantors shall make all payments hereunder without setoff or counterclaim and free and clear of and without deduction for any Taxes unless any such Guarantor is compelled by law to make such deduction or withholding. If any such obligation (other than one arising with respect to Excluded Taxes) is imposed upon any Guarantor with respect to any amount payable by it hereunder, such Guarantor will pay to the Administrative Agent for the account of each other Secured Party (or in the case of obligations arising under any Secured Cash Management Agreement or Secured Hedge Agreement, to the applicable Cash Management Bank or Hedge Bank), on the date on which such amount is due and payable hereunder, such additional amount in the applicable currency as shall be reasonably necessary to enable each such Secured Party to receive the same net amount which such Secured Party would have received on such due date had no such obligation been imposed upon such Guarantor. Each Guarantor will deliver promptly to Administrative Agent (or in the case of obligations arising under any Secured Cash Management Agreement or Secured Hedge Agreement, to the applicable Cash Management Bank or Hedge Bank) certificates or other valid vouchers for all Taxes or other charges deducted from or paid with respect to payments made by such Guarantor hereunder. The obligations of the Guarantors under this paragraph shall survive the payment in full of the Guaranteed Obligations (other than contingent indemnification or expense reimbursement obligations for which no claim has been made) and termination of this Guaranty. The obligations hereunder shall not be affected by any acts of any Governmental Authority affecting any Borrower or any Guarantor, including but not limited to any restrictions on the conversion of currency or repatriation or control of funds or any total or partial expropriation of any Borrower’s property other than any such act that has the effect of rendering the obligations hereunder or the performance thereof by the Guarantors illegal or would cause any Guarantor, any Borrower or any other guarantor of any of the Guaranteed Obligations to violate or be unable to comply with any provision of any other Loan Document. All payments hereunder shall be made to the Administrative Agent, for the account of the respective Secured Parties to which such payment is owed, in the applicable currency at the applicable Administrative Agent’s Office and in accordance with the terms of the Credit Agreement (or in the case of obligations arising under any Secured Cash Management Agreement or Secured Hedge Agreement other than following the occurrence of an Event of Default (in which case, Section 8.03 of the Credit Agreement shall control), to the applicable Cash Management Bank or Hedge Bank as specified in the applicable Secured Cash Management Agreement or Secured Hedge Agreement).

3. Rights of Lender. The Guarantors consent and agree that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof, but, in each case, subject to the terms of the Credit Agreement: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Secured Parties may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations.

4. Certain Waivers. To the extent permitted by applicable Laws, the Guarantors waive (a) any defense arising by reason of any disability or other similar defense of any Borrower, any other Guarantor or any other guarantor, or the cessation from any cause whatsoever of the liability of any Borrower; (b) any defense based on any claim that any Guarantor’s obligations exceed or are more

U.K. Guaranty

burdensome than those of any Borrower; (c) the benefit of any statute of limitations affecting the Guarantors’ liability hereunder; (d) any right to require any Secured Party to proceed against any Borrower, proceed against or exhaust any security for the Guaranteed Obligations, or pursue any other remedy in the Secured Parties’ power whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by the Secured Parties; and (f) any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties, in each case, other than (i) a defense of payment or performance in full of the Obligations (other than contingent indemnification or expense reimbursement obligations for which no claim has been made) or (ii) any defense arising as a result of any action or inaction on the part of the Administrative Agent or any Lender constituting gross negligence or willful misconduct.

Subject to the immediately preceding paragraph and to the extent permitted by applicable Laws, the Guarantors expressly waive all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations.

For purposes of this paragraph only, references to the “principal” include each Borrower and references to the “creditor” include each Secured Party. In accordance with Section 2856 of the California Civil Code, the Guarantors waive all rights and defenses (i) available to the Guarantors by reason of Sections 2787 through 2855, 2899, and 3433 of the California Civil Code, including all rights or defenses the Guarantors may have by reason of protection afforded to the principal with respect to any of the Guaranteed Obligations, or to any other guarantor of any of the Guaranteed Obligations with respect to any of such guarantor’s obligations under its guarantee, in either case in accordance with the antideficiency or other laws of the State of California limiting or discharging the principal’s Indebtedness or such other guarantor’s obligations, including Sections 580a, 580b, 580d and 726 of the California Code of Civil Procedure; and (ii) arising out of an election of remedies by the creditor, even though such election, such as a nonjudicial foreclosure with respect to security for any Guaranteed Obligation (or any obligation of any other guarantor of any of the Guaranteed Obligations), has destroyed the Guarantors’ rights of subrogation and reimbursement against the principal (or such other guarantor) by the operation of Section 580d of the California Code of Civil Procedure or otherwise. No other provision of this Guaranty shall be construed as limiting the generality of any of the covenants and waivers set forth in this paragraph. As provided below, this Agreement shall be governed by, and shall be construed and enforced in accordance with the laws of the State of New York. This paragraph is included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Guaranty or to any of the Guaranteed Obligations.

5. Obligations Independent. The obligations of the Guarantors hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations of any other Guarantor or any other guarantor, and a separate action may be brought against the Guarantors to enforce this Guaranty whether or not any Borrower or any other Person is joined as a party.

6. Subrogation. The Guarantors shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments made under this Guaranty until all of the Guaranteed Obligations and any amounts payable under Section 10 of this Guaranty (other than contingent indemnification or expense reimbursement obligations for which no claim has been made) have been paid and performed in full and any commitments of the Lenders or other Secured Parties with respect to the Guaranteed Obligations are terminated. If any amounts are paid to the Guarantors in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent for application to the Guaranteed Obligations, whether matured or unmatured.

U.K. Guaranty

7. Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under Section 10 of this Guaranty (other than contingent indemnification or expense reimbursement obligations for which no claim has been made) are paid in full in cash and any commitments of the Lenders or other Secured Parties with respect to the Guaranteed Obligations are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of any Borrower or the Guarantors or any other guarantor of any Guaranteed Obligations is made, or any Secured Party exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Secured Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not any Lender is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Guarantors under this paragraph shall survive termination of this Guaranty.

8. Subordination. During the continuance of any Triggering Event of Default, each Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrowers owing to such Guarantor and evidenced by an intercompany note in accordance with Section 7.03 of the Credit Agreement, whether now existing or hereafter arising, including but not limited to any obligation of the Borrowers to such Guarantor as subrogee of the Secured Parties or resulting from such Guarantor’s performance under this Guaranty, to the payment in full in cash of all Guaranteed Obligations (other than contingent indemnification or expense reimbursement obligations for which no claim has been made). If the Secured Parties so request after the occurrence of and during the continuance of a Triggering Event of Default, any amounts received by any Guarantor in contravention of the foregoing shall be held by such Guarantor as trustee for the Secured Parties and shall be paid over to the Secured Parties on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of such Guarantor under this Guaranty.

9. Stay of Acceleration. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against any Guarantor, any Borrower or any other guarantor of any Guaranteed Obligations under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Guarantors immediately upon demand by the Secured Parties.

10. Expenses. The Guarantors agree, jointly and severally, to pay on demand all reasonable and documented out-of-pocket expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses), other than any such expense relating to Excluded Taxes, incurred by the Administrative Agent in any way relating to the enforcement or protection of the Secured Parties’ rights under this Guaranty or in respect of the Guaranteed Obligations, including any incurred during any “workout” or restructuring in respect of the Guaranteed Obligations and any incurred in the preservation, protection or enforcement of any rights of any Lender in any proceeding any Debtor Relief Laws, but without duplication of any expenses paid by the Borrowers or any other guarantor pursuant to the Loan Agreement or any other Loan Document. The obligations of the Guarantors under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

U.K. Guaranty

11. Miscellaneous. No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by the Administrative Agent and the Guarantors. No failure by the Secured Parties to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein. Unless otherwise agreed by the Administrative Agent and the Guarantors in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by the Guarantors for the benefit of the Secured Parties or any term or provision thereof.

12. Condition of Borrowers. The Guarantors acknowledge and agree that they have sole responsibility for, and have adequate means of, obtaining from each Borrower and any other guarantor of any Guaranteed Obligations such information concerning the financial condition, business and operations of such Borrower and any such other guarantor as the Guarantors require, and that the Secured Parties have no duty, and the Guarantors are not relying on the Secured Parties at any time, to disclose to the Guarantors any information relating to the business, operations or financial condition of any Borrower or any other guarantor of any Guaranteed Obligations (the Guarantors waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

13. Setoff. If and to the extent any payment on account of the Guaranteed Obligations is then due hereunder and an Event of Default has occurred and is continuing, the Secured Parties may setoff and charge from time to time any amount so due against any or all of the Guarantors’ accounts or deposits with each such Secured Party, irrespective of whether or not such Secured Party shall have made any demand under this Guaranty and although such obligations may be unmatured. Each Secured Party agrees to promptly notify the applicable Guarantor after any exercise of such setoff right, provided that the failure to give such notice shall not affect the validity of such setoff.

14. Representations and Warranties. Each Guarantor represents and warrants that (a) it is duly incorporated and validly existing under the laws of England and Wales and has all requisite corporate power and authority to execute, deliver and perform this Guaranty, and all necessary corporate authority has been obtained; (b) this Guaranty constitutes the legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability; (c) the execution, delivery and performance of this Guaranty does not and will not violate the provisions of any applicable Law, and does not and will not result in the breach of, or constitute a default or require any consent under, any Contractual Obligation to which it is a party or by which it or any of its property may be bound; and (d) all consents, approvals, licenses and authorizations of, and filings and registrations with, any Governmental Authority required under applicable Law for the making and performance of this Guaranty have been obtained or made and are in full force and effect other than those that are required in connection with the exercise of remedies hereunder by any Secured Party.

15. Indemnification and Survival. Without limitation on any other obligations of the Guarantors or remedies of the Secured Parties under this Guaranty, the Guarantors shall, to the fullest extent permitted by Law, jointly and severally, indemnify, defend and save and hold harmless the Secured Parties, and each Related Party of any of the Secured Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any

U.K. Guaranty

Indemnitee by any third party or by any Borrower or any Guarantor or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Guaranty, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Guaranty and the other Loan Documents (including in respect of any matters addressed in Section 2) or (y) in the case of the Hedge Banks and Cash Management Banks and their respective Related Parties only, the administration of the Secured Hedge Agreement and Secured Cash Management Agreements to which they are a party, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) are with respect to any Excluded Taxes. The obligations of the Guarantors under this paragraph shall survive the payment in full of the Guaranteed Obligations and the termination of this Guaranty.

16. GOVERNING LAW; Assignment; Jurisdiction; Notices. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK. This Guaranty shall (a) bind the Guarantors and their respective successors and assigns, provided that no Guarantor may assign its rights or obligations under this Guaranty without the prior written consent of the Administrative Agent (and any attempted assignment without such consent shall be void), and (b) inure to the benefit of the Secured Parties and their respective successors and assigns and any Secured Party may, without notice to the Guarantors and without affecting the Guarantors’ obligations hereunder, assign, sell or grant participations in the Guaranteed Obligations and this Guaranty, in whole or in part, in accordance with the Credit Agreement. The Guarantors hereby irrevocably submit to the non exclusive jurisdiction of the Courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any other Loan Document for recognition or enforcement of any judgment, and the Guarantor irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such federal court. The Guarantors agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Guaranty shall affect any right that the Administrative Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Guaranty or any other Loan Document against the Guarantors or their respective properties in the courts of any jurisdiction. The Guarantors hereby waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Guaranty or any other Loan Document in any court referred to above and the Guarantors hereby waive any defense asserting an inconvenient forum in connection

U.K. Guaranty

therewith. Service of process in connection with such action or proceeding shall be made in the manner provided for notices below. The Guarantors agree that the Secured Parties may disclose to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations of all or part of the Guaranteed Obligations any and all information in any such Secured Party’s possession concerning any Guarantor, this Guaranty and any security for this Guaranty in accordance with Section 10.07 of the Credit Agreement and only to the extent that such assignment or participation is permitted pursuant to Section 10.06 of the Credit Agreement. All notices and other communications (including any service of process) to the Guarantors under this Guaranty shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier to each Guarantor at its address set forth below or at such other address in the United States as may be specified by any Guarantor in a written notice delivered to the Administrative Agent at the Administrative Agent’s Office.

17. WAIVER OF JURY TRIAL; FINAL AGREEMENT. EACH OF THE GUARANTORS AND THE ADMINISTRATIVE AGENT IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY OR THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

18. Severability. Wherever possible, each provision of this Guaranty will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty is prohibited by or invalid under such law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty. Consistent with the foregoing, and notwithstanding any other provision of this Guaranty to the contrary, in the event that any action or proceeding is brought in whatever form and in whatever forum seeking to invalidate any Guarantor’s obligations under this Guaranty under any fraudulent conveyance, fraudulent transfer theory, or similar avoidance theory, whether under state or federal law, such Guarantor (the “Affected Guarantor”), automatically and without any further action being required of the Affected Guarantor or any Secured Party, shall be liable under this Guaranty only for an amount equal to the maximum amount of liability that can be incurred under applicable law by the Affected Guarantor without rendering the obligations of the Affected Guarantor under this Guaranty voidable under applicable law relating to fraudulent conveyance, fraudulent transfer, or any other grounds for avoidance (such highest amount determined hereunder being the Affected Guarantor’s “Maximum Guaranty Amount”), and not for any greater amount, as if the stated amount of this Guaranty as to the Affected Guarantor had instead been the Maximum Guaranty Amount. This Section is intended solely to preserve the rights of the Secured Parties under this Guaranty to the maximum extent not subject to avoidance under applicable law, and neither the Affected Guarantor nor any other Person shall have any right or claim under this Section with respect to the limitation described in this Guaranty, except to the extent necessary so that the obligations of the Affected Guarantor under this Guaranty shall not be

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rendered voidable under applicable law. Without prejudice to the generality of the foregoing, this Guaranty shall not apply to any liability to the extent that it would result in this Guaranty constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006 (as enacted in England and Wales).

19. Contribution with Respect to Guaranteed Obligations. (a) To the extent that any Guarantor shall make a payment under this Guaranty of all or any of the Guaranteed Obligations (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by such Guarantor, exceeds the amount which such Guarantor would otherwise have paid if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion that such Guarantor’s Maximum Guaranty Amount bore to the aggregate Maximum Guaranty Amounts of all of the Guarantors in effect immediately prior to the making of such Guarantor Payment, then, following payment in full of the Guaranteed Obligations and termination of the Commitments, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each of the other Guarantors for the amount of such excess, pro rata, based upon their respective Maximum Guaranty Amounts in effect immediately prior to such Guarantor Payment.

(b) This Section is intended only to define the relative rights of the Guarantors and nothing set forth in this Section is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.

(c) The rights of the parties under this Section shall be exercisable upon the full payment of the Guaranteed Obligations (other than contingent indemnity obligations to the extent no claim giving rise thereto has been asserted) and the termination of the Credit Agreement and the other Loan Documents.

20. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Guarantors in respect of any such sum due from it to the Administrative Agent or any other Secured Party hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of the Guaranty and the Credit Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Secured Party, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Secured Party, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the applicable Secured Party from the Guarantors in the Agreement Currency, the Guarantors agree, as a separate obligation and notwithstanding any such judgment, to indemnify such Secured Party against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the applicable Secured Party in such currency, such Secured Party agrees to return the amount of any excess to the applicable Guarantor (or to any other Person who may be entitled thereto under applicable Law).

U.K. Guaranty

IN WITNESS WHEREOF, each of the parties hereto has caused this Guaranty to be duly executed and delivered by its Responsible Officer as of the date first above written.

KOFAX PLC,
as a Guarantor

By:
Name:
Title:

Address:

KOFAX INVESTMENT LTD., as a Guarantor

By:
Name:
Title:

Address:

KOFAX HOLDINGS INTERNATIONAL LTD., as a Guarantor

By:
Name:
Title:

Address:

KOFAX U.K. LTD., as a Guarantor

By:
Name:
Title:

Address:

U.K. Guaranty

ACCEPTED AND ACKNOWLEDGED:

BANK OF AMERICA, N.A., as the Administrative Agent

By:
Name:
Title:

Address:

U.K. Guaranty

EXHIBIT G

PLEDGE AND SECURITY AGREEMENT

This PLEDGE AND SECURITY AGREEMENT, dated as of [                ], 2011 (as amended, supplemented, amended and restated or otherwise modified from time to time, this “Security Agreement”), is made by KOFAX, INC., a Delaware corporation (the “Company”), KOFAX HOLDINGS CORPORATION, a Delaware corporation (“Kofax Holdings”), KOFAX COMPONENTS CORPORATION, a Delaware corporation (“Kofax Components”), KOFAX INTERNATIONAL, INC., a Delaware corporation (“Kofax International”) and each other Domestic Subsidiary (terms used in the preamble and the recitals have the definitions set forth in or incorporated by reference in Article I) from time to time party to this Security Agreement (each individually, a “Grantor” and collectively, the “Grantors”), in favor of BANK OF AMERICA, N.A., as the administrative agent (together with its successor(s) thereto in such capacity, the “Administrative Agent”) for each of the Secured Parties.

W I T N E S S E T H :

WHEREAS, pursuant to a Credit Agreement, dated as of [                ], 2011 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Parent, Kofax Switzerland, the Lenders from time to time party thereto, the Administrative Agent and the L/C Issuer, the Lenders have extended Commitments to make Loans to the Borrowers;

WHEREAS, pursuant to a Guaranty, dated as of the date hereof (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Company Guaranty”), the Company has guaranteed all Obligations of the Parent and of Kofax Switzerland under the Credit Agreement and under any Secured Cash Management Agreements and Secured Hedge Agreements;

WHEREAS, pursuant to a Guaranty, dated as of the date hereof (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Domestic Subsidiary Guaranty”), each of Kofax Holdings, Kofax Components and Kofax International has guaranteed all Obligations of the Borrowers under the Credit Agreement and under any Secured Cash Management Agreements and Secured Hedge Agreements;

WHEREAS, as a condition precedent to the making of the Loans and the issuance of Letters of Credit under the Credit Agreement, each Grantor is required to execute and deliver this Security Agreement;

US Pledge and Security Agreement

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Lenders and the L/C Issuer to make Credit Extensions to the Borrowers and to induce the Secured Parties to enter into Secured Hedge Agreements and Secured Cash Management Agreements, each Grantor agrees, for the benefit of each Secured Party, as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Certain Terms. The following terms (whether or not underscored) when used in this Security Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Administrative Agent” is defined in the preamble.

“Collateral” is defined in Section 2.1.

“Collateral Account” is defined in clause (b) of Section 4.3.

“Company” is defined in the preamble.

“Company Guaranty” is defined in the second recital.

“Computer Hardware and Software Collateral” means all of the Grantors’ right, title and interest throughout the world in and to:

(a) all computer and other electronic data processing hardware, integrated computer systems, central processing units, memory units, display terminals, printers, features, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories and all peripheral devices and other related computer hardware, including all operating system software, utilities and application programs in whatsoever form;

(b) all software programs (including source code, object code and all related applications and data files), designed for use on the computers and electronic data processing hardware described in clause (a) above;

(c) all firmware associated therewith;

(d) all documentation (including flow charts, logic diagrams, manuals, guides, specifications, training materials, charts and pseudo codes) with respect to such hardware, software and firmware described in the preceding clauses (a) through (c); and

(e) all rights with respect to all of the foregoing, including copyrights, licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications and any substitutions, replacements, improvements, error corrections, updates, additions or model conversions of any of the foregoing.

“Control Agreement” means an authenticated record in form and substance reasonably satisfactory to the Administrative Agent that provides for the Administrative Agent to have “control” (as defined in the UCC) over certain Collateral.

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“Copyright Collateral” means all of the Grantors’ right, title and interest throughout the world in and to:

(a) all copyrights, registered or unregistered and whether published or unpublished, now or hereafter in force including copyrights registered in the United States Copyright Office and corresponding offices in other countries of the world, all pending applications for registration thereof, and all extensions and renewals of the foregoing (“Copyrights”), including the Copyrights which are the subject of a registration or application referred to in Item A of Schedule V;

(b) all express or implied Copyright licenses and other agreements for the grant by or to such Grantor of any right to use any items of the type referred to in clause (a) above (each a “Copyright License”), including each Copyright License referred to in Item B of Schedule V;

(c) the right to sue for past, present and future infringements of any of the Copyrights owned by such Grantor, and for breach or enforcement of any Copyright License; and

(d) all proceeds of, and rights associated with, the foregoing (including Proceeds, licenses, royalties, income, payments, claims, damages and proceeds of infringement suits).

“Credit Agreement” is defined in the first recital.

“Distributions” means all dividends paid on Pledged Equity Interests, liquidating dividends paid on Pledged Equity Interests, shares (or other designations) of Pledged Equity Interests resulting from (or in connection with the exercise of) stock splits, reclassifications, warrants, options, non-cash dividends, mergers, consolidations, and all other distributions (whether similar or dissimilar to the foregoing) on or with respect to any Pledged Equity Interests constituting Collateral.

“Domestic Subsidiary Guaranty” is defined in the third recital.

“Excluded Accounts” means (i) any deposit account, the balance of which consists of (a) withheld income taxes and federal, state or local employment taxes in such amounts as are required in the reasonable discretion of any Grantor to be paid to the IRS or state or local government agencies with respect to employees of any Grantor and (b) amounts required to be paid over to an employee benefit plan pursuant to Department of Labor Reg. Sec. 2510.3-102 (or any successor or similar regulations) on behalf of or for the benefit of employees of any Grantor, (ii) any segregated deposit accounts constituting (and the balance of which consists of funds set aside in connection with) tax accounts, payroll accounts, trust accounts and other fiduciary accounts and (iii) any other deposit accounts, the aggregate balance of which does not exceed the Threshold Amount at any time.

“Excluded Property” means (i) Investment Property consisting of Equity Interests of a Foreign Subsidiary in excess of 66% of the voting Equity Interests of each such Foreign Subsidiary, except that such 66% limitation shall not apply to a Foreign Subsidiary that (x) is

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treated as a partnership under the Code or (y) is not treated as an entity that is separate from (A) such Grantor; (B) any Person that is treated as a partnership under the Code or (C) any “United States person” (as defined in Section 7701(a)(30) of the Code); (ii) any asset, the granting of a security interest in which would be void or illegal under any applicable governmental Law, rule or regulation, or pursuant thereto would result in, or permit the termination of, such asset; (iii) any permit, license, General Intangible or Contractual Obligation entered into by any Grantor (A) that prohibits or requires the consent of any Person other than such Grantor which has not been obtained as a condition to the creation by such Grantor of a Lien on any right, title or interest in such permit, license, General Intangible or Contractual Obligation or any Equity Interests related thereto, (B) to the extent that any applicable Law prohibits the creation of a Lien thereon or (C) to the extent that a Lien granted thereon would cause such Grantor’s rights in or with respect to such permit, license, General Intangible or Contractual Obligation to be forfeited or to become void, voidable, terminable or revocable, or would cause such Grantor to have breached, violated or defaulted in respect thereof, but only, with respect to the prohibition in (A), (B) and (C), to the extent, and for as long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC or any other applicable Law; (iv) property owned by any Grantor that is subject to a purchase money Lien or a capital lease permitted under the Credit Agreement so long as the Contractual Obligation pursuant to which such Lien is granted (or in the document providing for such capital lease) prohibits or requires the consent of any Person other than such Grantor which has not been obtained as a condition to the creation of any other Lien on such equipment; (v) any “intent to use” Trademark applications for which a statement of use has not been filed (but only until such statement is filed); (vi) any vehicle or other item of equipment of any Grantor that is covered by a certificate of title; (vii) any farm products or as-extracted collateral of any Grantor; (viii) any Excluded Accounts; (ix) any real property owned by any Grantor; and (x) any Commercial Tort Claims not listed on Item I of Schedule II (as such schedule may be amended or supplemented from time to time) and where the amount of damages reasonably expected to be claimed exceeds the Threshold Amount; provided, however, “Excluded Property” shall not include any proceeds, products, substitutions or replacements of Excluded Property (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Property).

“Filing Statements” is defined in clause (b) of Section 3.7.

“Grantor” and “Grantors” are defined in the preamble.

“Intellectual Property” means Trademarks, Patents, Copyrights, Trade Secrets and all other similar types of intellectual property under any Law, statutory provision or common Law doctrine in the United States or anywhere else in the world.

“Intellectual Property Collateral” means, collectively, the Computer Hardware and Software Collateral, the Copyright Collateral, the Patent Collateral, the Trademark Collateral and the Trade Secrets Collateral.

“Kofax Components” is defined in the preamble.

“Kofax Holdings” is defined in the preamble.

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“Kofax International” is defined in the preamble.

“Owned Intellectual Property Collateral” means all Intellectual Property that is necessary for or used in the conduct of each Grantor’s business as it is currently conducted that is (a) not licensed to a Grantor pursuant to a Trademark License, Patent License or Copyright License set forth in Schedules III, IV or V; and (b) not in the public domain.

“Patent Collateral” means all of the Grantors’ right, title and interest throughout the world in and to:

(a) inventions and discoveries, whether patentable or not, all letters patent and applications for letters patent in the United States Patent and Trademark Office and any corresponding office in any other jurisdiction in the world, including all patent applications in preparation for filing, including all reissues, divisionals, continuations, continuations-in-part, extensions and reexaminations of any of the foregoing (“Patents”), including each Patent and Patent application referred to in Item A of Schedule III;

(b) all Patent licenses, and other agreements for the grant by or to such Grantor of any right to use any items of the type referred to in clause (a) above (each a “Patent License”), including each Patent License referred to in Item B of Schedule III;

(c) the right to sue third parties for past, present and future infringements of any Patent or Patent application, and for breach or enforcement of any Patent License; and

(d) all proceeds of, and rights associated with, the foregoing (including Proceeds, licenses, royalties, income, payments, claims, damages and proceeds of infringement suits).

“Pledged Equity Interests” means any Equity Interests of any Person that are not Excluded Property.

“Secured Obligations” means, collectively, (a) all Obligations of the Borrowers under the Loan Documents (including all Guaranteed Obligations of the Company under the Company Guaranty) and (b) all Guaranteed Obligations of the Guarantors under the Domestic Subsidiary Guaranty.

“Secured Parties” means, collectively, the Administrative Agent, each Lender, the L/C Issuer, each Cash Management Bank and each Hedge Bank.

“Security Agreement” is defined in the preamble.

“Specified Default” means (a) an Event of Default or (b) a Default under Section 8.01(f) or (g) of the Credit Agreement.

“Termination Date” means the date on which all Secured Obligations (other than contingent indemnification or expense reimbursement obligations for which no claim has been made) have been paid in full in cash, all Letters of Credit have been terminated or expired (or

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Cash Collateralized), all Secured Hedge Agreements and Secured Cash Management Agreements have been terminated or, with respect to any Secured Hedge Agreement, a letter of credit or cash collateral has been provided to the applicable Hedge Bank in an amount equal to such Hedge Bank’s notional exposure, if any, under such Secured Hedge Agreement, and all Commitments shall have been terminated.

“Trademark Collateral” means all of the Grantors’ right, title and interest throughout the world in and to:

(a) (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, certification marks, collective marks, logos and other source or business identifiers, and all goodwill of the business associated therewith, whether currently in use or not, all registrations and all pending applications in connection therewith, in the United States Patent and Trademark Office and corresponding offices in any other jurisdiction in the world, and any common-law rights relating to the foregoing, and (ii) the right to obtain all extensions or renewals of the foregoing (collectively referred to as “Trademarks”), including those Trademarks referred to in Item A of Schedule IV;

(b) all Trademark licenses and other agreements for the grant by or to such Grantor of any right to use any Trademark (each a “Trademark License”), including each Trademark License referred to in Item B of Schedule IV; and

(c) all of the goodwill of the business connected with the use of, and symbolized by the Trademarks described in clause (a) and, to the extent applicable, clause (b);

(d) the right to sue third parties for past, present and future infringements or dilution of the Trademarks described in clause (a) and, to the extent applicable, clause (b) or for any injury to the goodwill associated with the use of any such Trademark or for breach or enforcement of any Trademark License; and

(e) all proceeds of, and rights associated with, the foregoing (including Proceeds, licenses, royalties, income, payments, claims, damages and proceeds of infringement suits).

“Trade Secrets Collateral” means all of the Grantors’ right, title and interest throughout the world in and to (a) all common Law and statutory trade secrets and all other confidential, proprietary or useful information and all know-how (collectively referred to as “Trade Secrets”) obtained by or used in or contemplated at any time for use in the business of a Grantor, whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating or referring in any way to such Trade Secret, (b) all Trade Secret licenses and other agreements for the grant by or to such Grantor of any right to use any Trade Secret (each a “Trade Secret License”) including the right to sue for and to enjoin and to collect damages for the actual or threatened misappropriation of any Trade Secret and for the breach or enforcement of any such Trade Secret License, and (d) all proceeds of, and rights associated with, the foregoing (including Proceeds, licenses, royalties, income, payments, claims, damages and proceeds of infringement suits).

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SECTION 1.2. Credit Agreement Definitions. Unless otherwise defined herein, capitalized terms used in this Security Agreement, including its preamble and recitals, have the meanings provided in the Credit Agreement.

SECTION 1.3. UCC Definitions. When used herein the terms Account, Certificated Securities, Chattel Paper, Commercial Tort Claim, Commodity Account, Commodity Contract, Deposit Account, Document, Electronic Chattel Paper, Equipment, General Intangibles, Goods, Instrument, Inventory, Investment Property, Letter-of-Credit Rights, Payment Intangibles, Proceeds, Promissory Notes, Securities Account, Security Entitlement, Supporting Obligations and Uncertificated Securities have the meaning provided in Article 8 or Article 9, as applicable, of the Uniform Commercial Code (the “UCC”). Letters of Credit has the meaning provided in Section 5-102 of the UCC.

SECTION 1.4. Other Interpretative Provisions. Section 1.02 of the Credit Agreement is hereby incorporated by reference.

ARTICLE II

SECURITY INTEREST

SECTION 2.1. Grant of Security Interest. Each Grantor hereby grants to the Administrative Agent, for its benefit and the ratable benefit of each other Secured Party, a continuing security interest in all of such Grantor’s right, title and interest in the following property, whether now or hereafter existing, owned or acquired by such Grantor, and wherever located, (collectively, the “Collateral” which, for the avoidance of doubt, shall not include any Excluded Property):

(a) Accounts;

(b) Chattel Paper;

(c) Commercial Tort Claims listed on Item I of Schedule II (as such schedule may be amended or supplemented from time to time);

(d) Deposit Accounts;

(e) Documents;

(f) General Intangibles;

(g) Goods;

(h) Instruments;

(i) Investment Property;

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(j) Intellectual Property Collateral;

(k) Letter-of-Credit Rights and Letters of Credit;

(l) Supporting Obligations;

(m) all books and records relating to, used or useful in connection with, evidencing, embodying, incorporating or referring to, any of the foregoing in this Section;

(n) all Proceeds of the foregoing; and

(o) all other property and rights of every kind and description and interests therein.

Notwithstanding the foregoing, the term “Collateral” shall not include, and the grant of a security interest as provided hereunder shall not extend to, any Excluded Property.

SECTION 2.2. Security for Secured Obligations. This Security Agreement and the Collateral in which the Administrative Agent for the benefit of the Secured Parties is granted a security interest hereunder secures the payment and performance of all of the Secured Obligations.

SECTION 2.3. Grantors Remain Liable. Anything herein to the contrary notwithstanding:

(a) the Grantors will remain liable under the contracts and agreements included in the Collateral to the extent set forth therein, and will perform all of their duties and obligations under such contracts and agreements to the same extent as if this Security Agreement had not been executed;

(b) the exercise by the Administrative Agent of any of its rights hereunder will not release any Grantor from any of its duties or obligations under any such contracts or agreements included in the Collateral; and

(c) no Secured Party will have any obligation or liability under any contracts or agreements included in the Collateral by reason of this Security Agreement, nor will any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

SECTION 2.4. Distributions on Pledged Shares. In the event that any Distribution is not prohibited to be paid by Section 7.06 of the Credit Agreement, such Distribution or payment may be paid directly to the applicable Grantor. If any Distribution is made in contravention of Section 7.06 of the Credit Agreement, such Grantor, shall hold the same segregated and in trust for the Administrative Agent until paid to the Administrative Agent in accordance with Section 4.1.5.

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SECTION 2.5. Security Interest Absolute, etc. This Security Agreement shall in all respects be a continuing grant of security interest, and shall remain in full force and effect until the Termination Date has occurred. All rights of the Secured Parties and the security interests granted to the Administrative Agent (for its benefit and the ratable benefit of each other Secured Party) hereunder, and all obligations of the Grantors hereunder, shall, in each case, be absolute and unconditional irrespective of:

(a) any lack of validity, legality or enforceability of any Loan Document;

(b) the failure of any Secured Party (i) to assert any claim or demand or to enforce any right or remedy against any Loan Party or any other Person (including any other Grantor) under the provisions of any Loan Document or otherwise, or (ii) to exercise any right or remedy against any other guarantor (including any other Grantor) of, or Collateral securing, any Secured Obligations;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any part of the Secured Obligations, or any other extension, compromise or renewal of any Secured Obligations;

(d) any reduction, limitation, impairment or termination of any Secured Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Grantor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, compromise, unenforceability of, or any other event or occurrence affecting, any Secured Obligations or otherwise (other than the occurrence of the Termination Date);

(e) any amendment to, rescission, waiver, or other modification of, or any consent to or departure from, any of the terms of any Loan Document;

(f) any addition, exchange or release of any Collateral or of any Grantor of the Secured Obligations, or any surrender or non-perfection of any Collateral; or

(g) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any Grantor (other than the occurrence of the Termination Date).

SECTION 2.6. Postponement of Subrogation. Each Grantor agrees that it will not exercise any rights against another Grantor which it may acquire by way of rights of subrogation under any Loan Document to which it is a party until the Termination Date. No Grantor shall seek or be entitled to seek any contribution or reimbursement from any Loan Party, in respect of any payment made under any Loan Document or otherwise, until the Termination Date. Any amount paid to such Grantor on account of any such exercise of subrogation rights prior to the Termination Date shall be held in trust for the benefit of the Secured Parties and shall promptly (but in any event within five (5) Business Days) be paid and turned over to the Administrative Agent for the benefit of the Secured Parties in the form received by such Grantor (duly endorsed in favor of the Administrative Agent, if required), to be credited and applied against the Secured Obligations, whether matured or unmatured, in accordance with Section 6.1.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES

In order to induce the Secured Parties to enter into the Credit Agreement and make Loans and issue Letters of Credit thereunder, and to induce the Secured Parties to enter into Secured Hedge Agreements and Secured Cash Management Agreements, the Grantors represent and warrant to each Secured Party as set forth below.

SECTION 3.1. As to Equity Interests of the Pledgors’ Subsidiaries, Investment Property.

(a) With respect to any direct Subsidiary of any Grantor that is

(i) a corporation, business trust, joint stock company or similar Person, all Pledged Equity Interests issued by such Subsidiary are duly authorized and validly issued, fully paid and non-assessable (or equivalent thereof to the extent applicable in the jurisdiction in which Pledged Equity Interests are issued), and, in the case of any such Subsidiary that is a Domestic Subsidiary, represented by one or more certificates;

(ii) a limited liability company organized under the laws of any State of the U.S., the Pledged Equity Interest issued by such Subsidiary expressly provides that such Equity Interests are securities within the meaning of and governed by Article 8 of the UCC; or

(iii) a partnership or limited liability company, no Pledged Equity Interests issued by such Subsidiary (A) are dealt in or traded on securities exchanges or in securities markets, or (B) are held in a Securities Account, except, with respect to this clause (a)(iii), Pledged Equity Interests (x) for which the Administrative Agent is the registered owner or (y) that are subject to a Control Agreement entered into by such Grantor, the Administrative Agent and the applicable securities intermediary.

(b) Each Grantor has delivered all Certificated Securities constituting Collateral held by such Grantor on the Closing Date to the Administrative Agent, together with duly executed undated blank stock powers, or other equivalent instruments of transfer acceptable to the Administrative Agent.

(c) With respect to Uncertificated Securities constituting Collateral (other than Uncertificated Securities credited to a Securities Account) owned by any Grantor, such Grantor has used commercially reasonable efforts to cause the issuer thereof either to (i) register the Administrative Agent as the registered owner of such security or (ii) agree in an authenticated record with such Grantor and the Administrative Agent that such issuer will comply with instructions with respect to such security originated by the Administrative Agent without further consent of such Grantor.

(d) The percentage of the issued and outstanding Pledged Equity Interests of each Subsidiary pledged by each Grantor hereunder is set forth on Schedule I.

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SECTION 3.2. Grantor Name, Location, etc.

(a) Each Grantor’s jurisdiction of organization or incorporation is set forth in Item A of Schedule II.

(b) The location of each Grantor’s chief executive office or principal place of business as of the date hereof is set forth in Item B of Schedule II.

(c) The Grantors do not have any trade names as of the date hereof other than those set forth in Item C of Schedule II hereto.

(d) During the twelve months preceding the date hereof, no Grantor has had a legal name different from the one set forth on the signature page hereto, except as set forth in Item D of Schedule II hereto.

(e) Each Grantor’s federal taxpayer identification number is set forth in Item E of Schedule II hereto.

(f) No Grantor is a party to any federal, state or local government contract except as set forth in Item F of Schedule II hereto.

(g) No Grantor maintains any Deposit Accounts, Securities Accounts or Commodity Accounts with any Person, in each case, except as set forth on Item G of Schedule II.

(h) No Grantor is the beneficiary of any letters of credit with a face amount in excess of $500,000, except as set forth on Item H of Schedule II.

(i) No Grantor has Commercial Tort Claims (x) in which a suit has been filed by such Grantor and (y) where the amount of damages reasonably expected to be claimed by such Grantor exceeds the Threshold Amount, except as set forth on Item I of Schedule II.

(j) The name of each Grantor set forth on the signature page attached hereto is the true and correct legal name (as defined in the UCC) of such Grantor as of the date hereof.

(k) Each Grantor has obtained a legal, valid and enforceable consent of each issuer of any letter of credit of which it is the beneficiary to the assignment of the Proceeds of such letter of credit to the Administrative Agent and no Grantor has consented to, and is otherwise aware of, any Person (other than the Administrative Agent pursuant hereto) having control (within the meaning of Section 9-107 of the UCC) over, or any other interest in any of such Grantor’s rights in respect thereof.

SECTION 3.3. Ownership, No Liens, etc. Each Grantor has rights in or the power to transfer the Collateral, and each Grantor owns each item of the Collateral free and clear of any Lien, except for any security interest created by this Security Agreement and, except in the case of the Pledged Equity Interests, Permitted Liens. To the knowledge of the Grantors, no effective

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financing statement or other filing similar in effect covering all or any part of the Collateral is on file in any recording office, except those filed in favor of the Administrative Agent relating to this Security Agreement, Permitted Liens (but only in the case of Collateral other than the Pledged Equity Interests) or as to which a duly authorized termination statement relating to such financing statement or other instrument has been delivered to the Administrative Agent on the Closing Date.

SECTION 3.4. Possession of Inventory, Control; etc.

(a) Each Grantor has, and agrees that it will maintain possession of its Documents, Instruments, Promissory Notes, Goods, Equipment and Inventory that are not Excluded Property, other than (i) Equipment and Inventory in transit in the ordinary course of business, (ii) Equipment and Inventory that is in the possession or control of a warehouseman, bailee agent or other Person (other than a Person controlled by or under common control with the applicable Grantor) that has been notified of the security interest created in favor of the Secured Parties pursuant to this Security Agreement, and has authenticated a record acknowledging that it holds possession of such Collateral for the Secured Parties’ benefit and waives any Lien held by it against such Collateral, (iii) Instruments or Promissory Notes that have been delivered to the Administrative Agent pursuant to Section 3.5 and (iv) Equipment and Inventory not in excess of $250,000 in the aggregate at any time. In the case of Equipment or Inventory described in clause (ii) above, to the best of each Grantor’s knowledge, no lessor or warehouseman of any premises or warehouse upon or in which such Equipment or Inventory is located has (i) issued any warehouse receipt or other receipt in the nature of a warehouse receipt in respect of any such Equipment or Inventory, (ii) issued any Document to any third party for any such Equipment or Inventory, (iii) received notification of any secured party’s interest (other than the security interest granted hereunder) in any such Equipment or Inventory or (iv) any Lien on any such Equipment or Inventory other than a Permitted Lien.

(b) Each Grantor is the sole entitlement holder of its Securities Accounts and Commodities Accounts and no other Person (other than the Administrative Agent pursuant to this Security Agreement or any other Person with respect to Permitted Liens) has control or possession of, or any other interest in, any of such accounts or any other securities or property credited thereto.

SECTION 3.5. Negotiable Documents, Instruments and Chattel Paper. Each Grantor has delivered to the Administrative Agent possession of all originals of all Documents, Instruments, Promissory Notes, and tangible Chattel Paper with a value in excess of $500,000 that constitute Collateral and that are owned or held by such Grantor on the Closing Date duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 3.6. Intellectual Property Collateral.

(a) In respect of the Intellectual Property Collateral:

(i) Item A of Schedule III hereto contains a complete and accurate list of all issued and applied-for Patents owned by each Grantor, and Item B of Schedule III hereto contains a complete and accurate list of all Patent Licenses.

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(ii) Item A of Schedule IV hereto contains a complete and accurate list all registered and applied-for Trademarks owned by each Grantor, and Item B of Schedule IV hereto contains a complete and accurate list all Trademark Licenses.

(iii) Item A of Schedule V hereto contains a complete and accurate list of all registered and applied-for Copyrights owned by each Grantor, and Item B of Schedule V hereto contains a complete and accurate list of all Copyright Licenses, including an indication of which of those Copyright Licenses are exclusive licenses granted to such Grantor in respect of any Copyright that is registered with the United States Copyright Office.

(b) Except as disclosed on Schedules III through V, in respect of each Grantor:

(i) Each Grantor is the sole and exclusive owner of the entire and right, title and interest in and to the Owned Intellectual Property Collateral (except for Permitted Liens), and owns, licenses or otherwise has the right to use all Intellectual Property Collateral. All Owned Intellectual Property is held free and clear of any liens, encumbrances or security interests in favor of any third party (except for Permitted Liens). To the Grantors’ knowledge, the Owned Intellectual Property Collateral is subsisting and in full force, and has not been abandoned or adjudged invalid or unenforceable, in whole or in part. No third party has asserted any claim in writing challenging the ownership, use, protectabillity, registrability, validity or enforceability of any Owned Intellectual Property Collateral, and to the Grantors’ knowledge, there is no valid basis for any such claims.

(ii) Each Grantor owns, licenses, or otherwise has the right to use all Intellectual Property Collateral. To each Grantor’s knowledge, the Grantors’ use of the Intellectual Property Collateral does not infringe upon the rights of any third party in any material respect. No third party has asserted any claim in writing that the Grantors’ use of the Intellectual Property Collateral infringes, misappropriates, dilutes, misuses, or otherwise violates its intellectual property rights, and to the Grantors’ knowledge, there is no valid basis for any such claims.

(iii) To each Grantor’s knowledge, each Grantor has made all necessary filings and recordations with the United States Patent and Trademark Office and corresponding offices in other jurisdictions in the world to maintain all material Owned Intellectual Property Collateral, and to prevent any material Owned Intellectual Property Collateral from becoming forfeited, abandoned, dedicated to the public, invalidated or impaired in any way, except to the extent that such Grantor (A) reasonably and in good faith determines that the relevant Owned Intellectual Property Collateral is no longer material to the Grantor’s business as it is then currently conducted, or (B) reasonably and in good faith determines that taking such actions would be commercially impracticable.

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(iv) No action by any Grantor is currently pending or threatened in writing which asserts that any third party is infringing, misappropriating, diluting, misusing or otherwise violating any Owned Intellectual Property Collateral and, to such Grantor’s knowledge, no third party is infringing upon, misappropriating, diluting, misusing or otherwise violating any Intellectual Property owned or used by such Grantor in any material respect, or any of its respective licensees.

(v) No settlement or consents, covenants not to sue, nonassertion assurances, or releases have been entered into by any Grantor or to which any Grantor is bound that adversely affects its rights to own or use any Intellectual Property Collateral.

(vi) Each Grantor has executed and delivered to the Administrative Agent, Intellectual Property Collateral security agreements for all Copyrights, Patents and Trademarks owned by such Grantor, including all Copyrights, Patents and Trademarks on Schedules III, IV or V (as such schedules may be amended or supplemented from time to time).

(vii) To the Grantors’ knowledge, the consummation of the transactions contemplated by the Credit Agreement and this Security Agreement will not result in the termination or material impairment of any of the Intellectual Property Collateral.

SECTION 3.7. Validity, etc.

(a) The security interests granted pursuant to this Security Agreement are valid security interests in the Collateral securing the payment of the Secured Obligations.

(b) Upon the filing of UCC-1 financing statements (collectively, the “Filing Statements”) in the appropriate filing office in each Grantor’s jurisdiction of organization as set forth in Item A of Schedule II and the payment of any related filing fees, the security interests created under this Security Agreement shall constitute perfected security interests in the Collateral described on such Filing Statements in favor of the Administrative Agent on behalf of the Secured Parties to the extent that a security interest therein may be perfected by filing pursuant to the relevant UCC, prior to all other Liens, except for Permitted Liens.

SECTION 3.8. Authorization, Approval, etc. Except as (i) have been obtained or made (or are obtained or made in connection herewith) and are in full force and effect or (ii) may be required in connection with the exercise of remedies under the Loan Documents by any Secured Party, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or, except as would not reasonably be expected to have a Material Adverse Effect, any other third party, is required either

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(a) for the grant by the Grantors of the security interest granted hereunder or for the execution, delivery and performance of this Security Agreement by the Grantors; or

(b) for the perfection or maintenance of the security interests hereunder including the first priority (subject to Permitted Liens that are senior by operation of law (in which case such security interest shall be second in priority of right only to the Permitted Liens until the obligations secured by such Permitted Liens have been satisfied)) nature of such security interest (except with respect to the Filing Statements or, with respect to Intellectual Property Collateral, the recordation of any agreements with the United States Patent and Trademark Office or the United States Copyright Office).

SECTION 3.9. Best Interests. It is in the best interests of each Grantor to execute this Security Agreement inasmuch as such Grantor will, as a result of being a Subsidiary of the Parent and/or of the Company, derive substantial direct and indirect benefits from the Loans made from time to time to, and Letters of Credit issued from time to time for the account of, the Parent and to the Company by the Lenders pursuant to the Credit Agreement and the execution and delivery of Secured Hedge Agreements and Secured Cash Management Agreements among the Loan Parties and certain Secured Parties, and each Grantor agrees that the Secured Parties are relying on this representation in agreeing to make such Loans and other extensions of credit pursuant to the Loan Documents to the Borrowers.

ARTICLE IV

COVENANTS

Each Grantor covenants and agrees that, until the Termination Date, such Grantor will perform, comply with and be bound by the obligations set forth below.

SECTION 4.1. As to Investment Property; Deposit Accounts; Securities.

SECTION 4.1.1. Equity Interests of the Pledgors’ Subsidiaries. No Grantor will allow any of its Subsidiaries:

(a) that is a corporation, business trust, joint stock company or similar Person, to issue Uncertificated Securities (other than any Subsidiary that is not a Domestic Subsidiary);

(b) that is a partnership or limited liability company, to (i) issue Equity Interests that are to be dealt in or traded on securities exchanges or in securities markets, (ii) fail to expressly provide in its Organization Documents that its Equity Interests are securities within the meaning of and governed by Article 8 of the UCC, or (iii) place such Subsidiary’s Equity Interests in a Securities Account, except, with respect to this clause (b), Equity Interests (x) for which the Administrative Agent is the registered owner or (y) that are subject to a Control Agreement entered into by such Grantor, the Administrative Agent and the applicable securities intermediary; and

(c) to issue Equity Interests in addition to or in substitution for the Equity Interests pledged hereunder, except to such Grantor (and such Equity Interests are

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immediately pledged and delivered to the Administrative Agent pursuant to the terms of this Security Agreement) or to the extent that such issuance is not prohibited by the Credit Agreement.

SECTION 4.1.2. Certificated and Uncertificated Securities.

(a) Such Grantor will deliver all Certificated Securities that constitute Collateral owned or held by such Grantor to the Administrative Agent, together with duly executed undated blank stock powers, or other equivalent instruments of transfer reasonably acceptable to the Administrative Agent.

(b) Such Grantor will use its commercially reasonable efforts to cause the issuer of any and all Uncertificated Securities (other than Uncertificated Securities credited to a Securities Account) constituting Investment Property and Collateral owned or held by such Grantor, to either (i) register the Administrative Agent as the registered owner thereof on the books and records of the issuer or (ii) execute a Control Agreement relating to such Investment Property pursuant to which the issuer agrees to comply with the Administrative Agent’s instructions with respect to such Uncertificated Securities without further consent by such Grantor.

SECTION 4.1.3. Deposit Accounts, Securities Accounts and Commodities Accounts. Such Grantor will,

(a) maintain all of its Deposit Accounts (other than Excluded Accounts) only with the Administrative Agent, provided that, with respect to any such account existing on the Closing Date and identified in Item G of Schedule II, such Grantor shall (x) use its commercially reasonable efforts to cause the depositary institution at which such accounts are located to execute a Control Agreement pursuant to which, upon the occurrence and during the continuance of an Event of Default, such depositary institution agrees to comply with the Administrative Agent’s instructions with respect to such accounts and the funds on deposit therein without further consent by such Grantor or (y) close such accounts and transfer any funds on deposit therein to an account at the Administrative Agent, in each case within sixty (60) days of the Closing Date; and

(b) following the occurrence and during the continuance of a Specified Default, at the request of the Administrative Agent or the Required Lenders, use its commercially reasonable efforts to cause the intermediary maintaining any Securities Accounts, Commodity Accounts, Commodity Contracts or Security Entitlements constituting Investment Property owned or held by any Grantor (other than Excluded Accounts), to execute a Control Agreement relating to such Investment Property.

SECTION 4.1.4. Negotiable Documents, Instruments and Chattel Paper. Each Grantor agrees that it will, promptly following receipt thereof, deliver to the Administrative Agent possession of all originals of negotiable Documents, Instruments, Promissory Notes and Chattel Paper with a value in excess of $500,000 that it acquires following the Closing Date duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Administrative Agent. No Grantor shall create any

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tangible Chattel Paper with a value in excess of $500,000 without placing a legend on such tangible Chattel Paper reasonably acceptable to the Administrative Agent indicating that the Administrative Agent has a security interest in such Chattel Paper.

SECTION 4.1.5. Distributions; Voting Rights; etc. Each Grantor agrees that, upon not less than five (5) Business Days’ prior written notice from the Administrative Agent, which notice shall contain a request therefor by the Administrative Agent, upon the occurrence and during the continuance of a Specified Default:

(a) such Grantor shall promptly deliver (properly endorsed where required hereby or requested by the Administrative Agent) to the Administrative Agent all Distributions with respect to Investment Property, all interest, principal, other cash payments on Payment Intangibles, and all Proceeds of the Collateral, in each case that is Collateral and thereafter received by such Grantor, all of which shall be held by the Administrative Agent as additional Collateral;

(b) so long as the Administrative Agent has given such Grantor not less than five (5) Business Days’ prior written notice of the Administrative Agent’s intention to exercise its voting power under this clause, the Administrative Agent may exercise (to the exclusion of such Grantor) the voting power and all other incidental rights of ownership with respect to any Investment Property constituting Collateral and such Grantor hereby grants the Administrative Agent an irrevocable proxy, exercisable only upon the occurrence and during the continuance of a Specified Default, to vote such Investment Property; and

(c) such Grantor shall promptly execute and deliver to the Administrative Agent such proxies and other instruments as the Administrative Agent may reasonably request in order to permit the Administrative Agent to exercise the voting power and all other incidental rights of ownership with respect to any Investment Property constituting Collateral that it may be entitled to exercise pursuant to this Security Agreement.

All dividends, Distributions, interest, principal, cash payments, Payment Intangibles and Proceeds that are Collateral and may at any time and from time to time be held by such Grantor, but which such Grantor is then obligated to deliver to the Administrative Agent pursuant to clause (a) above, shall, until delivery to the Administrative Agent, be held by such Grantor separate and apart from its other property and in trust for the Administrative Agent. The Administrative Agent agrees that unless a Specified Default shall have occurred and be continuing and the Administrative Agent shall have given the notice referred to in this Section 4.1.5, such Grantor will have the exclusive voting power with respect to any Investment Property constituting Collateral; provided that no vote shall be cast, or consent, waiver, or ratification given, or action taken by such Grantor that would impair the security interests granted to the Secured Parties hereunder in such Collateral or violate any provision of any Loan Document.

SECTION 4.1.6. Continuous Pledge. Each Grantor will at all times maintain the security interest granted in any Investment Property constituting Collateral pursuant to this Security Agreement in favor of the Administrative Agent on behalf of the Secured Parties as a perfected first-priority security interest (subject to Permitted Liens, except in the case of the Pledged Equity Interests).

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SECTION 4.2. Change of Name, etc. No Grantor will change its name or jurisdiction of incorporation or organization or federal taxpayer identification number except upon not less than 30 days’ prior written notice to the Administrative Agent.

SECTION 4.3. As to Accounts.

(a) Each Grantor shall have the right to collect all Accounts so long as no Specified Default shall have occurred and be continuing. No Grantor shall take or omit to take any action which would result in any material impairment of any Payment Intangible or other Instrument constituting Collateral.

(b) Upon (i) the occurrence and during the continuance of a Specified Default and (ii) the delivery of not less than five (5) Business Days’ prior written notice by the Administrative Agent to each Grantor, all Proceeds of Collateral received by such Grantor shall be delivered in kind to the Administrative Agent for deposit in a Deposit Account of such Grantor maintained with the Administrative Agent (together with any other Accounts pursuant to which any portion of the Collateral is deposited with the Administrative Agent but excluding any Excluded Account, the “Collateral Accounts”), and such Grantor shall not commingle any such Proceeds, and shall hold separate and apart from all other property, all such Proceeds in express trust for the benefit of the Administrative Agent until delivery thereof is made to the Administrative Agent.

(c) Upon (i) the occurrence and during the continuance of a Specified Default and (ii) the delivery of prior written notice by the Administrative Agent to each Grantor, the Administrative Agent shall have the right to apply any amount in the Collateral Account to the payment of any Secured Obligations which are then due and payable.

(d) With respect to each of the Collateral Accounts, it is hereby confirmed and agreed that (i) deposits in such Collateral Account are subject to a security interest as contemplated hereby, (ii) such Collateral Account shall be under the control of the Administrative Agent and (iii) the Administrative Agent shall have the sole right of withdrawal over such Collateral Account.

(e) The Administrative Agent will make available to the applicable Grantor all amounts in any Collateral Account upon the request of such Grantor, so long as no Specified Default has occurred and is then continuing (as certified by the applicable Grantor to the Administrative Agent) including upon a cure or waiver of any Specified Default.

SECTION 4.4. As to Intellectual Property Collateral. Each Grantor covenants and agrees to comply with the following provisions as such provisions relate to any Intellectual Property Collateral material to the operations or business of such Grantor:

(a) Grantors shall not perform or fail to perform any act whereby any material Owned Intellectual Property Collateral may lapse or become abandoned or dedicated to

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the public or unenforceable, unless such Grantor (A) reasonably and in good faith determines that the relevant Owned Intellectual Property Collateral is no longer material to the Grantor’s business as it is then currently conducted, or (B) reasonably and in good faith determines that the maintenance of such Owned Intellectual Property Collateral would be commercially impracticable.

(b) Concurrently with the delivery of the financial statements described in Section 6.01(g) of the Credit Agreement (or 6.01(e) of the Credit Agreement in the case of the annual financial statements), in the event that any Grantor has filed any new application to register any Patent, Trademark or Copyright, or has obtained any ownership interest in any Patent, Trademark or Copyright, in each case, since the most recent date on which such financial statements were delivered, each Grantor shall deliver to the Administrative Agent a duly executed Patent Security Agreement, Trademark Security Agreement or Copyright Security Interest in the form of Exhibit A, Exhibit B or Exhibit C, as applicable, with respect to each such new registration or ownership interest. In each case such Grantor shall execute and deliver to the Administrative Agent any other document required to acknowledge or register, record or perfect the Administrative Agent’s interest in any part of such item of Intellectual Property unless such Grantor shall determine in good faith using its commercially reasonable business judgment (with the consent of the Administrative Agent) that any such Intellectual Property is not material and is of negligible economic value to such Grantor.

(c) Each Grantor shall take all necessary steps, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office and corresponding offices in other countries of the world, to maintain and pursue any application (and to obtain the relevant registration) filed with respect to, and to maintain any registration of, the Owned Intellectual Property Collateral, including the filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings and the payment of fees and taxes, unless (i) such Grantor shall reasonably and in good faith determine (x) that any of such Owned Intellectual Property Collateral is of negligible economic value to such Grantor and (y) that the loss of such Owned Intellectual Property Collateral would not have a Material Adverse Effect on the business, or (ii) such Grantor shall reasonably and in good faith determine that the maintenance of such Owned Intellectual Property Collateral would be commercially impracticable.

SECTION 4.5. As to Letter-of-Credit Rights.

(a) Upon any Grantor becoming the beneficiary of a letter of credit with a face amount in excess of $500,000 that is not a Supporting Obligation of any other Collateral, such Grantor will (i) use commercially reasonable efforts to cause the issuer of such letter of credit and each nominated person (if any) with respect thereto to consent to the assignment by such Grantor to the Administrative Agent of the Proceeds thereof in a consent agreement in form and substance reasonably satisfactory to the Administrative Agent and (ii) deliver written evidence of such consent to the Administrative Agent.

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(b) Upon the occurrence and during the continuance of a Specified Default, such Grantor will, promptly upon request by the Administrative Agent, (i) notify (and such Grantor hereby authorizes the Administrative Agent to notify) the issuer and each nominated person with respect to each of the letters of credit described in clause (a) above of the occurrence of such Specified Default and direct such Person to make any payments under any such letter of credit to be made to a Collateral Account for application by the Administrative Agent to any Secured Obligations which are then due and payable and (ii) use commercially reasonable efforts to arrange for the Administrative Agent to become the transferee beneficiary of such letter of credit.

SECTION 4.6. As to Commercial Tort Claims. Each Grantor covenants and agrees that, until the Termination Date, with respect to any Commercial Tort Claim in excess of the Threshold Amount individually or in the aggregate hereafter arising, it shall deliver to the Administrative Agent a supplement to this Agreement in form and substance reasonably satisfactory to the Administrative Agent, together with all supplements to schedules thereto identifying such new Commercial Tort Claims and take all such action reasonably requested by the Administrative Agent to grant to the Administrative Agent and perfect a security interest in such Commercial Tort Claim.

SECTION 4.7. Electronic Chattel Paper and Transferable Records. If any Grantor at any time holds or acquires an interest in any electronic chattel paper or any “transferable record,” as that term is defined in Section 201 of the U.S. Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the U.S. Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, with a value in excess of the Threshold Amount, such Grantor shall promptly notify the Administrative Agent thereof and, at the reasonable request of the Administrative Agent, shall take such action as the Administrative Agent may request to vest in the Administrative Agent control under Section 9-105 of the UCC of such electronic chattel paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Administrative Agent agrees with such Grantor that the Administrative Agent will arrange, pursuant to procedures reasonably satisfactory to the Administrative Agent and so long as such procedures will not result in the Administrative Agent’s loss of control, for the Grantor to make alterations to the electronic chattel paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the U.S. Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the U.S. Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such electronic chattel paper or transferable record.

SECTION 4.8. Further Assurances, etc. Each Grantor agrees that, from time to time at its own expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that the Administrative Agent may reasonably request, in order to perfect, preserve and protect any security interest granted or purported to be granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, such Grantor will

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(a) from time to time upon the reasonable request of the Administrative Agent, promptly deliver to the Administrative Agent such stock powers, instruments and similar documents, in form and substance to the reasonably satisfactory Administrative Agent, with respect to such Collateral and will, after the occurrence and during the continuance of any Specified Default, upon not less than five (5) Business Days’ prior written notice from the Administrative Agent, transfer any securities constituting Collateral into the name of any nominee designated by the Administrative Agent;

(b) file (and hereby authorize the Administrative Agent to file) such Filing Statements or continuation statements, or amendments thereto, and such other instruments or notices (including any assignment of claim form under or pursuant to the federal assignment of claims statute, 31 U.S.C. § 3726, any successor or amended version thereof or any regulation promulgated under or pursuant to any version thereof), as may be reasonably necessary or that the Administrative Agent may reasonably request in order to perfect and preserve the security interests and other rights granted or purported to be granted to the Administrative Agent hereby; and

(c) furnish to the Administrative Agent, from time to time at the Administrative Agent’s reasonable request (but not more often than one (1) time during any twelve (12) month period when no Specified Default is continuing), statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral, all in reasonable detail.

With respect to the foregoing and the grant of the security interest hereunder, each Grantor hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral; and to make all relevant filings with the United States Patent and Trademark Office, the United States Copyright Office and corresponding offices in other countries of the world in respect of the Intellectual Property Collateral. Each Grantor agrees that a carbon, photographic or other reproduction of this Security Agreement or any UCC financing statement covering the Collateral or any part thereof shall be sufficient as a UCC financing statement where permitted by Law. Each Grantor hereby authorizes the Administrative Agent to file financing statements describing as the collateral covered thereby “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the Collateral described in this Security Agreement.

ARTICLE V

THE ADMINISTRATIVE AGENT

SECTION 5.1. Administrative Agent Appointed Attorney-in-Fact. Each Grantor hereby irrevocably appoints the Administrative Agent its attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time in the Administrative Agent’s discretion, following the occurrence and during the continuance of a Specified Default, to take any action and to execute any instrument which the Administrative Agent may deem necessary or advisable to carry out the terms of this Security Agreement, including:

(a) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

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(b) to receive, endorse, and collect any drafts or other Instruments, Documents and Chattel Paper, in connection with clause (a) above;

(c) to file any claims or take any action or institute any proceedings which the Administrative Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Administrative Agent with respect to any of the Collateral; and

(d) to perform the affirmative obligations of such Grantor hereunder.

Each Grantor hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this Section is irrevocable until the Termination Date and coupled with an interest.

SECTION 5.2. Administrative Agent Has No Duty. The powers conferred on the Administrative Agent hereunder are solely to protect its interest (on behalf of the Secured Parties) in the Collateral and shall not impose any duty on it to exercise any such powers. Except for reasonable care of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral or responsibility for

(a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Investment Property, whether or not the Administrative Agent has or is deemed to have knowledge of such matters, or

(b) taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

SECTION 5.3. Reasonable Care. The Administrative Agent is required to exercise reasonable care in the custody and preservation of any of the Collateral in its possession; provided that the Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral, if it takes such action for that purpose as each Grantor reasonably requests in writing at times other than upon the occurrence and during the continuance of any Specified Default, but failure of the Administrative Agent to comply with any such request at any time shall not in itself be deemed a failure to exercise reasonable care.

ARTICLE VI

REMEDIES

SECTION 6.1. Certain Remedies. If any Specified Default shall have occurred and be continuing:

(a) The Administrative Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral) and also may, to the extent permitted by applicable Laws:

(i) take possession of any Collateral not already in its possession without demand and without legal process;

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(ii) require each Grantor to, and each Grantor hereby agrees that it will, at its expense and upon request of the Administrative Agent forthwith, assemble all or part of the Collateral as directed by the Administrative Agent and make it available to the Administrative Agent at a place to be designated by the Administrative Agent that is reasonably convenient to both parties,

(iii) enter onto the property where any Collateral is located and take possession thereof without demand and without legal process;

(iv) without notice except as specified below, lease, license, sell or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable. Each Grantor agrees that, to the extent notice of sale shall be required by Law, at least ten days’ prior notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b) All cash Proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral pursuant to this Section 6.1 shall be applied by the Administrative Agent against all or any part of the Secured Obligations as set forth in Section 8.03 of the Credit Agreement.

(c) The Administrative Agent may, to the extent permitted by applicable Laws:

(i) subject to Section 4.1.5 with respect to any Investment Property constituting Collateral, transfer all or any part of the Collateral into the name of the Administrative Agent or its nominee, with or without disclosing that such Collateral is subject to the Lien hereunder,

(ii) notify the parties obligated on any of the Collateral to make payment to the Administrative Agent of any amount due or to become due thereunder,

(iii) withdraw, or cause or direct the withdrawal, of all funds with respect to the Collateral Account;

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(iv) enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto,

(v) endorse any checks, drafts, or other writings in any Grantor’s name to allow collection of the Collateral,

(vi) take control of any Proceeds of the Collateral, and

(vii) execute (in the name, place and stead of any Grantor upon not less than five (5) Business Days’ prior written notice to such Grantor) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral.

(d) Without limiting the foregoing, in respect of the Intellectual Property Collateral:

(i) upon the request of the Administrative Agent, each Grantor shall execute and deliver to the Administrative Agent an assignment or assignments of the Intellectual Property Collateral, subject (in the case of any licenses thereunder) to any valid and enforceable requirements to obtain consents from any third parties, and such other documents as are necessary or appropriate to carry out the intent and purposes hereof;

(ii) each Grantor agrees that the Administrative Agent may file applications and maintain registrations for the protection of the Intellectual Property Collateral and/or bring suit in the name of such Grantor, the Administrative Agent or any Secured Party to enforce the Intellectual Property Collateral and any licenses thereunder and, upon the request of the Administrative Agent, each Grantor shall use all commercially reasonable efforts to assist with such filing or enforcement (including the execution of relevant documents); and

(iii) in the event that the Administrative Agent elects not to make any filing or bring any suit as set forth in clause (ii), each Grantor shall, upon the request of Administrative Agent, use all commercially reasonable efforts, whether through making appropriate filings or bringing suit or otherwise, to protect, enforce and prevent the infringement, misappropriation, dilution, unauthorized use or other violation of the Intellectual Property Collateral.

SECTION 6.2. Compliance with Restrictions. Each Grantor agrees that in any sale of any of the Collateral whenever a Specified Default shall have occurred and be continuing, the Administrative Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is reasonably necessary in order to avoid any violation of applicable Law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for

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investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any Governmental Authority or official, and such Grantor further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Administrative Agent be liable nor accountable to such Grantor for any discount allowed by the reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.

SECTION 6.3. Protection of Collateral. The Administrative Agent may from time to time, at its option, (a) perform any act which any Grantor fails to perform after being requested in writing so to perform (it being understood that no such request need be given after the occurrence and during the continuance of a Specified Default) and (b) take any other action which the Administrative Agent deems reasonably necessary for the maintenance, preservation or protection of any of the Collateral or of its security interest therein and, in each case, the reasonable and documented out-of-pocket expenses of the Administrative Agent incurred in connection therewith shall be payable by such Grantor pursuant to Section 10.04 of the Credit Agreement.

ARTICLE VII

MISCELLANEOUS PROVISIONS

SECTION 7.1. Loan Document. This Security Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof, including Article X thereof.

SECTION 7.2. Binding on Successors, Transferees and Assigns; Assignment. This Security Agreement shall remain in full force and effect until the Termination Date has occurred, shall be binding upon the Grantors and their successors, transferees and assigns and shall inure to the benefit of and be enforceable by each Secured Party and its successors, transferees and assigns; provided that no Grantor may (unless otherwise permitted under the terms of the Credit Agreement or this Security Agreement) assign any of its obligations hereunder without the prior written consent of all Lenders.

SECTION 7.3. Amendments, etc. No amendment to or waiver of any provision of this Security Agreement, nor consent to any departure by any Grantor from its obligations under this Security Agreement, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent (on behalf of the Lenders or the Required Lenders, as the case may be, pursuant to Section 10.01 of the Credit Agreement) and the Grantors and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which such waiver or consent is given.

SECTION 7.4. Notices. All notices and other communications provided for hereunder shall be in writing or by facsimile and addressed, delivered or transmitted to the appropriate party at the address or facsimile number of such party specified in the Credit Agreement or at such other address or facsimile number as may be designated by such party in a notice to the other party. Any notice or other communication, if mailed and properly addressed with postage

25

prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any such notice or other communication, if transmitted by facsimile, shall be deemed given when transmitted and electronically confirmed.

SECTION 7.5. Release of Liens. Upon (a) any Disposition of Collateral not prohibited by the Credit Agreement or (b) the occurrence of the Termination Date, the security interests granted herein shall automatically terminate with respect to (i) such Collateral (in the case of clause (a)) or (ii) all Collateral (in the case of clause (b)), without delivery of any instrument or performance of any act by any party. Upon the occurrence of the Termination Date, this Agreement and all obligations of each Grantor hereunder shall automatically terminate without delivery of any instrument or performance of any act by any party. A Grantor shall automatically be released from its obligations hereunder upon the consummation of any transaction not prohibited by the Credit Agreement as a result of which such Grantor ceases to be a Domestic Subsidiary of any of Parent and any of its Subsidiaries. Upon any such Disposition, other permitted transaction or termination, the Administrative Agent will, at the Grantors’ sole expense, deliver to the Grantors, without any representations, warranties or recourse of any kind whatsoever, all Collateral held by the Administrative Agent hereunder, and execute and deliver to the Grantors such documents as the Grantors shall reasonably request to evidence such termination.

SECTION 7.6. Additional Grantors. Upon the execution and delivery by any other Person of a supplement in the form of Annex I hereto, such Person shall become a “Grantor” hereunder with the same force and effect as if it were originally a party to this Security Agreement and named as a “Grantor” hereunder. The execution and delivery of such supplement shall not require the consent of any other Grantor hereunder, and the rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Security Agreement.

SECTION 7.7. No Waiver; Remedies. In addition to, and not in limitation of Section 2.5, no failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by Law.

SECTION 7.8. Headings. The various headings of this Security Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Security Agreement or any provisions thereof.

SECTION 7.9. Severability. If any provision of this Security Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Security Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

26

SECTION 7.10. Governing Law; Jurisdiction; Etc. (a) GOVERNING LAW. THIS SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH GRANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS SECURITY AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY GRANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH GRANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02 OF THE CREDIT AGREEMENT. EACH FOREIGN OBLIGOR HEREBY IRREVOCABLY APPOINTS THE COMPANY, AS ITS AUTHORIZED AGENT TO RECEIVE ON ITS BEHALF SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT AND CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY SUCH COURTS BY MAILING A COPY THEREOF, BY REGISTERED MAIL, POSTAGE PREPAID, TO

27

SUCH AGENT AT SUCH ADDRESS, AND AGREES THAT SUCH SERVICE, TO THE FULLEST EXTENT PERMITTED BY LAW: (I) SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON IT IN ANY SUCH SUIT, ACTION OR PROCEEDING; AND (II) SHALL BE TAKEN AND HELD TO BE VALID PERSONAL SERVICE UPON AND PERSONAL DELIVERY TO IT. IF ANY AGENT APPOINTED BY ANY PERSON PARTY HERETO REFUSES TO ACCEPT SERVICE, SUCH PERSON HEREBY AGREES THAT SERVICE UPON IT BY MAIL SHALL UPON RECEIPT CONSTITUTE SUFFICIENT NOTICE. NOTHING HEREIN CONTAINED SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF ANY OTHER PERSON PARTY HERETO TO BRING PROCEEDINGS AGAINST SUCH PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

SECTION 7.11. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SECURITY AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 7.12. Counterparts. This Security Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page to this Security Agreement by facsimile or via other electronic means shall be effective as delivery of a manually executed counterpart of this Security Agreement.

SECTION 7.13. Security Agreements. Without limiting any of the rights, remedies, privileges or benefits provided hereunder to the Administrative Agent for its benefit and the ratable benefit of the other Secured Parties, each Grantor and the Administrative Agent hereby agree that the terms and provisions of this Security Agreement in respect of any Collateral subject to the pledge or other Lien of any other Loan Document are, and shall be deemed to be, supplemental and in addition to the rights, remedies, privileges and benefits provided to the Administrative Agent and the other Secured Parties under such other Loan Document and under applicable Law to the extent consistent with applicable Law; provided that, in the event that the terms of this Security Agreement conflict or are inconsistent with the applicable other Loan Document or applicable Law governing such other Loan Document, (a) to the extent that the provisions of such other Loan Document or applicable foreign Law are, under applicable foreign Law, necessary for the creation, perfection or priority of the security interests in the Collateral subject to such Loan Document, the terms of such other Loan Document or such applicable Law shall be controlling and (b) otherwise, the terms hereof shall be controlling.

28

SECTION 7.14. ENTIRE AGREEMENT. THIS SECURITY AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

29

IN WITNESS WHEREOF, each of the parties hereto has caused this Security Agreement to be duly executed and delivered by its Responsible Officer as of the date first above written.

KOFAX, INC., as a Grantor

By:
Name:
Title:

KOFAX HOLDINGS CORPORATION, as a Grantor

By:
Name:
Title:

KOFAX COMPONENTS CORPORATION, as a Grantor

By:
Name:
Title:

KOFAX INTERNATIONAL, INC., as a Grantor

By:
Name:
Title:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

SCHEDULE I

to Security Agreement

Name of Grantor:

Common Stock
Issuer (corporate)	Cert. #	# of Shares	Authorized Shares	Outstanding Shares	% of Shares Pledged

Limited Liability Company Interests
Issuer (limited liability company)	% of Limited Liability Company Interests Pledged	Type of Limited Liability Company Interests Pledged

Partnership Interests
Issuer (partnership)	% of Partnership Interests Owned	% of Partnership Interests Pledged

US Pledge and Security Agreement

SCHEDULE II

to Security Agreement

Item A.	Location of each Grantor.

Name of Grantor:	Location for purposes of UCC:
[GRANTOR]	[LOCATION]

Item B.	Filing locations last five years.

Name of Grantor:	Filing locations last five years
[GRANTOR]	[LOCATION]

Item C.	Trade names.

Name of Grantor:	Trade Names:
[GRANTOR]

Item D.	Merger or other corporate reorganization.

Name of Grantor:	Merger or other corporate reorganization:
[GRANTOR]

Item E.	Taxpayer ID numbers.

Name of Grantor:	Taxpayer ID numbers:
[GRANTOR]

Item F.	Government Contracts.

Name of Grantor:	Description of Contract:
[GRANTOR]

Item G.	Deposit Accounts and Securities Accounts.

Name of Grantor:	Description of Deposit Accounts and Securities Accounts:
[GRANTOR]

Item H.	Letter of Credit Rights.

Name of Grantor:	Description of Letter of Credit Rights:
[GRANTOR]

Item I.	Commercial Tort Claims.

Name of Grantor:	Description of Commercial Tort Claims:
[GRANTOR]

SCHEDULE III

to Security Agreement

Item A. Patents

Issued Patents

Country	Patent No.	Issue Date	Inventor(s)	Title

Pending Patent Applications

Country	Serial No.	Filing Date	Inventor(s)	Title

Item B. Patent Licenses

Country or Territory	Patent	Licensor	Licensee	Effective Date	Expiration Date

SCHEDULE IV

to Security Agreement

Item A. Trademarks

Registered Trademarks

Country	Trademark	Registration No.	Registration Date

Pending Trademark Applications

Country	Trademark	Serial No.	Filing Date

Item B. Trademark Licenses

Country or Territory	Trademark	Licensor	Licensee	Effective Date	Expiration Date

SCHEDULE V

to Security Agreement

Item A. Copyrights/Mask Works

Registered Copyrights/Mask Works

Country	Registration No	Registration Date	Author(s)	Title

Copyright/Mask Work Pending Registration Applications

Country	Serial No.	Filing Date	Author(s)	Title

Item B. Copyright/Mask Work Licenses (including an indication of exclusive Licenses for U.S. registered Copyrights)

Country or Territory	Copyright	Licensor	Licensee	Effective Date	Expiration Date

EXHIBIT A

to Security Agreement

PATENT SECURITY AGREEMENT

This PATENT SECURITY AGREEMENT, dated as of             , 200   (this “Agreement”), is made by [NAME OF GRANTOR], a                           (the “Grantor”), in favor of BANK OF AMERICA, N.A., as the administrative agent (together with its successor(s) thereto in such capacity, the “Administrative Agent”) for each of the Secured Parties.

W I T N E S S E T H :

WHEREAS, pursuant to a Credit Agreement, dated as of [            ], 2011 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Parent, Kofax Switzerland, the Lenders from time to time party thereto, the Administrative Agent and the L/C Issuer, the Lenders have extended Commitments to make Loans to the Borrowers;

[WHEREAS, pursuant to a Guaranty, dated as of the date hereof (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Company Guaranty”), the Company has guaranteed all Obligations of the Parent and of Kofax Switzerland under the Credit Agreement and under any Secured Cash Management Agreements and Secured Hedge Agreements;]1

[WHEREAS, pursuant to a Guaranty, dated as of the date hereof (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Domestic Subsidiary Guaranty”), each of Kofax Holdings, Kofax Components and Kofax International has guaranteed all Obligations of the Borrowers under the Credit Agreement and under any Secured Cash Management Agreements and Secured Hedge Agreements;]2

WHEREAS, in connection with the Credit Agreement, the Grantor has executed and delivered a Pledge and Security Agreement, dated as of [DATE] (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Security Agreement”);

WHEREAS, pursuant to the Credit Agreement and pursuant to clause (e) of Section 4.4 of the Security Agreement, the Grantor is required to execute and deliver this Agreement and to grant to the Administrative Agent a continuing security interest in all of the Patent Collateral (as defined below) to secure all Secured Obligations; and

WHEREAS, the Grantor has duly authorized the execution, delivery and performance of this Agreement; and

[1]	Include if Company is a party.
[2]	Include if any Grantor other than the Company is a party.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor agrees, for the benefit of each Secured Party, as follows:

SECTION 1. Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided in the Security Agreement.

SECTION 2. Grant of Security Interest. The Grantor hereby grants to the Administrative Agent, for its benefit and the ratable benefit of each other Secured Party, a continuing security interest in all of the Grantor’s right, title and interest throughout the world, whether now or hereafter existing or acquired by the Grantor, in and to the following (Patent Collateral”):

(a) inventions and discoveries, whether patentable or not, all letters patent and applications for letters patent throughout the world, including all patent applications in preparation for filing, including all reissues, divisionals, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing (“Patents”), including each Patent and Patent application referred to in Item A of Schedule I;

(b) all Patent licenses, and other agreements for the grant by or to such Grantor of any right to use any items of the type referred to in clause (a) above (each a “Patent License”), including each Patent License referred to in Item B of Schedule I;

(c) the right to sue third parties for past, present and future infringements of any Patent or Patent application, and for breach or enforcement of any Patent License; and

(d) all proceeds of, and rights associated with, the foregoing (including Proceeds, licenses, royalties, income, payments, claims, damages and proceeds of infringement suits).

Notwithstanding the foregoing, Patent Collateral shall not include those items set forth in clauses (i) through (v) of Section 2.1 of the Security Agreement.

SECTION 3. Security Agreement. This Agreement has been executed and delivered by the Grantor for the purpose of registering the security interest of the Administrative Agent in the Patent Collateral with the United States Patent and Trademark Office and corresponding offices in other countries of the world. The security interest granted hereby has been granted as a supplement to, and not in limitation of, the security interest granted to the Administrative Agent for its benefit and the ratable benefit of each other Secured Party under the Security Agreement. The Security Agreement (and all rights and remedies of the Administrative Agent and each Secured Party thereunder) shall remain in full force and effect in accordance with its terms.

SECTION 4. Waiver, etc. The Grantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Secured Obligations, this Agreement and the Security Agreement and any requirement that any Secured Party protect, secure, perfect or insure any Lien, or any property subject thereto, or exhaust any right or take any action against any Grantor or any other Person (including any other Grantor) or entity or any Collateral securing the Secured Obligations, as the case may be. As provided below, this Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York.

SECTION 5. Release of Liens; Termination of Agreement. Upon (a) the Disposition of Patent Collateral in accordance with the Credit Agreement or (b) the occurrence of the Termination Date, the security interests granted herein shall automatically terminate with respect to (i) such Patent Collateral (in the case of clause (a)) or (ii) all Patent Collateral (in the case of clause (b)), without delivery of any instrument or performance of any act by any party. Upon the occurrence of the Termination Date, this Agreement and all obligations of each Grantor hereunder shall automatically terminate without delivery of any instrument or performance of any act by any party. A Grantor shall automatically be released from its obligations hereunder upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Grantor ceases to be a Subsidiary of any of Parent and any of its Subsidiaries. Upon any such Disposition, other permitted transaction or termination, the Administrative Agent will, at the Grantors’ sole expense, deliver to the Grantors, without any representations, warranties or recourse of any kind whatsoever, all Patent Collateral held by the Administrative Agent hereunder, and execute and deliver to the Grantors such documents as the Grantors shall reasonably request to evidence such termination.

SECTION 6. Acknowledgment. The Grantor does hereby further acknowledge and affirm that the rights and remedies of the Administrative Agent with respect to the security interest in the Patent Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein.

SECTION 7. Loan Document. This Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof, including Article X thereof.

SECTION 8. Governing Law, Entire Agreement, etc. THIS SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 9. Counterparts. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or via other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10. ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

*    *    *    *    *

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered by its Responsible Officer as of the date first above written.

[NAME OF GRANTOR]

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

SCHEDULE I

to Patent Security Agreement

Item A. Patents

Issued Patents

Country	Patent No.	Issue Date	Inventor(s)	Title

Pending Patent Applications

Country	Serial No.	Filing Date	Inventor(s)	Title

Item B. Patent Licenses

Country or Territory	Patent	Licensor	Licensee	Effective Date	Expiration Date

EXHIBIT B

to Security Agreement

TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT, dated as of             , 200   (this “Agreement”), is made by [NAME OF GRANTOR], a                           (the “Grantor”), in favor of BANK OF AMERICA, N.A., as the administrative agent (together with its successor(s) thereto in such capacity, the “Administrative Agent”) for each of the Secured Parties.

W I T N E S S E T H :

WHEREAS, pursuant to a Credit Agreement, dated as of [            ], 2011 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Parent, Kofax Switzerland, the Lenders from time to time party thereto, the Administrative Agent and the L/C Issuer, the Lenders have extended Commitments to make Loans to the Borrowers;

[WHEREAS, pursuant to a Guaranty, dated as of the date hereof (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Company Guaranty”), the Company has guaranteed all Obligations of the Parent and of Kofax Switzerland under the Credit Agreement and under any Secured Cash Management Agreements and Secured Hedge Agreements;]3

[WHEREAS, pursuant to a Guaranty, dated as of the date hereof (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Domestic Subsidiary Guaranty”), each of Kofax Holdings, Kofax Components and Kofax International has guaranteed all Obligations of the Borrowers under the Credit Agreement and under any Secured Cash Management Agreements and Secured Hedge Agreements;]4

WHEREAS, in connection with the Credit Agreement, the Grantor has executed and delivered a Pledge and Security Agreement, dated as of [DATE] (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Security Agreement”);

WHEREAS, pursuant to the Credit Agreement and pursuant to clause (e) of Section 4.4 of the Security Agreement, the Grantor is required to execute and deliver this Agreement and to grant to the Administrative Agent a continuing security interest in all of the Trademark Collateral (as defined below) to secure all Secured Obligations; and

WHEREAS, the Grantor has duly authorized the execution, delivery and performance of this Agreement; and

[3]	Include if Company is a party.
[4]	Include if any Grantor other than the Company is a party.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor agrees, for the benefit of each Secured Party, as follows:

SECTION 1. Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided in the Security Agreement.

SECTION 2. Grant of Security Interest. The Grantor hereby grants to the Administrative Agent, for its benefit and the ratable benefit of each other Secured Party, a continuing security interest in all of the Grantor’s right, title and interest throughout the world, whether now or hereafter existing or acquired by the Grantor, in and to the following (the “Trademark Collateral”):

(a) (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, certification marks, collective marks, logos and other source or business identifiers, and all goodwill of the business associated therewith, whether currently in use or not, all registrations and all pending applications in connection therewith, in the United States Patent and Trademark Office and corresponding offices in any other jurisdictions in the world, and any common-law rights relating to the foregoing, and (ii) the right to obtain all reissues, extensions or renewals of the foregoing (collectively referred to as “Trademarks”), including those Trademarks referred to in Item A of Schedule I;

(b) all Trademark licenses and other agreements for the grant by or to such Grantor of any right to use any Trademark (each a “Trademark License”), including each Trademark License referred to in Item B of Schedule I;

(c) all of the goodwill of the business connected with the use of, and symbolized by the Trademarks described in clause (a) and, to the extent applicable, clause (b);

(d) the right to sue third parties for past, present and future infringements or dilution of the Trademarks described in clause (a) and, to the extent applicable, clause (b) or for any injury to the goodwill associated with the use of any such Trademark or for breach or enforcement of any Trademark License; and

(e) all proceeds of, and rights associated with, the foregoing (including Proceeds, licenses, royalties, income, payments, claims, damages and proceeds of infringement suits).

Notwithstanding the foregoing, Trademark Collateral shall not include those items set forth in clauses (i) through (v) of Section 2.1 of the Security Agreement.

SECTION 3. Security Agreement. This Agreement has been executed and delivered by the Grantor for the purpose of registering the security interest of the Administrative Agent in the Trademark Collateral with the United States Patent and Trademark Office and corresponding offices in other countries of the world. The security interest granted hereby has been granted as a supplement to, and not in limitation of, the security interest granted to the Administrative Agent for its benefit and the ratable benefit of each other Secured Party under the Security Agreement. The Security Agreement (and all rights and remedies of the Administrative Agent and each Secured Party thereunder) shall remain in full force and effect in accordance with its terms.

SECTION 4. Waiver, etc. The Grantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Secured Obligations, this Agreement and the Security Agreement and any requirement that any Secured Party protect, secure, perfect or insure any Lien, or any property subject thereto, or exhaust any right or take any action against any Grantor or any other Person (including any other Grantor) or entity or any Collateral securing the Secured Obligations, as the case may be. As provided below, this Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York.

SECTION 5. Release of Liens; Termination of Agreement. Upon (a) the Disposition of Trademark Collateral in accordance with the Credit Agreement or (b) the occurrence of the Termination Date, the security interests granted herein shall automatically terminate with respect to (i) such Trademark Collateral (in the case of clause (a)) or (ii) all Trademark Collateral (in the case of clause (b)), without delivery of any instrument or performance of any act by any party. Upon the occurrence of the Termination Date, this Agreement and all obligations of each Grantor hereunder shall automatically terminate without delivery of any instrument or performance of any act by any party. A Grantor shall automatically be released from its obligations hereunder upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Grantor ceases to be a Subsidiary of any of The Parent and any of its Subsidiaries. Upon any such Disposition, other permitted transaction or termination, the Administrative Agent will, at the Grantors’ sole expense, deliver to the Grantors, without any representations, warranties or recourse of any kind whatsoever, all Trademark Collateral held by the Administrative Agent hereunder, and execute and deliver to the Grantors such documents as the Grantors shall reasonably request to evidence such termination.

SECTION 6. Acknowledgment. The Grantor does hereby further acknowledge and affirm that the rights and remedies of the Administrative Agent with respect to the security interest in the Trademark Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein.

SECTION 7. Loan Document. This Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof, including Article X thereof.

SECTION 8. Governing Law, Entire Agreement, etc. THIS SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 9. Counterparts. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or via other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10. ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

*    *    *    *    *

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered by Responsible Officer as of the date first above written.

[NAME OF GRANTOR]

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

SCHEDULE I

to Trademark Security Agreement

Item A. Trademarks

Registered Trademarks

Country	Trademark	Registration No.	Registration Date

Pending Trademark Applications

Country	Trademark	Serial No.	Filing Date

Item B. Trademark Licenses

Country or Territory	Trademark	Licensor	Licensee	Effective Date	Expiration Date

EXHIBIT C

to Security Agreement

COPYRIGHT SECURITY AGREEMENT

This COPYRIGHT SECURITY AGREEMENT, dated as of             , 200   (this “Agreement”), is made by [NAME OF GRANTOR], a                           (the “Grantor”), in favor of BANK OF AMERICA, N.A., as the administrative agent (together with its successor(s) thereto in such capacity, the “Administrative Agent”) for each of the Secured Parties.

W I T N E S S E T H :

WHEREAS, pursuant to a Credit Agreement, dated as of [            ], 2011 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Parent, Kofax Switzerland, the Lenders from time to time party thereto, the Administrative Agent and the L/C Issuer, the Lenders have extended Commitments to make Loans to the Borrowers;

[WHEREAS, pursuant to a Guaranty, dated as of the date hereof (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Company Guaranty”), the Company has guaranteed all Obligations of the Parent and of Kofax Switzerland under the Credit Agreement and under any Secured Cash Management Agreements and Secured Hedge Agreements;]5

[WHEREAS, pursuant to a Guaranty, dated as of the date hereof (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Domestic Subsidiary Guaranty”), each of Kofax Holdings, Kofax Components and Kofax International has guaranteed all Obligations of the Borrowers under the Credit Agreement and under any Secured Cash Management Agreements and Secured Hedge Agreements;]6

WHEREAS, in connection with the Credit Agreement, the Grantor has executed and delivered a Pledge and Security Agreement, dated as of [DATE] (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Security Agreement”);

WHEREAS, pursuant to the Credit Agreement and pursuant to clause (e) of Section 4.4 of the Security Agreement, the Grantor is required to execute and deliver this Agreement and to grant to the Administrative Agent a continuing security interest in all of the Copyright Collateral (as defined below) to secure all Secured Obligations; and

WHEREAS, the Grantor has duly authorized the execution, delivery and performance of this Agreement; and

[5]	Include if Company is a party.
[6]	Include if any Grantor other than the Company is a party.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor agrees, for the benefit of each Secured Party, as follows:

SECTION 1. Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided in the Security Agreement.

SECTION 2. Grant of Security Interest. The Grantor hereby grants to the Administrative Agent, for its benefit and the ratable benefit of each other Secured Party, a continuing security interest in all of the Grantor’s right, title and interest throughout the world, whether now or hereafter existing or acquired by the Grantor, in and to the following (the “Copyright Collateral”):

(a) all copyrights, registered or unregistered and whether published or unpublished, now or hereafter in force including copyrights registered in the United States Copyright Office and corresponding offices in other countries of the world, all pending applications for registration thereof, and all extensions and renewals of the foregoing (“Copyrights”), including the Copyrights which are the subject of a registration or application referred to in Item A of Schedule I;

(b) all express or implied Copyright licenses and other agreements for the grant by or to such Grantor of any right to use any items of the type referred to in clause (a) above (each a “Copyright License”), including each Copyright License referred to in Item B of Schedule I;

(c) the right to sue for past, present and future infringements of any of the Copyrights owned by such Grantor, and for breach or enforcement of any Copyright License and all extensions and renewals of any thereof; and

(d) all proceeds of, and rights associated with, the foregoing (including Proceeds, licenses, royalties, income, payments, claims, damages and proceeds of infringement suits).

Notwithstanding the foregoing, Copyright Collateral shall not include those items set forth in clauses (i) through (v) of Section 2.1 of the Security Agreement.

SECTION 3. Security Agreement. This Agreement has been executed and delivered by the Grantor for the purpose of registering the security interest of the Administrative Agent in the Copyright Collateral with the United States Copyright Office and corresponding offices in other countries of the world. The security interest granted hereby has been granted as a supplement to, and not in limitation of, the security interest granted to the Administrative Agent for its benefit and the ratable benefit of each other Secured Party under the Security Agreement. The Security Agreement (and all rights and remedies of the Administrative Agent and each Secured Party thereunder) shall remain in full force and effect in accordance with its terms.
SECTION 4. Waiver, etc. The Grantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Secured Obligations, this Agreement and the Security Agreement and any requirement that any Secured Party protect, secure, perfect or insure any Lien, or any property subject thereto, or exhaust any right or take any action against any Grantor or any other Person (including any other Grantor) or entity or any Collateral securing the Secured Obligations, as the case may be. As provided below, this Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York

SECTION 5. Release of Liens; Termination of Agreement. Upon (a) the Disposition of Copyright Collateral in accordance with the Credit Agreement or (b) the occurrence of the Termination Date, the security interests granted herein shall automatically terminate with respect to (i) such Copyright Collateral (in the case of clause (a)) or (ii) all Copyright Collateral (in the case of clause (b)), without delivery of any instrument or performance of any act by any party. Upon the occurrence of the Termination Date, this Agreement and all obligations of each Grantor hereunder shall automatically terminate without delivery of any instrument or performance of any act by any party. A Grantor shall automatically be released from its obligations hereunder upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Grantor ceases to be a Subsidiary of any of The Parent and any of its Subsidiaries. Upon any such Disposition, other permitted transaction or termination, the Administrative Agent will, at the Grantors’ sole expense, deliver to the Grantors, without any representations, warranties or recourse of any kind whatsoever, all Copyright Collateral held by the Administrative Agent hereunder, and execute and deliver to the Grantors such documents as the Grantors shall reasonably request to evidence such termination.

SECTION 6. Acknowledgment. The Grantor does hereby further acknowledge and affirm that the rights and remedies of the Administrative Agent with respect to the security interest in the Copyright Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein.

SECTION 7. Loan Document. This Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof, including Article X thereof.

SECTION 8. Governing Law, Entire Agreement, etc. THIS SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 9. Counterparts. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or via other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10. ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

*    *    *    *    *

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered by its Responsible Officer as of the date first above written.

[NAME OF GRANTOR]

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

SCHEDULE I

to Copyright Security Agreement

Item A. Copyrights/Mask Works

Registered Copyrights/Mask Works

Country	Registration No	Registration Date	Author(s)	Title

Copyright/Mask Work Pending Registration Applications

Country	Serial No.	Filing Date	Author(s)	Title

Item B. Copyright/Mask Work Licenses (including an indication of exclusive Licenses for U.S. registered Copyrights)

Country or Territory	Copyright	Licensor	Licensee	Effective Date	Expiration Date

ANNEX I

to Security Agreement

SUPPLEMENT TO

PLEDGE AND SECURITY AGREEMENT

This SUPPLEMENT, dated as of             ,             (this “Supplement”), is to the Pledge and Security Agreement, dated as of [DATE] (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Security Agreement”), among the Grantors (such term, and other terms used in this Supplement, to have the meanings set forth in Article I of the Security Agreement) from time to time party thereto, in favor of BANK OF AMERICA, N.A., as the administrative agent (together with its successor(s) thereto in such capacity, the “Administrative Agent”) for each of the Secured Parties.

W I T N E S S E T H :

WHEREAS, pursuant to a Credit Agreement, dated as of [            ], 2011 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Parent, Kofax Switzerland, the Lenders from time to time party thereto, the Administrative Agent and the L/C Issuer, the Lenders have extended Commitments to make Loans to the Borrowers;

WHEREAS, pursuant to a Guaranty, dated as of the date hereof (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Domestic Subsidiary Guaranty”), certain Guarantors have guaranteed all Obligations of the Borrowers under the Credit Agreement and under any Secured Cash Management Agreements and Secured Hedge Agreements;

WHEREAS, pursuant to the provisions of Section 7.6 of the Security Agreement, each of the undersigned is becoming a Guarantor under the Domestic Subsidiary Guaranty and a Grantor under the Security Agreement; and

WHEREAS, each of the undersigned desires to become a “Grantor” under the Security Agreement in order to induce the Secured Parties to continue to make Loans and issue Letters of Credit under the Credit Agreement, to induce the Hedge Banks to continue to enter into Secured Hedge Agreements and to induce the Cash Management Banks to continue to enter into Secured Cash Management Agreements;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the undersigned agrees, for the benefit of each Secured Party, as follows.

SECTION 1. Party to Security Agreement, etc. In accordance with the terms of the Security Agreement, by its signature below each of the undersigned hereby irrevocably agrees to become a Grantor under the Security Agreement with the same force and effect as if it were an original signatory thereto and each of the undersigned hereby (a) creates and grants to the

Annex I

Administrative Agent, its successors and assigns, a security interest in all of the undersigned’s right, title and interest in and to the Collateral), (b) agrees to be bound by and comply with all of the terms and provisions of the Security Agreement applicable to it as a Grantor and (c) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct as of the date hereof, unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date. In furtherance of the foregoing, each reference to a “Grantor” and/or “Grantors” in the Security Agreement shall be deemed to include each of the undersigned.

SECTION 2. Representations. Each of the undersigned Grantor hereby represents and warrants that this Supplement has been duly authorized, executed and delivered by it and that this Supplement and the Security Agreement constitute the legal, valid and binding obligation of each of the undersigned, enforceable against it in accordance with its terms.

SECTION 3. Full Force of Security Agreement. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect in accordance with its terms.

SECTION 4. Severability. If any provision of this Supplement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Supplement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 5. Governing Law, Entire Agreement, etc. THIS SUPPLEMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6. Counterparts. This Supplement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page to this Supplement by facsimile or via other electronic means shall be effective as delivery of a manually executed counterpart of this Supplement.

SECTION 7. ENTIRE AGREEMENT. THIS SUPPLEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

*    *    *    *    *

Annex I-2

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered by its Responsible Officer as of the date first above written.

[NAME OF ADDITIONAL SUBSIDIARY]

By:
Name:
Title:

[NAME OF ADDITIONAL SUBSIDIARY]

By:
Name:
Title:

ACCEPTED AND AGREED FOR ITSELF AND ON BEHALF OF THE SECURED PARTIES:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Annex I-3

[COPY SCHEDULES FROM SECURITY AGREEMENT]

Annex I-4

EXHIBIT H

OPINION MATTERS

The matters contained in the following Sections of the Credit Agreement should be covered by the legal opinion:

•	Section 5.01

•	Section 5.02

•	Section 5.03

•	Section 5.04

•	Section 5.06

•	Section 5.14(b)

The matters contained in Section 3.7 of the Domestic Pledge Agreement should be covered by the legal opinion:

Appendix VII to Form

1

Exhibit 21.1

Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction of Incorporation or Organization

Kofax Australia Pty. Ltd.	Australia
Kofax Austria GmbH	Austria
Kofax Benelux NV/SA	Belgium
Kofax Produtos de Imagem DO Brasil Ltda.	Brazil
Kofax Danmark A/S	Demark
Kofax ME FZE	Dubai, United Arab Emirates
Kofax Finland Oy	Finland
Kofax France SAS	France
Kofax Deutschland AG	Germany
Kofax Development GmbH	Germany
Kofax Magyarország Kft.	Hungary
Kofax India Pvt Ltd.	India
Singularity Ltd.	Ireland
Kofax Italia S.r.l.	Italy
Kofax Japan Co. Ltd.	Japan
Kofax Jersey Ltd.	Jersey
Kofax Malaysia Sdn. Bhd.	Malaysia
Kofax Netherlands B.V.	Netherlands
ScanOptic Benelux B.V.	Netherlands
Kofax Northern Ireland Ltd.	Northern Ireland
Kofax Norge AS	Norway
KFX Portugal S.A.	Portugal
Limited Liability Company Kofax	Russia
Kofax Asia Holdings Pte. Ltd	Singapore
Kofax Singapore Pte. Ltd.	Singapore
Kofax Software Iberica S.A.U.	Spain
Kofax South Africa Ltd.	South Africa
Optiinvoice Technology AB	Sweden
Kofax Sverige AB	Sweden
Kofax Holding AG	Switzerland
Kofax Pooling AG	Switzerland
Kofax Schweiz AG	Switzerland
Kofax Development UK Holdings Ltd.	United Kingdom
Kofax Development UK Ltd.	United Kingdom
Kofax Holdings	United Kingdom
Kofax Holdings International Ltd.	United Kingdom
Kofax Investment Ltd.	United Kingdom
Kofax plc	United Kingdom
Kofax Resources Ltd.	United Kingdom
Kofax UK Ltd.	United Kingdom
Kofax US Holdings Ltd.	United Kingdom
Topcall UK Ltd.	United Kingdom
Atalasoft, Inc.	United States (Delaware)
Kofax Components Corporation	United States (Delaware)
Kofax Holdings Corporation	United States (Delaware)
Kofax, Inc.	United States (Delaware)
Kofax International, Inc.	United States (Delaware)
Singularity US Inc.	United States (Delaware)
Kofax Vietnam Co., Ltd.	Vietnam